                                                                     Exhibit 4.5

                          CHARTER, BYLAWS, RULES AND
                                  REGULATIONS

                                    OF THE


                                    CHICAGO
                                BOARD OF TRADE



                               [GRAPHIC OMITTED]


                              As of        , 2001





Copyright Board of Trade of the City of Chicago, Inc. 2001
ALL RIGHTS RESERVED

_____ _, 2001


           AMENDMENTS TO THE CHARTER, BYLAWS, RULES AND REGULATIONS
           --------------------------------------------------------
              OF THE BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
              --------------------------------------------------

                Changes from ________ 1, 2001 to _____ 1, 2001
                ----------------------------------------------


Charter
-------

Amended and Restated Certificate of Incorporation (Effective ______, 2001)

Bylaws
------

Amended and Restated Bylaws (Effective ______, 2001)

Rules and Regulations
---------------------

  I.  Chapter 1 (Government)
      ----------------------

     (Deleted Rules 110.00, 134.00, 156.00, 164.00, 170.00, 181.00, 184.00,
      185.00, 186.00 and 190.00; Deleted Regs. 162.01, 162.03, 162.05, 162.09,
      165.02 and 165.03; Deleted Interpretation adopted April 17, 1996 regarding certain petition procedures)

          Chicago Board of Trade Charter, Bylaws, Rules & Regulations
                               Table of Contents

Copyright

Amendments to the Rules and Regulations - ________ _, 2001 - _____ _, 2001

Charter
Bylaws

Rules & Regulations

Chapter 1 - Government
Chapter 2 - Membership
Chapter 3 - Exchange Floor Operations and Procedures
Chapter 4 - Futures Commission Merchant
Chapter 5 - Disciplinary Proceedings
Chapter 6 - Arbitration of Member Controversies
Chapter 7 - Clearing House, Deposits for Security
Chapter 9 - Definitions
*Chapter 9a - Trading Links
Chapter 9b - e-cbot
Chapter 10 - Grains
Chapter 10c - Corn Futures
Chapter 10s - Soybean Futures
Chapter 11 - Soybean Oil
Chapter 12 - Soybean Meal
Chapter 13 - Oats Futures Options
Chapter 14a - 1,000 Ounce Silver Futures
Chapter 14b - 5,000 Ounce Silver Futures
Chapter 15a - One Kilo Gold Futures
Chapter 15b - 100 Ounce Gold Futures
Chapter 16 - Silver Futures Options
*Chapter 17 - GNMA - CDR
Chapter 18 - U.S. Treasury Bonds
Chapter 19 - Long-Term Municipal Bond Index Futures
Chapter 21 - 30-Day Fed Fund Futures
Chapter 22 - Long-Term Municipal Bond Index Futures Options
Chapter 23 - Short Term U.S. T-Notes (2-Year)
Chapter 24 - Long Term T-Notes (6 1/2-10 Year)
Chapter 25 - Medium Term U.S. Treasury Notes (5 Year)
Chapter 27a - (Standard Options) Long Term Treasury Note Futures Options Chapter 27b - (Flexible Options) Long Term Treasury Note Flexible Options Chapter 28a - (Standard Options) T-Bond Futures Options
Chapter 28b - (Flexible Options) Treasury Bond Flexible Options

   *Not reprinted in Rulebook.  Copies are available from the Secretary's
Office.

    Chapter 29 - Soybean Futures Options
    ------------------------------------
    Chapter 30 - Corn Futures Options
    ---------------------------------
    Chapter 31 - Wheat Futures Options
    ----------------------------------
    Chapter 32 - Soybean Oil Futures Options
    ----------------------------------------
    Chapter 33 - Soybean Meal Futures Options
    -----------------------------------------
    Chapter 35a - (Standard Options) Medium Term U.S. Treasury Note Futures
    -----------------------------------------------------------------------
      Options
      -------
    Chapter 35b - (Flexible Options) Medium Term Treasury Note Flexible Options
    ---------------------------------------------------------------------------
    Chapter 36a - (Standard Options) Short Term U.S. Treasury Note Futures
    ----------------------------------------------------------------------
      Options
      -------
    Chapter 36b - (Flexible Options) Short Term Treasury Note Flexible Options
    --------------------------------------------------------------------------
    Chapter 37 - CBOT Rough Rice Futures
    ------------------------------------
    Chapter 38 - CBOT Rough Rice Options
    ------------------------------------
    Chapter 39 - Dow Jones Utility Average Index Futures
    ----------------------------------------------------
    Chapter 41 - CBOT Dow Jones Transportation Average Index Futures
    ----------------------------------------------------------------
    Chapter 43 - CBOT Dow Jones Industrial Average Index Futures
    ------------------------------------------------------------
    Chapter 44 - CBOT Dow Jones Industrial Average Index Futures Options
    --------------------------------------------------------------------
    Chapter 45 - Long Term Fannie Mae Benchmark Notes and
    ---------------------------------------------------------------
      Freddie Mac Reference Note Futures
      ----------------------------------
    Chapter 46a - Long Term Fannie Mae Benchmark Note and
    -----------------------------------------------------
      Freddie Mac Reference Note Futures Options
      ------------------------------------------
    Chapter 51 - Corn Yield Insurance Futures
    -----------------------------------------
    Chapter 52 - Corn Yield Insurance Options
    -----------------------------------------
    Chapter 53 - Dow Jones Composite Average Index Futures
    ------------------------------------------------------
    Chapter 57 - Medium Term Fannie Mae Benchmark Notes and
    -------------------------------------------------------
      Freddie Mac Reference Note Futures
      ----------------------------------
    Chapter 58a - Medium Term Fannie Mae Benchmark Notes and
    --------------------------------------------------------
        Freddie Mac Reference Note Futures Options
      --------------------------------------------

    Appendices

    1. Reserved
    -----------
    2. Summary of Membership Privileges
    -----------------------------------
    3. Exchange Floor Operations and Procedures
    -------------------------------------------

       A. Guidelines for Guests and Visitors
       -------------------------------------
          While on the Exchange Floor of the Chicago Board of Trade
          ---------------------------------------------------------
       B. Instructions for Floor Clerk Access
       ---------------------------------------
          to the Floor of the Board of Trade of the City of Chicago
          ---------------------------------------------------------
       C. Dress Code
       -------------
       D. Pit Openings and Closings
       ----------------------------
       E. Contract Month Symbols
       -------------------------
       F. Reserved
       -----------
       G. Guidelines - Badge Validation and Return
       -------------------------------------------

    4. Futures Commission Merchants
    -------------------------------

       A. Reserved
       -----------
       B. Reserved
       -----------
       C. Minimum Financial Requirements - Non-FCM Member Firms
       --------------------------------------------------------

       D. Reserved
       -----------
       E. Financial Requirements for Agricultural Regularity
       -----------------------------------------------------

    5. Reserved
    -----------

    6. Arbitration Fees
    -------------------

       A. Member Claims
       ----------------
       B. Non-Member Claims
       --------------------

    7.-9. Reserved
    --------------

      9B. Implementation Regulations of e-cbot Concerning Technical Equipment
      -----------------------------------------------------------------------

    10. Grains
    ----------

       A. Regular Warehousemen
       -----------------------
          - Chicago and Burns Harbor Switching Districts
          -----------------------------------------------
       B. Regular Warehousemen
       -----------------------
          - St. Louis-East St. Louis and Alton Switching Districts
          --------------------------------------------------------
       C. Regul Warehousemen
       ---------------------
          - Minneapolis and St. Paul Switching Districts
          -----------------------------------------------
       D. Regular Warehousemen
       -----------------------
          - Toledo, Ohio Switching District
          ---------------------------------
       E. Storage Rates
       ----------------
       F. Reciprocal Switching Charges
       -------------------------------
          within Chicago, IL and Burns Harbor, IN
          ---------------------------------------
       G. Grain Load-Out Procedures
       ----------------------------

    10C(A). Corn and Soybean Shipping Stations
    ------------------------------------------

    10S(A). Soybean Only Shipping Stations
    --------------------------------------

    11. Soybean Oil
    ---------------

       A. Regular Shippers
       -------------------
       B. Differentials
       ----------------

    12. Soybean Meal
    ----------------

       A. Regular Shippers
       -------------------
       B. Differentials
       ----------------

    13. Reserved
    ------------

    14. Silver
    ----------

       A. Approved Brands
       ------------------

       B. Regular Vaults
       -----------------
       C. Regular New York Vaults
       --------------------------
       D. Storage Rates
       ----------------
       E. Official Assayers
       --------------------

    15. Gold
    --------

       A. Approved Brands
       ------------------
       B. Regular Vaults
       -----------------
       C. Storage Rates
       ----------------
       D. Official Assayers
       --------------------
       E. Approved Sources & Vaults
       ----------------------------

    16. Reserved
    ------------

    17. Government National Mortgage Association (GNMA)
    ---------------------------------------------------
        Collateralized Depositary Receipt (CDR)
        ---------------------------------------

       A. Approved Depositaries
       ------------------------
       B. Approved Originators
       -----------------------

    18. Reserved
    ------------

    19. Pricing Brokers/Bond Buyer Municipal Bond Index
    ---------------------------------------------------

    20-36. Reserved
    ---------------

    37. Rough Rice
    --------------

       A. Mill Site Warehouses
       -----------------------
       B. Rough Rice Regular Warehouses Delivery Differentials
       -------------------------------------------------------
       C. Definitions
       --------------
       D. Minimum Financial Requirements for Rough Rice Regularity
       -----------------------------------------------------------

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             BOARD OF TRADE OF THE
                             CITY OF CHICAGO, INC.
        (Originally incorporated in the State of Delaware under the name
                      Delaware CBOT, Inc. on May 12, 2000)

                                   ARTICLE I

                                      NAME

   The name of the corporation is Board of Trade of the City of Chicago, Inc. (hereinafter referred to as the "Corporation").

                                   ARTICLE II

                                REGISTERED AGENT

   The address of the registered office of the Corporation in the State of Delaware is 9 Loockerman Street, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

                                  ARTICLE III

                               CORPORATE PURPOSES

   The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL").

                                   ARTICLE IV

                                 CAPITAL STOCK

   A. Authorized Shares.

   The total number of shares of stock which the Corporation shall have the authority to issue is 110,000,000, which shares shall be divided into classes and series as follows:

     99,996,273 shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock");

     3,727 shares of Class B Common Stock, par value $0.001 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), of which:

       1,402 shares shall be Class B Common Stock, Series B-1 (the "Series
    B-1");

       866 shares shall be Class B Common Stock, Series B-2 (the "Series B-
    2");

       174 shares shall be Class B Common Stock, Series B-3 (the "Series B-
    3");

       642 shares shall be Class B Common Stock, Series B-4 (the "Series B-4"); and

       643 shares shall be Class B Common Stock, Series B-5 (the "Series B-5"); and

     10,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

   The powers, preferences and rights of the shares of such classes and series, and the qualifications, limitations and restrictions thereof, are as set forth hereinafter in this Amended and Restated Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation").

   B. Common Stock.

   1. Voting Rights and Powers. Except as otherwise provided in this Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote generally, the holders of the outstanding shares of Class A Common Stock shall vote together with the holders of any other outstanding shares of stock of the Corporation entitled to vote thereon, without regard to class, and each holder of outstanding shares of Class A Common Stock shall be entitled to one (1) vote per such share; provided, however, that the holders of Class A Common Stock shall not be entitled to vote, either with the holders of Series B-1 and Series B-2 or otherwise, on the matters to be voted on by the holders of Series B-1 and Series B-2 set forth in Section C(2) of this Article IV. Except as otherwise provided in this Certificate of Incorporation or required by law, the holders of outstanding shares of Class B Common Stock shall not be entitled to vote on any matter. On any matter on which the holders of Series B-1 and Series B-2 are entitled to vote together as a class pursuant to Section C(2) of this Article IV, or are otherwise required to vote together with other holders of outstanding shares of Class B Common Stock as a class pursuant to the DGCL, each holder of outstanding shares of Series B-1 shall be entitled to one (1) vote per such share and each holder of outstanding shares of Series B-2 shall be entitled to one-sixth ( 1/6) of one (1) vote per such share. On any matter on which the holders of Series B-3, Series B-4 and Series B-5 are required to vote together with other holders of outstanding shares of Class B Common Stock as a class pursuant to the DGCL, each holder of outstanding shares of Series B-3, Series B-4 and Series B-5 shall be entitled to one-tenth ( 1/10) of one (1) vote per such share.

   2. Dividends. Subject to such rights and preferences of the Preferred Stock as are set forth herein or in any resolution or resolutions authorizing the issuance of such Preferred Stock pursuant to Section D of this Article IV, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends as may from time to time be declared by the Board of Directors on the shares of such classes out of funds legally available therefor; provided that dividends may only be declared ratably on the shares of both such classes of Common Stocks.

   3. Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled hereunder or under the resolution or resolutions authorizing the issuance of such Preferred Stock pursuant to Section D of this Article IV, the net assets of the Corporation remaining thereafter shall be distributed ratably among the holders of Common Stock.

   4. Initial Restriction on Transfer. For a period of one hundred eighty (180) days following the initial issuance of Class A Common Stock by the Corporation, no share of Class A Common Stock may be sold, transferred or otherwise disposed of except (a) by operation of law, (b) in a transaction specifically approved by the Board of Directors of the Corporation or (c) in a transaction consummated in connection with and conditioned upon the sale, transfer or disposal of Class B Common Stock that results in the number of shares of Class A Common Stock associated with the series of such Class B Common Stock being simultaneously sold, transferred or disposed of to the same transferee of such Class B Common Stock (i.e., 25,000 shares of Class A Common Stock may be transferred with one share of Series B-1 Class B Common Stock; 5,000 shares of Class A Common Stock may be transferred with one share of Series B-2 Class B Common Stock; 2,500 shares of Class A Common Stock may be transferred with one share of Series B-3 Class B Common Stock; 300 shares of Class A Common Stock may be transferred with one share of Series B-4 Class B Common Stock and 350 shares of Class A Common Stock may be transferred with one share of Series B-5 Class B Common Stock). Any purported sale, transfer or other disposition of Class A Common Stock not in accordance with the preceding sentence shall be void and shall not be recorded on the books of or otherwise recognized by the Corporation.

   Notwithstanding the foregoing provisions of this Section B(4) of Article IV, the Board of Directors may remove some or all of the foregoing restrictions on transfer if it determines, in its sole and absolute discretion, that such removal is appropriate.

   5. Conversion Rights of Series B-3.

     (a) Conversion. Subject to, and upon compliance with, the provisions of this Section B(5) of Article IV, any two (2) shares of Series B-3 shall be convertible at the option of the holder into one (1) fully paid and nonassessable share of Series B-2. If any odd number of shares of Series B-3 are submitted for conversion, the Corporation shall not be obligated to issue any fractional share of Series B-2 but shall instead be entitled to issue scrip in lieu of such fraction in accordance with Section 155 of the DGCL.

     (b) Mechanics of Conversion. A holder of shares of Series B-3 may exercise the conversion right specified in Section B(5)(a) of Article IV as to such holder's shares by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates representing the shares to be converted, accompanied by written notice stating that the holder elects to convert all of the shares represented thereby. Conversion shall be deemed to have been effected on the date when delivery of such written notice and share certificate or certificates is made, and such date is referred to herein as the Conversion Date. As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates representing the number of whole shares of Series B-2 to which such holder is entitled as a result of the exercise of such conversion right. The person in whose name the certificate or certificates representing Series B-2 are to be issued shall be deemed to have become the holder of record of such Series B-2 on the applicable Conversion Date.

     (c) Status of Converted Shares. Shares of Series B-3 that are converted into shares of SeriesB-2 shall not be reissued.

     (d) Shares Reserved for Issuance. In connection with any conversion pursuant to this Section B(5) of Article IV, the Corporation shall take all actions necessary to make available out of its authorized but unissued shares of Series B-2, solely for the purpose of issuance upon the conversion of the Series B-3, such number of shares of Series B-2 issuable upon the conversion of all outstanding Series B-3.

   C. Class B Common Stock.

   The holders of each series of Class B Common Stock shall have the membership rights and voting rights, and shall be subject to the restrictions, terms and conditions, set forth below.

   1. Series Membership Rights.

     (a) Series B-1. Each holder of a share of Series B-1 who satisfies the qualifications for and requirements of Full Membership in the Corporation as set forth in the Rules and Regulations of the Corporation (hereinafter referred to collectively, and as amended from time to time, as the "Rules," a copy of which will be furnished to any record holder of Class B Common Stock upon request) shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a Full Member as set forth in this Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation (as amended from time to time, the "Bylaws") and the Rules.

     (b) Series B-2. Each holder of a share of Series B-2 who satisfies the qualifications for and requirements of Associate Membership in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, an Associate Member as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

     (c) Series B-3. Each holder of a share of Series B-3 who satisfies the qualifications for and requirements of being a holder of a GIM Membership Interest in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of a GIM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

     (d) Series B-4. Each holder of a share of Series B-4 who satisfies the qualifications for and requirements of being a holder of a IDEM Membership Interest in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of an IDEM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

     (e) Series B-5. Each holder of a share of Series B-5 who satisfies the qualifications for and requirements of being a holder of a COM Membership Interest in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of a COM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

     (f) In addition to the membership rights and privileges set forth above, each holder of a share of any series of Class B Common Stock shall be entitled to all trading rights and privileges with respect to those products that such holder is entitled to trade on the open outcry exchange system of the Corporation on any electronic trading system maintained by the Corporation or any of its affiliates or any of their respective successors or successors-in-interest.

   2. Series Voting Rights. In addition to any vote of the holders of any class or series of stock of the Corporation required by law, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of the Series B-1 and the Series B-2, voting together as a class based on their respective voting rights, shall be required to adopt any amendment or make any change to this Certificate of Incorporation, the bylaws of the Corporation or the Rules that, in the sole and absolute determination of the Board of Directors, adversely affects (a) the allocation of products that the holders of any series of Class B Common Stock are permitted to trade on the exchange facilities of the Corporation (including both the open outcry trading system and the electronic trading system), (b) the requirement that holders of shares of Class B Common Stock who meet the applicable membership and eligibility requirements will be charged transaction fees for trades of For-Profit CBOT's products for their accounts that are lower than the transaction fees charged to any participant who is not a holder of Class B Common Stock for the same products, whether trading utilizing the open outcry trading system or the electronic trading system, (c) the authorized number of shares of any series of Class B Common Stock, (d) the membership qualifications or eligibility requirements for holding shares of any series of Class B Common Stock or exercising any of the membership rights and privileges associated with such series or (e) the Commitment to Maintain Open Outcry Markets set forth in Section E of Article IV of this Certificate of Incorporation. For purposes of clause (a) of this Section C(2) of this Article IV, the allocation of products that the holders of any series of Class B Common Stock are permitted to trade on the exchange facilities of the Corporation shall be deemed to be adversely affected only if a product is eliminated from the allocation of products the holders of a particular series of Class B Common Stock is permitted to trade.

   D. Preferred Stock.

   The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

   E. Commitment to Maintain Open Outcry Markets. Subject to the terms and conditions of this Section E of Article IV, the Corporation shall maintain open outcry markets operating as of the date of the filing of this Certificate of Incorporation with the State of Delaware and provide financial support to each such market for technology, marketing and research, which the Board of Directors determines, in its sole and absolute discretion, is reasonably necessary to maintain each such open outcry market.

   Notwithstanding the foregoing or any other provision of this Certificate of Incorporation, the Board of Directors may discontinue any open outcry market at such time and in such manner as it may determine if (1) the Board of Directors determines, in its sole and absolute discretion, that a market is no longer "liquid" or (2) the holders of a majority of the voting power of the then outstanding shares of the Series B-1 and the Series B-2, voting together as a single class based on their respective voting rights, approve the discontinuance of such open outcry market.

   For purposes of the foregoing, an open outcry market will be deemed "liquid" for so long as it meets either of the following tests, in each case as measured on a quarterly basis:

     (a) if a comparable exchange-traded product exists, the open outcry market has maintained at least 30 percent of the average daily volume of such comparable product (including for calculation purposes, volume from Exchange-For-Physicals transactions in such open outcry market); or

     (b) if no comparable exchange-traded product exists, the open outcry market has maintained at least 40 percent of the average quarterly volume in that market as maintained by the Corporation in 2000 (including, for calculation purposes, volume from Exchange-For-Physicals transactions in such open outcry market).

   F. Uncertificated Shares. Any reference in this Certificate of Incorporation to certificates that represent shares of stock shall be deemed, with respect to any uncertificated shares, to refer to other appropriate evidence (as determined by the Corporation in its sole and absolute discretion) of ownership of such shares.

                                   ARTICLE V

                             MANAGEMENT OF AFFAIRS

   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

     A. In accordance with Section 141(a) of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of a governing body, which shall be known as the "Board of Directors," the composition of which shall be as set forth in Article VI of this Certificate of Incorporation. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation, the Bylaws or the Rules, the directors are hereby empowered to adopt, amend or repeal the Rules of the Corporation, subject to Section C(2) of Article IV of this Certificate of Incorporation, and to exercise all powers and do all acts and things as may be exercised or done by the Corporation. The stockholders of the Corporation shall have no power to adopt, amend or repeal the Rules of the Corporation, except to the extent that the approval of the holders of Series B-1 and Series B-2 is expressly required under Section C(2) of Article IV for the Board of Directors to adopt certain amendments and changes specified therein.

     B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

     D. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President of the Corporation, or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

                                   ARTICLE VI

                               BOARD OF DIRECTORS

   A. The effectiveness of the amendment and restatement of this Certificate of Incorporation giving the Corporation the authority to issue stock (the "Stock Conversion") shall not change the size or composition of the Board of Directors and the directorships thereon shall continue to have the same voting rights (or no voting rights) associated therewith as were associated with such directorships prior to the Stock Conversion. Commencing with the election of directors at the first annual or special meeting of stockholders following the Stock Conversion (the "Initial Meeting"), the number of directors shall be nine
(9), plus any directors who the holders of any series of Preferred Stock may be entitled to elect under specified circumstances (hereinafter referred to as "Preferred Stock Directors"), and the directors, other than any Preferred Stock Directors, shall be divided into three (3) classes, with the term of office of the first class to expire at the Corporation's first annual meeting of stockholders following the Initial Meeting, the term of office of the second class to expire at the Corporation's second annual meeting of stockholders following the Initial Meeting and the term of office of the third class to expire at the Corporation's third annual meeting of stockholders following the Initial Meeting. At each annual meeting of stockholders following the Initial Meeting, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Commencing with the Initial Meeting, the following qualifications for directors, other than Preferred Stock Directors, shall apply: two (2) directors, on the date of the first of their nomination or selection as nominees for the Board of Directors, shall be "independent directors" as such term is defined in the Bylaws (the "Independent Directors"); five (5) directors, on the date of the first of their nomination or selection as nominees for the Board of Directors, shall be holders of Class B Common Stock and shall satisfy the qualifications for and requirements of the applicable class of membership as set forth in the Rules (the "Class B Directors"); one (1) director, not subject to any qualifications (the "At-large Director"), and one director, not subject to any qualifications, who shall serve as Chairman of the Board of Directors (the "Chairman Director"). The class of directors whose term expires at the first annual meeting of stockholders following the Initial Meeting shall be comprised of one (1) Independent Director and two (2) Class B Directors. The class of directors whose term expires at the second annual meeting of stockholders following the Initial Meeting shall be comprised of one (1) Independent Director, one (1) Class B Director and the Chairman Director. The class of directors whose term expires at the third annual meeting of stockholders following the Initial Meeting shall be comprised of the At-large Director and two (2) Class B Directors. Notwithstanding anything else set forth in this Certificate of Incorporation, pursuant to Section 141(a) of the DGCL, the position of Chairman Director shall, from and after the Initial Meeting and until the second annual meeting of stockholders following the Initial Meeting, be held by the person who held the office of Chairman of the Board of Directors immediately prior to the Initial Meeting, and such person shall not be elected by the stockholders of the Corporation but rather shall hold the position of Chairman Director by virtue of his holding of the office of Chairman of the Board of Directors immediately prior to the Initial Meeting. Commencing with the second annual meeting of stockholders following the Initial Meeting, the Chairman Director shall be elected by the stockholders entitled to vote thereon. The person serving as Chairman Director shall be Chairman of the Board of Directors.

   B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

   C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                  ARTICLE VII

                              AMENDMENT OF BYLAWS

   Subject to Section C(2) of Article IV of this Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws and the Rules. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, any adoption, amendment or repeal of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class based on their respective voting rights.

                                  ARTICLE VIII

                            LIMITATION OF LIABILITY

   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

   Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

   The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.


                                   ARTICLE X

                               ISSUANCE OF RIGHTS

   In addition to and not in limitation of any powers conferred upon the Board of Directors by the DGCL, the Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any stock of the Corporation or other securities or property, rights entitling any holders of stock of the Corporation to purchase or receive from the Corporation shares of Preferred Stock, Common Stock or other securities or assets of the Corporation or any other entity. The times at which and the terms upon which such rights are issued, are exercisable and are to remain outstanding shall be determined by the Board of Directors. The authority of the Board of Directors with respect to such rights shall include, without limitation, determination of the following:

     (A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

     (B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation;

     (C) Provisions which adjust the number or exercise price of such rights or the amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, subdivision or reclassification of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights;

     (D) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

     (E) Provisions which permit the Corporation to redeem or to exchange such rights; and

     (F) The appointment of a rights agent with respect to such rights.

                                   ARTICLE XI

                                  SECTION 203

   The Corporation hereby elects to be governed by Section 203 of the DGCL.

                                   * * * * *

                         AMENDED AND RESTATED BYLAWS OF


                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

                            ARTICLE I--STOCKHOLDERS

   These Bylaws shall take effect at the effective time (the "Effective Time") of the Amended and Restated Certificate of Incorporation (as amended from time to time, the "Certificate of Incorporation") of Board of Trade of the City of Chicago, Inc. (the "Corporation") to be filed with the Secretary of State of the State of Delaware in connection with the demutualization and restructuring of the Corporation (the "Restructuring") as described in the Registration Statement filed with the Securities and Exchange Commission in connection with the Restructuring; provided that the provisions of Article IX of these Bylaws shall take effect immediately upon the approval and adoption of these Bylaws by the membership of the Corporation at the meeting thereof called to vote upon these Bylaws and the Restructuring.

   Section 1. Annual Meeting.

   (1) An annual meeting of the stockholders of the Corporation, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors of the Corporation (the "Board of Directors") shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders.

   (2) Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

   (3) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of the foregoing paragraph, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL"), (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in subclause (c)(iii) of this paragraph, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation's voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary (the "Anniversary") of the date on which the Corporation first mailed its proxy materials for the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty
(30) days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director (x) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (y) whether the stockholder proposes to nominate such person to be an Independent Director (as defined in Section 1 of Article II of these Bylaws), a Class B Director, the At-large Director or, if permitted by the Certificate of Incorporation, the Chairman Director (as such terms are defined in Section A of Article VI of the Certificate of Incorporation) and, if applicable, a statement that such person satisfies the applicable criteria for Independent Directors or Class B Directors, as applicable, and (z) such person's written consent to serve as a director if elected and, if applicable, a written undertaking to promptly provide to the Secretary of the Corporation upon request any information that the Corporation deems to be relevant to the determination of whether such person satisfies the applicable criteria for Independent Directors or Class B Directors, as applicable; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and
(iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation's voting shares to elect such nominee or nominees (an affirmative statement of such intent, a "Solicitation Notice").

   (4) Notwithstanding anything in the second sentence of the third paragraph of this Section 1 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least fifty-five
(55) days prior to the Anniversary, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

   (5) Only persons nominated in accordance with the procedures set forth in this Section 1 shall be eligible to be elected as directors at an annual meeting of stockholders and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

   (6) For purposes of these Bylaws, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

   (7) Notwithstanding the foregoing provisions of this Section 1, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1. Nothing in this Section 1 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

   Section 2. Special Meetings.

   (1) Special meetings of the stockholders, other than those required by statute, may be called only by the Chairman of the Board or the President of the Corporation or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of these Bylaws, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone or reschedule any previously scheduled special meeting.

   (2) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 1 of this Article I. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice required by the third paragraph of Section 1 of this Article I shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the day on which public announcement is first made of the date of the special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

   (3) Notwithstanding the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2. Nothing in this Section 2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

   Section 3. Notice of Meetings.

   Notice of the place, if any, date, and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given, not less than ten (10) nor more than sixty
(60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the DGCL or the Certificate of Incorporation).

   When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

   Section 4. Quorum.

   At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, the holders of a majority of the voting power of all of the shares of such class or classes or series entitled to participate in such separate vote, present in person or by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

   If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date, or time.

   Section 5. Organization.

   Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board or, in his or her absence, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

   Section 6. Conduct of Business.

   The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

   Section 7. Proxies and Voting.

   At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

   The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

   All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

   Section 8. Stock List.

   A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law.

   The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

   Section 9. Initial Meeting.

   Notwithstanding anything in these Bylaws to the contrary, with respect to stockholder nominations of persons for election to the Board of Directors at the Initial Meeting (as such term is defined in Section A of Article VI of the Certificate of Incorporation), the Board of Directors may, in its sole and absolute discretion, establish stockholder nomination notice requirements and procedures to apply in lieu of all or part of the stockholder nomination notice requirements and procedures set forth in Section 1 of this Article I and in the second paragraph of Section 2 of this Article I.

                         ARTICLE II--BOARD OF DIRECTORS

   Section 1. Number, Election, Term and Qualifications of Directors.

   The effectiveness of the amendment and restatement of these Bylaws shall not change the size or composition of the Board of Directors and the directorships thereon shall continue to have the same voting rights (or no voting rights) associated therewith as were associated with such directorships prior to the effectiveness of the amendment and restatement of these Bylaws. Commencing with the election of directors at the first annual or special meeting of stockholders following the Stock Conversion (as defined in the Certificate of Incorporation), the number of directors shall be nine (9), plus any directors who the holders of any series of preferred stock may be entitled to elect under specified circumstances (hereinafter referred to as "Preferred Stock Directors"). The directors, other than any Preferred Stock Directors, shall be divided into three (3) classes and shall serve for such terms and be subject to such qualifications and requirements as are set forth in the Certificate of Incorporation.

   For purposes of these Bylaws and the Certificate of Incorporation, "independent director" means a person other than an officer or employee of the Corporation or it subsidiaries or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. The following persons shall not be considered independent:

     (A) a director who is employed by the Corporation or any of its affiliates for the current year or any of the past three (3) years;

     (B) a director who accepts any compensation from the corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

     (C) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person's home;

     (D) a director who is a partner in, or a controlling stockholder or an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the Corporation's securities) that exceed 5% of the Corporation's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

     (E) a director who is employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee; and

     (F) a director who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in any Class B Common Stock.

   Section 2. Chairman of the Board.

   The Chairman of the Board shall be the presiding officer at all meetings of the Board of Directors and shall exercise such other powers and perform such other duties as are delegated to him or her by the Board of Directors.

   Section 3. Newly Created Directorships and Vacancies.

   Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

   Section 4. Regular Meetings.

   Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

   Section 5. Special Meetings.

   Special meetings of the Board of Directors may be called only by the Chairman of the Board, the President of the Corporation or by a majority of the Whole Board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telephone or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

   Section 6. Quorum.

   At any meeting of the Board of Directors, a majority of the total number of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

   Section 7. Participation in Meetings By Conference Telephone.

   Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

   Section 8. Conduct of Business.

   At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

   Section 9. Compensation of Directors.

   Unless otherwise restricted by the certificate of incorporation, the Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

                            ARTICLE III--COMMITTEES

   Section 1. Committees of the Board of Directors.

   The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors shall elect a director or directors to serve as the member or members of any such committee, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

   Section 2. Conduct of Business.

   Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Except as otherwise determined by the Board of Directors, adequate provision shall be made for notice to members of all meetings; one-third ( 1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

   Section 3. Additional and Standing Committees.

   In addition to such committees of the Board of Directors as may be authorized from time to time, the Corporation shall have such additional and standing committees, which shall be comprised of such persons having such powers and duties, as provided in the Rules and Regulations of the Corporation (as amended from time to time, the "Rules") or otherwise determined by the Board of Directors. Any person may be disqualified from serving on or participating in the affairs of any committee to the extent provided in the Rules.

                              ARTICLE IV--OFFICERS

   Section 1. Generally.

   The officers of the Corporation shall consist of a President (who shall also be Chief Executive Officer), one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person. The salaries of officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors or by such officers as may be designated by resolution of the Board of Directors.

   Section 3. President.

   The President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers (other than Chairman of the Board), employees and agents of the Corporation.

   Section 4. Vice President.

   Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One (1) Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President's absence or disability.

   Section 5. Treasurer.

   The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

   Section 6. Secretary.

   The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

   Section 7. Delegation of Authority.

   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

   Section 8. Removal.

   Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

   Section 9. Action with Respect to Securities of Other Corporations.

   Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other Corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other Corporation.

                                ARTICLE V--STOCK

   Section 1. Certificates of Stock.

   The shares of the Corporation shall be represented by certificates unless the Board of Directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairperson or Vice Chairperson of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. The form of such certificates and the signatures thereon shall comply with the requirements of the DGCL. Any or all of the signatures on the certificate may be by facsimile.

   Section 2. Transfers of Stock.

   Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

   Section 3. Record Date.

   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

   A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

   Section 4. Lost, Stolen, Mutilated or Destroyed Certificates.

   In the event of the loss, theft, mutilation or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft, mutilation or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

   Section 5. Regulations.

   The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

                              ARTICLE VI--NOTICES

   Section 1. Notices.

   If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

   Section 2. Waivers.

   A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

                           ARTICLE VII--MISCELLANEOUS

   Section 1. Facsimile Signatures.

   In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

   Section 2. Corporate Seal.

   The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

   Section 3. Reliance upon Books, Reports and Records.

   Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

   Section 4. Fiscal Year.

   The fiscal year of the Corporation shall be as fixed by the Board of Directors.

   Section 5. Time Periods.

   In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

            ARTICLE VIII--INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 1. Right to Indemnification.

   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, committee member or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, committee member or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this
ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

   Section 2. Right to Advancement of Expenses.

   In addition to the right to indemnification conferred in Section 1 of this
ARTICLE VIII, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

   Section 3. Right of Indemnitee to Bring Suit.

   If a claim under Section 1 or 2 of this ARTICLE VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
(ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

   Section 4. Non-Exclusivity of Rights.

   The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

   Section 5. Insurance.

   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

   Section 6. Indemnification of Employees and Agents of the Corporation.

   The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

   Section 7. Nature of Rights.

   The rights conferred upon indemnitees in this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this ARTICLE VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

                       ARTICLE IX--RULES AND REGULATIONS

   The Corporation shall have such Rules governing the business and affairs of the Corporation as shall be determined by the Board of Directors from time to time. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors shall have the power to adopt, amend or repeal such Rules.

   Any limitations or restrictions heretofore contained in the Bylaws and Rules with respect to the rights of any holder of a Full Membership, Associate Membership, GIM Membership Interest, IDEM Membership Interest or COM Membership Interest to receive the dividend to be declared and distributed in connection with the Restructuring shall be and hereby is eliminated and the holders of each of the foregoing categories of membership shall, until the Effective Time, be deemed to be members of the Corporation as that term is used in Section 170 of the Delaware General Corporation Law.

                             ARTICLE X--AMENDMENTS

   Subject to Section C(2) of Article IV of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that subject to Sections B(1) and C(2) of Article IV of the Certificate of Incorporation, pursuant to which only holders of Series B-1 and Series B-2 Class B common stock are entitled to vote on certain matters, any adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders shall require the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class based on their respective voting rights.

                                   * * * * *

                  Board of Trade of the City of Chicago, Inc.


                             Rules and Regulations


                                             , 2001


[These Rules and Regulations shall take effect at the effective time (the "Effective Time") of the Amended and Restated Certificate of Incorporation (as amended from time to time, the "Certificate of Incorporation") of Board of Trade of the City of Chicago, Inc. (the "Corporation") to be filed with the Secretary of State of the State of Delaware in connection with the demutualization and restructuring of the Corporation (the "Restructuring") as described in the Registration Statement filed with the Securities and Exchange Commission in connection with the Restructuring.]

================================================================================
Chapter 1
Government
================================================================================

     Ch1 Committees........................................................  [ ]
          157.00  Business Conduct Committee...............................  [ ]
          158.00  Floor Governors Committee................................  [ ]
          159.00  Membership Committee.....................................  [ ]
          159.01  Membership Committee Panels..............................  [ ]
          163.00  Investigating Committee..................................  [ ]
          165.01  Regulatory Compliance Committee..........................  [ ]

     Ch1 Departments.......................................................  [ ]
          170.01  Office of Investigations and Audits......................  [ ]
          170.02  Office of Investigations and Audits......................  [ ]
          170.03  Department of Member Services............................  [ ]
          170.04  Department of Member Services............................  [ ]
          170.05  Department of Member Services............................  [ ]
          170.07  Market Report Department.................................  [ ]

     Ch1 General...........................................................  [ ]
          180.00  Emergencies..............................................  [ ]
          180.01  Physical Emergencies.....................................  [ ]
          180.02  Emergency Actions Under Rule 180.00......................  [ ]
          188.01  Governing Members Possessing Material, Non-Public
                  Information..............................................  [ ]
          188.02  Service on Board of Directors, Disciplinary Committees,
                  Oversight Committees and Arbitration Panels..............  [ ]
          188.03  Exchange Liability.......................................  [ ]
          188.04  Voting by Interested Members.............................  [ ]
          188.05  Board's Interpretive Authority...........................  [ ]
          189.01  Limitation of Liability of Index Licensors or
                  Administrators...........................................  [ ]
          189.02  Limitation of Liability..................................  [ ]
          190.00  Compensation Information.................................  [ ]

================================================================================
Chapter 1
Government
================================================================================


Ch1 Committees

157.00  Business Conduct Committee - (See 542.00) (08/01/94)

158.00  Floor Governors Committee - (See 543.00) (08/01/94)

159.00 Membership Committee - All applications for membership shall be referred to the Membership Committee. The Membership Committee, in its discretion, may require an applicant who resides in the continental United States to appear in person for an examination either before the full committee, a duly authorized subcommittee thereof, or a representative of the Member Services Department. The Committee may also impose different requirements for other applicants in lieu of personal appearance.

The Membership Committee may, at its discretion, require the personal appearance and examination of the sponsors. The Membership Committee, by a majority vote of its members present at a duly constituted meeting, shall approve or deny the admission of the applicant to membership. A decision of the Membership Committee to deny the application may be appealed to the Regulatory Compliance Committee. 102 (08/01/94)

159.01 Membership Committee Panels - The Chairman of the Membership Committee may appoint panels of Committee members to hold duly constituted meetings, in accordance with Rule 159.00, for the purpose of approving or denying applications for membership. Any such panel must consist of not fewer than three members of the Committee. (08/01/94)

160.00  Committee of Arbitration; Committee of Appeals - (See 600.00) (08/01/94)

                                     [__]

                                Ch1 Committees
                                --------------

163.00  Investigating Committee - (See 541.00) (08/01/94)

165.01 Regulatory Compliance Committee - The Chairman of the Board, with the approval of the Board, shall appoint a Regulatory Compliance Committee, which shall be comprised of the following voting members:

     - Seven members of the Board, all of whom shall be Full Members or Associate Members; and

     - The chairmen of the Arbitration, Business Conduct, Financial Compliance, Floor Conduct, Floor Governors and Membership Committees.

Each year the Chairman of the Board shall appoint, from among the Board members on the Committee, the Chairman of the Regulatory Compliance Committee for a one-year term, provided that the term of the first Committee chairman so appointed shall expire in January 1995.

The Regulatory Compliance Committee shall be responsible for (a) the approval of legislative priorities and responses to legislative and regulatory initiatives;
(b) the determination of membership capital requirements; (c) the establishment of risk management policies; (d) the establishment of membership criteria; (e) hearing appeals from denials of membership applications; (f) the monitoring of compliance policies; and (g) establishing ranges for penalties and fines for violations of the Rules and Regulations of the Association.

The Committee shall instruct the Office of Investigations and Audits to administer a statement of Member's Rights to each member (or employee of a member) who is the subject of an investigation. (See below.)

Members of the Committee shall be appointed by the Chairman of the Board with the approval of the Board. The Chairman of the Board, with the approval of the Board, shall fill any vacancy in the Board members serving on the Committee by appointing another member of the Board to serve on the Committee.

                                     [__]

                                Ch1 Committees
                                --------------


                           STATEMENT OF MEMBER'S RIGHTS
                       APPURTENANT TO EXCHANGE PROCEEDINGS

        The Chicago Board of Trade ("Exchange" or "CBOT") is a self-regulatory organization subject to supervisory regulation of the Commodity Futures Trading Commission ("CFTC"). In order to fulfill its self-regulatory obligations the Exchange is required by the CFTC to undertake certain surveillance activities and to maintain an enforcement staff that prosecutes possible violations of Exchange rules before Exchange committees. At the CBOT these responsibilities are carried out by the Office of investigations and Audits ("OIA") pursuant to CBOT Regulations 170.01 and 170.02.

        Investigations may be initiated by staff, members, the CFTC of the public. When an investigation is completed, an Investigations Report concerning the alleged violation is prepared and submitted to the appropriate Exchange disciplinary committee for review and action. An Investigation Report is a privileged document and not subject to disclosure, although the essential elements of an Investigative Report include a summary of the case and evidence gathered by OIA, along with an OIA recommendation on whether to proceed.

        A member, member firm or any other person subject to questioning during an investigation is afforded the following rights, in addition to those rights contained in Chapter 5 of the Exchange Rulebook:

1) The right to be represented by counsel during questioning and at any subsequent proceeding before an Exchange committee. Regulation 540.03(g).

2) The right to be informed of the general act or conduct which is the subject of the investigation, in so far as is determinable at the time of questioning.

3) The right not to answer any question, if the answer would convict or tend to convict the person of any State of Federal law. Rule 548.00.

4) The right to examine any statements or documents which are relevant to the issued charges, excluding privileged work product and the Investigative Report. Regulation 540.03(a).

5) The right to call relevant witnesses at any hearing and, for those witnesses within the jurisdiction of the Association, compel their attendance.

6) The right of one peremptory (for no reason) challenge to the presence of a member of an Exchange disciplinary committee impaneled to hear the matter and unlimited challenges for cause.

In addition, members, member firms or any other persons subject to questioning during an investigation should be aware that Section 9(a)(4) of the Commodity Exchange Act makes it a felony to willfully falsify or conceal a material fact, to make a false, fictitious or fraudulent statement, or to knowingly make or use a false document to any representative of the Exchange, including OIA employees, who are performing their official duties.

I hereby acknowledge that I have read this Statement of Member's Rights this ______ day of ________, 20 ______.

__________________________________________________

02/01/96

                                     [__]

Ch1 Departments

170.01 Office of Investigations and Audits - Under authority of Rule 170.00 there is established a Department of the Association to be known as the Office of Investigations and Audits. The Office shall function under the supervision of an individual who shall be at least a Vice President of the Association. The Office of Investigations and Audits shall initiate and conduct investigations and audits on behalf of the President and Chief Executive Officer and on behalf of the Association. No employee of such office shall have any interest in the business of any member, member firm, or other person with trading privileges. The individual who supervises such Office shall function also as a liaison officer between the Business Conduct Committee and the Financial Compliance Committee and the Commodity Futures Trading Commission. 1785 (08/01/94)

170.02 Office of Investigations and Audits - All officers, committees and departments of the Association shall be entitled to use and shall make the fullest possible use of the services provided by the Office of Investigations and Audits consistent with their respective responsibilities and special needs, and the President shall work out and establish policies and procedures governing the initiation and handling of needed investigations and audits. All such policies and procedures shall be consistent with and not in conflict with the following declared policies of the Board:

(a) All information obtained by the Office of Investigations and Audits regarding market positions and identity of traders shall be considered confidential, regardless of source, and shall be disclosed only to the Chairman or acting Chairman of the Business Conduct Committee and/or the Financial Compliance Committee and shall be disclosed to the Business Conduct Committee and/or the Financial Compliance Committee sitting as a committee when and after the individual in charge of the Office of Investigations and Audits or the Chairman or acting Chairman of the Business Conduct Committee and/or the Financial Compliance Committee shall have reason to believe that such Committee would or should take preventive or disciplinary action if such information were presented to it. This shall not preclude the Business Conduct Committee and/or the Financial Compliance Committee from ordering investigations or audits to be made at any time for the special purpose of obtaining information regarding the market position and identity of any trader or traders, and in such cases the Office of Investigations and Audits shall report fully and completely to the Committee any and all such information so obtained or in its possession.

(b) It shall be considered a breach of trust for any employee of the Office of Investigations and Audits to divulge, or allow or cause to be divulged, to any unauthorized person, any confidential, commercially sensitive, or non-public information, including any information regarding the market position, financial condition, or identity of any trader or firm or to disclose the name of any customer of one firm to any other firm, except as provided for in paragraph (a) hereof or when required in connection with disciplinary proceedings or other formal proceedings or actions of a duly authorized committee of the Association or of the Board, or in response to a duly authorized subpoena, or in response to a request or demand by any administrative or legislative body of government having jurisdiction of the subject matter and authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board of Directors. Such information shall not be divulged by any employee of the Office of Investigations and Audits without the prior approval of the individual responsible for supervision of the Office of Investigations and Audits. 1786 (08/01/94)

170.03 Department of Member Services - Under the authority of Rule 170.00 there is established a Department of Member Services. The function of such Department shall be (1) to act in accordance with Regulations of the Board and policies and procedures established by the Membership Committee and (2) to develop and process information in behalf of the Board, the Membership Committee, the Business Conduct Committee and all other Committees and Departments of the Association. The services of such Department shall not, however, be used in connection with the investigation of market positions nor shall it demand information from which knowledge of market

                                     [__]

                                Ch1 Departments
                                ---------------

positions could be obtained. The Department shall function under the supervision of a Vice President who shall be a full time employee of the Association. No employee of such Department shall have an interest in the business of any member or member firm. 1787 (08/01/94)

170.04 Department of Member Services - Any irregularities that may be found by the Department incidental to its routine analysis of financial statements shall be immediately reported to the Financial Compliance Committee. Except as otherwise provided, all financial information obtained by the Department shall be considered confidential and shall be disclosed only to the appropriate committee or department requesting the information or to an Officer of the Association. 1788 (08/01/94)

170.05 Department of Member Services - The Board, Committees and Departments of the Association shall make the fullest possible use of the services provided by the Department of Member Services consistent with their respective responsibilities and special needs, and in cooperation with such Department shall work out and establish policies and procedures governing the use of such services. 1789 (08/01/94)

170.07 Market Report Department - The records and reports of the Market Report Department shall be considered and treated as portions of the official records of the Association and may not be given out or disseminated except pursuant to the conditions and restrictions prescribed by these Regulations.

The Exchange shall have charge of all matters relating to collection, dissemination, and use of quotations in connection with commodities or securities. It shall have the power to approve or disapprove any application for quotation service to a non-member or to telephonic or telegraphic wire or wireless connection between the office of a member or a member's firm and the office of any corporation, firm, or individual not a member of the Association transacting a banking or brokerage business and it shall have power at any time to disapprove the furnishing of any such quotation service or any such wire or wireless connection and to require the discontinuance thereof. It may inquire into wire or wireless connections of every kind whatsoever between the office of a member and any member or non-member, and may require the discontinuance of any such connection. 1030 (08/01/94)

                                     [__]

Ch1 General

180.00  Emergencies

(a) The Board, upon the affirmative vote of two-thirds of the members voting at a meeting where a quorum is deemed present and at least one-third of the full Board is physically present, may adopt an emergency Regulation or Resolution which shall supersede and supplant all contrary or inconsistent Rules, Regulations, Resolutions or Rulings. Notice of the adoption of an emergency Regulation or Resolution shall be posted promptly on the floor of the Exchange.

(b) An emergency Regulation or Resolution shall expire upon the happening of any of the following events:

     (i) the Board shall have voted to rescind the emergency Regulation or Resolution in the same manner as for its adoption;

     (ii) the Commodity Futures Trading Commission shall have failed to authorize the extension of the emergency Regulation or Resolution within thirty (30) days after its adoption for a period not to exceed sixty (60) additional days; or

    (iii) the Board or the Members of the Association shall have failed to adopt the emergency Regulation or Resolution in accordance with Rules 107.00 or 132.00 during the time period when the emergency is in effect.

(c) All Exchange contracts shall be subject to the exercise of these emergency powers by the Board as well as the exercise by the Clearing House of the powers reserved to it by its charter, bylaws and resolutions.

(d) The Term "emergency" shall include all emergency circumstances now or hereafter referenced in the Commodity Exchange Act and the regulations of the Commodity Futures Trading Commission thereunder, and all other circumstances in which an emergency can lawfully be declared by the Board.

(e) Except as otherwise stated in an emergency Regulation or Resolution adopted hereunder, the powers exercised by the Board under this Rule shall be in addition to and not in derogation of the authority granted by the Rules and Regulations to a committee or officer of the Association to take action as specified therein. (08/01/94)

180.01 Physical Emergencies - In the event the physical functions of the Association are, or are threatened to be, severely and adversely affected by a physical emergency such as but not limited to fire or other casualty, bomb threats, substantial inclement weather, power failures, communications or automated system breakdowns, or transportation breakdowns, either the Chairman, the President, or in their absence a member of the Executive Committee or another officer of the Exchange, is authorized to take such action as he shall deem necessary or appropriate to deal with such emergency including but not limited to suspending trading, provided that no trading suspension shall continue for more than five days without the approval of the Board under Rule 180.00; restoring trading; temporarily extending, limiting or changing the hours of trading; and extending the last day of trading and the delivery dates for expiring contracts. In addition, an officer of the Exchange, or his designee, may take such action as he shall deem necessary or appropriate to deal with a physical emergency, even if the Chairman and the President are not absent, if such authority has been delegated by the Chairman and the President. (06/01/00)

180.02 Emergency Actions Under Rule 180.00 - Pursuant and subject to the provisions of Rule 180.00, the Board may take or direct such actions as it deems necessary or appropriate to meet an emergency, including but not limited to such actions as:

(a)  limited trading to liquidation only, in whole or in part;

(b)  limited trading to liquidation only, except new sales for delivery;

(c)  extending or shortening the time for the expiration of trading;

(d)  extending the time for delivery;

                                     [__]

(e)  ordering liquidation of contracts;

(f)  ordering the fixing of settlement prices;

(g)  ordering the reduction of positions;

(h) ordering the transfer of positions, and the money, securities and property securing such positions, held on behalf of customers by a member, to another member or members willing to assume such positions;

(i)  extending, limiting or changing the hours of trading;

(j)  suspending trading;

(k)  changing or removing daily price fluctuation limits;

(l)  modifying or suspending any of the Rules and Regulations. (08/01/94)

188.01 Governing Members Possessing Material, Non-Public Information - - No member of the Association who is a member of the Board of Directors or a Committee of the Association knowingly shall use or disclose, for any purpose other than the performance of such member's official duties as a member of the Board of Directors or any such Committee, material, non-public information obtained as a result of such member's participation on the Board of Directors or any such committee. (08/01/94)

188.02 Service on Board of Directors, Disciplinary Committees, Oversight Committees and Arbitration Panels - No person shall serve on any disciplinary committee (i.e., Appellate Committee, Business Conduct Committee, Financial Compliance Committee, Floor Governors Committee, Floor Conduct Committee or Hearing Committee), oversight committee (i.e. Regulatory Compliance Committee), arbitration panel or the Board of Directors of the Association:

1) who is found by a final decision or settlement agreement (or absent a finding in the settlement agreement if any acts charged included a disciplinary offense) to have committed a disciplinary offense, as defined in Commodity Futures Trading Commission ("Commission") Regulation 1.63 (a)
     (6); or

2) whose Commission registration in any capacity has been revoked or suspended; or

3) who is subject to an agreement with the Commission or any self-regulatory organization not to apply for registration; or

4) who is subject to a denial, suspension or disqualification from serving on a disciplinary committee,

                                     [__]
     oversight committee, arbitration panel or governing board of any self-regulatory organization as that term is defined in Section 3(a)(26) of the Securities Exchange Act of 1934; or

5) who has been convicted of any felony listed in Section 8a(2) (D) (ii) through (iv) of the Commodity Exchange Act;

for a period of three years from the date of such final decision or for such time as the person remains subject to any suspension, expulsion or has failed to pay any portion of a fine imposed for committing a disciplinary offense, whichever is longer.

All terms used herein shall be defined consistent with Commission Regulation 1.63(a). (11/01/94)

188.03  Exchange Liability -

A. Except as provided in the Commodity Exchange Act and/or the regulations of the Commodity Futures Trading Commission, and except in instances where there has been a finding of willful or wanton misconduct, gross negligence, bad faith or fraudulent or criminal acts, in which case the party found to have engaged in such misconduct cannot invoke the protection of this provision, neither the Exchange nor any of its directors, officers, employees, agents or consultants shall have or incur any liability whatsoever to its members, any persons associated therewith, their customers or any third parties related thereto or their successors, assigns, or representatives, for any loss, damage, cost, claims or expense (including but not limited to indirect, incidental or consequential damages) that arise out of the use or enjoyment of the facilities or services afforded by the Exchange, any interruption in or failure or unavailability of any a such facilities or services, any action taken or omitted to be taken with respect to the business of the Exchange or any information or data provided or withheld by the Exchange. Such limitation of liability shall apply to all claims, whether in contract, tort, negligence, strict liability or otherwise.

     The Exchange makes no warranty, express or implied, as to the results to be obtained by any person or entity from the use of any data or information transmitted or disseminated by or on behalf of the Exchange. The Exchange makes no express or implied warranties of merchantability or fitness for a particular purpose or use with respect to any data or information transmitted or disseminated by or on behalf of the Exchange.

B. Subject to the limitations set forth above, neither the Exchange nor any of its directors, officers, employees, agents or consultants shall have or incur any liability whatsoever to its members, their customers or any third parties associated therewith, or their successors, assigns, or representatives, for any loss, damage, cost or expense (including but not limited to indirect, incidental or consequential damages) incurred by members or customers as a result of any failure, malfunction, fault, delay, omission, inaccuracy, interruption or termination of service in connection with the furnishing, performance, operation, maintenance or use of or inability to use all or any part of any Exchange systems. Such limitation of liability shall apply regardless of the cause of such systems failure even if due to Exchange error, omission or negligence. Further, such limitation of liability shall apply to all claims, whether in contract, tort, negligence, strict liability or otherwise.

     Additionally, the Exchange, its directors, officers, employees, agents or consultants shall have or incur absolutely no liability whatsoever for any errors or inaccuracies in information provided by any Exchange systems or for any losses resulting from unauthorized access or any other misuse of any Exchange systems by any person.

C. As used in this regulation, the term "systems" includes, but is not limited to, electronic order entry/delivery, trading through any electronic means, electronic communication of market data or information, workstations used by members and authorized employees of members, price reporting systems and any and all terminals, communications networks, central computers, software, hardware, firmware and printers relating thereto.

D. As used in this regulation, the term "Exchange" shall mean the Board of Trade of the City of Chicago, as well as any entity in which the Board of Trade is now or will become a general partner, a member, or a shareholder, including but not limited to Ceres Trading Limited Partnership, C.B.T. Corporation, and Chicago Board Brokerage, Inc. (08/01/97)

188.04  Voting by Interested Members -

                                     [__]

(a)  Definitions. For purposes of this section:

     (1) "Disciplinary Committee" means any person or committee of persons, or any subcommittee thereof, that is authorized by the Association to issue disciplinary charges, to conduct disciplinary proceedings, to settle disciplinary charges, to impose disciplinary sanctions, or to hear appeals thereof in cases involving any violation of the rules of the Association except those cases where the person or committee is authorized summarily to impose minor penalties for violating rules regarding decorum, attire, the timely submission of accurate records for clearing or verifying each day's transactions or other similar activities.

     (2) A person's "family relationship" means the person's spouse, former spouse, parent, stepparent, child, stepchild, sibling, stepbrother, stepsister, grandparent, grandchild, uncle, aunt, nephew, niece or in-law.

     (3) "Governing board" means the Board of Directors, or any subcommittee thereof, duly authorized pursuant to the rules and regulations of the Association that have been approved by the CFTC or have become effective pursuant to Section 5a(a)(12)(A) of the Act to take action or to recommend the taking of action on behalf of the Association.

     (4) "Oversight panel" means any panel, or any subcommittee thereof, authorized by the Association to recommend or establish policies or procedures with respect to the Association's surveillance, compliance, rule enforcement, or disciplinary responsibilities.

     (5) "Member's affiliated firm" is a firm in which the member is a "principal", as defined in CFTC Regulation 3.1(a), or an employee.

     (6) "Named party in interest" means a person or entity that is identified by name as a subject of any matter being considered by a governing board, disciplinary committee or oversight panel.

     (7) "Significant action" includes any of the following types of self-regulatory organization actions on rule changes than can be implemented without the CFTC's prior approval:

               (i) any actions or rule changes which address an "emergency" as defined in CFTC Regulation 1.41(a)(4)(i) through (iv) and
                    (vi) through (viii); and

               (ii) any changes in margin levels that are designed to respond to extraordinary market conditions such as an actual or attempted corner, squeeze, congestion or undue concentration of positions, or that otherwise are likely to have a substantial effect on prices in any contract traded on the Exchange; but does not include any rule not submitted for prior CFTC approval because such rule is unrelated to the terms and conditions of any contract traded on the Exchange.

(b)  Relationship with Named Party in Interest

     (1) Nature of Relationship. A member of the Board of Directors, a disciplinary committee or an oversight panel must abstain from such body's deliberations and voting on any matter involving a named party in interest where such member:

           (i)   is a named part in interest;

           (ii) is an employer, employee, or fellow employee of a named party in interest;

           (iii) is associated with a named party in interest through a "broker association" as defined in CFTC Regulation 156.1;

           (iv) has any other significant, ongoing business relationship with a named party in interest, not including relationships limited to executing futures or option transactions opposite each other or to clearing futures or option transactions through the same clearing member; or

           (v)   has a family relationship with a named party in interest.

                                     [__]

     (2) Disclosure of Relationship. Prior to the consideration of any matter involving a named party in interest, each member of the Board of Directors, a disciplinary committee or an oversight panel must disclose to the designated staff liaison whether he or she has one of the relationships listed in section (b)(1) hereof with a named party in interest.

     (3) Procedure for Determination. When it becomes necessary to determine whether any member of the Board of Directors, a disciplinary committee or an oversight panel is subject to a conflicts restriction under section (b)(1) hereof, such Board of Directors, disciplinary committee or oversight panel shall determine by majority vote whether a particular member is required to abstain. Taking into consideration the exigency of the committee action, such determination should be based upon:

          (i) information provided by the member pursuant to section (b)(2) hereof; and

          (ii) any other source of information that is held by and reasonably available to the Exchange.

(c)  Financial Interest in a Significant Action.

     (1) Nature of Interest. A member of the Board of Directors, a disciplinary committee or an oversight panel must abstain from such body's deliberations and voting on any significant action if the member knowingly has a direct and substantial financial interest in the result of the vote based upon either exchange or non-exchange positions that could reasonably be expected to be affected by the action.

     (2) Disclosure of Interest. Prior to the consideration of any significant action, each member of the Board of Directors, a disciplinary committee or an oversight panel must disclose to designated staff liaison the position information referred to in section (c)(3) hereof that is known to him or her. This requirement does not apply to a member who chooses to abstain from deliberations and voting on the subject significant action.

     (3) Procedure for Determination. When it becomes necessary to determine whether any member of the Board of Directors, a disciplinary committee or an oversight panel is subject to a conflicts restriction under section (c)(1) hereof, such Board of Directors, disciplinary committee or oversight panel shall determine by majority vote whether a particular member is required to abstain. Such determination must include a review of:

          (i) gross positions in contracts traded at the Exchange in the member's personal accounts or "controlled accounts", as defined in CFTC Regulation 1.3(j);

          (ii) gross positions in contracts traded at the Exchange in proprietary accounts, as defined in CFTC Regulation 1.17(b)(3), at the member's affiliated firm;

          (iii) gross positions in contracts traded at the Exchange in accounts in which the member is a principal, as defined in CFTC Regulation 3.1(a);

          (iv) net positions in contracts traded at the Exchange in "customer" accounts, as defined in CFTC Regulation 1.17(b)(2), at the member's affiliated firm; and

          (v) any other types of positions, whether in contracts traded at the Exchange or elsewhere, held in the member's personal accounts or the proprietary accounts of the member's affiliated firm that the Exchange reasonably expects could be affected by the significant action.

     (4) Bases for Determination. Taking into account the exigency of the significant action, the determination described in section (c)(3) should be based upon;

          (i) the most recent large trader reports and clearing records available to the Exchange;

          (ii) information provided by the member with respect to positions pursuant to section (c)(2) hereof; and

          (iii) any other source of information that is held by and reasonably available to the Exchange.

                                     [__]

(d)  Participation in Deliberations.

     (1) The Board of Directors, a disciplinary committee or an oversight panel may permit a member thereof to participate in deliberations prior to a vote on a significant action for which he or she otherwise would be required by section (c)(1) to abstain, if such participation would be consistent with the public interest and the member recuses himself or herself from voting on such action.

     (2) In making a determination as to whether to permit a member to participate in deliberations on a significant action for which he or she otherwise would be required to abstain, the Board of Directors, disciplinary committee or oversight panel shall consider the following factors:

          (i) whether the member's participation in deliberations is necessary for the deliberating body to achieve a quorum in the matter; and

          (ii) whether the member has unique or special expertise, knowledge or experience in the matter under consideration.

     (3) Prior determination to any pursuant to section (d)(1) hereof, the Board of Directors, disciplinary committee or oversight panel must fully consider the position information which is the basis for the member's direct and substantial financial interest in the result of a vote on a significant action pursuant to section (c) hereof.

(e) Documentation of Determination. The Board of Directors, a disciplinary committee and an oversight panel must reflect in their minutes or otherwise document that the conflicts determination procedures required by this regulation have been followed. Such records also must include:

     (1) the names of all members who attended the meeting in person or who otherwise were present by electronic means;

     (2) the name of any members who voluntarily recused himself or herself or was required to abstain from deliberations and/or voting on a matter and the reason for the recusal or abstention, if stated; and

     (3) information on the position information that was reviewed for each member.

Interpretation of Regulation 188.04

Questions have arisen about the meaning of certain provisions of CBOT Regulation 188.04, the new conflict of interest standard required by CFTC Regulation 1.69. This interpretation will enable Regulation 188.04 to be applied in a uniform manner.

1. Regulation 188.04(a)(1), (3) and (4): Not Applicable to Arbitration or Membership Committees. Neither the Arbitration Committee nor any panel thereof is a governing board, a disciplinary committee or an oversight panel. When the Membership Committee reviews membership applications, it is not a governing board, a disciplinary committee or an oversight panel. However, the Membership or the Regulatory Compliance Committee is a disciplinary committee when it conducts proceedings to decide whether to deny a membership application

2. Regulation 188.04(a)(2): Definition of In-Law. An in-law is (1) a mother, father, sister or brother of a member's current spouse or (2) the current spouse of (a) a member's brother or sister or (b) a brother or sister of a member's current spouse.

3. Regulation 188.04(a)(7)(i): Significant Action By the Business Conduct Committee. As part of its surveillance of expiring contracts, the Business Conduct Committee (BCC) may decide to review or request information, relay concern, or remind market participants of their obligations under Exchange rules. These matters are not "significant actions."

Matters considered by the BCC during its expiration surveillance do not constitute "significant action" until the Committee begins to consider whether to recommend that the Board of Directors take emergency action under Rule 180.00.

                                     [__]

4. Regulation 188.04(b): Business Conduct Committee Surveillance of Expiring Contracts. In the Business Conduct Committee's review of expiring contracts, a market participant would be considered a "named party in interest" if (a) that market participant were identified to the Committee and (b) the Committee communicated with or considered whether to communicate with that identified participant

5. Regulation 188.04(b): CTR Violations by Member Firms. CTR violations by member firms are not treated as summary offenses. A joint subcommittee (the "CTR Subcommittee") of the Business Conduct and Floor Governors Committees reviews reports of violations of rules relating to the submission of CTR data by member firms. The CTR Subcommittee decides whether to recommend that the Business Conduct Committee institute disciplinary proceedings (and also makes recommendations about preliminary penalties) against such firms. The Business Conduct Committee then reviews these recommendations and decides whether to authorize the commencement of disciplinary proceedings. The respondent can submit a settlement offer to or request a hearing before the Business Conduct Committee.

When a CTR violation is not treated as a summary offense, and the preliminary penalty is not more than $5,000, a member of the CTR Subcommittee and the Business Conduct Committee will abstain from deliberations and voting on the recommendation, issuance or settlement of charges against a member firm if the committee member is a principal or employee of that member firm. Committee members are not required to disclose any other relationship under Regulation 188.04(b)(2), and no inquiry need be made under Regulation 188.04(b)(3) into any other relationship.

6. Regulation 188.04(b)(1): Quotation Changes, Insertions, Deletions. In considering requests for price changes, insertions, or deletions, Pit Committees and the Project A Trade Resolution Committee are deemed to be "oversight panels," but such actions are not "significant actions." Accordingly, these committees are subject to restrictions relating to named parties in interest under Regulation 188.04(b)(1), but are not subject to the "significant action" standards and procedures under Regulation 188.04(c). Under Regulation 188.04(b), the party requesting the change and the members who executed the trade in question are the named parties in interest.

7. Regulation 188.04(b)(1)(iv): When Is An Ongoing Business Relationship "Significant?"

Floor Brokerage. A floor broker has a significant relationship with his/her customer and the principals of that customer if more than 10% of the contracts executed by that broker in the preceding three months were executed for orders placed with the broker by that customer.

A floor broker who executes orders placed with him by Firm A which are then given up to Firm B does not have a significant relationship with Firm B.

Give-Up Agreements.   Clearing Member A and its principals and employees and
executing Member B and its principals and employees do not have a significant relationship by virtue of a give-up agreement between A and B, unless more than 25% of the volume of contracts executed by Member B are given up to Member A, or unless 25% of the volume of contracts cleared by Member A are executed by Member B

Membership Leases. The owner of a membership or membership interest and a person to whom he or she has delegated any of the privileges of that membership under Rule 221.00 have a significant ongoing business relationship.

Loans. A member who owes to a party or is owed by a party more than $5,000 has a significant ongoing business relationship with that party and its principals and employees.

Guarantees. A member who guarantees a financial obligation to or has a financial obligation guaranteed by a party has a significant ongoing business relationship with that party and its principals and employees, unless the outstanding indebtedness subject to the guarantee is $25,000 or less.

                                     [__]

Indemnification Agreements. A member who indemnifies or is indemnified by a party has a significant ongoing business relationship with that party and its principals and employees, unless the indemnity agreement limits the liability of the indemnifying party to $25,000 or less. (08/01/99)

188.05 Board's Interpretive Authority - The Board of Directors, pursuant to authority granted to it by Article I, Section 2 of the Amended and Restated Bylaws of the CBOT (the "Bylaws"), may from time to time adopt Interpretations of the Amended and Restated Certificate of Incorporation of the CBOT (the "Charter"), the Bylaws, which include the Rules of the CBOT, and Regulations of the CBOT in a manner that replicates, to the largest extent permissible under the Delaware General Corporation Law, the comparable provisions of the Special Charter, Rules and Regulations of the Board of Trade of the City of Chicago, except as otherwise set forth in the Chapter, Bylaws and Regulations. (10/01/00)

189.01  Limitation of Liability of Index Licensors or Administrators -

A. No Index Licensor or Administrator shall have any liability for any loss, damages, claim or expense arising from or occasioned by any inaccuracy, error or delay in, or omission of or from, (i) any index or index information or (ii) the collection, calculation, compilation, maintenance, reporting or dissemination of any index or index information, resulting either from any negligent act or omission by the Exchange, any Related Entity or any Index Licensor or Administrator or from any act, condition or cause beyond the reasonable control of the Exchange, any Related Entity or any Index Licensor or Administrator, including, but not limited to, flood, extraordinary weather conditions, earthquake or other act of God, fire, war, insurrection, riot, labor dispute, accident, action of government, communications or power failure, or equipment of software malfunction.

B. No Index Licensor or Administrator makes any express or implied warranty as to results that any person or party may obtain from using any index or index information, for trading or any other purpose. Each Index Licensor and Administrator makes no express or implied warranties, and disclaims all warranties of merchantability or fitness for a particular purpose or use, with respect to any such index or index information.

C. For purposes of this regulation, "Related Entity" includes, but is not limited to, any subsidiary, affiliate or related partnership or entity of the Chicago Board of Trade, including without limitation, Ceres Trading Limited Partnership, MidAmerica Commodity Exchange, Board of Trade Clearing Corporation, the Clearing Corporation for Options and Securities, Chicago Board Brokerage, L.L.C., The CBBB Partnership (including its individual partners) and C-B-T Corporation.

D. For the purpose of this regulation, "Index Licensor or (and) Administrator" includes, but is not limited to, any person who:

     1. licenses to the Exchange the right to use (i) an index that is the basis for a futures or futures option contract made available for trading on or through the facilities of the Exchange or a Related Entity or (ii) any trademark or service mark associated with such an index;

     2. collects, calculates, compiles, reports and/or maintains such an index or index information relating to such an index;

     3. provides price data or evaluations used in the calculation of such an index including, but not limited to, the entities identified in Appendix 19 of these Rules and Regulations

     4. provides facilities for the dissemination of an index or index information; and/or

     5. is responsible for or participates in any of the activities described above. (04/01/98)

189.02  Limitation of Liability -

A. Neither the Exchange nor any Related Entity shall have any liability for any loss, damages, claim or expense arising from or occasioned by any inaccuracy, error or delay in, or omission of or from, (i) any index or index information or (ii) the collection, calculation, compilation, maintenance, reporting or dissemination of any index or index information, resulting either from any negligent act or omission by the Exchange, any Related Entity or any Index Licensor or Administrator or from any act, condition or cause beyond the reasonable control of the Exchange, any Related Entity or any

                                     [__]

     Index Licensor or Administrator, including, but not limited to, flood, extraordinary weather conditions, earthquake or other act of God, fire, war, insurrection, riot, labor dispute, accident, action of government, communications or power failure, or equipment or software malfunction.

B. Neither the Exchange nor any Related Entity makes any express or implied warranty as to results that any person or party may obtain from using any index or index information for trading or any other purpose. The Exchange and its Related Entities make no express or implied warranties, and disclaim all warranties of merchantability or fitness for a particular purpose or use, with respect to any such index or index information.

C. Nothing in this regulation shall limit the applicability of the Commodity Exchange Act or the regulations of the Commodity Futures Trading Commission.

D. For purposes of this regulation, "Related Entity" includes, but is not limited to, any subsidiary, affiliate or related partnership or entity of the Chicago Board of Trade, including without limitation, Ceres Trading Limited Partnership, MidAmerica Commodity Exchange, Board of Trade Clearing Corporation, the Clearing Corporation for Options and Securities, Chicago Board Brokerage, L.L.C., The CBBB Partnership (including its individual partners) and C-B-T Corporation.

E. For the purpose of this regulation, "Index Licensor or (and) Administrator" includes any person who:

     1. licenses to the Exchange the right to use (i) an index that is the basis for a futures or futures option contract made available for trading on or through the facilities of the Exchange or a Related Entity or (ii) any trademark or service mark associated with such an index;

     2. collects, calculates, compiles, reports and/or maintains such an index or index information relating to such an index;

     3. provides price data or evaluations used in the calculation of such an index including, but not limited to, the entities identified in Appendix 19 of these Rules and Regulations;

     4. provides facilities for the dissemination of an index or index information; and/or

     5. is responsible for or participates in any of the activities described above. (04/01/98)

                                     [__]

   Resolution - The following Resolution was adopted by the Board of Directors on June 24,1987:

WHEREAS, the Board of Trade of the City of Chicago ("Board of Trade") has consistently followed a policy of trading options contracts on all liquid futures contracts to the maximum extent permitted by federal law and regulation; and

WHEREAS, it is the unanimous consensus of this Board of Directors that options on futures contracts have proven to be a successful product of great benefit to both the membership and public market participants; and

WHEREAS, the Board of Directors this day approved and recommended for membership approval an agreement to establish a joint venture with the Chicago Board Options Exchange which includes commitments regarding future trading on options on futures contracts;

THEREFORE, BE IT HEREBY RESOLVED: That it is the unanimous consensus of this Board of Directors and the recommendation of this Board to future Boards of Directors that the policy of establishing options on liquid futures contracts to the maximum extent permissible by law be continued when in the best interest of the membership and the public.


                                     [__]

==========================================================================================
Chapter 2
Membership
==========================================================================================
     Ch2 Applicants..................................................................  204
          200.00    Applicants for Membership........................................  204
          200.01    GIMs, IDEMs and COMs as Members..................................  204
          201.00    Application for Membership.......................................  204
          201.00A   Examination Requirement..........................................  204
          201.01    Responsibilities of Applicant for Membership and His Sponsors....  204
          201.01A   Sponsoring Applicants for Membership.............................  204
          201.02    Maintenance of Membership Qualifications.........................  205
          202.00    Approval for Membership..........................................  206
          202.01    Delegation of Authority to Approve Change in Status Request......  206
          202.01A   Procedures of Authority to Approve...............................  207
          202.02    Procedures for Hearings on Preliminary Denials by the Membership
                    Committee........................................................  207
          202.03    Membership Committee's Preliminary Decisions.....................  208
          203.01    Procuring a Membership or Membership Interest....................  208
          204.00    Membership Obtained by Fraud.....................................  209
          205.00    Agreement to Observe Rules and Regulations.......................  209
          205.01    Acquisition of Class A Units of Ceres Trading Limited
                    Partnership......................................................  209
          206.02    Gratuities.......................................................  209
          207.00    Office Address...................................................  209
          207.01    Primary Clearing Member..........................................  209
          208.00    Conducting Business Under a Firm Name............................  210
          208.01    Conducting Business Under a Firm Name............................  210
          209.00    Indemnification of Association...................................  210
          209.01    Floor Trading Permits............................................  210
          209.02    MidAmerica Floor Access Members' Trading Privileges..............  210
          209.03    Product Sponsor Programs.........................................  210
          209.04    MidAmerica Members' and Permit Holders' Trading Privileges.......  210
          210.00    Full Member CBOE "Exercise" Privilege............................  210
          211.00    Associate Memberships............................................  211
          212.00    Reciprocal Trading Privileges with LIFFE.........................  211
          213.00    Assessments and Fees.............................................  212
          214.00    Obligations and Duties...........................................  212
          215.00    Associate Members Committee......................................  212
          217.00    Applicants.......................................................  212
          219.00    Communications From Floor........................................  212
          220.00    Violations.......................................................  212
          221.00    Delegation.......................................................  212
          221.01    Delegation by Deceased Member's Estate...........................  214
          221.02    Floor Access of Delegating Members and Delegates.................  214
          221.03    Minimum Delegation Term..........................................  214
          221.05    Delegates' Clearing Members......................................  214
          221.07    Voting Rights....................................................  214
          221.08    Requirements for Delegates of Membership Interests...............  214
          221.09    Delegation of Firm-Owned Memberships and Membership Interests....  215
          221.10    Indemnification of Delegators....................................  215
          221.11    Delegation by Trust..............................................  215
          222.00    Multiple Memberships.............................................  215
          224.00    Trades of Non-Clearing Permit Holders............................  215

     Ch2 Registration................................................................  216
          230.00    Registration.....................................................  216
          230.01    Eligible Business Organizations..................................  216
          230.02    Registration of Membership for Eligible Business Organizations...  216

          230.03    Designated Persons...............................................  218
          230.04    Cooperative Association of Producers.............................  218
          230.05    Registration for Trading on the Floor in Cash Grain..............  219
          230.06    Eligible Business Organization Status Upon Death or Withdrawal
                    of Registered Member.............................................  219
          230.07    Primary Clearing Member Permission for Member Registration.......  219
          230.08    Doing Business in Firm (or Trade) Name...........................  219
          230.09    Formation of Partnerships or Limited Liability Companies.........  219
          230.10    Suspended or Insolvent Members...................................  219
          230.11    Discipline of Partners or Members of Limited Liability Companies.  220
          230.12    Dissolution of Partnership or Limited Liability Company..........  220
          230.13    Relations Controlling Policy.....................................  220
          230.14    Delegation of Approval Authority.................................  220
          230.15    Financial Requirements...........................................  220
          230.16    Designated Liaison...............................................  220
          230.17    Changes in Organization..........................................  220
          231.00    Ownership and Registration of Associate Memberships..............  221

     Ch2 Assessments and Fees........................................................  222
          240.00    Assessments......................................................  222
          241.00    Members in Military Service......................................  222
          241.01    Dues of Members in Military Service..............................  222
          242.00    Neglect to Pay Assessment........................................  222
          243.00    Transfer Fees....................................................  222
          243.01    Sale and Transfer of Membership Privileges.......................  222

     Ch2 Purchase and Sale or Transfer of Membership or Membership Interest..........  223
          249.01    Purchase and Sale or Transfer of Membership or
                    Membership Interest..............................................  223
          250.01    Sale and Transfer of Membership Privileges.......................  231
          250.02    Memberships Held Under Regulation 249.01(b)......................  233
          250.03    Power-of-Attorney................................................  233
          251.00    Membership Transfer..............................................  233
          251.01    Member Under Investigation.......................................  233
          252.00    Proceeds of Membership - ........................................  233
          252.00A   Claims Filed by Corporations.....................................  235
          252.00B   Interpretation of Rule 252(e)....................................  235
          253.00    Filing Claims....................................................  235
          253.01    Pending Arbitration..............................................  235
          255.00    Deceased or Incompetent Member...................................  235
          256.00    Expelled Member..................................................  235

     Ch2 Insolvency..................................................................  236
          270.00    Insolvency.......................................................  236
          270.01    Restrictions on Operations.......................................  236
          270.02    Procedures for Member Responsibility Actions.....................  236
          270.03    Finality of Disciplinary Decisions and Member
                    Responsibility Actions...........................................  236
          271.00    Announcement of Suspension.......................................  236
          272.00    Insolvent Member.................................................  236
          272.01    Bankruptcy of a Member or Non-Member.............................  237
          272.02    Deliveries in Bankruptcy Situation...............................  237
          273.00    Investigation....................................................  238
          273.01    Insolvency.......................................................  238
          274.00    Reinstatement....................................................  238
          275.00    Suspended or Expelled Member Deprived of Privileges..............  238
          276.00    Suspended Member-Time for Settlement.............................  238
          277.00    Discipline During Suspension.....................................  238
          278.00    Suspension for Default...........................................  238
          278.01    Arbitration of Default...........................................  239
          285.01    Financial Questionnaire..........................................  239
          285.02    Audits...........................................................  239

          285.03    Notification of Capital Reductions...............................  239
          285.04    Restrictions on Operations.......................................  240
          285.05    Financial Requirements...........................................  240
          285.07    Member Joint Accounts............................................  241
          285.08    Financial Arrangements...........................................  241
          285.09    Trading Associations.............................................  241
          286.00    Trades of Non-Clearing Members...................................  241
          287.00    Advertising......................................................  242

     Ch2 Membership Interests........................................................  243
          290.00    Market Categories................................................  243
          290.01    Agricultural and Associated Market (AAM).........................  243
          290.02    Government Instruments Market (GIM)..............................  243
          290.03    Index, Debt and Energy Market (IDEM).............................  243
          290.04    Commodity Options Market (COM)...................................  243
          291.00    GIM Membership Interest..........................................  243
          292.00    IDEM Membership Interest.........................................  244
          293.00    COM Membership Interests.........................................  245
          293.01    COM Membership Rights............................................  246
          293.02    AM and COM Membership Rights.....................................  246
          293.03    AM and COM Membership Rights.....................................  246
          293.04    AM and COM Membership Rights.....................................  246
          293.05    COM Membership Rights............................................  246
          293.06    COM Membership Rights............................................  246
          293.07    AM and COM Membership Rights.....................................  246
          293.08    AM and COM Membership Rights.....................................  246
          293.09    AM and COM Membership Rights.....................................  246
          293.10    COM Membership Rights............................................  247
          293.12    IDEM Membership Rights...........................................  247
          293.14    AM and COM Membership Rights.....................................  247
          293.15    COM Membership Rights............................................  247
          293.16    IDEM Membership Rights...........................................  247
          293.17    COM Membership Rights............................................  247
          294.00    Membership Interest Participations...............................  247
          294.01    Transfer of Membership Interest Participations...................  247
          294.02    Registration of Membership Interests.............................  247
          294.03    Dues and Assessments on Membership Interest Participations.......  248
          294.04    Accumulation of Membership and Membership Interest Participations
                    by the Board.....................................................  248
          294.05    Time Limit for Accumulating AM Participations....................  248
          294.06    Claims Procedures Regarding Membership Interest Fractional
                    Participations...................................................  248
          296.00    Elimination of GIM Membership Interests..........................  248
          296.01    Transfer of Associate Membership Participations..................  249
          296.02    Registration of New Associate Memberships........................  249
          296.03    Additional Associate Membership Participations or GIM Membership
                    Interests........................................................  249
          296.04    Waiver of Transfer and Registration Fees.........................  250
          296.05    Dues and Assessments.............................................  250
          296.06    Claims Procedures Regarding Associate Membership Participations..  250

===============================================================================
Chapter 2
Membership
===============================================================================

Ch2 Applicants

200.00 Applicants for Membership - Any individual, other than an employee of the Association, at least twenty-one years of age, of good character, reputation, financial responsibility and credit who satisfies the Membership Committee that such individual is suitable to assume the responsibility and privileges of membership shall be eligible. 100 (08/01/94)

200.01 GIMs, IDEMs and COMs as Members. The holders of GIM, IDEM and COM membership interests shall be deemed to be, "Members" of the Board of Trade of the City of Chicago, Inc. for purposes of Delaware General Corporation Lan, as amended from time to time.

201.00 Application for Membership - Each application for membership shall be in writing and filed with the Exchange together with the names of two member sponsors. All applicants for membership shall be investigated as to the representations contained in the application. Upon receipt of the application for membership, the Secretary shall, within fifteen days thereafter, send to members of the Association the names of the applicant and of the sponsors, and shall post the same information on the bulletin board for a period of at least ten days after such notification to the Membership.

The foregoing provisions do not apply to those applicants seeking to become Full Members or Full Member Delegates of the Exchange solely for the purpose of becoming regular members of the Chicago Board Options Exchange ("CBOE") pursuant to Rule 210.00 and Article FIFTH(b) of the CBOE's Certificate of Incorporation. Such applicants need only submit an application in writing in the form and manner prescribed by the Exchange. 101 (11/01/99)

201.00A   Examination Requirement - Individuals applying for membership, who have not evidenced a broad experience in the commodity industry, will be required to pass a general futures examination covering the basics of the commodity industry before their membership application can be approved by the Membership Committee. The foregoing provision does not apply to those applicants seeking to become Full Members or Full Member Delegates of the Exchange solely for the purpose of becoming regular members of the Chicago Board Options Exchange ("CBOE") pursuant to Rule 210.00 and Article FIFTH(b) of the CBOE's Certificate of the Incorporation. 47R (11/01/99)

201.01 Responsibilities of Applicant for Membership and His Sponsors - Any undue delay by an applicant or his sponsors in the submission of documents required for processing of the membership application or any undue delay by the applicant or his sponsors in appearing may be deemed as a withdrawal of the membership application. 1807A (08/01/94)

201.01A   Sponsoring Applicants for Membership - When the Exchange considers the qualifications of an applicant for membership in the Chicago Board of Trade, it relies to a large extent upon the statements of members who are sponsoring the applicant.

Sponsorship, therefore, entails considerable responsibility; and the Exchange feels that such responsibility is not met when a member recommends for membership an individual whom the member sponsor does not know to be fully qualified. Such sponsorship is of no assistance whatever to the Exchange and only results in the rejection of the sponsorship-often to the embarrassment of both the applicant and the sponsor.

The Exchange requires that an applicant have two sponsors.

- For applicants who will not have a primary clearing member ("PCM") firm, each of their two member sponsors must be either: (1) a registered member, partner or officer of a CBOT(R) member firm; or (2) a member who has been acquainted with the applicant for a period of at least ninety days.

- For applicants who will have a PCM, at least one member sponsor must be a registered member, partner or officer of the applicant's PCM. The other member sponsor may be a registered member, partner or officer of the applicant's PCM firm or a member who has been acquainted with the applicant for a period of at least ninety days.

                                Ch2 Applicants
                                --------------

In every case it is imperative that a sponsor make a thorough investigation of the applicant and be fully informed regarding the applicant's character, integrity, financial standing and business history.

The foregoing provisions do not apply to those applicants seeking to become Full Members or Full Member Delegates of the Exchange solely for the purpose of becoming regular members of the Chicago Board Options Exchange ("CBOE") pursuant to Rule 210.00 and Article FIFTH(b) of the CBOE's Certificate of Incorporation. 21R (11/01/99)

201.02    Maintenance of Membership Qualifications

1. Each applicant for membership, in accordance with the provisions of Regulation 203.01, member and member firm immediately shall notify the Association, in writing, upon the occurrence of any of the following events:

     - Such member's suspension or expulsion from any other contract market or self-regulatory organization;

     -    Such member's plea of guilty to or conviction of any felony.

     Failure to so notify the Association within ten days shall be an act detrimental to the Association. For the purpose of this regulation, "felony" shall mean any criminal sanction that is punishable by imprisonment of more than a year or a fine in excess of $10,000.

     Upon the Association's receipt of notification, by whatever means, of the occurrence of any of the above-referenced events, the matter shall be referred to the Membership Committee, which immediately shall review the matter to determine if there is sufficient basis to recommend that membership status be reconsidered. The Membership Committee shall advise the Chairman of the Association of its determinations in this regard.

2. The Chairman of the Association, upon the advice of the Membership Committee, is authorized to take summary action pursuant to this regulation, when immediate action is necessary to protect the best interests of the marketplace, without affording prior opportunity for hearing. The following procedures shall apply to such actions:

     (a) The respondent shall, whenever practicable, be served with a notice before the action is taken. If prior notice is not practicable, the respondent shall be served with a notice at the earliest possible opportunity. The notice shall:

          (1)  State the action,

          (2)  Briefly state the reasons for the action, and

          (3)  State the effective time and date and the duration of the action;

     (b) The respondent shall have the right to be represented by legal counsel or any other representative of his choosing in all proceedings subsequent to any summary action taken;

     (c) The respondent shall be given an opportunity for a subsequent hearing, within five business days, before the Membership Committee. The hearing shall be conducted in accordance with the following requirements:

          (1) The hearing shall be promptly held before disinterested members of the hearing body after reasonable notice to the respondent. No member of the hearing body may serve on that body in a particular matter if he or any person or firm with which he is affiliated has a financial, personal or other direct interest in the matter under consideration.

          (2) Formal rules of evidence need not apply, but the hearing shall not be so informal as to be unfair;

          (3) The respondent shall have the right to invoke Rule 548.00, if applicable;

          (4) The Member Services Department shall be a party to the hearing and shall present its case on those matters which are the subject of the hearing;

          (5) The respondent shall be entitled to appear personally at the hearing and to be represented by counsel;

                                Ch2 Applicants
                                --------------

          (6) The respondent shall be entitled to cross-examine any person(s) appearing as witness(es);

     (d) Within five business days following the conclusion of the hearing, the Membership Committee shall render a written decision based upon the weight of the evidence contained in the record of the proceeding and shall provide a copy to the respondent. The decision shall include:

          (1)  A description of the summary action taken;

          (2)  The reasons for the summary action;

          (3)  A brief summary of the evidence produced at the hearing;

          (4)  Findings and conclusions;

          (5) A determination that the summary action should be affirmed, modified, or reversed; and

          (6) A declaration of any action to be taken pursuant to the determination specified in (5) above and the effective date and duration of such action.

3. After the hearing conducted pursuant to Section 2(c) above is held before the Membership Committee, the following additional provisions shall apply.

     The Regulatory Compliance Committee, pursuant to the provisions of Rule
     540.00 and Regulation 540.05, shall consider the Membership Committee's findings and recommendations, as well as the record developed before the Membership Committee, at the next regularly scheduled meeting of the Regulatory Compliance Committee or at a meeting specially called by the Chairman as the Chairman may direct. The member under review shall have the opportunity to appear before and address the Reguatory Compliance Committee solely with regard to the record made before the Membership Committee; the Regulatory Compliance Committee shall not be required to entertain any new evidence absent a showing that such evidence could not reasonably have been presented previously to the Membership Committee. Upon full consideration of all the evidence before it, the Regulatory Compliance Committee may confirm the member's good standing status, restrict the member's membership status, deny the member's floor access, issue fines, or recommend to the Board of Directors that the member should be expelled or prohibited from association with any member or member firm.

4. The Regulatory Compliance Committee shall vote by secret ballot to take any action pursuant to this regulation. If two-thirds of the members present and voting cast votes in favor of such action, the action shall be adopted. (03/01/01)

202.00 Approval for Membership - If two-thirds of the Membership Committee present and voting cast affirmative votes, the applicant shall be approved. The power to deny such applications is expressly reserved to the Regulatory Compliance Committee. 103 (08/01/94)

202.01 Delegation of Authority to Approve Change in Status Request - The Chairman of the Membership Committee or a member of the Membership Committee who has been designated by the Membership Committee Chairman, or upon delegation by the Chairman, the Member Services and Member Firm Staff Service Department, will have the power to approve the request of a Full or Associate Member, a Membership Interest Holder or a Full Member of the MidAmerica Commodity Exchange to obtain additional Full or Associate Memberships, Membership Interests, or to change his or her delegate status. The power to deny such a request is expressly reserved to the Regulatory Compliance Committee.

For the purpose of this regulation, the Chairman may not delegate approval authority to the Member Services and Member Firm Staff Services Department when the following factors are present:

     1. The applicant has answered affirmatively to any question in the "Disciplinary Action" section of the application;

     2. The applicant has indicated on the application that he or she is indebted to any member or

                                Ch2 Applicants
                                --------------

          member firm;

     3.   The applicant has indicated that he or she has a negative net worth;
          or

     4. The applicant has trading privileges on the MidAmerica Commodity Exchange only.

The foregoing provisions shall not apply to a Full Member or Full Member Delegate of the Exchange who was initially approved for membership pursuant to Regulation 202.01A, unless such applicant intends to become a Full Member or Full Delegate solely for the purpose of becoming a regular member of the Chicago Board Options Exchange ("CBOE") pursuant to Rule 210.00 and Article FIFTH(b) of the CBOE's Certificate of Incorporation. (11/01/99)

202.01A Delegation of Authority to Approve "CBOE Exerciser Only" Applicants - The Chairman or a Vice Chairman of the Membership Committee, or another member of the Committee if designated by the Chairman, will have the power to approve the application of an individual seeking to become a Full Member or Full Member Delegate of the Exchange solely for the purpose of becoming a regular member of the Chicago Board Options Exchange ("CBOE") pursuant to Rule 210.00 and Article FIFTH(b) of the CBOE's Certificate of Incorporation. (11/01/99)

202.02 Procedures for Hearings on Preliminary Denials by the Membership Committee - In connection with all hearings conducted with respect to preliminary denials of applications for membership or any other denial by the Membership Committee, the following procedures shall be followed:

(a) The respondent shall be entitled in advance of the hearing to examine all books, documents, or other tangible evidence in the possession or under the control of the Association upon which the Member Services and Member Firm Staff Services Department will rely in presenting the issue(s) contained in the Preliminary Denial Letter or which are relevant to that (those) issue(s). Respondent shall make its request to examine any materials by submitting it in writing to the Member Services and Member Firm Staff Services Department as soon as practicable. At least ten (10) business days in advance of the hearing, the respondent shall submit to the hearing officer, with a copy to the Member Services and Member Firm Staff Services Department, copies of all documents which the respondent intends to rely upon in presenting his or her case, as well as the names of any witnesses the respondent intends to call.

(b) The Member Services and Member Firm Staff Services Department shall be entitled in advance of the hearing to examine all books, documents, or other tangible evidence in the possession or under the control of the respondent which will be relied upon by the respondent in presenting the issue(s) contained in the Preliminary Denial Letter or which are relevant to those issues. The Member Services and Member Firm Staff Services Department shall make its request to examine any materials by submitting it in writing to the respondent as soon as practicable. At least ten (10) business days in advance of the hearing, the Member Services and Member Firm Staff Services Department shall submit to the hearing officer, with a copy to respondent, copies of all documents which the Member Services and Member Firm Staff Services Department intends to rely upon in presenting its case, as well as the names of any witnesses the Department intends to call;

(c) Any dispute over a request to examine any book, document. or other tangible evidence in the possession or under the control of either party shall be submitted to the Chairman of the Committee for resolution only after the parties have made all reasonable attempts to resolve the dispute among themselves;

(d) If objected to or upon its own motion, the hearing panel may refuse to consider any book, record, document or other tangible evidence which was not made available to the opponent of the evidence or was not disclosed in accordance with this paragraph. The panel may also exclude the testimony of any witness whose name was not submitted to the opponent of the witness as provided above. The hearing panel may consider such evidence or testimony upon a clear showing that such evidence was not ascertainable by due diligence at least ten (10) business days in advance of the hearing and that there was insufficient time prior to the hearing to bring such evidence to the attention of the opposing party;

                                Ch2 Applicants
                                --------------

(e) The hearing shall be promptly held before disinterested member of the Membership Committee or any duly appointed Subcommittee thereof after reasonable notice to the parties. No member of the Membership Committee may serve on a hearing panel in a particular matter if he or she or any person or firm with which he or she is affiliated has financial, personal or other direct interest in the matter under consideration. After service of the preliminary denial letter, both parties to the hearing are prohibited from making any ex parte contacts with any member of the Membership Committee. For the purpose of this paragraph, an "ex parte contact" shall mean any communication, either written or oral, which relates directly or indirectly to the issue to be heard and which is made to a member of the Membership Committee who will be a member of the panel which shall decide the issue.

(f) Formal rules of evidence need not apply, but the hearing shall not be so informal as to be unfair;

(g)  The respondent shall have the right to invoke Rule 548.00, if applicable;

(h) The Member Services and Member Firm Staff Services Department shall be a party to the hearing and shall present its case on those issues which are the subject of the hearing;

(i) The respondent shall be entitled to appear personally at the hearing and to be represented by counsel;

(j) The parties shall be entitled to cross-examine any person(s) appearing as witness(es);

(k) The parties shall be entitled to call witnesses and to present such evidence as may be relevant to he issue(s) presented;

(l) Pursuant to Rule 545.00, all persons within the jurisdiction of the Association who are called as witnesses shall be obliged to appear at the hearing and/or to produce evidence;

(m) Substantially verbatim record of the hearing, capable of being accurately transcribed, shall be made and shall become part of the record of the proceeding. (07/01/97)

202.03 Membership Committee's Preliminary Decisions - All preliminary decisions rendered by the Membership Committee shall be in writing and be based upon the weight of the evidence contained in the record of the proceeding. A copy of the decision shall be provided to the respondent and shall include:

(a)  The issue(s) presented to the Committee;

(b) The response submitted by the applicant or member, if any, or a summary of the answer;

(c)  A brief summary of the evidence produced at the hearing;

(d) A statement of findings and conclusions with respect to the issue(s) presented;

(e)  A declaration containing the Committee's preliminary decision;

(f) All such decisions shall be rendered within thirty business days after the conclusion of the hearing, unless, by virtue of the complexity of the issue or other special circumstances, additional time is required;

(g) The Committee shall give respondent reasonable notice of the date on which its recommendation, based on its preliminary decision, will be forwarded to the Regulatory Compliance Committee for its consideration. (07/01/97)

203.01 Procuring a Membership or Membership Interest - An individual who wishes to procure a membership privilege may do so either prior or subsequent to being approved for a particular membership status. A person who has acquired a membership privilege prior to being approved for a particular membership status as provided in Regulation 249.01 shall become a member or membership interest holder following such approval upon signing the appropriate register of the Association. A person approved for a particular membership status prior to acquiring a membership or membership interest shall become a member or membership interest holder if within six (6) months after he/she has been notified of such approval, or within such extension of said period as may be granted by the Exchange, he/she shall procure a membership or membership interest and sign the appropriate register of the Association; otherwise his/her approval for a particular membership status

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shall be deemed vacated. (03/01/01)

204.00 Membership Obtained by Fraud - A membership obtained by fraudulent representations or concealment shall be disposed of by the Board. 106 (08/01/94)

205.00 Agreement to Observe Rules and Regulations - Applicants for membership shall be required to sign a written agreement to observe and be bound by the Charter, Rules, and Regulations of the Association, and all amendments subsequently made thereto. 107 (08/01/94)

205.01 Acquisition of Class A Units of Ceres Trading Limited Partnership - Any person or entity who acquires ownership of a membership or a membership interest after July 17, 1992 shall, simultaneously with the acquisition of ownership of such membership or membership interest, purchase a Class A unit of limited partnership interest of Ceres Trading Limited Partnership, a Delaware limited partnership, of the appropriate sub-class (as set forth in Section 3.8 of the Agreement of Limited Partnership governing Ceres Trading Limited Partnership) from the person or entity from which he, she or it is acquiring ownership of the membership or membership interest (the "Transferor"), or if such Transferor does not own a unit of limited partnership interest of Ceres Trading Limited Partnership, from the General Partner of Ceres Trading Limited Partnership. The proceeds payable to a Transferor who does not own a unit of limited partnership interest of Ceres Trading Limited Partnership shall be equal to (a) the aggregate proceeds paid by the Purchaser for the membership or membership interest plus a unit of limited partnership interest reduced by (b) the amount paid to the General Partner for such unit of limited partnership interest under Section 10.3(b) of the Agreement of Limited Partnership. The acquisition of ownership of a membership or membership interest shall constitute a request of the acquirer that the books and records of Ceres Trading Limited Partnership reflect the acquirer's admission as a substituted limited partner thereof, and shall constitute the acquirer's agreement to be bound by the Agreement of Limited Partnership. (08/01/94)

206.02 Gratuities - No member of the Association shall employ any employee of the Association or of the Clearing House, for any service outside the hours of regular employment by the Association or such corporation, without having first obtained the approval therefor of the President or of said Clearing House, as the case may be, and registering therewith the name of said employee, the nature of the services rendered, and the amount of said compensation.

No member shall give any compensation or gratuity to an employee of the Clearing House unless the giving of such compensation or gratuity be first submitted in writing to the Clearing House and approved.

No member, member firm or employee thereof shall directly or indirectly give or offer to give any compensation or gratuity in excess of $250 (or having a reasonable aggregate value in excess of $250) per person per year to any employee of the Association. Employees of the Association are forbidden to accept any compensation or gratuity in excess of $250 from any member, member firm or employee thereof for any service rendered or to be rendered unless the giving of such compensation or gratuity be first submitted in writing to the President and approved. A gift of any kind is considered a gratuity.

No member, member firm or employee thereof, shall give or offer to give gratuities to any other member, member firm or employee thereof in an amount exceeding that which may be considered reasonable and proper under normal business practices as determined by the Business Conduct Committee. The giving or offering to give gratuities to a member, member firm or employee thereof is not to become a vehicle to obtain Exchange related business in a non-competitive fashion. Failure to comply with this Regulation may be deemed an act detrimental to the interest or welfare of the Association. (08/01/94)

207.00 Office Address - Every member shall register with the Secretary an address and subsequent changes thereof where notices may be served. 128 (08/01/94)

207.01 Primary Clearing Member - Every member shall register the name and clearing house number of his or her Primary and Secondary Clearing Member with the Member Services and Member Firm Staff Services Department. If applicable, the registration shall include the name and clearing house number of any division of the clearing member firm. In addition, every member shall notify the

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                                --------------

Member Services and Member Firm Staff Services Department of any changes in his or her Primary and/or Secondary Clearing Member, including the name and clearing house number of the division thereof if applicable. (07/01/97)

208.00 Conducting Business Under a Firm Name - An individual may conduct his business under a firm name provided it is clearly stated on all letterheads, statements, and other business forms that the individual is the sole owner of the firm. 132 (08/01/94)

208.01 Conducting Business Under a Firm Name - An individual conducting business under a firm name as a sole proprietor pursuant to Rule 208.00 shall submit a statement to the Department of Member Services of this Association giving the name, address, and nature of the business conducted. The member shall report immediately any change in the required information. 1803 (08/01/94)

209.00 Indemnification of Association - In any legal proceeding brought against the Association and alleging its failure to prevent, detect or require certain conduct of a member or registered eligible business organization, which conduct or inaction is alleged to be in violation of any law or of the Rules and Regulations of the Association, such member or registered eligible business organization shall indemnify and hold the Association harmless for the full amount of any expense (including attorney's fees), judgment or settlement paid by it in respect to such proceeding. 134 (04/01/98)

209.01 Floor Trading Permits - The Board of Directors may at any time in its discretion establish a limited number of floor trading permits as needed to promote orderly and liquid markets in new and existing contracts. Such permits shall convey to qualified individuals a temporary right to trade as principal and/or broker for others in designated contracts on the floor of the Exchange. Such permits shall not be convertible into memberships or membership interests or carry any other rights or incidents not expressly specified in creating such permits. (08/01/94)

209.02 MidAmerica Floor Access Members' Trading Privileges - Floor Access Members of the MidAmerica Commodity Exchange shall be eligible to trade as principal and as broker for others in Institutional Index futures contracts on the Exchange Floor. Such persons may communicate from the Exchange Floor with non-member customers in the same manner as members may do so, but only with respect to Institutional Index futures contracts.

In the exercise of these privileges, such persons shall be subject to the jurisdiction of the Association and to all duties and obligations imposed upon members, registered firms or other approved persons under the Rules and Regulations; provided, however, that the Board may exempt such persons from any such duty or obligation which, in its sole judgement, is incompatible or in conflict with, or is unrelated to, the activities performed by them. (08/01/94)

209.03 Product Sponsor Programs - The Board of Directors may at any time in its discretion establish product sponsor programs as needed to promote orderly and liquid markets in new contracts. A product sponsor program shall convey to qualified members and member firms such inducements as the Board may grant in return for a product sponsor's participation in a particular contract market. A product sponsor program shall not create any interests or carry any other rights or incidents thereto which are not expressly specified in creating the program. (08/01/94)

209.04 MidAmerica Members' and Permit Holders' Trading Privileges - Floor Access Members and Rough Rice Permit holders of the MidAmerica Commodity Exchange shall be eligible to trade as principal and as broker for others in Rough Rice futures and futures options contracts on the Exchange Floor. Such persons may communicate from the Exchange Floor with non-member customers in the same manner as members may do so, but only with respect to Rough Rice contracts.

In the exercise of these privileges, such persons shall be subject to the jurisdiction of the Association and to all duties and obligations imposed upon members, registered firms or other approved persons under the Rules and Regulations; provided, however, that the Association may exempt such persons from any such duty or obligation which, in its sole judgement, is incompatible or in conflict with, or is unrelated to, the activities performed by them. (11/01/94)

210.00 Full Member CBOE "Exercise" Privilege - In accordance with the Agreement entered into on September 1, 1992 (the "Agreement") between the Exchange and the Chicago Board Options Exchange ("CBOE"), Eligible CBOT Full Members who maintain all appurtenant trading rights and

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                                --------------

privileges of a full membership, including any new trading rights or privileges granted, assigned or issued to a CBOT full membership to the extent such right or privilege is deemed under the provisions of such Agreement to be appurtenant to a CBOT Full Membership, are eligible to become regular members of the CBOE pursuant to Article Fifth(b) of CBOE's Certificate of Incorporation. A CBOT Full Member may delegate all of his trading rights and privileges of full membership to an individual who will then be eligible to become a regular CBOE member pursuant to Article Fifth(b) of CBOE's Certificate of Incorporation; provided, however, if a CBOT Full Member delegates some, but not all, of the appurtenant trading rights and privileges of full membership, then neither the member nor the delegate will be eligible to be a CBOE regular member pursuant to Article Fifth(b). No person who is not either an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate (See Rule 221.00(g)(ii)) shall knowingly apply to become, or knowingly remain, a regular member of CBOE pursuant to Article Fifth(b) of CBOE's Certificate of Incorporation.

For purposes of the Agreement entered into on September 1, 1992 between the Exchange and the CBOE, an Eligible CBOT Full Member means an individual who at the time is the holder of one of the One Thousand Four Hundred Two (1,402) CBOT full memberships ("CBOT Full Memberships") existing on the date of the Agreement and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership. In the event a CBOT Full Membership is registered for a partnership, corporation or other entity, only the individual who is the holder of such CBOT Full Membership and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership shall be deemed to be an "Eligible CBOT Full Member." "Trading rights and privileges appurtenant to such CBOT Full Membership" means (1) the rights and privileges of a CBOT Full Membership which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the CBOT, whether by open outcry, by electronic means, or otherwise during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by CBOT after the effective date of this Agreement to holders of CBOT Full Membership, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by CBOT to a CBOT Full Member and which is not exercised by such CBOT Full Member. (08/01/94)

211.00 Associate Memberships - A personal privilege designated as an Associate Membership is hereby created to promote orderly and liquid markets and to provide for the future growth of the Association through increased liquidity and participation in the trading on the Floor of the Exchange. Associate Members shall be allowed to trade, as hereinafter provided, all existing and prospective future contracts and options contracts which shall be listed from time to time in the Government Instruments Market; Index, Debt and Energy Market; and Commodity Options Market categories pursuant to Rule 290.00. An Associate Member shall have the right, subject to the Rules and Regulations of the Association, to trade as principal and as broker for others and to solicit orders from others on the Floor of the Exchange, in all eligible contracts and options as designated above. Associate Memberships shall not carry with them the attributes of full memberships of the Association under the Fifth Article of the Certificate of Incorporation of the Chicago Board Options Exchange. In the event of liquidation of the Association, the Associate Member's share of the proceeds from dissolution shall be 1/6th of a full member's share. (08/01/94)

212.00    Reciprocal Trading Privileges with LIFFE -

(a) (1) Subject to the provisions of the Link Agreement with LIFFE and the LIFFE rules, one who owns or is registered for an undelegated Full or Associate Membership and is authorized by the Association for these purposes may (A) enter the trading floor of the LIFFE market, (B) trade contracts in the terms of Designated CBOT Contracts on the trading floor of the LIFFE market and (C) communicate from the trading floor of the LIFFE market to persons not on that floor, with respect to Designated CBOT Contracts.

     (2) A member who trades contracts in the terms of Designated CBOT Contracts on the trading floor of the LIFFE market shall be eligible for member transaction fees assessed by the Exchange on positions transferred to the Clearing House.

     (3) During any period when the rights granted by this Rule are being exercised at LIFFE, the membership may not be used by anyone to trade on the floor of the Exchange.

                                Ch2 Applicants
                                --------------

(b) (1) Subject to the provisions of the Link Agreement with LIFFE and the rules and regulations of the Association, a member of LIFFE or a trader registered with a member of LIFFE (but not a leaseholder) who is authorized by LIFFE for these purposes, may (A) enter the floor of the Exchange, (B) trade contracts in the terms of Designated LIFFE Contracts on the floor of the Exchange and (C) communicate from the Floor of the Exchange with persons not on the Floor of the Exchange, with respect to Designated LIFFE Contracts.

     (2) The primary clearing member of such a person, referred to in (b)(1) above, shall guarantee his obligations under Rules 252.00 and 253.00.

     (3) Upon revocation of such a person's primary clearing authorization, the Secretary shall give written notice thereof to all members and delegates. Thereafter, all members and delegates who may have claims against him may file claims in the same manner as provided in Rules 252.00 and 253.00 of the Association. The primary clearing member shall be responsible for the payment of those claims allowed by the Board and not satisfied promptly by such a person whose primary clearing authorization has been revoked. (06/01/97)

213.00 Assessments and Fees - Associate Members shall be responsible for all operating assessments and exchange service fees as if a full member of the Association. 863 (08/01/94)

214.00 Obligations and Duties - Associate Members shall be subject to all Rules and Regulations of the Association including all specific duties and obligations imposed on them by the Rules and Regulations, as well as those duties and obligations imposed upon members, registered firms or other approved persons under the Rules and Regulations; provided, however, the Board may exempt Associate Members from any such duty or obligation which is incompatible with or in conflict with or unrelated to, the activities performed by them. 864 (08/01/94)

215.00 Associate Members Committee - There will be an elected Committee of Associate Members whose purpose will be to represent the rights and privileges of the Associate Membership and to promote those rights and privileges to the mutual benefit of the general membership.

The Committee shall consist of fifteen (15) Associate Members elected on the Annual Election date by the Associate Membership. At the first election following the adoption of this Rule, eight members will be elected for a two-year term and seven members will be elected for a one-year term. Thereafter, seven members will begin a new two-year term each even-numbered year and eight members will begin a new two-year term each odd-numbered year. The Committee will select its Chairman and Vice Chairman. The Chairman of this Committee will be the liaison to the Chairman of the Board of Directors. 865 (08/01/94)

217.00 Applicants - Applicants for Associate Memberships shall be approved in the same manner and under the same conditions and procedures as are applicants for full membership. 867 (08/01/94)

219.00 Communications From Floor - Associate Members may communicate from the Floor of the Exchange during business hours with non-member customers in the same manner as members, but only with respect to eligible futures contracts or options as defined in Rule 211.00. 869 (08/01/94)

220.00 Violations - In addition to being bound to comply with the Rules and Regulations of the Association to which all members are bound, unless exempted by the Board under Rule 214.00, it shall be an offense against the Association for an Associate Member to:

(1) Execute a trade in any futures contracts or options that are not eligible as defined in Rule 211.00;

(2) Place an order on the Floor of the Exchange for the execution of any futures contracts or options that are not eligible as defined in Rule 211.00; or

(3) Engage in words or deeds which represent, or are reasonably calculated to represent, that he is a holder of a full membership. 870 (08/01/94)

221.00 Delegation - An individual member may delegate the rights and privileges of Full and/or Associate Memberships to an individual (a "delegate") upon the following terms and conditions:

(a) The delegate shall first be approved by the Exchange under the standards of Rule 200.00 and shall sign a written agreement to observe and be bound by the Charter, Rules, and Regulations of the

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                                Ch2 Applicants
                                --------------

     Association, and all amendments subsequently made thereto: Provided, however, an approved delegate having no outstanding disciplinary penalties and no restrictions pursuant to Rule 511.00 or 512.00 shall remain approved to enter a new delegation agreement within six (6) months following the termination of the previous delegation agreement. The Exchange may, in its discretion, grant extensions of this six (6) month approval period.

(b) The delegation agreement, any amendment thereto, and any termination, revocation, or renewal thereof, shall be in writing in such form as the Exchange may prescribe, and a copy thereof shall be filed by the member with the Exchange as a precondition to its effectiveness: Provided, however, the delegation agreement shall be null and void automatically upon the happening of any of the following events:

     (1) Loss of any of the qualifications for entering a delegation agreement, such as sale of the membership of the member or expulsion of the member or the delegate; or

     (2) The suspension of the member by the Association within three months of the date of the filing of the delegation agreement by the member with the Exchange;

(c) (1) The member shall remain liable (for an amount up to, but not in excess of, the value of the seat the member has leased) for the debts, acts and delinquencies of the delegate arising from the delegate's exercise of rights and privileges of membership. The membership so delegated may be sold to satisfy any such liability in accordance with the Rules and Regulations of the Association. Delegation shall not relieve the member of any of his obligations or liabilities which he might otherwise have by the virtue of being a member of the Association to other members of the Association;

     (2) Upon the termination or expiration of the delegation agreement, the Secretary shall give written notice thereof to all members and delegates. Thereafter, all members and delegates who may have claims against the delegate may file claims in the same manner as provided in Rule 252.00 of the Association. The member entering into a delegation agreement shall be responsible for the payment of those claims allowed by the Board and not satisfied promptly by the delegate, but only to the extent of the value of the membership so delegated;

(d) A delegate shall not be entitled to register under Rule 230.00 for an eligible business organization;

(e) The Finance Committee, in its discretion, may impose fees, charges and assessments upon members and delegates under this Rule; and

(f) Upon the filing of a delegation agreement or renewal notice with the Exchange, notice thereof shall be posted promptly on the bulletin board, and shall be made available upon request to the Membership and to the primary clearing member for the member party to the delegation agreement.

(g)(i) In accordance with the Agreement entered into on September 1, 1992 ("the Agreement") between the Exchange and the Chicago Board Options Exchange ("CBOE"), only an individual who is an "Eligible CBOT Full Member" or an "Eligible CBOT Full Member Delegate", as those terms are defined in the Agreement, is a "member" of the Exchange within the meaning of paragraph
     (b) of Article Fifth of CBOE's Certificate of Incorporation ("Article Fifth(b)") and only such individuals are eligible to become and to remain regular members of the CBOE pursuant to Article Fifth(b). No person who is not either an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate shall knowingly apply to become, or knowingly remain, a regular member of CBOE pursuant to Article Fifth(b) of CBOE's Certificate of Incorporation.

(g)(ii) For purposes of the "Agreement" referenced in Rule 221.00(g)(i), an "Eligible CBOT Full Member Delegate" means the individual to whom a CBOT Full Membership is delegated (leased) and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership. "Trading rights and privileges appurtenant to such CBOT Full Membership" means (1) the rights and privileges of a CBOT Full Membership which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the CBOT, whether by open outcry, by electronic means, or otherwise, during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by CBOT after the effective date of this Agreement to holders of CBOT Full Memberships, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by CBOT to a CBOT Full Member

                                Ch2 Applicants
                                --------------

     and which is not exercised by such CBOT Full Member.  (11/01/99)

221.01 Delegation by Deceased Member's Estate - The legal representative of a deceased member's estate, during the pendency of probation of the deceased member's estate, may delegate such deceased member's trading privileges in accordance with Rule 221.00. Upon transfer of the estate assets to the deceased member's heirs, the provisions of Regulation 249.01 shall apply. (08/01/94)

221.02    Floor Access of Delegating Members and Delegates

(a) A full or associate member who has delegated the rights and privileges of his only membership, or of all his memberships, for any of the three trading segments, pursuant to Rule 221.00, and who does not hold a Floor Clerk or Broker Assistant badge, shall not have physical access to the Floor of the Exchange for such trading segment(s) during the effective period of such delegations; provided that this Regulation shall not apply to "Twenty-Five Year Members" as described in Regulation 301.10.

     Provided further, that members of the Board of Directors who have delegated the rights and privileges of their only membership, or of all of their memberships, may have physical access to the Floor of the Exchange to the same extent as do "Twenty-Five Year Members" as described in Regulation 301.10.

(b) A delegate who does not hold a Floor Clerk or Broker Assistant badge shall not have physical access to the Floor of the Exchange during the trading segment(s) in which he is not entitled to the rights and privileges of membership. (07/01/99)

221.03 Minimum Delegation Term - No delegation agreement shall have a term of less than thirty (30) days. The foregoing limitation shall not apply to delegation agreements for Full Member Delegates who will utilize their memberships solely for the purpose of becoming a regular member of the Chicago Board Options Exchange ("CBOE") pursuant to Rule 210.00 and Article FIFTH(b) of the CBOE's Certificate of Incorporation. (11/01/99)

221.05    Delegates' Clearing Members -

(1) Except as provided in paragraph (2) below, no delegate may receive clearing authorization from any Primary Clearing Member, or from any other Clearing Member, pursuant to Rule 333.00 without first having:

     (a)  obtained written permission from his/her member-delegator; and

     (b)  filed such written permission with the Department of Member Services.

(2) In the event that a delegate cannot obtain written permission from his/her member-delegator before he or she receives clearing authorization from a new Primary Clearing Member, such delegate may nevertheless obtain such clearing authorization if the new Primary Clearing Firm executes and submits to the Department of Member Services a suretyship agreement inuring to the benefit of the member-delegator and in a form approved by the Exchange. However, the delegate must obtain his/her member-delegator's permission within 30 days of changing Primary Clearing Members. If the delegate does not obtain the permission within that period, he or she will be denied access to the floor. The delegate will not be able to regain access to the floor until such permission is submitted to the Department of Member Services. (04/01/99)

221.07 Voting Rights - On and after June 21, 1982, no full or associate member may delegate to any other person the right to vote on any matter subject to a ballot vote among the general membership. (08/01/94)

221.08 Requirements for Delegates of Membership Interests* - The Board, in its discretion, may require that each person who is granted status as a delegate of a COM, GIM or IDEM Membership Interest pursuant to a delegation agreement entered into on or after (effective date to be determined), execute up to a specified percentage, not to exceed 20%, or a specified number not to exceed 200 of such person's round turn principal transactions per month in one or more contracts designated by the Board.

The Board may establish different proportions or levels applicable to each membership interest

                                      214
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                                Ch2 Applicants
                                --------------

category, and any such proportion or level shall be applied in uniform fashion to every delegate in each respective membership interest category. Consistent with these standards, the Board may alter such proportion or level at any time.

Failure to comply with the provisions of this regulation or the directives of the Board adopted pursuant to this regulation may be considered an act detrimental to the welfare of the Association. Effective June 1, 1984. (08/01/94)

221.09 Delegation of Firm-Owned Memberships and Membership Interests - An eligible business organization registered as a member firm under Rule 230.00 may delegate the rights and privileges of a firm-owned membership or membership interest to an individual ("delegate") upon the terms and conditions set forth in Rule 221.00, but only if the membership being leased is not necessary to satisfy the requirements for registration as a member firm or, if applicable, as a clearing member firm. (04/01/98)

221.10 Indemnification of Delegators - To the extent consistent with the Association's claims Rules and Regulations, the Board of Directors shall honor and enforce valid indemnifications given by a clearing member to a member or membership interest holder who delegates the rights and privileges of his membership or membership interest (the "delegator") in connection with the delegator's potential liability under Rule 221.00 (c). The indemnification shall be in writing in such form as the Exchange may prescribe. (08/01/94)

221.11 Delegation by Trust - A trust may delegate the rights and privileges of any membership(s) or membership interest(s) held by the trust upon the terms and conditions set forth in Rule 221.00. (07/01/95)

222.00 Multiple Membership - A member may own more than one membership in his name, and a member firm may own the title and value of more than one membership pursuant to Regulation 249.01(b). 872 (08/01/94)

224.00 Trades of Non-Clearing Permit Holders - Each permit holder's Primary Clearing Member is responsible for the payment of the permit holder's dues, fees and assessments. (08/01/94)

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Ch2 Registration

230.00 Registration - An eligible business organization as determined by the Membership and Financial Compliance Committees may be a member firm of this Association with respect to all contracts by virtue of a Full membership held in the name of one of its managerial employees. A managerial employee who desires to designate an eligible business organization for the above purpose shall make application to the Membership Committee, giving therein such information as may be requested. If the application is granted, the membership shall be registered for the benefit of the eligible business organization, and such eligible business organization shall be entitled to member firm privileges with respect to all contracts. For purposes of this Rule and the regulations hereunder, the term "managerial employee" shall mean any senior employee of the eligible business organization who is in a managerial position and who is in a position to influence the firm's operations with respect to commodity futures and options business on this Exchange. Whether or not a particular employee qualifies as "managerial employee" shall be in the sole discretion of the Membership Committee and shall be based on the circumstances and qualifications of the individual applicant.

A member firm may be a member of the Clearing House and entitled to privileges therein with respect to all contracts, pursuant to the membership registration requirements of Rule 703.00. All such memberships shall be registered hereunder in the manner described above, and under the criteria prescribed in Rule 703.00. Member firms shall be subject to all requirements and prohibitions contained in the Rules and Regulations applicable to members, and in such cases, all registered members shall be subject to discipline and their memberships subject to sale by the Board for the acts or delinquencies of the firm for which they are registered. All such designations may be terminated at any time by the Board, or by the registered member with the written approval of the Exchange.

A member who is a partner of a partnership, an officer, director or substantial stockholder of a corporation, or a member or manager of a limited liability company which is engaged in the securities, commodities, or grain business on a broker or dealer basis or in the processing or storing of commodities shall register his or her membership for the benefit of such partnership, corporation, or limited liability company pursuant to the provisions of this Rule, unless another membership is already registered for such partnership corporation, or limited liability company; or unless such partnership, corporation, or limited liability company has filed with the Exchange a duly authorized undertaking that it will, when required by the Exchange, submit its books and papers or any portion thereof to the Exchange and furnish any information to or cause any of its officer, directors, partners, managers, members, and/or employees to appear and testify before the Exchange. 226 (04/01/98)

230.01 Eligible Business Organizations - Trading Authority - Each member of the Association whose membership privilege is registered for the use of an eligible business organization must have the authority to enter into Exchange and Members' contracts for or on behalf of his or her eligible business organzation. Each registered partnership must keep on file with the Exchange a copy of its Partnership Agreement and amendments thereto showing the authority of its designated managerial employees to transact business on the Exchange for or on behalf of the partnership. Each registered corporation must keep on file with the Exchange copies of resolutions of its directors, attested to by the secretary of the corporation, showing the authority of its designated managerial employees to transact business on the Exchange for or on behalf of the corporation. Each registered limited liability company must keep on file with the Exchange copies of the Unanimous Consent of the Members showing the authority of its designated managerial employees to transact business on the Exchange for or on behalf of the limited liability company. 1783

Notwithstanding any other Regulation, any member or membership interest holder who is associated as a partner, shareholder, member, officer, manager, employee, or consultant with any entity or natural person that is or should be registered as an Introducing Broker, a Futures Commission Merchant, or a Commodity Trading Advisor as those terms are defined in Section 1a of the Commodity Exchange Act and/or 17 C.F.R. 1.3 may not solicit orders of others from the Floor of the Exchange unless the entity or natural person for which or for whom the member is soliciting orders is also a member firm or a member of the Exchange. (04/01/98)

230.02 Registration of Membership for Eligible Business Organizations - A member desiring to register his or her membership for an eligible business organization under Rule 230.00 shall submit

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a statement giving the name of the eligible business organization and the business in which it is engaged. If the eligible business organization is organized as a corporation, the statement must also include the corporation's authorized and outstanding capital stock. The statement must also show that the member is a managerial employee of the eligible business organization and is duly empowered by the eligible business organization to enter into contracts for and on behalf of the eligible business organization. In addition, the statement must designate the type(s) of business activity, as measured by the following list, for which registration is requested:

(1)   Clear customer business.

(2)   Non-clearing firm handling customers' business on an omnibus basis.

(3a)  Non-clearing firm handling customers' business on a disclosed (FCM) basis.

(3b) Non-clearing firm handling customers' business on a disclosed (agent) basis.

(4)   Clear house trades.

(5a)  Non-clearing hedger.

(5b)  Non-clearing cash grain firm.

(5c)  Non-clearing financial institution.

(6)   Professional Trading Firms.

(7)   Any other form of business acceptable to the Membership Committee.

If activity levels (1), (2) or (3a) have been designated and the eligible business organization intends to engage in the commodities or grain business on a broker or dealer basis, including solicitation or acceptance of orders for the purchase or sale of commodities futures contracts, the member shall submit a certified financial report of the eligible business organization, prepared by an independent Certified Public Accountant as of a date which is no more than 90 days prior to the date of submission. If any other activity level is designated, the member shall submit a current balance sheet disclosing the eligible business organization's assets and liabilities. The certified financial report or complete balance sheet is required only when the member is registering for an eligible business organization not currently registered with the Exchange.

The Exchange may in its discretion waive or modify the foregoing requirements in the case of changes in registration necessitated by reorganization of firms currently registered with the Exchange.

Approval is required for a registered eligible business organization changing or expanding its type of business to a higher level of business activity as set forth above. An eligible business organization requesting approval to operate as a type (1), (2), or (3a) firm which was previously registered as a type (3b),
(4), (5a), (5b), (5c), or (6) or (7) firm must submit a certified financial statement prior to approval. This certified financial statement must be prepared by an independent Certified Public Accountant as of a date which is not more than 90 days prior to the date of submission.

The Exchange may in its discretion grant temporary approval in the case of changes in registration necessitated by reorganization of firms currently registered with the Exchange.

Upon receipt of an application for new firm registration for an eligible business organization, the Secretary shall, within fifteen days thereafter, send to members of the Association the name of the eligible business organization, and shall post the same information on the bulletin board for a period of at least ten days after such notification to the Membership.

An eligible business organization that represents to the Membership Committee that it will conduct business on the Exchange as a category (6) Professional Trading Firm must employ at least one active trader who personally executes a significant portion of his or her orders on the trading floor and/or the Project A electronic trading system and for the eligible business organization's proprietary account. The failure to maintain at least one active trader on the floor could be deemed a violation of Rule 204.00 and/or Rule 503.00 and may result in sanctions as provided by those rules.

No member may register his or her membership for more than one eligible business organization.

No member may register his or her membership for any eligible business organization under the Rules

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of this Exchange, where such membership is or becomes delegated under the provisions of Rule 221.00.

An eligible business organization which has been conditionally approved for member firm status shall have six (6) months after the date that it was notified of such approval, or within such extension of said period as may be granted by the Exchange, to satisfy any conditions or contingencies imposed on such approval. If the conditions or contingencies are not satisfied by the applicable deadline, the Committee's approval of the eligible business organization for member firms status shall be deemed void. 1060 (03/01/01)

230.03    Designated Persons -

(a) Subject to approval by the Association, which approval is in the absolute discretion of the Association, each eligible business organization ("member") of the Association shall designate one or more senior managerial employees responsible for the member's financial, compliance, operational and ultimate supervisory obligations and activities as a member. Such individuals must either: (i) have a membership registered on behalf of the member, or (ii) be registered with the Association by the member as a "Designated Person". A Designated Person shall be subject to the Rules and Regulations of the Association as if a member; provided, however, that a Designated Person shall not be liable for the actions and/or omissions of other employees, agents or independent contractors if the member of the Designated Person demonstrates to the satisfaction of the Association that all of his or her relevant conduct on behalf of the member was performed in good faith with reasonable care.

     (b) Any individual not a registered member or Designated Person or nonmember eligible business organization which holds more than a 25% financial interest in a member eligible business organization ("member") or who exercises actual control over the management of the member may, at the Association's sole discretion, be required to execute a Consent to Jurisdiction in such form as may be prescribed by the Association. Upon the member's request, the Membership and Financial Compliance Committees may exempt individuals and/or eligible business organizations from this requirement for good cause shown. (04/01/98)

230.04 Cooperative Association of Producers - A lawfully formed and conducted cooperative association of producers having adequate financial responsibility, engaged in any cash commodity business, conforming to the following requirements:

     FIRST: The Cooperative Association must have not less than 75 per centum of the voting capital stock or membership capital, in good faith owned and controlled, directly or indirectly by producers of agricultural products;

     SECOND: The Cooperative Association, if organized without capital stock, shall not allow a member of the Cooperative Association more than one vote, or if organized with capital stock, the Cooperative Association shall not pay dividends on any class of capital stock in excess of 8 per cent per annum cumulative;

     THIRD: The Cooperative Association shall not, during any fiscal year, deal in the products of non- members of the Cooperative Association to an amount greater in value than such as is handled by it for members of the Cooperative Association;

     FOURTH: The Cooperative Association, not more frequently than semi-annually, may pay out of its accumulated or current earnings and savings, patronage dividends to members of the Cooperative Association only and upon the basis of business transacted with such members for the period covered by transactions in which such earnings and savings have accrued; and

     FIFTH: The Cooperative Association, if organized under the Cooperative Laws of any state, or recognized as a cooperative association of producers by the United States Government, or any agency thereof;

may be a member firm of the Association with respect to all contracts and may be entitled to do business in cash grain on the Floor, by virtue of a membership held in the name of one of its duly authorized representatives and registered under Rule 230.00 on behalf of the cooperative association. A member who desires to designate such a cooperative association of producers for that purpose shall make application to the Membership Committee, giving therein such information as may be requested

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(Rule 230.00). Such designation may be terminated at any time by the Board, or by such member with the written approval of the Exchange. A cooperative association of producers shall be subject to all requirements and prohibitions contained in the Rules and Regulations applicable to members (except as may be exempted by the Commodity Exchange Act and the regulations of the Commodity Futures Trading Commission issued thereunder) and in such cases the member shall be subject to discipline and the membership subject to sale by the Board for the acts or delinquencies of the cooperative association. 1062 (04/01/98)

230.05 Registration for Trading on the Floor in Cash Grain - An eligible business organization may be entitled to trade in cash grain in its own name if one of its managerial employees, a member of the Association, has registered his or her membership for the eligible business organization in accordance with Rule
230.00 and Regulation 230.02. 1061 (04/01/98)

230.06 Eligible Business Organization Status Upon Death or Withdrawal of Registered Member - Upon the death or withdrawal of a member whose membership is registered on behalf of an eligible business organization, where such death or withdrawal would result in failure of the eligible business organization to meet the requirements of Rule 230.00, Rule 703.00, Regulation 230.02 or Regulation 230.05, the Exchange may, upon application of the registered eligible business organization, grant the eligible business organization an extension of privileges under the applicable Rules and Regulations for such period and under such conditions as the Exchange may fix. Upon the death or withdrawal of a member whose membership is registered on behalf of an eligible business organization, the eligible business organization shall, within five business days of such death or withdrawal, notify the Exchange of the departure of its registered member. Failure to comply with the provisions of this Regulation shall be referred to the Business Conduct Committee, for possible disciplinary action pursuant to Rule 540.00. 1063 (04/01/98)

230.07 Primary Clearing Member Permission for Member Registration - A member may register his or her membership for an eligible business organization under Rule 230.00, if that eligible business organization is not his or her Primary Clearing Member, only if he or she has written permission to do so from his or her Primary Clearing Member. Such written permission of the Primary Clearing Member must be filed with the Member Services Department. (04/01/98)

230.08 Doing Business in Firm (or Trade) Name - No member may conduct business with the public as a partnership under a firm name unless the partnership has at least one general partner other than such member; provided, however, that if by death or otherwise, the member becomes the sole general partner of the firm, he or she may continue business in the firm name for such period as may be allowed by the Exchange. 1070 (04/01/98)

230.09 Formation of Partnerships or Limited Liability Companies - When a member intends to form a partnership or admit other individuals to an existing partnership, he or she shall notify the Secretary in writing to that effect. On receipt of such notice from a member, the Secretary shall cause the same to be posted upon the bulletin board of the Association. A member shall promptly notify the Secretary of the retirement of any partner from the member firm partnership or of the dissolution of such partnership.

When a member intends to form a limited liability company or admit other individuals to an existing limited liability company, he or she shall notify the Secretary in writing to that effect. On receipt of such notice from a member, the Secretary shall cause the same to be posted upon the bulletin board of the Association. A member shall promptly notify the Secretary of the retirement of any other member from the member firm limited liability company or of the dissolution of such limited liability company. (04/01/98)

230.10 Suspended or Insolvent Members - A member shall not form a partnership or limited liability company nor, unless permitted by the Regulatory Compliance Committee, continue in a partnership or limited liability company with any of the following:

     (a) A member whose membership privileges have been suspended by the Association;

     (b) Any person who has been expelled from the Association as permitted by Rule 560.00;

     (c)  An insolvent person; or

     (d) Any previous member of the Association against whom any member holds a claim which

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          arises out of transactions made during the time of such membership and which have not been released or settled. (04/01/98)

230.11 Discipline of Partners or Members of Limited Liability Companies - A member of the Association who is a general partner of a member firm of the Association is liable to the same discipline and penalties for any act or omission of said firm as for his or her own personal act or omission, but the Regulatory Compliance Committee may, in its discretion, by a vote of not less than two-thirds of its members present, relieve him or her from the penalty therefor.

A member of the Association who is also a member of a limited liability company which is a member firm of the Association is liable to the same discipline and penalties for any act or omission of said firm as for his or her own personal act or omission, but the Regulatory Compliance Committee may, in its discretion, by a vote of not less than two-thirds of its members present, relieve him or her from the penalty therefor. 1076 (04/01/98)

230.12 Dissolution of Partnership or Limited Liability Company - Whenever it shall appear to the Regulatory Compliance Committee that a member has formed a partnership or limited liability company or has become an officer, employee, or stockholder of a corporation or established an office or headquarters or is individually, or through any member of his or her firm, interested in a partnership or other business organization, or has formed any business connection whatever whereby the interest or good repute of the Association may suffer, the Regulatory Compliance Committee may require the dissolution of any such partnership or limited liability company or discontinuance of such business office, or headquarters, or business connection as the case may be. (04/01/98)

230.13 Relations Controlling Policy - Whenever it shall appear to the Regulatory Compliance Committee that a member individually or through his or her firm or a partner or partners therein, has such a business connection with a corporation or other business organization that the corporation or other business organization dominates the business of the member or firm or controls the policy of such business, the Regulatory Compliance Committee may require the discontinuance of such business connection. (04/01/98)

230.14 Delegation of Approval Authority - The Chairman of the Membership Committee, or a member of the Membership Committee who has been designated by the Membership Committee Chairman or the Member Services and Member Firm Staff Services Department upon delegation by the Chairman, will have the authority to approve the application of a Full or Associate Member to register his or her membership for an eligible business organization under Rule 230.00 and the regulations thereunder; provided that the eligible business organization is currently registered in accordance with Rule 230.00. The power to deny such applications is expressly reserved to the Regulatory Compliance Committee. With respect to firm-owned Full and Associate Memberships under Regulation 249.01(b), the Chairman of the Membership Committee or a member of the Membership Committee who has been designated by the Membership Committee Chairman may determine that such memberships are needed by the registered eligible business organization to carry out its business at the Association.

For the purpose of this regulation, the Chairman may not delegate approval authority to the Member Services and Member Firm Staff Services Department when the applicant has answered affirmatively to any question in the "Disciplinary Action" section of the Member Firm Registration application. (12/01/98)

230.15    Financial Requirements - (See Reg. 285.05) (04/01/97)

230.16 Designated Liaison - An eligible business organization registered as a member firm of this Association under Rule 230.00 and Regulation 230.02 is required to designate a specific managerial employee as liaison to the Exchange. This designated liaison will be responsible for ensuring the firm's compliance with and understanding of the Exchange's Rules and Regulations, and must have a command of the English language. This designated liaison must have a membership registered for the eligible business organization. (04/01/98)

230.17 Changes in Organization - Any change in the organizational structure of a member firm requires the Exchange's prior approval. Organizational changes shall include, but not be limited to: i) a corporation, limited liability company, general partnership, limited partnership or sole proprietorship

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which changes to another form; or ii) replacement of any general partner or member of any limited liability company. Any failure to comply with this Regulation and any such change in organizational structure that does not comply with the requirements to be a member firm shall be referred to the Business Conduct Committee for possible disciplinary action pursuant to Rule 540.00. The Exchange may grant the member firm a period of time in which to come into compliance with the requirements for member firm status. The Business Conduct Committee may also determine whether such a member firm is entitled to member transaction fees for any time period in which the firm fails to comply with requirements. (04/01/98)

231.00 Ownership and Registration of Associate Memberships - With the approval of the Membership Committee ownership of title and value of an Associate membership of an individual, approved under Rules 200.00, 201.00, 159.00, and 202.00, may be vested in an eligible business organization registered in accordance with Rule 230.00 provided that all of the provisions of Regulation 249.01 - Transfer of Membership - are complied with, where applicable.

Associate memberships may be registered on behalf of an eligible business organization pursuant to Rule 230.00. 875 (04/01/98)

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Ch2 Assessments and Fees

240.00 Assessments - The Board, prior to the Annual Meeting and quarterly thereafter during each year, shall levy upon the membership such assessments as it may deem necessary or advisable to meet any anticipated operating deficit of the ensuing quarter and any actual deficit of the preceding quarter and such assessment as the Board may deem necessary or advisable to meet any capital expenditures of the ensuing quarter, including the retirement of mortgage indebtedness encumbering the Board of Trade Building. It shall be the duty of the President to prepare and submit to the Board, in advance of the meeting at which any such assessment is levied, a detailed budget showing the deficit, if any, for the preceding quarter and the amount of each such assessment proposed to be levied. Each such quarterly assessment shall be billed to the members as near the beginning of the quarter as may be practicable and shall become due and payable within thirty days after such billing. 108 (08/01/94)

241.00 Members in Military Service - The Board shall have authority to remit the assessments of a member during the period in which such member is in the military service of the United States, as such service is defined in the Soldiers' and Sailors' Civil Relief Act of 1940, as passed by Congress and as it may be amended. 108B (08/01/94)

241.01 Dues of Members in Military Service - In accordance with the authority granted the Board under the provisions of Rule 241.00 no assessment of a member shall be remitted under Rule 241.00 except under the following conditions:

1. Each petition for the benefits of Rule 241.00 will be considered on its merits.

2. No petition will be considered unless accompanied with funds sufficient to pay all dues up to and including the full month in which the Board acts on the request.

3. No petition will be approved unless the petitioner became a member of the Association prior to January 1, 1953.

4. When a petition is granted the member is required to notify the Secretary promptly of the termination of his military service. 1844A (08/01/94)

242.00 Neglect to Pay Assessment - Any member who neglects to pay his assessment, or installments thereof, within thirty days after such assessment, or installments thereof, has been called for payment may be suspended until such assessment, or installments thereof, is paid. If a member neglects to pay such assessment, or installments thereof, during a period of six consecutive months, his membership (a) may be disposed of by the Board; (b) or may be forfeited and cancelled by the Board. 109 (08/01/94)

243.00 Transfer Fees - No transfer of membership may be consummated unless the transferee pays to the Association a transfer fee. The amount of this fee is established from time to time, by the Board of Directors. The transfer fee so collected shall be used to purchase, retire or redeem indebtedness to finance improvements to the Board of Trade Buildings or to pay the cost of such improvements. The transfer fee described in this Rule 243.00 shall not apply when the transferor is the estate of a deceased member or membership interest holder and the transferee is the decedent's spouse or the decedent's child. 111 (07/01/98)

243.01 Sale and Transfer of Membership Privileges - Each individual submitting an application for membership shall include with the application a non-refundable application fee established by the Board. The application fee described in this Regulation 243.01 shall not apply when the applicant is the spouse or the child of a deceased member or membership interest holder. The application fee will also not apply when a deceased member or membership interest holder's membership or membership interest is held in trust pursuant to Regulation 249.01(i), the applicant is the spouse or the child of the decedent, and under the terms of the trust, the applicant is the successor trustee to the deceased member or membership interest holder. 1807 (04/01/98)

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Ch2 Purchase and Sale or Transfer of Membership or Membership Interest

249.01 Purchase and Sale or Transfer of Membership or Membership Interest - Membership status in this Association is a personal privilege, not subject to sale or transfer except as herein authorized.

(a)  Purchase and Sale of Memberships and Membership Interest by Individuals -

     (i) When an individual wishes to sell his full or associate membership or membership interest, he shall sign an offer to sell including an offer price, in such form as shall be prescribed by the Exchange.

          When an offer is matched to a bid, the member or registered eligible business organization may receive the sale proceeds prior to the expiration of the claims period or the resolution of any claims by depositing treasury bills with the Association, equivalent to the sale price of the membership or membership interest. All amounts deposited shall be available, without restriction, to satisfy claims against the departing member or the registered eligible business organization under this Chapter. In lieu of a deposit, the member or registered eligible business organization may file a clearing firm guaranty, letter of credit, or such other form as the Association may permit, equivalent to the sale price of the membership or membership interest, for the satisfaction of claims.

     (ii) Any individual who wishes to purchase a full or associate membership or membership interest subsequent to his approval for a particular membership status shall execute and deliver to the Department of Member Services a bid to purchase such membership or membership interest, in such form as may be prescribed by the Exchange. The bid shall be accompanied by a certified or cashier's check representing an earnest money deposit in the amount of fifteen percent of the bid, by an irrevocable letter of credit in the amount of fifteen percent of the bid, or by an agreement on a form prescribed by the Exchange and executed by a clearing member of the Association as provided in this section (ii).

          Any individual who wishes to purchase a full or associate membership or membership interest prior to his approval for a particular membership status shall execute and deliver to the Department of Member Services a bid to purchase such membership or membership interest, in such form as may be prescribed by the Exchange. The bid shall be accompanied by a check in the amount of the applicable transfer fee. The bid shall also be accompanied by a certified or cashier's check in the amount of such bid or by an agreement on a form prescribed by the Exchange and executed by a clearing member of the Association which shall provide that in the event the prospective purchaser's bid is matched to an offer, as provided in section (iii) below, and the prospective purchaser fails to make payment in the amount of his bid by 5:00 p.m. of the next business day following the day on which he was notified by the Department of Member Services that his bid was matched to an offer, such clearing member shall purchase the membership or membership interest in question for the full amount of such bid.

          The bid shall contain an agreement by such individual to take no recourse against the Association in the event he is not approved for membership, except as may be permitted under Section 8c of the Commodity Exchange Act as amended and a release of the Association of any claim or right that such individual would otherwise have had by reason of such failure to be so elected. The bid also shall contain an agreement by such individual that he or she consents to and accepts the Exchange's jurisdiction with respect to any disciplinary action or other matter within the purview of any Exchange committee from the date of purchase of a membership or membership interest until the date the individual is approved for membership status or, if such individual fails to be approved for membership status, until the date of a sale of the membership or membership interest is effected in accordance with this regulation. With respect to the purchase of a membership which will be registered pursuant to Rule 230.00 for the benefit of an eligible business organization which is not currently a member firm, a consent to jurisdiction also must be executed on behalf of the firm. The consent to jurisdiction shall expressly state that the Exchange may hold the membership or membership interest pending the disposition of any proceeding before any Exchange Committee and apply the proceeds from the sale of the membership or membership interest toward the satisfaction of any decision that may be rendered against the individual or firm.

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     Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
     ----------------------------------------------------------------------

          Nothing herein shall be construed in any way to limit the Exchange's jurisdiction over all individuals and firms which have been approved for membership. If any purchase of a membership or membership interest is being financed by a person other than the purchaser, such purchaser shall file satisfactory proof as required by the Department of Member Services that the financing party is aware of the provisions of this Regulation and Rule 252.00.

    (iii) The Department of Member Services shall post continually on the Bulletin Board the lowest offer to sell and the highest bid to buy full and associate memberships and membership interests, respectively. In the event of a match between any such bid and offer, the Department of Member Services shall notify the purchaser and the seller. In the event there are two bids and/or two offers in the same amount, the oldest offer shall be matched to the oldest bid. Title and value of the membership or membership interest shall be transferred to the purchaser upon payment being effected in the full amount of the bid.

          In the event that the prospective purchaser fails to make payment in the amount of his bid by 5:00 p.m. of the next business day following the day on which he was notified by the Department of Member Services that his bid was matched to an offer, the clearing member who has executed an agreement to purchase the membership or membership interest as provided in section (a)(ii) of this Regulation shall make payment in the full amount of the bid by 5:00 p.m. of the business day following the day upon which payment was due from the prospective purchaser. Upon becoming the owner of the title and value of the membership or membership interest, the clearing member shall either sell or transfer the membership or membership interest or cause the membership or membership interest to be registered on its behalf in accordance with Rule 230.00 of these Rules and Regulations.

          Failure to fulfill the obligations set forth in said agreement shall constitute acts detrimental to the interest and welfare of the Association.

          Within ten (10) business days of notice to the purchaser by the Department of Member Services that his or her bid has been matched to an offer, each purchaser of a full or associate membership who is not a full or associate member in good standing, and each purchaser of a membership interest who is not a full or associate member, membership interest holder or nominee thereof, or delegate in good standing, shall file with the Department of Member Services an application for the appropriate membership status, in such form as may be prescribed by the Exchange, in order to be eligible for approval for membership status. Such form shall include an agreement by the applicant to take no recourse against the Association in the event he or she is not approved for a particular membership status, except as may be permitted under Section 8c of the Commodity Exchange Act as amended and a release of the Association of any claim or right that such individual would otherwise have had by reason of such failure to be so elected. No person may exercise the rights of a particular membership status until he or she is approved for such membership status in accordance with these rules.

     (iv) If a purchaser of a membership or membership interest fails to file an application with the Department of Member Services as required in paragraph (iii) above, is not approved for membership status, or if for any reason his application is withdrawn, the Exchange shall retain the transfer fee and the purchaser shall assume all risk of gain or loss from the resale of the membership or membership interest purchased by him. The purchaser shall take all necessary steps to effect a sale of the membership or membership interest purchased by him within thirty (30) days of notification of his failure to be approved for membership status, withdrawal of his application, or the purchase of the membership or membership interest if he failed to file an application.

      (v) If the purchaser fails to effect a sale within the time period specified in paragraph (iv) above, the Department of Member Services shall effect a sale at the price of the highest bid to purchase then on file with the Department of Member Services on the next business day following the thirtieth (30) day after notification of his failure to be approved for membership status, withdrawal of his application, or the purchase of the membership or membership interest if he failed to file an application. If on the next business day following the thirtieth day after such notification, withdrawal, or purchase if he failed to file an application, there is no bid to purchase on file with the Department of Member Services, the membership or membership

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          interest shall be offered for sale by the Exchange at the same price as the lowest offer to sell then on file with the Department of Member Services. Such offer shall be matched with a bid in accordance with Regulation 249.01(a)(iii). The total amount realized from the sale of the membership or membership interest shall be remitted to the unsuccessful applicant in full satisfaction of all obligations of the Association, subject to Exchange Rule 252.00.

     (vi) An individual whose offer to sell his only membership or membership interest has been accepted by a purchaser, shall not make any Exchange contracts after the date of such consummation of the transfer.

          An individual whose membership or membership interest status was terminated through a sale in accordance with this paragraph (a), and who was a member or membership interest holder in good standing, not subject to any Exchange investigation, charges, suspension or disciplinary action at the time of such sale, shall remain eligible, for a period of six (6) months following such sale, to purchase another membership or membership interest under the provisions of this paragraph (a), to be the transferee of a membership or membership interest pursuant to subparagraphs 249.01(b) (c) or (d) or to become a delegate, in accordance with provisions of Regulation 202.01. The Exchange may, in its discretion, grant extensions to this six (6) month approval period.

(b)  Transfer by registered eligible business organization

     (i) With the approval of the Membership Committee, ownership of the title and value of a full or associate membership of an individual, approved under Rules 200.00, 201.00, 159.00 and 202.00 may be vested in an eligible business organization registered in accordance with Rule
          230.00 provided that (i) the approved individual is a managerial employee as that term is defined in Rule 230.00 of such registered eligible business organization; (ii) the managerial employee's membership is registered for such eligible business organization; and
          (iii) the Membership Committee determines that such membership is needed by the registered eligible business organization to carry on its business at the Association. Additionally, with the approval of the Membership Committee, a registered eligible business organization may own GIM, COM and IDEM membership interests on behalf of individual nominees who are full-time employees of such firm in accordance with the provisions of Rules 291.00, 292.00 and 293.00. In such circumstances, all rights and responsibilities of membership shall remain the exclusive personal privilege of the approved individual, except that the registered eligible business organization shall be entitled to transfer such membership or membership interest, and to receive the net proceeds from transfer of such membership or membership interest after satisfaction of all claims against the approved individual, or against the registered eligible business organization, in accordance with Rules 252.00 and 253.00 of this Chapter.

     (ii) A registered eligible business organization owning the title and value of a full membership, associate membership, or membership interest may transfer said membership or membership interest to another approved individual who is also a managerial employee of the eligible business organization, by delivering to the Department of Member Services a report of intention to transfer upon such form as shall be prescribed by the Exchange. In addition, with respect to the transfer of a full or associate membership, the firm must deposit with the Department of Member Services an amount equal to the weighted average of all full or associate membership sales for the preceding calendar month, as appropriate. With respect to the transfer of a membership interest, the firm must deposit the greater of $50,000 or an amount equal to the weighted average of all GIM, COM or IDEM sales, for the preceding calendar month, as appropriate. Such amount may be deposited in cash, treasury bills, or such other form as the Association may permit. All amounts deposited shall be available, without restriction, to satisfy claims against the departing approved individual or against the registered eligible business organization under this Chapter. In lieu of a deposit, a firm may file a clearing firm guaranty for the satisfaction of claims in an amount that accords with the formulas set forth in this sub-paragraph. Should the departing approved individual be leaving the employ of the member firm, the application for membership or transfer documents of the transferee must be submitted to the Association within thirty (30) days from the termination date of the departing approved individual. The Exchange may, in its discretion, grant extensions of this 30 day approval period. No such extension shall exceed 60 days total length for any individual.

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     (iii)  Nothing herein shall preclude or impair the right of the Exchange to impose discipline upon the registered eligible business organization, or upon the approved individual, or to dispose of the membership or membership interest of any approved individual, for the acts or delinquencies of the registered eligible business organization, or for the acts or delinquencies of the approved individual, in accordance with the Rules and Regulations of the Association.

     (iv) An approved individual whose only remaining membership or membership interest has been transferred in accordance with this paragraph (b) shall not make any Exchange contracts after the date of such transfer.

     (v) In the event that a registered eligible business organization owning the title and value of a full or associate membership or membership interest is acquired by another registered eligible business organization through the purchase of 100% of the partnership or limited liability company property or corporate stock, the acquiring eligible business organization may transfer said membership or membership interest to another approved individual who is a managerial employee of the acquiring eligible business organization by complying with the procedures set forth in sub-paragraph (ii), hereof.

            A registered corporation that owns the title and value of a full or associate membership or member interest may transfer said membership or membership interest to another approved individual who is a managerial employee of its wholly-owned registered subsidiary corporation or its registered parent partnership or corporation which owns 100% of its stock, or a sister corporation that is 100% owned by the parent entity, by complying with the procedures set forth in sub-paragraph (ii), hereof. A registered partnership that owns the title and value of a full or associate membership or membership interest may transfer said membership or membership interest to another approved individual who is a managerial employee of its wholly-owned registered subsidiary or a sister entity that is 100% owned by the parent entity, by complying with the procedures set forth in sub-paragraph (ii), hereof. A registered limited liability company that owns the title and value of a full or associate membership or membership interest may transfer said membership or membership interest to another approved individual who is a managerial employee of its wholly-owned registered affiliate or a sister affiliate that is 100% owned by the parent entity by complying with the procedures set forth in sub-paragraph (ii), hereof. Each such transfer of a GIM Membership Interest shall count toward the two transfers specified in Rule 296.00 (2).

     (vi) The parties to the transfer set forth in sub-paragraph (ii) of this paragraph may elect not to deposit a sum of money or file a clearing firm guaranty agreement as provided therein, in which case the transferee shall, for a period of time equal to that set forth in paragraph (e) of this Regulation, be ineligible to exercise any of the rights and privileges of the transferred membership or membership interest and, during this time and no other, all claims as set forth in sub-paragraph (ii) of this paragraph against the transferor shall be filed. If such claims are filed the transferee shall remain ineligible until the claims are satisfied or otherwise disposed. In order to satisfy claims set forth in sub-paragraph
            (ii), which have been properly filed and allowed by the Association, as provided by the Rules and Regulations, the transferred membership or membership interest may be sold by the Association. In the event of such sale and after the claims have been paid, the remaining surplus, if any, of the proceeds of sale shall be paid to the registered eligible business organization upon execution by it of a release which is satisfactory to the Association. In order to preclude the sale of the membership or membership interest by the Association for the satisfaction of claims, and for the transferee to become immediately eligible to exercise the rights and privileges of the transferred membership or membership interest, the registered eligible business organization may, in the alternative, deposit a sum of money or file a clearing firm guaranty as provided in sub-paragraph (ii) hereof.

     (vii) An approved individual whose membership or membership interest status was terminated through a transfer in accordance with this paragraph (b), and who was a member or membership interest holder in good standing, not subject to any Exchange investigation, charges, suspension or disciplinary action at the time of such transfer, shall remain eligible, for a period of thirty (30) days following such transfer, to purchase another membership or membership interest under the provisions of this paragraph (a) or to be the transferee of a membership or membership interest pursuant to subparagraphs
            249.01 (b) (c) or (d) in accordance with provisions of Regulations
            202.01 and/or 230.18, as applicable. The

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            Exchange may, in its discretion, grant extensions of this 30 day approval period. No such extension shall exceed 60 days in total length for any individual.

(c) Transfer by member under loan agreement -

     (i) Whenever, under the Rules and Regulations, a registered eligible business organization is required to register a certain number of full or associate memberships or is required to maintain memberships for other purposes, such eligible business organization may execute with an employee, approved for membership under this Chapter, a loan agreement in such form as the Association may prescribe, advancing to such employee the cost of membership and providing for the enforced repayment of such advance. The employee may transfer his membership to another employee of the same registered eligible business organization, approved for membership under this Chapter, upon the deposit with the Department of Member Services of an amount equal to the sum specified in sub-paragraph (ii) of paragraph (b) of this Regulation. All amounts so deposited shall be available, without restriction, to satisfy claims under this Chapter. Should the transferor be leaving the employ of the registered eligible business organization, the application for membership of the transferee must be submitted to the Association within thirty (30) days from the termination date of the transferor.

     (ii) Transfer under this paragraph (c) except as provided in sub-paragraph (i) hereof, shall be governed by the provisions of paragraph (a) of this Regulation.

(d) Transfer within family -

     (i) It shall be permissible, under the Rules and Regulations, to transfer a full or associate membership or membership interest between members of the same family (a spouse, parent, child, grandparent, or grandchild), or a decedent's membership or membership interest within the same family, provided such transferee is approved for the appropriate membership status under this Chapter and a clearing firm guaranty is filed, or sum of money as described in paragraph (b) is deposited with the Department of Member Services in order to satisfy claims.

     (ii) The parties to the transfer may elect not to deposit a sum of money as provided in paragraph (b), in which case the transferee shall, for a period of time equal to that set forth in paragraph (e) of this Regulation, be ineligible to exercise any of the rights and privileges of the transferred membership or membership interest, and during this time and no other, all claims against the transferor shall be filed. If such claims are filed the transferee shall remain ineligible until the claims are satisfied or otherwise disposed. In order to satisfy claims against the transferor, which have been properly filed and allowed by the Association, as provided by the Rules and Regulations, the transferred membership or membership interest may be sold by the Association. In the event of such sale and after the claims have been paid, the remaining surplus, if any, of the proceeds of sale shall be paid to the transferee, or his legal representative, upon execution by him of a release which is satisfactory to the Association. In order to preclude the sale of the membership or membership interest by the Association for the satisfaction of claims, and to become immediately eligible to exercise the rights and privileges of the transferred membership or membership interest, the transferee may, in the alternative, comply with the provisions of sub-paragraph (i), hereof.

     (iii) Transfer under this paragraph (d), except as provided in sub-paragraph (i) and (ii) hereof, shall be governed by the provisions of paragraph (a) of this Regulation.

(e) Notice of membership sale or transfer and filing claims -

     (i) On the first and sixteenth calendar day of each month (or if the first or sixteenth is not a business day on the following business day ("notice days")), the Secretary shall post on the bulletin board located on the Exchange floor a notice listing each sale or transfer of a membership, each termination or expiration of a delegation agreement, each termination of an individual member registration and each termination of a member firm registered in accordance with the provisions of Rule 230.00 that occurred during the period beginning on the preceding notice day and ending on the business day preceding the current notice day. The Secretary shall also notify the Membership in writing of such events by direct mailing. The last day for filing claims pursuant to Rule 253.00 against the proceeds of the sale or

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            transfer of a membership, the termination of an individual member registration, a termination of a member firm or pursuant to Rule
            221.00 (c)(2) against a delegate whose delegation agreement has terminated or expired is the business day immediately preceding the notice day that follows the notice day on which the Secretary posts a notice on the bulletin board announcing such sale or transfer or such termination or expiration of a delegation agreement. The Exchange shall hold the proceeds from the sale or transfer of a membership until such time as the relevant claims period has run and/or any disputed claims have been resolved.

     (ii) Upon the effective date of sale or transfer of an individual's sole membership, all Exchange contracts of the seller or transferor shall mature, and if not settled, shall be closed out as in the case of insolvency, unless the same are assumed or taken over by another member of the Association.

     (iii) The name of a member whose membership or membership interest has been disposed of by the Board shall be posted as in the case of a voluntary sale and such posting shall have the same effect in respect to open contracts and unmatured debts and obligations of the former member as in the case of a voluntary sale.

(f) Sale by Legal Representative -

     (i) The membership or membership interest of a deceased member or membership interest holder may be sold pursuant to an offer to sell executed by the executor, administrator or other duly qualified and appointed legal representative of his estate.

     (ii) The full or associate membership or membership interest of a member or membership interest holder who has been adjudicated incompetent may be sold pursuant to an offer to sell executed by his duly appointed guardian, conservator or other duly qualified legal representative.

(g) Indirect Exchange of Memberships -

     (i) A member may exchange an associate membership for a full membership (an "AM Swap"), a full membership for an associate membership (an "FM Swap"), a GIM membership interest for an associate membership (a "GIM to AM Swap"), a GIM membership interest for a full membership (a "GIM to FM Swap"), a COM membership interest for an associate membership (a "COM to AM Swap"), a COM membership interest for a full membership (a "COM to FM swap") an IDEM membership interest for an associate membership (an "IDEM to AM swap") or an IDEM membership interest for a full membership (an "IDEM to FM swap"), by signing an offer to exchange in such form as shall be prescribed by the Exchange. The offer to exchange shall specify the category of membership being relinquished (the "relinquished membership"); the category of membership the exchanging member wishes to acquire (the "replacement membership"), and the "Price Differential" at which the exchange is to be effected (as described below).

            The offer to exchange shall be accompanied by: (1) In the case of an AM, GIM to AM, GIM to FM, COM to AM, COM to FM, IDEM to AM or IDEM to FM Swap, a certified or cashier's check in the amount of the Price Differential, or an agreement of a clearing member of the Association as described in section (a)(ii) of this Regulation; and
            (2) an agreement of a clearing member of the Association to pay to the Association in cash upon demand the amount of any assessments or claims against the exchanging member's relinquished membership according to Rule 252.00 up to the value of the relinquished membership at the time the exchange is accepted. For this purpose, the value of the relinquished membership will be the bid price for such membership.

     (ii) The Department of Member Services shall post continually on the Bulletin Board the highest Price Differential for AM, GIM to AM, GIM to FM, COM to AM, COM to FM, IDEM to AM and IDEM to FM swaps, and the lowest Price Differential for FM swaps. In the event there are two or more AM swaps, two or more FM swaps, two or more GIM to AM Swaps, two or more GIM to FM Swaps, two or more COM to AM Swaps, two or more COM to FM Swaps, two or more IDEM to AM swaps or two or more IDEM to FM Swaps offered at the same Price Differential, the oldest offer shall be listed first.

     (iii) The Department of Member Services shall notify an exchanging member that the member's offer to exchange has been accepted when (1) the difference between the bid price for

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            memberships in the category of the relinquished membership and the offer price for memberships in the category of the replacement membership equals (2) the Price Differential for the offer to exchange. Upon notification of acceptance of the offer to exchange, the Department of Member Services shall cause the Association to acquire the relinquished membership from the exchanging member, sell the relinquished membership at its bid price, acquire the replacement membership at its offered price, and transfer the replacement membership to the exchanging member. The exchanging member shall pay the applicable transfer fee not later than 5:00 p.m. of the first business day following acceptance of the offer to exchange.

     (iv) If, prior to acceptance of an offer to exchange, the posted Price Differential for AM Swaps matches the posted Price Differential for FM Swaps, the Department of Member Services will notify the respective members and will effect a direct exchange of their memberships according to paragraph (h) below.

     (v) Title and value of the relinquished membership shall pass to the Association, and title and value of the replacement membership shall be transferred to the exchanging member, upon notification by the Association that the exchange offer has been accepted.

     (vi) The proceeds from the sale of the relinquished membership shall be applied to payment for the replacement membership. Any excess proceeds shall be applied in the manner specified in Rule 252.00 to satisfy assessments and claims against the relinquished membership. The exchanging member shall only be entitled to the replacement membership and any excess proceeds (subject to application of Rule 252.00); in no event shall the exchanging member be entitled to demand receipt of the proceeds from the sale of the relinquished membership in lieu of receipt of the replacement membership.

     (vii) If the exchanging member in an AM, GIM to AM, GIM to FM, COM to AM, COM to FM, IDEM to AM or IDEM to FM swap fails to make payment for the Price Differential by 5:00 p.m. of the next business day following the day on which the member was notified by the Department of Member Services that the member's offer to exchange was accepted, the exchanging member shall forfeit ownership of the title and value of the replacement membership and the clearing member who has executed an agreement to purchase the membership as provided in section (a)(ii) of this Regulation shall make such payment by 5:00 p.m. of the next business day following the day upon which payment was due from the exchanging member. Upon such payment, the clearing member shall be the owner of the title and value of the replacement membership. The clearing member shall either sell or transfer the replacement membership or cause the replacement membership to be registered on its behalf in accordance with Rule 230.00 of these Rules and Regulations. The clearing member shall account to the exchanging member for the portion of the replacement membership bid price paid from the proceeds from the sale of the relinquished membership.

            Failure to fulfill the obligations set forth in said agreement shall constitute acts detrimental to the interest and welfare of the Association.

     (viii) The person who purchases the relinquished membership from the Association and the person who sells the replacement membership to the Association shall follow the procedures specified in section (a) or (b) of this regulation as applicable. Exchanges under this section (g), except as provided herein, shall be governed by the provisions of this Chapter.

(h) Direct Exchange of Memberships -

     (i) A member in good standing may transfer (1) an associate membership in direct exchange for a full membership of another member, (2) a full membership for an associate membership of another member, (3) a GIM membership interest for an associate membership of another member, (4) a GIM membership interest for a full membership of another member, (5) a COM membership interest for an associate membership of another member, (6) a COM membership interest for a full membership of another member, (7) an IDEM membership interest for an associate membership of another member, or (8) an IDEM membership interest for a full membership of another member. The exchanging members shall jointly execute and deliver to the Department of Member Services an agreement of direct exchange in such form as may be prescribed by the Exchange and setting forth the agreed Price Differential between the memberships. The agreement shall be accompanied by (1) a check

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          from each member in the amount of the applicable transfer fee, (2) a certified or cashier's check for the Price Differential, and (3) for each member, an agreement of a clearing member of the Association to pay to the Association in cash upon demand the amount of any assessments or claims against the exchanging member's relinquished membership according to Rule 252.00 up to the value of the relinquished membership at the time the exchange is accepted. For this purpose, the value of the relinquished membership shall be the average of the posted bid and offer prices for such memberships; provided that if there is either no posted bid or no posted offer, the value shall be the price paid in the last sale of such memberships. Title and value of the memberships shall be transferred to the respective exchanging members upon notification from the Department of Member Services that it has accepted the exchange.

     (ii) Exchanges under this section (h), except as provided herein, shall be governed by the provisions of this Chapter.

(i)  Transfer to a Trust -

     (i) A member or membership interest holder (collectively referred to as "member" under this section) or a member's personal representative (including his or her agent under a durable power of attorney) may transfer his or her membership(s) or membership interest(s) to a trust of which the member is a grantor, if: (1) while the member is living and competent, the member is the sole trustee of the trust,
           (2) the member retains the right to revoke the trust during his or her life, and (3) all beneficiaries of the trust are members of the grantor's family who would be eligible for a family transfer from the grantor pursuant to section (d) of this regulation.

     (ii) A trust shall take the membership subject to all of the rules of the Exchange, including Rules 230.00 and 252.00; however, Rule 252.00 shall not apply to the transfer of a membership or membership interest to a trust wherein the member/grantor is the trustee. The transfer of a GIM membership interest to a trust wherein the member/grantor is the trustee shall not constitute a transfer under Rule 296.00(1).

     (iii) The interests in the membership that inure to the beneficiaries of the trust shall be subject to all of the rules of the Exchange; the Exchange's rights with respect to the membership shall be superior to those of the beneficiaries; and the Exchange shall have no liability to the beneficiaries of the trust in the event of the mishandling of the trust assets by the trustee. The grantor and the trustee (and any successor) shall each provide in the form provided by the Exchange an acknowledgement that the trust takes the membership subject to all of the rules of the Exchange and that the trust is in compliance with the requirements of this regulation.

     (iv) The trustee (and any successor), if not already a member, shall be required to qualify for membership and satisfy the requirements of Chapter 2 of these Rules and Regulations.

     (v) The grantor's liability to the Exchange under Rule 209.00 shall continue with respect to any claim arising out of an act or omission occurring prior to such transfer, and the membership will continue to be treated as the asset of the grantor for the purposes of Rule
           209.00 and for otherwise meeting any obligations to the Exchange arising out of the grantor's use of the membership prior to the transfer to the trust, including fines imposed with respect to conduct occurring prior to the transfer.

           A membership or membership interest held in a trust of which the member/grantor is the sole trustee may be temporarily transferred, subject to the provisions of section (j) of this regulation, to an individual within the member/grantor's same family, as defined in section (d)(I) of this regulation.

     (vi) A membership held in trust may not be registered for member firm privileges.

     (vii) Subparagraph (vi) shall not apply to self-owned registered memberships, provided that the member demonstrates, to the satisfaction of the Association and before the membership is placed in trust, that the declaration of the trust into which the membership will be transferred incorporates by express reference the Rules and Regulations of the Association.

           This subparagraph shall have no effect on the provision of Regulation 249.01(j)(iv) that prohibits the use of a membership that is the subject of a revocable intra-family transfer for

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            member firm privileges.

     (viii) The transfer shall be revoked and the membership shall revert to the transferor upon official notice to the Exchange that the trust has been revoked.

(j) Notwithstanding the provisions of section (d) of this regulation pertaining to permanent family transfers, a member or membership interest holder may temporarily transfer his or her respective membership or membership interest to a member of his or her immediate family, as defined in section
     (d)(i) of this regulation, who shall be subject to all Exchange Rules and Regulations.

     Transfers under this section shall be subject to the following terms and conditions:

     (i) The transferor may revoke the transfer upon written notice to the transferee, and a copy thereof shall be filed by the transferor with the Member Services Department as a precondition to its effectiveness. The transferee shall remain approved for membership under the same conditions which are applicable in the event of a termination of a delegation agreement, as set forth in Rule 221.00(a).

     (ii) The transfer shall be revoked and the membership or membership interest shall revert to the transferor's estate or conservator upon official notice of the death or formally declared incompetence of the transferor.

     (iii) Upon election to membership, the transferee shall be treated as a member for all purposes, except that the transferee shall have no authority to sell, transfer or assign the membership or membership interest. The right to vote on all matters subject to a ballot vote among the general membership will remain with the transferor. A Full or Associate Member shall not be ineligible for elective office or committee appointments based on such member's having temporarily transferred his or her Full or Associate Membership pursuant to this section (j).

     (iv) While a transfer under this section is in effect, the membership involved would not qualify the transferee for elective office and the membership may not be registered under Rule 230.00 for member firm privileges.

     (v) The provisions of Rule 221.00(c) shall apply to the transferor and the transferee in the same manner that those provisions apply to a member and his delegate.

     (vi) The transferor may sell or transfer the membership at any time in accordance with the provisions of this regulation. The family transfer shall automatically be null and void upon such a sale or transfer by the transferor. The proceeds of the sale of the membership will be distributed to the transferor following the settlement of all claims pursuant to Rule 252.00

     (vii) The transfer of a GIM membership interest under this section shall not constitute a transfer under Rule 296.00(1).

     (viii) In the case of a membership or membership interest held in trust pursuant to subsection (i), the trustee may transfer the membership or membership interest in accordance with the provisions of this subparagraph (j). The trustee shall have the rights, duties and obligations of a transferor as provided by this subsection (subject to the provisions of subsection (i)). Where the transferor is the trustee of a membership or membership interest held in trust pursuant to subsection (i), and either (1) the trustee revokes the transfer; (2) the settlor is officially declared dead or (3) the settlor is decreed to be legally incompetent by a court of proper jurisdiction, then the membership or membership interest shall automatically revert to the trustee. (08/01/00)

250.01 Sale and Transfer of Membership Privileges - A member or his legal representative desiring to sell his membership or membership interest shall deliver to the Department of Member Services a signed authorization of sale which is notarized or otherwise officially authenticated, or a telecopy thereof, in the form prescribed below. The authorization of sale shall contain a specific offer price. The member must also deliver to the Department of Member Services a signed consent to jurisdiction in a form prescribed by the Exchange before his authorization of sale will be accepted. With respect to the sale of a firm-owned membership, the consent to jurisdiction must be signed by the last member holding the membership and, if the sale would terminate the firm's member firm status, a consent to jurisdiction must also be executed on behalf of the firm. The consent to jurisdiction form provides that the member and, if applicable, the member firm, consents to and accepts the

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    ----------------------------------------------------------------------

Association's jurisdiction with respect to any potential or current disciplinary matter of which the Association is aware or becomes aware prior to the distribution of proceeds and further that the Exchange may retain all of the proceeds from the sale of the member's seat pending the outcome of any disciplinary action. The following shall apply to persons elected to membership and to registered member firms for a period of five years after the termination of such individual's or firm's membership status. Each such individual and firm:

     - Remains responsible for any violations of Exchange rules and regulations committed while a member or member firm; and

     - Agrees to have any disputes which arose while a member or member firm and which relate to or arose out of any transaction upon the Exchange or membership in the Exchange, resolved in accordance with Exchange rules and regulations.

An individual wishing to purchase a membership or membership interest shall inform the Department of Member Services in such form as shall be prescribed by the Exchange of his desire to purchase a membership or membership interest. When the purchaser's bid has been matched with an offer to sell, the purchaser shall sign a confirmation of purchase and shall by 5:00 p.m. of the next business day following the day on which he was notified by the Department of Member Services that his bid was matched to an offer deposit with the Department of Member Services the balance, if any, owing on the purchase price on the membership or membership interest.

                             AUTHORIZATION OF SALE

     To the Department of Member Services,                   ---------20--------

     Board of Trade of the City of Chicago

     I hereby offer to sell my membership privilege on the Board of Trade of the City of Chicago for the sum of $----------to any purchaser, and I authorize you to transfer my membership privilege to such purchaser upon his deposit of said purchase price with you and his payment of the transfer fee, it being understood that I shall pay all assessments up to the end of the quarter in which my membership is thus transferred. I have this date knowingly entered the date and offer price set forth above.

     ---Please check here if this offer revises and replaces a previous offer to sell your membership privilege.

     I ACKNOWLEDGE THAT I AM PERSONALLY LIABLE FOR ANY DAMAGES THAT MAY RESULT IF THIS OFFER REVISES AND REPLACES A PREVIOUS OFFER AND I FAIL TO NOTE THIS BY CHECKING THE SPACE INDICATED ABOVE.

                                                          ----------------------

                                         Social Security Number
                                                               -----------------

     Subscribed and sworn to before me on this         Day of                  ,
                                               -------        -----------------
     20
       ------------------


     ---------------------------
            Notary Public

                           CONFIRMATION OF PURCHASE

     Mr.                                                              , 20
        ---------------------                             ------------    ------

     I hereby confirm my purchase of your membership privilege on the Board of Trade of the City of Chicago in accordance with Regulations 243.01 and
     250.01 for the sum of $___________, it being understood that I have paid to the Board of Trade of the City of Chicago the transfer fee of $___________.


                                                         -----------------------

     Signed in the presence of

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    Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
    ----------------------------------------------------------------------

    --------------------------
    (01/01/00)

250.02 Memberships Held Under Regulation 249.01(b) - The title and value of a membership procured under Regulation 249.01(b) is owned by the registered eligible business organization acquiring it, but the personal privileges of that membership can only be exercised by one of the registered firm's managerial employees who has been approved by the Membership Committee. For that reason, the registered firm is allowed to designate a qualified individual to exercise the personal privileges of that membership. Any such designation can be terminated by the registered firm at any time. In that event, the individual's right to exercise the personal privileges of that membership terminates immediately and automatically. In the event that an individual wrongfully exercises any personal privilege of membership after termination, the registered firm shall remain responsible for that individual's liabilities and actions until written notice of the termination has been posted on the bulletin board. 1806 (04/01/98)

250.03 Power-of-Attorney - In connection with membership transfers and delegations, a power-of- attorney is permitted to be used only for the following functions;

1.   To submit a bid to purchase a membership or membership interest.

2.   To sign the membership register.

3.   To execute, amend, terminate or file a delegation agreement. (08/01/94)

251.00 Membership Transfer - All purchases or sales of membership privileges shall be made pursuant to Regulations adopted by the Exchange and no commission or other compensation for services in connection with the purchase or sale of a membership in the Association shall be paid. 127 (08/01/94)

251.01 Member Under Investigation - No member may transfer his membership privilege by intrafamily transfer and no member firm may transfer a firm-owned membership from one member employee to another employee under Regulation 249.01(b), unless the approval of the Regulatory Compliance Committee is first secured, when the member is under investigation by any standing committee or by a special committee appointed under the provisions of Rule 541.00 or when charges are preferred against him or when he is under suspension for causes other than default, insolvency, or non-payment of assessments. 1835 (08/01/94)

252.00  Proceeds of Membership -

(a) ORDER OF DISTRIBUTION. Upon any transfer of membership, whether made by a member voluntarily or by the Board, the proceeds shall be applied to the following purposes and in the following order of priority:

     (1) FIRST, the payment of all dues, assessments, service fees, fines, contributions, and charges payable to the Association by the member whose membership is transferred, and all other indebtedness of such member to the Association.

     (2) SECOND, the payment of all dues, assessments, fines and charges payable by such member to the Clearing House, and all other indebtedness of such member to the Clearing House.

     (3) THIRD, the payment to such member's Primary Clearing Member or Members, as specified in Rule 333.00, of all claims filed under Rule 253.00 for trading losses of such member arising out of Transactions on Change, and which claims have been allowed by the Board.

     (4) FOURTH, the payment to other Clearing Members of all claims filed under Rule 253.00 for trading losses of such member arising out of Transactions on Change, and which claims have been allowed by the Board.

     (5) FIFTH, the payment to members and member firms of all claims filed under Rule 253.00 for money owed on loans which had been made to the member whose membership was transferred, exclusively for the purpose of financing the purchase of such membership, and

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    Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
    ----------------------------------------------------------------------

          which had been promptly recorded with the Secretary of the Association, and which claims have been allowed by the Board.

     (6) SIXTH, the payment to members and member firms of all claims filed under Rule 253.00 otherwise arising from Member's Contracts, exclusive of personal debts which are not related to the conduct of business as a broker, trader or commission merchant, and which claims have been allowed by the Board. Provided, however, that this provision shall not apply to a membership subject to Regulation 249.01(b) or 249.01(c).

(b) PRO RATA PAYMENT. If the proceeds of a transfer of membership are insufficient to pay all filed claims allowed by the Board, such claims, within the priorities listed in (a) above, shall be paid pro rata, except as provided in (e) below.

(c) SURPLUS, IF ANY. Claims which are not filed during the period specified in Regulation 249.01 but which would otherwise qualify under (a) above may, if allowed by the Board, be paid out of any surplus after all other claims allowed by the Board have been paid in full and shall be paid in preference to claims referred to in (e) below. The remaining surplus, if any, of the proceeds of a transfer of membership, after payment of all claims allowed by the Board under this Rule, shall be paid to the person whose membership is transferred, or to his legal representatives, upon the execution by him or them of a release or releases satisfactory to the Board.

(d)  VALUATION.

     (1) Claims which have not matured at the time of the transfer of the membership may be treated as though they had matured, and the amount due may be fixed and determined by the Board on the basis of market values or such other basis as the Board deems to be fair and just.

     (2) If a claim is contingent or the amount that will ultimately be due cannot be immediately ascertained and determined, the Board may reserve and retain such amount from the proceeds as it deems appropriate, pending determination of the amount due on the claim.

     (3) A claim shall be allowed by the Board only for the amount due after credit is given for the proceeds of the sale of any collateral held by the claimant of the fair value of such collateral as determined by the Board, The Board may require, before passing on the claim, that all such collateral be sold.

(e) CLAIMS OF PARTNERS. Claims growing out of transactions between partners, who are members of the Association, shall not share in the proceeds of the membership of one of such partners until all other claims as allowed by the Board have been paid in full.

(f) RIGHTS OF CREDITORS OF DECEASED, INCOMPETENT, SUSPENDED, OR EXPELLED MEMBER. The death, incompetency, expulsion or suspension of a member shall not affect the right of creditors under the provisions of this Rule.

(g) DEATH OR INCOMPETENCY OF CREDITOR MEMBERS. When a member is in debt to another member, the death or incompetency of the creditor member or the transfer of his membership either by his estate or by the Board, shall not affect the rights of the creditor member, his firm, corporation, or estate, to share in proceeds of the membership of the debtor member under this Rule, in the same manner and to the same extent as if the creditor member had not died, become incompetent or his membership had not been transferred.

(h) DEBTS EXISTING AS OF THE EFFECTIVE DATE OF THIS RULE AS AMENDED. Within 20 business days after the effective date of this Rule, as amended, all members and member firms shall notify the Secretary of the Association of all member debts outstanding as of the effective date which debts have arisen out of members' contracts had between the parties thereto in the ordinary course of business. The Secretary shall record such debts. All recorded debts still remaining unpaid at the time of the transfer of the debtor's membership, if allowed by the Board, shall be included in Category 3 of this Rule to be paid pro rata if necessary along with claims under that category, provided such debts are determined by the Board to have arisen out of members contracts had between the parties thereto in the ordinary course of business. The notice to the Secretary shall include the debtor member's acknowledgment of the debt; provided, however, that

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    ----------------------------------------------------------------------

     any contested debts will be provisionally recorded by the Secretary. (08/01/94)

252.00A Claims Filed by Corporations - Your Rules and Claims and Insolvencies Committees concur in the attorney's opinion that a corporation cannot share in the proceeds of the sale of memberships against which the corporation has filed claims (even claims filed prior to the cancellation of the registration of its officer's membership) after the member has cancelled the registration of his membership for the benefit of the corporation, leaving no other member registered for the corporation. 3R (08/01/94)

252.00B Interpretation of Rule 252(e) - The Rules Committee has interpreted Rule 252(e) as follows:

Where a partnership is the primary or other clearing member for one of its member partners, such partnership may make claims against the proceeds from the sale of such partner's membership under the provisions of Rule 252.00(a) (3) or
(4) for trading losses. A partnership may make claims against the proceeds from the sale of a partner's membership under Rule 252.00(a) (5) where such loan had been made exclusively for the purpose of financing the purchase of the partner's membership. (08/01/94)

253.00 Filing Claims - A member to establish his claim and to become entitled to his rights under Rule 252.00 of this Chapter to share in the proceeds of a membership, shall file a statement of his claim during the period specified in Regulation 249.01. Claims if not so filed and allowed by the Board may be paid out of any surplus after all claims allowed by the Board have been paid in full and shall be paid in preference to claims referred to in Rule 252.00(e) of this chapter. 113 (08/01/94)

253.01 Pending Arbitration - In the event an Exchange arbitration action is pending against a member who sells his membership, the entire proceeds from such membership sale shall be reserved and retained by the Exchange towards satisfaction of any resulting arbitration award in accordance with Rule 252.00. However, prior to the arbitration hearing, a selling member whose sale proceeds are being held by the Exchange pending the outcome of an arbitration may make application to the Executive Committee who, upon such application, shall have the discretion to authorize release to the selling member of any of the proceeds in excess of the amount claimed in the arbitration and claims filed pursuant to Rule 252.00. (08/01/94)

255.00 Deceased or Incompetent Member - When a member dies, or when a conservator is appointed for him or his estate, his membership may be disposed of by the Board. If the deceased or incompetent member has neglected to pay assessments, Rule 242.00 shall apply to the disposition of his membership by the Board. 115 (08/01/94)

256.00 Expelled Member - When a member is expelled or becomes ineligible for reinstatement, his membership may be disposed of forthwith by the Board. 116 (08/01/94)

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Ch2 Insolvency

270.00 Insolvency - A member, or any other person with trading privileges, who fails to perform his contracts, is insolvent, or is the subject of petition for bankruptcy, or whose membership is registered for a member firm which fails to perform its contracts, is insolvent, or is the subject of a petition for bankruptcy, shall immediately inform the Secretary in writing that he or his firm or corporation is unable to meet his or its engagements, and prompt notice thereof shall be given to the Association. Subject to the provisions of Regulation 540.06, he shall thereby become suspended from membership until, after having settled with his creditors or the creditors of his firm or corporation, he has been reinstated by the Board.

If a clearing member firm learns that any of the above-specified conditions apply to a member or member firm whose trades it clears, the clearing member firm must also immediately provide written notice thereof to the Secretary, and prompt notice thereof shall be given to the Association. For purposes of this provision, a clearing member firm will be deemed to have learned of such conditions, if a member who is registered for the firm, and is also a general partner of a partnership, an officer or director of a corporation, or a manager of a limited liability company, has actual knowledge thereof.

Nothing in this Rule shall preclude disciplinary action for the violation of any Rule or Regulation of the Association which contributed to the condition for which the person is suspended under this Rule. (06/1/00)

270.01 Restrictions on Operations - The Financial Compliance Committee shall advise the Chairman or Acting Chairman of the Board whenever it appears that a member, registered eligible business organization, wholly-owned affiliate of such member or registered eligible business organization or any other person with trading privileges is insolvent; is failing to meet the minimum capital requirements of the Association and cannot demonstrate its ability to achieve compliance; is in such financial condition that it cannot be permitted to continue in business with safety to its customers, its creditors, or the Association; or such other condition or practice exists which may adversely affect the safety of funds or positions carried for others. Upon the receipt of such advice, the Chairman or Acting Chairman may, subject to the provisions of Regulation 540.06, impose any restriction upon the operations of a member, registered eligible business organization, wholly-owned affiliate or any other person with trading privileges as he deems appropriate in the circumstances, including but not limited to the following:

(a) Restrictions upon the solicitation and or acceptances of new positions or new accounts;

(b) In the case of positions or funds not otherwise protected by law which are carried for the benefit of others, restrictions upon the uses to which such positions or funds may be applied, and

(c) Restrictions upon the carrying of funds or positions of others on an omnibus account basis.

Any member, registered eligible business organization, their wholly-owned affiliates, or persons with trading privileges failing or refusing to comply promptly with a restriction imposed by the Chairman shall be fined, suspended, or expelled by the Board.

Nothing in this Regulation shall preclude disciplinary action for the violation or any Rule or Regulation of the Association which contributed to the condition for which restrictions are imposed under this Regulation. 1794 (04/01/98)

270.02  Procedures for Member Responsibility Actions - (See 540.06) (08/01/94)

270.03 Finality of Disciplinary Decisions and Member Responsibility Actions - (See 540.07) (08/01/94)

271.00 Announcement of Suspension - Whenever a member, registered eligible business organization or any other person with trading privileges has been suspended pursuant to Regulation 540.06, the Secretary shall immediately announce to the Association the suspension of such member, eligible business organization, or other person. If such suspension is modified or rescinded after hearing, the Secretary shall announce the revised action to the membership. 120 (04/01/98)

272.00 Insolvent Member - When announcement is made of a suspension of a member, firm or

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                                Ch2 Insolvency
                                --------------

corporation pursuant to the Rules and Regulations, members have Exchange contracts with the member, firm or corporation may proceed to close the same on the Exchange or in the best available market, except insofar as the By-Laws and Resolutions of the Clearing House are applicable and provide the method of closing. Should a contract not be closed, as above provided, the price of settlement shall be fixed by the Regulatory Compliance Committee.

Such suspended member, firm or corporation shall upon request of any customer immediately arrange for the transfer of each open position of such customer to such other person, firm or corporation as such customer may designate. 121 (08/01/94)

272.01 Bankruptcy of a Member or Non-Member - Whenever an order for relief under the Bankruptcy Code as defined in Regulation 272.02 is entered for a member, firm or corporation, or for a non-member, members having Exchange contracts with the bankrupt member or non-member may proceed to close the same on the Exchange in accordance with the provisions of Rule 272.00. (08/01/94)

272.02  Deliveries in Bankruptcy Situation -

(a)  For purposes of this Regulation:

     (i) The term "customer" shall mean any person for whom a member carries an Exchange futures contract except a non-public customer as that term is defined in CFTC Regulation 190.01(bb).

    (ii) The term "debtor" shall mean any member with respect to which an order for relief is entered under the Bankruptcy Code.

    (iii) The term "order for relief" means the filing of a petition in bankruptcy in a voluntary case and the adjudication of bankruptcy in an involuntary case.

    (iv) The term "tender" with respect to a notice of delivery shall mean, in the case of a short clearing member that has presented such a notice to the Clearing House, the assignment of such notice by the Clearing House to a long clearing member, and, in the case of a long clearing member, the acceptance by such member of such notice from the Clearing House if such notice is not transferred by such long clearing member within the time permitted under the Rules of the Association or the Clearing House.

(b) This Regulation shall apply only in the event and under the circumstances set forth in paragraph (c) hereof, and only in the event that the opposite clearing member referred to in said paragraph (c) is not itself a debtor.

(c) Any provisions of the Rules or the Clearing House Rules to the contrary notwithstanding, in the event that any member becomes a debtor, and that at that time such member carries for a customer any Exchange futures contract in the current delivery month with respect to which the underlying physical commodity has not become a part of the debtor's estate on the date of the entry of the order for relief, and with respect to which:

     (i) trading has ceased on the date of the entry of the order for relief; or (ii) notice of delivery has been tendered on or before the date of the entry of the order for relief; or

     (iii) trading ceases before such futures contract can be liquidated by the trustee of the debtor's estate;

     then, any customer for whose account such member is holding any such futures contract shall make delivery of and receive payment for, or receive delivery of and make payment for, the physical commodity as required to fulfill such contract directly between the customer and the opposite clearing member identified by the Clearing House as the party to whom delivery should be made or from whom delivery should be taken by such customer, through and in accordance with the bylaws of the Clearing House, and such opposite clearing member shall receive delivery of and make payment for, or make delivery of and receive payment for, such commodity in accordance with the bylaws of the Clearing House; provided, however, that nothing contained herein shall prevent such customer and such opposite clearing member from settling any such contract on such terms as may be mutually agreed upon.

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                                Ch2 Insolvency
                                --------------

(d) The making or taking of delivery or payment with respect to any futures contract in accordance with paragraph (c) shall discharge in full the obligations of such customer and such opposite clearing member to the debtor and to every other person with respect thereto, but shall not discharge the debtor from any of its obligations with respect to such contract except to the extent that such delivery or payment is made.

(e) Nothing contained in this Regulation shall relieve any customer of its obligation to make or take delivery under any Exchange futures contract for the sole reason that delivery must be made to or taken from a commodity broker which is a debtor. (08/01/94)

273.00  Investigation - Every person suspended under the provisions of Rule
270.00 shall immediately afford every facility required by the Office of Investigations and Audits for the investigation of his affairs, and shall, after the announcement of his suspension, file with the Office of Investigations and Audits a written statement covering all information required by the Office of Investigations and Audits, including a complete list of his creditors and amount owing to each. 122 (08/01/94)

273.01 Insolvency - When the Financial Compliance Committee from any preliminary investigations or otherwise, has reason to suspect that any member of the Association is threatened with insolvency, it shall co-operate with such member, in any feasible manner not contrary to the Rules and Regulations of the Association, to save such member from open and judicial bankruptcy. When this is not practicable, the Committee shall then take such other action as will in its judgment assist in securing a prompt, efficient, and economic administration of the member's assets for the bankrupt, as well as for the members of the Association and customers of such bankrupt, who are creditors. Nothing herein, however, shall authorize such Committee to bind the Association to any pecuniary obligation. 1815 (08/01/94)

274.00 Reinstatement - When a person suspended under the provisions of this Chapter applies for reinstatement, notice thereof shall be given by the Secretary to the members of the Association, by notifying each member of such application directly and by posting notice upon the bulletin board at least fifteen days prior to the consideration by the Board of such application. The applicant shall furnish to said Board the list of his creditors, a statement of the amounts originally owing and the nature of the settlement in each case. The application shall be heard in accordance with Regulation 540.03.

If the applicant fails to receive the approving vote of two-thirds of the members of the Board present, the applicant shall be entitled to be balloted for at two subsequent regular meetings of the Board to be designated by himself; provided, however, that the three ballots to which the applicant shall be entitled, shall be within six months from the date of his suspension, or until such time as the membership is sold, or within such further extended time for settlement as may have been granted by the Board. 124 (08/01/94)

275.00 Suspended or Expelled Member Deprived of Privileges - (See 561.00) (08/01/94)

276.00 Suspended Member-Time for Settlement - If a person suspended under the provisions of this Chapter fails to settle with his creditors and fails to apply for reinstatement within (30) thirty days from the date of his suspension, or within such further time as the Board may grant, or fails to obtain reinstatement as elsewhere herein provided, his membership may be disposed of by the Board.

The Board may, by a two-thirds vote of the members present, extend the time of settlement for periods not exceeding one year each. 123 (06/01/99)

277.00  Discipline During Suspension - (See 562.00) (08/01/94)

278.00 Suspension for Default - Where a member, or any other person with trading privileges, fails or refuses to (a) perform an Exchange contract with
(b) pay obligations arising out of such contracts to another member, or (c) pay obligations owed to the Association, the defaulting member, on complaint of the other member or, in the case of a debt owed to the Association, of the Treasurer of the Association, shall, subject to the provisions of Regulation 540.06, be suspended until the contract is performed or the debt satisfied. Registered firms and corporations shall be deemed members under this Rule. Application for reinstatement shall allege, under oath, that all such debts have been discharged, and notice of such application shall be posted on the bulletin board fifteen days prior to the hearing of such application pursuant to Rule 274.00.

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                                Ch2 Insolvency
                                --------------

Nothing in this Rule shall preclude disciplinary action for the violation of any Rule or Regulation of the Association which contributed to the condition for which the member is suspended under this Rule. 130 (12/01/96)

278.01 Arbitration of Default - If the member alleged to be in default pursuant to Rule 278.00 denies the default, he shall be entitled to have the claim arbitrated. If the claim is admitted or established by a final arbitration award, the defaulting member shall be suspended until he has satisfied and discharged the debts owing to members on Exchange contracts. (08/01/94)

285.01 Financial Questionnaire - Each member, registered eligible business organization or wholly-owned affiliate of such member or registered eligible business organization shall furnish to the Business Conduct Committee or the Financial Compliance Committee, at such times as the Committee may designate, an answer to a financial questionnaire in such form as the Committee may prescribe. 1781 (04/01/98)

285.02 Audits - The Business Conduct or Financial Compliance Committee may require any member, registered eligible business organization or its wholly-owned affiliates carrying margin accounts for customers or transacting business involving the purchase and sale of cash commodities for customers, to cause to be made as of the date of an answer to a financial questionnaire, an audit of his or its assets, liabilities, accounts and affairs, including securities held for safekeeping, in accordance with such audit requirements as may be prescribed by said Committee, and to file with said Committee a statement to the effect that such an audit has been made and that the answers to the questionnaire are in accord therewith.

Such statement shall in the case of any such member of the Association not a partner of a registered partnership, a manager of a registered limited liability company, nor an officer of a registered corporation, be signed by such member. In the case of a registered partnership, such statement shall be signed by two general partners of the partnership, one of whom must be a member of the Association. In the case of a registered corporation, such statement shall be signed by at least two of the bona fide, active executive officers of the corporation, one of whom must be a member of the Association whose membership is registered on behalf of the corporation. In the case of a registered limited liability company, such statement shall be signed by at least two managers of the limited liability company, one of whom must be a member of the Association whose membership is registered on behalf of the limited liability company. In the case of a wholly-owned affiliate of a member, registered partnership, registered limited liability company or registered corporation, such statement must be signed as indicated above, as well as by an active executive officer of the wholly-owned affiliate. The statement must also certify that a copy of it has been made available to each general partner in the case of partnerships, to each of the members of a limited liability company and in the case of corporations each member of the Association whose membership is registered on behalf of the corporation.

The signature of a partner of such partnership, a member of such limited liability company or an officer of such corporation, may be waived by the Committee at the discretion of the Committee.

Such above statement shall in all cases be attested to by the auditors and a copy of the report of the audit signed by the auditors shall be retained as part of the books and records of the member, registered partnership or registered corporation. 1782 (04/01/98)


285.03 Notification of Capital Reductions - Any non-FCM member firm or firm that has been approved to deliver against a CBOT contract or wholly-owned affiliate of such for which the Financial Compliance Committee has established capital requirements under the provisions of Rule 551.00 (f) must:

     Notify the Exchange in writing within two business days of any event or series of events, including any withdrawal, advance, loan or loss that, on a net basis, causes a twenty percent (20%) or more reduction of his or its Net Worth as last reported by submission of a financial statement or financial questionaire. Failure to so notify the Financial Compliance Committee shall be considered an act detrimental to the interest and welfare of the Association under Rule 504.00. (04/01/97)

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285.04  Restrictions on Operations - (See 270.01) (08/01/94)

285.05  Financial Requirements -

A. All member firms that are registered as Futures Commission Merchants must comply with the requirements set forth in the following CFTC Regulations:

     1.   1.10 - Financial reports of futures commission merchants; and

          a. In addition to the requirements set forth in CFTC Regulation 1.10 each FCM member firm must file:

               1. An unaudited quarterly financial statement as of the firm's fiscal year end; and

               2. Submit with the certified year-end financial report a reconciliation between the certified financial report and the quarterly unaudited report; and

               3. For all financial statement filings, submit a Statement of Income (Loss) for the period between the date of the most recent financial statement or, at the option of the member, the most recent certified financial statement filed with the Exchange; and

               4. Each member FCM which also is a member of any other security or commodity exchange or self-regulatory organization or federal agency must promptly submit to the Exchange, unless specifically exempted, copies of any financial statements (for example, Focus Reports) submitted pursuant to the requirements of those exchanges, organizations or agencies.

          b.   Statement Certification and Attestation Requirements:

               1. For a member FCM which is a registered partnership, financial report must be signed in a manner as determined by the Exchange (i.e. - electronic or manual) by the individual designated as the Chief Financial Officer (or as having these responsibilities), in accordance with Chicago Board of Trade Regulation 230.03(a), provided that he is a general partner.

               2. For a member FCM which is any type of eligible business organization other than a partnership, financial reports must be signed in a manner as determined by the Exchange (i.e. - electronic or manual) by the individual designated as the Chief Financial Officer (or as having these responsibilities) in accordance with Chicago Board of Trade Regulation 230.03(a).

               3. An attestation letter must accompany all audited financial reports which are filed with the Exchange, as well as any financial reports which are not filed electronically. The attestation letter must certify that copies of the financial reports must be made available to: (a) each member of the Chicago Board of Trade whose membership is registered for the FCM: (b) each individual designated by the FCM, in accordance with Regulation 230.03(a): and (c) each general partner in the case of a partnership.

               4. The signature of the Chief Financial Officer, or the person who has these responsibilities, may be waived by the Exchange, at the discretion of the Exchange. In the event of such waiver, an FCM will be required, in the case of a partnership, to have a general partner sign the financial reports. In the case of any other type of eligible business organization, the FCM will be required to have the Chief Executive Officer sign the financial reports. In either event, this individual must either be a member of the Chicago Board of Trade, or must have been designated by the FCM, in accordance with Regulation 230.03(a).

               5. Financial report audited by an independent public accountant must be attested to by the independent public accountant.

               6. Financial reports which are filed through Exchange-approved electronic transmission must be accompanied by the CBOT assigned Personal

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                                Ch2 Insolvency
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                    Identification Numbers (PINS) of the authorized signers. The
                    PIN number will constitute and become a substitute for the manual signature of the authorized signer to the electronically filed financial report. The PIN is a representation by the authorized signer that, to the best of his or her knowledge, all information contained in the statement being transmitted under the PIN is true, correct and complete.

               7. The unauthorized use of a CBOT assigned Personal Identification Number for electronic attestation by an unauthorized party is forbidden.

     2. 1.12 - Maintenance of minimum financial requirements by futures commission merchants; and

     3.   1.16 - Qualifications and reports of accountants; and

     4. 1.17 - Minimum financial requirements for futures commission merchants and introducing brokers; and

     5. 1.18 - Records for and relating to financial reporting and monthly computation by futures commission merchants; and

     6.   1.20 through 1.30 - Customers' Money, Securities, and Property; and

     7.   1.32 - Segregated account; daily computation and record; and

     8.   30.7 - Treatment of foreign futures or foreign options secured amount.

     Notwithstanding the foregoing requirements, the CBOT may impose additional accounting, reporting, financial and/or operational requirements as determined necessary.

B.   For firms that are regular to deliver agricultural products see
     Appendix 4E.

C.   For firms that are regular to deliver Rough Rice see Appendix 37D.
     (07/01/00)

285.07 Member Joint Accounts - No member shall, directly or indirectly, hold any interest or participate in any joint account for which a member participant exercises discretionary trading authority and executes trades for buying or selling any Chicago Board of Trade futures or options contracts unless each participant in such joint account is a member or member organization and unless such account is reported to and not disapproved by the Exchange. Such report shall be in a form prescribed by the Exchange and shall be filed with the Exchange before any transaction is effected on the Exchange for such joint account. For the purposes of this regulation, a "joint account" shall mean: (1) any account which is initially funded by two or more parties, all of whom have an ongoing obligation to contribute additional funds to the account when necessary; (2) any account in which two or more parties share a risk of loss of the capital contributed to that account; and (3) any account where all of the participants in the account own more than a 5% interest in the account. In addition, a trading account which is funded via a loan shall be deemed a joint account unless the terms of the loan demonstrate that it is a bona fide loan that was made as a part of an arm's length transaction between the borrower and the lender. (12/01/97)

285.08 Financial Arrangements - Each member who makes an arrangement to finance his transactions must identify to the Exchange the source of the financing and its terms. The Exchange must be informed immediately of the intention of any party to terminate or change any such arrangement. (12/01/94)

285.09 Trading Associations - Each member who makes an arrangement to be on the floor of the Exchange or on the Project A electronic trading system for the purpose of making discretionary trading decisions and executing discretionary trades for a firm must ensure that the firm is registered as a member firm of the Exchange. (08/01/99)

286.00 Trades of Non-Clearing Members - On the first business day of each month each clearing member who is creditor of any member as a result of debts related to the conduct of business as a broker, trader or commission merchant shall report to the Business Conduct Committee the name of each member whose unsecured indebtedness to him is in the amount of five thousand dollars ($5,000) or more. The Business Conduct Committee is authorized to furnish to any clearing member,

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                                Ch2 Insolvency
                                --------------

on written request, the names of all members or member firms, to whom a specified member is indebted as reported hereunder, and the names of members and member firms as reported pursuant to Rule 252.00(h).

The phrase "unsecured indebtedness" as used in the rules means the amount of indebtedness in excess of collateral security valued in accordance with the provisions of paragraph 3 and 4 of Regulation 431.02.

Failure of a member or member firm to report such indebtedness may be considered to be an act detrimental to the interest or welfare of the Association under the provisions of Rule 504.00 and may be relied on by the Board of Directors in deciding not to allow a claim for such indebtedness under Rules 252.00 and
253.00. (08/01/94)

287.00 Advertising - No member shall publish any advertisement of other than strictly legitimate business character. 604 (08/01/94)

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Ch2 Membership Interests

290.00 Market Categories - Each existing and prospective futures contract and options contract traded on the Exchange shall be listed in one of the following four market categories: Agricultural and Associated Market (AAM), Government Instruments Market (GIM), Index, Debt and Energy Market (IDEM), and Commodity Options Market (COM). The Board shall provide for the initial listing of such futures contracts and options contracts by adopting Regulations and may alter any such listing by amending these Regulations. No such listing shall affect any of the rights of full or associate members or other persons with trading access, except as may be specifically provided for herein. (08/01/94)

290.01 Agricultural and Associated Market (AAM) - The AAM consists of the following futures contracts: soybeans, soybean meal, soybean oil, oats, wheat, corn, anhydrous ammonia, diammonium phosphate, barge freight rate index, FOSFA International Edible Oils Index, sunflower seeds, catastrophe insurance, rough rice and silver. (11/01/94)

290.02 Government Instruments Market (GIM) - The GIM consists of the following futures contracts: U.S. Treasury Bonds, U.S. Treasury Notes (6-10 years), U.S. Treasury Notes (5 years), U.S. Treasury Notes (2 years), Long Term and Medium Term Agency (Fannie Mae(R) Benchmark and Freddie Mac Reference) NotesSM, Inflation-Indexed U.S. Treasury Bonds, Long-Term Inflation-Indexed Treasury Notes, Medium-Term Inflation-Indexed Treasury Notes, German Government Bonds, Canadian Government Bonds (10 year), Cash Settled U.S. Treasury Notes (2 years), Zero Coupon Treasury Bonds, Zero Coupon Treasury Notes, U.S. Treasury Bills (90 days), Long-Term Japanese Government Bonds, Mortgage-Backed Futures, GNMA-CDR, Domestic CDs, and Treasury Repos (30-day and 90-day) (when designated). (03/01/01)

290.03 Index, Debt and Energy Market (IDEM) - The IDEM consists of the following futures contracts: 30-Day Fed Fund, Portfolios (when designated), Stock Indexes, Corporate Bond Index, Commercial Paper (30 days), Commercial Paper (90 days), Municipal Bonds (when designated), Municipal Bond Index, Cash Settled Three Year Interest Rate Swaps, Cash Settled Five Year Interest Rate Swaps, Eurodollars, Crude Oil (when designated), Leaded Gasoline (when designated), Unleaded Gasoline (when designated), Heating Oil (when designated), Gold, Gold Coins (when designated) Plywood, Structural Panel Index, CBOT U.S. Dollar Composite Index, CBOT Argentina, Brazil and Mexico Brady Bond Indexes, U.S. Treasury Yield Curve Spread, ComEdTM and TVA Hub Electricity. (01/01/99)

290.04 Commodity Options Market (COM) - The COM consists of the following options contracts: U.S. Treasury Bond Futures Options and all other options that are listed for trading by the Exchange. (08/01/94)

291.00 GIM Membership Interest - A GIM Membership Interest is a personal right, which shall entitle the holder thereof to trade as principal and broker for others in all contracts listed in the GIM pursuant to Regulation 290.02. In addition, the holder of a GIM Membership Interest may communicate from the Floor of the Exchange with persons not on the Floor of the Exchange in the same manner as may members, but only with respect to contracts traded in the GIM. An eligible business organization may own a GIM Membership Interest on behalf of an individual nominee who is a full-time employee of the eligible business organization, provided that the Membership Committee determines that such GIM Membership Interest is needed by the eligible business organization to carry on its business at the Association and that all rights and obligations of the GIM Membership Interest shall remain the exclusive responsibility of the individual nominee. An eligible business organization which owns a GIM Membership Interest may transfer it from one nominee to another individual employee of the eligible business organization who has been duly approved for membership subject to the provisions of Regulation 249.01(b).

(A) A GIM Membership Interest shall not carry any voting rights on any matter which is the subject of a ballot vote of the general membership.

(B) GIM Membership Interest holders, annually, may elect a Committee consisting of 11 GIM Membership Interest holders, including a Chairman thereof. The Chairman of this Committee shall be liaison to the Chairman of the Board.

(C) In the event of full liquidation of the Association, the holder of a GIM Membership Interest shall


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                           Ch2 Membership Interests
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     share in the proceeds from dissolution in an amount equal to eleven percent
     (.11) of a full member's share. No holder of a GIM Membership Interest shall have the right to share in any other distribution made by the Association.

(D) No GIM Membership Interest shall carry with it the attributes of membership in the Association under the Fifth Article of the Certificate of Incorporation of the Chicago Board Options Exchange.

(E) Each holder of a GIM Membership Interest shall be responsible for paying all dues, fees and assessments that are applicable to full memberships for each GIM Membership Interest held.

(F) Each GIM Membership Interest may be sold or delegated according to the Rules and Regulations applicable to the sale and delegation of full and associate memberships. No GIM Membership Interest may be registered on behalf of an eligible business organization.

(G) Each person who seeks to purchase or be delegated a GIM Membership Interest shall make application according to the Rules and Regulations governing applications for full and associate membership. Each such applicant shall be considered eligible to assume the rights and obligations of a GIM Membership Interest according to the procedures and standards that apply to full and associate members, as set forth in the Rules and Regulations.

(H) Each holder of a GIM Membership Interest shall be subject to all Rules and Regulations of the Association including all specific duties and obligations imposed on such holders by the Rules and Regulations, as well as those duties and obligations imposed upon members or other approved persons under the Rules and Regulations; provided however, the Board may exempt holders of GIM Membership Interests from any such duty or obligation which is incompatible with, or in conflict with or unrelated to the duties performed by them. All references to "members" and "membership" in the Rules and Regulations shall apply with equal force to holders of GIM Membership interest and GIM Membership Interests, respectively, unless superseded or specifically negated by this Rule or by Rule 290.00 or Rule
     294.00 or the Regulations thereunder. (04/01/98)

292.00 IDEM Membership Interest - An IDEM Membership Interest is a personal right, which shall entitle the holder thereof to trade as principal and broker for others in all contracts listed in the IDEM pursuant to Regulation 290.03. In addition, the holder of an IDEM Membership Interest may communicate from the Floor of the Exchange with persons not on the Floor of the Exchange in the same manner as may full members, but only with respect to contracts traded in the IDEM. An eligible business organization may own an IDEM Membership Interest on behalf of an individual nominee who is a full-time employee of the eligible business organization, provided that the Membership Committee determines that such IDEM Membership Interest is needed by the eligible business organization to carry on its business at the Association and that all rights and obligations of the IDEM Membership Interest shall remain the exclusive responsibility of the individual nominee. An eligible business organization which owns an IDEM Membership Interest may transfer it from one nominee to another individual employee of the eligible business organization who has been duly approved for membership subject to the provisions of Regulation 249.01(b).

(A) An IDEM Membership Interest shall not carry any voting rights on any matter which is the subject of a ballot vote of the general membership.

(B) IDEM Membership Interest holders, annually, may elect a Committee consisting of 11 IDEM Membership Interest holders, including a Chairman thereof. The Chairman of this Committee shall be liaison to the Chairman of the Board.

(C) In the event of full liquidation of the Association, the holder of an IDEM Membership Interest shall share in the proceeds from dissolution in an amount equal to one-half of one percent (.005) of a full member's share. No holder of an IDEM Membership Interest shall have the right to share in any other distribution made by the Association.

(D) No IDEM Membership Interest shall carry with it the attributes of membership in the Association under the Fifth Article of the Certificate of Incorporation of the Chicago Board Options Exchange.

(E) Each holder of an IDEM Membership Interest shall be responsible for paying all dues, fees and assessments that are applicable to full memberships for each IDEM Membership Interest held.

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                           Ch2 Membership Interests
                           ------------------------

(F) Each IDEM Membership Interest may be sold or delegated according to the Rules and Regulations applicable to the sale and delegation of full and associate memberships. No IDEM Membership Interest may be registered on behalf of a eligible business organization.

(G) Each person who seeks to purchase or be delegated an IDEM Membership Interest shall make application according to the Rules and Regulations governing applications for full and associate membership. Each such applicant shall be considered eligible to assume the rights and obligations of an IDEM Membership Interest according to the procedures and standards that apply to full and associate members, as set forth in the Rules and Regulations.

(H) Each holder of a IDEM Membership Interest shall be subject to all Rules and Regulations of the Association including all specific duties and obligations imposed on such holders by the Rules and Regulations, as well as those duties and obligations imposed upon members or other approved persons under the Rules and Regulations; provided however, the Board may exempt holders of IDEM Membership Interests from any such duty or obligation which is incompatible with, or in conflict An eligible business organizationith or unrelated to the duties performed by them. All references to "members" and "membership" in the Rules and Regulations shall apply with equal force to holders of IDEM Membership Interest and IDEM Membership Interests, respectively, unless superseded or specifically negated by this Rule or by Rule 290.00 or Rule 294.00 or the Regulations thereunder. (04/01/98)

293.00 COM Membership Interests - A COM Membership Interest is a personal right, which shall entitle the holder thereof to trade as principal and broker for others in all contracts listed in the COM pursuant to Regulation 290.04. In addition, the holder of a COM Membership Interest may communicate from the Floor of the Exchange with persons not on the Floor of the Exchange in the same manner as may full members, but only with respect to options contracts traded in the COM. An eligible business organization may own a COM Membership Interest on behalf of an individual nominee who is a full-time employee of the eligible business organization, provided that the Membership Committee determines that such COM Membership Interest is needed by the eligible business organization to carry on its business at the Association and that all rights and obligations of the COM Membership Interest shall remain the exclusive responsibility of the individual nominee. An eligible business organization which owns a COM Membership Interest may transfer it from one nominee to another individual employee of the eligible business organization who has been duly approved for membership subject to the provisions of Regulation 249.01(b).

(A) A COM Membership Interest shall not carry any voting rights on any matter which is the subject of a ballot vote of the general membership.

(B) COM Membership Interest holders, annually, may elect a Committee consisting of 11 COM Membership Interest holders, including a Chairman thereof. The Chairman of this Committee shall be liaison to the Chairman of the Board.

(C) Upon the inception of options trading on the Exchange, and in the event of full liquidation of the Association, the holder of a COM Membership Interest shall share in the proceeds from dissolution in an amount equal to one-half of one percent (.005) of a full member's share. No holder of a COM Membership Interest shall have the right to share in any other distribution made by the Association.

(D) No COM Membership Interest shall carry with it the attributes of membership in the Association under the Fifth Article of the Certificate of Incorporation of the Chicago Board Options Exchange.

(E) Each holder of a COM Membership Interest shall be responsible for paying all dues, fees and assessments that are applicable to full memberships for each COM Membership Interest held.

(F) Each COM Membership Interest may be sold or delegated according to the Rules and Regulations applicable to the sale and delegation of full and associate memberships. No COM Membership Interest may be registered on behalf of an eligible business organization.

(G) Each person who seeks to purchase or be delegated a COM Membership Interest shall make application according to the Rules and Regulations governing applications for full and associate membership. Each such applicant shall be considered eligible to assume the rights and obligations of a COM Membership Interest according to the procedures and standards that apply to full and associate members, as set forth in the Rules and Regulations.

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                           Ch2 Membership Interests
                           ------------------------

(H) Each holder of a COM Membership Interest shall be subject to all Rules and Regulations of the Association including all specific duties imposed on such holders by the Rules and Regulations, as well as those duties and obligations imposed upon members or other approved persons under the Rules and Regulations; provided however, the Board may exempt holders of COM Membership Interests from any such duty or obligation which is incompatible with, or in conflict with or unrelated to the duties performed by them. All references to "members" and "membership" in the Rules and Regulations shall apply with equal force to holders of COM Membership Interest and COM Membership Interests, respectively, unless superseded or specifically negated by this Rule or by Rule 290.00 or Rule 294.00 or the Regulations thereunder.

(I) Upon the effective date of any termination of commodity options trading by the Commodity Futures Trading Commission, all rights and privileges specified in this Rule shall automatically expire and become null and void. (04/01/98)

293.01 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Treasury Bond futures, Long-Term Municipal Bond Index futures, Short-Term Treasury Note futures, Medium-Term Treasury Note futures or in Long-Term Treasury Note futures from the Treasury Bond options trading pit provided that such orders are for hedge purposes only. (09/01/97)

293.02 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Soybean futures from the Soybean Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

293.03 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Corn futures from the Corn Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

293.04 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Silver futures from the Silver Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

293.05 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Long-Term Treasury Note futures, Long-Term Municipal Bond Index futures, Medium-Term Treasury Note futures, Short-Term Treasury Note futures or in U.S. Treasury Bond futures from the Long-Term Treasury Note Options trading pit provided that such orders are for hedge purposes only. (09/01/97)

293.06 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Long-Term Municipal Bond Index futures, Long-Term Treasury Note futures, Medium-Term Treasury Note futures, Short-Term Treasury Note futures or in U.S. Treasury Bond futures from the Long-Term Municipal Bond Index Options trading pit provided that such orders are for hedge purposes only. (09/01/97)

293.07 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Wheat futures from the Wheat Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

293.08 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Soybean Meal futures from the Soybean Meal Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

293.09 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Soybean Oil futures from the Soybean Oil Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

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                           Ch2 Membership Interests
                           ------------------------

293.10 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Short-Term Treasury Note futures, Medium-Term Treasury Note futures, Long-Term Treasury Note futures, Long-Term Municipal Bond Index futures or in U.S. Treasury Bond futures from the Short-Term Treasury Note Options trading pit provided that such orders are for hedge purposes only. (09/01/97)

293.12 IDEM Membership Rights - Holders of IDEM Membership Interests shall be permitted to transmit orders verbally, by hand signals or in writing to brokers in U.S. Treasury Bond futures, Long- Term Treasury Note futures, Short-Term Treasury Note futures, or Medium-Term Treasury Note futures from the Municipal Bond Index futures pit, provided that such orders are for hedge purposes only. (08/01/94)

293.14 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Oat futures from the Oat Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

293.15 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Medium-Term Treasury Note futures, Short-Term Treasury Note futures, Long-Term Municipal Bond Index futures, Long-Term Treasury Note futures or in U.S. Treasury Bond futures from the Medium-Term Treasury Note Options trading pit provided that such orders are for hedge purposes only. (09/01/97)

293.16 IDEM Membership Rights - Holders of IDEM Membership Interests shall be permitted to transmit orders verbally., by hand signals, in writing, or by any other means deemed acceptable by the Board to brokers in options on CBOT(R) Dow Jones Industrial AverageSM Index futures, from the CBOT(R) Dow Jones Industrial AverageSM Index futures trading pit, provided that such orders are for hedge purposes only. (11/01/97)

293.17 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, in writing, or by any other means deemed acceptable by the Board to brokers in CBOT(R) Dow Jones Industrial AverageSM Index futures, from the CBOT(R) Dow Jones Industrial AverageSM Index options trading pit, provided that such orders are for hedge purposes only. (11/01/97)

294.00 Membership Interest Participations - On April 30, 1982 there shall be created one thou- sand four hundred and two (1,402) one-quarter participations each in GIM Membership Interests, IDEM Membership Interests, and COM Membership Interests. Each full member of the Association as of the close of business on April 30, 1982 shall be entitled to receive as of May 3, 1982 a one-quarter participation in a GIM Membership Interest, a one-quarter participation in an IDEM Membership Interest and a one-quarter participat ion in a COM Membership Interest for each full membership held by such full member. Further, on April 30, 1982 there shall be created a quantity of one-half participations each in IDEM Membership Interests and COM Membership Interests equal to the number of associate memberships that appear on the membership list of the Association as of the close of business on April 30, 1982. Each associate member of the Association as of the close of business on April 30, 1982 shall be entitled to receive as of May 3, 1982 a one-half participation in an IDEM Membership Interest and a one-half participation in a COM Membership Interest for each associate membership held by such associate member. (08/01/94)

294.01 Transfer of Membership Interest Participations - One-quarter participations in GIM Membership Interests, IDEM Membership Interests and COM Membership Interests, and one-half participations in IDEM Membership Interests and COM Membership Interests shall be transferable only to and among full, associate and conditional associate members of the Association; GIM, IDEM and COM Membership Interest holders; and member firms. Membership Interest fractional participations may be sold or purchased by authorized individuals or firms in accordance with the mechanics of the bid/ask market for Membership and Membership Interests as set forth in Regulation 249.01(a) or may be transferred intra-family between authorized individuals in accordance with the transfer procedures set forth in Regulation 249.01(d), including the deposit requirement. Membership Interest fractional participations may not be sold or transferred in any other manner. (08/01/94)

294.02 Registration of Membership Interests - Any authorized person or firm who acquires or

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                           Ch2 Membership Interests
                           ------------------------

accumulates four one-quarter participations in GIM Membership Interests may surrender to the Association such four one-quarter participations for one GIM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any authorized person or firm who acquires or accumulates any combination of one-quarter and/or one-half participations in IDEM Membership Interests that equals one full participation may surrender to the Association such fractional participations for one IDEM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any authorized person or firm who acquires or accumulates any combination of one-quarter and/or one-half participations in COM Membership Interests that equals one full participation may surrender to the Association such fractional participations for one COM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any person or firm who surrenders participations in accordance with this Regulation shall pay a registration fee as may be established by the Board. (08/01/94)

294.03 Dues and Assessments on Membership Interest Participations - No authorized person who holds fractional participations in GIM, IDEM, or COM Membership Interests shall be responsible for the payment of any dues, fees or assessments in respect of such fractional participations. (08/01/94)

294.04 Accumulation of Membership and Membership Interest Participations by the Board - The Board of Directors, in its discretion, may accumulate, pool and require all outstanding fractional participations in Associate Memberships and IDEM and COM Membership Interests to be surrendered between April 30, 1989 and August 31, 1989. All such fractional participations in Associate Memberships and IDEM and COM Membership Interests so surrendered shall be accumulated into full Associate Memberships or IDEM or COM Membership Interests respectively and sold at prevailing market prices to any individuals who are authorized to purchase such Memberships or Membership Interests under the Rules and Regulations. The proceeds from the sale of such Associate Memberships and IDEM and COM Membership Interests shall be distributed pro- rata to those authorized persons surrendering such fractional participations in Associate Memberships and IDEM and COM Membership Interests in proportion to the number of such fractional participations in Associate Memberships and IDEM and COM Membership Interests respectively surrendered by the authorized person to the total number of such fractional participations in Associate Memberships and IDEM and COM Membership Interests respectively surrendered by all authorized persons. (08/01/94)

294.05 Time Limit for Accumulating AM Participations - To implement the provisions of Rule 294.00, any member or associate member who accumulates one-quarter AM participations and surrenders them for an associate membership by the close of business on May 28, 1982 shall be entitled to receive as of June 1, 1982, in respect of each such associate membership, a one-half participation in an IDEM Membership Interest and a one-half participation in a COM Membership Interest. A sufficient quantity of such IDEM and COM Membership Interest participations shall be created on May 28, 1982 to allow any such distribution. (08/01/94)

294.06 Claims Procedures Regarding Membership Interest Fractional Participations - Proceeds from the sale of a Membership Interest fractional participation, and the deposit required for Membership Interest fractional participations transferred pursuant to Regulations 249.01 (d) and 294.01, shall be deemed to be subject to the provisions of Rule 252.00. Claims may be filed against such proceeds in the same manner and subject to the same terms as set forth in Rule 253.00 and Regulation 249.01 (e) with respect to the filing of claims against the proceeds of the sale or transfer of a Membership or Membership Interest. The Secretary shall provide notice of sales or transfers of Membership Interest fractional participations in the same manner as he provides notice pursuant to Regulation 249.01(e) of sales or transfers of Memberships and Membership Interests. (08/01/94)

296.00 Elimination of GIM Membership Interests - Subject to the exceptions set forth below, on the effective date of this Rule, each existing GIM Membership Interest shall automatically become a one-half participation in an Associate Membership; each unaccumulated one-quarter participation in a GIM Membership Interest shall automatically become a one-eighth participation in an Associate Membership; and status as a GIM Membership Interest holder or nominee shall cease respectively for each individual who owns a GIM Membership Interest or is a nominee of a firm-owned GIM Membership Interest. Fractional participations in an Associate Membership shall carry no privileges of

                           Ch2 Membership Interests
                           ------------------------

a Membership or Membership Interest, including but not limited to trading and voting privileges.

(1) With respect to individuals who own GIM Membership Interests, each individual who (a) applied for approval as a GIM Membership Interest holder prior to January 21, 1986, and whose application for such approval was pending as of January 21, 1986 and/or (b) acquired his current GIM Membership Interest as of January 21, 1986, or pursuant to a bid to purchase that was listed with the Exchange as of January 21, 1986, may continue as a GIM Membership Interest holder subject to all the privileges and obligations such Membership Interest entails. However, each GIM Membership Interest covered by this exception may only be sold or transferred as a one-half participation in an Associate Membership. The limitations on transfers of a GIM Membership Interest described in this Rule 296.00(1) shall not apply when (i) the transferor is the estate of a deceased membership interest holder and the transferee is the decedent's spouse and (ii) the GIM Membership Interest has not already been transferred pursuant to this sentence.

(2) With respect to nominees of firm-owned GIM Membership Interests, each nominee who has had his current GIM Membership Interest assigned to him as of January 21, 1986, may, at the assigning firm's election, continue as a GIM Membership Interest nominee subject to all the privileges and obligations such Membership Interest entails. In addition, a firm shall be permitted to assign any GIM Membership Interest it owns to two consecutive nominees following the nominee who was assigned such Membership Interest as of January 21, 1986. However, each firm-owned GIM Membership Interest covered by this exception may only be sold as a one-half participation in an Associate Membership.

None of the foregoing shall preclude individuals covered by paragraph (1) or firms covered by paragraph (2) from treating their GIM Membership Interests as one-half participations in Associate Memberships and combining them with other fractional participations in Associate Memberships. (11/01/99)

296.01 Transfer of Associate Membership Participations - In accordance with the mechanics of the bid/ask market for Memberships and Membership Interests as set forth in Regulation 249.01(a), member firms and individuals may purchase or sell one-eighth or one-half participations in Associate Memberships created pursuant to Rule 296.00 or Regulation 296.03. Individuals may also transfer Associate Membership fractional participations in accordance with the transfer procedures set forth in Regulation 249.01(d), including the deposit requirement. Associate Membership fractional participations may not be sold or transferred in any other manner. Each individual who acquires a fractional participation in an Associate Membership but who is not a Full Member, Associate Member, GIM Membership Interest holder or GIM Membership Interest nominee in good standing shall apply for election to Associate Membership status under the same procedures and requirements as are specified in Regulation 249.01(a)(iii) for purchasers of Associate Memberships, and also shall be subject to the provisions of Regulation 249.01(a)(iv) and (v). However, any individual whose status as a GIM Membership Interest holder or nominee automatically ceases pursuant to Rule 296.00 on the effective date of such Rule shall have 60 days thereafter in which to acquire an Associate Membership and become an Associate Member without applying for election to Associate Membership status. Any individual required to apply for Associate Membership status under this regulation and who is elected to such status must acquire an Associate Membership within 60 days of notification of such election or within such extension of this period as may be granted by the Board of Directors. If he is unable to do so, he must, at his option, either re-apply for Associate Membership status or take all necessary steps to effect a sale of the Associate Membership fractional participations he has acquired within 30 days of the end of the period specified in the preceding sentence. (08/01/94)

296.02 Registration of New Associate Memberships - Any person or firm which acquires and accumulates any combination of fractional participations in Associate Memberships that equals one complete Associate Membership may surrender such fractional participations to the Department of Member Services for one Associate Membership, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any GIM Membership Interest holder or nominee in good standing who surrenders fractional participations under this Regulation shall not be required to apply for election to Associate Membership status. Once two or more fractional participations have been combined, they may not be separated. (08/01/94)

296.03 Additional Associate Membership Participations or GIM Membership Interests - The

                           Ch2 Membership Interests
                           ------------------------

Board of Directors may at any time at its discretion create additional fractional participations in Associate Memberships but only if necessary to facilitate the combination of existing fractional participations into Associate Memberships. The Board of Directors may also create new GIM Membership Interests to sell to individuals who applied for approval as GIM Membership Interest holders prior to January 21, 1986, and/or to individuals whose bids to purchase GIM Membership Interests were on file with the Association as of January 21, 1986. Such new GIM Membership Interests shall be created and sold only if, in the judgement of the Board, GIM Membership Interests are not otherwise available to such individuals through bona fide purchases in the Exchange's bid/ask market. (08/01/94)

296.04 Waiver of Transfer and Registration Fees - No fees shall be charged for transfers of fractional participations in Associate Memberships effected through the Exchange's bid/ask market or for registrations of new Associate Memberships acquired by accumulation of fractional participations under Regulation 296.02. (08/01/94)

296.05 Dues and Assessments - Associate Members shall pay full dues, fees and assessments as provided for by the Association. However, each person or firm who acquires an Associate Membership by the accumulation and surrender of fractional participations pursuant to Regulation 296.02 shall be exempted from member dues assessed on such Associate Membership pursuant to Rule 240.00 for a period of twelve (12) consecutive calendar quarters beginning with the quarter following the quarter in which the fractional participations for such Associate Membership are surrendered. Only the original owner of each newly created Associate Membership shall be eligible for the dues waiver referenced herein. (08/01/94)

296.06 Claims Procedures Regarding Associate Membership Participations - The proceeds of Associate Membership fractional participation sales, and the deposit required for Associate Membership fractional participations transferred pursuant to Regulations 249.01(d) and 296.01, shall be deemed proceeds of membership for purposes of Rule 252.00. Claims may be filed against such proceeds in the same manner and subject to the same terms as set forth in Rule 253.00 and Regulation 249.01(e) with respect to the filing of claims against the proceeds of the sale or transfer of a membership or membership interest. The Secretary shall provide notice of sales or transfers of Associate Membership fractional participations in the same manner as he provides notice pursuant to Regulation 249.01(e) of sales or transfers of memberships and membership interests.

Interpretation - The Board of Directors adopted the following on April 17, 1990 as a formal rule interpretation which confirms established Exchange practice:

     "A person shall achieve Full Membership status (i.e. - Full Membership voting rights and trading privileges) only through the purchase of a Full Membership.

     The foregoing shall not affect the existing Exchange provisions for the delegation, member firm transfer, or intra-family transfer of Full Memberships." (08/01/94)

====================================================================================================================================
Chapter 3
Exchange Floor Operations and Procedures
====================================================================================================================================
     Ch3 Exchange Halls.............................................................................................
          300.00  Exchange Halls....................................................................................
          301.00  Admission to the Floor............................................................................
          301.01  Non-Members.......................................................................................
          301.02  Guest Badges......................................................................................
          301.03  Guests............................................................................................
          301.04  Press.............................................................................................
          301.05  Floor Clerks......................................................................................
          301.05  Floor Clerks......................................................................................
          301.07  Floor Clerk-Special Badges........................................................................
          301.08  Trainee Non-Members...............................................................................
          301.10  Twenty-Five Year Member...........................................................................
          301.11  AP................................................................................................
          301.12  Membership Floor Access Badges....................................................................
          305.00  Exchange Floor Fines..............................................................................
          310.00  Time and Place for Trading........................................................................
          310.01  Access to Trading Pit.............................................................................
          311.00  Hours for Trading.................................................................................
          311.00A Hours for Trading.................................................................................
          312.01  Holidays..........................................................................................
          313.00  Sundays or Holidays...............................................................................

     Ch3 Market Quotations..........................................................................................
          320.02  Wire and Other Connections........................................................................
          320.03  Decisions of Exchange.............................................................................
          320.04  Consent Required for Wires........................................................................
          320.05  Registration with Exchange........................................................................
          320.06  Notice of Discontinuance of Communications........................................................
          320.07A Telephones........................................................................................
          320.08  Conduct of Private Offices........................................................................
          320.09  Telephone Wires and Television....................................................................
          320.12  Radio Broadcasting................................................................................
          320.13  Commodity and Commodity Option Quotations.........................................................
          320.14  Transactions Made at other than Current Market....................................................
          320.15  Market Quotations.................................................................................
          320.16  Fast Quotations...................................................................................
          320.17  Authority of Pit Committees over Quotation Changes and Insertions.................................
          320.17A Authority of Pit Committees over Quotation Changes and Insertions.................................
          320.17B Authority of Pit Committees over Quotation Changes and Insertions.................................
          320.18  Authority of the Market Report Department and the Regulatory Compliance Committee over Quotation
                  Changes and Insertions............................................................................
          320.19  Opening and Closing Orders........................................................................
          321.00  Price Limits......................................................................................

     Ch3 Market Information.........................................................................................
          325.02  Foreign Crop Reports..............................................................................

     Ch3 Floor Practices............................................................................................
          330.00  Floor Brokers.....................................................................................
          330.00A Brokers and Clearing Members......................................................................
          330.01  Floor Broker and Floor Trader Registration........................................................
          330.02  Maintenance of Floor Broker and Floor Trader Registration.........................................
          330.03  Broker Associations...............................................................................
          330.04  Registration of Members Trading in U.S. Treasury Bond Futures.....................................

          331.01  Price of Execution Binding........................................................................
          331.01A Acceptable Orders.................................................................................
          331.02  Acceptable Orders.................................................................................
          331.03  All-Or-None Transactions..........................................................................
          331.04  Execution of Simultaneous Buy and Sell Orders for Different Account Owners........................
          332.00  Orders Must Be Executed in The Public Market......................................................
          332.01  Open Market Execution Requirement.................................................................
          332.01A Bidding and Offering Practices....................................................................
          332.01B Conformation with Section 1.39 of The Commodity Exchange Act......................................
          332.02  Trade Data........................................................................................
          332.03  Lost Orders.......................................................................................
          332.04  Records of Floor Traders..........................................................................
          332.041 Accountability of Trading Cards...................................................................
          332.05  Card Collection...................................................................................
          332.06  Records of Proprietary Orders.....................................................................
          332.07  Accountability of Trading Documents...............................................................
          332.08  CTR Recordkeeping and Data Entry Requirements.....................................................
          332.09  Member Trading for Another Member on the Trading Floor............................................
          332.10  Prohibition of Trading or Placing Verbal or Flashed Orders from the Clerks Step in Financial
                  Futures and Options Contracts.....................................................................
          333.00  Trades of Non-Clearing Members....................................................................
          333.01  Error Accounts....................................................................................
          333.02  Primary Clearing Members' Membership File Review..................................................
          333.03  Funds in Trading Accounts Carried by Clearing Members.............................................
          334.00  Trades of Non-Clearing Members....................................................................
          335.00  Bids and Offers in Commodities Subject to First Acceptance........................................
          336.00  Bids and Offers in Commodities Subject to Partial Acceptance......................................
          336.01  Guaranteeing Terms of Execution...................................................................
          337.01  Orders Involving Cancellations Accepted on a 'Not Held' Basis.....................................
          350.00  Trade Checking Penalties..........................................................................
          350.01  Failure to Check Trades...........................................................................
          350.02  Responsibility For Customer Orders................................................................
          350.03  Identification of Floor Trading Personnel and Floor Traders.......................................
          350.04  Errors and Mishandling of Orders..................................................................
          350.05  Floor Practices...................................................................................
          350.06  Give-Ups..........................................................................................
          350.07  Checking and Recording Trades.....................................................................
          350.08  Notification of Unchecked Trades..................................................................
          350.10  Exemption for Certain Joint Venture Products......................................................
          350.11  Resolution of Outtrades...........................................................................
          352.01  Spreading Transactions............................................................................
          352.01A Unacceptable Spread Orders........................................................................
          352.02  Joint Venture Intermarket and Inter-Regulatory Spreads............................................
          360.01  Pit Supervisory and Enforcement Authority of the Respective Pit Committees........................

================================================================================
Chapter 3
Exchange Floor Operations and Procedures
================================================================================

Ch3 Exchange Halls

300.00 Exchange Halls - The Board shall provide Exchange Halls which shall be open for trading during such hours as the Board of Directors shall designate. For the purpose of Exchange rules, Exchange Halls may be deemed to include an approved automated order entry facility. Complete jurisdiction over the Exchange Halls, all parts of the building and any automated systems of the Association is vested in the Board. 69 (08/01/94)

301.00 Admission to the Floor - No one but a member shall make any transaction or execute orders in securities or commodities traded in or upon the Floor of the Exchange. No one but a member shall be admitted to the Floor of the Exchange, except as provided by Regulations adopted by the Regulatory Compliance Committee. 259 (08/01/94)

301.01 Non-Members - No non-member shall be admitted to the Floor of the Exchange except as provided in this Chapter 3. Persons not wearing a valid badge shall not be admitted to the floor of the Exchange. 1370 (08/01/94)

301.02 Guest Badges - The Safety and Security Department may, upon application of a member, issue a badge to a guest of the Exchange or, upon its own initiative, issue a badge to a guest permitting access to the floor of the Exchange. 1371 (08/01/94)

301.03 Guests - All guests of a member shall be accompanied by a member while on the Exchange Floor and shall obey all Rules and Regulations respecting floor conduct established herein for members. Members shall be responsible for all violations of the Chicago Board of Trade Rules and Regulations committed by their guests and for resulting fines. 1372 (08/01/94)

301.04 Press - Annual courtesy cards to the Press, permitting admission to the Exchange Hall, may be issued and recalled by the written authorization of the Communications Department. 1373 (08/01/94)

301.05 Floor Clerks - With the prior approval of the Floor Conduct Committee, or designated Exchange staff pursuant to delegated authority, a non-member employee of a member or member firm registered under Rule 230.00 may be admitted to the Exchange Floor upon the payment by the employer of such periodic fees as may be established by the Finance Committee. No floor clerk shall be permitted to enter the Exchange Floor without a badge. Floor clerks may perform only such services and other clerical, telephone and informational duties as may be specifically permitted by the Regulatory Compliance Committee. (See Appendix 3B.)

Floor clerks are strictly prohibited from soliciting orders. Floor clerks may not be registered as an Associated Person except as provided in Regulation
301.07. They may communicate orders to the pit from their position or communications instrument by use of hand signals or verbal notification. When communicating orders in either fashion, a record must immediately be made and time-stamped in accordance with Regulation 465.01.

Floor clerks are not permitted to run on the Exchange Floor or in the corridors of the building and shall at all times maintain decorum. The Floor Conduct Committee may recall floor clerk badges for cause and may exclude from the Floor any non-member employee of any member.

The responsibility of conduct and appearance of employees on the Exchange Floor shall be that of the member employer.

Notwithstanding Rule 420.00, nonmembers holding a Floor Clerk badge or a Broker Assistant badge shall not have any interest whatsoever in a commodity futures or commodity options account which contains positions in contracts traded on the Exchange or the MidAmerica Commodity Exchange. No member or member firm may jointly hold such an account with a nonmember Floor Clerk or Broker Assistant, and no member firm may accept or carry any such account in which a nonmember Floor

Clerk or Broker Assistant holds any interest. Provided, however, that the following shall apply to any person who has Associate Membership, Membership Interest, or permit holder status on the Exchange or Membership status on the MidAmerica Commodity Exchange and who also holds a Floor Clerk or Broker Assistant badge:

Such person shall not trade for, or carry in his account or an account in which he has any interest, any positions in contracts traded on the Exchange or the MidAmerica Commodity Exchange except for those contracts which he is entitled to trade as principal or broker for others by virtue of his Membership, Membership Interest or permit holder status as referenced above. However, a Member, Membership Interest Holder or permit holder who holds a Broker Assistant badge, and who stands in an area designated for broker assistants outside of a financial futures or financial options pit, may carry in his account or an account in which he has an interest, any positions in contracts traded on the Exchange or the MidAmerica Commodity Exchange, provided that the orders for such positions are placed through the normal customer order flow process.

These provisions shall not be interpreted to prohibit an individual from being employed as a Floor Clerk or a Broker Assistant simply because another family member is a member of the Exchange who trades for his or her own personal account, whether such individual is employed by the family member or by another member. However, Floor Clerks and Brokers Assistrants are strictly prohibited from initiating trades or advising on the initiation of trades for a family member's account or any other account.

Violations of this Regulation shall be cause for suspension or revocation of a person's floor access privileges and for suspension or expulsion of his employer, or such other action as the Floor Conduct Committee may deem appropriate, in accordance with the applicable procedures set forth in Chapter
5. In the event a floor clerk is registered as an Associated Person in violation of this Regulation, after notice and for good cause shown, the Floor Conduct Committee may cause such floor clerk's floor access keycard to be immediately deactivated and take whatever other disciplinary action it deems necessary consistent with this Regulation. Upon termination of the Associated Person status, a floor clerk's keycard may be reactivated.

A non-clearing member holding a Floor Clerk or Broker Assistant badge shall be required to notify his Primary Clearing Member, as defined in Rule 333.00, of the name, address and immediate supervisor of the member or member firm by whom he is employed as a Floor Clerk or Broker Assistant. Upon a Primary Clearing Member's revocation of clearing authorization in accordance with Rule 333.00(c), the Primary Clearing Member immediately shall give written notice to the member or member firm who employs a non-clearing member as a Floor Clerk or Broker Assistant that the non-clearing member's clearing authorization has been revoked. A non-clearing member holding a Floor Clerk or Broker Assistant badge shall be denied floor access privileges upon the revocation of clearing authorization by his Primary Clearing Member. The floor access privileges of a non-clearing member who holds a Floor Clerk or Broker Assistant badge may be reinstated upon the filing of a release with the Member Services Department by the non-clearing member's Primary Clearing Member in accordance with Rule 333.00(d). (04/01/97)

301.06 Floor Access by Annual Election Candidates and Non-Member (Public) Directors -

The following are permitted physical access to the Floor of the Exchange:
a)   Candidates in the current year's Annual Election who:

     - Have been nominated either by the Nominating Committee or by petition pursuant to Rule 102.00; and

     - Do not already have Exchange Floor access by virtue of a membership privilege.

b)   Non-member (public) Directors on the Association's Board.

Individuals who are admitted to the Exchange Floor pursuant to this regulation shall not be authorized thereby to execute trades or to perform any other functions which are reserved to members or clerks on the Exchange Floor. (06/01/00)

301.07 Floor Clerk-Special Badges - The Floor Conduct Committee, or designated Exchange staff pursuant to delegated authority, may issue special badges authorizing non-member employees of

                              Ch3 Exchange Halls
                              ------------------

members or member firms to perform the duties of a "Floor Clerk" as defined in Regulation 301.05. Such authorization shall be for a specific period not to exceed two weeks. The Member Firm Staff Services Department shall maintain proper records of these authorizations.

When such non-member employees are Associated Persons, such authorization may be granted for a specific period not to exceed three business days but only if the employer demonstrates to the satisfaction of the Floor Conduct Committee, or designated staff pursuant to delegated authority, that it temporarily lacks enough available Floor Clerks to meet its business needs. No particular employee can be so authorized for more than three days in any calendar month. Applicants for membership may be issued special badges by the Exchange Services Department for a period of ten business days. (08/01/94)

301.08 Trainee Non-Members - The Floor Conduct Committee, or designated Exchange staff pursuant to delegated authority, shall, upon written request signed by a member and directed to the Secretary, issue badges to trainee non-member employees of members or member firms, authorizing admission of such trainees to the Exchange Hall. Such authorization shall be limited to a thirty-day period as to any trainee and no member or member firm shall be allowed to have more than one trainee on the Exchange Floor at any one time. Trainees may perform the duties of a "Floor Clerk" as defined in Regulation 301.05. The member or member firm which is the employer of the trainee shall be responsible for his conduct while he is on the Floor. The Member Firm Staff Services Department shall maintain proper records of these authorizations. No member or member firm shall use the provisions of this Regulation to avoid the purchase of a membership. 1377 (08/01/94)

301.10 Twenty-Five Year Member - When a member who has been a member for twenty-five years or more transfers his Membership privilege or delegates the rights and privileges of his Membership under Rule 221.00, said member shall be issued an Honorary Membership Badge by the Secretary's Office which will entitle the former member to access to the Trading Floor (with the exception of the Trading Pits), and to remain on the Association's mailing lists. 1379 (11/01/94)

301.11 AP - With the prior approval of the Floor Conduct Committee, or designated Exchange staff pursuant to delegated authority, an Associated Person and an applicant for membership may be admitted to the Floor of the Exchange for the limited purpose of observing various Floor activities of the members and other privileged non-members who have been allowed access to the Floor. Such admittance shall be limited to a period of two weeks (ten business days). 1380 (08/01/94)

301.12 Membership Floor Access Badges - Any member, membership interest holder or delegate whose floor access trading privileges have been revoked, suspended or lawfully discontinued for any reason must return the floor access membership badge and access card to the Member Services and Member Firm Staff Services Department within 30 days from the termination of floor access privileges. Any failure to comply with this Regulation will be referred to the Floor Conduct Committee.

Willful possession of a membership floor access badge or access cards by anyone not then entitled to the privileges of that membership shall be an act detrimental to the Association. (09/01/00)

305.00    Exchange Floor Fines - (See 519.00) and (See 520.00A) (08/01/94)

310.00 Time and Place for Trading - Dealings upon the Exchange shall be limited to the hours during which the Exchange is open for the transaction of business, and no member shall make any transaction in securities with another member except at the post designated for the particular security in which the transaction is made and no member shall make any transaction for future delivery of a commodity except in the pit assigned to trading in such commodity, except as provided in Regulations 444.01, 444.03, and Chapter 9B. No member shall make, in the rooms of the Association, a transaction with a non-member, in any commodity or in any security admitted to dealing on the Exchange; but this Regulation shall not apply to transactions with an employee of the Association or of the Clearing House engaged in carrying out arrangements approved by the Regulatory Compliance Committee to facilitate the borrowing and lending of money. 258 (11/01/94)

310.01 Access to Trading Pit - Trading in any commodity or option thereon shall be limited to an area specified by the Exchange Services Department. Non-members shall not be authorized to enter the trading areas except as otherwise provided in the Rules and Regulations. (08/01/94)

                              Ch3 Exchange Halls
                              ------------------

311.00    Hours for Trading - (See 1007.00) (08/01/94)

311.00A   Hours for Trading - Your Rules and Floor Committees have given careful consideration to reports of trading outside of the hours prescribed and recommend enforcement of Rule 1007.00. We feel that disciplinary action is warranted on any infractions.

Strict observance of the above requires that after the closing bell no orders should be transmitted to the Floor, nor should any orders be accepted by brokers for filling, nor should any public wire orders be sent to the pit,-all such being reported back to senders 'received too late, market closed.'

All members should caution clients who want orders filled on or near the close to enter such orders to be filled 'about the close,' so that the broker may handle them properly. On the last trading day of a current month it is essential that all orders to close contracts reach the traders in sufficient time to permit filling without congestion.

Members who trade the options underlying the Soybean Meal, Soybean Oil, Oat and Silver Futures markets may enter futures orders during the respective futures markets' "closing call rotations" providing that the futures orders are entered for the purpose of hedging an option position. 13R (04/01/99)

312.01 Holidays - The following days are declared to be holidays, to wit: New Year's Day (January 1), Martin Luther King, Jr. Day (3rd Monday in January), Washington's Birthday (3rd Monday in February), Good Friday, Memorial Day (last Monday in May), Independence Day (July 4), Labor Day (1st Monday in September), Thanksgiving Day (4th Thursday in November) and Christmas Day (December 25).

When any such holidays fall on Sunday, the Monday next following shall be considered such holiday. When any such holidays fall on Saturday, the Friday immediately preceding shall be considered such holiday. 1937 (12/01/99)

313.00 Sundays or Holidays - When a contract in commodities matures on Sunday, or on a holiday, performance thereof shall be made on the preceding business day. 256 (08/01/94)

Ch3 Market Quotations

320.02 Wire and Other Connections - The privilege of telephonic or other wire connection between the office of a member and the Exchange shall not be enjoyed as a right of the member, but shall rest in the discretion of the Exchange.

The Exchange, in its discretion may grant or withhold such privilege from a member, and, in its discretion, without being obliged to assign any reason or cause for its action, may disconnect or cause to be disconnected any apparatus or means for such communication or may deprive any member of the privilege of using any public telephone or means of communication installed by the Exchange for the use of members. This Regulation shall not apply to wire or other connections relating to the Exchange's e-cbot system. 1031 (09/01/00)

320.03 Decisions of Exchange - Every decision of the Exchange, whereby a member is deprived of any such privilege, shall be immediately posted upon the bulletin board in the Exchange, and every member shall be deemed to have notice thereof.

No member shall, after such notice shall have been posted directly or indirectly furnish to the member named therein any facilities for communication between the office of the member so named and the Floor of the Exchange or between the office of the member so named and the office of any other member. 1032 (10/01/94)

320.04 Consent Required for Wires - No member shall establish or maintain wire connection of any description whatsoever or permit wireless communication between his office and the office of any nonmember corporation, firm, or individual transacting a banking or brokerage business, without having first obtained the approval of the Exchange therefor.

The applications for such connections or means of communication shall be in a form prescribed by the Exchange.

The use of public telephone or telegraph service in such manner as to amount to private connection shall be deemed to be within this Regulation. 1033 (08/01/94)

320.05 Registration with Exchange - Every such means of communication shall be registered with the Exchange, together with the telegraphic, telephonic, or wireless calls used in connection therewith; the Exchange may make such requirements governing said matters as it shall deem necessary or desirable. 1034 (08/01/94)

320.06 Notice of Discontinuance of Communications - Notice of the discontinuance of any such means of communication shall be promptly given to the Exchange; and the Exchange shall have power, at any time in its discretion, to order any such means of communication discontinued.

No such communication shall be other than by means of a wire or wireless system approved by the Exchange. 1035 (08/01/94)

320.07A   Telephones - Exchange policy permits direct telephone communications to the Trading Floor from the members or member firms to the table or booth of a clearing member on the Trading Floor. 34R (08/01/94)

320.08 Conduct of Private Offices - The Exchange is empowered to examine into the conduct of all private offices or places of business receiving the continuous market quotations of the Association, and, in such places where the Exchange shall deem the continuance of such service detrimental to the best interests of this Association, the Exchange shall forthwith order a discontinuance of the quotations and shall report the facts immediately to the Finance Committee, which shall take whatever further action is necessary to uphold the good name and dignity of this Association. 1040 (08/01/94)

320.09 Telephone Wires and Television - No member of this Association shall, by messenger, signal, telephone, telegraph, or any other means whatsoever, convey or transmit continuously the market quotations from the Floor of the Exchange to any person, firm, or corporation located off the Floor of the Exchange, except with the permission and pursuant to the requirements of the Exchange. This does not prohibit ordinary conversation where dissemination of quotations is not contemplated.

                              Ch3 Market Quotations
                              ---------------------

Such permission for telephone wires, if granted, shall be subject to charges as prescribed by Regulation 320.13. Such permission for closed-circuit television, if granted, shall be subject to charges as may be prescribed by the Finance Committee. 1041 (08/01/94)

320.12    Radio Broadcasting   -

(a) No member, firm, corporation or employee thereof shall transmit, by any kind of radio service, any market quotations, either securities, futures, cash grain on spot or to arrive, or any market information or gossip without the approval of the Exchange.

(b) No quotations except those prevailing at the opening of the market; and at each thirty minutes thereafter; and at the close of the market, may be used for broadcasting.

(c) Radio broadcasting stations must name the periods at which the quotations prevailed and designate them as furnished by the Board of Trade of the City of Chicago.

(d) No member, firm, corporation, or employee thereof shall in any manner claim or be given credit for furnishing information for radio service, except as provided in section (c) of this Regulation.

(e) Upon application, the Exchange may grant permission to individuals, firms, corporations, or employees thereof, to furnish the quotations of this Association to radio stations. The name of the individual, firm, corporation, or employees thereof, may be mentioned at the beginning and at the end of each period at which quotations are broadcast. In case there is more than one request to furnish this service at any location, the Exchange may divide the time equally upon a yearly basis. 1044 (08/01/94)

320.13 Commodity and Commodity Option Quotations - The transmission by private wire or other means of market quotations of any commodity or commodity option made on the Exchange shall be subject to the approval and control of the Exchange. Such quotations shall include all bids, asks, and market prices of any commodity or commodity option traded on the Exchange each business day between the opening of trading in such commodity or option and until thirty minutes after the close of such trading. Such quotations constitute valuable property of the Board of Trade which are not within the public domain. The transmission and receipt of such quotations shall be subject to such conditions, including the payment of applicable fees, as the Exchange shall impose. Failure to comply with such conditions shall subject any member receiving or distributing such quotations to disciplinary action including suspension from the Association. (08/01/94)

320.14 Transactions Made at other than Current Market - Transactions made at a price above that at which the same futures contract or options series is offered, or below that at which such futures or options contract is bid, are not made at the current market price for such futures or options contracts and shall be disallowed by the action of any two members of the relevant Pit Committee. If so disallowed, such transactions shall not be reported or recorded by the Exchange or, if already reported, shall be cancelled. A determination on whether a price(s) should be disallowed must be made within 10 minutes after the Pit Committee has been notified that the price has been called into question, otherwise the quote(s) in question must stand. A determination pursuant to this Regulation to disallow a transaction shall be final. (05/01/97)

320.15 Market Quotations - The reporter in each pit shall be the judge of what constitutes a proper range of quotations to be sent out, subject to the supervision of the Pit Committee in the respective pits.

Quotations sent out must be based on transactions made in the open market. The term "open market" means a bid or an offer openly and audibly made by a public outcry and in such a manner as to be open to all members in the pit at the time.

It is not permissible for members to reform a trade by changing the price at which orders have been filled, nor to report as filled orders that have not been filled. Any quotations based on a transaction made in the open market, already distributed or sent out over the wire, shall not be cancelled except as provided by Regulations 320.17, 320.18 and 320.14. (08/01/94)

320.16 Fast Quotations - Whenever price fluctuations in the pit(s) are rapid and the volume of business is large, the pit reporter, upon authorization of the Pit Committee Chairman or his designated representative from the Pit Committee, shall cause the "FAST" symbol to be used in conjunction with

                              Ch3 Market Quotations
                              ---------------------

all Exchange quotation displays and records. (The "FAST" symbol shall be abbreviated "F" when used on Exchange quotation and display devices.) The Pit Committee shall determine at what time "FAST" market conditions began and terminated. When a market is designated "FAST", the Pit Reporter shall endeavor to activate a "FAST" market indicator clearly visible to the entire trading floor.

All prices in the range between those quoted immediately prior to and immediately following the "FAST" market designation are considered officially quoted whether or not such prices actually appear as trades on Exchange quotation displays and records. There shall be no discontinuances.

The consequence of "FAST" market conditions is that a penetrated limit order may not be able to be executed at the specified limit price.

In the event that a dispute arises concerning the execution of an order, the fact that a market was designated "FAST" shall constitute evidence that market conditions were rapid and volatile. A "FAST" designation does not nullify or reduce the obligations of the floor broker to execute orders with due diligence according to the terms of the order. Trading activities which violate the Rules and Regulations of the Exchange remain violations under "FAST" market conditions. (08/01/94)

320.17    Authority of Pit Committees over Quotation Changes and Insertions   -

(a) The Pit Committee Chairmen, Vice Chairmen or their Pit Committee designees may change an opening range only within 30 minutes after the opening of the commodity.

(b) The Pit Committee Chairmen, Vice Chairmen or their Pit Committee designees may change a closing range only within 15 minutes after the closing of the commodity.

(c) The Pit Committee Chairmen, Vice Chairmen or their Pit Committee designees may authorize the insertion of a quotation which affects a high or low at any time prior to 15 minutes after the closing of the commodity.

(d) The Pit Committee Chairmen, Vice Chairmen or their Pit Committee designees may authorize any quotation change or insertion which does not affect an open, high, low or close at any time prior to the opening of the commodity on the next business day.

No Pit Committee member may authorize any quotation change, insertion or cancellation, if such individual has a personal or financial interest in such change, insertion or cancellation.

All quotation changes, insertions, or cancellations must be authorized by at least two Pit Committee members. However, if there is only one Pit Committee member who does not have a personal or financial interest in a change, insertion or cancellation, that one Pit Committee member may authorize such change, insertion or cancellation.

When a Pit Committee member is requested to authorize a quotation change, insertion or cancellation, the relevant pit shall be notified of such request. 1037 (09/01/96)

320.17A   Authority of Pit Committees over Quotation Changes and Insertions -
Silver:

In respect to Quotation Changes and Insertions under Regulation 320.17 the Pit Committee may change a closing range only within 20 minutes after the close of Silver and may authorize the insertion of a quotation which affects a high and low at any time prior to 20 minutes after the close of Silver. (08/01/94)

320.17B   Authority of Pit Committees over Quotation Changes and Insertions -
Futures Options (Puts and Calls) - In respect to Quotation Changes and Insertions under Regulation 320.17, the Pit Committee may change a closing range only within 30 minutes after the close of each Futures Options contract (Puts and Calls) and may authorize the insertion of a quotation which affects a high and low at any time prior to 30 minutes after the close of each Futures Options contract (Puts and Calls). (08/01/94)

320.18 Authority of the Market Report Department and the Regulatory Compliance Committee over Quotation Changes and Insertions -

(a) The Market Report Department may review and authorize any request for a quotation change or insertion which does not affect an open, high, low or close and which was not reviewed by the Pit Committee.

                              Ch3 Market Quotations
                              ---------------------

(b) The Market Report Department may review and make recommendations to the Regulatory Compliance Committee on all requests for quotation changes and insertions which affect an open, high, low or close and are not encompassed by Regulation 320.17. The final disposition of such requests will be left to the Regulatory Compliance Committee. 1038 (09/01/94)

320.19 Opening and Closing Orders - For open outcry Regular Trading Hours, orders entered prior to or on the opening (or resumption) of the market, as applicable and orders effected by such opening (or resumption) orders, as applicable shall not be required to be executed at a specified price due to the unique and rapid market conditions existing during an opening or a resumption. Similarly, orders entered for execution on the close of the market and orders effected by such closing orders shall not be required to be executed at a specific price due to the unique and rapid market conditions existing during a close.


If stop orders are elected within the opening or resumption range, floor brokers who are unable to execute those orders within the opening or resumption range, as applicable, while diligently acting in conformity with the rules and regulations of the Association, shall not be held liable. Stop orders elected during the opening (or resumption) range automatically become market orders and should be executed at the prevailing market, which may or may not be within the opening (or resumption) range. If stop orders are elected within the closing range, floor brokers who are unable to execute such orders, while diligently acting in conformity with the rules and regulations of the Association, shall not be held liable. (09/01/98)

321.00 Price Limits - The Regulatory Compliance Committee at any time, upon ten hours' notice by Regulation, may provide that there shall be no trading during any day in any grain, provisions, or cottonseed oil for delivery in any specified month at prices more than a fixed limit above or below the average closing price of the preceding business day. 83 (C.R. 1008.01) (08/01/94)

Ch3 Market Information

325.02 Foreign Crop Reports - When a member, employing a crop reporter, receives from the reporter a statement concerning foreign crop conditions to which publicity is given, the member shall file immediately a verbatim copy of the report in the office of the Secretary. 1802

(08/01/94)

Ch3 Floor Practices

330.00 Floor Brokers - A member, who executes orders for another member and who is not a member of the Clearing House, must immediately give up the name of a clearing member. A floor broker trading for a member shall be liable as principal for the performance of the contract except that in the case of commodities his liability shall terminate when the transaction is accepted by the principal. 200 (08/01/94)

330.00A   Brokers and Clearing Members - Trades between members of the Clearing
House must be confirmed within one hour by depositing at the office of the Clearing House a check slip or memorandum giving the name of the buyer and seller, the commodity sold, the amount thereof, the delivery month, and the purchase price. 4R (08/01/94)

330.01 Floor Broker and Floor Trader Registration - No member may execute any trade on the floor of the Exchange for any other person unless the member is registered or has been granted a temporary license as a floor broker, nor may a member execute any trades on the floor of the Exchange for his or her own account unless the member is registered or has been granted a temporary license as a floor trader, or has been granted a temporary license as a floor broker to act as a floor trader, in accordance with Section 4f of the Commodity Exchange Act and Commodity Futures Trading Commission Regulations 3.11 and 3.40, and such temporary license or registration has not been terminated, revoked or withdrawn.

A floor broker or floor trader shall be prohibited from engaging in any activities requiring registration, or from representing himself to be registered or the representative or agent of any registrant, during the period of any suspension of registration or membership privileges or the denial of floor access. Willful failure to comply with this Regulation may be deemed an act detrimental to the interest of the Association. (08/01/94)

330.02 Maintenance of Floor Broker and Floor Trader Registration - Each member registered as a floor broker or floor trader must promptly submit to the Exchange any changes in the information contained in such member's registration application (Form 8-R) or any supplement thereto. All floor brokers and floor traders must review their registration information every three years in accordance with Commodity Futures Trading Commission ("CFTC") Regulation 3.11(d). Additionally, the Exchange shall periodically require such members to confirm that their floor broker registration applications contain complete and accurate information.

Requests for withdrawal of floor broker or floor trader registration must be made on Form 8-W and filed with the National Futures Association and the Association in accordance with CFTC Regulation 3.33.

All registered floor brokers and floor traders periodically must attend ethics training in accordance with the guidelines set forth in CFTC Regulation 3.34. (08/01/94)

330.03 Broker Associations - Two or more Exchange members with floor trading privileges, of whom at least one is acting as a floor broker, shall be required to register with the Exchange as a Broker Association, within ten days after establishment of the Broker Association, if they: (1) engage in floor brokerage activity on behalf of the same employer, (2) have an employer and employee relationship which relates to floor brokerage activity, (3) share profits and losses associated with their brokerage or trading activity, or (4) regularly share a deck of orders.

The Broker Association shall file its registration statement in a form provided by the Exchange. Such registration statement shall specifically disclose whether the members of the broker association share commissions, profits, losses or expenses associated with their brokerage or trading activity with each other or with any other individual or entity. In addition, such registration statement shall disclose whether or not the members of the broker association have any other business relationships with one another, whether related or unrelated to Exchange business. Members of the broker association shall be required to provide information regarding such other business relationships, including books and records relating to such businesses, upon the request of OIA. Any registration information provided to the Exchange which becomes deficient or inaccurate must be updated or corrected promptly.

A member of a Broker Association shall be prohibited from receiving or executing an order unless the Broker Association is registered with the Exchange.

                              Ch3 Floor Practices
                              -------------------

Members of a broker association may not share profits or losses associated with their personal trading activity by direct or indirect means.

No registered broker association or member thereof shall permit a non-member or non-member firm to have any direct or indirect profit or ownership interest in a registered broker association. Moreover, no registered broker association or member thereof shall permit a member who is not involved in the pre-execution or execution of customer orders to have any direct or indirect profit or ownership interest in a registered broker association.

The Board may establish limits on the percentage of trading between a member of a broker association and (1) other members of broker associations with which he is affiliated; or (2) members of other broker associations which are positioned contiguously to his broker association in the trading pit.

Any such limits established by the Board shall take account of liquidity and such other conditions, from contract to contract, and shall only apply to the most active month or months of any contract. Compliance shall be measured separately for each full calendar month.

The Regulatory Compliance Committee may grant exceptions to the percentage limits on intra-association or contiguous association trading in circumstances where a broker association can demonstrate that compliance with the limits may reduce liquidity or impede the creation of new business in the affected market. (04/01/98)

330.04 Registration of Members Trading in U.S. Treasury Bond Futures - Each Exchange member with floor trading privileges who customarily stands on the top step of the U.S. Treasury Bond futures pit shall be required to register with the Exchange, identifying his affiliation, location and occupation or duties. Such individuals shall file their registration statements in a form provided by the Exchange. Any registration information provided to the Exchange which becomes deficient or inaccurate must be updated or corrected promptly. (09/01/94)

331.01 Price of Execution Binding - The price at which an order for commodities is executed on the Exchange shall be binding notwithstanding the fact that an erroneous report in respect thereto may have been rendered. A member shall not guarantee the price of execution to any customer, but a floor broker's or clearing firm's error in handling a customer order may be resolved by a monetary adjustment in accordance with Regulation 350.04. 1841 (09/01/94)

331.01a   Acceptable Orders - Market orders to buy or sell, closing orders to buy or sell, spread orders, straight limit orders to buy or sell, and straight stop orders to buy or sell shall be permitted during the last day of trading in an expiring future. Time orders, contingency orders of all kinds, market on close intermonth spread orders involving an expiring future and cancellations that reach the Trading Floor after 11:45 a.m. on the last day of trading in an expiring future may involve extraordinary problems and hence will be accepted solely at the risk of the customer. This Regulation shall only apply to open outcry Regular Trading hours. 32R (09/01/98)

331.02 Acceptable Orders - The following orders are acceptable for execution in this market.

(1). Market order to buy or sell - A market order is an order to buy or sell a stated amount of commodity futures contracts at the best price obtainable.

(2). Closing orders to buy or sell - A closing order to buy or sell is a market order which is to be executed at or as near the close as practicable or on the closing call in a call market.

(3). Limit order to buy or sell - A limit order is an order to buy or sell a stated amount of commodity futures contracts at a specified price, or at a better price, if obtainable.

(4). Stop order to buy or sell - A stop order to buy becomes a market order when the stop price is bid or a transaction in the commodity futures contracts occurs at or above the stop price. A stop order to sell becomes a market order when the stop price is offered or a transaction in the commodity futures contract occurs at or below the stop price.

(5). Stop limit order to buy or sell (where the price of the limit is the same as the stop price only) - A stop limit order to sell becomes a limit order executable at the limit price or at a better price, if obtainable when a transaction in the commodity futures contract is offered or occurs at or below the stop price. A stop limit order to buy becomes a limit order executable at the limit price or at a

                              Ch3 Floor Practices
                              -------------------

     better price, if obtainable when a transaction in the commodity futures contract is bid or occurs at or above the stop price.

(6). DRT ("Disregard Tape" or "Not Held") Order - An order giving the floor broker complete discretion over price and time in execution of a trade, including discretion to execute all, some or none of the order. It is understood the floor broker accepts such an order solely at the risk of the customer on a "not held" basis.

(7). All-Or-None order to buy or sell - An order to be executed only for its entire quantity at a single price and with a size at or above a predetermined threshold. Such orders must be executed in accordance with Regulation 331.03.

Orders other than those listed above will be accepted solely at the broker's discretion on a not held basis. This Regulation shall only apply to Regular and Night trading hours. (07/01/00)

331.03 All-Or-None Transactions - Board of Directors shall determine the minimum thresholds for and the commodities in which All-Or-None transactions shall be permitted. The following provisions shall apply to All-Or-None trading:

(a) A member may request an All-Or-None bid and/or offer for a specified quantity at or in excess of the applicable minimum threshold designated. The request shall be made during the hours of regular trading in the appropriate trading area.


(b) A member may respond by quoting an All-Or-None bid or offer price. A bid or offer in response to an All-Or-None request shall be made only when it is the best bid or offer in response to such request, but such price need not be in line with the bids and offers currently being quoted in the regular market.


(c) A member shall not execute any orders by means of an All-Or-None transaction unless the order includes specific instructions to execute an All-Or-None transaction or the All-Or-None bid offer is the best price available to satisfy the terms of the order.


(d) An All-Or-None bid or offer may only be accepted by a single member for the total amount offered or bid. No partial fills are permitted.


(e) The price at which an All-Or-None transaction is bid, offered or executed will not elect conditional orders (e.g., limit orders, stop orders, etc.) in the regular market or otherwise affect such orders.


(f) All-Or-none transactions must be reported to the reporter in each pit who shall record the price quotes for All-Or-None transactions.


(g) A member who has received both buying and selling All-Or-None orders from different account owners for the same commodity and the same delivery month, or, for options, the same option, may execute such orders for and directly between such account owners provided that the member shall first bid and offer openly and competitively by open outcry at the same price, stating the number of contracts. If neither the bid nor the offer is accepted within a reasonable time, the orders may then be matched by the member in the presence of a member of the Pit Committee. The member making the trade shall clearly identify it on the order or other document used to record the trade, shall note thereon the time of execution to the nearest minute, and shall present such record to such member of the Pit Committee for verification and initialing. Each such transaction shall be recorded by such Pit Committee member on a cross-trade form that shall show the trade data and be made a matter of permanent record by the Exchange. (07/01/00)

                              Ch3 Floor Practices
                              -------------------

331.04 Execution of Simultaneous Buy and Sell Orders for Different Account Owners - A member who has received both buying and selling orders from different account owners for the same commodity and the same delivery month or, for options, the same option, may execute such orders for and directly between such account owners provided that the member shall first bid and offer openly and competitively by open outcry at the same price, stating the number of contracts. If neither the bid nor the offer is accepted within a reasonable time, the orders may then be matched by the member in the presence of a member of the Pit Committee. If either the bid or the offer is accepted in part, the remainder of the orders may be matched pursuant to the requirements of this Regulation. The member making the trade shall clearly identify it on the order or other document used to record the trade, shall note thereon the time of execution to the nearest minute, and shall present such record to such member of the Pit Committee for verification and initialing.

Each such transaction shall be recorded by such Pit Committee member on a cross-trade form that shall show the trade data and be made a matter of permanent record by the Exchange. (07/01/2000)


332.00 Orders Must Be Executed in The Public Market - All orders received by any member of this Association, firm or corporation, doing business on Change, to buy or sell for future delivery any of the commodities dealt in upon the Floor of the Exchange (except when in exchange for cash property) must be executed competitively by open outcry in the open market in the Exchange Hall during the hours of regular trading and, except as specifically provided in Regulations 331.03, 331.04 and 350.10 under no circumstances shall any member, firm or corporation assume to have executed any of such orders or any portion thereof by acting as agent for both buyer and seller either directly or indirectly, in their own name or that of an employee, broker or other member of the Association; provided, that on transactions where brokers as agents for other members meet in the execution of orders in the open market and without prearrangement unintentionally consummate a contract for the one and same clearing member principal, such transactions shall not be considered in violation of this Rule. 202A (07/01/00)

332.01 Open Market Execution Requirement - All futures transactions resulting in change of ownership (except those involving the exchange of futures in cash transactions) must be made in the open market in the manner prescribed by Rules
332.00 and 310.00. 1866 (08/01/94)

332.01A Bidding and Offering Practices - Bidding and offering practices on the Floor of the Exchange must at all times be conducive to competitive execution of orders, as required by Rule 332.00. Bids or offers of 'all the way to,' 'all you have up (or down) to, 'everything you have up (or down) to,' and similar expressions, are not conducive to competitive execution of orders, and are expressly deemed to be in violation of Rule 332.00. 47R (08/01/94)

332.01B   Conformation with Section 1.39 of The Commodity Exchange Act - The
Board of Directors at their regular meeting held on Tuesday, September 6th, 1955, ruled that inasmuch as the Chicago Board of Trade has no Rule that conforms to Section 1.39 of the Commodity Exchange Act, Rule 332.00 of the Board's Rules and Regulations prevails. 28R (08/01/94)


332.02 Trade Data - Each member executing transactions on the Floor of the exchange shall enter or cause to be entered on the record of those transactions an indicator designating the time bracket within the trading session in which each execution occurred. Each clearing member shall enter only the bracket information submitted to the clearing member by the member executing the trades in the designated form on the record of transactions submitted to the Clearing House. The brackets and their designations will be as follows:

7:00-7:15 a.m.              A        11:30-11:45 a.m.         S           5:00-5:15 p.m.           A
--------------------------------------------------------------------------------------------------------
7:15-7:30 a.m.              B        11:45-12:00 noon         T           5:15-5:30 p.m.           B
--------------------------------------------------------------------------------------------------------
7:30-7:45 a.m.              C        12:00-12:15 p.m.         U           5:30-5:45 p.m.           C
--------------------------------------------------------------------------------------------------------
7:45-8:00 a.m.              D        12:15-12:30 p.m.         V           5:45-6:00 p.m.           D
--------------------------------------------------------------------------------------------------------
8:00-8:15 a.m.              E        12:30-12:45 p.m.         W           6:00-6:15 p.m.           E
--------------------------------------------------------------------------------------------------------
8:15-8:30 a.m.              F         12:45-1:00 p.m.         X           6:15-6:30 p.m.           F
--------------------------------------------------------------------------------------------------------
8:30-8:45 a.m.              G          1:00-1:15 p.m.         Y           6:30-6:45 p.m.           G
--------------------------------------------------------------------------------------------------------
8:45-9:00 a.m.              H          1:15-1:30 p.m.         Z           6:45-7:00 p.m.           H
--------------------------------------------------------------------------------------------------------

                             Ch3 Floor Practices
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The first time bracket in the trading session of each respective commodity will be less than 15 minutes, as determined by the Regulatory Compliance Committee for each particular contract, and will be designated by a "dollar" sign "$".

The last time bracket in the trading session of each respective commodity will be one minute or less, as determined by the Regulatory Compliance Committee for each particular contract, and will be designated by a "percent" sign "%"; provided however, that each respective contract market's close may be expanded or reduced by an amount of time which shall not exceed one minute due to unique market conditions on a particular trade date as determined in the discretion of each commodity's Pit Committee; any closing period other than that established by the Regulatory Compliance Committee shall be communicated to the market at least five minutes prior to the commencement of the revised close for that date.

The modified closing call in the trading session of each respective commodity will be designated by a "pound" sign "#".

If the member executing the trades does not submit a bracket designation to the clearing member, the clearing member shall enter "?" as the bracket designation when submitting the record of such transaction to the Clearing House. 1979 (09/01/94)

332.03 Lost Orders - Any broker who has reason to believe that an order has been lost or misplaced, shall immediately notify the Secretary of the Exchange, who shall thereupon have the matter investigated. (08/01/94)

332.04 Records of Floor Traders - Each member executing transactions on the Floor of the Exchange for his or her personal account [Type 1 trades as defined in CFTC Regulation 1.35(e)] must execute such transactions on the Floor of the Exchange using pre-printed sequentially pre-numbered trading cards. A new trading card must be used at the beginning of each time bracket as designated in Regulation 332.02.

Each member must record the transactions in exact chronological order of execution on sequential lines of the trading card (no lines may be skipped). Provided, however, that if lines remain after the last execution recorded on a trading card, the remaining lines must be marked through. All transactions which are recorded on a single trading card must be recorded on the same side of such trading card. No more than six transactions may be recorded on each trading card.

The trading cards must contain pre-printed member identification which will include, but will not be limited to, the trading acronym and the full name of the member. The trading cards must also contain preprinted bracket designations. (01/01/96)

332.041 Accountability of Trading Cards - Each member executing transactions on the Floor of the Exchange, and his clearing member(s), shall establish and maintain procedures that will assure the complete accountability of all pre-printed sequentially pre-numbered trading cards used by such member on a daily basis. Such trading cards must be distinguishable from other trading cards used by the member during a one week period. (08/01/94)

332.05 Card Collection - At such times and in such manner as designated by the Regulatory Compliance Committee, each member shall provide his clearing member with trading documents which are relied upon for transactional information necessary for submission to the clearing system

                              Ch3 Floor Practices
                              -------------------

containing those trades that have been executed thus far during that day. Trading documents include trading cards of members' personal and proprietary trades, trading cards of one member reflecting trades of another member (CTI 3 pursuant to CFTC Regulation 1.35 (e)) and floor order tickets.

A member may correct any errors on trading documents by crossing out erroneous information without obliterating or otherwise making illegible any of the originally recorded information. Alternatively, with regard to trading cards only, a member may correct any errors by rewriting the trading card. However, if a trading card is rewritten to correct erroneous information, the member shall provide his clearing member with the top ply of the original trading card, or in the absence of plies, the original trading card, which has been subsequently rewritten, in accordance with the same collection schedule designated by the Regulatory Compliance Committee for trading documents relied upon for clearing purposes.

Following the collection of the above-stated documents, the clearing member shall ensure that all such documents receive an Exchange-designated time stamp upon collection. (12/01/96)

332.06 Records of Proprietary Orders - Immediately upon receipt on the Floor of the Exchange of an order from a proprietary or house account (Type 2 trades as defined in CFTC Regulation 1.35(e)) each member or registered eligible business organization shall prepare a written record of the order. It shall be dated and time stamped when the order is received and shall show the account designation.

Such written records of proprietary orders of both clearing and non-clearing member firms need not be prepared if the members executing such transactions on the Floor of the Exchange are employed by such member firms and meet the recordkeeping requirements set forth in Regulation 332.04. However, such members must register with the Exchange and may not trade for their personal accounts. The executing members may record proprietary orders in this manner if they have initiated such orders, or if their employing firm has placed proprietary orders with them for execution. (10/01/00)

332.07 Accountability of Trading Documents - A member is accountable for all documents used in the execution of trades, including trading cards used for his personal account and other documents used by the member in the execution of trades made for others.

Floor brokers who record flashed order executions on broker cards must record on the broker card, the corresponding clearing firm number and order ticket number for every flashed order execution. In addition, floor brokers who record flashed order executions on broker cards must use non-erasable ink and may correct any errors by crossing out the erroneous information without obliterating or otherwise making illegible any of the originally recorded information. (12/01/96)

332.08 CTR Recordkeeping and Data Entry Requirements - Pursuant to Regulations 332.02, 332.04, 332.041, 332.05, 332.06 and 332.07 and 332.09, each member and member firm shall keep, in an accurate and complete manner, all books and records required to be made or maintained under the Rules and Regulations regarding submission of data to the Exchange or the Clearing Corporation for CTR purposes. All trade data submissions must be done in a correct and timely manner.

Trade data includes, but is not limited to, the time bracket, executing broker, opposite broker, transaction type, customer type indicator ("CTI") code [as defined in CFTC Regulation 1.35 (e)], trade timing and trade sequencing information.

If the member executing the trade does not provide the required data to the clearing member, the clearing member shall enter "?" as the designation when submitting the record of such transaction to the Clearing House. If the trade cannot clear without the specific information, it is the clearing firm's obligation to enter a "?" designation and to obtain promptly from the member who executed the trade the complete and correct information concerning the trade. (08/01/94)

332.09    Member Trading for Another Member on the Trading Floor -

(a) At the time of execution, every order, which is not reduced to writing, that a member receives from another member who is present on the trading floor must be recorded. The member executing the order must record the time of execution to the nearest minute on the trading card or other document used to record the trade and must return this card or document to the initiating member.

    A member placing a verbal order, except for orders involving options-futures combinations and other spread trades where the initiating member personally executes at least one leg of the spread,

                              Ch3 Floor Practices
                              -------------------

    shall simultaneously make a written record of the order and record the time of placement to the nearest minute. The order and the time shall be recorded on the member's trading card, which shall be in sequence with other trading cards used by that member. The trading card used to record the placement of the verbal order and the trading card or document used to record the execution of the order must be submitted together to the clearing member by the member placing the order or designated representative in accordance with the collection schedule established by the Exchange.

(b) Every written order that is initiated by a member for his own account while on the Exchange floor must be dated and time stamped upon transmission for execution, and when returned or, in the case of an arbitrage or a flashed transaction, when confirmed or cancelled. (08/01/94)

332.10 Prohibition of Trading or Placing Verbal or Flashed Orders from the Clerks Step in Financial Futures and Options Contracts - Any Exchange member who performs the functions of a floor clerk or broker assistant who also stands in the area designated for broker assistants in any financial future or option pit which is clearly defined as the area behind the top step is prohibited from placing verbal orders or flashed orders for his personal account while standing in that location. Such members are also prohibited from executing trades while standing in this location. For the purposes of this Regulation, trading is defined as executing trades for one's personal account, an account of another member or a customer. Such members may only enter orders for their personal accounts by placing such orders through the normal customer order flow process which requires that the member leave the pit to place an order. (07/01/97)

333.00    Trades of Non-Clearing Members -

(a) PRIMARY CLEARING MEMBER. Each non-clearing member who executes trades on Change must have one and only one Primary Clearing Member who will accept and clear the member's personal trades. A written authorization must be on file with the Member Services Department authorizing such non-clearing member, without qualification, to submit trades through such Primary Clearing Member, and designating such clearing member as the non-clearing member's Primary Clearing Member. Such Primary Clearing Member acts as Commission merchant for the non-clearing member. Such Primary Clearing Member, acting as commission merchant, shall be liable upon all trades made by the non-clearing member for the account of the Primary Clearing Member (unless authorization is revoked as provided in (c) below) and shall be a party to all disputes arising from trades between the authorized non-clearing member and another member or member firm made for the account of the Primary Clearing Member.

(b) OTHER CLEARING MEMBERS. A non-clearing member may have one or more clearing members, in addition to his Primary Clearing Member, through whom he may also clear his trades, provided he has written permission to do so from his Primary Clearing Member. However, as provided in Rule 252.00, such clearing member's claims shall be subordinated to the claims of the Primary Clearing Member(s). Such written permission of the Primary Clearing Member must be filed with the Member Services Department. Written authorization from the other clearing member, authorizing the nonclearing member to make trades on Change for the account of the clearing member, must also be filed with the Member Services Department. Thereafter, such clearing member acting as commission merchant, shall be liable upon all trades made by the non-clearing member for the account of the clearing member (unless authorization is revoked as provided for in (c) below) and shall be a party to all disputes arising from trades between the authorized non-clearing member and another member or member firm made for the account of the clearing member. Notwithstanding the above, a non-clearing member may only obtain clearing authorization for transactions entered through the e-cbot system from a single clearing member in accordance with 9B.08.

(c) REVOCATION OF AUTHORIZATION. A revocation of authorization, either by a Primary Clearing Member or another clearing member, must, to be effective, be in writing and be posted by the Secretary upon the bulletin board of the Exchange. A non-clearing member whose Primary Clearing Member has revoked authorization shall be denied access to the Floor until another clearing member has designated itself as the non-clearing member's Primary Clearing Member, pursuant to (a) above. Revocation of a non-clearing member's authorization to execute transactions through the e-cbot system shall be in accordance with 9B.08.

                              Ch3 Floor Practices
                              -------------------

(d) The non-clearing member will not be permitted to submit a new primary clearing member authorization or clear trades through a new primary clearing member until such time as the former primary clearing member files a release with the Member Services Department. A primary clearing member who has revoked primary clearing member status to a non-clearing member must give the non-clearing member release upon the non-clearing member's request when the non-clearing member has obtained a new primary clearing member unless
    (1) the non-clearing member has current debts related to the conduct of business as a broker, trader or commission merchant at the primary clearing member equal to or greater than the amount specified in Rule 286.00; or (2) the clearing member is the guarantor under an existing valid guarantee of a loan which had been made to the non-clearing member exclusively for the purpose of financing the purchase of the non-clearing member's membership, such guarantee in an amount equal to or greater than the amount specified in Rule 286.00.

(e) PRIORITY OF DEBTS FOR PURPOSES OF RULE 252.00. Upon transfer of the non-clearing member's membership, any indebtedness owed to a former Primary Clearing Member at the time of revocation which was incurred subsequent to authorization and which continues to be owed such former Primary Clearing Member(s) shall be paid in the chronological order of revocation (oldest debt first), in the manner and to the extent allowed under Rule 252.00. 204 (09/01/00)

333.01    Error Accounts -

(a) Each non-clearing member who acts as a floor broker or is registered with the Commodity Futures Trading Commission or a registered futures association as a floor broker (i) shall maintain a personal account with his Primary Clearing Member into which he places brokerage errors; (ii) may maintain personal error accounts at one or more secondary clearing members, in addition to his Primary Clearing Member, provided he has written permission to do so from his Primary Clearing Member on file with Member Services Department.

(b) Each clearing member who carries an error account agrees to accept and clear the broker's trades involving brokerage errors. A written authorization must be filed with the Member Services Department authorizing the broker, without qualification, to submit trades involving brokerage errors through such clearing member. Such clearing member shall be liable upon all trades involving brokerage errors that are submitted to the error account (unless authorization is revoked as provided herein) and shall be a party to all disputes involving trades between the broker, in his capacity as a broker, and another member or member firm that may ultimately be submitted to the error account. Revocation of authorization granted pursuant to this Regulation must be filed in writing with the Member Services Department and will become effective when written notice thereof is posted on the Exchange bulletin board by the Secretary. (08/01/94)

333.02 Primary Clearing Members' Membership File Review - Before a clearing member grants Primary Clearing Member authorization to any individual pursuant to Rule 333.00 a duly authorized representative of such clearing member must:

a)  review such individual's membership file as maintained by the Association;
    and

b) confirm, in writing, to the Department of Member Services of the Association, that this review was conducted.

The written confirmation referenced above will be on a form prescribed by the Association and will be retained by the Association in the applicable individual membership file. (08/01/94)

333.03 Funds in Trading Accounts Carried by Clearing Members - The following shall apply to trading accounts which are carried for non-clearing members by clearing members pursuant to Rule 333.00:

(a) If a non-clearing member trades in excess of written limits prescribed by the carrying clearing member, and/or if the non-clearing member is alleged to have engaged in reckless and unbusinesslike dealing inconsistent with just and equitable principles of trade, the disposition of any and all funds in the applicable trading accounts(s) may be suspended by the carrying clearing member, or by the Association through the Board of Directors, Executive Committee, Floor Governors Committee or Arbitration Executive Committee pending a determination by the Arbitration Committee regarding the appropriateness of the non-clearing member's conduct.

                              Ch3 Floor Practices
                              -------------------

    Any Arbitration Committee decision to release trading account funds to the non-clearing member shall include the payment of interest by the clearing member to the non-clearing member as determined by the Arbitration Committee.

(b) Either the carrying clearing member or the Association may direct that the disposition of trading account funds be suspended pursuant to subparagraph
    a) of this regulation. However, if such suspension is initiated by the clearing member the suspension will be subject to review within one business day by the Board or one of the Committees designated in paragraph (a). The purpose of this review will be determine if sufficient grounds exist to warrant continuation of the suspension pending a final determination by the Arbitration Committee. Association proceedings in this regard will be conducted in accordance with Regulation 540.60 "Procedures for Member Responsibility Actions". (05/01/94)

334.00    Trades of Non-Clearing Members - (See 431.00) (08/01/94)

335.00 Bids and Offers in Commodities Subject to First Acceptance - Any offer made on Change to buy or sell any commodity for future delivery is subject to immediate acceptance by any other member. All such offers shall be general offers and shall not be specified for acceptance by particular members. 254 (08/01/94)

336.00 Bids and Offers in Commodities Subject to Partial Acceptance - If an offer is made on Change (the Exchange) to buy or sell any specified quantity of any commodity for future delivery, such offer shall be deemed an offer to buy or sell all or any part of such specified quantity and, if not immediately accepted for the entire quantity, it may be accepted for a quantity less than specified. Orders or offers to buy or sell a specified quantity or none shall not be allowed, except as specifically provided in Regulation 331.03. 255 (07/01/00)

336.01 Guaranteeing Terms of Execution - Any member or member firm who receives an order to buy or sell a futures contract or option on a futures contract for execution on the Exchange is prohibited from directly or indirectly guaranteeing the execution of the order or any of its terms such as the quantity or price. A member may only report an execution that has occurred as a result of open outcry or has been effected through an Exchange approved automated order entry facility.

This regulation shall not be construed to prevent a member or member firm from assuming or sharing in the losses resulting from an error or mishandling of an order. (08/01/94)

337.01 Orders Involving Cancellations Accepted on a 'Not Held' Basis - All orders involving cancellations that reach the Trading Floor 10 minutes or less before the opening or resumption of the market, as applicable and all orders involving cancellations that reach the Trading Floor 10 minutes or less before the close of the market may involve extraordinary problems and hence will be accepted solely at the risk of the customer on a 'not held' basis.


All orders must be received by the floor broker within a reasonable time prior to the opening, the resumption or the close of the market, as applicable. Such other orders not received by the floor broker within a reasonable time prior to the opening, the resumption or the close of the market will be accepted solely at the risk of the customer on a 'not held' basis. 1847 (09/01/98)

350.00    Trade Checking Penalties - (See 563.00) (08/01/94)

350.01 Failure to Check Trades - If any member, firm or corporation is unable with diligent effort to check any future delivery transaction made with another member, firm or corporation, then such transaction shall be closed out for the account of whom it may concern by the member, firm or corporation claiming the contract at the earliest reasonable opportunity in order to establish any claim for loss because of such failure to check by the other party to the contract. 1811 (08/01/94)

350.02 Responsibility For Customer Orders - A floor broker or clearing member shall exercise due diligence in the handling and execution of customer orders. The Exchange's Arbitration Committee is authorized to determine whether a broker or clearing firm fulfilled their obligations and whether an adjustment is due to the customer. The Committee may consider the nature of the order and existing market conditions, including the existence of a "FAST" market, at the time the broker or clearing member acted or failed to act. However, a "FAST" designation does not nullify or reduce the

                              Ch3 Floor Practices
                              -------------------

obligations of the floor broker to execute orders with due diligence according to the terms of the order.

Except in instances where there has been a finding of willful or wanton misconduct, in which case the party found to have engaged in such conduct cannot avail itself of the protections in this provision, neither floor brokers nor member firms, or other persons acting as agents nor any of their officers, directors or employees, shall be liable for any loss, damage or cost (including attorney's fees and court costs), whether direct, indirect, special, incidental, consequential, lost profits or otherwise of any kind, regardless or whether any of them has been advised or is otherwise aware of the possibility of such damages, arising out of the use or performance of the CBOT's Electronic Order Routing System, any component(s) thereof, or any fault, failure, malfunction or other alleged defect in the Electronic Order Routing System, including any inability to enter or cancel orders, or any fault in delivery, delay, omission, suspension, inaccuracy or termination, or any other cause in connection with the furnishing, performance, maintenance, use of or inability to use all or any part of the Electronic Order Routing System, including but not limited to, any failure or delay in transmission of orders or loss of orders resulting from malfunction of the Electronic Order Routing System, disruption of common carrier lines, loss of power, acts or failures to act of any third party, natural disasters or any and all other causes.

The foregoing shall apply regardless of whether a claim arises in contract, tort, negligence, strict liability or otherwise. The foregoing limitations are cumulative and shall not limit or restrict the applicability or any other limitation or any rule, regulation or bylaw of the Exchange or the Clearing House. The foregoing shall not limit the liability of any floor broker or member firms, or other person acting as agent or any of their respective officers, directors or employees for any act, incident, or occurrence within their control.

If any of the foregoing limits on the liability of the floor brokers or member firms or other persons acting as agents or any of their officers, directors or employees should be deemed to be invalid, ineffective, or unenforceable and a customer sustains a loss, damage or cost (including attorney's fees and court costs) resulting from use of the Electronic Order Routing System, the entire liability of the floor brokers or member firms and their agents or any of their officers, directors or employees shall not exceed the brokerage commissions and any other charges actually paid by the customer.

Notwithstanding any of the foregoing provisions, this provision shall in no way limit the applicability of any provision of the Commodity Exchange Act, as amended, and Regulations, thereunder. (01/01/99)

350.03 Identification of Floor Trading Personnel and Floor Traders - Every member is required to wear an identification badge issued by the Association in a prominent position and in proper fashion to be admitted to the Trading Floor and must so wear the badge at all times while he is on the Trading Floor. Failure to wear a badge shall be considered an act detrimental to the welfare of the Association (Rule 504.00). 1955 (08/01/94)

350.04    Outtrades and Errors and Mishandling of Orders -

A. Outrades - If a floor broker discovers, either intraday or interday, that all or some portion of a customer order was executed but cannot be cleared, the broker shall do one of the following:

     1. Re-execute the order in the market and adjust the customer by check if the re-execution price is worse than the original execution price. If the re-execution price is better than the original execution price, the customer is entitled to the better price.

     2. Assign the opposite side of the portion that cannot be cleared to his or her error account and assign a fill to the customer at the execution price. The floor broker shall not liquidate the assigned position until at least ten minutes have elapsed after the execution of the order giving rise to the outtrade and, in any event, after the bracket period in which the outtrade arose has ended. These liquidation restrictions shall not apply to a liquidation during a Modified Closing Call. Any profits resulting from the liquidation of the assigned position belong to the floor broker, and may be retained or disbursed to whomever he chooses, in his discretion.

A floor broker may not use the assignment process to clear unfilled or underfilled orders, orders that were

                              Ch3 Floor Practices
                              -------------------

erroneously executed in the wrong contract month, strike price, put vs. call or side of the market, or price outtrades.

B. Errors and Mishandling of Orders - If a broker fails to execute an order in accordance with its instructions, or underbuys or undersells on an order, and the order, or the remainder of the order, is subsequently filled at a better price, then the customer is entitled to the better price. The customer is also entitled to an adjustment if he incurs a loss because of the delay in execution. However, if a broker overbuys or oversells on an order, the customer is not entitled to any of the excess.

  A position that has been established in an erroneous or mishandled attempt to execute a customer order must be placed in the error account of the broker or firm responsible for the error or mishandling. When an order has been executed in the wrong contract month or strike price, and the erroneous transaction has been placed in the broker's or firm's error account, the error may be corrected by a spread transaction, in accordance with Regulation
  352.01. Any profits resulting from the liquidation of the trades placed in a broker's or firm's error account belong to the relevant broker or firm, and may be retained or disbursed to whomever they choose at their discretion. (10/01/99)

350.05 Floor Practices - The following acts are detrimental to the welfare of the Association:

(a) for a floor broker to purchase any commodity for future delivery, purchase any call commodity option or sell any put commodity option for his own account, or for any account in which he has an interest, or for those accounts falling within the exception of paragraph (c) of this Regulation, while holding an order of another person for the purchase of any future, purchase of any call commodity option, or sale of any put commodity option, in the same commodity which is executable at the market price or at the price at which such purchase or sale can be made for the member's own account or the account in which he has an interest, or for those accounts falling within the exception of paragraph (c) of this Regulation.

(b) for a floor broker to sell any commodity for future delivery, sell any call commodity option or purchase any put commodity option for his own account, or for any account in which he had an interest, or for those accounts falling within the exception of paragraph (c) of this Regulation, while holding an order of another person for the sale of any future, sale of any call commodity option, or purchase of any put commodity option in the same commodity which is executable at the market price or at the price at which such sale or purchase can be made for the member's own account or the account in which he has an interest, or for those accounts falling within the exception of paragraph (c) of this Regulation;

(c) for a floor broker to execute a transaction in the trading pit for an account over which he has discretionary trading authority.

    The above restriction shall not apply to:

        1.  transactions for another member of the Exchange;

        2. transactions for members of the floor broker's family which include; spouse, parent, child, grandparent, grandchild, brother, sister, uncle, aunt, nephew, niece, or inlaw;

        3.  transactions for proprietary accounts of member firms.

(d) for a member to disclose at any time that he is holding an order of another person or to divulge any order revealed to him by reason of his relationship to such other person, except pursuant to paragraph (c) of this Regulation, in the legitimate course of business or at the request of an authorized representative of the Exchange or of the Commission; the mere statement of opinions or indications of the price at which a market may open or resume trading does not constitute a violation of the Association's Rules and Regulations; however, nothing herein shall alter or waive a member's responsibility to comply with existing provisions of the Commodity Exchange Act, Commission Rules, and the Rules and Regulations of the Association; furthermore, it shall be a violation of this Regulation for any individual to solicit or induce a member to disclose order information in a manner prohibited by this Regulation;

(e) for a member to take, directly or indirectly, the other side of any order of another person revealed to him by reason of his relationship to such other person, except with such other person's prior consent and in conformity with Exchange rules or except for transactions done in accordance with

                              Ch3 Floor Practices
                              -------------------

    Regulation 350.04 to resolve bonafide outtrades;

(f) for a member to make any purchase or sale which has been pre-arranged;

(g) for a member to withhold or withdraw from the market any order or part of an order of another person for the convenience of another member;

(h) for a member to execute any order after the closing bell is sounded except in a call market close;

(i) for a member to buy and sell as an accommodation at any time or, except as specifically provided in Regulations 331.03, 331.04 and 350.10, to use one order to fill another order, or any part thereof;

(j) for parties to a transaction to fail to properly notify the pit recorder of the price at which trades have been consummated;

(k) for a floor broker to allocate executions of orders in any manner other than an equitable manner.

(l) for a member to initiate during the same trading session a transaction for future delivery in a CBOE 50 or CBOE 250 Stock Index future(s) for his or her own account, or for any account in which he or she has an interest, or for the account of his or her family including spouse, parents, children, grandparents, grandchildren, brothers, sisters, uncles, aunts, nephews, nieces and in-laws, and to execute as a floor broker any order for future delivery in a CBOE 50 or CBOE 250 Stock Index future(s). This restriction shall not apply to any transaction made by the member to offset a transaction made in error by the same floor member. (07/01/00)

350.06 Give-Ups - A member must have prior permission from a clearing member to give-up its name for a trade executed on the Exchange. For give-up orders, the executing clearing member must first clear the trade and then transfer it in accordance with Regulation 444.01(f). A floor broker is prohibited from giving up in the pit a name other than the executing clearing member placing the order. Give-up orders are prohibited when used as a pricing mechanism in connection with cash market contracts. Pricing in connection with cash market contracts must be done only on a versus-cash basis pursuant to the requirements of Regulation 444.01. (11/01/97)

350.07 Checking and Recording Trades - Members must within fifteen minutes after each transaction confirm with the opposite member trader every execution of a futures transaction with respect to executing member, price, quantity, commodity, future and respective clearing members. Members must within fifteen minutes after each transaction confirm with the opposite member trader every execution of an options transaction with respect to executing member, premium, quantity, option series, and respective clearing members. Each record of transactions must show the relevant foregoing information and also must include and clearly identify the date and appropriate time bracket, and the opposite executing member.

In addition, each member who, on the Floor of the Exchange receives a customer's or options customer's order which is not in the form of a written record including the account identification, order number and date and time, to the nearest minute, such order was received on the floor of the Exchange, shall immediately upon receipt thereof prepare a written record of such order, including the account identification and order number, and shall record thereon the date and time, to the nearest minute, such order is received.

Non-erasable ink must be used to record all such information.  (11/01/94)

350.08 Notification of Unchecked Trades - Any clearing firm that is unable with diligent effort to check a transaction with another member, shall notify the floor member who executed the transaction. Such notice shall be given prior to the following day's Regular Trading Hours opening or resumption, as applicable. In the case of agricultural contracts, such notice shall be given no later than twenty minutes prior to the following day's opening or resumption, as applicable.

In all cases, such notice shall be given in sufficient time as to allow the floor member to make provisions for any adjustment. In the case of agricultural contracts, the floor member will have resolved his trades by no later than twenty minutes prior to the relevant opening or resumption, as applicable.

The opening range or resumption range, as applicable, of the following day's Regular Trading Hours

                              Ch3 Floor Practices
                              -------------------

market shall be the limit of liability as a result of an unchecked trade. (09/01/98)

350.10 Exemption for Certain Joint Venture Products - Notwithstanding any other provisions of these Rules and Regulations, a member who simultaneously holds orders on behalf of different principals to buy and sell any of the inter-regulatory or intermarket spreads designated below, may execute such spread orders for and directly between principals; provided that the member shall first offer such spread orders competitively by open outcry in the open market (a) by both bidding and offering at the same price, and neither such bid nor offer is accepted or (b) by bidding and offering to a point where such offer is higher than such bid by not more than the minimum permissible price fluctuation applicable to such spread orders and neither such bid nor offer is accepted. If any such order is not accepted within a reasonable amount of time, then the member may, execute such order for and directly between the principals. The following requirements must also be met in the execution of such spread orders:

(1) The member who executes such order must do so in the presence of a Chicago Board Options Exchange Floor Official, who is a member qualified to trade Joint Venture futures contracts.

(2) Such member shall clearly identify all such spreads on his trading card or similar record by appropriate symbol or descriptive words and shall note on such card or record the exact time of execution. Such member shall thereupon promptly present said card or record to the Floor Official for verification and initialing.

(3) No futures commission merchant or floor broker who receives any of the inter-regulatory or intermarket spread orders designated below from another person shall take the other side of such spread orders, except with such other person's prior consent.

This Regulation applies to the following spread strategies:

(a) inter-regulatory strategies involving a CBOE 50 and/or CBOE 250 Stock Index future(s) spread against a Standard and Poor's 100 and/or Standard and Poor's 500 option(s) traded on the Chicago Board Options Exchange;

(b) intermarket futures spreads involving a CBOE 50 Stock Index future(s) spread against a CBOE 250 Stock Index future(s); or

(c) any other inter-regulatory or intermarket spread designated under this Regulation by the Board of Directors of the Association. (08/01/94)

350.11 Resolution of Outtrades - Outtrades shall be resolved by issuing a check in an amount agreed to by the members making the trade(s).

A.   Price Outtrades

When an outtrade exists due to a discrepancy as to price, members making the trade may choose to resolve the discrepancy by electing either of the two prices in question, if they agree that the trade was executed at that price.

If an outtrade involves a price discrepancy between a local and a broker, and the members cannot agree on the price of execution, the price recorded by the broker shall be used to clear the trade. Any adjustments shall then be made by check, in compliance with this Regulation.

If an outtrade between locals or an outtrade between brokers involves a price discrepancy, and these members cannot agree on the price of execution, the buyer's price shall be used to clear the trade. Any adjustments shall then be made by check, in compliance with this Regulation.

B.   Quantity Outtrades

When an outtrade exists due to a discrepancy as to quantity, members making the trade may choose to resolve the discrepancy by electing either of the two quantities in question, if they agree that the trade was executed in that quantity.

If any outtrade between locals involves a quantity discrepancy and these members cannot agree on the quantity that was executed, the higher quantity shall be used to clear the trade. Any adjustments shall then be made by check, in compliance with this Regulation.

                              Ch3 Floor Practices
                              -------------------

A broker may assign the opposite side of any excess quantity on his order, which he believes that he has executed, to his error account, pursuant to Regulation 350.04, and he may agree to the clearing of the transaction according to the quantity recorded by the other member, whether the other member was a broker or a local.

C. Bona Fide Contract Month, Strike, Put vs. Call and Side of Market (Buy vs. Buy or Sell vs. Sell) Outtrades

When an outtrade exists due to a discrepancy as to the contract month, strike price, whether an option trade involved a put or a call, or side of the market, and any party who executed a customer order believes that the order has been executed in accordance with its instructions, the outtrade may be resolved in any one of the following ways:


     1. The trade may be busted. If a broker re-executes his order, any losses incurred by the customer as a result of the delay in execution must be adjusted by check. If the order is executed at a more favorable price, the customer is entitled to the better price.

     2. The members making the trades(s) may agree that either trade or both trades may be cleared in accordance with the members' recorded trade data.

     3. A broker may assign the opposite side of his own order to his error account, pursuant to Regulation 350.04, and he may agree to the clearing of the transaction according to the terms of the other member's recorded trade data, whether the other member was a broker or a local.

     4. If both members were brokers, they may both assign their respective trades to their error accounts, pursuant to Regulation 350.04.

A customer shall not be entitled to any portion of any profits realized by a local who was on the opposite side of an outtrade between the local and the customer's broker, as a result of the local's liquidation of his position. Such profits belong to the local, and may be retained or disbursed to whomever he chooses, in his discretion. If the local chooses to disburse any portion of such profits to the broker, and the broker's customer has received a fill in accordance with the broker's recorded trade data, the broker is not obligated to offer such profits to this customer.

It shall be an offense against the Association for members to prearrange a trade to reconcile an outtrade.

Nothing herein shall in any way limit a member's right to submit an outtrade to Exchange arbitration if an outtrade cannot be resolved by agreement. (10/01/99)

352.01 Spreading Transactions - A spread transaction involving options, or the purchase and sale of different futures, at a price or yield difference or simultaneously at a separate price for each side of the spread is permitted on this Exchange provided:

1. that each side of the spread (the purchase of one future and the sale of another future) is for the same account, or in the case of spreads in options, all sides are for the same account. Provided that, when an order has been executed in the wrong month, wrong strike price or wrong commodity, and the erroneous transaction has been placed in the broker's or firm's error account, the error may be corrected by a spread transaction in which one leg of the spread offsets the position in the error account and the other leg is the correct execution of the order. Provided further that the liability of the floor broker or FCM shall be determined in accordance with Regulation 350.04.

2. that all sides of the spread are priced at prices within the daily trading limits specified in Regulation 1008.01;

3. that the spread is offered by public outcry in the pit assigned to the commodity(ies) or option(s) involved.

4. that the transaction shall be reported, recorded and publicized as a spread in the ratio in which it was executed.

5. that when such transactions are executed simultaneously, the executing member on each side of

                              Ch3 Floor Practices
                              -------------------

    the transaction shall designate each part of the trade as a spread on his cards by an appropriate word or symbol clearly identifying each part of such transaction.

6. that for options the spreads must conform to one of the following definitions, any multiple or combination of these strategies, or any generally accepted relationship between options and the underlying futures, including but not limited to:

    a. Vertical and Horizontal Spreads. Short one call (put) and long another call (put) with a different strike price and/or expiration month.

    b. Straddles. Short (long) puts and calls in a generally accepted spread ratio.

    c. Conversions and Reverse Conversions. Short (long) calls, long (short) puts, and long (short) futures in a generally accepted spread ratio.

    d.  Butterflies. Two vertical spreads which share one common strike price.

    e. Boxes. Long a call and short a put at one strike price and short a call and long a put at another strike price.

    f. Synthetic Straddles. Long (short) futures and short (long) calls or long (short) puts in a generally accepted spread ratio.

    g. Ratio Spreads. Long calls (puts) and short calls (puts) in a generally accepted spread ratio.

    h. Ratio Writes. Short calls (puts) and long (short) futures in a generally accepted spread ratio.

    i. Ratio Purchases. Long calls (puts) and short (long) futures in a generally accepted spread ratio.

    j. Synthetic Futures. Long calls (puts) and short puts (calls) in a generally accepted spread ratio.

7. that in executing a ratio spread, a member shall bid or offer by open outcry either both the spread portion at a price difference and the remaining portion (i.e., the "tails") at a specific price for each, or the entire ratio spread at a separate price for each side of the transaction. A ratio spread and if applicable each part of it must be executed competitively by open outcry in accordance with this regulation and Rule 332.00. A bid or offer for a ratio spread is subject to partial acceptance in ratioed units in accordance with Rule 336.00.

8. that for spread transactions at a yield difference the following conditions are met:

    a. one side of the spread is a yield-based futures contract, i.e. where the final contract settlement price is calculated by subtracting a yield measurement from 100.

    b.  the sides are priced at the price spread implied by the yield spread.

    c. the prices for Short, Medium, and Long Term U.S. Treasury Note and U.S. Treasury Bond futures are those implied for 8% coupon, semi-annual non-amortizing instruments with exactly two, five, ten, and twenty years remaining maturity as calculated and published by the Exchange.

    d. the prices for the yield-based futures contracts are calculated by subtracting the yield from 100.

    e. the yields are quoted in increments no smaller than one half basis point.

    f. the Regulatory Compliance Committee has designated the spread for trading on a yield basis.

Brokers may not couple separate orders and execute them as a spread, nor may a broker take one part of a spread for his own account and give the other part to a customer on an order. (08/01/00)

352.01A   Unacceptable Spread Orders - Certain orders that involve the trading of different contracts, when the contracts involved are traded in different designated trading pits and when the resulting positions do not offset to reduce economic risk, do not represent legitimate spreading transactions and are specifically deemed to be unacceptable orders. Such transactions must be

                              Ch3 Floor Practices
                              -------------------

executed on separate orders in the respective designated trading areas. The foregoing provisions apply to, but are not limited to, the following examples:

    There are separate trading pits for options and futures. An order to buy a put (or sell a call) and sell the underlying future establishes a short position only, and therefore there is no offsetting feature. An order to sell a put (or buy a call) and buy the underlying future establishes a long position only, and therefore there is no offsetting feature. These orders are unacceptable as spread orders. (08/01/94)

352.02 Joint Venture Intermarket and Inter-Regulatory Spreads - - Notwithstanding any other provisions of these Rules and Regulations to the contrary, the following principles shall apply to spreading transactions involving Joint Venture Products.

1. Futures spreads involving CBOE 50 and/or CBOE 250 Stock Index futures contracts may be bid or offered at a differential and if so bid or offered, such spreads may not be separated into their individual components.

2. Inter-Regulatory spread strategies involving CBOE 50 or CBOE 250 Stock Index futures spread against Standard and Poor's 100 or Standard and Poor's 500 options traded on the Chicago Board Options Exchange ("CBOE") may be bid or offered at a differential. If such spreads are bid or offered at a differential, they may not be separated into individual parts. The futures side of such spreads must be priced within the daily quotation range. The price of the options side of such spreads shall not touch the best bid or offer contained in the CBOE order book but may touch but shall not go through the current best bid or offer prevailing in the trading crowd. The prices for both sides of such spreads shall be disseminated immediately and shall be identified as a spread. The price differential shall also be disseminated immediately.

3. Inter-Regulatory spreads involving CBOE 50 and/or CBOE 250 Stock Index futures contracts spread against Standard and Poor's 100 and/or Standard and Poor's 500 options may be executed in any location in the Standard and Poor's 100 or the Standard and Poor's 500 option pit(s).

4. Joint Venture inter-regulatory or intermarket spreads may not be used to establish opening prices for Joint Venture futures contracts. (08/01/94)

360.01 Pit Supervisory and Enforcement Authority of the Respective Pit Committees - It shall be the function and duty of the Pit Committees to supervise and enforce decorum and trading etiquette within their respective trading pits.

I.  Supervision and Enforcement of Pit Decorum

    Each Pit Committee shall have the authority over its respective pit to discipline any individual who has committed a decorum offense within the pit, as set forth in Rule 519.00, by the imposition of a fine not to exceed $5,000.00

    Pit Committee members shall issue a ticket to the offender notifying the offender that the Pit Committee has imposed a warning or designated fine in accordance with the following schedule guidelines:

          ---------------------------------------------------------------------------
          1st offense                                     Warning or fine between
                                                          $250.00 - $2,500.00
          ---------------------------------------------------------------------------
          2nd offense and subsequent offenses             Fine between $500.00 -
                                                          $5,000.00
          ---------------------------------------------------------------------------

    Any Exchange member may request that the Pit Committee issue a ticket; however, the Pit Committee Chairman or Vice-Chairman or in the alternative, a member of the Floor Governors Committee, must sign and thereby authorize each and every ticket issued by the Pit Committee. Any ticket not authorized by the Pit Committee Chairman or Vice-Chairman, or in the alternative, a member of the Floor Governors Committee, will be deemed to be invalid.

    The recipient of a Pit Committee ticket may either pay the corresponding fine or request a summary hearing before the respective Pit Committee to contest the ticket. The summary hearing shall be held after the close of trading on the afternoon of the day the ticket was issued or as soon

                              Ch3 Floor Practices
                              -------------------

    as possible thereafter. The attendance of either a simple majority or five members of the respective Pit Committee, whichever is less, shall constitute a quorum for the purpose of a summary hearing.

    Application of Regulations -   The Chairman, Vice-Chairman, or Pit Committee
                                   Member who initiated a ticket may not sit on the panel; however, he may participate at the hearing as a witness. The Chairman or Vice-
                                   Chairman who simply authorized, but did not initiate the ticket, may sit on the panel that hears the matter.

    No member of the summary hearing panel may have a direct financial or personal interest in the outcome of the matter.

    If a ticket was issued by the Pit Committee at the request of a member, the requesting member must appear at the summary hearing. If the requesting member fails to appear, the ticket will be voided. Furthermore, the requesting individual's failure to appear may be deemed to constitute an act detrimental to the welfare of the Association.

    Members may not be represented by an attorney at the summary hearing.

    The decision of the summary hearing panel shall be final; however, a member shall have a limited right to appeal the decision to the Exchange's Appellate Committee on the grounds that the decision was:

    a. In excess of the summary hearing panel's authority, jurisdiction, or limitations; or

    b.  Without observance of the required procedures.

    Any member or individual with floor access privileges who has received a Pit Committee ticket for a decorum offense of Disorderly Conduct, Intentional Physical Abuse, Sexual Harassment, and/or Use of Profane or Obscene Language and during the same trading session, engages in a further Rule or Regulation violation relating to Disorderly Conduct, Intentional Physical Abuse, Sexual Harassment, and/or Use of Profane or Obscene Language may, in addition to other sanctions (including but not limited to fines, suspensions, and expulsions imposed by the Association pursuant to the Rules and Regulations), be immediately and summarily removed from the Exchange trading floor and denied trading floor access for the remainder of the trading session pursuant to the following procedures:

    a. Certification by a Chairman of the Pit Committee (or, in the Chairman's absence, by a Vice-Chairman of the Pit Committee) that the individual has continued to engage in Disorderly Conduct, Intentional Physical Abuse, Sexual Harassment, and/or Use of Profane or Obscene Language after having previously received a Pit Committee ticket for the same offense in the same trading session; and

    b. Approval of such summary action by a member of the Floor Governors Committee and a member of the Board of Directors or by two members of the Board of Directors, provided that no individual granting such approval shall have been involved in the altercation.

Additionally, should the first such offense be of such a serious nature, the individual may be denied trading floor access for the duration of the trading session pursuant to the above procedure.

II. Supervision and Enforcement of Pit Trading Etiquette

    Each Pit Committee shall have the authority over its respective pit to issue a ticket to any member who has allegedly violated the pit's trading etiquette. Each pit, by and through its Pit Committee, shall be responsible for determining the nature and extent of its pit trading etiquette.
    However, the Floor Governors Committee will be responsible for standardizing the pit trading etiquette that is common to all of the Exchange's trading pits.

    A breach of trading etiquette does not in itself constitute a specific violation of an Exchange Rule or Exchange Regulation. However, any particularly egregious violation of a trading etiquette or repeated violation of trading etiquette may result in disciplinary action by the Floor Governors Committee pursuant to the general provisions of Exchange Rule 500.00 (Inequitable Proceedings) and/or Rule 504.00 (Acts Detrimental to the Welfare of the Association).

                              Ch3 Floor Practices
                              -------------------

     Any member may request that a ticket be issued and any member of the respective Pit Committee may issue a ticket. However, the Pit Committee Chairman or Vice-Chairman must sign and thereby authorize each ticket.

     If the recipient of a ticket wishes to contest the ticket he shall immediately notify the Chairman or Vice-Chairman of the Pit Committee and a summary hearing shall be held by the Pit Committee after the close of that day's trading, or as soon as possible thereafter.

     The purpose of the hearing will be for the Pit Committee, to determine by majority vote, whether the ticket should stand or whether the ticket should be voided.

     The attendance of either a simple majority or five members, whichever is less, shall constitute a Pit Committee Hearing Panel quorum.

     No member of the Pit Committee Hearing Panel may have a financial or personal interest in the matter.

     The Chairman, Vice-Chairman or Pit Committee Member who initiated a ticket may not sit on the panel, however, he may participate at the hearing as a witness. The Chairman or Vice-Chairman who simply authorized, but did not initiate the ticket, may sit on the panel that hears the matter.

     Failure of the member who requested the ticket to appear will result in the ticket being voided, and the failure to appear may constitute an act detrimental to the Association.

     Members may not be represented by an attorney at a hearing.

     Staff will not be present during any hearing, except at the specific request of the Pit Committee.

     Decisions of the panel will be final. Respondents will not be able to appeal the panel's decision.

     If a member reaches a total of any three violations (all pits inclusive), within six months, the member shall be automatically referred to Floor Governors for possible disciplinary action pursuant to Rule 500.00 and/or Rule 504.00. However, a pit committee may, at its discretion, refer any single offense committed within its respective pit to the Floor Governors Committee. A simple majority of the pit committee shall be required before a single offense may be referred to the Floor Governors Committee.

     A ticket will expire and be expunged from any and all records after twelve months from the date of the ticket's issuance unless the ticket has been referred to Floor Governors Committee. In the event that a ticket has been referred to Floor Governors Committee, the ticket will expire and be expunged from the records only after the Floor Governors Committee decides not to pursue formal charges.

     Tickets referred to the Floor Governors Committee will serve as the basis of O.I.A's investigation, and the tickets may be submitted as evidence in support of O.I.A.'s case before the Floor Governors Committee. However, O.I.A. will conduct its own separate and distinct investigation of the matter.

III. Pit Committee Grievance Meetings

     On a monthly basis, or more frequently as needed, each Pit Committee shall convene and hold an informal grievance meeting. The purpose of the informal grievance meetings will be to:

     a. review and discuss general issues relating to pit etiquette and pit trading practices;

     b. formulate and submit to the Floor Governors Committee recommendations for trading standards;

     c. review and consider specific complaints relating to pit etiquette and pit trading practices; and

     d. determine by simple majority whether to recommend that the Floor Governors Committee investigate specific instances of pit etiquette and pit trading practices that the Pit Committee believes may be inequitable.

    The Pit Committees shall conduct and determine the time, location, manner and form of their

                              Ch3 Floor Practices
                              -------------------

    respective Pit Committee Grievance Meetings. Staff will not be present during any Pit Committee Grievance Meeting, except at the specific request of the Pit Committee. (01/01/00)

================================================================================
Chapter 4
Futures Commission Merchant
================================================================================
     Ch4 General.....................................................404
          400.00    Commission Merchant..............................404
          401.00    Corporations and Partnerships....................404
          401.01    Partnerships and Corporations....................404
          401.02    Registration of Membership for Corporation.......404
          401.03    Registration of Membership for Partnership.......404
          402.00    Business Conduct Committee.......................404
          403.00    Testimony and Production of Books and Papers.....404
          403.01    Approval of Customer Accounts....................404
          403.02    Financial Questionnaire..........................404
          403.03    Audits...........................................404
          403.04    Reduction of Capital.............................404
          403.05    Restrictions on Operations.......................404
          403.07    Financial Requirements...........................404
          403.08    Expulsion from a Designated Contract Market......404
          404.00    Advertising......................................404
          405.00    Trade Checking Penalties.........................404

     Ch4 Customer Accounts...........................................405
          414.00    Trades of Non-Clearing Members...................405
          415.00    Trades of Non-Clearing Members...................405
          416.01    Correspondent Accounts...........................405
          416.02    Members Responsible for Correspondents...........405
          416.02A   Correspondents...................................405
          416.04    Correspondent Accounts...........................405
          416.05    Limitations On Acceptance of Agent Business......405
          417.01    Notice and Processing of Transfer of Accounts....405
          418.01    Non-Members' Accounts............................406
          419.00    Trading for Employees............................406
          420.00    Trading by Employees.............................406
          420.01    Gratuities.......................................406
          420.01A   Elective Officers and Non-Member Directors.......406
          421.00    Confirmation to Customers........................406
          421.01    Confirmations....................................407
          421.02    Options Confirmations............................407
          421.03    Average Price Orders.............................407
          421.05    Allocation of Exercise Notices...................407
          422.00    Investment Company Accounts......................407
          423.00    Discretionary Orders.............................407
          423.01    Discretionary Accounts...........................408
          423.01B   Discretionary Trading............................408
          423.02    Presumption That Trades Are Pursuant to
                      Discretionary Authority........................409
          423.03    Supervision of Discretionary Trading by
                      Employees......................................409
          423.04    Customer Orders During Concurrent Sessions.......409

     Ch4 Position Limits and Reportable Positions....................410
          425.01    Position Limits..................................410
          425.02    Bona Fide Hedging Positions......................415
          425.03    Reporting Requirements For Bona Fide or
                      Economically Appropriate

                      Hedging Positions in Futures in Excess of
                      Limits.........................................416
          425.04    Exemptions From Position Limits..................417
          425.05    Exemption from Aggregation for Position Limit
                      Purposes.......................................418
          425.06    Position Accountability for U.S. Treasury Bonds..419
          425.07    Position Accountability for Long-Term and
                      Medium-Term Treasury Notes.....................419
          425.08    Position Accountability for 30-Day Fed Funds
                      Futures........................................420
          430.00    Deposits by Customers............................421
          431.00    Margins..........................................421
          431.00A   Permit Holder Interpretation.....................421
          431.01    Margins - Non-Clearing Members...................421
          431.02    Margin Requirements..............................421
          431.02A   Hedging Transactions.............................422
          431.03    Margin on Futures................................423
          431.03A   Margins..........................................428
          431.03B   Margins..........................................428
          431.04    Notice of Undermargined Omnibus Accounts.........428
          431.05    Margin on Options................................428
          431.06    Margin on Options - Non-Clearing Members.........428
          432.00    Customers' Securities............................429
          433.00    Agreement for Use of Securities..................429
          433.01    Construction of Rules 432.00 and 433.00..........429

     Ch4 Transfer Trades/Exchange Service Fees.......................430
          443.00    Exempt Transactions..............................430
          444.01    Transfer Trades; Exchange of Futures for
                      Physicals and Give-up Transactions.............430
          444.01A   Transfer Trades and Inter-Market Spreads.........431
          444.01B   Prohibition on Exchange of Futures for Cash
                      Commodities Involving Multi-Parties............431
          444.02    Clearance of Exchanges of Futures for
                      Physicals Transactions.........................431
          444.03    Transfer Trades in a Delivery Month..............431
          450.00    Exchange Service Fees............................431
          450.01    Exchange Service Fees............................432
          450.01A   Exchange Service Fees............................433
          450.01B   Options Transactions.............................433
          450.01C   Exchange Service Fees............................433
          450.02    Member's Own Account and Member Firm's Account...433
          450.03    Exchange Service Fees for Professional
                      Trading Firms..................................434
          450.04    Exchange Service Fees - Adjustments..............434
          450.05    Fees.............................................434
          450.06    Member Fee Cap Clarification.....................435

     Ch4 Adjustments.................................................435
          460.01    Errors and Mishandling of Orders.................435
          460.02    Checking and Reporting Trades....................435
          460.03    Failure to Check Trades..........................435
          460.04    Price of Execution Binding.......................435

     Ch4 Customer Orders.............................................436
          465.01    Records of Customers' Orders.....................436
          465.02    Application and Closing Out of Offsetting
                      Long and Short Positions.......................436
          465.02A   Exchange's No Position Stance on FCM's
                      Internal Bookkeeping Procedures................439
          465.03    Orders and Cancellations Accepted On A
                      'Not Held' Basis...............................439
          465.04    Records of Floor Order Forms.....................439
          465.05    Floor Order Forms................................439

          465.06    Broker's Copy of Floor Orders....................439
          465.07    Designation of Order Number Sequences............439
          465.08    Post-Execution Allocation........................440
          466.00    Orders Must be Executed in the Public Market.....440

     Ch4 Offices and Branch Offices..................................441
          475.00    Offices and Branch Offices.......................441

     Ch4 APs and Other Employees.....................................442
          480.01    APs..............................................442
          480.02    Employers Responsible for APs....................442
          480.09    Other Employees..................................442
          480.10    Supervision......................................442

     Ch4 Options Transactions........................................443
          490.00    Application of Rules and Regulations.............443
          490.02    Option Customer Complaints.......................443
          490.03    Supervision Procedures...........................443
          490.03A   Introducing Brokers Guaranteed by Member
                      FCMs/Supervision Procedures....................443
          490.05    Disclosure.......................................443
          490.06    Promotional Material.............................444
          490.07    Sales Communication..............................444
          490.09    Reports by Commission Merchants..................444

================================================================================
Chapter 4
Futures Commission Merchant
================================================================================

Ch4 General

400.00 Commission Merchant - A member who makes a trade, either for another member or for a non-member, but who makes the trade in his own name and becomes liable as principal as between himself and the other party to the trade. 13 (08/01/94)

401.00  Corporations and Partnerships - (See 230.00)  (08/01/94)

401.01  Partnerships and Corporations - Trading Authority - (See 230.01)
        (08/01/94)

401.02  Registration of Membership for Corporation - (See 230.02)  (08/01/94)

401.03  Registration of Membership for Partnership - (See 230.06)  (08/01/94)

402.00  Business Conduct Committee - (See 542.00)  (08/01/94)

403.00  Testimony and Production of Books and Papers - (See 545.00)
        (08/01/94)

403.01 Approval of Customer Accounts - No firm or any of its wholly-owned affiliates shall carry customer accounts without prior approval obtained either at the time of registration under Regulation 230.02 or 230.06 or prior to change in the nature of business previously authorized. In order to originate and carry on a business with public customers, a firm is subject to the minimum capital requirements established by the Financial Compliance Committee.

No member sole proprietorship shall carry customer accounts without prior approval. A member requesting approval to carry customer accounts shall submit a certified financial report of the sole proprietorship, prepared by an independent Certified Public Accountant as of a date which is no more than 90 days prior to the date of submission. In order to originate and carry on a business with public customers, a sole proprietorship is subject to the minimum capital requirements established by the Financial Compliance Committee. 1780 (08/01/94)

403.02  Financial Questionnaire - (See 285.01)  (08/01/94)

403.03  Audits - (See 285.02)  (08/01/94)

403.04  Reduction of Capital - (See 285.03)  (08/01/94)

403.05  Restrictions on Operations - (See 285.04)  (08/01/94)

403.07  Financial Requirements - (See 285.05)  (04/01/97)

403.08 Expulsion from a Designated Contract Market - Upon review of the decision or record which resulted in a person or a firm's expulsion from membership in, or the privileges of membership on, any recognized domestic or foreign board of trade or securities exchange, should the Board of Directors find that there exists a demonstrable connection between the type of conduct which resulted in the expulsion and the protection afforded the Exchange, its members and customers through a trading prohibition against the expelled individual or firm, the Board may direct that no member or member firm may carry any account, accept an order, or handle a transaction, relating to futures contracts or options on futures contracts traded on the Exchange, for or on behalf of such expelled person or firm. Such an order may by modified or revoked by a vote of two-thirds of the Directors. (08/01/94)

404.00  Advertising - (See 287.00)  (08/01/94)

405.00  Trade Checking Penalties - (See 563.00)  (08/01/94)

Ch4 Customer Accounts

414.00   Trades of Non-Clearing Members - - (See 286.00) and (See 431.00)
         (08/01/94)

415.00   Trades of Non-Clearing Members - (See 333.00)  (08/01/94)

416.01 Correspondent Accounts - Each registered eligible business organization must maintain a complete listing of all correspondent accounts carried on its books. Such list shall be promptly provided to authorized representatives of the Association. Information for each correspondent account must include name and address, classification of the account as customer or house, regulated or non-regulated. 1780A (04/01/98)

416.02 Members Responsible for Correspondents - Members doing business with correspondents must keep themselves well informed regarding their financial standing and shall immediately report to the Secretary any information that does in any way indicate that a correspondent is insolvent, or threatened with insolvency, or guilty of any irregularities or practices affecting the good name of the Association. 1043 (08/01/94)

416.02A Correspondents - In May, 1935, the Rules Committee ruled that the word "correspondents" as it is used in Regulation 416.02 means the following:

1. A correspondent, under the provisions of Regulation 170.07 is a person, firm or corporation (member or non-member) transacting a banking or a brokerage business connected by telephone or telegraphic wire or wireless connection with the office of a member.

2. A non-clearing member who solicits and turns over security or future delivery orders to a clearing member for execution, is a correspondent of the clearing member whether or not his office is connected by telephonic, telegraphic wire connections to that of the clearing member.

3. Under the provisions of Regulation 416.02, any member doing business with correspondents has the responsibilities therein outlined. 17R (08/01/94)

416.04 Correspondent Accounts - Consistent with its duties under Rule 542.00, the Business Conduct Committee may require that the identities and positions of the beneficial owners of any correspondent account be immediately disclosed to the Business Conduct Committee or to authorized representatives of the Association. If disclosure is not provided and the Business Conduct Committee determines that such failure to provide information is an impediment to the Committee in the discharge of its duties under Rule 542.00, appropriate summary action may be ordered up to and including immediate liquidation of all or a portion of the positions in the correspondent account. Any such summary action shall be taken in accordance with the procedures set forth in Regulation 540.06. (08/01/94)

416.05 Limitations On Acceptance of Agent Business - No member FCM shall solicit or accept any options order for execution on the Exchange which has been solicited, accepted or serviced by any person who is not registered as an associated person of such member FCM. Provided, however, that at such time as any futures association registered under Section 17 of the Commodity Exchange Act has determined to provide for the regulation of the options-related activity of its members in a manner equivalent to that required of contract markets by the Commission, any FCM member of such futures association may solicit or accept options orders for execution on the Exchange in the same manner as FCMs which are members of the Exchange.

Further, no member FCM may solicit or accept options orders from any person whom it has reason to believe may be soliciting options orders in contravention of this Regulation or Regulation 33.3 or the Commission. (08/01/94)

417.01 Notice and Processing of Transfer of Accounts - When a commission merchant goes out of business, or closes one or more offices, or withdraws ordinary facilities for transacting business from one or more offices, the following shall apply:

Upon the transfer of customer accounts in commodity futures contracts by a member or registered eligible business organization, to any other futures commission merchant (member or non-member), the transferor shall immediately give written notice of the transfer to the Secretary of the Association. Such written shall notice shall contain: (1) the name and address of the transferee;
(2) the date of the transfer; (3) the number of customer accounts; (4) the net equity of customer funds, and (5) a statement certified by the member, or by a general partner or executive officer whose membership is registered for the transferor, that (a) the transferor has provided prior notice of the transfer to each customer whose account is thus transferred and (b) the transfer has been preceded by reasonable investigation of the transferee by the transferor and that the transferee is a suitable recipient of the transferred accounts.

Upon the transfer of customer accounts by a non-member of the Association, to any member or registered eligible business organization, the transferee shall immediately notify the Secretary in writing that such transfer has occurred and such written notice shall identify the transferor, the date of transfer, the number of customer accounts, and the net equity of customer funds being transferred to such member or registered eligible business organization.

A member or registered eligible business organization, acting as a transferor or transferee, must be able to facilitate a bulk transfer of accounts by use of an automated system as prescribed by the Association.

This regulation applies to all transfers of customer accounts involving members or registered eligible business organizations, who or which are closing facilities unless they are initiated at the unsolicited request of the customers. 1809C (04/01/98)

418.01 Non-Members' Accounts - When a non-clearing member has trading authority over a non-members account carried on a disclosed basis he shall so inform the clearing member carrying the account.

Non-clearing members may be permitted to carry both omnibus and disclosed accounts with clearing members provided that when the non-clearing member used both types of accounts, he shall guarantee the clearing member carrying any disclosed accounts against any loss in such accounts.

The non-clearing member must notify the carrying member that he is carrying both omnibus and disclosed accounts. 1819 (08/01/94)

419.00 Trading for Employees - No member shall accept orders or clear trades for a non-member who is employed by another member nor shall another member accept orders or clear trades for a member who is employed by another member when the name of the employer appears in the transaction. 205 (08/01/94)

420.00 Trading by Employees - No member shall accept marginal accounts of any employee, whether member or non-member, of the Association or of the Clearing House or of another member unless written consent of the employer be first obtained. 206 (08/01/94)

420.01  Gratuities - (See 206.02)  (08/01/94)

420.01A Elective Officers and Non-Member Directors - For purposes of Rule 420.00, Elective Officers and non-member Directors of the Association shall not be considered employees of the Association. (08/01/94)

421.00 Confirmation to Customers - A commission merchant who makes a trade for a member or non-member customer shall confirm the trade to the customer no later than the business day following the day upon which the transaction was consummated. Such confirmation shall be in writing and shall show the commodity or security bought or sold, the amount, the price, and the name of the other party to the contract, and, in the case of a commodity, the delivery month. A non-resident member may give to his customer the name of his resident commission merchant in lieu of the name of the other party to the contract, subject to the right of the customer to receive the name of the other party to the contract upon request.

Where a trade is made by a branch office of a resident member, such branch office being outside of Illinois, the branch office may confirm the trade to the customer without giving the name of the other party to the contract, provided the confirmation has prominently printed or stamped thereon the words, "Name of other party to contract furnished on request." 207 (08/01/94)

421.01 Confirmations - A confirmation of a commission merchant to the customer need not contain the name of the other party to the contract, provided the confirmation has prominently printed or stamped thereon the words, "name of other party to contract furnished on request." 1845 (08/01/94)

421.02  Options Confirmations -

(a) A commission merchant who makes an options trade for a member or non-member customer shall confirm the trade to the customer no later than the business day following the day upon which the transaction was consummated. Such confirmation shall be in writing and shall indicate the customer's account identification number; a separate listing of the amount of the premium and all other commissions, costs and fees; the option series; the expiration date; and the date of the transaction.

(b) In addition, upon the expiration or exercise of any commodity option, each commission merchant must furnish to each customer holding any such option which has expired or been exercised, not later than the next business day, a written confirmation statement which shall include the date of such occurrence, a description of the option involved, and in the case of exercise, the details of the futures position which resulted therefrom.

(c) Notwithstanding paragraphs (a) and (b) of this Regulation, a commodity options transaction that is executed for a commodity pool (investment company) need be confirmed only to the operator of the commodity pool.

(d) With respect to any account controlled by any person other than the customer for whom the account is carried, each commission merchant shall promptly furnish in writing to such other person the information set forth in paragraphs (a) and (b) of this Regulation. (08/01/94)

421.03 Average Price Orders - Member firms may confirm to customers an average price when multiple execution prices are received on an order or series of orders for futures, options or combination transactions. An order or series of orders executed during a trading session at more than one price may only be averaged pursuant to this regulation if each order is for the same account or group of accounts and for the same commodity and month for futures, or for the same commodity, month, put/call and strike for options.

Any member or member firm that accepts an order pursuant to this regulation must comply with requirements of this regulation and all order recordation requirements.

Upon receipt of an execution at multiple prices for the order subject to this regulation, an average price will be computed by multiplying the execution prices by the quantities at those prices divided by the total quantities. An average price for a series of orders will be computed based on the average prices of each order in that series.

Each Clearing firm that confirms to a customer an average price, must indicate on the confirmation and monthly statement that the price is not an execution price. (04/01/00)

421.05 Allocation of Exercise Notices - The Clearing House, in an equitable, random manner, shall assign exercise notices tendered by options purchasers to clearing members holding open short options positions; and each clearing member and commission merchant, in an equitable, random or proportional manner, shall assign exercise notices it receives on behalf of customer accounts to such customer accounts holding open short options positions. (08/01/94)

422.00    Investment Company Accounts - (See 507.00)  (08/01/94)

423.00 Discretionary Orders - No member or registered eligible business organization shall permit any employee, whether member or non-member, to exercise discretion in the handling of any transaction for a customer for execution on this Exchange, unless prior written authorization for the exercise of such discretion has been received. A discretionary order is defined as an order that lacks any of the following elements: the commodity, year and delivery month of the contract, number of contracts, and whether the order is to buy or sell.

All partners of a registered partnership, all managers and members of a registered limited liability company and all officers of a registered corporation, shall be considered employees of their firm or corporation for purposes of these discretionary rules and regulations. 151 (04/01/98)

423.01    Discretionary Accounts   - It shall be a violation of this regulation
for any member or registered eligible business organization

1. To accept or carry an account over which the member or employee thereof exercises trading authority or control for another person in whose name the account is carried, without-

     a. obtaining a signed copy of the Power of Attorney, trading authorization, or other document by which such trading authority or control is given;

     b. sending direct to the person in whose name the account is carried a written confirmation of each trade as provided in Rule 421.00 and a monthly statement showing the exact position of the account, including all open trades figured to the market; and

     c. reflecting the discretionary nature of the account on all statements sent to the account owner.

2. To accept or carry an account over which any third party individual or organization other than the person in whose name the account is carried exercises trading authority or control, without -

     a. obtaining a signed copy of the Power of Attorney, trading authorization, or other document by which such trading authority or control is given; and

     b. obtaining a written acknowledgment from the person in whose name the account is carried that he has received a copy of the account controller's disclosure document, prepared pursuant to CFTC Regulation 4.31, or a written statement explaining why the account controller is not required to provide a disclosure document to the customer.

     (The above acknowledgement of paragraph b. need not be obtained (i) when the person in whose name the account is carried and the individual given trading authority or control are of the same family; or (ii) when the person given trading authority or control is (A) a member, (B) an officer, partner, member, manager or managerial employee of the eligible business organization carrying the account; (C) a bank or trust company organized under federal or state laws or (D) an insurance company regulated under the laws of any state; or (iii) when the account is carried in the name of (A) an employee benefit plan subject to ERISA or organized under the laws of any state (B) an investment company registered under the Investment Company Act of 1940, (C) a bank or trust company organized under federal or state law, (D) an insurance company regulated under the laws of any state; or (E) an exempt organization, as defined in section 501 (c) (3) of the Internal Revenue Code, with net assets of more than $100 million.)

3. To accept or carry the account of a non-member who has given trading authority to a member unless the member carrying the account requires that all orders entered for the account be executed by an individual or individuals other than the member to whom such trading authority is given. This requirement shall not apply where the non-member customer and the member having such trading authority are of the same family. This Regulation shall only apply to open outcry Regular and open outcry Night Trading Hours.

4. For purposes of this Regulation, a person does not exercise trading authority or control if the person in whose name the account is carried or the account controller specifies (1) the precise commodity interest to be purchased or sold, and (2) the exact amount of the commodity interest to be purchased or sold. Provided the foregoing provisions are met, the provisions of this Regulation shall not apply to discretion as to the price at which or the time when an order shall be executed.

The provisions of this Regulation relate only to transactions executed on this Exchange. 1990 (04/01/98)

423.01B   Discretionary Trading - The increasing utilization of trading by programmed recommendations, whether by computer, charts or by any means, has brought several questions to the

Rules Committee regarding discretion. These methods tend to create situations requiring the use of discretion and the Rules Committee recommends that member firms treat all such accounts as discretionary accounts unless the member can be certain that the customer(s) has given specific instructions, including price limits and any subsequent price changes relative to orders placed in connection with such trading.

In connection with the above, your attention is called to Rule 423.00 and Regulations 423.01 through 423.03 all having to do with the handling of discretionary accounts. 41R (08/01/94)

423.02 Presumption That Trades Are Pursuant to Discretionary Authority - Every trade in an account over which any individual or organization other than the person in whose name the account is carried exercises trading authority or control shall be rebuttably presumed to have been made pursuant to such trading authority or control. The Power of Attorney, trading authorization or other document by which any individual or organization other than the person in whose name an account is carried exercises trading authority or control over such account can be terminated only by a written revocation signed by the person in whose name the account is carried; by the death of the person in whose name the account is carried; or, where the individual or organization that exercises authority or control over the account is the member carrying the account or an employee thereof, by written notification from the member to the person in whose name the account is held that such member will no longer act pursuant to such trading authorization as of the date provided in the notice. 1991 (08/01/94)

423.03 Supervision of Discretionary Trading by Employees - A Power of Attorney or trading authorization signed by the customer and naming the employee to whom trading authority is given will be considered written authorization of the customer with respect to any discretionary transaction handled by such employee pursuant to such Power of Attorney or trading authorization.

Each account with respect to which an employee has discretionary authority must be given daily supervision by the employer, or by a partner or officer or such other person designated as a compliance officer if the employer is an eligible business organization, to see that trading in such account is not excessive in size or frequency in relation to financial resources in that account. The provisions of this paragraph shall not apply where only one employee of an eligible business organization member firm has discretionary authority if that individual is also the only principal who supervises futures trading activity.

No employee who has not been registered for a minimum of two continuous years as an Associated Person (AP) under CFTC Regulations may exercise the discretion permitted by Rule 423.00. The foregoing requirement may be waived in particular cases by the Business Conduct Committee upon a showing by the applicant of experience equivalent to such a two-year registration. 1992 (04/01/98)

423.04 Customer Orders During Concurrent Sessions - For orders involving concurrently traded contracts, the customer will designate whether the order is to be executed in the open outcry market or on e-cbot. (09/01/00)

Ch4 Position Limits and Reportable Positions
425.01  Position Limits -
(a) For the purposes of this Regulation, the following are definitions of titles used in position limit chart-

    Spot Month - Spot month futures-equivalent position limit net long or net short effective at the start of trading on the first business day prior to the first trading day of the spot month.

    Single Month - Futures-equivalent position limit net long or net short in any one month other than the spot month.

    All Months - Position limit net long or net short in all months and all strike prices combined. Note: Long futures contracts, long call options, and short put options are considered to be on the long side of the market while short futures contracts, long put options, and short call options are considered to be on the short side of the market. For each commodity, the futures-equivalents for both the options and futures contracts are aggregated to determine compliance with the net long or net short same side position limits.

    Reportable Futures Level - Reportable futures position in any one month.

    Reportable Options Level - Reportable options position in any one month in each option category. Note: Option categories are long call, long put, short call, and short put.

    Net Equivalent Futures Position - Each option contract has been adjusted by the prior day's risk factor, or delta coefficient, for that option which has been calculated by the Board of Trade Clearing Corporation.

    For the purpose of this Regulation:

    (i) An option contract's futures-equivalency shall be based on the prior day's delta factor for the option series, as published by the Board of Trade Clearing Corporation. For example, 8 long put contracts, each with a delta factor of 0.5, would equal 4 futures-equivalent short contracts.

    (ii) Long futures contracts shall have a delta factor of +1, and short futures contracts shall have a delta factor of -1.

    (iii) Long call options and short put options shall have positive delta factors.

    (iv) Short call options and long put options shall have negative delta factors.

    (v) An eligible option/option or option/futures spread is defined as an intra-month or inter-month position in the same Chicago Board of Trade commodity in which the sum of the delta factors is zero.

(b) Except as provided in Regulations 425.03, 425.04 and 425.05, the maximum positions which any person may own, control, or carry are as follows:

(Note: All position limits and reportable positions are in number of contracts and are based on futures or *Net Equivalent Futures Positions.

*Please see section (a) of this Regulation for definition.

------------------------------------------------------------------------------------------------------------------------------------
                                              *SPOT        *SINGLE        *ALL           *REPORTABLE           *REPORTABLE
CONTRACT                                      MONTH         MONTH         MONTH         FUTURES LEVEL         OPTIONS LEVEL
------------------------------------------------------------------------------------------------------------------------------------
Long Term Fannie Mae(R) Benchmark             5,000         None          5,000              100                   50
 Notes/sm/ and Freddie Mac Reference
 Notes/sm/ (see #13)
------------------------------------------------------------------------------------------------------------------------------------
Medium Term Fannie Mae(R) Benchmark           5,000         None          5,000              100                   50
 Notes/sm/ and Freddie Mac Reference
 Notes/sm/ (see #13)
------------------------------------------------------------------------------------------------------------------------------------
CBOT  Dow Jones Industrial
 Average/sm/ Index                            None          None          50,000              25                   25
------------------------------------------------------------------------------------------------------------------------------------
CBOT Dow Jones Transportation
 Average/sm/ Index                            None          None          2,800               25
------------------------------------------------------------------------------------------------------------------------------------
CBOT Dow Jones Utility
Average/sm/ Index                             None          None          4,000               25
------------------------------------------------------------------------------------------------------------------------------------
CBOT Dow Jones Composite
Average/sm/ Index                             None          None          70,000              25
------------------------------------------------------------------------------------------------------------------------------------
1,000 oz. Silver                              5,000         None          20,000             500                   50
                                             (see #1)                    (see #1)
------------------------------------------------------------------------------------------------------------------------------------
5,000 oz. Silver                              1,000         None          4,000              100
                                             (see #1)                    (see #1)
------------------------------------------------------------------------------------------------------------------------------------
Kilo Gold                                     6,000         None          12,000             200
                                             (see #2)                    (see #2)
------------------------------------------------------------------------------------------------------------------------------------
100 oz. Gold                                  2,000         None          4,000              200
                                             (see #2)                    (see #2)
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Bonds                           None          None           None              500                   100
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Notes (5 yr.)                   None          None           None              300                   50
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Notes (6 1/2-10 yr.)            None          None           None              500                   50
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Notes (2 yr.)                   5,000         None          5,000              200                   50
------------------------------------------------------------------------------------------------------------------------------------
30 Day Fed Fund                               None          None           None              100
------------------------------------------------------------------------------------------------------------------------------------
Long Term Municipal Bond Index                4,000         None          5,000              100                   50
                                             (see #12)
------------------------------------------------------------------------------------------------------------------------------------
Corn                                           600          5,500         9,000              150                   50
                                                           (see #3)    (see #3, 5)
------------------------------------------------------------------------------------------------------------------------------------
Soybeans                                       600          3,500         5,500              100                   50
                                                           (see #3)    (see #3, 6)
------------------------------------------------------------------------------------------------------------------------------------
Wheat                                          600          3,000         4,000              100                   50
                                            (see #11)      (see #3)    (see #3, 9)
------------------------------------------------------------------------------------------------------------------------------------
Oats                                           600          1,000         1,500               60                   50
                                                           (see #3)    (see #3, 8)
------------------------------------------------------------------------------------------------------------------------------------
Rough Rice                                     250           500           750                50                   50
                                             (see #7)                    (see #4)

--------------------------------------------------------------------------------------------------------------------------
Soybean Oil                                  540           3,000            4,000           175             50
                                                        (see #3, 9)      (see #3, 9)
--------------------------------------------------------------------------------------------------------------------------
Soybean Meal                                 720           3,000            4,000           175             50
                                                        (see #3, 9)      (see #3, 9)
--------------------------------------------------------------------------------------------------------------------------
Corn Yield Insurance                        1,000          1,000            1,000            25             25
(see #10)
--------------------------------------------------------------------------------------------------------------------------

#1 See subsection (h) for an explanation of adjusted limits for persons owning or controlling joint positions in 1,000 oz. Silver and 5,000 oz. Silver contracts.

#2 See subsection (i) for an explanation of adjusted limits for persons owning or controlling joint positions in Kilo Gold and 100 oz. Gold contracts.

#3 Additional futures contracts may be held outside of the spot month as part of futures/futures spreads within a crop year provided that the total of such positions, when combined with outright positions, do not exceed the all months combined limit. In addition, a person may own or control additional options in excess of the futures-equivalent limits provided that those option contracts in excess of the futures-equivalent limits are part of an eligible option/futures spread.

#4 No more than 500 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/options or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

#5 No more that 5,500 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

#6 No more that 3,500 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determined compliance with these net same side single month position limits.

#7 On and after the first notice day of the expiring futures month of July, the limit for the July futures month will be reduced to 200 contracts, for both hedging and speculative positions.

#8 No more than 1,000 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determined compliance with these net same side single month position limits.

#9 No more that 3,000 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of

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option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

#10 Specifications apply separately to each of the following Corn Yield Insurance contracts: Iowa, Illinois, Indiana, Nebraska, Ohio, U.S.

#11 In the last five trading days of the expiring futures month, the speculative position limit for the March futures month will be 350 contracts and for the May futures month the limit will be 220 contracts.

#12 In the last three trading days of the expiring contract, no more than a combined 4,000 futures and/or futures-equivalent contracts net on the same side of the market are allowed in the spot month in all strike prices combined. No exemptions will be applicable during the last three days of trading of the expiring spot month contract.

#13 Starting with the June 2001 listing, the Last Day of Trading will be "the last Friday which precedes by at least two business days the last business day of the month preceding the option month. If such a Friday is not a business day, or there is a Friday which is a business day which precedes by one business day the last business day of the month preceding the option month, the last day of trading will be the business day prior to such Friday."

Except for the interest of a limited partner or shareholder (other than the commodity pool operator) in a commodity pool, ownership, including a 10% or more financial ownership interest, shall constitute control over an account except as provided in Regulation 425.05.

The maximum positions which any person, as defined in Regulation 425.01 (c), may own or control shall be as set forth herein. However, with respect to the maximum positions which a member firm may carry for its customers, it shall not be a violation of the limits set forth herein to carry customer positions in excess of such limits for such reasonable period of time as the firm may require to discover and liquidate the excess positions or file the appropriate hedge or exemption statements for the customer accounts in question in accordance with Regulations 425.03 and 425.04. For the purposes of this regulation, a "reasonable period of time" shall generally not exceed one business day for those positions that are not subject to the provisions of Regulations 425.03 and 425.04.

However, for any option position that exceeds position limits for passive reasons such as a market move or exercise assignment, the person shall be allowed one business day to liquidate the excess position without being considered in violation of the limits. In addition, if at the close of trading, an option position exceeds position limits when evaluated using the previous day's delta factors, but does not exceed the limits when evaluated using the delta factors for that day's close of trading, then the position shall not constitute a position limit violation.

Note: The Commodity Futures Trading Commission has imposed speculative position limits on Corn, Oats, Soybean, Wheat, Soybean Oil and Soybean Meal futures contracts as provided in Part 150 of CFTC Regulations.
(c) The term "net" shall mean the long or short position held after offsetting long futures positions against short futures positions. The word "person" shall include individuals, associations, partnerships, limited liability companies, corporations and trusts.

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(d)  The foregoing limits on positions shall not apply to bona fide hedging positions which meet the requirements of Regulations 425.02 and 425.03, nor to positions subject to particular limits granted pursuant to Regulation 425.04.

(e) The Board, or a Committee authorized by the Board may direct any member or registered eligible business organization owning, controlling or carrying a position for a person whose total position as defined in subsection (f) below exceeds the position limits as set forth in subsection (b) above or as specifically determined pursuant to Regulations 425.03 or 425.04 to liquidate or otherwise reduce the position.

(f) In determining whether any person has exceeded the position limits specified in subsection (b) of this Regulation or those limits determined pursuant to Regulations 425.03 or 425.04, or whether a position is a reportable position as set forth in subsections (b) and (g) herein, all positions in accounts for which such person by power of attorney or otherwise directly or indirectly controls trading, except as provided in Regulation 425.05, shall be included with the positions held by such person. Such limits upon positions shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

(g) If a person owns, controls or carries a position equal to or greater than the number of contracts specified in subsection (b) above long or short in any one month, then all such futures and options on such futures contract owned, controlled or carried by that person, whether above the given level or not, shall necessarily be deemed reportable positions. Every member or registered eligible business organization shall report each and every reportable position to the Office of Investigations and Audits at such times and in such form and manner as shall be prescribed by the Business Conduct Committee.

     (1) On or before the first day on which any position must be reported as provided above, the member or registered eligible business organization carrying the position must furnish to the Office of Investigations and Audits a report, in the form, manner and content prescribed by the Business Conduct Committee, identifying the owner of the account for which the position must be reported and all persons associated with the account as described in subsection (f) above.

     (2) Every member or registered eligible business organization must report each and every reportable position and provide the report required in subsection (1) above for each person within any account carried on an omnibus basis, unless, upon application of the member or registered eligible business organization to the Business Conduct Committee, the nonmember omnibus account specifically is approved to report directly to the Office of Investigations and Audits.

(h) In the event that a person owns or controls joint positions in 1,000 oz. Silver futures and 5,000 oz. Silver futures, position limits will be subject to the following:

     (1) For 1,000 oz. Silver futures, the spot month maximum position limit of 5,000 contracts net long (net short) shall be reduced by five for every one net long (net short) 5,000 oz. Silver futures position that is owned or controlled in the spot month. In all months combined, the maximum position limit of 20,000 contracts, net long (net short) shall be reduced by five for every one net long (net short), 5,000 oz. Silver futures position that is owned or controlled. Alternatively, the maximum position limit of 20,000 contracts, net long (net short) in all months combined, shall be increased by five for every one net short (net long) 5,000 oz. Silver futures position that is owned or controlled. For example, in all months combined, a person could own or control 15,000 contracts, net long (net short), provided that the person does not also own or control more than 1,000 net long (net short) 5,000 oz. Silver futures positions.

     (2) For 5,000 oz. Silver futures, the spot month maximum position limit of 1,000 contracts net long (net short) shall be reduced by one for every five net long (net short) 1,000 oz. Silver futures positions that are owned or controlled in the spot month. In all months combined, the maximum position limit of 4,000 contracts, net long (net short) shall be reduced by one for every five net long (net short) 1,000 oz. Silver futures positions that are owned or controlled. Alternatively, the maximum position limit of 4,000 contracts, net long (net short) in all months combined, shall be increased by one for every five net short (net long) 1,000 oz. Silver futures

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

          positions that are owned or controlled. For example, in all months combined, a person could own or control 3,000 contracts, net long (net short), provided that the person does not also own or control more than 5,000 net long (net short) 1,000 oz. Silver futures positions.

(i) In the event that a person owns or controls joint positions in Kilo Gold futures and 100 oz. Gold futures, position limits will be subject to the following:

     (1) For Kilo Gold futures, the spot month maximum position limit of 6,000 contracts net long (net short) shall be reduced by three for every one net long (net short) 100 oz. Gold futures position that is owned or controlled in the spot month. In all months combined, the maximum position limit of 12,000 contracts, net long (net short) shall be reduced by three for every one net long (net short) 100 oz. Gold futures position that is owned or controlled. Alternatively, the maximum position limit of 12,000 contracts, net long (net short) in all months combined, shall be increased by three for every one net short (net long) 100 oz. Gold futures position that is owned or controlled. For example, in all months combined, a person could own or control 9,000 contracts, net long (net short), provided that the person does not also own or control more than 1,000 net long (net short) 100 oz. Gold futures positions.

     (2) For 100 oz. Gold futures, the spot month maximum position limit of 2,000 contracts net long (net short) shall be reduced by one for every three net long (net short) Kilo Gold futures position that are owned or controlled in the spot month. In all months combined, the maximum position limit of 4,000 contracts, net long (net short) shall be reduced by one for every three net long (net short) Kilo Gold futures positions that are owned or controlled. Alternatively, the maximum position limit of 4,000 contracts, net long (net short) in all months combined, shall be increased by one for every three net short (net long) Kilo Gold futures positions that are owned or controlled. For example, in all months combined, a person could own or control 3,000 contracts, net long (net short), provided that the person does not also own or control more than 3,000 net long (net short) Kilo Gold futures positions. (02/01/01)


425.02    Bona Fide Hedging Positions -

(a) General Definition. Bona fide or economically appropriate hedging positions in futures or options shall mean positions in a contract or positions in options on a contract for future delivery on this Exchange, where such positions normally represent a substitute for positions to be taken at a later time in a physical marketing channel, and where they are economically appropriate to the reduction of risks in the conduct and management of a commercial enterprise, and where they arise from:

     (1) The potential change in the value of assets which a person owns, refines or merchandises or anticipates owning, refining or merchandising,

     (2) The potential change in the value of liabilities which a person owes or anticipates incurring, or

     (3) The potential change in the value of services which a person provides, purchases or anticipates providing or purchasing.

     Notwithstanding the foregoing, no positions of a person shall be classified as bona fide hedging unless their purpose is to offset price risks incidental to that person's commercial cash or spot operations and such positions are established and liquidated in an orderly manner in accordance with sound commercial practices and unless the provisions of Regulation
     425.03 have been satisfied.

(b) Enumerated Hedging Positions. For purposes of Regulation 425.03, the definition of bona fide or economically appropriate hedging positions in subsection (a) above includes, but is not limited to, the following specific positions:

     (1) Sales of any commodity for future delivery, purchases of any put options on futures contracts and/or sales of any call options on futures contracts, which do not exceed in quantity:

          (i) Ownership of the same cash commodity by the same person, and

          (ii) Fixed-price purchases of the same cash commodity by the same person.

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

     (2) Purchases of any commodity for future delivery, sales of any put options on futures contracts and/or purchases of any call options on futures contracts, which do not exceed in quantity:

          (i)  Fixed-price sales of the same cash commodity by the same person;
               and

          (ii) The quantity equivalent of fixed-price sales of the cash products and derivative products of such commodity by the same person.

     (3) Sales and purchases of commodities for future delivery or of options on contracts for future delivery described in subsections (b)(1) and
          (b)(2) may also be offset by the same or other quantities of a different cash commodity, provided that the fluctuations in the value of the position for future delivery or of the commodity underlying the option contract are substantially related to the fluctuations in the value of the actual cash position.

(c) Non-Enumerated Hedging Positions. The Board, or a Committee authorized by the Board, may recognize positions other than those enumerated in subsection (b) as bona fide or economically appropriate hedging positions, in accordance with the general definition of bona fide or economically appropriate hedging positions in Regulation 425.02(a), upon the filing of a satisfactory initial statement in accordance with Regulation 425.03. Such positions may include:

     (1) Short-hedging positions (including long put options or short call options) of unsold anticipated positions in the same cash commodity by the same person;

     (2) Long-hedging positions (including long call options or short put options) of unfilled anticipated requirements of the same cash commodity by the same person;

     (3) Short or long cross-hedging positions, provided that the fluctuations in the value of the positions for future delivery or the commodity underlying the options positions are substantially related to the fluctuations in the value of the anticipated cash positions; or

     (4) Any other positions in commodities for future delivery or options on futures contracts, including those established under the concept of "delta-ratio hedging", under such terms and conditions as the Board, or a Committee authorized by the Board, may specify.

(d) Cash positions described in subsections (b) and (c) above shall not include those positions or portions of positions which are bona fide hedging positions in futures or economically appropriate hedging positions in options pursuant to Regulations 425.02 and 425.03.

     Note: Corn, Oats, Soybean, Soybean Oil, Soybean Meal and Wheat futures contracts are subject to Commodity Futures Trading Commission Regulation 1.3(z), which defines bona fide hedging transactions and positions. (10/01/00)

425.03 Reporting Requirements For Bona Fide or Economically Appropriate Hedging Positions in Excess of Limits -

(a) Initial Statement. Every member or registered eligible business organization which owns, controls, or carries positions on behalf of a person who seeks classification of such positions as bona fide or economically appropriate hedging positions must file a statement satisfactory to designated staff or a Committee authorized by the Board in order to classify such positions as bona fide or economically appropriate hedging positions within the meaning of Regulation 425.02. The initial statement of the member or registered eligible business organization filed on behalf of a person shall be filed no later than 10 business days after the day on which the person's position exceeds the speculative limit for each contract specified in Regulation 425.01 (a), and shall include:

     (1) A description of the kinds of intended positions and their potential size;

     (2) A statement affirming that the kinds of intended positions are bona fide or economically appropriate hedging positions; and

     (3) With respect to the kinds of intended positions that are described as non-enumerated hedging positions under Regulation 425.02(c), a justification that the kinds of intended positions are consistent with the definition of bona fide or economically appropriate hedging positions within the meaning of Regulation 425.02(a).

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

(b) Supplemental Statements. Whenever there is a material change in the information provided in the person's most recent statement pursuant to this Regulation, a supplemental statement which updates and confirms previous information shall be filed with designated staff or a Committee authorized by the Board by every member or registered eligible business organization owning, controlling or carrying such person's position. The supplemental statement shall be filed no later than 10 business days after the day on which the person's position exceeds the level specified in the most recent statement.

(c) A Committee or designated staff authorized by the Board will monitor bona fide or economically appropriate hedging positions. The initial and supplemental statements prescribed in subsections (a) and (b) above must be submitted to the Office of Investigations and Audits and shall be maintained on a confidential basis. The Board, or a Committee or designated staff authorized by the Board may request additional relevant information necessary to ensure compliance with this Regulation 425.03. (10/01/00)

425.04  Exemptions From Position Limits -

(a) The Board, or a Committee authorized by the Board, may establish particular position limits on those positions of a person normally known as "spreads, straddles or arbitrage," including:

     (1)  intramarket spreads;

     (2)  intermarket spreads;

     (3) cash-futures arbitrage, where "cash" is defined as spot or forward positions; or

     (4) eligible option/option or option/futures spreads as defined in Regulation 425.01.

     In addition, the Board or a Committee authorized by the Board, may establish, on a case by case basis, particular maximum position limits on certain risk management positions in interest rate, stock index and currency futures and options, including:

     (1) Long positions (futures, long calls, short puts) whose underlying commodity value does not exceed the sum of:

          (i) Cash set aside in an identifiable manner, or any of the following unencumbered instruments so set aside, with maturities of less than 1 year: U.S. Treasury obligations; U.S. agency discount notes; commercial paper rated A2 or better by Standard & Poors and P2 or better by Moody's; banker's acceptances; or certificates of deposit, plus any funds deposited as margin on such positions; and

          (ii) Accrued profits on such positions held at the futures commission merchant.

     (2) Long positions (futures, long calls) whose underlying commodity value does not exceed the sum of:

          (i) The value of equity securities, debt securities, or currencies owned and being hedged by the trader holding such futures or option position, provided that the fluctuations in value of the position used to hedge such securities are substantially related to the fluctuations in value of the securities themselves; and

          (ii) Accrued profits on such positions held at the futures commission merchant.

     (3) Short calls whose underlying commodity value does not exceed the sum of:

          (i) The value of securities or currencies underlying the futures contract upon which the option is based or underlying the futures contract upon which the option is based or underlying the option itself and which securities or currencies are owned by the trader holding such option position; and

          (ii) The value of securities or currencies whose price fluctuations are substantially related to the price fluctuations of the securities or currencies underlying the futures contract upon which the option is based or underlying the option itself and which securities or currencies are owned by the trader holding such option position.

     Risk management positions eligible for particular position limits under this Regulation do not include

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     those considered as bona fide or economically appropriate hedging positions as defined in Regulation 425.02.

(b) Requirements for Exemptions from Position Limits. Every member or registered eligible business organization which owns, controls or carries positions on behalf of a person who wishes to make purchases or sales of any commodity for future delivery or any option on a contract for future delivery in excess of the position limits then in effect, shall file statements on behalf of the person with the Exchange, in such form and manner as shall be prescribed by the Board, or by a Committee authorized by the Board, in conformity with the requirements of this subsection.

     (1) Initial Statement. Initial statements concerning the classification of positions normally known in the trade as "spreads, straddles or arbitrage," or risk management positions, as described in subsection
          (a) above, for the purpose of subjecting such positions to particular position limits above those specified in Regulation 425.01 (a), shall be filed with designated staff or Committee authorized by the Board no later than 10 business days after the day on which such positions exceed the position limits then in effect. Such statements shall include information necessary to enable the Board, or a Committee authorized by the Board, to make a determination that the particular kinds of intended positions should be eligible for a higher position limit, including, but not limited to:

          (i) A description of the specific nature and size of positions for future delivery or in options on contracts for future delivery and offsetting cash, forward or futures positions, where applicable, and affirmation that intended positions to be maintained in excess of the limits set forth in Regulation 425.01
               (a) will be positions as set forth in subsection (a) above; and

          (ii) In the case of risk management positions, information on the cash portfolio being managed and/or any cash or cash market instruments held in connection with the intended risk management position, as well as other information relevant to the conditions specified in subsection (a) above. Of particular interest are whether the cash market underlying the futures or option market has a high degree of demonstrated liquidity relative to the size of the positions, and whether there exist opportunities for arbitrage which provide a close linkage between the cash market and the futures or options market in question; and whether the positions are on behalf of a commercial entity, including parents, subsidiaries or other related entities, which typically buys, sells or holds the underlying or a related cash market instrument.

     (2) Supplemental Statements. Whenever there is a material change in the information provided in the person's most recent statement pursuant to this Regulation, a supplemental statement which updates and confirms previous information shall be filed with designated staff or a Committee authorized by the Board by every member or registered eligible business organization owning, controlling or carrying such person's position. The supplemental statement shall be filed no later than 10 business days after the day on which the person's position exceeds the level specified in the most recent statement.

(c) A Committee or designated staff authorized by the Board will monitor the positions maintained by persons who have obtained particular position limits under the provisions of this Regulation. The initial and supplemental statements prescribed in subsections (b)(1) and (b)(2) above must be submitted to the Office of Investigations and Audits and shall be maintained on a confidential basis. The Board, or a Committee or designated staff authorized by the Board, may request additional relevant information necessary to ensure compliance with this Regulation 425.04, and may, for any good reason, amend, revoke or otherwise limit the particular position limits established.

(d) The provisions of this Regulation 425.04 shall not apply to Corn, Oats, Soybean, Wheat, Soybean Oil and Soybean Meal futures and options contracts traded on the Exchange. (10/01/00)

425.05    Exemption from Aggregation for Position Limit Purposes -

(a). Positions carried for an eligible entity as defined in Commodity Futures Trading Commission Regulation 150.1(d), in a separate account or accounts of an independent account controller, as

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     defined in Commodity Futures Trading Commission Regulation 150.1(e) may
     exceed the position limits set forth in Regulation 425.01 to the extent such positions are positions not for the spot month and which are carried for an eligible entity as defined by Commodity Futures Trading Commission Regulation 150.1 or such other persons as the Commission deems exempt pursuant to Regulation 150.3, in the separate account or accounts of an independent account controller provided however, that the overall positions held or controlled by each such independent account controller may not exceed the limits specified in Regulation 425.01.

(b) Additional Requirements for Exemption of Affiliated Entities - If the independent account controller is affiliated with the eligible entity or another independent account controller, each of the affiliated entities must:

     1) Have and enforce, written procedures in place to preclude such account controllers from having knowledge of, gaining access to, or receiving data about, trades of other account controllers. Such procedures must include document routing, and other procedures or security arrangements, including separate physical locations, which would maintain the independence of their activities provided, however, that such procedures may provide for the disclosure of information which is reasonably necessary for an eligible entity to maintain the level of control consistent with the fiduciary responsibilities and necessary to fulfill its duty to supervise diligently the trading done on its behalf;

     2) Trade such accounts pursuant to separately developed and independent trading systems and market such trading systems separately; and

     3) Solicit funds for such trading by separate Disclosure Documents that meet the standards of Commodity Futures Trading Commission Regulation 4.21.

(c) Upon request by the Board or a Committee authorized by the Board or such person responsible for the supervision of the Office of Investigations and Audits, any person claiming an exemption from speculative position limits under this Regulation must provide to the Exchange such information as specified in the request relating to the positions owned or controlled by that person; trading done pursuant to the claimed exemption; the futures, options, or cash market positions which support the claim of the exemption; and the relevant business relationships supporting a claim of exemption. (10/01/00)

425.06 Position Accountability for U.S. Treasury Bonds - A person as defined in Regulation 425.01(c), who owns or controls more than 10,000 U.S. Treasury Bond futures and/or futures-equivalent contracts net long or net short in all months and strike prices combined, or net long or net short futures contracts in the spot month, or 25,000 option contracts for all months and all strike prices combined in each option category as defined in Regulation 425.01 (a) shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable.

-    Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Association.  (10/01/00)

425.07 Position Accountability for Long-Term and Medium-Term Treasury Notes - A person as defined in Regulation 425.01(c), who owns or controls more than 7,500 Long-Term Treasury Note futures and/or futures-equivalent contracts or more than 7,500 Medium-Term Treasury Note futures and/or futures-equivalent contracts, net long or net short in all months and strike prices combined, or net long or

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net short futures contracts in the spot month, or 20,000 option contracts for all months and all strike prices combined in each option category as defined in Regulation 425.01 (a) shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable.

- Such person automatically shall consent, when so ordered by the Association acting in its discretion, not to increase further the position in Long-Term Treasury Notes or Medium-Term Treasury Notes which exceeds the above-referenced 7,500 futures and/or futures-equivalent contracts or 20,000 option contracts level.

-    Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Association.  (10/01/00)

425.08 Position Accountability for 30-Day Fed Funds Futures - A person as defined in Regulation 425.01(b), who owns or controls more than 3,000 30-Day Fed Fund futures contracts, net long or net short in all months combined, or net long or net short in the spot month, shall thereby be subject to the following provisions:

     - Such person shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable.

     - Such person automatically shall consent, when so ordered by the Association acting in its discretion, not to increase further the position in 30-Day Fed Fund futures contracts which exceeds the above-referenced 3,000 contract level.

     -    Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney of otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Association.  (04/01/96)

Ch4 Margins and Deposits

430.00 Deposits by Customers - A member acting as commission merchant for a customer (member or non-member) may require from such customer a deposit, as indemnity against liability, and subsequent deposits to the extent of any adverse fluctuations in the market price. Such deposits must be made with the commission merchant within a reasonable time after demand, and, in the absence of unusual circumstances, one hour shall be deemed a reasonable time. The failure of the customer to make such deposit within such time, shall entitle, but shall not obligate, the commission merchant to close out the trades of the defaulting customer. If the commission merchant is unable to effect personal contact with the customer, a written demand left at the office of the customer, during business hours, shall be deemed sufficient. 209 (08/01/94)

431.00 Margins - No member may accept or carry an account for a customer, whether a member or non-member, without proper and adequate margin. The Exchange shall fix minimum margin requirements.

The provisions of the foregoing paragraph do not apply to a non-clearing member who makes his own trades or who on the Floor gives his orders for trades which are exclusively for his own account and pays the brokerage thereon. 210 (08/01/94)

431.00A   Permit Holder Interpretation - The term 'non-clearing member' in paragraph 2 of Rule 431.00 should be interpreted to include Permit Holders. (08/01/94)

431.01 Margins - Non-Clearing Members - A non-clearing member who makes his own futures trades or who on the Floor gives his orders for futures trades which are exclusively for his account shall be subject solely to the provisions of this Regulation. All futures transactions in such account shall be margined to the market. 1822B (08/01/94)

431.02 Margin Requirements - Margin requirements shall at all times be those requirements currently in effect. Changes in margin requirements shall be effective on all transactions.

1.   Transferred to Regulations 431.03 and 431.05.

2. Clearing members may carry contracts for future delivery for foreign and domestic correspondents on a gross margin basis as provided in Paragraph 3 of Regulation 431.03, but only to the extent that such contracts are those of customers and non-customers of the foreign and domestic correspondents.

3. If stocks, bonds or similar collateral, which must be free from liens and from any impediments to negotiability, are deposited with a member specifically to secure transactions which are executed on this Exchange, the current market value less the applicable haircut as specified in SEC Rule 15c3-1(c)(2)(vi) may be considered as margin value to such transactions.

     A registered futures commission merchant shall not accept as margin, pledge, hypothecate, assign or factor any customer owned warehouse receipt other than a warehouse receipt that is eligible for delivery in satisfaction of futures contracts at a contract market.

4. Foreign currencies or foreign government securities which are deposited with a member for margin purposes must be reported at the current rate of exchange to the dollar equivalent. The margin value will be determined by Regulation 431.02 paragraph 3.

5. In computing minimum margin requirements for any customer equities or impairment resulting from change in market prices shall be regarded as money equivalents.

6. No member shall extend any credit or give any rebate or gratuity of any kind to any person for the purpose of circumventing or evading minimum margin requirements.

7. It shall be incumbent upon each member to require satisfactory evidence that all hedging trades are bona fide hedging trades. A letter from a customer so stating will be considered "satisfactory evidence" under this paragraph unless there is reason to suspect otherwise.

8. An account shall be entitled to spread margins, whenever said account is in a spread position. The carrying member shall designate spread position on his margin records.

9. When a correspondent member's account with the Clearing House member consists of trades which are spreading trades, such account may be carried as a spreading account by the clearing member.

10. It shall be incumbent upon each member financing purchases of cash grain for country elevator customers to require satisfactory evidence that funds so loaned are not used to margin future contracts other than for the purpose of hedging cash grain.

     When a customer states that funds required to fully margin his account are being transmitted at once, the member may consider this assurance in lieu of cash for a reasonable period. Members are required to keep written records of all margin calls, whether made in writing or by telephone.

11. Members shall not accept orders for new trades from a customer, unless the minimum initial margin on the new trades is deposited and unless the margin on old commitments in the account equals or exceeds the initial requirements on hedging and spreading trades and/or the maintenance requirements specified in Regulations 431.03 and 431.05 on all other trades. If the customer has a credit in excess of the initial margin requirements on all old commitments in his account, this may be used as part or all of the initial margins required on new commitments. However, credits in excess of maintenance margins and less than initial margin requirements may not be used.

12. No customer shall be permitted to make withdrawals from an account when the margin therein is less than the minimum initial margin specified in Regulations 431.03 and 431.05 or when the withdrawals would impair such minimum requirements.

13. No member may carry for a customer spreading transactions when the customer's account, figured to the market, would result in a deficit. Minimum maintenance margins required on other transactions are specified in Regulations 431.03 and 431.05. When a customer's account drops below the maintenance margin level, the account must be brought back to initial margin requirements. The failure of a member to close the customer's account before it results in such deficit or undermargined condition shall not relieve the customer of any liability to the member, nor shall such failure on the part of a member amount to an extension of credit to the customer if the member in the exercise of reasonable care has been unable to close the account without incurring such deficit or undermargined condition.

14. A member may use his discretion in permitting a customer having an established account to trade during any day without margining each transaction, provided the net position resulting from the day's trading is margined as required by Rules 286.00, 431.00 and Regulations 431.02, 431.03 and 431.05.

15. When a customer switches an open interest in the same grain from one future to another and the orders for the purchase and sale are placed simultaneously, no additional margins need be required by his commission merchant because of such switch. However, if such orders are not placed simultaneously, the new position should be margined on the basis of minimum initial margin requirements.

16. A bona fide hedger, in financial instruments, reporting positions on a gross basis pursuant to Regulation 705.01, must pay appropriate margins on the gross positions reported during the delivery month. 1822 (08/01/94)

431.02A   Hedging Transactions - WHEREAS, Regulation 431.02(7) makes it incumbent "upon each member to require satisfactory evidence that all hedging trades are bona fide hedging trades," and

WHEREAS, Regulation 431.02(7) further states that "a letter from a customer so stating will be considered 'satisfactory evidence' unless there is reason to suspect otherwise;"

NOW THEREFORE, BE IT RESOLVED that whenever a non-member customer of a member or member firm carries in its hedging account an open position in any Board of Trade futures contract exceeding speculative position limits established by the Association, it shall be incumbent upon the member or member firm to satisfy itself, and to be able to confirm to the Business Conduct Committee that the open position of such non-member customer, to the extent that it exceeds such speculative position limits, represents bona fide hedging transactions.

BE IT FURTHER RESOLVED that this resolution be published as a Ruling of the Association. 42R (08/01/94)

431.03  Margin on Futures - (03/01/01)

(1) MAINTENANCE AND INITIAL MARGINS. Other than Hedging or Spreading. Under the provisions of Rule 431.00, the Exchange hereby fixes the following minimum maintenance and initial margins for futures transactions, other than hedging and spreading transactions:

-------------------------------------------------------------------------------------------------
                                                                 Initial Margin
                                                                     Mark-Up          Initial
                                     Maintenance Margin            Percentage         Margin
-------------------------------------------------------------------------------------------------
Agricultural Group
-------------------------------------------------------------------------------------------------
Corn                                 $  350 per contract              135%            $  473
-------------------------------------------------------------------------------------------------
Iowa Corn Yield Insurance            $  200 per contract              135%            $  270
-------------------------------------------------------------------------------------------------
Illinois Corn Yield Insurance        $  200 per contract              135%            $  270
-------------------------------------------------------------------------------------------------
Indiana Corn Yield Insurance         $  200 per contract              135%            $  270
-------------------------------------------------------------------------------------------------
Nebraska Corn Yield Insurance        $  200 per contract              135%            $  270
-------------------------------------------------------------------------------------------------
Ohio Corn Yield Insurance            $  200 per contract              135%            $  270
-------------------------------------------------------------------------------------------------
U.S. Corn Yield Insurance            $  200 per contract              135%            $  270
-------------------------------------------------------------------------------------------------
Oats                                 $  300 per contract              135%            $  405
-------------------------------------------------------------------------------------------------
Rough Rice                           $  500 per contract              135%            $  675
-------------------------------------------------------------------------------------------------
Soybeans                             $  700 per contract              135%            $  945
-------------------------------------------------------------------------------------------------
Soybean Meal                         $  700 per contract              135%            $  810
-------------------------------------------------------------------------------------------------
Soybean Oil                          $  200 per contract              135%            $  270
-------------------------------------------------------------------------------------------------
Wheat                                $  400 per contract              135%            $  540
-------------------------------------------------------------------------------------------------
Metals Group
-------------------------------------------------------------------------------------------------
Gold - One Kilo                      $  675 per contract              135%            $  473
-------------------------------------------------------------------------------------------------
Gold - 100 Ounce                     $1,050 per contract              135%            $1,418
-------------------------------------------------------------------------------------------------
Silver - 1000 Ounce                  $  200 per contract              135%            $  270
-------------------------------------------------------------------------------------------------
Silver - 5000 Ounce                  $1,688 per contract              135%            $1,350
-------------------------------------------------------------------------------------------------
Financial Instrument Group
-------------------------------------------------------------------------------------------------
Treasury Bonds                       $1,500 per contract              135%            $2,025
-------------------------------------------------------------------------------------------------
Treasury Note (6 1/2-10 year)        $1,200 per contract              135%            $1,620
-------------------------------------------------------------------------------------------------
Treasury Note (5 year)               $  700 per contract              135%            $  945
-------------------------------------------------------------------------------------------------
Treasury Note (2 year)               $  600 per contract              135%            $  810
-------------------------------------------------------------------------------------------------
Agency Notes (10 year)               $1,200 per contract              135%            $1,620
-------------------------------------------------------------------------------------------------
Agency Notes (5 Year)                $  600 per contract              135%            $  810
-------------------------------------------------------------------------------------------------
30-Day Fed Fund                      $  500 per contract              135%            $  675
-------------------------------------------------------------------------------------------------
Municipal Bond Index                 $  900 per contract              135%            $1,215
-------------------------------------------------------------------------------------------------
Stock Index Group
-------------------------------------------------------------------------------------------------
DJIA/SM/ Index                       $4,000 per contract              135%            $5,400
-------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
DJTA/SM/ Index                     $2,000 per contract                 135%              $2,700
-----------------------------------------------------------------------------------------------
DJUA/SM/ Index                     $2,000 per contract                 135%              $2,700
-----------------------------------------------------------------------------------------------
DJCA/SM/ Index                     $1,000 per contract                 135%              $1,350
-----------------------------------------------------------------------------------------------

(2) HEDGING MARGINS. Subject to the provisions of Paragraphs 8, 9, 10 and 11 of Regulation 431.02, minimum initial and maintenance hedging margins on all commitments in futures shall be as follows:

                                                                         Initial
                                                                         Margin
                                                                         Mark-Up          Initial
                                           Maintenance Margin            Percentage       Margin
-------------------------------------------------------------------------------------------------
Agricultural Group
-------------------------------------------------------------------------------------------------
Corn                                      $  350 per contract               100%           $  350
-------------------------------------------------------------------------------------------------
Iowa Corn Yield Insurance                 $  200 per contract               100%           $  200
-------------------------------------------------------------------------------------------------
Illinois Corn Yield Insurance             $  200 per contract               100%           $  200
-------------------------------------------------------------------------------------------------
Indiana Corn Yield Insurance              $  200 per contract               100%           $  200
-------------------------------------------------------------------------------------------------
Nebraska Corn Yield Insurance             $  200 per contract               100%           $  200
-------------------------------------------------------------------------------------------------
Ohio Corn Yield Insurance                 $  200 per contract               100%           $  200
-------------------------------------------------------------------------------------------------
U.S. Corn Yield Insurance                 $  300 per contract               100%           $  300
-------------------------------------------------------------------------------------------------
Oats                                      $  200 per contract               100%           $  200
-------------------------------------------------------------------------------------------------
Rough Rice                                $  500 per contract               100%           $  500
-------------------------------------------------------------------------------------------------
Soybeans                                  $  700 per contract               135%           $  700
-------------------------------------------------------------------------------------------------
Soybean Meal                              $  700 per contract               135%           $  700
-------------------------------------------------------------------------------------------------
Soybean Oil                               $  200 per contract               100%           $  200
-------------------------------------------------------------------------------------------------
Wheat                                     $  400 per contract               100%           $  400
-------------------------------------------------------------------------------------------------
Metals Group
-------------------------------------------------------------------------------------------------
Gold - One Kilo                           $  350 per contract               100%           $  350
-------------------------------------------------------------------------------------------------
Gold - 100 Ounce                          $1,050 per contract               100%           $1,050
-------------------------------------------------------------------------------------------------
Silver - 1000 Ounce                       $  200 per contract               100%           $  200
-------------------------------------------------------------------------------------------------
Silver - 5000 Ounce                       $1,000 per contract               100%           $1,000
-------------------------------------------------------------------------------------------------
Financial Instrument Group
-------------------------------------------------------------------------------------------------
Treasury Bonds                            $1,500 per contract               100%           $1,500
-------------------------------------------------------------------------------------------------
Treasury Note (6 1/2-10 year)             $1,200 per contract               100%           $1,200
-------------------------------------------------------------------------------------------------
Treasury Note (5 year)                    $  700 per contract               100%           $  700
-------------------------------------------------------------------------------------------------
Treasury Note (2 year)                    $  600 per contract               100%           $  600
-------------------------------------------------------------------------------------------------
Agency Notes (10 year)                    $1,200 per contract               135%           $1,200
-------------------------------------------------------------------------------------------------
Agency Notes (5 year)                     $  600 per contract               100%           $  600
-------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------
30 Day Fed Funds                 $  500 per contract          100%         $  500
---------------------------------------------------------------------------------
Municipal Bond Index             $  900 per contract          100%         $  900
---------------------------------------------------------------------------------
Stock Index Group
---------------------------------------------------------------------------------
DJIA/SM/ Index                   $4,000 per contract          100%         $4,000
---------------------------------------------------------------------------------
DJTA/SM/ Index                   $2,000 per contract          100%         $2,000
---------------------------------------------------------------------------------
DJUA/SM/ Index                   $2,000 per contract          100%         $2,000
---------------------------------------------------------------------------------
DJCA/SM/ Index                   $1,000 per contract          100%         $1,000
---------------------------------------------------------------------------------

(3) SPREADING MARGINS. The minimum maintenance margin of spreading transactions shall be as follows:

     Intra-market spreads (involving the same commodity) where both sides of the transaction are carried on the books of one member firm shall be margined to the market, except for the following commodities which will be margined as indicated:

                 Old crop/New crop:        Initial/Maintenance
                 ---------------------------------------------
                 Corn                      $ 68 / $ 50
                 ---------------------------------------------
                 Soybeans                  $473 / $350
                 ---------------------------------------------
                 Soybean Meal              $405 / $300
                 ---------------------------------------------
                 Soybean Oil               $135 / $100
                 ---------------------------------------------
                 Wheat                     $135 / $100
                 ---------------------------------------------
                 Oats                      $135 / $100
                 ---------------------------------------------

Inter-market spreads where both sides of the transaction are carried on the books of one member firm shall be as follows (See paragraph (1) for initial margin mark-up percentage):

                                                               Spread
Spread                                                         Credit %
-----------------------------------------------------------------------
Soybeans vs. Soybean Oil                                         50%
-----------------------------------------------------------------------
Soybeans vs. Soybean Meal                                        65%
-----------------------------------------------------------------------
*Corn vs. Illinois Corn Yield Insurance                          30%
-----------------------------------------------------------------------
*Corn vs. Indiana Corn Yield Insurance                           30%
-----------------------------------------------------------------------
*Corn vs. Iowa Corn Yield Insurance                              30%
-----------------------------------------------------------------------
*Corn vs. Ohio Corn Yield Insurance                              30%
-----------------------------------------------------------------------
*Corn vs. U.S. Corn Yield Insurance                              30%
-----------------------------------------------------------------------
*Corn vs. Nebraska Corn Yield Insurance                          30%
-----------------------------------------------------------------------
Treasury Notes (6-1/2-10 year) vs. Treasury Bonds                80%
-----------------------------------------------------------------------
(2) Treasury Notes (6-1/2-10 year) vs. Treasury Bonds            80%
-----------------------------------------------------------------------
(3) Treasury Notes (5 year) vs. (2) Treasury Notes               85%
(6-1/2-10 year)
-----------------------------------------------------------------------

------------------------------------------------------------------------------
 Treasury Notes (6-1/2-10 year) vs. Municipal Bond Index             75%
------------------------------------------------------------------------------
 Treasury Notes (2 year) vs. Municipal Bond Index                    60%
------------------------------------------------------------------------------
 Treasury Bonds vs. Municipal Bond Index                             75%
------------------------------------------------------------------------------
 Treasury Notes (5 year) vs. Treasury Notes (6-1/2-10 year)          75%
------------------------------------------------------------------------------
 Treasury Notes (5 year) vs. Treasury Bonds                          60%
------------------------------------------------------------------------------
 (5) Treasury Notes (5 year) vs. (2) Treasury Bonds                  75%
------------------------------------------------------------------------------
 Treasury Notes (5 year) vs. Municipal Bond Index                    55%
------------------------------------------------------------------------------
 (5) Treasury Notes (2 year) vs. (2) Treasury Bonds                  65%
------------------------------------------------------------------------------
 Treasury Notes (2 year) vs. Treasury Notes (6-1/2-10 year)          65%
------------------------------------------------------------------------------
 Treasury Notes (2 year) vs. Treasury Notes (5 year)                 85%
------------------------------------------------------------------------------
 (3) Treasury Notes (2 year) vs. (2) Treasury Notes (6-1/2-10        75%
  year)
------------------------------------------------------------------------------
 Treasury Bonds vs. (2) 10 Yr. Agency                                65%
------------------------------------------------------------------------------
 10 Yr. Agency Notes vs. 10 Yr. T-Notes                              80%
------------------------------------------------------------------------------
 (2) 10 Yr. Agency Notes vs. (3) 5 Yr. T-Notes                       75%
------------------------------------------------------------------------------
 (2) 10 Yr. Agency Notes vs. (3) 2 Yr. T-Notes                       65%
------------------------------------------------------------------------------
 Iowa Corn Yield vs. Illinois Corn Yield                             50%
------------------------------------------------------------------------------
 Iowa Corn Yield vs. Indiana Corn Yield                              50%
------------------------------------------------------------------------------
 Iowa Corn Yield vs. Nebraska Corn Yield                             50%
------------------------------------------------------------------------------
 Iowa Corn Yield vs. Ohio Corn Yield                                 50%
------------------------------------------------------------------------------
 Iowa Corn Yield vs. U.S. Corn Yield                                 70%
------------------------------------------------------------------------------
 Illinois Corn Yield vs. Indiana Corn Yield                          70%
------------------------------------------------------------------------------
 Illinois Corn Yield vs. Nebraska Corn Yield                         50%
------------------------------------------------------------------------------
 Illinois Corn Yield vs. Ohio Corn Yield                             50%
------------------------------------------------------------------------------
 Illinois Corn Yield vs. U.S. Corn Yield                             70%
------------------------------------------------------------------------------
 Indiana Corn Yield vs. Nebraska Corn Yield                          50%
------------------------------------------------------------------------------
 Indiana Corn Yield vs. Ohio Corn Yield                              70%
------------------------------------------------------------------------------
 Indiana Corn  Yield vs. U.S. Corn Yield                             70%
------------------------------------------------------------------------------
 Nebraska Corn Yield vs. Ohio Corn Yield                             50%
------------------------------------------------------------------------------
 Nebraska Corn Yield vs. U.S. Corn Yield                             70%
------------------------------------------------------------------------------
 Ohio Corn Yield vs. U.S. Corn Yield                                 70%
------------------------------------------------------------------------------
 *  Both positions must be on the same side of the market (long or short).
------------------------------------------------------------------------------
 Crush Spread (Same Crop Year) Soybeans (September
 Forward) vs.
------------------------------------------------------------------------------
 Soybean Meal (October Forward) vs.
------------------------------------------------------------------------------
 Soybean Oil (October Forward)                                       80%
------------------------------------------------------------------------------
 Crush Spread
------------------------------------------------------------------------------
   (10) Soybeans
------------------------------------------------------------------------------
   vs. (11) Soybean Meal
------------------------------------------------------------------------------


   vs. (9) Soybean Oil                                          80%
------------------------------------------------------------------------------
  For the purpose of this paragraph, a crush spread is a position of 5,000 bushels of soybeans against one contract of soybean meal and one contract of soybean oil or a ratio of contracts that conforms to generally accepted soybean processor crush relationships. The number of crush spreads is limited to the net positions within any of the commodities.
------------------------------------------------------------------------------

Spread                                                 Spread Credit %
--------------------------------------------------------------------------
1:1:1:4 DJTA/SM/, DJUA/SM/, DJIA/SM/ vs. DJCA/SM/            70%
--------------------------------------------------------------------------
1:2 DJIA/SM/ vs. DJCA/SM/                                    70%
--------------------------------------------------------------------------

(4) INTER-MARKET SPREADS. Inter-market spreads (involving the same commodity) where both sides of the transaction are carried on the books of one member firm shall be margined on the Chicago Board of Trade side as follows (SPAN-does not currently recognize inter-market spreads):

Spread                                                       Spread Credit %
-------------------------------------------------------------------------------
CBOT Wheat vs. Kansas City Board of Trade Wheat              80%
-------------------------------------------------------------------------------
CBOT Wheat vs. Minneapolis Grain Exchange Spring Wheat       70%
-------------------------------------------------------------------------------
Gold (100 oz.) vs. Comex Gold                                50%
-------------------------------------------------------------------------------
(3) Kilo Gold vs. (1) Comex Gold                             50%
-------------------------------------------------------------------------------
Silver (5000 oz.) vs. Comex Silver                           50%
-------------------------------------------------------------------------------
(5) CBOT 1,000 Silver vs. (1) Comex 5,000 Silver             50%
-------------------------------------------------------------------------------
Other inter-market spreads:
-------------------------------------------------------------------------------
(2) CBOT T-Note (2 year) vs. 3 CME Eurodollar                70%
-------------------------------------------------------------------------------
(5) CBOT T-Note (2 year) vs. 2 FINEX T-Note (5 year)         80%
-------------------------------------------------------------------------------
(5) CBOT T-Note (5 year) vs. 2 FINEX T-Note (5 year)         80%
-------------------------------------------------------------------------------
(5) CBOT T-Note (5 year) vs. 2 FINEX T-Note (2 year)         80%
-------------------------------------------------------------------------------
(1) CBOT DJIA/SM/ vs. (1) KCBOT Mini-Value Line              70%
-------------------------------------------------------------------------------
(5) CBOT DJIA/SM/ vs. (2) Value Line                         70%
-------------------------------------------------------------------------------
(1) CBOT DJIA/SM/ vs. (10) Amex Diamonds                    $800
                                                            (per CBOT side)
-------------------------------------------------------------------------------

(5) INTER-MARKET SPREADS FOR CBOT AND MIDAM CONTRACTS

(a) Customers
--- ---------
For purposes of Regulations 431.03 and 431.05, any spread or other recognized strategy specified therein may consist of a combination of positions in Chicago Board of Trade and MidAmerica Commodity Exchange (MidAm) contracts, provided that each MidAm position in such a combination is equivalent in size, and is in the same commodity, as is specified with respect to a Chicago Board of Trade position.

(b) Non-Clearing Members
--- --------------------
For purposes of Regulations 431.01, 431.03 and 431.06, any spread or other recognized strategy specified therein may consist of a combination of positions in Chicago Board of Trade and MidAmerica Commodity Exchange (MidAm) contracts, provided that each MidAm position in such a combination:

    -- is equivalent in size, and is in the same commodity, as is specified with respect to a Chicago Board of Trade position;

        and

    -- is in a contract in which the non-clearing member has MidAm membership privileges.

431.03A Margins-Spreads involving soybeans versus only crude soybean oil or only soybean meal or spreads involving crude soybean oil versus soybean meal do not meet the requirements of Paragraph 4(a) of Regulation 431.03 and, therefore, do not qualify for margins on one side only. 34R (08/01/94)

431.03B Margins-The Rules Committee was asked the following questions:

(1) Is it permissible for a carrying broker to maintain an account with a bank where it is specified that the deposits therein are made at the request of a particular client - such funds not necessarily being those of the client.

(2) Is it permissible to maintain such an account, limiting it to the amounts deposited by such client.

    The Committee is unanimously of the opinion that these practices are a violation of the Association's minimum margin Rules and Regulations. They constitute the extending of credit for margins. 40R (08/01/94)

431.04  Notice of Undermargined Omnibus Accounts-(See 285.05) (08/01/94)

431.05 Margin on Options-Under the provisions of Rule 431.00, the Board hereby establishes that minimum margins for option transactions will be determined by the *Standard Portfolio Analysis of Risk- (SPAN-) margin calculations.

     Maintenance margin will equal the maximum of:

     (a) Market Risk Margin calculation

     (b) Extreme Market Risk calculation

     (c) Gross Short Option calculation

     (d) Initial margins for each commodity are identified in Regulations 431.03(1), (2) and (3).

     For all long option positions premium must be paid in full when the position is initiated. See Regulations 1305.01, 1605.01, 2205.01, 2705.01, 2805.01, 2905.01, 3005.01, 3105.01, 3205.01, 3305.01, 3505.01, 3605.01,
     3805.01, 4405.01, 4605.01, 5205.01 and 5805.01.

     The values of the following policy variables will be determined by the Board of Directors:

     1. Normal range of futures price changes.

     2. Normal range of implied volatility changes.

     3. Intermonth spread margin for determining intermonth spread risk.

     4. Extreme range of futures price changes.

     5. Backup margin collection ratio for the Extreme calculation.

     6. Gross short option assessment level.  (02/01/01)

431.06 Margin on Options-Non-Clearing Members--A non-clearing member who makes his own option trades or who on the Floor gives his orders for option trades which are exclusively for his account shall be subject solely to the provisions of the *Standard Portfolio Analysis of Risk-margin (SPAN-).

     Maintenance margin will equal the maximum of:

     (a) Market Risk Margin calculation.

     (b) Extreme Market Risk calculation.

     (c) Gross Short option calculation.

For all long option positions premium must be paid in full when the position is initiated. See Regulations

1305.01, 1605.01, 2205.01, 2705.01, 2805.01, 2905.01, 3005.01, 3105.01, 3205.01,
3305.01, 3505.01, 3605.01, 3805.01, 4405.01, 4605.01, 5205.01 and 5805.01.
(02/01/01)

*"SPAN-" and "Standard Portfolio Analysis of Risk-" are trademarks of the Chicago Mercantile Exchange. The Chicago Mercantile Exchange assumes no liability in connection with the use of SPAN by any person or entity.

B.  Inter-Market Option Spreads--(See 431.03) section 5  (04/01/00)

432.00 Customers' Securities--The improper use of a customer's securities is inconsistent with just and equitable principles of trade. 211 (08/01/94)

433.00 Agreement for Use of Securities--An agreement between a member and a customer, authorizing the member to pledge securities, either alone or with other securities carried for the account of the customer, either for the amount due thereon or for a greater amount, or to lend such securities, does not justify the member in pledging or loaning more of such securities than is fair and reasonable in view of the indebtedness of said customer to said member.

No form of general agreement between a member and a customer shall warrant the member in using securities carried for the customer for delivery on sales made by the member for his own account, or for any account in which the firm or corporation of said member or of any general or special partner therein is directly or indirectly interested. 212 (08/01/94)

433.01 Construction of Rules 432.00 and 433.00--A customer's wholly owned securities and/or excess collateral (securities in excess of the approximate amount required to enable the member carrying the account to finance it) must be segregated in a manner which clearly identifies their ownership. The member carrying the account shall keep a record of the location of such segregated securities and the means by which their ownership may be identified. When such securities are in the custody of another broker, the member carrying the account shall keep such other broker fully informed at all times as to the specific securities to be segregated. This Regulation applies to both odd lots and round lots. (08/01/94)

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Ch4 Transfer Trades/Exchange Service Fees

443.00 Exempt Transactions--The provisions of the Rules and Regulations respecting member rates of commission and brokerage rates shall be superseded not later than March 4, 1978. 219A (08/01/94)

444.01 Transfer Trades; Exchange of Futures for Physicals and Give-up Transactions--Transfer trades, or office trades, are defined and limited to trades made upon the books of a commission merchant for the purpose of: (a) transferring existing trades from one account to another within the same office where no change in ownership is involved; or, (b) transferring existing trades from the office of one commission merchant to the office of another commission merchant where no change in ownership is involved, provided that no such transfer may be made for the purpose of evading and avoiding delivery on such trades and provided further that if such transfer is made after receipt from the Clearing House of a notice of intention to deliver applicable to such trades, then the notice of intention to deliver must be passed through the Clearing House along with the trades so transferred and the Clearing House shall thereupon pass the notice of intention to deliver to the commission merchant to whom such transfer has been made and delivery shall be taken by such commission merchant; or, (c) exchanging futures for cash commodities or in connection with cash commodities transactions; or, (d) to establish the prices of cash commodities; or, (e) correcting errors on cleared trades, provided the original trade documentation confirms the error and the special clearing code or screen designated by the Board of Directors has been used to identify these transfers; or (f) transferring trades executed on behalf of another commission merchant from the account of the executing commission merchant to the account of the other commission merchant customer where no change of ownership is involved, provided that the special clearing code or screen designated by the Board of Directors has been used to identify these transfers. The Business Conduct Committee ("BCC") may, in its discretion, upon written request, exempt a transfer trade from the requirements of this provision providing that the transfer trade is made for the purpose of combining the positions held by two or more commodity pools which are operated by the same commodity pool operator and traded by the same commodity trading advisor, pursuant to the same strategy, into a single account so long as the transfer does not result in the liquidation of any open positions, and the pro rata allocation of interests in the consolidating account does not result in more than a de minimize change in the value of the interest of any pool participant and such other transfers as the BCC, in its discretion, shall exempt in connection with or as a result of, a merger, asset purchase, consolidation or similar non-recurring transaction between two or more entities where one or more entities become the successor in interest to one or more other entities.

Give-up transactions must be transferred in accordance with the procedure provided in subparagraph (f) above. In the case of give-up transactions, the commission merchant ("executing commission merchant") executing a trade on behalf of another commission merchant (the "carrying commission merchant") (including such carrying commission merchant's customers) must submit the trade to the Clearing House for clearing, and remains responsible for the clearing and settlement of such trade as prescribed by the Clearing House. Executing commission merchants and carrying commission merchants must utilize an automated invoicing system for commission payments resulting from give-up transactions, as determined by the Board of Directors. Notwithstanding the foregoing, the executing commission merchant, carrying commission merchant and, as applicable, the customer on the account at the carrying commission merchant for which the trade is executed, may by agreement set out their respective obligations and financial responsibility to one another relating to the transfer of the trade.

Exchange of futures in connection with cash commodity transactions or of futures for cash commodities may be made at such prices as are mutually agreed upon by the two parties to the transaction. All transactions involving exchanges of futures in connection with cash commodity transactions or of futures for cash commodities transactions involving CBOE 50 and CBOE 250 Stock Index futures shall be priced within the day's trading range.

All transfer trades made between the offices of two commission merchants and all office trades made in connection with cash commodity transactions or the exchange of futures for cash commodities shall be

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designated by proper symbol as transfer or office trades and must be cleared through the Clearing House in the regular manner.

Transfer trades must be made at the same price or prices which appear on the books of the transferring commission merchant, and the transfer must also show the date when such trade or trades were originally made; provided, however, that those transfers involving a debtor as defined by and in accordance with Regulation 272.02 shall retain the original trade date for purposes of delivery but shall be entered on the books of the transferee at the settlement price on the day of the transfer. In addition, each party to transfer trade transactions shall file with the Clearing House a memorandum stating the nature of the transaction, whether the transaction has resulted in a change of ownership, the kind and quantity of cash commodity, if any is involved, the kind, quantity and price of the commodity future, the name of the opposite Clearing member, if any, and such other information as the Clearing House may require. 1809A (09/01/98)

444.01A Transfer Trades and Inter-Market Spreads - - Owing to the fact that some questions have arisen as to what may properly be handled in the way of give-ups, as office trades or transfer trades, particularly in connection with the new Commodity Exchange Act, the Directors have found it necessary to clarify this situation with certain interpretations which will be mailed to all members shortly. In the meantime, there is one point which seems important because of the past custom of the trade, and we wish to call attention to it. In case a house has spread orders between markets at a guaranteed difference, such as buying Winnipeg or Minneapolis or Kansas City and selling Chicago at a fixed difference, it has been customary in the past in the event they found some other house going the other way at the same difference to exchange futures in the two markets in order to consummate the spread. In other words, this was done by give-ups rather than by pit executions. Under the new interpretation, such a give-up is not permissible, inasmuch as it involves a change of ownership and is not a give-up against a cash transaction, as interpreted by the Commodity Exchange Act or the Board of Trade Rules. Accordingly, it will not be permissible to exchange futures in the form of give-ups under such circumstances, which will compel the actual filling of these limited spreads by means of pit executions.

While this appears to work a certain amount of hardship, it seems to be required in order to conform to the law and to the Rules of the Association; and, accordingly, attention is directed to it in order to avoid possible confusion where spreads are being worked between two markets. (08/01/94)

444.01B Prohibition on Exchange of Futures for Cash Commodities Involving Multi-Parties--The exchange of futures for cash commodities or in connection with cash commodity transactions may only occur when the buyer of the futures contracts is the seller of the cash commodity and the seller of the futures contracts is the buyer of the cash commodity. The transaction must be submitted to the clearing house by a clearing firm acting on its own behalf or for the beneficial account of a customer who is a party to the transaction. (08/01/94)

444.02 Clearance of Exchanges of Futures for Physicals Transactions--With respect to the futures portion of an exchange of future for physical transaction, clearing firm on opposite sides of the transaction must subsequently approve the terms of the transaction, including the clearing firm (division), price, quantity, commodity, contract month and date prior to submitting the transaction to the Clearing House. (08/01/94)

444.03 Transfer Trades in a Delivery Month--During the delivery month and 2 business days prior to the first delivery day, (or in the case of crude petroleum during position month) transfer trades for the purpose of offsetting existing positions where no change of ownership is involved are prohibited when the date of execution of the position being transferred is not the same as the transfer date. Positions carried at different houses for the same owner 2 business days prior and to a delivery month and thereafter (or in the case of crude petroleum during position month) are required to be offset in the pit or through the normal delivery process. The receiving firm has the responsibility to assure compliance with this regulation. (08/01/94)

450.00  Exchange Service Fees--
(a) members, membership interest holders and member firms. Each Full and Associate Member, Membership Interest Holder and member firm shall be obligated to pay to the Association, at such times and in such manner as the Board may prescribe, a transaction fee of 5 cents for each contract

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

     (1) for such Member's or Membership Interest Holder's own account; (2) for such member firm's account; and (3) executed by such Member or Membership Interest Holder on the Floor of the Association as a floor broker for the account of others. The maximum of fees paid hereunder per year by any Full or Associate Member in respect to contracts described in categories (1) and
     (3) above, shall be $25,000.

(b) non-member. Effective on the date set by Regulation adopted by the Board, each member or registered eligible business organization handling the funds of non-member customers shall include, in the statements to each customer, an Exchange Service Fee of 50 cents for each Board of Trade futures contract bought, sold or delivered for the account of the non-member customer. All Exchange Service Fees collected from non-member customers shall be remitted by the member or registered eligible business organization to the Association at such times and in such manner as the Board may prescribe. The Exchange Service Fees remitted to the Association in respect to nonmember transactions shall be expended only for purposes determined by the Board to be of benefit to non-member customers and other market participants.

(c) licensed contract fee. In addition to the fee specified in Rule 450.00(b), a Licensed Contract Fee of 25 cents per contract shall apply for non-member transactions in Dow JonesSM and Municipal Bond Index contracts. This fee shall be collected and remitted in the same manner as is specified in Rule 450.00(b).

(d) EFP surcharge. In addition to the fees specified in Rule 450.00(a) or 450.00(b), as applicable, a surcharge of 10 cents per contract shall apply to Exchange for Physicals ("EFP") transactions.

     Members, Membership Interest Holders and member firms shall be obligated to pay these surcharges to the Association in the same manner as is specified in Rule 450.00(a). Surcharges applicable to non-member transactions shall be collected and remitted in the same manner as is specified in Rule 450.00(b).

(e) revenue. The Board shall have the authority in its discretion to suspend member transaction fees, fees on the execution of trades and non-member Exchange Service Fees at any time during a fiscal year upon making a determination that year-to-date Exchange revenues have attained a sufficient level to render the further collection of such fees unwarranted.

(f) reports. Each member or registered eligible business organization subject to the provisions of this Rule shall submit to the Association such reports as the Board may deem necessary for the administration of this Rule.

(g) enforcement. No member or registered eligible business organization shall be obligated to the Association for the payment of Exchange Service Fees attributable to non-member transactions except to the extent that such fees are collected from non-member customers; provided, however, that each member or registered eligible business organization responsible for the collection of Exchange Service Fees shall make a bona fide and diligent effort to collect such amounts and shall not have the right, without prior approval of the Association, to release or forgive any indebtedness of a non-member to the Association for Exchange Service Fees. In the event of delinquencies in the payment of Exchange Service Fees by a non-member, the Board in its discretion may order that further trading in the accounts of such non-member shall be for liquidation only until the indebtedness is paid.

(h)  special assessments. This Rule shall not be construed to supersede Rule
     240.00 in any way nor to abrogate the responsibility and right of the Board to levy such additional assessments, charges or fees pon the membership as may be necessary to meet the obligations of the Association. 136 (01/01/01)

450.01 Exchange Service Fees - Payment of the Exchange Service Fee in respect to transactions executed by a Member, Membership Interest Holder, or Delegate on the Floor as a floor broker for the account of others, under Rule 450.00, must be remitted to the Exchange's Accounting Department within thirty days commencing from the date of the Exchange's invoice to the member. Failure to pay the invoiced transaction fees within the prescribed thirty days may result in the suspension (pursuant to the provisions of Exchange Regulation 540.06) of the defaulting member's membership privileges, including

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floor access and the benefit of member transaction fees.

Payment of the Exchange Service Fee in respect to transactions for Members' Membership Interest Holders' or Delegates' own accounts or Member firms' accounts, under Rule 450.00, must be remitted to the Exchange's Accounting Department by the member firm clearing such transactions within twenty-one days commencing from the date of the Exchange's invoice to such clearing member firm.

Payment of the Exchange Service Fee in respect to non-member transactions under Rule 450.00 executed on or after May 1, 1974 shall be as follows:

(1) Not later than the last business day of each month, each member or registered eligible business organization handling the funds of non-member customers shall submit to the Treasurer of the Association a report, in a form prescribed by the Association showing the number of non-member transactions (whether purchases, sales or deliveries) executed on change during the preceding month, and the identity of non-members more than 60 days in arrears in the payment of Exchange Service Fees.

     Such report should be accompanied by the remittance of all Exchange Service Fees collected since the last remittance date.

(2) As soon as practicable following the end of each fiscal year, the Association shall compute the total amount of Exchange Service Fees received by it in respect to non-member transactions. If such total exceeds all assessments paid by members under Rule 240.00 and all Exchange Service Fees upon memberships under Rule 450.00 in the same fiscal year, the excess shall be accumulated in a segregated contingency reserve fund. The reserve fund may only be dispursed by separate action of the Board and then only for those purposes identified in Rule 450.00.

(3) No member or registered eligible business organization shall identify on its statements to nonmember customers any charge as an "Exchange Service Fee" unless the amount shown is actually due and payable to the Association under Rule 450.00. (08/01/00)

450.01A   Exchange Service Fees - BE IT RESOLVED, that Regulation 450.01 be adopted with effective date of April 1, 1974 for Exchange Service Fees on member transactions and May 1, 1974 for Exchange Service Fees on non-member transactions. (08/01/94)

450.01B   Options Transactions - BE IT RESOLVED, that pursuant to the Board's authority set forth in Rule 450.00 (a) and (b), the collection and payment of all member and non-member transaction fees that otherwise would be applicable to transactions in options on Treasury Bond futures shall be waived for any such transactions made prior to March 31, 1983. (08/01/94)

450.01C   Exchange Service Fees - BE IT RESOLVED, that pursuant to the Board's authority set forth in Rule 450.00 (a) ane (b) the collection and payment of all non-member transaction fees that otherwise would be applicable to transactions in Major Market Index or AMEX Market Value Index futures contracts shall be waived to the extent of forty eight cents per contract for the account of a member or member firm of the American Stock Exchange. (08/01/94)

450.02 Member's Own Account and Member Firm's Account - For the purpose of implementing Rule 450.00, the terms "member's own account" in subsection (a)(1) and "member firm's account" in subsection (a)(2) shall refer only to those commodity futures or commodity options trading accounts that are wholly owned by and held in the name of one or more members, member firms, or entities which are wholly-owned by one or more members or member firms or which wholly own a member firm. No other direct or indirect affiliate of a member firm shall be entitled to member transaction fees. The term "member firm" shall refer only to a firm registered with the Exchange pursuant to Regulation 230.02. An account owned by and held in the name of a non-member individual who is a shareholder, partner, employee, director or officer of a member firm shall not be considered a member firm's account. An account owned by and held in the name of a non-member spouse or other relative of a member shall not be considered a member's account. In addition, for the purpose of Rule 450.00, a commodity futures or commodity options trading account placed in trust shall be deemed a "member's own account" if the following are true: (1) the member is the sole settlor of the trust; (2) the member is one of the trustees of the trust and

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

as such trustee, has sole control over the investment-making decision of the trust; (3) the beneficiaries of the trust include only the member, the member's spouse and/or the member's descendants; (4) the trust declaration expressly incorporates the Rules and Regulations of the Exchange, as may be amended; (5) the interest in the trust that inures to the beneficiaries of the trust shall be subject to all Rules and Regulations of the Exchange, as may be amended; and (6) the non-member trustee, if any, expressly agrees in the trust declaration, to be subject to all Rules and Regulations of the Exchange, as amended. The member must provide to the Exchange, via the Member Services Department, a copy of the trust declaration creating the trust described in the preceding sentence as well as any amendments thereto along with a letter from an attorney stating that in the attorney's opinion, the trust created is designed to achieve the estate planning objectives of the member. Upon the member's death or if the member is adjudged incompetent, any commodity futures or commodity options trading account placed in trust pursuant to this section by such member will be treated as a non-member trading account and will be subject to Exchange Service Fee set forth in Rule 450.00(b). (07/01/99)

450.03 Exchange Service Fees for Professional Trading Firms - (a) In addition to the Exchange Service Fee assessed pursuant to Rule 450.00(a), any member firm that is or should be registered under Regulation 230.02(6) and that is not wholly-owned by members or member firms shall also be obligated to pay to the Association, at such times and in such manner as the Board may prescribe, an additional transaction fee of 3.5 cents for each contract for such member firm's account. For the purpose of the previous sentence, "members" shall mean those individuals who own or have delegated to them any of the following memberships or membership interests: Full, Associate, COM or IDEM.

(b) This Regulation 450.03 shall not apply to those member firms whose employee-members(s) personally execute(s), on the trading floor and/or on the e-cbot electronic trading system for the eligible business organization's proprietary account, at least five hundred thousand (500,000) contracts in its first year as a member firm of the Exchange and at least 1 million (1,000,000) contracts for each calendar year thereafter. (09/01/00)

450.04 Exchange Service Fees - Adjustments - Exchange Service Fee adjustments may be granted to or required of member firms which have made overpayments or underpayments to the Exchange as a result of the incorrect identification of member or non-member accounts. However, such adjustments will not be made or required for any time period which is earlier than five years before the month-end preceding the date when a rebate request is made by the firm or which is earlier than five years before the end of the audit period selected by the Exchange. Interest and/or costs may be assessed in accordance with policies established by the Regulatory Compliance Committee. (01/01/99)

450.05 Fees -- Members and member firms will be granted lower fees than non-members. (11/01/00)

450.06 Member Fee Cap Clarification - The maximum amount of fees paid of $25,000 as described in Rule 450.00 (a) applies only to trades executed on the Exchange trading floor and not to trades executed through the a/c/e trading platform. (03/01/01)

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Ch4 Adjustments

460.01    Errors and Mishandling of Orders - (See 350.04)  (08/01/94)
460.02    Checking and Reporting Trades - (See 350.02)  (08/01/94)
460.03    Failure to Check Trades - (See 350.01)  (08/01/94)
460.04    Price of Execution Binding - (See 331.01)  (08/01/94)

Ch4 Customer Orders

465.01 Records of Customers' Orders - Immediately upon receipt in the sales office of a customer order each member or registered eligible business organization shall prepare a written record of the order. It shall be dated and time-stamped when the order is received and shall show the account designation, except that in the case of a bunched order the account designation does not need to be recorded at that time if the order qualifies for and is executed pursuant to and in accordance with CFTC Regulation 1.35(a-1)(5). The order shall also be time-stamped when it is transmitted to the Floor of the Exchange and when its execution, or the fact that it is unable to be executed, is reported from the Floor of the Exchange to the sales office. All time-stamps required by this paragraph shall show the time to the nearest minute.

Immediately upon receipt on the Floor of the Exchange of a customer order, each member or registered eligible business organization shall prepare a written record of the order. It shall be dated and time-stamped when the order is received on the Floor and shall show the account designation, except that in the case of a bunched order the account designation does not need to be recorded at that time if the order qualifies for and is executed pursuant to and in accordance with CFTC Regulation 1.35(a-1)(5). The order shall also be time-stamped:
(a) when it is transmitted to the floor broker if it is not transmitted immediately after it is received on the Floor, and

(b) if the written order is transmitted to the floor broker, when the order is received back from the floor broker, or

(c) if the order is transmitted to the floor broker verbally or by hand signals, when a report of its execution, or the fact that it is unable to be executed, is received from the floor broker.

Only time-stamps which are specified by the Exchange and synchronized with the Exchange Floor master clock may be used on the Exchange Floor.

It shall be an offense against the Association to manipulate or tamper with any time-stamp on the Exchange Floor, so as to put it out of synchronization with the master clock. Records of customer orders executed through the Exchange's Project A system facility shall be governed by 9B.20.

Any errors on written records of customer orders prepared on the Floor of the Exchange may be corrected by crossing out the erroneous information without obliterating or otherwise making illegible any of the originally recorded information. (07/01/99)

465.02    Application and Closing Out of Offsetting Long and Short Positions -

(a) APPLICATION OF PURCHASES AND SALES. Any commission merchant, subject to the Rules of the Association, who

    (1) Shall purchase any commodity for future delivery for the account of any customer (other than the "Customers' Account" of another commission merchant) when the account of such customer at the time of such purchase has a short position in the same future of the same commodity on the same market, or

    (2) Shall sell any commodity for future delivery for the account of any customer (other than the "Customers' Account" of another commission merchant) when the account of such customer at the time of such sale has a long position in the same future of the same commodity on the same market, or

    (3) Shall purchase a put or call option for the account of a customer when the account of such customer at the time of such purchase has a short put or call option position in the same option series as that purchased, or

    (4) Shall sell a put or call option for the account of a customer when the account of such customer at the time of such sale has a long put or call option position in the same option series as that sold

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

     shall on the same day apply such purchase or sale against such previously held short or long futures or options position, as the case may be, and shall promptly furnish such customer a purchase and sale statement showing the financial result of the transactions involved.

(b) CUSTOMERS'S INSTRUCTIONS. In all instances wherein the short or long futures or options position in such customer's account immediately prior to such offsetting purchase or sale is greater than the quantity purchased or sold, the commission merchant shall apply such offsetting purchase or sale to such portion of the previously held short position as may be specified by the customer. In the absence of specific instructions from the customer, the commission merchant shall apply such offsetting purchase or sale to the oldest portion of the previously held long or short position, as the case may be. Such instructions also may be accepted from any person who, by power of attorney or otherwise, actually directs trading in the customer's account unless the person directing the trading is the commission merchant (including any partner thereof), or is an officer, employee, or agent of the commission merchant. With respect to every such offsetting transaction that, in accordance with such specific instructions, is not applied to the oldest portion of the previously held futures or options position, the commission merchant shall clearly show on the purchase and sale statement issued to the customer in connection with the futures or options transaction, that as a result of the specific instructions given by or on behalf of the customer the transaction was not applied in the usual manner i.e., against the oldest portion of the previously held futures or option position. However, no such showing need be made if the commission merchant has received such specific instructions in writing from the customer for whom such an account is carried.

(c)  IN-AND-OUT TRADES; DAY TRADES. Notwithstanding the provisions of paragraphs
     (a) and (b) above, this Regulation shall not be deemed to require the application of purchases or sales closed out during the same day (commonly known as "in-and-out trades" or "day trades") against short or long positions carried forward from a prior date.

(d)  EXCEPTIONS. The provisions of this Regulation shall not apply to:

     (1) purchases or sales of futures contracts for the purpose of covering the granting of options on a contract market, if such purchases or sales are accompanied by instructions and other evidence that such futures contracts are cover for granted options.

     (2) Purchases or sales constituting "bona fide hedging transactions" as defined in C.F.T.C. Regulation 1.3(z).

     (3) sales during a delivery period for the purpose of making delivery during such delivery period if such sales are accompanied by instructions to make delivery thereon, together with warehouse receipts or other documents necessary to effectuate such delivery.

     (4) Purchases or sales made in separate account of a commodity pool, provided that:

          (i) The trading for such pool is directed by two or more unaffiliated commodity trading advisors acting independently, each of which is directing the trading of a separate account;

          (ii) The commodity pool operator maintains only such minimum control over the trading for such pool as is necessary to fulfill its duty to supervise diligently the trading for such pool;

          (iii) Each trading decision made by a commodity trading advisor for such pool is determined independently of all trading decisions made by any other commodity trading advisor for such pool;

          (iv) The purchases and sales for such pool directed by different commodity trading advisors acting independently are executed by open and competitive means on or subject to the rules of a contract market; and

          (v) No position held for or on behalf of separate pool accounts traded in accordance with paragraphs (d) (4) (i), (d) (4) (ii),
                 (d) (4) (iii) and (d) (4) (iv) of this section may be closed out by transferring such an open position from one of the separate accounts to another account of the pool.

     (5) Purchases or sales made in separate accounts owned by a customer or option customer, provided that:

          (i) Each person directing trading for one of the separate accounts is unaffiliated with and acts independently from each other person directing trading for a separate account;

          (ii) Each person directing trading for one of the separate accounts, unless he is the account owner himself, does so pursuant to a power of attorney signed and dated by the customer, and which includes, at a minimum, the name, address and telephone number of the person directing trading and the account number over which such power is granted;

          (iii) Each trading decision made for each separate account is determined independently of all trading decisions made for the other separate account or accounts;

          (iv) The purchases and sales for such accounts are executed by open and competitive means on or subject to the rules of a contract market;

          (v) No position held for or on behalf of separate accounts traded in accordance with paragraphs (d) (5) (i), (d) (5) (ii), (d)
                 (5) (iii) and (d) (5) (iv) of this section may be closed out by transferring such an open position from one of the separate accounts to another of such accounts; and

          (vi) The customer or option customer and each person directing trading for the customer or option customer provides the futures commission merchant with written confirmation that the trading and the operation of the customer's or option customer's accounts will be in accordance with paragraphs (d)
                 (5) (i), (d) (5) (ii), (d) (5) (iii), (d) (5) (iv) and (d) (5)
                 (v) of this section. The written confirmation must be signed and dated, and received by the futures commission merchant before it can avail itself of this exception provided by this paragraph.

     (6) Purchases or sales made in separate accounts of a p|) }) anted an exemption in accordance with 425.05 and 495.05 of this chapter, provided that:

          (i) The purchases and sales for such accounts are executed in open and competitive means on or subject to the rules of a contract market; and

          (ii) No position held for or on behalf of separate accounts traded in accordance with this paragraph may be closed out by transferring such an open position from one of the separate accounts to another of such accounts.

     (7) Purchases or sales held in error accounts, including but not limited to floor broker error accounts, and purchases or sales identified as errors at the time they are assigned to an account that contains other purchases or sales not identified as errors and held in that account ("error trades"), provided that:

          (i) Each error trade does not offset another error trade held in the same account;

          (ii) Each error trade is offset by open and competitive means on or subject to the rules of a contract market by not later that the close of business on the business day following the day the error trade is discovered and assigned to an error account or identified as error trade, unless at the close of business on the business day following the discovery of the error trade, the relevant market has reached a daily price fluctuation limit and the trader is unable to offset the error trade, in which case the error trade must be offset as soon as practicable thereafter; and

          (iii) No error trade is closed out by transferring such an open position to another account also controlled by that same trader.

     (8) Purchases or sales held in the separate accounts of a customer who has granted discretionary authority to a futures commission merchant, an associated person of a futures commission merchant, or a commodity trading advisor trading separate trading programs which have been marketed separately, provided that:

          (i) The purchases or sales for such accounts are executed in open and competitive means on or subject to the rules of a contract market; and

          (ii) No position held for or on behalf of separate accounts traded in accordance with this paragraph (d)(8) may be closed out by transferring such an open position from one of the separate accounts to another of such accounts.

(e) With respect to the exception from the provisions of this section set forth in paragraph (d) (5) of this section, if a futures commission merchant that carries the separate accounts of a customer or option customer, or if an associated person of such futures commission merchant, directs trading for one of the separate accounts:

     (1) the futures commission merchant must first furnish the customer or option customer with a written statement disclosing that, if held open, offsetting long and short positions in the separate accounts may result in the charging of additional fees and commissions and the payment of additional margin, although offsetting positions will result in no additional market gain or loss. Such written statement shall be attached to the risk disclosure statement required to be provided to a customer or option customer under CFTC Regulation 1.55. (07/01/94)

465.02A   Exchange's No Position Stance on FCM's Internal Bookkeeping
Procedures - The Exchange takes no position regarding the internal bookkeeping procedures of a commission merchant who, for the convenience of a customer, may hold concurrent long and short position in the same commodity, month (and strike price). This does not relieve the commission merchant of its responsibilities under Regulation 465.02 of offsetting the position for Exchange reporting purposes (i.e., Large Trader, Open Interest and Long Positions Eligible for Delivery) and promptly furnishing the customer a purchase and sale statement showing the financial result of the transactions involved. (08/01/94)

465.03 Orders and Cancellations Accepted On A 'Not Held' Basis - (See 337.01) (08/01/94)

465.04 Records of Floor Order Forms - Clearing Members shall establish and maintain procedures that will assure the complete accountability of all floor order forms used on the Exchange Floor. Machine and handwritten orders are required to be machine sequentially prenumbered and maintained by the firm in sequential order. (08/01/94)

465.05 Floor Order Forms - All floor orders must be in a form approved by the Floor Governors Committee or an employee of the Office of Investigations and Audits designated by the Floor Governors Committee.

Floor order forms must be machine sequentially prenumbered and contain the following machine preprinted information:

(1)  the name of the Clearing Member;

(2)  bracket designations,

(3)  a space designated for the customer account number; and

(4)  a space designated for the executing broker identification.  (08/01/94)

465.06 Broker's Copy of Floor Orders - Upon request, a clearing firm must provide its broker, in an expeditious and reasonable manner, with a copy of every floor order he is asked to execute. (08/01/94)

465.07 Designation of Order Number Sequences - To facilitate Exchange monitoring of order flow volume, the Exchange may prescribe particular sequences of order form numbers for member firms to use in specified areas of the Exchange Floor. (07/01/94)

465.08 Post-Execution Allocation - All trades entered and executed in accordance with CFTC Regulation 1.35(a-1)(5) regarding orders eligible for post-execution allocation, must be allocated in sufficient time to meet the requirements of the Board of Trade Clearing Corporation trade submission for the trade date of the order. (07/01/99)

466.00    Orders Must be Executed in the Public Market - (See 332.00) (08/01/94)

Ch4 Offices and Branch Offices

475.00 Offices and Branch Offices - Member firms and member sole proprietors may establish offices other than main offices. All offices of member firms and member sole proprietors and employees thereof shall be subject to the Rules and Regulations of the Association, and shall be subject to the jurisdiction of the Business Conduct Committee in connection therewith; provided, however, that the Business Conduct Committee may exempt such offices and employees from any such Rule or Regulation which is incompatible with, in conflict with or unrelated to the functions performed by them. The term "branch office" shall include each branch office or wholly-owned subsidiary of the member firm that solicits, accepts, or services Commodity Futures Contracts or Options and/or is listed by the member firm as a branch office with the National Futures Association.

A branch office must conduct business under the same name as the parent firm or corporation. 129 (01/01/99)

Ch4 APs and Other Employees

480.01 APs - An Associated Person ("AP") is an employee of a member sole proprietor or member firm who solicits, accepts or services business other than in a clerical capacity in commodity futures and commodity options, and who has been granted registration as an Associated Person ("AP") by the Commodity Futures Trading Commission (CFTC) or the National Futures Association (NFA) pursuant to the Commodity Exchange Act. (08/01/94)

480.02 Employers Responsible for APs - Employers, in all instances, shall be responsible for the acts and omissions of their APs and branch office managers. (08/01/94)

480.09 Other Employees - The Business Conduct Committee may require that the name, remuneration, term of employment and actual duties of any employee of a member or of a member firm shall be stated to the Committee, together with such other information with respect to the employee as the Committee may deem requisite. The Committee may, in its discretion, disapprove of said employment, remuneration or term of employment. (08/01/94)

480.10 Supervision - Any willful act or omission by which a member fails to ensure compliance with the rules, regulations and bylaws of the Association by such member's partners, employees, agents or persons subject to his supervision shall constitute an offense against the Association by the member.

Any willful act or omission by which a member firm fails to ensure compliance with the rules, regulations and bylaws of the Association by such member firm's partners, directors, officers, employees or agents shall constitute an offense against the Association by the member firm. (07/01/95)

Ch4 Options Transactions

490.00 Application of Rules and Regulations - Unless specifically negated or unless superseded, each Rule or Regulation of the Association pertaining to transactions in future delivery contracts shall apply with equal force and effect to transactions in options. (08/01/94)

490.02 Option Customer Complaints - Each commission merchant engaging in the offer or sale of options pursuant to these Rules and Regulations shall, with respect to all written option customer complaints and oral option customer complaints which result in, or which would result in an adjustment to the option customer's account in an amount in excess of one thousand dollars:

     (1) Retain all such written complaints and make and retain written records of all such oral complaints; and

     (2) Make and retain a record of the date the complaint was received, the employee who serviced the account, a general description of the matter complained of, and what, if any, action was taken by the commission merchant in regard to the complaint. (08/01/94)

490.03 Supervision Procedures - Each commission merchant engaging in the offer or sale of options pursuant to these Rules and Regulations shall adopt and enforce written procedures pursuant to which it will be able to supervise adequately each option customer's account, including but not limited to, the solicitation of such account; provided that, as used in this Regulation, the term "option customer" does not include another commission merchant. (08/01/94)

490.03A   Introducing Brokers Guaranteed by Member FCMs/Supervision
Procedures - The Board of Directors in a special polling held on Friday, February 3, 1984 approved the following Resolution of the Member Services Committee pursuant to Regulation 490.03 of the Association.

     WHEREAS, The Commodity Futures Trading Commission has provided by regulation that introducing brokers operating pursuant to a guarantee agreement with an FCM be permitted to solicit and/or accept orders for exchange-traded options if the Exchange of which the guarantor FCM is a member has adopted rules which govern the commodity option related activity of the guaranteed introducing broker; and

     WHEREAS, it is the desire of certain members to permit the solicitation and/or acceptance of Chicago Board of Trade options by introducing brokers guaranteed by a member FCM;

     NOW THEREFORE, be it -

RESOLVED, that each Rule or Regulation of the Association pertaining to the options sales practices of members or their employees shall apply with equal force and effect to the options sales practices of introducing brokers who are operating pursuant to a guarantee agreement with a member FCM and such member FCM shall be fully responsible therefor, and that this Resolution shall remain in effect until rescinded by a vote of the members or until such time as the National Futures Association or other registered futures association adopts rules which are approved by the Commodity Futures Trading Commission to govern the commodity option related activity of such guaranteed introducing brokers. (08/01/94)

490.05 Disclosure - Each commission merchant engaging in the offer or sale of options pursuant to these Rules and Regulations shall enforce the following requirements pertaining to disclosure statements:

     (1) Prior to opening an options account for an options customer, each commission merchant must furnish the options customer with a separate written risk disclosure statement, as set forth and described in Commodity Futures Trading Commission Regulation 33.7, and receive from the options customer an acknowledgement, signed and dated by the options customer, that he received and understood the disclosure statement.

     (2) Each disclosure statement and acknowledgement must be retained by the commission merchant in accordance with applicable Regulations of the Commodity Futures Trading Commission.

     (3) Prior to the entry into an options transaction pursuant to these Rules and Regulations, each commission merchant or the person soliciting or accepting the order therefor must provide each options customer with all of the information required under the disclosure statement; Provided, further, that the commission merchant must provide current information to an options customer if the information provided previously has become inaccurate.

     (4) Prior to the entry into an options transaction pursuant to these Rules and Regulations, each options customer or prospective options customer shall, to the extent the following amounts are known or can reasonably be approximated, be informed by the person soliciting or accepting the order therefore of the amount of the premium, commissions, costs, fees and other charges to be incurred in connection with the options transaction, as well as the strike price and all costs to be incurred by the options customer if the option is exercised; in addition, the limitations, if any, on the transfer of an options customer's account to a commission merchant other than the one through whom the options transaction is to be executed shall also be provided in writing.

     (5) For the purposes of this Regulation, a commission merchant shall not be deemed to be an options customer. (08/01/94)

490.06 Promotional Material - Each commission merchant engaging in the offer or sale of futures and options pursuant to these Rules and Regulations shall promptly make available upon request to the Office of Investigtions and Audits all promotional material pertaining to trading in such futures and options.

For the purposes of this Regulation, the term "promotional material" includes:

     (1) any text of a standardized oral presentation, or any communication for publication in any newspaper, magazine or similar medium, or for broadcast over television, radio, or other electronic medium, which is disseminated or directed to a customer or prospective customer concerning a commodity futures or option transaction;

     (2) any standardized form of report, letter, circular, memorandum or publication which is disseminated or directed to a customer or prospective customer; and

     (3) any other written material disseminated or directed to a customer or prospective options customer for the purpose of soliciting a futures or options order, including any disclosure statement. (08/01/94)

490.07 Sales Communication - Each commission merchant engaging in the offer or sale of futures and options pursuant to these Rules and Regulations is prohibited from making fraudulent or high-pressure sales communications relating to the offer or sale of such futures and options. (08/01/94)

490.09 Reports by Commission Merchants - Each commission merchant shall make and submit such reports showing options positions held by any of its customers, in such form as may be required from time to time by the Office of Investigations and Audits or the Business Conduct Committee. Specifically, and without limiting the authority of the Office of Investigations and Audits or the Business Conduct Committee under this Regulation, all information needed to comply with Part 16 of the Commission's Regulations (17 CFR Part 16) may be collected from any member. (08/01/94)

============================================================================================
Chapter 5
Disciplinary Proceedings
============================================================================================

     Ch5 Offenses......................................................................
         500.00  Inequitable Proceedings...............................................
         501.00  Fictitious Transactions...............................................
         502.00  Demoralization of Market..............................................
         503.00  Misstatements.........................................................
         504.00  Acts Detrimental to Welfare of the Association........................
         504.00A Transactions in Warehouse Receipts....................................
         505.00  Commodity Exchange Act................................................
         506.00  Reckless Dealing......................................................
         507.00  Investment Trust Corporation..........................................
         508.00  Circulation of Rumors.................................................
         509.00  Other Offenses........................................................
         511.00  Trading on Other Exchanges............................................
         512.00  Insolvency............................................................
         513.00  Announcement of Suspension............................................
         514.00  Insolvent Member......................................................
         515.00  Investigation.........................................................
         515.01  Insolvency............................................................
         516.00  Reinstatement.........................................................
         517.00  Suspended Member......................................................
         518.00  Suspension for Default................................................
         519.00  Decorum Offenses......................................................
         519.00A 505
         519.01  Committee Procedure...................................................
         519.02  Floor Conduct Committee...............................................
         519.03  Bracketing Violations.................................................
         519.04  Pit Committee Supervision and Enforcement of Pit Decorum..............
         519.05  Weapons Prohibition...................................................
         519.06  Submission of Computerized Trade Reconstruction Data..................
         519.07  Sexual Harassment.....................................................
         520.00  Smoking...............................................................
         520.00A Exchange Floor Fines..................................................
         521.00  Floor Access..........................................................

     Ch5 Proceedings...................................................................
         540.00  Proceedings Before The Board..........................................
         540.00A Committee Authority To Refer Matters for Investigation................
         540.01  Review Of Investigation Report........................................
         540.02  Notice and Answer in Connection with Disciplinary Proceedings.........
         540.03  Procedures for Hearings on Charges....................................
         540.04  Disciplinary Decisions................................................
         540.05  Appeals from a Decision of a Disciplinary Committee...................
         540.06  Procedures For Member Responsibility Actions..........................
         540.07  Finality Of Disciplinary Decisions And Member Responsibility Actions..
         540.08  Offers of Settlement..................................................
         540.09  Offers of Settlement..................................................
         540.10  Disciplinary Jurisdiction Over Agricultural Regular Firms.............
         540.11  Appellate Committee...................................................

         540.12  Hearing Committee.....................................................
         540.13  Application of Rules and Regulations..................................
         540.14  Disciplinary Committee Composition....................................
         540.15  Failure to Pay a Disciplinary Fine....................................
         541.00  Special Investigations By Board.......................................
         542.00  Business Conduct Committee............................................
         543.00  Floor Governors Committee.............................................
         543.01  Investigations........................................................
         544.00  Waiver of Hearing.....................................................
         545.00  Testimony And Production Of Books And Records.........................
         545.01  Furnishing Information................................................
         545.02  Record Keeping........................................................
         545.03  Record Keeping Qualifications.........................................
         545.04  Equity Runs Transmission Requirement..................................
         545.05  Maintenance of Telephone Recordings...................................
         546.00  Testimony Before Other Exchanges......................................
         548.00  Incriminating Evidence................................................
         549.00  Depositions of Witnesses..............................................
         550.00  Rehearing.............................................................
         551.00  Financial Compliance Committee........................................

       Ch5 Penalties...................................................................
         560.00  Expulsion and Suspension from Membership..............................
         560.01  Disciplinary Notice...................................................
         560.02  Association Bar.......................................................
         561.00  Suspended or Expelled Member Deprived of Privileges...................
         562.00  Discipline During Suspension..........................................
         563.00  Trade Checking Penalties..............................................

================================================================================
Chapter 5
Disciplinary Proceedings
================================================================================

Ch5 Offenses

500.00 Inequitable Proceedings - It shall be an offense against the Association to violate any Rule or Regulation of the Association or any By-Law or Resolution of the Clearing House, regulating the conduct or business of members, or any agreement made with Association, or engage in fraud, dishonorable or dishonest conduct, or in conduct or proceedings inconsistent with just and equitable principles of trade, or make default relating to the delivery of contracts traded for future delivery (unless such default was unintentional). 141 (08/01/94)

501.00 Fictitious Transactions - It shall be an offense against the Association to create fictitious transactions or to give an order for the purchase or sale of futures or options the execution of which would involve no change in ownership, or to execute such an order with knowledge of its character. 142 (08/01/94)

502.00 Demoralization of Market - Purchases or sales of commodities or securities, or offers to purchase or sell commodities or securities, made for the purpose of upsetting the equilibrium of the market and bringing about a condition of demoralization in which prices will not fairly reflect market values, are forbidden and any member who makes or assists in making such purchase or sale or offers to purchase or sell with knowledge of the purpose thereof, or who, with such knowledge shall be a party to assist in carrying out any plan or scheme for the making of such purchases or sales or offers to purchase or sell, shall be deemed to be guilty of an act inconsistent with just and equitable principles of trade. 143 (08/01/94)

503.00 Misstatements - It shall be an offense against the Association to make a misstatement upon a material point to the Board, or to a Standing or Special Committee, or to the Executive Committee, or to the Board of Governors of the Clearing House, or on an application for membership.

If, after notice and opportunity for hearing in compliance with Regulation
540.02 and 540.03, the Hearing Committee finds that a member, prior to his application for membership, has been guilty of a fradulent, dishonorable, or dishonest act and that the facts and circumstances thereof were not disclosed on his application for membership, the member may be expelled or suspended in accordance with this chapter. 144 (08/01/94)

504.00 Acts Detrimental to Welfare of the Association - It shall be an offense against the Association to engage in any act which may be detrimental to the interest or welfare of the Association. 145 (08/01/94)

504.00A   Transactions in Warehouse Receipts - Rule 504.00

It has come to the attention of the Directors that certain member firms have entered into contracts for the purchase and/or sale for deferred delivery of warehouse receipts for grain in store in Chicago.

In the opinion of the Directors, this practice is unusual and irregular and is in violation of various Rules and Regulations of the Association and is detrimental to the interest and welfare of the Association under Rule 504.00.

You are hereby notified that members are liable to discipline if they enter into contracts for the purchase or sale for deferred delivery of grain in store in Chicago or of warehouse receipts issued against grain in elevators located in the Chicago Switching District.

This interpretation does not affect the purchase and sale of grain for future delivery consummated in accordance with the Rules and Regulations relating to futures contracts; nor sales in store when payment and delivery is made on the following day nor the purchase and sale of warehouse receipts on a 'when

                                 Ch5 Offenses
                                 ------------

delivered' basis entered into after the expiration of trading in a contract and requiring performance on or before the end of the delivery month. 3R (08/01/94)

505.00 Commodity Exchange Act - Any member or any registered eligible business organization adjudged guilty of a violation of the Commodity Exchange Act or of any Regulation or Order thereunder, by the final decision in a federal administrative or judicial proceeding may be deemed to have violated Rule 504.00 of the Association. 603 (04/01/98)

506.00 Reckless Dealing - Reckless and unbusinesslike dealing is inconsistent with just and equitable principles of trade. 146 (08/01/94)

507.00 Investment Trust Corporation - Participation by a member, or by a firm or corporation, registered under the provisions of these Rules and Regulations, in the formation or management of investment trust corporations, or similar organizations, which in the opinion of the Board involve features which do not properly protect the interests of investors therein, may be held to be an act detrimental to the interests or welfare of the Association. 148 (08/01/94)

508.00 Circulation of Rumors - The circulation in any manner of rumors of a sensational character by a member, in any case where such act does not constitute fraud or conduct inconsistent with just and equitable principles of trade, is an act detrimental to the interest or welfare of the Association.

Members shall report to the Secretary any information which comes to their notice as to the circulation of such rumors. 149 (08/01/94)

509.00    Other Offenses

A.   It shall be an offense against the Association to:

(a)  Attempt extortion;

(b)  Trade systematically against the orders or position of his customers;

(c) Manipulate prices of or attempt to corner the market in any commodity or security;

(d)  Disseminate false or inaccurate market information;

(e)  Trade or accept margins after insolvency;

(f) Make any trade for the account of or give up the name of any clearing member without authority from such clearing member;

(g)  Be deprived of the privilege of trading under the Commodity Exchange Act;

(h) Trade for any person deprived of the privilege of trading under the Commodity Exchange Act;

(i) Accept an order or make a trade for the Manager, Assistant Manager, or other employee of the Clearing House except in the exercise of their official duties;

(j)  Fail to comply with an order or award of the Committee of Arbitration. 150

B. No member shall be directly or indirectly interested in or associated in business with, or have his office directly or indirectly connected by public or private wire or other method or contrivance with, or transact any business directly or indirectly with or for

(a)  Any bucket shop; or

(b) Any organization, firm, or individual making a practice of dealing on differences in market quotations; or

(c) Any organization, firm or individual engaged in purchasing or selling commodities or securities for customers and making a practice of taking the side of the market opposite to the side taken by customers. 152 (08/01/94)

511.00 Trading on Other Exchanges - No member of this Association shall be permitted to trade on any exchange in the City of Chicago whose Constitution, By-Laws, Rules, or Regulations prescribe or

                                 Ch5 Offenses
                                 ------------

limit the trading privileges of our members on our own Exchange. 608 (08/01/94)

512.00    Insolvency - (See 270.00) (08/01/94)

513.00    Announcement of Suspension - (See 271.00) (08/01/94)

514.00    Insolvent Member - (See 272.00) (08/01/94)

515.00    Investigation - (See 273.00) (08/01/94)

515.01    Insolvency - (See 273.01) (08/01/94)

516.00    Reinstatement - (See 274.00) (08/01/94)

517.00    Suspended Member - Time for Settlement - (See 276.00) (08/01/94)

518.00    Suspension for Default - (See 278.00) (08/01/94)

519.00 Decorum Offenses - Disorderly conduct, sexual harassment, intentional physical abuse, the use of profane or obscene language, presence in restricted areas, the commission of any other offenses as listed in Ruling 520.00A, or the violation of any Regulation approved by the Board which relates to decorum on the Exchange Floor is a decorum offense. The penalty for any such offense may be a warning, a fine not to exceed $5,000, and/or denial of the privilege of the Floor for a period not exceeding five (5) days, as determined by the Floor Conduct Committee. Such denial shall not be considered to be a suspension.

Except in the case of a minor penalty pursuant to Regulation 519.01 for which no hearing has been requested, the Floor Conduct Committee shall proceed in accordance with Regulations 540.02 through 540.05. The decision of the Floor Conduct Committee may be appealed to the Appellate Committee as provided in Regulation 519.02(d). (01/01/96)

519.00A   Unauthorized entry into the trading areas (see 310.01) shall be deemed to constitute presence in restricted areas. (08/01/94)

519.01    Committee Procedure -

(a) FLOOR CONDUCT COMMITTEE.

    (i) The Floor Conduct Committee may impose minor penalties against members for decorum offenses committed by such members or by any person or persons for whom such members are responsible. The Floor Conduct Committee may impose minor penalties for the offenses set forth in Regulation 520.00A. Minor penalties for the purpose of this Regulation shall be defined as a warning, fines not exceeding $5,000 for any one offense and/or access denial not to exceed five days. A respondent may request a hearing by filing a written request for a hearing with the Exchange Services Department within ten (10) business days after the penalty is imposed; the Floor Conduct Committee shall hear the matter in accordance with Regulation 540.02 through 540.05. The decision of the Floor Conduct Committee may be appealed to the Appellate Committee as provided in Regulation 519.02(d). Failure to request a hearing shall be deemed a consent to the warning or fine. Unless a hearing is requested, if a fine is not paid within thirty (30) days after it was due, the Floor Conduct Committee may, without hearing, revoke the badge or suspend the floor privileges of a floor clerk for whose conduct the fine was imposed.

    (ii) The Floor Conduct Committee pursuant to this Regulation may impose minor penalties for disorderly conduct, intentional physical abuse, sexual harassment and the use of profane or obscene language. The Floor Conduct Committee, in its discretion, may impose a fine not to exceed $5,000, in addition to any access denial, for any violation within its jurisdiction regardless of the number of the offense.

    (iii) Any member or individual with floor access privileges who has received a Floor Conduct Committee Notice of Rule(s) Violation ("ticket") for a decorum offense of Disorderly Conduct, Intentional Physical Abuse, Sexual Harassment and/or Use of Profane or Obscene Language

                                 Ch5 Offenses
                                 ------------

          and, during the same trading session, engages in a further Rule or Regulation violation relating to Disorderly Conduct, Intentional Physical Abuse, Sexual Harassment and/or Use of Profane or Obscene Language may, in addition to other sanctions (including, but not limited to, fines, suspensions and expulsions imposed by the Association pursuant to the Rules and Regulations) be immediately and summarily removed from the Exchange trading floor and denied trading floor access for the remainder of the trading session pursuant to the following procedures:

          (1) Certification by the Chairman of the Pit Committee (or, in the Chairman's absence, by a Vice Chairman of the Pit Committee) that the individual has continued to engage in Disorderly Conduct, Intentional Physical Abuse, Sexual Harassment and/or Use of Profane or Obscene Language after having previously received a Floor Conduct Committee Notice of Rule (s) Violation ("ticket") for the same offense in the same trading session; and

          (2) Approval of such summary action by a member of the Floor Governors Committee and a member of the Board of Directors or by two members of the Board of Directors, provided that no individual granting such approval shall have been involved in the altercation.

Additionally, should the first such offense be of such a serious nature, the individual similarly may be denied trading floor access for the duration of the trading session pursuant to the above procedure.

(b) FLOOR GOVERNORS COMMITTEE.

    (i) The Floor Governors Committee may, without hearing, impose minor penalties against members or member firms for bracketing violations or for violations involving the accurate and complete maintenance of books and records, including the submission of Computerized Trade Reconstruction Data, within its jurisdiction committed by such members, member firms, or by any person or persons for whom such members or member firms are responsible. Minor penalties for the purpose of this subparagraph shall be defined as fines not exceeding $1,000 for any one offense.

    (ii) Following is the schedule of minor penalties the Floor Governors Committee may impose pursuant to subparagraph (i); however, this schedule is non-binding, and the Floor Governors Committee, in its discretion, may impose a fine not to exceed $1,000 for any violation within its jurisdiction regardless of the number of the offense:

          ---------------------------------------------------------------------
          ERRORS OR OMISSIONS IN BRACKETING       1st Offense       $ 100 fine
                                                  -----------------------------
          TRADES:                                 2nd Offense       $ 250 fine
                                                  -----------------------------
                                                  3rd Offense       $ 500 fine
                                                  -----------------------------
                                                  4th Offense       $1,000 fine
          ---------------------------------------------------------------------
          ERRORS OR OMISSIONS IN SUBMISSION OF    1st Offense       $ 100 fine
                                                  -----------------------------
          COMPUTERIZED TRADE RECONSTRUCTION       2nd Offense       $ 250 fine
                                                  -----------------------------
          DATA:                                   3rd Offense       $ 500 fine
                                                  -----------------------------
                                                  4th Offense       $1,000 fine
          ---------------------------------------------------------------------

    (iii) The Floor Governors Committee may, without hearing, impose minor penalties against members for intra-association or contiguous association trading in excess of the percentages permitted by the Board pursuant to Regulation 330.03. Minor penalties for the purpose of this subparagraph shall be defined as fines not exceeding $5,000 for any one offense.

   (iv) Following is the schedule of minor penalties the Floor Governors Committee may impose pursuant to subparagraph (iii); however, this schedule is non-binding, and the Floor Governors Committee, in its discretion, may impose a fine not to exceed $5,000 for any violation within its jurisdiction regardless of the number of the offense

                                 Ch5 Offenses
                                 ------------

            ---------------------------------------------------
            1st Offense                             $  500 fine
            ---------------------------------------------------
            2nd Offense within 24 months            $1,000 fine
            ---------------------------------------------------
            3rd Offense within 24 months            $2,500 fine
            ---------------------------------------------------
            Any subsequent offense within 24 months $5,000 fine
            ---------------------------------------------------

    (v) At the time of an offense of the type set forth in subparagraphs (i) or (iii), or as soon thereafter as practical, a representative of the Office of Investigations and Audits, shall upon the authorization of one member of the Floor Governors Committee, issue a ticket to the offender notifying the member or member firm that the Floor Governors Committee may impose a summary penalty in accordance with this regulation or may issue charges against the member or member firm and impose penalties as authorized in Rule
            543.00. A representative of the Office of Investigations and Audits shall submit a copy of the ticket to the Floor Governors Committee. The Committee shall then determine whether to summarily impose a minor penalty or to issue charges. The Committee shall also have the authority to summarily impose minor penalties or to issue charges for the types of offenses set forth in subparagraphs (i) or (iii) on the basis of reports presented to the Committee by the Office of Investigations and Audits.

    (vi) A respondent may request an appeal of a minor penalty by filing a written request for a hearing with the Office of Investigations and Audit within ten (10) business days after the penalty is imposed; the Floor Governors Committee shall hear the matter in accordance with Regulations 540.02 through 540.05. The decision of the Floor Governors Committee maybe appealed to the Appellate Committee as provided in Rule 540.00 (e). Failure to request a hearing shall be deemed a consent to the fine.

    (vii) Whenever the Floor Governors Committee summarily imposes a minor penalty against a member or member firm, the member or member firm shall be given written notification of the penalty. The notice shall inform the member or member firm of the right to appeal the penalty to the Committee and the consequences of a failure to pay a fine if no hearing is requested.

    (viii) Nothing contained herein shall be construed to limit or restrict the powers and authority of the Floor Governors Committee. (01/01/97)

519.02      Floor Conduct Committee -

(a) The Chairman of the Association may, with the consent of the Board, appoint members to a Floor Conduct Committee. Members of the Committee may not be members of the Floor Governors Committee.

(b) Meetings. The Floor Conduct Committee shall determine the time and place of its meetings and the manner and form in which such meetings shall be conducted. In the interest of efficiency, the Chairman of the Floor Conduct Committee may appoint panels of Floor Conduct Committee members to hold duly constituted meetings. Any such panel shall consist of three or more members of the Floor Conduct Committee. The majority vote of such a panel of the Committee shall be the official act or decision of the Committee. The Chairman of the Floor Conduct Committee shall determine for each meeting, in his or her sole discretion, whether a panel or the full Floor Conduct Committee shall convene.

(c) Duties of Committee. It shall be the function and duty of the Floor Conduct Committee to ensure decorum on the Floor of the Exchange in regard to decorum offenses set forth in Regulations 520.00A, 519.00A, 519.05 and
    519.07 and in accordance with Rule 519.00 and Regulation 519.01. Floor Conduct Committee members shall issue a ticket to an offender notifying him that the Floor Conduct Committee has imposed a warning or fine as described in Regulations 520.00A, 519.00A and/or 519.05 and in accordance with Rule
    519.00 and Regulation 519.01 for such violations which occur in the trading pits, including the steps leading into the pit. The ticket requires the signature of two members of the Floor Conduct Committee.

    The Committee shall have the authority to discipline a member or other person with trading privileges found to have violated any Rule or Regulation within its jurisdiction by reprimand, by denial of the

                                 Ch5 Offenses
                                 ------------

    privileges of the Floor of the Exchange not to exceed five (5) days and/or by the imposition of a fine not to exceed $5,000.

    The Chairman and Vice Chairman of the Pit Committee shall be considered members of the Floor Conduct Committee for the sole purpose of issuing tickets for decorum offenses within their pit.

    The Floor Conduct Committee shall be responsible for issuing badges to and recalling badges from all non-members, except as otherwise provided within the Rules and Regulations.

(d) Appeal. A member, member firm, or other person with floor privileges, may appeal from the decision of the Committee by filing with the Secretary of the Association, within ten business days after the Committee's decision is sent to the respondent, a Notice of Appeal to the Appellate Committee requesting a review by the Appellate Committee of all or part of the Committee's decision.

(e) Offense Against the Association. Any member of the Association, member firm, or other person with floor privileges who fails to comply with the disciplinary action of the Committee after such action becomes effective shall be charged with an offense against the Association, and if found guilty, shall either be fined, suspended, or expelled by the Board.

(f) Hold-over Member. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding, and the term of one or more of the members expires, such member or members may continue in office until the proceeding has ended. A hold-over member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of his successor or his successor's right to participate in all other Committee business. (01/01/96)

519.03 Bracketing Violations - The Floor Governors Committee may levy fines for violations of Regulation 332.02, pertaining to the recording of bracket data, in accordance with the Summary Procedures as provided in Regulation 519.01(b). (08/01/94)

519.04 Pit Committee Supervision and Enforcement of Pit Decorum - It shall be the function and duty of each Pit Committee to supervise and enforce any and all Decorum Offenses within its particular pit. (See 360.01.) The Pit Committees' authority is meant to supersede and replace the authority of the Floor Conduct Committee for Decorum Offenses committed within the respective trading pits. The Floor Conduct Committee maintains jurisdictional authority for any and all Decorum Offenses that occur outside of the respective trading pits. (03/01/97)

519.05 Weapons Prohibition - No weapons shall be permitted on the Exchange Floor or in the lobby area adjacent to the Exchange Floor. Any violation of this Regulation shall be deemed a decorum offense and penalties may be imposed pursuant to Rule 519.00 and Regulation 519.01. (08/01/94)

519.06 Submission of Computerized Trade Reconstruction Data - The Floor Governors Committee may levy fines for violations of Regulation 545.02, 332.04, 332.041, 332.05, 332.06, 332.07, 332.08, and 332.09, pertaining to the accurate and complete maintenance of books and records, including the submission of Computerized Trade Reconstruction data, in accordance with the Summary Procedures as provided in Regulation 519.01(b). (07/01/95)

519.07 Sexual Harassment - Sexual harassment will not be tolerated on the Floor or Halls of the Exchange. Sexual harassment consists of unlawful verbal or physical conduct directed at a person when that conduct is based on that person's sex and has a substantial adverse effect on him or her in the workplace. Such conduct may include, but is not limited to, the following:

1. requests for sexual favors that may or may not be accompanied by threats or promises of preferential treatment with respect to an individual's employment status;

2. verbal, written or graphic communications of a sexual nature, including lewd or sexually suggestive comments, off-color jokes of a sexual nature or displays of sexually explicit pictures, photos, posters, cartoons, books, magazines or other items; and

3. patting, pinching, hitting or any other unnecessary contact with another person's body or threats to take such action.

                                 Ch5 Offenses
                                 ------------

Any violation of this Regulation shall be deemed a decorum offense and penalties may be imposed pursuant to Rule 519.00 and Regulation 519.01. (01/01/96)

520.00 Smoking - Smoking of cigarettes and other smoking materials is prohibited in the Exchange Halls (during trading hours or business days). Any member, or any person affiliated with a registered eligible business organization who violates this Rule shall be guilty of an offense against the Association and, in the case of persons affiliated with a registered eligible business organization, such firm may also be found guilty of an offense against the Association. 164 (04/01/98)

520.00A   Exchange Floor Fines - The Secretary of the Association shall impose a fine of $25 to $5,000, as directed by the Floor Conduct Committee for each violation of Rules, Regulations, directives or guidelines issued by the Floor Conduct Committee relating to smoking and other use of tobacco products, badges, food and beverage, dress code, decorum, and guests and visitors on the Exchange Floor.

The following schedule of fines is approved; however, this schedule is non-binding, and the Floor Conduct Committee, in its discretion, may impose a fine not to exceed $5,000, in addition to any access denial, for the violations set forth below regardless of the number of the offense.

-------------------------------------------------------------------------------
BADGES: (improper usage)                    1st offense $25.00
-------------------------------------------------------------------------------
                                            2nd offense $50.00
-------------------------------------------------------------------------------
                                            3rd offense denial of access to the
                                            Floor
===============================================================================
(Failure to display Exchange issued         $200.00 each offense
badge)
-------------------------------------------------------------------------------
(unauthorized entry into pits)              1st offense $100.00
-------------------------------------------------------------------------------
                                            2nd offense $200.00
-------------------------------------------------------------------------------
                                            3rd offense $500.00
===============================================================================
(unauthorized usage of a key card)          1st offense $1,000.00
-------------------------------------------------------------------------------
                                            2nd offense denial of Floor access
===============================================================================
SMOKING/USE OF TOBACCO PRODUCTS:            1st offense $100.00
-------------------------------------------------------------------------------
                                            2nd offense $200.00
-------------------------------------------------------------------------------
                                            3rd offense $500.00
-------------------------------------------------------------------------------
                                            4th offense disciplinary action
===============================================================================
FOOD AND BEVERAGE:                          1st offense $50.00
-------------------------------------------------------------------------------
                                            2nd offense $100.00
-------------------------------------------------------------------------------
                                            additional offense by individual -
                                            $500.00
===============================================================================
GUESTS AND VISITORS:                        1st offense $25.00
-------------------------------------------------------------------------------
                                            2nd offense $50.00
-------------------------------------------------------------------------------
                                            3rd offense $100.00
===============================================================================
DRESS CODE:                                 1st offense $25.00
-------------------------------------------------------------------------------
                                            2nd offense $50.00
-------------------------------------------------------------------------------
                                            3rd offense $100.00
-------------------------------------------------------------------------------
                                            No jeans are to be permitted on the
                                            Exchange Floor.
===============================================================================
RUNNING:                                    1st offense by individual - $25.00
-------------------------------------------------------------------------------
                                            2nd offense by individual - $50.00
-------------------------------------------------------------------------------

                                 Ch5 Offenses
                                 ------------

-------------------------------------------------------------------------------
                                            3rd offense by individual - $75.00
-------------------------------------------------------------------------------
                                            4th offense by individual - $100.00
===============================================================================
PROPERTY OFFENSES:                          1st offense $200.00
-------------------------------------------------------------------------------
                                            2nd offense $500.00
===============================================================================
THROWING OF OBJECTS:                        1st offense $50.00
-------------------------------------------------------------------------------
                                            2nd offense $200.00
-------------------------------------------------------------------------------
                                            3rd offense $500.00
===============================================================================

The procedure for the imposition of a fine shall be as follows:

As set forth in Regulation 519.02(c), Floor Conduct Committee members shall issue a ticket to an offender for offenses which occur in the trading pits, including the steps leading into the pit. The ticket requires the signature of two Committee members.

Security guards shall issue tickets for offenses which occur outside the boundaries of the trading pits and the entrance area to the Exchange Floor.

A guard shall take the name of the offender and submit it to the Floor Conduct Committee. The Committee may issue a directive to the Secretary of the Exchange to impose a fine in the amount stated in the directive. The directive shall be signed by two members of the Floor Conduct Committee. Fines for offenses may be imposed on a member committing a violation, or upon a member or member firm for a violation committed by an employee of such member or member firm.

The Secretary of the Exchange shall give the member or member firm written notification of the fine. The notice shall inform the member or member firm of the right to request a hearing and the consequences of a failure to pay the fine if no hearing is requested.

Property offenses, for the purpose of this Ruling 520.00A, shall include sitting or standing on floor booths, standing on chairs or stools on the trading floor, extending telephone cords across an aisle, defacing property, or any other action which may damage property or impede communications or traffic on the trading floor. The privilege of the Floor will be denied, for a period of time as determined by the Floor Conduct Committee, for extending a telephone cord into a pit.

For purposes of this Ruling, the fine shall have been imposed as of the date that the written notice is delivered to the member or member firm. (02/01/95)

521.00 Floor Access - Upon receipt by the Association of actual notice that any member or registered eligible business organization, or any other person with trading privileges, has entered a plea of guilty to or has been adjudged guilty of a violation of any criminal statute involving moral turpitude, the Chairman of the Board may order an investigation (unless already in progress) to ascertain whether violations of the Rules and Regulations have occured, and the Board may, when immediate action is necessary to protect the best interests of the marketplace, and subject to the provisions of Regulation 540.06, forthwith deny access to the trading floor to such person or registered eligible business organization until the investigation, including any disciplinary proceedings, is concluded.

The issues in a Regulation 540.06 hearing under this Rule are limited to (1) whether or not the member or registered eligible business organization, or other person with trading privileges, has entered a plea of guilty to or has been adjudged guilty of a violation of any criminal statute involving moral turpitude, and (2) whether or not immediate action is necessary to protect the best interests of the marketplace. (04/01/98)

Ch5 Proceedings

540.00 Proceedings Before The Board - The Board may review decisions of the Appellate Committee, and may agree to hear disciplinary matters referred to it by the Appellate Committee or the Hearing Committee. Whenever the respondent shall have had an opportunity to present evidence or legal defenses in connection with the pending matter before any Standing or Special Committee in accordance with Regulations 540.02 and 540.03, and the jurisdiction of the Board is based upon either an appeal by the respondent from the decision of such Committee or is a referral of the matter by such Committee to the Board, the Board shall not entertain any new evidence or new legal defenses not raised before such Committee except upon a clear showing by the respondent that such new evidence or new legal defense did not exist or was not ascertainable by due diligence at the time of the Committee proceedings, and that there was insufficient time within the intervening period prior to the hearing of the Board for the respondent to bring such new evidence or legal defense to the attention of such Committee.

After hearing all the witnesses and the respondent, if he desires to be heard, the Board shall determine whether to affirm, reverse, modify or remand the decision of the Committee under review and may impose penalties in accordance with Rule 560.00. The finding of the Board shall be final and conclusive when rendered.

If the respondent has not been given notice and opportunity for hearing, pursuant to Regulations 540.02 and 540.03, before a disciplinary committee, the Board may, rather than holding a hearing remand the matter to the appropriate disciplinary committee. 155 (08/01/94)

540.00A Committee Authority To Refer Matters for Investigation - Any Committee of the Association which in the course of its activities discovers a possible violation of the Rules and Regulations of the Association may, refer the matter to the Office of Investigations and Audits or the appropriate disciplinary committee. 39R (08/01/94)

540.01 Review Of Investigation Report - The disciplinary committee shall promptly review each investigation report. In the event the disciplinary committee determines that additional investigation or evidence is needed, it shall promptly direct the enforcement staff to conduct its investigation further. Within a reasonable period of time not to exceed 30 days after the receipt of a completed investigation report, the disciplinary committee shall take one of the following actions:

(a) If the disciplinary committee determines that no reasonable basis exists for finding a violation or that prosecution is otherwise unwarranted, it may direct that no further action be taken. Such determination must be in writing and contain a brief statement setting forth the reasons therefor.

(b) If the disciplinary committee determines that a reasonable basis exists for finding a violation which should be adjudicated, it shall direct that the person alleged to have committed the violation be served with a notice of charges and shall proceed in accordance with these regulations. (08/01/94)

540.02   Notice and Answer in Connection with Disciplinary Proceedings -

(a) Prior to the imposition of any penalty by the Board of Directors or a committee under the Rules and Regulations, the respondent shall be served with a statement of charges either personally or by leaving the same at his or its office address during business hours or by mailing it to him at his place of residence, which charges shall:

     (1) State the acts, practices, or conduct in which the respondent is believed to have engaged;

     (2) State the Rule or Regulations believed to have been violated;

     (3) Advise the respondent that he or it is entitled to be represented by an attorney;

     (4) Advise the respondent that he or it is entitled to a hearing.

     (5) State the period of time, which in no event shall be less than five (5) business days after the service of the charges, within which a hearing on the charges may be requested;

     (6) Advise the respondent that failure to request a hearing within the period stated, except for good

                                Ch5 Proceedings
                                ---------------

          cause, shall be deemed a waiver of the right to a hearing; and

      (7) State the penalty which will be imposed if a hearing is waived.

(b) If the respondent elects to answer the charges, such answer shall be filed within five (5) business days after the date of service of the charges, or within such further time as the Board of Directors or the appropriate Committee in its discretion deems proper.

      The answer shall be in writing, signed by the respondent, and filed with the Office of Investigations and Audits; except that in connection with proceedings initiated under Rule 519.00 or Regulation 519.01 by the Floor Conduct Committee, such answers shall be filed with the Exchange Services Department. (08/01/94)

540.03 Procedures for Hearings on Charges - In connection with all hearings on charges, except those held pursuant to Regulation 540.05:

(a) The respondent shall be entitled in advance of the hearing to examine all books, documents, or other tangible evidence in the possession or under the control of the Association which is to be relied upon by the Office of Investigations and Audits or Exchange Services Department in presenting the charges contained in the notice of charges or which are relevant to those charges;

(b) At least ten (10) business days in advance of the hearing, the respondent shall submit to the Office of Investigations and Audits copies of all documents which the respondent intends to rely on in presenting his case and shall provide the Office of Investigations and Audits with a list of, and make available for inspection by the Office of Investigations and Audits, all books, records, names of witnesses, and other tangible evidence which the respondent intends to rely on; except that in any hearing held pursuant to Rule 519.00 or Regulation 519.01 by the Floor Conduct Committee, the documents and lists shall be submitted to and the books, records and other tangible evidence shall be made available for inspection by the Exchange Services Department. The hearing body, in its discretion, may refuse to consider any books, records, documents or other tangible evidence which was not made available or witnesses whose names were not submitted to the Office of Investigations and Audits, or the Exchange Services Department pursuant to this section. However, the hearing body will consider such evidence upon a clear showing that such evidence was not ascertainable by due diligence at least ten (10) business days in advance of the hearing and that there was insufficient time prior to the hearing to bring such evidence to the attention of the Office of Investigations and Audits or the Exchange Services Department.

(c) The hearing shall be promptly held before disinterested members of the hearing body after reasonable notice to the respondent. No member of a disciplinary body may serve on that body in a particular matter if he or any person or firm with which he is affiliated has a financial, personal or other direct interest in the matter under consideration.

(d) Formal rules of evidence need not apply, but the hearing shall not be so informal as to be unfair;

(e)   The respondent shall have the right to invoke Rule 548.00, if applicable;

(f) The Office of Investigations and Audits shall be a party to the hearing and shall present its case on those charges and penalties which are the subject of the hearing; or in the case of any hearing held pursuant to Rule 519.00 or Regulation 519.01 by the Floor Conduct Committee, the Exchange Services Department shall be a party to the hearing and shall present its case on those charges and penalties which are the subject of the hearing.

(g) The respondent shall be entitled to appear personally at the hearing and to be represented by counsel;

(h) The respondent shall be entitled to cross-examine any person(s) appearing as witness(es);

(i) Subject to the provisions of Rule 540.00, the respondent shall be entitled to call witnesses and to present such evidence as may be relevant to the charges;

(j) Persons within the jurisdiction of the Association who are called as witnesses shall be obliged to appear at the hearing and to produce evidence (see 545.00);

                                Ch5 Proceedings
                                ---------------

(k) If the hearing is held at the request of the respondent, a substantially verbatim record of the hearing, capable of being accurately transcribed, shall be made and shall become part of the record of the proceeding. (10/01/95)

540.04 Disciplinary Decisions - All disciplinary decisions rendered pursuant to the Rules and Regulations shall be in writing and be based upon the weight of the evidence contained in the record of the proceeding. A copy of the decision shall be provided to the respondent and shall include:

(a)   The charges, or a summary of the charges;

(b)   The answer, if any, or a summary of the answer;

(c) A brief summary of the evidence produced at the hearing or, where appropriate, incorporation by reference of the investigation report;

(d) A statement of findings and conclusions with respect to each charge, including the specific Rules and Regulations which the respondent is found to have violated;

(e) A declaration of any penalty imposed and the effective date of the penalty;

(f) A statement that the respondent shall pay the cost of the transcription of the record of the hearing if an appeal or petition for review to the Commission is requested by the respondent.

All such decisions shall be rendered within thirty business days after the conclusion of the hearing, unless, by virtue of the complexity of the case or other special circumstances, additional time is required. (08/01/94)

540.05 Appeals from a Decision of a Disciplinary Committee - The following procedures shall apply to appeals to the Appellate Committee and the Board from the decisions of any Committee from which appeals are allowed under the Rules and Regulations.

(a) An appeal by the respondent from the decision of a committee or a referral of the matter by such committee to the Appellate Committee shall be heard by the Appellate Committee as provided in Regulations 540.02 and 540.03. Provided, however, that whenever the respondent shall have had an opportunity to present evidence or legal defenses in connection with the pending matter before any Standing or Special Committee in accordance with Regulations 540.02 and 540.03, the appeal shall be heard solely on the record of the proceedings before such committee, the written exceptions filed by the parties and the oral or written arguments of the parties. Further, the Appellate Committee shall not entertain any new evidence or new legal defenses not raised in the prior proceeding except upon a clear showing by the respondent that such new evidence or new legal defense did not exist or was not ascertainable by due diligence at the time of the proceedings, and that there was insufficient time within the intervening period prior to the hearing of the Appellate Committee for the respondent to bring such new evidence or legal defense to the attention of the committee.

      The Appellate Committee shall not reverse any finding of a Standing or Special Committee or reverse or reduce any sanction imposed by a Standing or Special Committee unless the Appellate Committee determines that the finding or sanction is "clearly erroneous."

(b) Subject to the provisions of Rule 540.00, an appeal shall be heard by the Board solely on the record before the Committee, the written exceptions filed by the parties; and the oral and written arguments of the parties;

(c) Within thirty days after the conclusion of the hearing of the appeal, or within such additional time as may be necessary by virtue of the complexity of the case or other special circumstances, the Appellate Committee or the Board shall issue a written decision and provide a copy to the respondent. The decision shall include a statement of findings and conclusions with respect to each charge or penalty reviewed, including the specific rules which the respondent was found by the Committee to have violated, and the effective date of the disciplinary penalties, if affirmed, or of any modified penalties.

(d) No member of the Board or Appellate Committee shall hear an appeal if such member participated in any prior stage of the disciplinary proceeding or if he or any person or firm with which he is affiliated

                                Ch5 Proceedings
                                ---------------

      has a financial, personal, or other direct interest in the matter. (10/01/97)

540.06 Procedures For Member Responsibility Actions - The Chairman or Acting Chairman of the Association, upon the advice of the Floor Governors Committee, Financial Compliance Committee or Business Conduct Committee, has jurisdiction to take summary action when immediate action is necessary to protect the best interests of the marketplace or membership, without affording an opportunity for a prior hearing ("member responsibility actions"). The following procedures shall apply to such actions:

(a) The respondent shall, whenever practicable, be served with a notice before the action is taken. If prior notice is not practicable, the respondent shall be served with a notice at the earliest possible opportunity. The notice shall:

      (1) State the action;

      (2) Briefly state the reasons for the action, and

      (3) State the effective time and date and the duration of the action;

(b) The respondent shall have the right to be represented by legal counsel or any other representative of his choosing in all proceedings subsequent to any summary action taken;

(c) The respondent shall be given an opportunity for a subsequent hearing, within five business days, before the Floor Governors Committee, Financial Compliance Committee or the Business Conduct Committee. The hearing shall be conducted in accordance with the requirements of Regulation 540.03 (c)-
      (j);

(d) Within five business days following the conclusion of the hearing, the body before which the hearing is held shall render a written decision based upon the weight of the evidence contained in the record of the proceeding and shall provide a copy to the respondent. The decision shall include:

      (1) A description of the summary action taken;

      (2) The reasons for the summary action;

      (3) A brief summary of the evidence produced at the hearing;

      (4) Findings and conclusions;

      (5) A determination that the summary action should be affirmed, modified, or reversed; and

      (6) A declaration of any action to be taken pursuant to the determination specified in (5) above and the effective date and duration of such action.

The Chairman or Acting Chairman of the Association has jurisdiction to reverse summary action taken against an individual member pursuant to Rule 270.00 or Rule 278.00, or against a member firm pursuant to Regulation 416.04, at any time prior to a hearing held pursuant to this Regulation, or, if no hearing is held, prior to the expiration of five business days after the summary action is taken, without the prior approval of the Financial Compliance Committee or the Business Conduct Committee, if the affected member or member firm demonstrates to the satisfaction of the Chairman or Acting Chairman that the condition which was the basis for the action no longer exists. (07/01/97)

540.07 Finality Of Disciplinary Decisions And Member Responsibility Actions - All disciplinary decisions rendered or member responsibility actions taken pursuant to the Rules and Regulations shall be final and conclusive when rendered, unless appealable, in which case the decision shall become final the first business day after the time for appeal has passed, if no appeal is taken, or when the decision of the appeals body is rendered.

The person or body rendering such decision shall determine the effective date of such action. Provided, however, that the effective date shall be at least fifteen (15) days after written notice is delivered to the person against whom the action is taken, and to the Commodity Futures Trading Commission, except that such action may become effective prior to that time if:

(1)   The action was taken according to the provisions of Regulation 540.06;

                                Ch5 Proceedings
                                ---------------

(2) The person against whom the action is taken has consented to the sanction to be imposed; or

(3)   The action was taken by the Secretary under Rule 563.00. (08/01/94)

540.08 Offers of Settlement - Any member, member firm or other person who is the subject of charges filed before the Board or who has filed an appeal of a disciplinary action with the Board, may submit a written offer of settlement in connection with such proceedings to the President. The President is authorized to consider such settlement offers, negotiate alternative provisions therein, and recommend to the Board that it either accept or reject any settlement offer. The Board, by majority vote of a duly convened quorum, has the sole authority to accept or reject any such settlement offer. If an offer of settlement is accepted by the Board, it shall issue a written decision specifying the rule violations it has reason to believe were committed and any penalty to be imposed. Where applicable, the decision also shall include a statement that the respondent has accepted the penalties imposed without either admitting or denying the rule violations.

The member, member firm or other person who submits a written settlement offer to the President may withdraw it at any time before final acceptance by the Board. If a settlement offer is withdrawn or is rejected by the Board, the person submitting such offer neither shall be deemed to have made any admission nor shall in any manner be prejudiced by having submitted the settlement offer.

Any member, member firm or other person who is the subject of charges before the Appellate Committee or who has filed an appeal of a disciplinary action with the Appellate Committee, may submit a written offer of settlement in connection with such proceedings to the Appellate Committee. The Appellate Committee is authorized to consider such settlement offers, negotiate alternative provisions therein, and either accept or reject any settlement offer. If an offer of settlement is accepted by the Committee it shall issue a written decision specifying the rule violations it has reason to believe were committed and any penalty to be imposed. Where applicable, the decision shall also include a statement that the respondent has accepted the penalties imposed without either admitting or denying the rule violations.

The member, member firm or other person who submits a written settlement offer to the Appellate Committee may withdraw it at any time before final acceptance by the Committee. If a settlement offer is withdrawn or rejected by the Committee, the person submitting such offer neither shall be deemed to have made any admission nor shall in any manner be prejudiced by having submitted the settlement offer.

Each settlement offer presented to the Board or to the Appellate Committee shall be deemed to incorporate the following terms:

(1) Respondent acknowledges that the Office of Investigations and Audits will have the opportunity to present its views on the proposed settlement to the President, the Board, or the Appellate Committee, as applicable; and

(2) Respondent waives any objection to having the Board or the Appellate Committee, as applicable, hear the case even it the Board or the Appellate Committee has previously considered and rejected a settlement offer. (08/01/97)

540.09 Offers of Settlement - Any member, member firm, their wholly-owned affiliates or other person who is the subject of preliminary charges issued by the Business Conduct Committee, Financial Compliance Committee or Floor Governors Committee ("respondent"), may submit a written offer of settlement in connection with such proceedings to the Business Conduct Committee, Financial Compliance Committee, Floor Governors Committee or the Hearing Committee. The Business Conduct Committee, Financial Compliance Committee, Floor Governors Committee and Hearing Committee are authorized to consider such settlement offers, negotiate alternative provisions therein, and either accept or reject any settlement offer. When preliminary charges are pending before the Hearing Committee, before a hearing begins, the Committee that issued the charges has the sole authority to consider settlement offers. Once the Hearing Committee has begun hearing evidence, the Hearing Committee has exclusive settlement authority. The Business Conduct Committee, Financial Compliance Committee, Floor Governors Committee and Hearing Committee may, in their discretion, permit a respondent to accept a penalty without either admitting or denying any rule violations upon which the penalty is based. If an offer

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of settlement is accepted by any such Committee, it shall issue a written decision specifying the rule violations it has reason to believe were committed and any penalty to be imposed. Where applicable, the decision also shall include a statement that the respondent has accepted the penalties imposed without either admitting or denying the rule violations.

Each settlement offer presented to any such Committee shall be deemed to incorporate the following terms:

(1) Respondent acknowledges that the Office of Investigations and Audits will have the opportunity to present its views on the proposed settlement to the Committee; and

(2) Respondent waives any objection to having the appropriate Committee hear the case even if that Committee has previously considered and rejected a settlement offer.

The member, member firm, wholly-owned affiliate or other person who submits a written settlement offer to any such Committee may withdraw it at any time before final acceptance by the Committee. If a settlement offer is withdrawn or rejected by any such Committee, the person submitting such offer neither shall be deemed to have made any admission nor shall in any manner be prejudiced by having submitted the settlement offer. (08/01/97)

540.10 Disciplinary Jurisdiction Over Agricultural Regular Firms - In addition to the disciplinary authority of the Hearing Committee, Appellate Committee, Business Conduct Committee and Financial Compliance Committee over agricultural regular firms, as set forth in paragraphs (f) and (g) of Rule 542.00 and paragraphs (f) and (g) of Rule 551.00, each of these Committees may discipline an agricultural regular firm for violation of any Rules and Regulations by imposing a fine on such firm, and/or by revoking the firm's regularity status. Subject to and in accordance with Regulation 540.08, an agricultural regular firm that is the subject of charges filed before the Board or that has filed an appeal of a decision with the Appellate Committee or the Board, may submit a written offer of settlement in connection with such proceeding to the Appellate Committee or, in matters before the Board, to the President of the Association. (08/01/94)

540.11  Appellate Committee -

(a) Membership. Each year the Chairman of the Board, with the approval of the Board, shall appoint from those members of the Association who currently serve or who shall have previously served as an elective officer of the Association and who shall not be a member of a standing disciplinary committee, to serve as a member of the Appellate Committee. The Committee shall consist of five (5) members, at least one of whom is currently an elective officer of the Association. A vacancy in the Committee shall be filled by appointment by the Chairman of the Board, with the approval of the Board.

(b) Meetings and Quorum. The Appellate Committee shall determine the time and place for its meetings and the manner and form in which its meetings shall be conducted. The attendance of three (3) Appellate Committee members shall constitute a quorum of the Committee. The majority vote of the quorum of the Appellate Committee shall be the official act or decision of the Committee.

(c) Duties of the Committee. It shall be the function of the Committee to serve as the appellate body in review of disciplinary decisions of committees of the Association or, upon referral by such committee to hear the matter, in accordance with Regulation 540.05. After hearing all the witnesses and the respondent, if he/she decides to be heard, the Committee shall determine whether the respondent is guilty of the offense or offenses charged. If the Committee determines that the accused is guilty, the Committee may impose penalties in accordance with Rule 560.00.

(d) Appeal. The findings of the Appellate Committee shall be final and conclusive when rendered, although subject to review by the Board of Directors in accordance with Regulation 540.05(b) upon the request of the Board or upon referral by the Committee. A request that the Board review a decision must be made:

      - if on the motion of the Board, upon review of the notice of the decision in the materials for the first regularly scheduled Board meeting not less than twenty (20) days after the date of the

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                                Ch5 Proceedings
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        decision;

     - if by the Appellate Committee, within fifteen (25) days of the date of the decision; and

     -  if by a person against whom the decision has been rendered within ten
        (10) days of the date he receives the decision.

(e) Offense Against The Association. Any member of the Association, member firm, or other person with trading privileges who fails to comply with the disciplinary action of the Committee after such action becomes effective shall be charged with an offense against the Association, and if found guilty, shall either be fined, suspended or expelled by the Board.

(f) Oath. Every member of the Appellate Committee shall take an oath not to divulge, or allow or cause to be divulged, any information acquired by such member in his capacity as an Appellate Committee member if such information is confidential, commercially sensitive, or non-public, except when required in connection with disciplinary proceedings or other formal proceedings or actions of a duly authorized committee of the Association or of the Board, or in response to demand by an authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board of Directors.

(g) Holdover Member. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding and the term of the members expires, the members may continue in office until the proceeding has ended. A holdover member shall not participate in any other Committee business, nor shall continuation in office impair the appointment of a successor Committee or the successor Committee's right to participate in all other Committee business.

(h) Associate Members as Appellate Committee Members. Associate Members of the Exchange are eligible for appointment to the Appellate Committee as full voting members, provided that such Associate Member qualifies pursuant to paragraph (a) of this Regulation, and further provided that Associate Members shall not be eligible to serve as Chairman of the Committee. The Committee shall at no time have more than two Associate Members on the Committee. (08/01/94)

540.12  Hearing Committee -

(a) Membership. The Hearing Committee shall consist of twenty-one (21) individual members of the Association appointed each year by the Chairman of the Board with the approval of the Board. For all purposes under these Rules, the Hearing Committee shall be considered a disciplinary committee. Hearing Committee members shall have previously served on the Board, the Business Conduct Committee, the Floor Governors Committee, the Financial Compliance Committee or the Arbitration Committee, but no person shall be a member of the Committee who, at the same time, is a member of the Board or any other standing disciplinary committee. A panel of seven members shall be selected from the Committee for each hearing, in a manner established by the Committee, consistent with the requirements of Regulation 540.14. Each panel shall, by a majority vote, elect a Chairman.

(b) Hearing Executive Committee. The Chairman of the Board, with the approval of the Board, shall appoint a Chairman of the entire Committee, along with two other members from among the members of the Committee, to serve as a Hearing Executive Committee.

(c) Meetings and Quorum. The Hearing Committee shall determine the time and place of its meetings and the manner and form in which its meetings shall be conducted. The attendance of four Hearing Committee members shall constitute a quorum of the Committee. The majority vote of the quorum of the Hearing Committee shall be the official act or decision of the Committee.

(d) Duties of the Committee. The Hearing Committee shall conduct disciplinary hearings pursuant to the Rules and Regulations of the Association. Following notice and answer in accordance with Regulation 540.02, the Hearing Committee shall conduct hearings in connection with proceedings initiated under Rule 542.00(f), Rule 551.00(f) and Rule 543.00(d). Procedures for the hearing shall be in accordance with Regulation 540.03. After hearing all the witnesses and the respondent, if he/she decides to be heard, the Committee shall determine whether the respondent is guilty of the offense or offenses

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                                Ch5 Proceedings
                                ---------------

      charged. If the Hearing Committee determines that the accused is guilty, the Committee may impose penalties in accordance with the rule pursuant to which the proceedings were initiated. In the event there is a finding of multiple violations of any Rules or Regulations, it shall be within the Committee's discretion to apply its suspension powers either in a consecutive or concurrent manner.

(e) Appeal. A member, member firm, person with trading privileges or agricultural regular firm may appeal from the decision of the Committee by filing with the Secretary of the Association within ten (10) business days after the Committee's decision is sent to the respondent a Notice of Appeal to the Appellate Committee requesting a review by the Appellate Committee of all or part of the Committee's decision.

(f) Offense Against the Association. Any member, member firm, other person with trading privileges or agricultural regular firm who fails to comply with the disciplinary action of the Committee after such action becomes effective shall be charged with an offense against the Association, and if found guilty, shall either be fined, suspended or expelled by the Board.

(g) Oath. Every Hearing Committee member shall take an oath not to divulge, or allow or cause to be divulged, any information acquired by such member in his official capacity as a Hearing Committee member if such information is confidential, commercially sensitive, or nonpublic, except when required in connection with disciplinary proceedings or other formal proceedings or actions of a duly authorized committee of the Association or of the Board, or in response to a request or demand by an administrative or legislative body of government having jurisdiction of the subject matter and authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board of Directors.

(h) Hold-over Member. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding, and the term of one or more of the members expires, such member or members may continue in office until the proceeding has ended. A holdover member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of a successor or the successor's right to participate in all other Committee business. (12/01/94)

540.13 Application of Rules and Regulations - The provisions of this Chapter shall apply to all members, registered partnerships and corporations, their wholly-owned affiliates, other persons with trading privileges, agricultural regular firms, guaranteed introducing brokers, and any employee or Associated Person of any such individual or firm, unless specifically exempted. (07/01/97)

540.14    Disciplinary Committee Composition -

(a) Notwithstanding any other provision of these rules, at least one member of a major disciplinary committee (or panel of the Hearing Committee) shall be a person who is not a member when that committee is acting with respect to a disciplinary action in which:

      (1) the subject of the action is a member of the Board, the Appellate, Business Conduct, Financial Compliance or Floor Governors Committees; or

      (2) any of the charged, alleged or adjudicated rule violations involve:

          (A) manipulation or attempted manipulation of the price of a commodity, a futures contract or an option on a futures contract; or

          (B)  conduct which directly results in financial harm to a non-member.

(b) Notwithstanding any other provision of these rules, a majority of each major disciplinary committee shall be persons of membership categories other than that of each subject of the proceeding. Each of the following shall be considered a different membership category: (a) floor brokers,
      (b) floor traders, (c) futures commission merchants, (d) producers, consumers, processors, distributors and merchandisers (e) participants in a variety of pits or principal groups of commodities or (f) other market users or participants.

(c) Each major disciplinary committee shall include a diversity of membership categories sufficient to

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                                Ch5 Proceedings
                                ---------------

      ensure fairness and to prevent special treatment or preference for any person in the conduct of that Committee's responsibilities.

(d) A major disciplinary committee is a panel of the Hearing Committee, the Appellate Committee or, when reviewing a settlement offer, the Business Conduct Committee, the Financial Compliance Committee or the Floor Governors Committee, except in cases involving allegations which do not involve fraud, deceit or conversion and which relate to:

      (1)    decorum or attire;

      (2)    financial requirements; or

      (3)    reporting or record keeping (08/01/94)

540.15 Failure to Pay a Disciplinary Fine - When the Treasurer of the Association certifies to a Committee that imposed a fine that such fine is due and has not been paid, the person who was ordered to pay the fine shall be suspended from all membership privileges (including but not limited to floor and electronic access, member transaction fees and the right to lease a membership or membership interest), subject to Regulation 540.06, until the Treasurer certifies to the Committee that the fine has been paid. (06/01/94)

541.00 Special Investigations By Board - If at any time the Board shall have reason to suspect that any member, member firm, or other person with trading privileges, has been guilty of any offense against the Association and no investigation has been initiated into the matter, the Board shall direct the Office of Investigations and Audits to conduct an investigation and shall direct the appropriate disciplinary committee, or if necessary appoint a Special Committee outside of its own number, to review the investigation as to whether there is just ground for such suspicion. If the Committee decides that there is just ground for such suspicion, it shall direct that charges be filed with the Board as provided in Rule 540.00. (08/01/94)

542.00    Business Conduct Committee -
(a) Membership. The Chairman of the Board, with the approval of the Board, shall appoint the members of the Business Conduct Committee. Only members of the Association who are not Directors or Officers of the Association shall be eligible for appointment as members of the Committee. All Committee Members shall be Full Members except that one Committee Member may be an Associate Member. Four members shall be appointed for staggered three-year terms. Additional members may be appointed for one-year terms, but no more than four such members may be appointed. Terms currently in effect at the time of adoption of this amended Rule shall continue to be in effect until they expire. At the time this amended Rule becomes effective, a member shall be appointed to serve a term expiring February 1, 1984. Each year the Chairman of the Board shall appoint one member of the Committee for a three-year term and may appoint no more than four members for one-year terms, except that for February 1, 1984, and every third year thereafter, the Chairman of the Board shall appoint two members of the Committee for three-year terms and may appoint no more than four members for one-year terms. A vacancy in the Committee shall be filled for the unexpired term in the same manner as provided above, except that unexpired one-year terms may be left vacant at the discretion of the Chairman of the Board. The President shall be an ex officio member of the Committee.

(b) Chairman and Vice-Chairman of the Committee. The Chairman of the Board, with the approval of the Board, shall appoint a Chairman and a Vice-Chairman of the Committee from among the members of the Committee. The Chairman and Vice Chairman shall be appointed to serve as Chairman and Vice Chairman for a one-year term.

(c) Oath of Members. Every member of the Committee shall take an oath not to divulge, or allow or cause to be divulged, any information acquired by such member in his official capacity if such information is confidential, commercially sensitive or non-public, including any information regarding the market position, financial condition, or identity of any trader or firm, except when required in connection with his official duties, or in connection with disciplinary proceedings or other formal

                                Ch5 Proceedings
                                ---------------

      proceedings or actions of a duly authorized committee of the Association, or of the Board, or in response to a duly authorized subpoena, or in response to a request or demand by an administrative or legislative body of government having jurisdiction of the subject matter and authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board.

(d) Quorum. The attendance of three members at a meeting shall constitute a quorum. The actions of a majority of the members present shall be the actions of the Committee.

(e) Business Conduct Committee on Particular Matter. If the Business Conduct Committee shall determine that it is improper for any or all of its regular members to serve during the consideration and decision of any particular matter, or if any or all the regular members shall be unable to serve during the consideration and decision of any particular matter, the Business Conduct Committee may request the Chairman of the Board to appoint an alternate or alternates to sit throughout the investigation, hearing, and decision of such matter. The Chairman of the Board shall have the power to appoint any member or members as such alternate or alternates. When so appointed such alternate or alternates shall, with respect to such particular matter, have all the powers and duties of the regular member or members for whom he is or they are acting, and the "Committee on Particular Matter," consisting of such alternate or alternates, and the remaining regular members of the Business Conduct Committee, if any, shall with respect to such particular matter have all the duties and powers of the regular Business Conduct Committee. During such period as a Committee or Committees on a Particular Matter or Matters are functioning, the regular Business Conduct Committee and the regular members thereof shall continue to have all the powers and to perform all the duties concerning matters not under consideration by a Committee or Committees on Particular Matters.

(f) Duties of Committee. The Committee shall determine the manner and form in which its proceedings shall be conducted. The Committee shall provide for the prevention of manipulation of prices and the cornering of any commodity on the Exchange, and shall also have general supervision of the business conduct of members, member firms, any other persons with trading privileges, wholly-owned affiliates, guaranteed introducing brokers, and any employees or associated persons of any such individual or firm, particularly insofar as such conduct affects (1) non-member customers; (2) the public at large; (3) the State Government; (4) the Federal Government;
      (5) public opinion; and (6) the good name of the Association. The Committee shall also have general supervision, other than financial supervision, over all agricultural regular firms and their employees, member and non-member alike, with respect to each such firm's compliance with the Association's Rules and Regulations pertaining to its regularity. The Committee in performing its duties may investigate the dealings, transactions and financial condition of members, member firms, any other persons with trading privileges, wholly-owned affiliates, agricultural regular firms, guaranteed introducing brokers, and any employees or associated persons of any such individual or firm, and may examine their books and papers upon request. The Committee may employ such auditors and other assistants as it may deem necessary, and all expenses incident thereto shall be payable from the funds of the Association.

      The Committee shall have the authority to charge a member, member firm, person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or any employee or associated person of any such individual or firm alleged to have violated any Rule or Regulation within its jurisdiction and may impose any one or more of the following preliminary penalties: a reprimand, a cease and desist order, a fine not to exceed $25,000 for each such violation, and/or restitution. The Committee may also impose upon any such individual member, person with trading privileges, or employee of a member or member firm a preliminary denial of the privileges of the Floor of the Exchange or suspension from membership status for a period not in excess of ninety (90) business days for each such violation. Except in the case of specified penalties, which shall be heard by the Committee in accordance with Regulations 540.02 and 540.03, proceedings shall be conducted by the Hearing Committee in accordance with Regulations 540.02 and 540.03. The specified penalties which shall be heard by the Committee shall be defined as a reprimand, fines not exceeding $5,000.00 for any one violation, and a denial of the privileges of the Floor for a period not exceeding five (5) business days for any one violation. In the event there is a finding of multiple violations of any Rules or Regulations it shall be within the relevant Committee's discretion to apply its

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                                Ch5 Proceedings
                                ---------------
    denial or suspension powers either in a consecutive or concurrent manner.

    A party under a cease and desist order may apply to the Committee to review and terminate such order, provided that such order has been in effect for at least five years prior to application.

    The decision of the Business Conduct Committee or the Hearing Committee may be appealed to the Appellate Committee in accordance with Regulation 540.05 by filing with the Secretary of the Association, within ten (10) business days after the decision is sent to the respondent, a Notice of Appeal to the Appellate Committee requesting a review by the Appellate Committee of all or part of the decision.

    Any member, member firm, other person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or employee or associated person of any such individual or firm who fails to appear before the Committee pursuant to its request, or to submit his or its books and records to the Committee at its request, shall be guilty of an offense against the Association.

    The Committee may review at any time the operations or procedures of members, member firms, any other persons with trading privileges, wholly-owned affiliates, agricultural regular firms, guaranteed introducing brokers, and any employees or associated persons of any such individuals or firms to assure compliance with the Rules and Regulations of the Association. Whenever such review discloses a condition or practice which, in the Committee's judgment, falls within the provisions of Regulation
    270.01 or Regulation 540.06, it shall so advise the Chairman of the Board and recommend such action as it deems appropriate in the circumstances.

(g) Offense Against the Association. It shall be an act detrimental to the interest and welfare of the Association for any member of the Association, member firm, other person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or employee or associated person of any such individual or firm to fail to comply with the disciplinary action of the Committee after such action becomes effective.

(h) Hold-Over Members. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding, and the term of one or more of the members expires, such member or members may continue in office until the proceeding has ended. A holdover member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of his successor or his successor's right to participate in all other Committee business. (08/01/98)

543.00  Floor Governors Committee-
(a) Membership. The Chairman of the Board, with the approval of the Board, shall appoint from the Membership of the Association the members of a Floor Governors Committee who shall not be Directors or Officers of the Association. The Committee shall consist of seven members. Each year the Chairman of the Board, with the approval of the Board, shall appoint one member of the Committee for a term of three years dating from February 1 of such year. Each year, the Chairman of the Board, with the approval of the Board shall also appoint from the Membership two members of the Committee to serve for a one year term dating from February 1 of such year. In addition, each year, beginning with 1985, the Chairman of the Board, with the approval of the Board, shall also appoint from the Membership a member of the Committee for a two year term dating from February 1 of such year. A vacancy in the Committee shall be filled for the unexpired term by appointment by the Chairman of the Board, with the approval of the Board.

(b) Chairman and Vice Chairman of the Committee. The Chairman of the Board, with the approval of the Board, shall appoint a Chairman and a Vice Chairman of the Committee from among the members of the Committee. The Chairman and Vice Chairman shall be appointed to serve as Chairman and Vice Chairman for a one-year term.

(c) Meetings and Quorum. The Floor Governors Committee shall determine the time and place of its meetings and the manner and form in which its meetings shall be conducted. The attendance of four Floor Governors shall constitute a quorum of the Committee. The majority vote of the quorum of the Floor Governors Committee shall be the official act or decision of the Committee.

(d) Duties of the Committee. It shall be the function and duty of the Floor Governors Committee to assure

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                                Ch5 Proceedings
                                ---------------
     that the practices and conduct of the members of the Association, member firms, other persons with trading privileges, and employees of any such individual or firm on the Floor of the Exchange are in compliance with the Rules and Regulations. Whenever any violation of the Rules or Regulations is suspected by the Committee, and the Committee determines, after investigation by the Office of Investigations and Audits, that action should be taken, the Committee shall provide notice and opportunity for a hearing in compliance with Regulations 540.02 and 540.03. The Committee shall have the authority to charge a member, member firm, person with trading privileges, or any employee of any such individual or firm alleged to have violated any Rule or Regulation within its jurisdiction and may impose any one or more of the following preliminary penalties: a reprimand, a cease and desist order, a fine not to exceed $25,000 for each such violation, and/or restitution. The Committee may also impose upon any such individual member, person with trading privileges, or employee of a member or member firm a preliminary denial of the privileges of the Floor of the Exchange or suspension from membership status for a period not in excess of ninety (90) business days for each such violation. Except in the case of specified penalties, which shall be heard by the Committee in accordance with Regulations 540.02 and 540.03, proceedings shall be conducted by the Hearing Committee in accordance with Regulations 540.02 and 540.03. The specified penalties which shall be heard by the Committee shall be defined as a reprimand, fines not exceeding $5,000 for any one violation, and a denial of the privileges of the Floor for a period not exceeding five (5) business days for any one violation. In the event there is a finding of multiple violations of any Rules or Regulations, it shall be within the relevant Committee's discretion to apply its denial or suspension powers either in a consecutive or concurrent manner.

     Also fines not to exceed $5,000 for any act may be imposed as specifically authorized in Regulation 519.03.

     A party under a cease and desist order may apply to the Committee to review and terminate such order, provided that such order has been in effect for at least five years prior to application.

(e) Appeal. A member, member firm, other person with trading privileges, or any employee of any such individual or firm, may appeal from the decision of the Floor Governors Committee or the Hearing Committee in accordance with Regulation 540.05 by filing with the Secretary of the Association within ten (10) business days after the decision is sent to the respondent a Notice of Appeal to the Appellate Committee requesting a review by the Appellate Committee of all or part of the decision.

(f) Offense Against The Association. It shall be an act detrimental to the interest and welfare of the Association for any member of the Association, member firm, other person with trading privileges, or employee of any such individual or firm to fail to comply with the disciplinary action of the Committee after such action becomes effective.

(g) Oath. Every Floor Governor shall take an oath not to divulge, or allow or cause to be divulged, any information acquired by such member in his official capacity as a Floor Governor if such information is confidential, commercially sensitive, or non-public, except when required in connection with his official duties, or in connection with disciplinary proceedings or other formal proceedings or actions of a duly authorized committee of the Association or of the Board, or in response to a duly authorized subpoena, or in response to a request or demand by an administrative or legislative body of government having jurisdiction of the subject matter and authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board of Directors.

(h) Hold-over Member. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding, and the term of one or more of the members expires, such member or members may continue in office until the proceeding has ended. A holdover member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of his successor or his successor's right to participate in all other Committee business.

(i) Associate Members as Floor Governors. Associate Members of the Exchange are eligible for appointment to the Floor Governors Committee as full voting members, provided that Associate Members shall not be eligible to serve as Chairman of the Committee. The Committee shall at all times have at least two Associate Members on the Committee. (08/01/98)

543.01 Investigations - The President or the Executive Vice-President shall have the authority to

                                Ch5 Proceedings
                                ---------------

order investigations into any complaints made to the Association or into any situation no matter how brought to their attention involving possible violations of the Rules and Regulations of the Association. 1792 (08/01/94)

544.00 Waiver of Hearing - The statement of charges may provide that if the respondent fails, except for good cause, to request a hearing within a specified period of time, which in no event shall be less than five business days after the service of the charges, he shall be deemed to have accepted a penalty stated in the charges. (08/01/94)

545.00 Testimony And Production Of Books And Records - If a member of the Association, member firm, or other person with trading privileges, is required to submit his books and records, or the books and records of his firm, or corporation, or any portion thereof, to the Board, or to any authorized Standing or Special Committee, or to the individual responsible for the supervision of the Office of Investigations and Audits as provided for in Regulation 170.01, or, subject to the provisions of Rule 548.00, to furnish any information to or to appear and testify before, or to cause any of his partners or employees to appear and testify before such Board, or such authorized Committee, or at the request of such individual responsible for the supervision of the Office of Investigations and Audits, it shall be an offense against the Association to fail or refuse to comply with such requirements. 153 (08/01/94)

545.01  Furnishing Information - Pursuant to Rule 545.00 and Regulations
545.02 and 545.03, each clearing member shall furnish to the Board or to any committee or department specified by the Board, such information respecting daily trading, deliveries, exchanges of futures for cash commodities or other activity as the Board deems necessary for compliance by the Association with the provisions of Regulations Sections 16.00 through 16.03 under the Commodity Exchange Act or as required to be made or maintained under the Rules and Regulations. Such data shall be furnished at such times and in such manner and form as the Board or the committee or department acting for the Board may prescribe.

The Business Conduct Committee, the Financial Compliance Committee, or the Floor Governors Committee may, without hearing, impose minor penalties against members or member firms for failure by such members or member firms, or for failure by any persons for whom such members or member firms are responsible, to submit requested routine trade documentation within the respective Committees' jurisdiction in the manner prescribed by the Committee. Minor penalties for the purpose of this Regulation shall be defined as fines not exceeding $1,000 for any one offense.

If the documents requested are one year old or less, they must be produced and submitted to the Office of Investigations and Audits within five (5) business days. If the documents requested are more than one year old and less than five years old, they must be produced and submitted to the Office of Investigations and Audits within ten (10) business days. The Business Conduct Committee, the Financial Compliance Committee, or the Floor Governors Committee may impose a fine of up to $1,000 for each business day thereafter on which the member, member firm or any person for whom such member or member firm is responsible, has not produced and submitted the requested documents to the Office of Investigations and Audits.

A respondent may request an appeal of a minor penalty by filing a written request for a hearing with the Office of Investigations and Audits within ten
(10) business days after the penalty is imposed; the Business Conduct Committee, the Financial Compliance Committee, or the Floor Governors Committee shall hear the matter in accordance with Regulations 540.02 through 540.05. The decision of the Business Conduct Committtee, the Financial Compliance Committee, or the Floor Governors Committee may be appealed to the Appellate Committee as provided in Rule 542.00(f) or 543.00(e). Failure to request a hearing shall be deemed a consent to the fine. Unless a hearing is requested, failure to pay a fine within thirty (30) days after the penalty is imposed shall automatically triple the amount of the fine. 1973 (08/01/94)

545.02 Record Keeping - Pursuant to Rule 545.00 and Regulation 545.03, each member and member firm shall keep in an accurate and complete manner all books and records required to be made or maintained under the Rules and Regulations. All books and records required to be kept shall be kept for a period of five (5) years from the date thereof and shall be readily accessible for a period of two
(2)

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                                Ch5 Proceedings
                                ---------------

years from the date thereof. All reports required to be submitted to the Association or its delegate shall be reported accurately and completely. (08/01/94)

545.03 Record Keeping Qualifications - Each member, member firm and other person with membership privileges shall be required, pursuant to the rules and regulations, to keep, maintain and furnish only those books and records that relate directly to the trading of futures and options contracts, satisfaction of the minimum financial requirements for futures commission merchants and qualifications for membership. (08/01/94)

545.04 Equity Runs Transmission Requirement - Each member shall be required to have the ability to electronically transmit the complete bookkeeping reports to its Chicago office or to the Board of Trade Clearing Corporation by 8:00 a.m. central time on the day following the report date. The reports must, at a minimum, include the margin equity run, master file of customer account names and addresses, open position listing, day trade listing, cash adjustment sheets, margin call and debit/deficit report. (08/01/94)

545.05 Maintenance of Telephone Recordings - Members and member firms which record conversations conducted on their Exchange Floor telephone lines shall maintain the resultant recordings for a period of 10 business days following the day when such recordings are made. In addition, all recordings of Exchange Floor headset communications shall be maintained for a period of 10 business days following the day when such recordings are made. (07/01/98)

546.00 Testimony Before Other Exchanges - If the Board shall deem it is to the interest and welfare of the Association, or to the public interest, or in the interest of just and equitable principles of trade, to facilitate the examination by the authorities of another exchange of any transaction in which a member of the Association has been concerned and that the testimony of such member, his partners, or employees, or his books and papers, or the books and papers of his firm, or corporation, or any partner therein are material to such examination, and shall direct such member to appear and testify, or to cause any of his partners or employees to appear and testify, or to produce such books and papers before the authorities of said other exchange, or any committee thereof, for the purposes of such examination, and the member of the Association shall refuse or fail to comply with such direction, he may be adjudged guilty of an act detrimental to the interest or welfare of the Association. 154 (08/01/94)

548.00 Incriminating Evidence - Upon any investigation or trial before the Board, or before any committee, or before any other tribunal of the Association, no member or agricultural regular firm shall be required to answer, or be subject to any penalty for failing to answer any question, when such member or agricultural regular firm shall make oath that the answer, if given, would convict or tend to convict such member or agricultural regular firm of the violation of any law of the United States or any state. 161 (08/01/94)

549.00 Depositions of Witnesses - Upon any investigation authorized under the Rules and Regulations of the Association, the oral depositions of witnesses may be taken. The party under investigation shall be given at least five (5) days written notice of the time of the deposition and place where the witness will be deposed, which may be at any location within the United States. The party under investigation shall have the right to be present in person or by representative at the oral deposition, with right of cross-examination. All oral depositions of witnesses shall be taken under oath, before an officer qualified in the place of the deposition to administer oaths, and the complete testimony of the witnesses shall be transcribed by such officer or by a person under his supervision. Oral depositions taken in accordance with this provision shall be admissible in evidence at any hearing of the board or a Committee, reserving to the party under investigation the right to object at the hearing to the relevancy or materiality of the testimony contained therein. 162 (08/01/94)

550.00  Rehearing   - A suspended or expelled member or member firm, and any
member or member firm that has been fined, may petition the Appellate Committee for a rehearing. Upon presentation of the petition, the Appellate Committee, by a majority vote, may order a rehearing to determine whether the disciplinary action was the result of false testimony or was otherwise unjust or improper.

The rehearing will be conducted in accordance with Regulations 540.02 and 540.03.

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                                Ch5 Proceedings
                                ---------------

If, after a rehearing the Appellate Committee unanimously finds that such member or member firm was mistakenly expelled, suspended, or fined, or that the penalty imposed was excessive, the prior disciplinary action against such member or member firm may be set aside or the penalty mitigated. No prior disciplinary action or penalty shall be set aside or mitigated if any member of the Appellate Committee votes against such action.

The petition of a member or member firm who has been suspended, expelled, or fined, for a rehearing shall be posted upon the bulletin board of the Exchange for at least one week prior to its presentation to the Appellate Committee.

A member or member firm whose prior expulsion, suspension, and/or fine is set aside or mitigated in accordance with this Rule shall have no claim in law or equity against the Association or any Director, committee member, officer or employee thereof by virtue of such prior action thus set aside or mitigated.

A rehearing is not a right. An action of the Appellate Committee is final when rendered as provided in Regulation 540.07, but may be reviewed by the Board pursuant to Regulation 540.05. Every suspension, expulsion, or fine will be considered final until set aside or reduced under this Rule. 157 (08/01/94)

551.00 Financial Compliance Committee-

(a) Membership. The Chairman of the Board, with the approval of the Board, shall appoint the members of the Financial Compliance Committee. The Committee shall consist of five Full Members at least three of whom shall be an officer or partner of a member firm and who shall not be Directors or Officers of the Association. Initially, two members of the Committee shall serve for a term of two years. At the time this Rule becomes effective, three members shall be appointed to serve a term expiring February 1, 1992. Each year thereafter, beginning in 1992, the Chairman of the Board, with the approval of the Board, shall appoint two members of the Committee to serve a term of two years and one member to serve a term of one year. A vacancy in the Committee shall be filled for the unexpired term in the same manner as provided above, except that unexpired one-year terms may be left vacant at the discretion of the Chairman of the Board. The President and Chief Executive Officer of the Board of Trade Clearing Corporation shall be a non-voting advisor to the Committee.

(b) Chairman and Vice-Chairman of the Committee. The Chairman of the Board, with the approval of the Board, shall appoint a Chairman and a Vice-Chairman of the Committee from among the members of the Committee. The Chairman and Vice-Chairman shall be appointed to serve as Chairman and Vice-Chairman for a one-year term.

(c) Oath of Members. Every member of the Committee shall take an oath not to divulge, or allow or cause to be divulged, any information acquired by such member in his official capacity if such information is confidential, commercially sensitive or non-public, including any information regarding the market position, financial condition, or identity of any trader or firm, except when required in connection with his official duties, or in connection with disciplinary proceedings or other formal proceedings or actions of a duly authorized committee of the Association, or of the Board, or in response to a duly authorized subpoena, or in response to a request or demand by an administrative or legislative body of government having jurisdiction of the subject matter and authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board.

(d) Quorum. The attendance of three (3) members at a meeting shall constitute a quorum. The actions of a majority of the members present shall be the actions of the Committee.

(e) Financial Compliance Committee on Particular Matter. If the Financial Compliance Committee shall determine that it is improper for any or all of its regular members to serve during the consideration and decision of any particular matter, or if any or all the regular members shall be unable to serve during the consideration and decision of any particular matter, the Financial Compliance Committee may request the Chairman of the Board to appoint an alternate or alternates to sit throughout the investigation, hearing, and decision of such matter. The Chairman of the Board shall have the power to appoint, consistent with paragraph (a) above, any member or members as such alternate or alternates.

                                Ch5 Proceedings
                                ---------------

    When so appointed, such alternate or alternates shall, with respect to such particular matter, have all the powers and duties of the regular member or members for whom he is or they are acting, and the "Committee on Particular Matter," consisting of such alternate or alternates, and the remaining regular members of the Financial Compliance Committee, if any, shall with respect to such particular matter have all the duties and powers of the regular Financial Compliance Committee. During such period as a Committee or Committees on a Particular Matter or Matters are functioning, the regular Financial Compliance Committee and the regular members thereof shall continue to have all the powers and to perform all the duties concerning matters not under consideration by a Committee or Committees on Particular Matters.

(f) Duties and Authority of the Committee. The duty of the Committee is to monitor and ensure the capital and financial integrity of members and member firms. The Committee may determine, in its sole discretion, that there is reason to believe that the financial status of a member or member firm represents a condition inconsistent with sound business practices and financial integrity, and may exercise the following authority, without limitation, over the financial organization of members and member firms.

    The Committee shall determine the manner and form in which its proceedings shall be conducted. The Committee shall have authority, without limitation, over the financial organization of member firms and the financial inter-relationships between member firms and their wholly-owned affiliated entities, including parents and subsidiaries. The Committee shall also have the authority, without limitation, to supervise the nature of capital formation and the capital compliance of members, member firms, wholly-owned affiliates, any other persons with trading privileges, guaranteed introducing brokers, and any employees or associated persons of any such individual or firm, particularly insofar as such conduct may have an adverse impact on the member's, member firm's or wholly-owned affiliate's capital or financial stability. The Committee shall also have the authority, without limitation, to supervise the financial organization, nature of capital formation and the capital compliance of all agricultural regular firms and their employees, member and non-member alike.

    The Committee in performing its duties may investigate the dealings, transactions and financial interrelationships and condition of members, member firms, wholly-owned affiliates, agricultural regular firms, any other persons with trading privileges, guaranteed introducing brokers, and any employees or associated persons of any such individual or firm, may examine their books and papers upon request, and, with respect to member firms, may prescribe such capital requirements as it deems appropriate, including, without limitation, requiring the immediate or expeditious infusion of additional capital (subject to the procedures contained herein). Upon approval by the Chairman of the Board, the Committee may employ such experts, auditors, counsel and other assistants as it may deem necessary on a case-by-case basis, and all expenses incident thereto shall be payable from the funds of the Association.

    (1) Where immediate action is necessary, the Committee shall have the authority prior to a hearing, only upon written approval by the Chairman of the Board, to take summary action consistent with this rule subject to a subsequent hearing to be held within five (5) days from the date of the summary action in accordance with Regulation 540.06. This hearing, conducted before the Committee or Board, shall follow the requirements of Regulation 540.03(c)-(j).

        The member, member firm, person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or employee or associated person of any such individual or firm will be immediately notified in writing of the Committee's or Board's decision, in the form of an order signed by the Chairman of the Committee and the Chairman of the Board of Directors. Upon written notification of the decision, the respondent may request a hearing to be held within five
        (5) days. After this hearing, the respondent may appeal the decision to the Board of Directors. The Board of Directors may modify the conditions of the original order.

        Alternatively, any such summary order may be appealed directly to the Board of Directors within one business day. The member, member firm, person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or employee or associated

                                Ch5 Proceedings
                                ---------------

        person of any such individual or firm subject to such order must give written notice of appeal to the Secretary immediately upon receipt of the Committee's order; the Board shall hear the appeal within one business day following receipt of said appeal notice or such later date as the Board may establish pursuant to the written waiver of the one business day hearing requirement by the member, member firm, person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or employee or associated person of any such individual or firm.

    (2) The Committee shall have the authority to charge a member, member firm, wholly-owned affiliate, agricultural regular firm, person with trading privileges, guaranteed introducing broker, or any employee or associated person of any such individual or firm alleged to have violated any Rule or Regulation or written policy within its jurisdiction and may impose any one or more of the following preliminary penalties: a reprimand, a cease and desist order, a fine not to exceed $25,000 for each such violation, and/or restitution. The Committee may also impose upon any such individual member, person with trading privileges, or employee of a member or member firm a preliminary denial of the privileges of the Floor of the Exchange or suspension from membership status for a period not in excess of ninety (90) business days for each such violation. Except in the case of specified penalties, which shall be heard by the Committee in accordance with Regulations 540.02 and 540.03, proceedings shall be conducted by the Hearing Committee in accordance with Regulations 540.02 and 540.03. The specified penalties which shall be heard by the Committee shall be defined as a reprimand, fines not exceeding $5,000.00 for any one violation, and a denial of the privileges of the Floor for a period not exceeding five (5) business days for any one violation. In the event there is a finding of multiple violations of any Rules or Regulations it shall be within the relevant Committee's discretion to apply its denial or suspension powers either in a consecutive or concurrent manner.

        A party under cease and desist order may apply to the Committee to review and terminate such order, provided that such order has been in effect for at least five years prior to application.

        The decision of the Financial Compliance Committee or the Hearing Committee may be appealed to the Appellate Committee in accordance with Regulation 540.05 by filing with the Secretary of the Association, within ten (10) business days after the decision is sent to the respondent, a Notice of Appeal to the Appellate Committee requesting a review by the Appellate Committee of all or part of the decision.

    (3) Any member, member firm, wholly-owned affiliate, agricultural regular firm, other person with trading privileges, guaranteed introducing broker, or employee or associated person of any such individual or firm who fails to appear before the Committee pursuant to its request, or to submit his or its books and records to the Committee at its request, shall be guilty of an offense against the Association.

        The Committee may review at any time the operations or procedures of members, member firms, wholly-owned affiliates, agricultural regular firms, any other persons with trading privileges, guaranteed introducing brokers, and any employees or associated persons of any such individuals or firms to assure compliance with the Rules and Regulations of the Association. Whenever such review discloses a condition or practice which, in the Committee's judgment, falls within the provisions of Regulation 270.01 or Regulation 540.06, it shall so advise the Chairman of the Board and recommend such action as it deems appropriate in the circumstances.

(g) Offense Against the Association. It shall be an act detrimental to the interest and welfare of the Association for any member of the Association, member firm, wholly-owned affiliate, agricultural regular firm, other person with trading privileges, guaranteed introducing broker, or employee or associated person of any such individual or firm to fail to comply with the disciplinary action of the Committee after such action becomes effective.

(h) Hold-Over Members. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding, and the term of one or more of the members expires, such member or

                                Ch5 Proceedings
                                ---------------
    members may continue in office until the proceeding has ended. A hold-over member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of his successor or his successor's right to participate in all other Committee business. (08/01/98)

Ch5 Proceedings

560.00 Expulsion and Suspension from Membership - Unless otherwise specifically provided, the penalty of suspension from membership may be inflicted, and the period of suspension determined, by the vote of a majority of the members of the Appellate Committee or the Board present, and the penalty of expulsion from membership or of ineligibility of a suspended member for reinstatement may be inflicted only by a vote of two-thirds of the members of the Board present.

At any disciplinary hearing the Appellate Committee or the Board may impose a fine upon any member or member firm for each Rule or Regulation violated. By majority vote of the Appellate Committee members or Directors present, the fine for each Rule or Regulation violated shall not exceed $250,000. The time for payment of any such fine shall be determined by the Appellate Committee or the Board. Failure of any member or member firm to pay the fine during the prescribed period shall be considered an act detrimental to the interest and welfare of the Association. 140 (08/01/94)

560.01 Disciplinary Notice - Any member who is suspended, expelled, denied access to the Floor of the Exchange or otherwise disciplined shall be notified of such action in writing, with notification to the Commodity Futures Trading Commission in a manner permitted by the Commission, within thirty (30) days. The notification shall include the reasons for the Exchange action in the form
and manner the Commission prescribes.   1795  (01/01/00)

560.02 Association Bar - Unless otherwise specifically provided, the penalty of a bar from association with any member or member firm may be imposed, and the period of an association bar determined, by the vote of a majority of the members of the Appellate Committee or the Board present. A permanent bar from association may be imposed only by the Board by a vote of two-thirds of the members of the Board present. For purposes of this regulation, a bar from association with any member or member firm includes, but is not limited to, a member's acting in the capacity of a partner, officer, director, employee and/or agent of a member or member firm. (08/01/94)

561.00 Suspended or Expelled Member Deprived of Privileges - When a member is suspended by a Committee of the Association or the Board, such member shall be deprived during the term of his suspension of all rights and privileges of membership, but he may be proceeded against by the Board for an offense other than that for which he was suspended.

The expulsion of a member terminates all rights and privileges arising out of his membership, except such rights in respect to the proceeds of the transfer thereof as he may have under the provisions of Chapter 2 hereof. 159 (08/01/94)

562.00 Discipline During Suspension - A member suspended under the provisions of this Chapter may be proceeded against by the Board for any offense committed by him either before or after the announcement of his suspension, in all respects as if he were not under suspension. (08/01/94)

563.00 Trade Checking Penalties - The Floor Conduct Committee may assess a penalty not to exceed $1,000.00 for each day that a member or registered eligible business organization fails to make adequate provisions for the checking of trades that have been rejected by the Clearing House. Such penalty may be appealed to the Appellate Committee on the ground that it is excessive or unreasonable, and the Appellate Committee may thereupon revoke, modify, or impose a greater or different penalty. (04/01/98)

====================================================================================
Chapter 6
Arbitration of Member Controversies
====================================================================================
          600.00    Arbitration of Member Controversies.........................
          600.01    Member to Member Statute of Limitations.....................
          601.00    Arbitration of Customers' Claims and Grievances.............
          601.01    Award of Actual Damages.....................................
          601.02    Award of Punitive or Exemplary Damages......................
          602.00    Arbitration of Other Member-Nonmember Controversies.........

     Ch6 A. Definitions.........................................................
          603.00    Member Defined..............................................
          603.01    Definitions.................................................

     Ch6 B. Organization........................................................
          610.01    Arbitration Committee.......................................
          610.02    Administrator of Arbitration................................
          610.03    Unassociated Persons........................................

     Ch6 C. Jurisdiction, Submission, Selection of Arbitrators..................
          620.01    Jurisdiction and Submission.................................
          620.02    Selection of Arbitrators and Chairman.......................
          620.03    Special Arbitrators.........................................
          620.04    Time Limit for Filing Customers' Claims and Grievances......
          620.05    Time Limit for Filing Claims in Member/Agricultural Regular
                    Firm Controversies..........................................

     Ch6 D. Procedure...........................................................
          630.01    Pleadings...................................................
          630.02    Third Party Actions.........................................
          630.03    Cross Claims................................................
          630.04    Representation by Attorney..................................
          630.05    Time and Place for Hearing..................................
          630.06    Witnesses, Subpoenas, Depositions...........................
          630.07    Oath of Arbitrators.........................................
          630.08    Hearing Procedures..........................................
          630.09    Amendments To Pleadings.....................................
          630.10    Adjournments................................................
          630.11    Notice and Communications...................................
          630.12    Arbitration Procedures For Claims Under $2,500..............
          630.13    Rulings and Awards..........................................
          630.14    Change of Award.............................................

     Ch6 E. Miscellaneous Provisions............................................
          640.01    Fees and Expenses...........................................
          640.02    Ex Parte Contacts...........................................
          640.03    Holdover Arbitrators........................................
          640.04    Power to Decline Jurisdiction...............................
          640.05    Compliance With Applicable Laws.............................

================================================================================
Chapter 6
Arbitration of Member Controversies
================================================================================

600.00 Arbitration of Member Controversies - Any controversy between parties who were members at the time such controversy arose and which arises out of the Exchange business of such parties shall, at the request of any such party, be submitted to arbitration in accordance with regulations prescribed by the Exchange. Every member, by becoming such, agrees to arbitrate all such disputes with other members in accordance with this Rule and the regulations prescribed by the Exchange pursuant to this Rule, and further agrees and obligates himself to abide by and perform any awards made thereunder. (06/01/95)

600.01 Member to Member Statute of Limitations - A controversy shall be submitted to arbitration within two years from the date the member knew or should have known of the dispute. (09/01/95)

601.00 Arbitration of Customers' Claims and Grievances - The Exchange shall by regulation establish procedures in conformity with Section 5a(11) of the Commodity Exchange Act and Regulations thereunder for the settlement through arbitration of customers' claims and grievances against members and their employees. Every member, by becoming such, agrees to abide by all regulations prescribed by the Exchange pursuant to this Rule, and further agrees to abide by and perform any awards made thereunder. (08/01/94)

601.01 Award of Actual Damages - If an award of actual damages is made against a floor broker in connection with the execution of a customer order, the futures commission merchant that selected the floor broker may be required to satisfy such award. (08/01/94)

601.02 Award of Punitive or Exemplary Damages - Punitive or exemplary damages may be awarded to a customer in addition to losses proximately caused by a floor broker, if the floor broker acted wilfully and intentionally in bringing about the customer's losses. The punitive or exemplary damages may not exceed an amount equal to two times the amount of the actual damages proximately caused by the floor broker. In addition, the futures commission merchant that selected the floor broker may be required to satisfy the award of punitive or exemplary damages if the floor broker fails to do so and only if the futures commission merchant wilfully and intentionally selected the floor broker with the intent to assist or facilities the floor broker's violation. (08/01/94)

602.00 Arbitration of Other Member-Nonmember Controversies - - The Exchange may by regulation establish procedures for the voluntary arbitration of controversies between members and nonmembers arising out of Exchange business, other than customers' claims and grievances, where neither the claim, nor any counterclaim, is in excess of $50,000. Every member, by becoming such, agrees to abide by all regulations which the Exchange may prescribe pursuant to this Rule, and further agrees to abide by and perform any awards made thereunder. (08/01/94)

Ch6 A. Definitions

603.00 Member Defined - For purposes of this Chapter, the term "member" includes all individual members of the Association, and all partnerships, corporations, and cooperative associations registered with the Association pursuant to Rule 230.00 or related regulations. (11/01/94)

603.01  Definitions -

For purposes of this Chapter:

A. "Member" of the Association includes all individual members of the Association, and all partnerships, corporations, and cooperative associations that are registered with the Association pursuant to Rule
    230.00 or Regulation 230.17. For purposes of Rule 600.00 and Regulation 620.01(A), "member" shall also be deemed to include the operator or manager of a warehouse or shipping plant that has been declared regular by the Exchange for the delivery of grains, soybean oil or soybean meal in Board of Trade contracts.

B. "Claims or grievance" is any dispute which arises out of any transaction on or subject to the rules of the Exchange (including any transaction on or subject to the Rules of another contract market if such transaction is part of the same cause of action), executed by or effected through a member of the Association, or by or through an employee of a member of the Association, which dispute does not require for adjudication the presence of essential witnesses or third parties over whom the Association does not have jurisdiction and who are not otherwise available. A "claim or grievance" does not include disputes arising from cash market transactions which are not part of or directly connected with any transaction for the purchase or sale of any commodity for future delivery.

C.  "Customer" does not include any member of the Association.

D. "Unassociated person" excludes all persons who are either members of or associated with members of the Association, who are employees of the Association, or who are otherwise associated with the Association. For the purpose of customer claims or grievances in connection with this chapter only, "unassociated person" excludes all persons who are members of, or associated with members of, or are employees of, or otherwise associated with, the Association or any other contract market. (08/01/94)

Ch6 B. Organization

610.01 Arbitration Committee - The Arbitration Committee shall consist of twenty-eight (28) individual members of the Association appointed by the Chairman of the Board with the approval of the Board. Seven (7) shall be chosen from each of the following four (4) categories: seven (7) shall be principally engaged as floor traders; seven (7) shall be principally engaged as floor brokers; seven (7) shall be affiliated with brokerage firms; and seven (7) shall be affiliated with commercial firms. Fourteen (14) members shall be appointed for a term to end January, 1992, and fourteen (14) members shall be appointed for a term to end January, 1993. Beginning January, 1992, fourteen (14) members shall be appointed each year for a term of two years. A vacancy shall be filled for the unexpired term in the same manner as is provided above. No person shall be a member of the Committee who, at the same time, is a member of the Board or a member of any standing disciplinary committee. A member of the Arbitration Committee shall not be disqualified to serve on the Committee or any panel thereof due to a change in categories subsequent to his appointment. If the category of a member of the Arbitration Committee should change subsequent to his appointment, he shall be considered for all purposes to be in the category from which he was chosen on the date of his appointment. (08/01/94)

610.02 Administrator of Arbitration - The Administrator of Arbitration ("Administrator") shall be appointed by the President to serve at his will. The Administrator shall assist the Arbitration Committee in the performance of its work, and perform all ministerial duties in connection therewith including the following: he shall receive and file all submissions, pleadings and awards; he shall select unassociated persons to serve on Mixed Panels; he shall schedule and give notice of all hearings, keep a record of all cases, and keep such other books, and memoranda as the Committee shall from time to time direct; he shall receive and disburse all deposits and costs and keep careful and accurate account thereof under the supervision of the Arbitration Committee; and he shall perform all other duties incident to his office. (08/01/94)

610.03 Unassociated Persons - The Administrator shall maintain a list of unassociated persons available to serve as arbitrators on Mixed Panels constituted pursuant to Regulation 620.02 for the arbitration of customers' claims and grievances and other member-nonmember controversies. The Administrator shall from time to time select unassociated persons and place on the list the names of such unassociated persons who are willing to serve as arbitrators. (08/01/94)

Ch6 C. Jurisdiction, Submission, Selection of Arbitrators

620.01  Jurisdiction and Submission -

A. Member Controversies. The Arbitration Committee has jurisdiction to arbitrate all controversies between members arising out of Exchange business. A member party may compel another member party to arbitrate such controversies by delivering to the Administrator a Statement of Claim.

B. *Customer's Claims and Grievances. The Arbitration Committee and Mixed Panels constituted pursuant to Regulation 620.02 have jurisdiction to arbitrate all customer's claims and grievances against any member or employee thereof which have arisen prior to the date the customer's claim is asserted. If the customer elects to initiate an arbitration proceeding of any customer claim or grievance, the member shall submit to arbitration in accordance with these Arbitration Rules and Regulations. The arbitration shall be initiated by delivery to the Administrator of (a) a Statement of Claim and a "Chicago Board of Trade Arbitration Submission Agreement for Customers' Claims and Grievances" signed by the customer or (b) a Statement of Claim and another arbitration agreement between the parties, which agreement conforms in all respects with any applicable requirements prescribed by the Commodity Futures Trading Commission. The refusal of any member or employee to sign the ''Chicago Board of Trade Arbitration Submission Agreement for Customer's Claims and Grievances" shall not deprive the Arbitration Committee or a mixed Panel constituted pursuant to Regulation 620.02 of jurisdiction to arbitrate customers' claims under these Arbitration Rules and Regulations. The Committee and Mixed Panels have jurisdiction to arbitrate a counterclaim asserted in such an arbitration, but only if it arises out of the transaction or occurrence that is the subject of the customers' claim or grievance and does not require for adjudication the presence of essential witnesses, parties or third persons over whom the Association does not have jurisdiction. Other counterclaims are subject to arbitration by the Committee, or a Mixed Panel, only if the customer agrees to the submission after the counterclaim has arisen.

C. Other Member-Nonmember Controversies. The Arbitration Committee, and Mixed Panels constituted pursuant to Regulation 620.02, have jurisdiction to arbitrate all controversies between members and nonmembers arising out of Exchange business, other than customers' claims and grievances, where neither the claim nor the counterclaim is in excess of $50,000 and where the claim is filed no more than one year after the date of the transaction giving rise to the claim or controversy. Any party may request the arbitration of such controversy by delivering to the Administrator (1) a Statement of Claim and a ''Chicago Board of Trade Arbitration Submission Agreement" signed by all the parties or (2) a Statement of Claim and another arbitration agreement between the parties, which agreement conforms in all respects with any applicable requirements prescribed by the Commodity Futures Trading Commission.

*The following is the text of Regulation 620.01(B) as amended by CFTC Rule
7.201. The legality of Rule 7.201, and thus the obligation of Board of Trade members to arbitrate customer's claims and grievances, has been the subject of litigation between the Board of Trade and one of its member firms against the CFTC since 1982. On December 30, 1986, the United States District Court for the Northern District of Illinois declared CFTC Rule 7.201 to be invalid as an unconstitutional denial of a member firm's Seventh Amendment right to a jury trial. However, on December 22,1987, the Seventh Circuit Court of Appeals overturned the District Court's decision, thereby upholding CFTC Rule 7.201. The Board of Trade, with a member firm, filed with the United States Supreme Court a petition to review the Seventh Circuit's decision. On October 3,1988, the Supreme Court denied the petition. The Supreme Court's ruling, in effect, reaffirms the Seventh Circuit's decision validating CFTC Rule 7.201 and compelling Association members, at the option of the customer, to arbitrate customer disputes arising out of Exchange business. (08/01/94)

620.02  Selection of Arbitrators and Chairman

A. Customers' Claims and Grievances. Prior to the time of a customer's submission of a claim or grievance to the arbitration procedure established herein, he shall be informed that he may elect at the time of submission of the claim or grievance to have his dispute heard by an arbitration panel consisting of members selected pursuant to Subsection C of this Regulation, or by a Mixed

           Ch6 C. Jurisdiction, Submission, Selection of Arbitrators
           ---------------------------------------------------------

    Panel selected pursuant to this Subsection. The customer shall be advised, prior to election of a Mixed Panel

    1. that any increased expenses attendant to having such a Mixed Panel shall be borne by the member(s) regardless of the outcome of the arbitration unless the arbitrators determine that the customer acted in bad faith in initiating, or participating in, the arbitration proceeding.

    2. that the Mixed Panel may have more or less knowledge in the area of commodities relevant to his claim that a panel composed entirely of members of the Arbitration Committee.

    Such Mixed Panel shall be composed of five (5) persons, three of whom shall be unassociated persons, and two of whom shall be members of the Arbitration Committee, both of whom may be from the same category. The unassociated persons on such Mixed Panel shall be chosen by the Administrator by lot from the list of available unassociated persons maintained by the Administrator. The members of the Arbitration Committee shall be selected in a manner to be established by the Committee. Each panel shall be chaired by a member of the Executive Subcommittee of the Arbitration Committee.

B. Other Member-Nonmember Controversies. The provisions of Subsection A of the Regulation shall be applicable to the arbitration of member-nonmember controversies, as well as to the arbitration of customers' claims and grievances.

C. Other Controversies. In the case of controversies between members, or in the event that a customer or nonmember party does not elect a Mixed Panel as outlined in Subsections A and B of this Regulation, the arbitration panel shall consist of five (5) Arbitrators, to be selected from the Arbitration Committee in a manner to be established by the Committee, with at least one Arbitrator to be selected from each category described in Regulation 610.01. Each panel shall be chaired by a member of the Executive Subcommittee of the Arbitration Committee.

D. Executive Subcommittee of the Arbitration Committee. For the purpose of this Regulation 620.02, the Executive Subcommittee of the Arbitration Committee shall consist of one Chairman, one Vice Chairman and three other members, all of whom have been appointed by the Chairman of the Board with the approval of the Board of Directors. One member of the Subcommittee must be principally engaged as a floor trader, one member must be principally engaged as a floor broker, one member must be affiliated with a brokerage firm, and one member must be affiliated with a commercial firm. The Chairman of the Subcommittee may come from any of the four categories cited in the preceding sentence. (11/01/97)

620.03 Special Arbitrators - Where the controversy is of a highly technical nature, if the parties desire, they may arrange between themselves for one or more Special Arbitrators to be convened by the Administrator, in which event such Special Arbitrator or Special Arbitrators shall proceed in accordance with the provisions of this Chapter. (08/01/94)

620.04 Time Limit for Filing Customers' Claims and Grievances - The Arbitration Committee and Mixed Panels constituted pursuant to Regulation 620.02 do not have jurisdiction to arbitrate customers' claims and grievance which are filed more than one year after the date of the transaction giving rise to the claim or controversy. (08/01/94)

620.05 Time Limit for Filing Claims in Member/Agricultural Regular Firm Controversies - The Arbitration Committee does not have jurisdiction to arbitrate controversies between members and agricultural regular firms which are filed more than one year after the date of the events giving rise to the claim or controversy. (08/01/94)

Ch6 D. Procedure

630.01  Pleadings

A. Form of Pleadings. Pleadings shall be sufficient if they contain information which reasonably informs the other party of the nature of the claim, counterclaim, or defense. The amount of the claim or counterclaim shall be stated where possible. Provided, however, in any controversy submitted between non-members (parties who are neither customers nor members) and members or their employees, the parties shall be deemed to have agreed between themselves that no award upon a claim or counterclaim shall exceed $50,000.

B. Notice. The Administrator shall deliver or mail copies of all pleadings to the parties as soon as practicable.

C. Answer and Counterclaim. The respondent shall have ten (10) business days from receipt of the Statement of Claim in which to file an answer and counterclaim, if any, with the Administrator. If the respondent does not file an answer and counterclaim, if any, within the time prescribed, the respondent will be deemed to have denied the claim and to have waived any counterclaim. The Administrator, in his discretion, may extend the filing period upon request of the respondent.

D. Reply. The claimant shall be given the same opportunity to reply to any counterclaim as was given the respondent to answer. (08/01/94)

630.02 Third Party Actions - In an arbitration between members pursuant to the provisions of Regulation 620.01(A).

1. A party may bring in a third party member against whom a claim is asserted arising out of or in connection with transactions referred to in the pleadings.

2. A member may, in the discretion of the Arbitrators, intervene in a pending arbitration proceeding and become a party if the Arbitrators are satisfied that the claim which he asserts against either or both of the parties arises out of or in connection with the transactions referred to in the pleadings.

3. The procedures to be followed in any third party action shall be determined by the Arbitrators. (08/01/94)

630.03 Cross Claims - In an arbitration between members pursuant to the provisions of Regulation 620.01(A), parties shall have the right to assert cross claims. (08/01/94)

630.04 Representation by Attorney - A party is not required to be represented by an attorney; however, he has the right to be represented by an attorney at his own expense if he so chooses. A party who is represented by an attorney shall so notify the Administrator and shall furnish to him the attorney's name and address. Subsequent papers in the proceeding may be delivered or mailed to the party through his attorney. The arbitrators may award a party all or any portion of the party's reasonable attorneys fees and expenses incurred as a result of another party's frivolous claim or defense. The party so awarded shall submit an affidavit, detailing his attorney fees and expenses, to the Administrator with notice to the opposing party. (08/01/96)

630.05 Time and Place for Hearing - The Administrator shall set a date for the hearing after all pleadings have been filed, and shall notify the parties at least five (5) business days in advance of the time and place, with a copy of the notification to the Arbitrators. All hearings shall be held in the City of Chicago, State of Illinois. If it is determined by the Administrator that it is necessary, for any reason, to postpone the time of hearing, he shall notify the parties. When a new date for hearing is set, the parties shall be notified as soon as practicable and no less than five (5) business days before the hearing unless the time limit is waived. (08/01/94)

630.06 Witnesses, Subpoenas, Depositions - Arbitrators and parties shall have such powers in regard to compelling attendance of witnesses or the production of documents or things, or the taking of depositions, as are provided in the Uniform Arbitration Act of Illinois. (08/01/94)

630.07 Oath of Arbitrators - All Arbitrators shall be sworn faithfully and fairly to hear, examine, and determine all controversies and to make awards according to the best of their understanding. Such oath may be administered by any person authorized to administer oaths. (08/01/94)

                               Ch6 D. Procedure
                               ----------------

630.08  Hearing Procedures

A. The Arbitrators may allow stipulations and establish such other procedures as may simplify the issues and expedite the hearing. The Arbitrators may hear and determine the controversy upon the evidence produced, notwithstanding the failure of a party duly notified to appear or to present evidence.

B. Each of the parties or his attorney shall be permitted to make an opening statement; present witnesses and evidence material to the controversy; cross-examine witnesses, including parties to the arbitration; and present closing arguments orally or in writing as may be determined at the hearing by the Arbitrators. The Arbitrators shall not be bound by formal rules of evidence. The Arbitrators shall receive and consider the evidence of witnesses by affidavit, but shall give it only such weight as they deem it entitled to after consideration of any objections made to its submission. All testimony shall be taken under oath or affirmation. The hearing shall be formally declared closed by the Arbitrators. Such hearings may, however, in the discretion of the Arbitrators, be reopened at any time prior to the making of an award.

C. The Arbitrators may, when they deem it appropriate, record the proceedings in whatever manner they determine. Any party may require the proceedings to be transcribed if he agrees to pay the actual cost of such transcription. The Administrator shall make the necessary arrangements for the taking of a stenographic record whenever such record is requested. (08/01/94)

630.09 Amendments To Pleadings - At any time before the hearings are declared closed, any party may move to amend his pleadings to conform to the evidence and, if the Arbitrators shall permit the amendment, the case shall be determined on the amended pleadings. (08/01/94)

630.10 Adjournments - The Arbitrators may adjourn the hearings from time to time upon the application of either party for good cause or at their own instance. (08/01/94)

630.11 Notice and Communications - Notices shall be given to the parties by the Administrator or otherwise as the Arbitrators may direct. (08/01/94)

630.12  Arbitration Procedures For Claims Under $2,500

A. Where claims of the parties including counterclaims, if any, are under $2,500 in the aggregate, the dispute shall be resolved by the Arbitrators solely upon the pleadings and documentary evidence filed by the parties. A party shall have the right to take the deposition of any other party in the manner and upon terms designated by the Arbitrators.

B. Notwithstanding the provisions of this Regulation, the Arbitrators may request the submission of further evidence in the proceedings, and the Arbitrators may, by a majority vote, call and conduct a hearing if such is deemed to be necessary. (08/01/94)

630.13  Rulings and Awards

A.  All rulings and awards shall be by a majority vote of the Arbitrators.

B. The award shall be in writing and signed by the Arbitrators joining in the award. Such award shall be promptly rendered according to the Rules and Regulations of the Association and the laws of the land, and the award shall be final. The Arbitrators shall file the award with the Administrator and the Administrator shall deliver or mail a copy to each party.

C. Failure to comply with an order or award of the Arbitration Committee or to pay the full amount of the award to the Exchange as escrow agent within thirty (30) days of notice of the order or award shall be deemed to be a failure to perform an Exchange contract in accordance with Rule 278.00

    The amount of the award placed in escrow with the Exchange plus accrued interest shall be released to the prevailing party ninety-one days after notice of the award is issued unless a timely motion to vacate, modify or correct the award has been filed with a court of competent jurisdiction, in which case the amount shall continue to be held by the Exchange and together with accrued interest shall be disbursed upon the entry of and in accordance with a final order disposing of such motion. (08/01/94)

630.14 Change of Award - On application of a party to the Arbitrators, the Arbitrators may modify or correct the award in accordance with the Uniform Arbitration Act of Illinois. (08/01/94)

Ch6 E. Miscellaneous Provisions

640.01 Fees and Expenses - A schedule of arbitration fees shall be established from time to time by the Arbitration Committee, with the approval of the Board. The Arbitrators, in the award, shall fix expenses and assess fees, in accordance with the Committee's schedule, in whatever manner they deem appropriate, provided that incremental costs associated with the selection of a Mixed Panel by a customer shall be borne by the member regardless of the outcome of the arbitration unless the arbitrators shall determine that the customer acted in bad faith in initiating, or participating in, the arbitration proceeding. Parties shall be notified prior to the submission of a claim of the nature and amount of fees and expenses which may be assessed against the parties to the extent that the amount of such fees and expenses may be determined prior to submission and hearing of the claim. (08/01/94)

640.02 Ex Parte Contacts - Parties are prohibited from making ex parte contacts with any Arbitrator hearing an arbitration between the parties. (08/01/94)

640.03 Holdover Arbitrators - Whenever the Arbitrators have begun to hear or review evidence and argument in any arbitration proceeding, and the term of one or more of the Arbitrators expires, such Arbitrator or Arbitrators shall continue in office until the arbitration proceeding has ended. A holdover member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of his successor or his successor's right to participate in all other Committee business. (08/01/94)

640.04 Power to Decline Jurisdiction - Arbitrators may decline jurisdiction in any case, except as provided by law. The Arbitrators may, at any time during the proceeding, except as provided by law, and shall, upon the joint request of the parties, dismiss the proceeding. (08/01/94)

640.05 Compliance With Applicable Laws - The Regulations of this Chapter shall be so construed as to comply with applicable mandatory provisions of the Commodity Exchange Act (including Regulations thereunder) and all mandatory provisions of the Uniform Arbitration Act of Illinois and, where in conflict with the mandatory provisions of such Act or Acts, the Acts shall prevail. However, these Regulations, being an integral part of all agreements for the arbitration of disputes pursuant hereto, shall supersede all provisions of the Acts which are waivable by agreement. (08/01/94)

=========================================================================
Chapter 7
Clearing House, Deposits for Security
=========================================================================
     Ch7 Clearing House..............................................
          700.00  Settlement by Clearance............................
          701.00  Rights of Board....................................
          702.00  Clearing House By-Laws.............................
          703.00  Membership in Clearing House.......................
          703.00A Office Location and Operation......................
          703.00B Transition Period for Amended Rule 703.00..........
          704.00  Substitution.......................................
          705.00  Offsets............................................
          705.01  Reporting (Margins)................................
          705.02  Reporting (Offsets)................................
          706.00  Trades for Customers...............................

     Ch7 Deposits for Security.......................................
          720.00  Amount Callable....................................
          721.00  Depositaries.......................................
          722.00  Certificates.......................................
          723.00  Disposition of Duplicate Certificates..............
          724.00  Existing and Future Exchange Contracts.............
          725.00  Notice of Call.....................................
          726.00  Failure to Make Deposit............................
          727.00  Return of Deposits.................................
          728.00  Release of Excessive Deposits......................
          729.00  Deposits to Secure Clearing House..................

================================================================================
Chapter 7
Clearing House, Deposits for Security
================================================================================

Ch7 Clearing House

700.00 Settlement by Clearance - All contracts, including contracts made by members upon behalf of non-members, shall be cleared through the Clearing House, and all such contracts shall be subject to the Charter, By-Laws, and Clearing Regulations of the Clearing House; except in security contracts unless otherwise stipulated in the bid or offer or it is otherwise agreed by the parties to the contract, or the Clearing House, either in the particular instance or in pursuance of its By-Laws and Resolutions, will not act in the matter. 310 (09/01/94)

701.00 Rights of Board - During 1936 the Board, by the affirmative vote of fourteen Directors and thereafter by the affirmative vote of twelve Directors, may discontinue the clearance of commodities and securities contracts through the Clearing House, and provide for such other method of clearance as may be selected. 311 (08/01/94)

702.00 Clearing House By-Laws - The Clearing House may not change its By-Laws without the consent of the Board. 312 (08/01/94)

703.00 Membership in Clearing House - The Clearing House may prescribe the qualifications of its own members. However, no person, corporation, limited liability company, partnership, or any other type of eligible business organization (hereinafter collectively referred to as "Eligible Business Organization") shall become a member of the Clearing House until approved by the Membership Committee, subject to the following conditions:
(a) No Eligible Business Organization shall become a member of the Clearing House for the purpose of clearing trades for others unless the chief executive officer of a corporation, the managing partner of a partnership, or the managing member of a limited liability company has registered his or her membership privilege for the use of the Eligible Business Organization pursuant to Rule 230.00 and the provisions of paragraph (d) below are met. For good cause shown and if approved by the Membership Committee with the concurrence of the Governors of the Clearing House, the Eligible Business Organization may designate its principal managerial employee instead of the individual referred to above. For the purpose of this Rule, a principal managerial employee shall be the highest ranking managerial employee in the Eligible Business Organization whose duties pertain to the management of the Eligible Business Organization or any division thereof, and who is in a position to influence the Eligible Business Organization's operations with respect to commodities business. The ability to influence the eligible Business Organization's operation with respect to commodities business includes, but is not limited to, the following:

     (1) the ability to commit the Eligible Business Organization's capital whenever required by the Exchange or the Board of Trade Clearing Corporation.

     (2) the ability to liquidate or otherwise adjust the Eligible Business Organization's commodity futures or options positions as directed by the Exchange; and

     (3) the authority to appear before and respond to any committee of the Exchange on behalf of the Eligible Business Organization.

(b) An individual member of the Association or a registered partnership or a limited liability company consisting of a husband and wife who are members, may be a member of the Clearing House provided that they clear trades exclusively for their own account.

(c) No Eligible Business Organization may be a member of the Clearing House for the purpose of clearing its own trades exclusively unless one of its managerial employees has registered his or her membership for the use of the Eligible Business Organization as provided in Rule 230.00.

     The provisions of the foregoing paragraph shall apply to an Eligible Business Organization which is solely owned provided that the sole owner is a member of the Association and has registered his or her membership for the use of the Eligible Business Organization with the approval of the Membership Committee under the provisions of Rule 230.00. In such a case, the Eligible Business

                              Ch7 Clearing House
                              ------------------

     Organization may be a member of the Clearing House for the purpose of clearing its own trades exclusively.

(d) An Eligible Business Organization may be a member of the Clearing House and clear trades for others if it conducts a substantial and continuing business in commodity futures contracts on the Exchange directly with the trading public and if two memberships for the use of the Eligible Business Organization are registered under the provisions of Rule 230.00. One of the memberships to be registered must be that of the chief executive officer of a corporation, the managing partner of a partnership, or the managing member of a limited liability company, as applicable. The second membership to be registered must be that of the second ranking managerial employee of the Eligible Business Organization.

     The Membership Committee, in its discretion and for good cause shown, may allow an Eligible Business Organization to register a membership in the name of a managerial employee of the Eligible Business Organization other than the second ranking managerial employee in order to satisfy the requirements of this paragraph (d) when the second ranking managerial employee fails to meet the qualifications of the term managerial employee as defined in Rule 230.00.

(e) A lawfully formed and conducted cooperative association of producers having adequate financial responsibility and which is engaged in any cash commodity business, may clear trades through the Clearing House provided it meets the registration requirements for Eligible Business Organizations as set forth in this Rule.

(f) A member firm which is also a clearing member firm of the Association or a managerial employee of such firm shall not be prohibited from owning, controlling, or being a shareholder, member or limited partner in one other clearing member firm provided that when both clearing members are corporations, the second clearing member is a 100% wholly owned subsidiary of the first clearing member corporation and further provided that each clearing member must, in its own right, meet all the conditions and requirements contained in this chapter.

(g) An Eligible Business Organization which is not a clearing member of this Association shall not be prohibited from owning and controlling two clearing members, provided that each of the two clearing members is a 100% wholly-owned subsidiary of the Eligible Business Organization and provided that each of the two clearing members meets all of the conditions and requirements contained in this chapter in its own right.

(h) For the purpose of Rule 703.00 (c), (f) and (g), the registrant of a corporation shall be its chief executive officer or, for good cause shown, its principal managerial employee as defined in paragraph (a) above; the registrant of a partnership shall be its managing partner or, for good cause shown, its principal managerial employee as defined in paragraph (a) above; and the registrant of a limited liability company shall be its managing member or, for good cause shown, its principal managerial employee as defined in paragraph (a) above. (04/01/98)

703.00A   Office Location and Operation - To be eligible for clearing privileges, an Eligible Business Organization must:

     Maintain its own separate office in Chicago, Illinois, in a location satisfactory to the Clearing House and under the direct supervision of the clearing member, if an individual, or of a member in good standing having full authority to transact business with the Clearing House for and on behalf of the clearing member, including entering into Exchange and members' contracts, if an Eligible Business Organization; or

     Use a facilities manager that maintains an office in Chicago, Illinois, and that is acceptable to the Clearing House.

Provided, however, that the Board of Governors of the Clearing House may permit individual members, as well as partnerships and limited liability companies composed only of members, to share office space if they clear only their personal trades and carry no accounts for customers. 31R (04/01/98)

703.00B   Transition Period for Amended Rule 703.00 - Any eligible business organization which is not in compliance with the terms of amended Rule 703.00 on its effective date shall have six (6) months from that date to comply with the terms of the Rule as amended. (04/01/98)

704.00 Substitution - Where a future delivery contract is cleared through the Clearing House,

                              Ch7 Clearing House
                              ------------------

the Clearing House shall be deemed substituted as seller to the buyer, and shall also be deemed substituted as buyer to the seller, and thereupon the Clearing House shall have all of the rights and be subject to all of the liabilities of the original parties with respect to such contract. 314 (08/01/94)

705.00 Offsets - Where a member buys and sells the same commodity for the same delivery, and such contracts are cleared through the Clearing House, the purchases and sales shall be offset to the extent of their equality, and the member shall be deemed a buyer from the Clearing House to the extent that his purchases exceed his sales, or a seller to the Clearing House to the extent that his sales exceed his purchases. 315 (08/01/94)

705.01 Reporting (Margins) - A bona fide hedger, in financial instruments, may report positions on a gross basis provided appropriate margins are paid during the delivery month, on the gross positions reported, as required by Regulation 431.02. (18) (08/01/94)

705.02 Reporting (Offsets) - A bona fide hedger, in financial instruments, reporting consistently on a gross basis under Regulation 705.01 shall, during a delivery month settle gross positions only by offsetting such positions through trades in the pit. During non-delivery months, and not later than three days prior to the first day of the delivery month, gross positions may be offset as provided for in the Rules of the Association. (08/01/94)

706.00 Trades for Customers* - Where a member makes a trade for future delivery of commodities for a customer (member or non-member) and the trade is cleared through the Clearing House, the Clearing House becomes the principal who is liable to the customer and to whom the customer is liable, subject to the following: (a) the trade shall remain subject to the Charter, By-Laws, and Resolutions of the Clearing House; (b) the trade may be offset against other trades of the clearing member as provided in Rule 705.00; (c) if the trade is not offset and the member being a seller, tenders a delivery notice to the Clearing House, the member to whom such delivery is assigned, under Rule 1048.00, shall thereupon be substituted as buyer in lieu of the Clearing House;
(d) if the trade is not offset, and the member, being a buyer, is assigned a delivery under Rule 1048.00, the seller whose delivery is thus assigned shall thereupon be substituted as seller in lieu of the Clearing House; (e) if the trade is offset, the Clearing House shall be discharged, and the member himself shall be substi-tuted for the Clearing House as principal. For the purpose of this Rule, the first trades made shall be deemed the first trades offset. 316

*See also Board of Trade Clearing Corporation By-Law 515. (08/01/94)

Ch7 Deposits for Security

720.00 Amount Callable - On future delivery contracts, buyers may require sellers and sellers may require buyers to deposit, as security for faithful performance, such percentage of the market price of the commodities bought or sold as shall not be in excess of the standing margin requirements of the Clearing House. 260 (08/01/94)

721.00 Depositaries - All such deposits shall be made with the Treasurer, or with a bank approved by the Board. Such bank must have at least one executive officer who is a member, and must file a bond, approved by the Board, conditioned to dispose of such deposits according to the Rules. 261 (08/01/94)

722.00 Certificates - The depositary shall issue a certificate of deposit in duplicate, giving the date and amount of the deposit and the name of the depositor and the beneficiary. It shall also state that the certificate is subject to the Rules of the Association. 262 (08/01/94)

723.00 Disposition of Duplicate Certificates - The depositor, within one hour after the call for the deposit, must deliver the duplicate certificate of deposit to the Clearing House or to the beneficiary. 263 (08/01/94)

724.00 Existing and Future Exchange Contracts - Unless otherwise provided all deposits shall constitute security for the performance of all existing or future Exchange contracts between the parties. 264 (08/01/94)

725.00 Notice of Call - Calls for deposits may be served personally upon the party called or upon his clerk or representative on Change, or by written notice left at his place of business. If he has no place of business and cannot be found, the call may be made by written notice left at the Office of the Secretary. 265 (08/01/94)

726.00 Failure to Make Deposit - Failure to make deposits for one hour after demand shall authorize but not obligate the other party to close out the trades for which security was demanded. If such trades are closed, the delinquent shall be immediately notified, whereupon any loss upon such trades shall be immediately payable through the Clearing House. 266 (08/01/94)

727.00 Return of Deposits - Upon performance or closing out of contracts secured by deposits, or upon the assumption of such contracts by the Clearing House, such deposits may be withdrawn upon the joint endorsement of depositor and beneficiary. If they cannot agree as to the disposition of the deposit, either party may apply to the Chairman of the Arbitration Committee, who shall appoint a special committee of three arbitrators before whom the dispute shall be arbitrated. The Committee shall report their findings to the Chairman of the Arbitration Committee, and thereupon the Chairman of the Arbitration Committee shall endorse the original or duplicate certificate in accordance therewith. Such endorsement shall authorize the depositary to pay the deposit as directed. 267 (08/01/94)

728.00 Release of Excessive Deposits - If, by reason of market fluctuations, any deposit becomes excessive, the excess shall be released, either by the joint action of the interested parties, or by the Chairman of the Arbitration Committee, as provided in Rule 727.00. 268 (08/01/94)

729.00 Deposits to Secure Clearing House - The foregoing provisions of this Chapter shall not apply as between clearing members and the Clearing House. Deposits to secure the Clearing House shall be pursuant to the By-Laws of the Clearing House. 269 (08/01/94)

================================================================================
Chapter 9
Definitions
================================================================================
     Ch9 Definitions....................................................
          901.00  Authority.............................................
          902.00  And...................................................
          903.00  Association...........................................
          903.01  Association...........................................
          904.00  Board.................................................
          905.00  Bulletin Board........................................
          906.00  Business Day..........................................
          906.03  Regular Trading Hours ("RTH").........................
          906.04  Trading Day...........................................
          906.05  Trading Session.......................................
          906.06  e-cbot Trading Hours..................................
          907.00  Cash Grain............................................
          908.00  Cash Grain Broker.....................................
          909.00  Chicago District......................................
          910.00  Check Slips...........................................
          911.00  Clearing House........................................
          912.00  Clearing Member.......................................
          913.00  Commission Merchant...................................
          914.00  Commodity.............................................
          915.01  DRT ("Disregard Tape" or "Not Held") Order............
          915.02  All or None Order.....................................
          916.00  Exchange Contracts and Members' Contracts.............
          917.00  Floor Broker..........................................
          918.00  Following Day, or other similar expression............
          919.00  Future Delivery Contract..............................
          920.00  Grain.................................................
          921.00  Grain to Arrive.......................................
          922.00  Holiday...............................................
          923.00  List..................................................
          924.00  Member................................................
          924.01  Membership on Committees..............................
          925.00  Non-clearing Member...................................
          926.00  Non-member............................................
          927.00  Notice................................................
          928.00  On the Exchange, or on Change.........................
          929.00  Outside Points........................................
          930.00  President.............................................
          931.00  Privilege of the Floor................................
          932.00  Railroad Receipts.....................................
          933.00  Regulations...........................................
          934.00  Rules.................................................
          935.00  Secretary.............................................
          936.00  Security or Securities................................
          937.00  Singular..............................................
          939.00  Spot Grain............................................
          940.00  Stop Order or Stop Loss Order.........................
          941.00  Board Order or Market If Touched Order................
          942.00  Trade.................................................
          943.00  Transaction on Change.................................
          944.00  Treasurer.............................................
          945.00  Chairman of the Board.................................
          946.00  Financial Instrument Contract.........................

                                  Definitions
                                  -----------

          948.00  Volatility Quote......................................
          949.01  e-cbot................................................
          949.02  e-cbot Terminal Operator..............................

================================================================================
Chapter 9
Definitions
================================================================================

Ch9 Definitions

901.00 Authority - Whenever used in these Rules and Regulations, unless the context otherwise requires, the following words and expressions shall be defined as follows: 1 (08/01/94)

902.00 And - May be construed as "or," and vice versa when the sense requires. 2 (08/01/94)

903.00    Association - The Board of Trade of the City of Chicago. 3 (08/01/94)

903.01 Association - The term "Association" as defined in Rule 903.00 shall include all wholly-owned subsidiaries of the Board of Trade of the City of Chicago. (08/01/94)

904.00 Board - The Directors, the Chairman of the Board, the Vice Chairman of the Board and the President. 4 (08/01/94)

905.00 Bulletin Board - The bulletin board in the Exchange Hall where notices are customarily posted. 5 (08/01/94)

906.00    Business Day - Days when the Association is open for business. 6
(08/01/94)

906.03 Regular Trading Hours ("RTH") - Those hours designated by the Board of Directors for trading during daytime hours by means of open outcry. (08/01/94)

906.04 Trading Day - (a) For agricultural contracts, each trading day (1) shall consist of two trading sessions, the e-cbot trading session and the Regular Daytime open outcry session, and (2) shall begin with the e-cbot trading session and end with the close of Regular Daytime open outcry session. (b) For contracts which are traded concurrently on e-cbot and by open outcry, the trading day (1) shall consist of two trading sessions, the e-cbot trading session and the Regular Daytime open outcry trading session, and (2) shall begin with the e-cbot trading session and end with the later of the close of the e-cbot trading session or the close of the Regular Daytime open outcry session.


Settlement prices will be derived from the close of the Regular Daytime open outcry session, except in the case of contracts which are traded exclusively on e-cbot. For contracts traded exclusively on e-cbot, settlement prices will be derived from the close of the e-cbot trading session. (09/01/00)

906.05 Trading Session - A trading session shall mean either the hours designated for e-cbot trading or the hours designated for regular daytime trading. (09/01/00)

906.06 e-cbot Trading Hours - Those hours designated by the Board of Directors for trading through the e-cbot automated order entry facility for particular contracts. (09/01/00)

907.00    Cash Grain - Spot grain and grain to arrive. 7 (08/01/94)

908.00 Cash Grain Broker - A member who negotiates purchases or sales of cash grain for a brokerage. 8 (08/01/94)

909.00 Chicago District - The Chicago District as now or hereafter defined in the joint railroad tariffs of the railroads entering Chicago. 9 (08/01/94)

910.00 Check Slips - Confirmation of trades between members, as defined in the By-Laws or Resolutions of the Clearing House. 10 (08/01/94)

911.00 Clearing House - The Board of Trade Clearing Corporation, or such other corporation or agency as may be authorized to clear trades for members. 11 (08/01/94)

912.00 Clearing Member - A member of the Association who is also a member of the Clearing House. 12 (08/01/94)

913.00 Commission Merchant - A member who makes a trade, either for another member or for a non-member, but who makes the trade in his own name and becomes liable as principal as between himself and the other party to the trade. 13 (08/01/94)

                                  Definitions
                                  -----------

914.00 Commodity - Any commodity which may be dealt in under Rules or Regulations of the Association. 14 (08/01/94)

915.01 DRT ("Disregard Tape" or "Not Held") Order - An order giving the floor broker complete discretion over price and time in execution of a trade, including discretion to execute all, some or none of the order. It is understood the floor broker accepts such an order solely at the risk of the customer on a "not held" basis. (02/01/95)

915.02 All-or-None Order - An order to be executed only for its entire quantity at a single price and with a size at or above a predetermined threshold. (07/01/00)

916.00 Exchange Contracts and Members' Contracts - All contracts of members of the Association, or of firms or corporations registered under the Rules and Regulations, with other members of the Association, or firms or corporations registered under the Rules and Regulations, for the purchase or sale of commodities, or for the purchase, sale, borrowing, loaning, or hypothecation of securities, or for the borrowing, loaning or payment of money, whether occurring upon the floor of the Exchange or elsewhere, are members' contracts.


Exchange Contracts shall include all Members' Contracts:

(1) Made on the Exchange;

(2) Not made on the Exchange, unless made subject to the rules of another Exchange, or unless the parties thereto have expressly agreed that the same shall not be Exchange Contracts.

The provisions of the Rules and Regulations of the Association shall be part of the terms and conditions of all Exchange Contracts and all such contracts shall be subject to the exercise by the Board, the Standing Committees, and the Clearing House of the powers in respect thereto, vested in them by the Rules and Regulations. And all such contracts shall be subject to all Rules or Regulations subsequently adopted, where such Rules or Regulations are expressly made applicable to existing contracts. 16 (08/01/94)

917.00 Floor Broker - A member who makes contracts for the account of other members. 17 (08/01/94)

918.00 Following Day, or other similar expression - The following business day. 18 (08/01/94)

919.00 Future Delivery Contract - A contract made on Change for the purchase or sale of any commodity for delivery in the future pursuant to the Rules and Regulations. (08/01/94)

920.00 Grain - Wheat, corn, oats, rye, barley, flaxseed, soybeans and grain sorghum. 20 (08/01/94)

921.00 Grain to Arrive - Grain originating at outside points for shipment to or shipped to the Chicago District, subject to Chicago Board of Trade weights or Chicago inspection. 21 (08/01/94)

922.00 Holiday - Any day declared to be a holiday by Regulation or Resolution adopted by the Board of Directors of this Association. 22 (08/01/94)

923.00 List - The list of securities admitted to dealings on the Exchange. 23 (08/01/94)

924.00    Member - A member of the Association. 24 (08/01/94)

924.01 Membership on Committees - The term "member", as used throughout these Rules and Regulations for eligibility for membership on Standing or Special Committees, shall include only those members who hold a Full or Associate Membership.

Delegates of Full or Associate Memberships who do not hold in their own name a Full or Associate Membership are eligible to serve as full voting members on any Standing or Special Committee of the Association, unless otherwise specified in these Rules and Regulations, except for the following Committees:

Appellate; Arbitration; Business Conduct; Executive; Finance; Financial Compliance; Floor Broker; Floor Conduct; Floor Governors; Hearing; Strategy; Membership; Nominating; Regulatory Compliance; Audit; and Human Resources.

                                  Definitions
                                  -----------

The Chairman of the Board, or the Board, may appoint any such delegate to a Special or Ad Hoc Committee if that delegate has unique and valuable expertise to offer to that Committee. However, if any such Special or Ad Hoc Committee shall later be determined to be a Standing Committee, the eligibility of any such delegate as a full voting member on that Committee shall be referred to the Regulatory Compliance Committee.

None of the foregoing shall prohibit the Chairman of the Board, or the Board, from appointing such delegates as non-voting advisors to any committee. (02/01/99)

925.00 Non-clearing Member - A member of the Association who does not clear trades in his own name. 25 (08/01/94)

926.00    Non-member - A non-member of the Association. 26 (08/01/94)

927.00 Notice - A notice in writing served personally upon the person to be notified, or left at his usual place of business during business hours, or mailed by registered mail to his residence. 27 (08/01/94)

928.00 On the Exchange, or on Change - In the Exchange Halls or through Exchange facilities including an approved automated order entry facility during trading hours on business days. 28 (08/01/94)

929.00    Outside Points - Points outside of the Chicago District. 29 (08/01/94)

930.00    President - The Chief Executive Officer of the Association. 30
(08/01/94)

931.00 Privilege of the Floor - The privilege of coming on the floor of the Exchange. 31 (08/01/94)

932.00 Railroad Receipts - Bills of lading, or railroad receipts therefor, or switching receipts. 32 (08/01/94)

933.00 Regulations - The Regulations of the Association adopted by the Board or a Committee designated pursuant to Rule 132.00 to promulgate regulations. 33 (08/01/94)

934.00    Rules - The Rules of the Association adopted by the membership.

In all such expressions as "under the Rules," "according to the Rules:" or "subject to the Rules," the word "Rules" shall mean the Charter, Rules, and Regulations of the Association and all amendments thereto. 34 (08/01/94)

935.00    Secretary - The Secretary of the Association. 35 (08/01/94)

936.00 Security or Securities - Stocks, Bonds, Notes, Certificates of Deposit or Participation, Trust Receipts, Rights, Warrants, and other similar instruments. 36 (08/01/94)

937.00 Singular - Shall import the plural, and vice versa, when the sense requires. 37 (08/01/94)

939.00 Spot Grain - Grain located in the Chicago District subject to sale for immediate delivery. 39 (08/01/94)

940.00 Stop Order or Stop Loss Order - An order to buy or sell when the market reaches a specified point. A stop order to buy becomes a market order when the commodity or security sells (or is bid) at or above the stop price. A stop order to sell becomes a market order when the commodity or security sells (or is offered) at or below the stop price. 40 (08/01/94)

941.00 Board Order or Market If Touched Order - An order to buy or sell when the market reaches a specified point. A board order, or a market if touched order to buy becomes a market order when the commodity or security sells (or is offered) at or below the order price. A board order or a market if touched order to sell becomes a market order when the commodity or security sells (or is bid) at or above the order price. 40A (08/01/94)

942.00 Trade - Transaction on change executed in the Exchange Halls or through Exchange facilities including an approved automated order entry facility. 41 (08/01/94)

                                  Definitions
                                  -----------

943.00 Transaction on Change - Any purchase or sale of any commodity or security in the Exchange Halls or through Exchange facilities including an approved automated order entry facility system during trading hours on business days. 42 (08/01/94)

944.00    Treasurer - The Treasurer of the Association. 43 (08/01/94)

945.00 Chairman of the Board - The presiding officer of the Board of Directors. 29A (08/01/94)

946.00 Financial Instrument Contract - Financial Instrument Contract means any contract in respect to Mortgage Backed Certificates Guaranteed by the Government National Mortgage Association, obligation of the United States or other public agencies, private commercial paper and any other instrument evidencing or securing a contribution, loan or borrowing of funds which may be designated as a Financial Instrument Contract by the Board of Directors. (08/01/94)

948.00 Volatility Quote - An alternative means of quoting options, or combinations involving options, by bidding or offering the implied volatility. Any transactions quoted in volatility terms will be translated into price terms for clearing purposes by means of a standard options model maintained and disseminated by the Exchange. (08/01/94)

949.01 e-cbot - e-cbot is a screen-based electronic trading system for trading futures and options on futures contracts and such other products as determined by the Board pursuant to Chapter 9B. (09/01/00)

949.02 e-cbot Terminal Operator - An e-cbot terminal operator is a person who has been identified to the Exchange by an individual member or member firm as authorized to enter orders through e-cbot. (09/01/00)

================================================================================
Chapter 9B
e-cbot(R)
================================================================================

Ch9B e-cbot(R).............................................................  902
     9B.01    Applicability of Rules.......................................  902
     9B.02    Hours........................................................  902
     9B.03    Products.....................................................  902
     9B.04    Access.......................................................  902
     9B.05    Trading Requirement..........................................  902
     9B.06    e-cbot Terminal Location.....................................  902
     9B.07    e-cbot Terminal Operators....................................  903
     9B.08    Clearing Member Authorization................................  903
     9B.09    e-cbot Opening...............................................  903
     9B.10    e-cbot Orders................................................  904
     9B.11    Order Entry..................................................  904
     9B.12    Spreads/Reversals/Conversion Transactions....................  905
     9B.13    Give-ups.....................................................  905
     9B.14    Bunched Orders...............................................  905
     9B.15    Misuse of e-cbot.............................................  905
     9B.16    Trading Against Customers' Orders Prohibited.................  906
     9B.16A   Trading Against Own Orders Prohibited........................  906
     9B.17    Priority of Execution........................................  906
     9B.18    Disciplinary Prodedures......................................  906
     9B.19    Termination of Access........................................  907
     9B.20    Records of Transactions Effected Through the e-cbot System...  907
     9B.21    e-cbot Limitation of Liability...............................  907
     9B.22    Volatility Quotes............................................  907
     9B.23    e-cbot Customer Information Statement........................  908
     9B.24    e-cbot Foreign Affiliates....................................  908
     9B.25    Cabinet trades...............................................  908

                                      901B

================================================================================
Chapter 9B
e-cbot(R)
================================================================================

9B.01 Applicability of Rules - The rules and regulations contained in this Chapter govern those Exchange contracts which are traded through the e-cbot system. To the extent that the provisions in this Chapter conflict with rules and regulations in other sections of this Rulebook, this Chapter supersedes such rules and regulations and governs the manner in which contracts are traded through the e-cbot system. Otherwise, contracts traded on the e-cbot system are fully subject to applicable general rules and regulations of the Exchange unless specifically and expressly excluded therefrom. (09/01/00)

9B.02 Hours - The Board of Directors shall expressly determine the hours during which the e-cbot system shall operate for the trading of each contract or product; however, any such agricultural contract or product shall be precluded from trading through the e-cbot system during those hours which are now or in the future designated for trading that contract or product by means of open outcry.

On the last day of trading of an expiring future, a system notice will be sent to all users on the e-cbot system designating the beginning of the one minute close of the expiring future. Trading shall be permitted thereafter for a period not to exceed one minute.

The following additional provisions shall apply with respect to agricultural contracts and agricultural products:

- The Board of Directors shall determine e-cbot trading hours only if such hours are between 6:00 p.m. and 6:00 a.m. (Chicago time).
- e-cbot trading hours outside of the 6:00 p.m. to 6:00 a.m. timeframe shall be subject to approval by membership ballot vote pursuant to Rule 109.00. (09/01/00)

9B.03 Products - The Board of Directors shall determine the contracts and/or products which shall be traded through or listed on the e-cbot system, subject to the following restriction:

       Each existing and prospective agricultural futures and options contract shall be restricted from trading through or listed on the e-cbot system unless approved by affirmative vote of a majority of votes cast in a vote of the membership pursuant to Rule109.00. (09/01/00)

9B.04 Access - Every member of the Exchange who has registered with the Exchange, in the manner prescribed by the Exchange, is eligible to effect transactions through the e-cbot system in such contracts which are designated for trading by the category of his or her respective membership or membership interest. Solely for purposes of this Chapter, the owner or delegate of a Full or Associate Membership shall be entitled to register under Rule 230.00 for an eligible business organization admitted to trading at Eurex Deutschland, solely to conduct non-clearing business on e-cbot. (09/01/00)

9B.05 Trading Requirement - Members and terminal operators must complete a general proficiency course prior to obtaining access to the system. (09/01/00)

9B.06 e-cbot Terminal Location - The placement of terminals with access to e-cbot shall be in accordance with these Rules, and placement of terminals with e-cbot access in other locations shall be with the approval of the Board.

  (a) Floor Terminals - Terminals with access to e-cbot shall be located on the floor of the Exchange for use by members registered with the Exchange. Terminals may also be placed within a member firm's floor booth space for use by members and non-member terminal operators who do not maintain an associated person registration.

  (b) Office Terminals - Upon application to the Exchange, a terminal with access to e-cbot may be located within the offices of a member or member firm. The number of terminals located within the offices of a member firm, excluding individual members' terminals, accessing e-cbot at any one time shall not exceed the number of memberships registered with the Exchange on behalf of the member firm pursuant to Rule 230.00; provided that the foregoing limitation shall not apply to a member firm for terminals which are located within its offices and which: (1) are utilized for the entry of orders on behalf of customers of the member firm or (2) are utilized for the entry of orders for the member firm's own accounts as that term is used in Regulation 450.02. (09/01/00)

                                      902B
                                   e-cbot(R)

9B.07 e-cbot Terminal Operators - Each e-cbot terminal operator shall be identified to the Exchange by the individual member or member firm employing such terminal operator, in the manner prescribed by the Exchange, and shall be subject to the rules of the Exchange, including but not limited to the rules of this Chapter and rules relating to order handling, trade practices and disciplinary proceedings. It shall be the duty of the member or member firm to supervise the e-cbot terminal operator's compliance with Exchange rules, and any violation thereof by such terminal operator may be considered a violation by the member or member firm. Each member or member firm employing an e-cbot terminal operator shall notify the Exchange immediately, in the manner prescribed by the Exchange, whenever the terminal operator's authority to act as such has been revoked. Each member firm employing an e-cbot terminal operator must make appropriate provisions, consistent with the rules of the Exchange, for the entry of any e-cbot orders in the event that its terminal operator is, or all of its terminal operators are, unavailable to perform such function. (09/01/00)


9B.08 Clearing Member Authorization - Each non-clearing member who enters transactions through the e-cbot system for contracts which are guaranteed and cleared by the Clearing House, must obtain authorization from a single clearing member (the "Primary Clearing Member"). The Primary Clearing Member shall guarantee and assume financial responsibility for all such contracts traded through e-cbot by such non-clearing member. A non-clearing member must furnish the Exchange with written authorization from the Primary Clearing Member permitting such non-clearing member, without qualification, to submit trades effected through the e-cbot system through the Primary Clearing Member. The Primary Clearing Member shall be liable upon all such trades made by the non-clearing member and shall be a party to all disputes arising from trades between the authorized non-clearing member and another member or member firm.

A non-clearing member may be authorized to enter transactions through the e-cbot system by a clearing member other than the member's Primary Clearing Member pursuant to Rule 333.00, provided written permission has been granted by the non-clearing member's Primary Clearing Member, and provided further that the non-clearing member is not authorized to enter transactions through the e-cbot system by his Primary Clearing Member or any other clearing member.

A clearing member that provides e-cbot trading authorization to a non-clearing member may, revoke such authorization and such user's access to e-cbot without prior notice. Written notice of the revocation of clearing authorization shall be provided to the Exchange, and shall thereby cancel all orders of the non-clearing member in the e-cbot system. Unless otherwise specified by the non-clearing member's Primary Clearing Member, a member whose access to e-cbot has been revoked shall not automatically be denied access to the Floor of the Exchange during Regular Trading Hours. A non-clearing member whose Primary Clearing Member has revoked authorization shall be denied access to e-cbot until another clearing member has designated itself as the non-clearing member's Primary Clearing Member.

In the case of a member who has been provided an e-cbot authorization from a clearing member other than his Primary Clearing Member, the Primary Clearing Member may terminate the member's ability to place orders through the e-cbot system by notifying the clearing member providing the authorization, who will be responsible for ensuring that the user is not able to place orders through the e-cbot system. (09/01/00)


9B.09  e-cbot Opening   -

  (a) Prior to the commencement of trading, orders and quotes may be entered into the e-cbot system until the time set by the Exchange.

  (b) Trading begins with the determination of an opening price for each option series and each futures contract. The Opening Period consists of the Pre-Opening period and the netting process. For the purpose of determining a particular opening price, additional orders and quotes may be entered until a time established by the Exchange; a preliminary opening price will be continuously displayed during this period (the "Pre-Opening Period"). Quotes may be individually canceled or amended during the Pre-Opening Period, but all quotes for an individual product may not collectively be changed, canceled or withdrawn from trading during this period. During the subsequent netting process, the greatest possible number of

                                      903B
                                   e-cbot(R)

       orders and quotes contained in the system shall be matched for the purpose of determining a final opening price of each option series and futures contract. The Exchange does not guarantee the execution of any order or quote at such opening price.

       The Opening Period with respect to a product shall end as soon as the netting process has been completed for all option series and/or all futures contracts based on such product.

       If no market orders exist for any option series or futures contract and matching between limit orders or limit orders and quotes is not possible, the Opening Period shall end without the determination of an opening price.

  (c) Options contracts will not open until the underlying futures contract has opened. (09/01/00)

9B.10 e-cbot Orders - An e-cbot order may contain one of the following designations:

  (a) Day Open - an order which, by its terms, will be cancelled, if not executed, at the conclusion of the trading day.

  (b) Good-Till-Cancelled ("GTC") Open - an order which, by its terms, will be eligible for execution for the current and all subsequent e-cbot trade sessions until executed or cancelled.

  (c) Stop orders to buy or sell futures contracts that specify a price and are designated as "stop orders" at the time of entry. If the price specified in a stop order (the trigger price) is reached or exceeded, the stop order will be converted into a market order pursuant to an automatic selection process in the chronological order of their entry. These orders will then be executed in the order of the times of their conversions to market orders along with any other incoming market orders, in accordance with the general principles for matching of market orders for futures contracts. Stop orders will be entered into a separate order book.

  (d) Market orders - an order to buy or sell a stated quantity at the best price obtainable.

  (e) Fill-or-kill - an order which, by its terms, is cancelled if it is not filled in full immediately.

  (f) Limit order to buy or sell - an order to buy or sell a stated quantity at a specified price, or at a better price, if obtainable. (09/01/00)


9B.11 Order Entry - (a) Individual members are eligible to enter into the e-cbot system such orders as their membership category permits.

(b) An individual member or a non-member terminal operator who is registered as a floor broker or associated person may (1) enter orders on behalf of customers of a clearing member or (2) supervise the entry of orders with the prior approval of the clearing member responsible to clear such orders.

(c) Customer orders must be (1) entered from a terminal located on the floor, in a main office or in a branch office registered with the Exchange pursuant to Rule 475.00, or (2) received from an automated order entry system at a server located at a main office or branch office registered with the Exchange.

(d) However, if an individual member does not maintain an associated person or floor broker registration, but is employed in the office or branch office of a member firm, the member may enter customer orders subject to the same restrictions that apply to a non-member employee except that a member may enter his own orders.

(e) Member firms are eligible to enter into the e-cbot system such proprietary and customer orders as their membership registration permits.

(f) Non-member employees of a member firm who do not maintain an associated person or floor broker registration with the Commodity Futures Trading Commission or comparable registration under applicable law may:

(1)  Enter customer orders only on a non-discretionary basis;

(2) Enter orders for the member firm's account from e-cbot terminals located on the trading floor only on a non-discretionary basis;

(3) Enter orders for the proprietary account of the member firm or its wholly-owned affiliate from e-cbot

                                      904B
                                   e-cbot(R)

     terminals located off of the trading floor on a discretionary or non-discretionary basis. However, such individuals may enter proprietary orders on a discretionary basis only if they trade solely for such proprietary accounts, and do not enter or handle customer orders; and

(4) Not be compensated on a commission or per contract basis for customer orders.

(g) Non-member employees of a member firm who are registered as associated persons or floor brokers may enter customer orders and orders for the proprietary account of the member firm or its wholly-owned affiliate on a discretionary or non-discretionary basis.

(h) Non-member employees of a member or member firm shall not have any interest whatsoever in an account which contains positions in contracts or products traded through e-cbot.

(i) A non-member employee of an individual member or member firm may enter orders for customers of an individual or entity other than his/her employer solely for purposes of disaster recovery.

(j) A non-member terminal operator registered as an associated person or floor broker is prohibited from entering orders into terminals located on the Floor.

(k) It shall be the duty of each member or terminal operator entering orders into the e-cbot System to: (1) sign onto the e-cbot System before entering orders by inputting the e-cbot user identification and (2) input for each order, the price, quantity, commodity, contract month, CTI code and account designation, and, for options, the strike price, "put" or "call," expiration month, and whether the order initiates or closes a position.

With respect to orders received by a member or terminal operator which are capable of being immediately entered into the e-cbot system no record other than that set forth above need be made. However, if a member or terminal operator receives an order which cannot be immediately entered into the e-cbot system, the member or terminal operator must prepare a written order and include the account designation, date, time of receipt and other required information. The order must be entered into the e-cbot system when it becomes executable. (09/01/00)

9B.12 Spreads/Reversals/Conversion Transactions- (See 352.01) and (See 352.01A) (09/01/00)

9B.13  Give-ups  - Give-ups shall be handled in accordance with Regulation
444.01.  (09/01/00)

9B.14 Bunched Orders - Bunched orders for discretionary accounts may be entered through e-cbot. Such orders may be entered by using a series designation rather than including each of the individual account numbers on the order. The series designation may only be used when a written, pre-determined allocation scheme that defines the series has been provided to the futures commission merchant accepting the order prior to the time that such order is given. If such information has not been provided to the futures commission merchant prior to the time of order entry, each account number must be entered into e-cbot. Bunched orders for non-discretionary accounts may be entered through e-cbot only in the following instances:

   A. The orders underlying the bunched order are either stop orders or stop/limit orders;

   B. Each stop order or stop/limit order underlying the bunched order must be reduced to writing in accordance with Regulation 465.01;

   C. Each order underlying the bunched order must reflect the same stop price in instances of a stop order or the same stop price and limit price in instances of a stop/limit order;

   D. Each terminal operator must provide a bunched order indicator when entering a bunched order; and

   E. Allocation of the executed bunched order must be based only on time of receipt of the underlying orders.

The Exchange shall make available to clearing members, at regular intervals, notifications that bunched orders have been executed through e-cbot. Each clearing member shall be responsible for providing to the Exchange the account allocation for bunched orders entered through its terminals and those terminals that it guarantees for others. Each clearing member that is required to provide account allocations to the Exchange must do so within the time limit specified by the Exchange. (09/01/00)

9B.15 Misuse of e-cbot - Misuse of the e-cbot system is strictly prohibited. It shall be deemed an act detrimental to the interest and welfare of the Exchange either willfully or negligently to engage in

                                      905B
unauthorized access to e-cbot, to assist in any individual's obtaining unauthorized access to an e-cbot terminal, to trade on the e-cbot system without the authorization of a clearing member, to alter the equipment associated with the system, to interfere with the operation of the system, to use or configure a component of the system in a manner which does not conform to the Technical Regulations set forth at Appendix 9B, to intercept or interfere with information provided on or through the system, or in any way to use the system in a manner contrary to the rules of the Exchange. (09/01/00)


9B.16 Trading Against Customers' Orders Prohibited '- (a) During an e-cbot trading session, a member or e-cbot terminal operator shall not knowingly cause to be entered, or enter into a transaction in which the member or e-cbot terminal operator (or any other person or entity with whom the member or e-cbot terminal operator has a relationship) assumes the opposite side of any order entered on behalf of a customer.

A limit order to buy and a limit order to sell and/or quotes relating to the same contract, if they are immediately executable against each other, and if they are for different account owners, may be entered consecutively by a member or e-cbot terminal operator subject to paragraph (b) below.

(b)  Cross Trades or Trades Based on Pre-Execution Discussions:

Members or employees of member firms may communicate with potential counterparties regarding interest in executing a particular transaction prior to the entry of an order on the a/c/e platform pursuant to an understanding based on pre-execution discussions (a pre-arranged trade) if:

  (1)  the elapsed time between the two entries is:

       (A)  at least 15 seconds in the case of options contracts, and
       (B)  at least 5 seconds in the case of futures contracts; and

  (2) prior to entering the order, the member or e-cbot terminal operator enters a cross-request into the e-cbot system.

       If a member or e-cbot terminal operator issues a cross-request (including the intended quantity), orders or quotes giving rise to the cross-trade must be entered within the following time parameters or the cross-request will expire:

       - in the case of options, no less than 15 seconds but no more than 75 seconds after entry of the cross-request,

       - in the case of futures contracts, no less than 5 seconds but no more than 35 seconds after the entry of the cross-request.

Pre-execution discussions within the same firm are prohibited. A member or employee of a member firm who receives an order cannot contact proprietary traders or other customers within that firm or its affiliates to negotiate interest in taking the other side of an order.

Violation of this provision shall constitute an act detrimental to the interest and welfare of the Exchange. (03/01/01)

9B.16A Trading Against Own Orders Prohibited - During an e-cbot trading session, a member shall not knowingly cause to be entered, or enter into, a transaction in which the member assumes the opposite side of an order entered on behalf of the member's own account. (09/01/00)

9B.17 Priority of Execution - Orders received by a member or e-cbot terminal operator shall be entered into the e-cbot system in the order received. Orders that cannot be immediately entered into e-cbot must be entered when the orders become executable in the sequence in which the orders were received. (09/01/00)

9B.18 Disciplinary Procedures - All suspensions, expulsions and other restrictions imposed upon a member by the Exchange pursuant to disciplinary procedures contained in Chapters 2 and 5 of the

                                      906B
                                   e-cbot(R)

Exchange's rules shall restrict with equal force and effect access to and use of the e-cbot system by such member. (09/01/00)

9B.19 Termination of Access - The Exchange shall have the right summarily to terminate access to e-cbot in accordance with Regulation 201.02, Rule 270.00, Regulation 270.01, Rule 278.00, Rule 521.00 and Regulation 540.06. (09/01/00)

9B.20 Records of Transactions Effected Through the e-cbot System - All written orders and any other original records pertaining to transactions effected through the e-cbot system must be retained for five years. Otherwise, the data contained in the e-cbot system shall be deemed the original record of the transaction. The President or his designee may require immediate proof of compliance with this provision. Violation of this provision may constitute an act detrimental to the interest and welfare of the Exchange. (09/01/00)

9B.21 e-cbot Limitation of Liability - Except in instances where there has been a finding of willful or wanton misconduct, in which case the party found to have engaged in such conduct cannot avail itself of the protections in this provision, neither the Exchange (including its subsidiaries and affiliates), the Clearing House, Ceres Trading Limited Partnership, Ceres Alliance L.L.C., CBOT/Eurex Alliance L.L.C., Eurex Zurich AG, Eurex Frankfurt AG, Deutsche Borse AG, the Swiss Stock Exchange, Deutsche Borse Systems AG, members, clearing members, or other persons acting as agents nor any of their officers, directors or employees, shall be liable for any loss, damage or cost (including attorney's fees and court costs), whether direct, indirect, special, incidental, consequential, lost profits or otherwise of any kind, regardless of whether any of them has been advised or is otherwise aware of the possibility of such damages, arising out of the use or performance of the e-cbot system, any component(s) thereof, or any fault, failure, malfunction or other alleged defect in the e-cbot system, including any inability to enter or cancel orders in the e-cbot system, or any fault in delivery, delay, omission, suspension, inaccuracy or termination, or any other cause in connection with the furnishing, performance, maintenance, use of or inability to use all or any part of the e-cbot system, including but not limited to, any failure or delay in transmission of orders or loss of orders resulting from malfunction of the e-cbot system, disruption of common carrier lines, loss of power, acts or failures to act of any third party, natural disasters or any and all other causes.

The foregoing shall apply regardless of whether a claim arises in contract, tort, negligence, strict liability or otherwise. The foregoing limitations are cumulative and shall not limit or restrict the applicability of any other limitation or any rule, regulation or bylaw of the Exchange or the Clearing House. The foregoing shall include and apply to any action or inaction of any employee or agent of the Electronic Trading Systems Control Center. The foregoing shall not limit the liability of any member, clearing member, or other person acting as agent or any of their respective officers, directors or employees for any act, incident, or occurrence within their control.

There are no express or implied warranties or representations provided by the Exchange (including its subsidiaries and affiliates), the Clearing House, Ceres Trading Limited Partnership, Ceres Alliance L.L.C., CBOT/Eurex Alliance L.L.C., Eurex Zurich AG, Eurex Frankfurt AG, Deutsche Borse AG, the Swiss Stock Exchange, Deutsche Borse Systems AG, members, clearing members, or their agents, relating to the e-cbot system or any Exchange services or facilities used to support the e-cbot system, including, but not limited to, warranties of merchantability and warranties of fitness for a particular purpose or use.

If any of the foregoing limits on the liability of the Exchange (including its subsidiaries and affiliates), the Clearing House, Ceres Trading Limited Partnership, Ceres Alliance L.L.C., CBOT/Eurex Alliance L.L.C., Eurex Zurich AG, Eurex Frankfurt AG, Deutsche Borse AG, the Swiss Stock Exchange, Deutsche Borse Systems AG, members, clearing members or other persons acting as agents or any of their officers, directors or employees should be deemed to be invalid, ineffective, or unenforceable and a third party sustains a loss, damage or cost (including attorney's fees and court costs) resulting from use of the e-cbot system, the entire liability of the Exchange (including its subsidiaries and affiliates), the Clearing House, Ceres Trading Limited Partnership, Ceres Alliance L.L.C., CBOT/Eurex Alliance L.L.C., Eurex Zurich AG, Eurex Frankfurt AG, Deutsche Borse AG, the Swiss Stock Exchange, Deutsche Borse Systems AG, members, clearing members and their agents or any of their officers, directors or employees shall not exceed the brokerage commissions and any other charges actually paid by the third party for services in connection with the e-cbot trading system.

Notwithstanding any of the foregoing provisions, this provision shall in no way limit the applicability of any provision of the Commodity Exchange Act, as amended, and Regulations thereunder. (09/01/00)

9B.22 Volatility Quotes - Any options contract and/or combination (i.e., a transaction including both

                                      907B
                                   e-cbot(R)

options and futures contracts), which has been approved for trading through e-cbot in accordance with Rule 9B.03, may at the discretion of the Board of Directors trade by means of quoting the implied volatility for the underlying futures contract, in addition to and simultaneous with trading the actual premium price of the option. Upon execution of a transaction in an option or combination quoted in terms of implied volatility, the quote shall be assigned a price in accordance with a standard option pricing model approved by the Board.

Implied volatility quotations for options and combinations, whether quoted in terms of implied volatility or price, shall be deemed an Exchange market quotation subject to the approval and control of the Exchange. (09/01/00)

9B.23 e-cbot Customer Information Statement - No member or clearing member shall accept an order from, or on behalf of, a customer for entry into e-cbot, unless such customer is first provided with an e-cbot Customer Information Statement in a form approved by the Exchange. (09/01/00)

9B.24 e-cbot Foreign Affiliates - e-cbot access, which a member firm is eligible to receive, may be obtained from the foreign office of a non-member foreign affiliate for the entry of such proprietary and customer orders as the member firm's registration permits, provided: the member firm and its non-member foreign affiliate shall comply with all the terms and conditions set forth in Commodity Futures Trading Commission Interpretive Letter 92-11, as modified by Interpretive Letter 93-83 and any future modifications; that the member firm shall supervise and be responsible for the non-member foreign affiliate and guarantee and assume financial responsibilities for each such transaction effected through e-cbot; and, that each Rule and Regulation of the Exchange shall apply with equal force and effect to the foreign affiliate and those transactions entered into e-cbot by the non-member foreign affiliate.

An e-cbot "Foreign Affiliate" shall be defined as a foreign affiliate entity of a member firm or an entity which is controlled by a parent entity which also controls the member firm. (09/01/00)


9B.25 Cabinet trades - Notwithstanding any other provision of these rules, cabinet trades shall not be permitted in futures options contracts on e-cbot. (09/01/00)

                                      908B

================================================================================
Chapter 10
Grains
================================================================================

    Ch10 Trading Conditions................................................ 1003
      1004.00   Unit of Trading............................................ 1003
      1005.01A  Months Traded In........................................... 1003
      1006.00   Price Basis................................................ 1003
      1006.01   Price Basis................................................ 1003
      1007.00   Hours for Trading.......................................... 1003
      1007.01   The Opening and Closing of Oats Trading.................... 1004
      1007.02   Modified Closing Call...................................... 1004
      1008.01   Trading Limits............................................. 1005
      1008.01A  Trading Limits............................................. 1007
      1008.02   Trading Limit Corrections.................................. 1007
      1009.01   Last Day of Trading of Delivery Month...................... 1007
      1009.02   Last Day of Trading [Final Seven Days] of Delivery
                Month-Corn and Soybeans.................................... 1007
      1010.01   Margins on Futures......................................... 1008
      1012.01   Position Limits............................................ 1008

    Ch10 Delivery Procedures............................................... 1009
      1035.00   Scope of Chapter........................................... 1009
      1036.00   Grade Differentials........................................ 1009
      1036.00A  Test Weight Designation for Oats........................... 1010
      1036.00C  Soybean Differentials...................................... 1010
      1036.01   Location Differentials..................................... 1010
      1038.00   Grades..................................................... 1011
      1038.01   United States Origin Only.................................. 1011
      1038.02   Deoxynivalenol (Vomitoxin) Limit in Wheat.................. 1011
      1041.00   Delivery Points............................................ 1011
      1041.01   Burns Harbor, Indiana Switching District................... 1011
      1042.00   Delivery of Commodities by Warehouse Receipts.............. 1011
      1042.01   Registration of Grain Warehouse Receipts................... 1012
      1043.01   Delivery of Corn and Soybeans by Shipping Certificates..... 1012
      1043.02   Registration of Corn and Soybean Shipping Certificates..... 1012
      1043.03   Reissuance of Shipping Certificates........................ 1013
      1044.01   Certificate Format......................................... 1013
      1045.01   Lost or Destroyed Negotiable Warehouse Receipts Shipping
                Certificate................................................ 1013
      1046.00   Date of Delivery........................................... 1014
      1046.00A  Location for Buying or Selling Delivery Instruments........ 1014
      1047.01   Delivery Notices........................................... 1014
      1048.01   Method of Delivery......................................... 1014
      1049.00   Time of Delivery, Payment, Form of Delivery Notice......... 1014
      1049.01   Time of Issuance of Delivery Notice........................ 1014
      1049.01B  Interpretation: Sellers' Obligation for Storage Charges.... 1015
      1049.02   Buyers' Report of Eligibility to Receive Delivery.......... 1015
      1049.03   Sellers' Invoices to Buyers................................ 1015
      1049.04   Transfer Obligations....................................... 1016
      1050.00   Duties of Members.......................................... 1016
      1051.01   Office Deliveries Prohibited............................... 1016
      1052.00   Delivery of Grain in Cars (Chicago only)................... 1016
      1052.00A  Track Deliveries........................................... 1017
      1052.00B  Track Deliveries........................................... 1017
      1052.00C  Track Deliveries........................................... 1017
      1054.00   Failure to Accept Delivery................................. 1017




                                      1001

      1054.00A  Failure to Accept Delivery................................. 1018
      1056.01   Storage Rates, Grain....................................... 1018

    Ch10 Regularity of Warehouses.......................................... 1019
      1081.01   Regularity of Warehouses and Issuers of Shipping
                Certificates............................................... 1019
      1081.01A  Inspection................................................. 1031
      1081.01B  Billing When Grain is Loaded Out........................... 1031
      1081.01C  Car of Specified Capacity.................................. 1031
      1082.00   Insurance.................................................. 1031
      1082.00A  Insurance.................................................. 1031
      1083.00   Variation Allowed.......................................... 1031
      1083.01   Excess or Deficiency in Quantity........................... 1031
      1084.01   Revocation, Expiration or Withdrawal of Regularity......... 1032
      1085.01   Application for Declaration of Regularity.................. 1032
      1086.01   Federal Warehouses......................................... 1033


                                      1002

================================================================================
Chapter 10
Grains
================================================================================

Ch10 Trading Conditions

1004.00 Unit of Trading - On future delivery contracts calling for the delivery of commodities, delivery shall be made in the following quantities or multiples thereof:

Wheat, corn, oats and soybeans-5,000 bushels

Other commodities - Units of trading established by these Rules and Regulations

Each delivery of grain may be made up of various lots of grain of the various authorized grades situated in or for shipment from various eligible warehouses or shipping stations, provided that no lot delivered shall contain less than 5,000 bushels of any one grade in any one warehouse or shipping station. 290 (03/01/00)

1005.01A Months Traded In - Trading in wheat is regularly conducted in five different months - March, May, July, September and December but shall be permitted in the current delivery month plus any succeeding months. The number of months to be open at one time shall be at the discretion of the Exchange.

Trading in corn and oats is regularly conducted in seven different months-January, March, May, July, September, November, and December but shall be permitted in the current delivery month plus any succeeding months. The number of months to be open at one time shall be at the discretion of the Exchange.

Trading in soybeans is regularly conducted in seven different months - January, March, May, July, August, September and November but shall be permitted in the current delivery month plus any succeeding months. The number of months to be open at one time shall be at the discretion of the Exchange.

Trading in Crude Soybean Oil and Soybean Meal is regularly conducted in eight different months - January, March, May, July, August, September, October and December but shall be permitted in the current delivery month plus any succeeding months. The number of months to be open at any one time shall be at the discretion of the Exchange. 30R (11/01/99)

1006.00 Price Basis - Future delivery contracts on grain shall be in multiples as set by the Board by Regulation. (09/01/94)

1006.01  Price Basis -

A.  Soybeans. The minimum fluctuation shall be 1/4 cent, including spreads.

B.  Corn. The minimum fluctuation shall be 1/4 cent, including spreads.

C.  Wheat. The minimum fluctuation shall be 1/4 cent, including spreads.

D.  Oats. The minimum fluctuation shall be 1/4 cent, including spreads.

Settlements are to be calculated to the nearest 1/4 cent. 1972  (09/01/94)

1007.00 Hours for Trading - Hours for trading for future delivery in grains, crude soybean oil and soybean meal shall be from 9:30 a.m. to 1:15 p.m. except that on the last day of trading in an expiring future the hours with respect to such futures shall be from 9:30 a.m. to 12 o'clock noon, subject to the provisions of the next succeeding paragraph of this Rule 1007.00.

On the last day of trading in an expiring future, a bell shall be rung at 12 o'clock noon designating the beginning of the close of the expiring future. Trading shall be permitted thereafter for a period not to exceed one minute and quotations made during this time shall constitute the close. The above time constraints do not apply to options contracts which close by public call.

The hours may be shortened or the Exchange may be closed on any day or days pursuant to



                                      1003

                            Ch10 Trading Conditions
                            -----------------------

Regulation adopted by the Board.

Hours for trading for future delivery in other commodities shall be fixed by Regulation adopted by the Board.

No such trading shall take place except in the Exchange Hall or on Exchange facilities including an approved automated order entry facility during such hours as the Board shall designate. The Association shall conform to Chicago time. 252 (04/01/97)

1007.01 The Opening and Closing of Oats Trading - Trading for future delivery in Oats shall be opened and closed with a public call made month by month, conducted by such persons as the Regulatory Compliance Committee shall direct. 1975 (08/01/96)

1007.02 Modified Closing Call - Immediately following the prescribed closing procedure for all contracts, there shall be a two (2) minute trading period (the "modified closing call"). All trades which may occur during regularly prescribed trading hours may occur during the call at prices within the lesser of the actual closing range or a range of three (3) official trading increments, i.e., one (1) increment above and below the settlement price; at prices within the lesser of the actual closing range or a range of five (5) official trading increments, i.e., two (2) increments above and below the settlement price; or at prices within the lesser of the actual closing range or a range of nine (9) official trading increments, i.e., four (4) increments above and below the settlement price, as the Regulatory Compliance Committee shall prescribe; (ii) no new customer orders may be entered into the call; (iii) cancellations may be entered into the call; (iv) stop, limit and other resting orders elected by prices during the close may be executed during the call; (v) individual members may trade as a principal and/or agent during the call; (vi) individual members may enter orders for their own accounts into the call; and (vii) member firms, and those entities which are wholly-owned by member firms or that wholly-own member firms, trading for such firms' or entities' own proprietary accounts may initiate trades or enter orders into the call. The proposed settlement price shall be the midpoint of the closing range unless extenuating circumstances exist under which the pit committee can justify setting the proposed settlement price at a price different from the midpoint. If the proposed settlement price differs from the midpoint of the closing range, then the pit committees are required to document the basis for the deviation. Such documentation must be signed by two members of the pit committee.

In accordance with the determination of the Regulatory Compliance Committee, CBOT contracts shall be traded during the Modified Closing Call as follows:

--------------------------------------------------------------------------------
 Lesser of actual closing                    Lesser of actual closing
 range or three trading increments           range or nine trading increments
--------------------------------------------------------------------------------
 Kilo Gold Futures                           Corn Futures and Options
--------------------------------------------------------------------------------
 100 Ounce Gold Futures                      Wheat Futures and Options
--------------------------------------------------------------------------------
 Silver 1000 Ounce Futures and Options       Soybean Futures and Options
--------------------------------------------------------------------------------
 Silver 5000 Ounce Futures                   Soybean Oil Futures and Options
--------------------------------------------------------------------------------
 U.S. Treasury Bond Futures and Options      Soybean Meal Futures and Options
--------------------------------------------------------------------------------
 Five Year Note Futures and Options          Oat Futures and Options
--------------------------------------------------------------------------------
 Two Year Note Futures                       Rough Rice Futures and Options
--------------------------------------------------------------------------------
 Municipal Bond Index Futures and Options    Corn Yield Insurance Futures and
                                             Options
--------------------------------------------------------------------------------
 Thirty Day Fed Fund Futures                 CBOT Dow Jones Industrial,
                                             Transportation, Utility and
                                             Composite Average/SM/ Index Futures
                                             and Options
--------------------------------------------------------------------------------

                                      1004

                            Ch10 Trading Conditions
                            -----------------------

--------------------------------------------------------------------------------
                                            Lesser of actual closing range or
                                            five trading increments
--------------------------------------------------------------------------------
                                            Ten Year Note Futures and Options
                                            Long Term Agency Note Futures and
                                            Options Medium Term Agency Note
                                            Futures and Options
--------------------------------------------------------------------------------
                                                                      (02/01/01)

1008.01  Trading Limits                                          -
A. Limits. Trading is prohibited during any Trading Day (as defined in Regulation 906.04) in futures contracts of commodities traded on this Exchange at a price or yield higher or lower than either:

     1. The settlement price or yield for such commodity on the previous business day, or

     2. The average of the opening range or the first trade during the first day of trading in a futures contract, or

     3. The price or yield established by the Exchange in an inactive future, plus or minus the following sums with respect to such commodities:

--------------------------------------------------------------------------------
Corn                                        $.20 per bushel - $1,000
--------------------------------------------------------------------------------
Corn Yield Insurance (Iowa, Illinois,       22.5 bushels per acre harvested -
Indiana, Nebraska, Ohio or U.S.)            $2,250
--------------------------------------------------------------------------------
Kilo Gold                                   $75 per unit of trading - $2,411.25
--------------------------------------------------------------------------------
100 Ounce Gold                              $75 per unit of trading - $7,500
--------------------------------------------------------------------------------
Oats                                        $.20 per bushel - $1,000
--------------------------------------------------------------------------------
Rough Rice                                  $.50 per hundredweight - $1,000
--------------------------------------------------------------------------------
1000 Ounce Silver                           $1.50 per unit of trading - $1,500
--------------------------------------------------------------------------------
5000 Ounce Silver                           $1.50 per unit of trading - $7,500
--------------------------------------------------------------------------------
Soybeans                                    $.50 per bushel - $2,500
--------------------------------------------------------------------------------
Soybean Meal                                $20 per unit of trading - $2,000
--------------------------------------------------------------------------------
Soybean Oil (Crude)                         $.02 per unit of trading - $1,200
--------------------------------------------------------------------------------
Wheat                                       $.30 per bushel - $1,500
--------------------------------------------------------------------------------


B. Current Month Exclusions. Limits shall not apply to trading in current month contracts on and after the second business day prior to the first day of the current month. For Corn Yield Insurance futures, the current month is the month in which the futures expire for purposes of this regulation.

     Notwithstanding the foregoing, limits shall remain in effect for purposes of trading agricultural contracts on e-cbot.

     The provisions of Paragraph B do not apply to CBOT(R) Dow JonesSM Index futures, which will be governed solely by Paragraph D.



C. Limit Bid; Limit Sellers Definitions. The terms "close on the limit bid" or "close on the limit sellers" are defined as follows:

     Limit Bid. Restricted to a situation in which the market closes at an upward price limit on an unfilled bid. When a close is reported as a range of different prices, the last price quoted must be limit bid.

     Limit Sellers. Restricted to a situation in which the market closes at a downward price limit on an unfilled offer. When a close is reported as a range of different prices, the last price quoted must be a limit ask.


D. Daily Price Limits and Trading Halts for CBOT Dow Jones Industrial, Transportation, Utilities and Composite AverageSM Index Futures. Daily price limits and trading halts of the CBOT Dow Jones Industrial AverageSM Index, CBOT Dow Jones Transportation Average/SM/ Index, CBOT Dow Jones Utilities AverageSM Index, and CBOT Dow Jones Composite Averagesm Index Futures contracts shall be coordinated with trading halts of the underlying stocks listed for trading in the primary securities market.



                                      1005

                            Ch10 Trading Conditions
                            -----------------------

     For purposes of this regulation, the primary futures contract shall be defined as the futures contract trading in the lead month configuration in the pit, or for those contracts only listed electronically, on the electronic trading system (ETS), and the Executive Committee or its designee shall have the responsibility of determining whether the primary futures contract is limit bid or offered.

     For the first day of trading in a newly listed contract, there will be an implied previous business day's settlement price, created by the Exchange for the sole purpose of establishing price limits. The implied settlement price will be created by extrapolating the annualized percentage carry between the two contract months immediately prior to the newly listed contract.

     Price Limits: There shall be three successive price limits for each index, Level 1, Level 2, and Level 3, below the settlement price of the preceding regular trading session. Levels 1, 2, and 3 shall be calculated at the beginning of each calendar quarter, using the average daily closing value of each index for the calendar month prior to the beginning of the quarter. Level 1 shall be 10% of such average closing value calculation; Level 2 shall be 20% of such average closing value calculation; Level 3 shall be 30% of such average closing value calculation. For the Dow Jones Industrial Averagesm, each Level shall be rounded to the nearest fifty points. For the Dow Jones Transportation Averagesm and the Dow Jones Composite Averagesm, each Level shall be rounded to the nearest ten points. For the Dow Jones Utilities Averagesm, each Level shall be rounded to the nearest point. The values of Levels 1, 2 and 3 shall remain in effect until the next calculation.

     Price Limits and Trading Halts When the U.S. Primary Securities Market is Open for Regular Trading Hours: The following price limits and trading halts shall apply when the primary securities market in the United States underlying the DJIAsm is open for regular trading hours.

     (a)  Level 1:

     Except as provided below, the Level 1 price limit shall be in effect until a trading halt has been declared in the primary securities market, trading in the primary securities market has resumed, and fifty percent (50%) of the stocks underlying the DJIA/SM/ Index (selected according to capitalization weights) have reopened. The Level 2 price limit shall apply to such reopening.

     Until 1:00 p.m. Chicago time (2:00 p.m. Eastern time), the trading halt shall be a one-hour trading halt. Between 1:00 p.m. and 1:30 p.m. Chicago time (2:00 p.m. and 2:30 p.m. Eastern time), the trading halt shall be a one-half hour trading halt.

     The Level 1 price limit shall not apply after 1:30 p.m. Chicago time (2:30 p.m. Eastern time). If the futures contract is limit offered at the Level 1 price limit and a trading halt has not been declared in the primary securities market, the Level 1 price limit shall be lifted and the Level 2 price limit shall apply thereafter.

     (b)  Level 2:

     Except as provided below, the Level 2 price limit shall be in effect until a trading halt has been declared in the primary securities market, trading in the primary securities market has resumed, and fifty percent (50%) of the stocks underlying the DJIASM Index (selected according to capitalization weights) have reopened. The Level 3 price limit shall apply to such reopening.

     Until 12:00 noon Chicago time (1:00 p.m. Eastern time), the trading halt shall be a two-hour trading halt. Between 12:00 noon and 1:00 p.m. Chicago time (1:00 p.m. and 2:00 p.m. Eastern time), the trading halt shall be a one-hour trading halt. After 1:00 p.m. Chicago time (2:00 p.m. Eastern time), the trading halt declared in the primary securities market will remain in place for the rest of the primary securities market trading day.

     (c)  Level 3:

     The Level 3 price limit shall be in effect during the entire regular daytime trading session.

     Trading Halts: If the primary futures contract for the DJIA/sm/ is limit offered at either the Level 1 or Level 2 price limit as described above and there is a trading halt declared in the primary securities market, trading shall be halted for all Dow Jones/sm/ Index futures contracts that have reached their respective price limits. In the event that trading in the primary securities market resumes after a trading halt, trading in each of the Dow Jones/SM/ Index futures contracts (that have halted) shall resume only after fifty percent (50%) of the stocks underlying the DJIA/SM/ Index (selected according to capitalization weights) have reopened. The next applicable price limit enumerated


                                      1006

                            Ch10 Trading Conditions
                            -----------------------

     above shall apply to the reopening indexes and to those indexes that had not reached their previous respective price limits during the period of the halt.


     If after 1:00 p.m. Chicago time (2:00 p.m. Eastern time), the primary futures contract for the DJIAsm is limit offered at the Level 2 price limit, or if the primary futures contract for the DJIAsm is limit offered at the Level 3 price limit at any time during the trading day, and the primary securities market declares a trading halt for the rest of its trading day, the Exchange will also declare a trading halt for the rest of its trading day for all Dow Jonessm Index futures contracts that have reached their respective price limits.

     If the primary futures contract for the DJIAsm trades at the Level 1, 2, or 3 price limits described above during that portion of the e-cbot trading session when the primary securities market is open for regular trading hours, trading will be halted for all Dow Jonessm futures contracts that have reached their respective price limits. In the event that e-cbot trades occur through the price limits described above, any such trades may be busted with the approval of the Exchange.

     Price Limits When the U.S. Primary Securities Market is Not Open for Regular Trading Hours: When the primary securities market is not open for regular trading hours, there shall be a price limit of 10% of the average daily closing value of each index for the calendar month prior to the beginning of the quarter. The value of this limit shall remain in effect until the next calculation. This price limit shall apply above or below the previous trading day's settlement price. (09/01/00)

1008.01A Trading Limits - The Crude Soybean Oil and Soybean Meal Committee has been asked to interpret the following sentence:

"These provisions (trading limits) shall not apply to trading in the current month on or after the first notice day thereof."

The question that arises is whether this means the first business day of the delivery month or the first notice day of the contract which would be the last business day of the previous month.

The Committee is of the opinion that it is the intention of the Regulations that the meaning of the sentence includes the first notice day which is the last business day of the month preceding the delivery month. 36R (09/01/94)

1008.02 Trading Limit Corrections - Daily trading limits determined pursuant to Regulation 1008.01A (1) may be corrected as specified in this regulation only in cases where the applicable settlement price is related to an erroneous closing price quotation.

Such a correction may be made:

- only to the level which would have been specified had the error not occurred; and

-  only if the error is identified prior to the next day's opening of trading.

Such a correction may be adopted by approvals of the relevant Pit Committee Chairman, or the Pit Committee Vice Chairman in the absence of the Pit Committee Chairman, and the Chairman or Vice Chairman of the Regulatory Compliance Committee within 15 minutes after the closing of the applicable futures contract or within 30 minutes after the closing of the applicable futures option contract. Thereafter, such a correction may be adopted by approval of the Regulatory Compliance Committee.

No such correction may be made after the next day's opening of trading.
(09/01/94)

1009.01 Last Day of Trading of Delivery Month - Wheat and Oats - No trades in wheat or oat futures deliverable in the current month shall be made after the business day preceding the 15th calendar day of that month. Any contracts remaining open after the last day of trading must be either:

(a) Settled by delivery no later than the seventh business day following the last trading day.

(b) Liquidated by means for a bona fide exchange of futures for the actual cash commodity, no later than the sixth business day following the last trading day. (03/01/00)

1009.02  Last Day of Trading of Delivery Month-Corn and Soybeans   - No trades
in corn and



                                      1007

                            Ch10 Trading Conditions
                            -----------------------

soybean futures deliverable in the current month shall be made after the business day preceding the 15th calendar day of that month. Any contracts remaining open after the last day of trading must be either:

(a) Settled by delivery no later than the second business day following the last trading day (tender on business day prior to delivery).

(b) Liquidated by means of a bona fide exchange of futures for the actual cash commodity, no later than the business day following the last trading day. 1832a (03/01/00)

1010.01  Margins on Futures - (See 431.03)  (09/01/94)

1012.01  Position Limits - (See 425.01)  (09/01/94)






                                      1008

Ch10 Delivery Procedures

1035.00 Scope of Chapter - Commodities bought or sold for future delivery under Exchange contracts shall be delivered and accepted in accordance with the provisions of this Chapter. Any Regulation or Ruling which is inconsistent with the requirements or procedures set forth in this Chapter 10 is hereby superseded by the Chapter to the extent of such inconsistency. 280 (09/01/94)

1036.00 Grade Differentials - Unless otherwise specified, contracts for the sale of wheat, corn, soybeans and oats shall be deemed to call for "contract" wheat, corn, soybeans and oats respectively. Upon such contracts, sellers, at their option, may deliver all or part of the following grades at the following price differentials, provided that lots of grain of any one grade must conform to the minimum lot requirements of Rule 1004.00:

                           WHEAT GRADE DIFFERENTIALS
--------------------------------------------------------------------------------
     At 3c Premium                             At Contract Price
--------------------------------------------------------------------------------
 No. 1 Soft Red Winter                     No. 2 Soft Red Winter
--------------------------------------------------------------------------------
 No. 1 Hard Red Winter                     No. 2 Hard Red Winter
--------------------------------------------------------------------------------
 No. 1 Dark Northern Spring                No. 2 Dark Northern Spring
--------------------------------------------------------------------------------
 No. 1 Northern Spring                     No. 2 Northern Spring
--------------------------------------------------------------------------------

Wheat which contains moisture in excess of 13.5% is not deliverable.


                              CORN DIFFERENTIALS
--------------------------------------------------------------------------------
No. 1 Yellow Corn (maximum 15% moisture)          at 1 1/2 cents per bushel over
                                                  contract price.
--------------------------------------------------------------------------------
No. 2 Yellow Corn (maximum 15% moisture)          at contract price.
--------------------------------------------------------------------------------
No. 3 Yellow Corn (maximum 15% moisture)          at 1 1/2 cents per bushel
                                                  under contract price.
--------------------------------------------------------------------------------



                          SOYBEAN GRADE DIFFERENTIALS
--------------------------------------------------------------------------------
U.S. No. 1 Yellow Soybeans (maximum 13% moisture)     at 6 cents per bushel over
                                                      contract price.
--------------------------------------------------------------------------------
U.S. No. 2 Yellow Soybeans (maximum 14% moisture)     at contract price.
--------------------------------------------------------------------------------
*U.S. No. 3 Yellow Soybeans (maximum 14% moisture)    at 6 cents per bushel
                                                      under contract price.
--------------------------------------------------------------------------------

* All factors equal to U.S. No. 2 grade or better (including test weight; splits; heat damage; brown, black and/or bicolored soybeans in yellow soybeans) except foreign material (maximum 3%).


                           OATS GRADE DIFFERENTIALS
--------------------------------------------------------------------------------
 No. 1 Extra Heavy Oats                     At 7 cents per bushel over contract
                                            price.
--------------------------------------------------------------------------------
 No. 2 Extra Heavy Oats                     At 4 cents per bushel over contract
                                            price.
--------------------------------------------------------------------------------
 No. 1 Heavy Oats                           At 3 cents per bushel over contract
                                            price.
--------------------------------------------------------------------------------
 No. 2 Heavy Oats                           At contract price.
--------------------------------------------------------------------------------
 No. 1 Oats                                 At contract price.
--------------------------------------------------------------------------------





                                      1009

                           Ch10 Delivery Procedures
                           ------------------------

--------------------------------------------------------------------------------
 No. 2 Oats (36 Ib. minimum test weight)        At 3 cents per bushel under
                                                contract price.
--------------------------------------------------------------------------------
 No. 2 Oats (34 Ib. minimum test weight)        At 6 cents per bushel under
                                                contract price.
--------------------------------------------------------------------------------


Bright Oats shall carry no additional premium or discount. Oats with more than 14% moisture are not deliverable. (03/01/00)

1036.00A Test Weight Designation for Oats - The Rules Committee has determined that, in the future, warehouse receipts of No. 2 Oats should carry the test weight designation on the face of the receipt. In connection with warehouse receipts currently outstanding which do not contain any such designation, it was determined that unless the designation "36 Ib. minimum test weight" appears on the face of the receipt, that the grade is considered to be 34 Ib. minimum test weight (6 cents per bushel under contract price). In consideration of any holder of outstanding Oat receipts that for some reason are "36 Ib. minimum test weight" and the receipt fails to reflect such, the holder can contact the Registrar's Office for updating the receipt. (09/01/94)

1036.00C Soybean Differentials - The Board has determined that in accordance with Rule 1036.00, No. 1 Yellow Soybeans which contain moisture in excess of 13% but not more than 14% are deliverable at par. (09/01/94)

1036.01   Location Differentials - Unless otherwise specified, contracts for the sale of wheat, corn, soybeans and oats shall be deemed to call for "contract" wheat, corn, soybeans and oats respectively. Upon such contracts, sellers, at their option, may deliver all or part at the following locations at the following price differentials, subject to the differentials for grade outlined in Rule 1036.00, provided that lots of grain of any one grade must conform to the minimum lot requirements of Rule 1004.00:

                         WHEAT LOCATION DIFFERENTIALS

In accordance with the provisions of Rule 1041.00C, wheat in regular warehouses located within the Chicago Switching District, the Burns Harbor, Indiana Switching District or the Toledo, Ohio Switching District may be delivered in satisfaction of Wheat futures contracts at contract price, subject to the differentials for class and grade outlined above. Only No. 1 Soft Red Winter and No. 2 Soft Red Winter Wheat in regular warehouses located within the St. Louis-East St. Louis and Alton Switching districts may be delivered in satisfaction of Wheat futures contracts at a premium of 10 cents per bushel over contract price, subject to the differentials for class and grade outlined above.

                          CORN LOCATION DIFFERENTIALS

In accordance with the provisions of Rule 1041.00A, corn for shipment from regular warehouses located within the Chicago Switching District or the Burns Harbor, Indiana Switching District may be delivered in satisfaction of Corn futures contracts at contract price, subject to the differentials for class and grade outlined above. Corn in regular warehouses located within the Toledo, Ohio Switching District may be delivered in satisfaction of Corn futures contracts at a discount of 3c per bushel under contract price, subject to the differentials for class and grade outlined above. Corn in regular warehouses located within the St. Louis-East St. Louis and Alton switching districts may be delivered in satisfaction of Corn futures contracts at a premium of 7 cents per bushel over contract price, subject to the differentials for class and grade outlined above.

See Regulation 10C36.01-Location Differentials for March 2000 and subsequent Corn futures contracts.

                         SOYBEAN LOCATION DIFFERENTIALS

In accordance with the provisions of Rule 1041.00D, soybeans for shipment from regular warehouses located within the Chicago Switching District or the Burns Harbor, Indiana Switching District may be delivered in satisfaction of Soybean futures contracts at contract price, subject to the differentials for class and grade outlined above. Soybeans in regular warehouses located within the Toledo, Ohio Switching District may be delivered in satisfaction of Soybean futures contracts at a discount of 8c per bushel under contract price, subject to the differentials for class and grade outlined above. Soybeans in regular warehouses located within the St. Louis-East St. Louis and Alton switching districts may be delivered in satisfaction of Soybean futures contracts at a premium of 8 cents per bushel over contract price, subject to the differentials for class and grade outlined above.

                                     1010

                           Ch10 Delivery Procedures
                           ------------------------

See Regulation 10S36.01-Location Differentials for January 2000 and subsequent Soybean futures contracts.

                          OATS LOCATION DIFFERENTIALS

In accordance with the provisions of Rule 1041.00B, oats in regular warehouses located within the Chicago Switching District, [or] the Burns Harbor, Indiana Switching District, [may be delivered in satisfaction of Oats futures contracts at contract price, subject to the differentials for grade outlined above. Oats in regular warehouses located within] the Minneapolis, Minnesota Switching District, or the St. Paul, Minnesota Switching District[s] may be delivered in satisfaction of Oats futures contracts at [a discount of 7 1/2c per bushel under] contract price, subject to the differentials for class and grade outlined above.

Additions underlined, deletions bracketed for July 2000 and subsequent Oat months. (03/01/00)

1038.00 Grades - A contract for the sale of commodities for future delivery shall be performed on the basis of the grades officially promulgated by the Secretary of Agriculture as conforming to United States Standards at the time of making the contract. If no such United States grades shall have been officially promulgated, then such contract shall be performed on the basis of the grades established by the Department of Agriculture of the State of Illinois, or the standards established by the Rules and Regulations of the Association in force at the time of making the contract. 293 (09/01/94)

1038.01  United States Origin Only   - Effective September 1, 1992, a futures
contract for the sale of corn, soybeans or wheat shall be performed on the basis of United States origin only upon written request by a taker of delivery at the time loading orders are submitted. (09/01/94)

1038.02 Deoxynivalenol (Vomitoxin) Limit in Wheat - Effective September 1, 1999, a taker of delivery of wheat shall have the option to request in writing load-out of wheat which contains no more than 5 (five) parts per million of deoxynivalenol (vomitoxin). At the taker's expense, a determination of the level of vomitoxin shall be made at the point of load-out by the Federal Grain Inspection Service or by a third party inspection service which is mutually agreeable to the maker and taker of delivery. (12/01/98)

1041.00  Delivery Points -

A. Corn. Corn in regular warehouses located with the Chicago Switching District, the Burns Harbor, Indiana Switching District, the Toledo, Ohio Switching District or the St. Louis-East St. Louis and Alton Switching Districts may be delivered in satisfaction of corn futures contracts.

     See Rule 10C41.00-Delivery Points for March 2000 and subsequent Corn futures contracts.

B. Oats. Oats in regular warehouses located within the Chicago Switching District, the Burns Harbor, Indiana Switching District or the Minneapolis, Minnesota or St. Paul, Minnesota Switching Districts may be delivered in satisfaction of oats futures contracts.

C. Wheat. Wheat in regular warehouses located within the Chicago Switching District, the Burns Harbor, Indiana Switching District or the Toledo, Ohio Switching District may be delivered in satisfaction of wheat futures contracts. Only No. 1 Soft Red Winter and No. 2 Soft Red Winter Wheat in regular warehouses located within the St. Louis-East St. Louis and Alton Switching Districts may be delivered in satisfaction of Wheat futures.

D. Soybeans. Soybeans in regular warehouses located within the Chicago Switching District, the Burns Harbor, Indiana Switching District, the Toledo, Ohio Switching District or the St. Louis-East St. Louis Alton Switching Districts may be delivered in satisfaction of soybean futures contracts.

     See Rule 10S41.00-Delivery Points for January 2000 and subsequent Soybean futures contracts. (03/01/00)

1041.01 Burns Harbor, Indiana Switching District - When used in these Rules and Regulations, the Burns Harbor, Indiana Switching District will be that area geographically defined by the boundaries of Burns Waterway Harbor at Burns Harbor, Indiana which is owned and operated by the Indiana Port Commission. (09/01/94)

1042.00 Delivery of Commodities by Warehouse Receipts - Except as otherwise provided,



                                     1011

                           Ch10 Delivery Procedures
                           ------------------------

delivery of commodities shall be made by the delivery of registered warehouse receipts issued by warehousemen against stocks in warehouses which have been declared regular by the Regulatory Compliance Committee. The Regulatory Compliance Committee by Regulation may prescribe the conditions upon which warehouses and warehousemen may become regular except that in the case of federally licensed warehouses and warehousemen, the Regulatory Compliance Committee may impose only such reasonable requirements as to location, accessibility and suitability as may be imposed on other regular warehouses and warehousemen.

The Regulatory Compliance Committee by Regulation may prescribe conditions not inconsistent with the provisions of this Chapter upon which warehouse receipts issued by regular warehouses shall be deliverable. 281 (02/01/99)

1042.01 Registration of Grain Warehouse Receipts - In order to be valid for delivery against futures contracts, grain warehouse receipts must be registered with the official Registrar appointed by the Board and in accordance with the requirements issued by the Registrar. Except in the case of delivery on the last delivery day of a delivery month, in which case the warehouse receipt must be registered before 1:00 p.m. on the last delivery day of the delivery month, the grain warehouse receipt must be registered before 4:00 p.m. on notice day, the business day prior to the day of delivery. If notice day is the last business day of a week, grain warehouse receipts must be registered before 3:00 p.m. on that day. (03/01/00)


1043.01 Delivery of Corn and Soybeans by Shipping Certificates - Deliveries of Corn and Soybeans shall be made by delivery of Shipping Certificates issued by Shippers designated by the Exchange as regular to issue Shipping Certificates for Corn and Soybeans. In order to effect a valid delivery each Shipping certificate must be endorsed by the holder making the delivery. Such endorsement shall constitute a warranty of the genuineness of the Certificate and of good title thereto, but shall not constitute a guaranty, by an endorser, of performance by the issuer of the Certificate. (03/01/00)

1043.02 Registration of Corn and Soybean Shipping Certificates - Corn and Soybean Shipping Certificates in order to be eligible for delivery must be registered with the Official Registrar and in accordance with the requirements issued by the Registrar, must not be more than six months old and must not have an expiration date in the month in which they are delivered. Registration of Corn and Soybean Shipping Certificates shall also be subject to the following requirements:

(a) Shippers who are regular for delivery may register certificates at any time. The holder of a registered certificate may cancel its registration at any time. A certificate which has been canceled may not be registered again.

(b) No notice of intention to deliver a certificate shall be tendered to the Clearing House unless said certificate is registered and in possession of the Clearing House member tendering the notice or unless a shipping certificate is registered and outstanding.

(c) When a notice of intention to deliver a certificate has been tendered to the Clearing House, said certificate shall be considered to be "outstanding" until its registration is canceled. The member issuing such notice shall transmit to the Registrar, at the same time the notice is tendered to the Clearing House, the certificate number and the name of the registered shipper. From this information and his own records of registration and of cancellations of outstanding certificates, the Registrar shall maintain a current record of the number of certificates that are outstanding and shall be responsible for posting this record on the Exchange Floor.

(d) When a registered shipper regains control of an outstanding certificate calling for shipment from one of his shipping stations, which in any manner relieves him of the obligation to ship corn or soybeans upon demand of a party other than himself, the shipper shall cancel the registration of said certificate by noon of the next business day except in the case where a notice of intention to redeliver said certificate for the shipper has been tendered to the Clearing House by 4:00 p.m. of the day that the shipper regained control of said certificate.

(e) The Registrar shall not divulge any information concerning the registration, delivery or cancellation of certificates other than the record posted on the Exchange Floor, except that he shall issue a



                                     1012
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                           Ch10 Delivery Procedures
                           ------------------------

     weekly report showing the total number of certificates outstanding as of 4:00 P.M. on the last trading day of each week. In addition to the information posted on the Exchange Floor, this weekly report will show the names of shippers whose certificates are outstanding and the location of the shipping stations involved. (03/01/00)

1043.03 Reissuance of Shipping Certificates - Every Corn and Soybean Shipping Certificate must be returned to the shipper, or his agent, for reissuance prior to its becoming six months old. At such time accrued premium charges shall be paid and the Shipper shall be obligated to provide the owner with a new and duly registered Corn or Soybean Shipping Certificate.

Every Corn and Soybean Shipping Certificate which is not returned to the shipper, or his agent, for reissuance prior to its becoming six months old, will be subject to the late charge which will be paid to the shipper by the owner on the day that the accrued premium charges are paid. The late charge will be an amount equal to the total unpaid accumulated premium charges multiplied by the "prime interest rate" in effect on the day that the accrued premium charges are paid multiplied by the number of calendar days that the certificate is past due, divided by 360 days. The term "prime interest rate" shall mean the lowest of the rates announced by each of the following four banks at Chicago, Illinois as its "prime rate": Bank of America-Illinois, The First National Bank of Chicago, Harris Trust and Savings Bank and the Northern Trust Company. The number of calendar days that the certificate is past due shall be the number of days beginning with the day that the shipping certificate is six months old and continuing through the business day that the certificate is returned to the shipper or his agent. (03/01/00)

1044.01 Certificate Format - See Regulation 10C44.01-Certificate Format for March 2000 and subsequent Corn futures contracts and Regulation 10S44.01-Certificate Format for January 2000 and subsequent Soybean futures contracts. (03/01/00)


1045.01  Lost or Destroyed Negotiable Warehouse Receipts Shipping Certificate

(a) Unless a federal or state law prescribes different procedures to be followed in the case of lost or destroyed warehouse receipts or shipping certificates, the following procedures shall be followed. A replacement receipt/certificate may be issued upon compliance with the conditions set forth in paragraph (b) of this Regulation. Such replacement receipt/certificate must be issued upon the same terms, must be subject to the same conditions, and must bear on its face the number and the date of the receipt/certificate in lieu of which it is issued. It must also contain a plain and conspicuous statement that it is a replacement receipt/certificate issued in lieu of a lost or destroyed receipt/certificate.

(b) Before issuing such replacement receipt/certificate, the warehouseman/shipper may require the person requesting the receipt/certificate to make and file with the warehouseman/shipper: (1) an affidavit stating that the requestor is the lawful owner of the original receipt/certificate, that the requestor has not negotiated, sold, assigned or encumbered it, how the original receipt/certificate was lost or destroyed, and if lost, that diligent effort has been made to find the receipt/certificate without success, and (2) a bond in an amount double the value, at the time the bond is given, of the commodity represented by the lost or destroyed receipt/certificate.

     Such bond shall indemnify the warehouseman/shipper against any loss sustained by reason of the issuance of such replacement receipt/certificate. The bond shall have as surety thereon a surety company which is authorized to do business, and is subject to service of process in a suit on the bond, in the state in which the warehouse/shipping station, as named on the warehouse receipt/certificate, is located, or at least two individuals who are residents of such state, and each of whom owns real property in that state having a value, in excess of all exemptions and encumbrances, equal to the amount of the bond.

     In the alternative, upon the approval of the U.S. Department of Agriculture where applicable, or otherwise upon the approval of the Exchange, a warehouseman/shipper may issue a replacement receipt/certificate upon the execution of an agreement by the requestor to indemnify the warehouseman/shipper against any loss sustained by reason of the issuance of



                                     1013
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                           Ch10 Delivery Procedures
                           ------------------------

     such replacement receipt/certificate, in a form acceptable to the warehouseman/shipper. (04/01/00)

1046.00 Date of Delivery - Where any commodity is sold for delivery in a specified month, delivery of such commodity may be made by the seller upon such business day of the specified month as the seller may select and, if not previously delivered, delivery must be made upon the last business day of the specified month; provided, however, that the Exchange may, by Regulation pertaining to a particular commodity, prescribe specific days or dates within such specified month on which delivery of such commodity may or may not be made. 284 (09/01/94)

1046.00A Location for Buying or Selling Delivery Instruments - In order to facilitate liquidation of outstanding contracts during the final seven business days of a delivery month (Regulation 1009.03) floor brokers, locals and clearing or non-clearing members who need warehouse receipts or shipping certificates in order to make delivery or who anticipate receiving warehouse receipts or shipping certificates on delivery and wish to dispose of them may meet at 2:00 p.m. on the last day of trading in an expiring future at the cash grain table between the corn and soybean pits to make arrangements for the acquisition or disposition of such receipts or certificates.

All actual deliveries against outstanding futures positions must, in any event, be made by sellers through the Clearing House and will be received by buyers through the Clearing House. 34R (09/01/94)

1047.01 Delivery Notices - A seller obligated or desiring to make delivery of a commodity shall issue and deliver to the Clearing House a delivery notice containing the name and business address of the issuer; the date of issue; the date of delivery; the name of the commodity; the total contracted quantity in satisfaction of which the delivery is being tendered and such other information as the Regulatory Compliance Committee shall direct in regard to any particular commodity.

A delivery notice shall be furnished to the Clearing House in computer readable form. The Clearing House, acting as agent for the seller, shall provide the notice to the buyer.

The seller or its agent shall reduce the notice to written form and retain a copy of the notice for the period of time required by the Commodity Futures Commission.

Upon determining the buyers obligated to accept deliveries tendered by issuers of delivery notices, the Clearing House shall promptly furnish to each issuer the names of the buyers obligated to accept delivery from him for each commodity for which a notice was tendered and shall also inform the issuer of the number of contracts for which each buyer is obligated. Failure of the seller to object to such assignment by 7:00 a.m. on intention day shall establish an irrebuttable presumption that the issuance of the delivery notice was authorized by the person in whose name the notice was issued. (09/01/94)

1048.01 Method of Delivery - Delivery notices must be delivered to the Clearing House which shall assign the deliveries to clearing members (buyers) having contracts to take delivery of the same amounts of the same commodities. The Clearing House shall notify such clearing members of the deliveries which have been assigned to them and shall furnish to issuers of delivery notices the names of clearing members obligated to accept their deliveries. Clearing Members receiving delivery notices shall assign delivery to the oldest open contracts on their books at the close of business on the previous day (position day). 286 (09/01/94)

1049.00 Time of Delivery, Payment, Form of Delivery Notice - The requirements of the form of delivery notice, time of delivery, and payment shall be fixed by the Regulatory Compliance Committee. 287 (09/01/94)

1049.01 Time of Issuance of Delivery Notice - Unless a different time is prescribed by Regulation pertaining to a particular commodity, delivery notices must be delivered to the Clearing House by 4:00 p.m., or by such other time designated by the Board of Directors, on position day except that, on the last notice day of the delivery month, delivery notices may be delivered to the Clearing House until 2:00 p.m., or by such other time designated by the Board of Directors, on intention day. The Clearing House shall, on the same day, assign the deliveries to eligible buyers as provided in Regulation 1048.01 and shall issue to each such buyer a delivery assignment notice describing the delivery which has been assigned to him. (12/01/99)



                                     1014

                           Ch10 Delivery Procedures
                           ------------------------

1049.01B Interpretation: Sellers' Obligation for Storage Charges - The Directors have issued the following interpretation of Rule 1042.00, Rule 1041.00, and Regulation 1049.01 in connection with the time the responsibility for storage charges changes from seller to buyer.

The responsibility for storage charges shall remain the obligation of the seller until such time as the warehouse receipts or weight certificates are presented to the buyer and payment is made therefore in conformity with the Regulations concerning payment. (09/01/94)

1049.02   Buyers' Report of Eligibility to Receive Delivery - Prior to 8:00
p.m., or by such other time designated by the Board of Directors, of each day on which delivery notices may be delivered to the Clearing House, each clearing member shall report to the Clearing House, at such times and in such manner as shall be prescribed by the Clearing House, the amounts of its purchases of the various commodities then eligible for delivery which remain open on its books in accordance with law and with the Rules and Regulations of the Association. Such reports shall show the dates on which such purchases were made, and shall exclude purchases to which the clearing member has applied deliveries assigned to it but which remain open on its books pending receipt of delivery. With respect to omnibus accounts, the reports described above shall show the dates on which such purchases were made, as reflected on the ultimate customers' account statements. (12/01/99)

1049.03 Sellers' Invoices to Buyers - Upon receipt of the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing House to each such buyer, the seller shall prepare invoices addressed to its assigned buyers describing the documents to be delivered to each such buyer and, in the case of deliveries under Rule 1041.00, the information required in said Rule. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing House for that purpose adjusted for applicable premiums, discounts, storage charges, premium charges, premium for FOB conveyance, quantity variations and other items for which provision is made in these Rules and Regulations relating to contracts, and shall be in the form set forth hereunder unless a different form is prescribed by Regulation pertaining to a particular commodity. Such invoices shall be delivered to the Clearing House by 4:00 p.m., or by such other time designated by the Board of Directors, on the day of intention except on the last notice day in the delivery month when a skeleton notice has been delivered to the Clearing House, in which case invoices for said delivery may be delivered to the Clearing House until 10:00 a.m. on the last delivery day of the delivery month. Upon receipt of such invoices, the Clearing House shall promptly make them available to buyers to whom they are addressed, by placing them in buyers' mail boxes provided for that purpose in the Clearing House.

Financial instruments futures contracts will follow the invoicing procedure that is prescribed in the respective contract's invoicing regulation. Delivery invoicing forms for financial instruments futures contracts shall be restricted to that form which the Board of Trade Clearing Corporation specifically provides.

                               DELIVERY INVOICE
                                   Office Of

                                                                      No._______
      __________________________________________________________________________
      __________________________________________________________________________

      For delivery on___________________________________________________________
                                                (Date)
      against C. H. Assignment Notice No._______________________________________

      To________________________________________________________________________
                                   (Buyer's code number and name)
      For the delivery of_______________________________________________________
                                 (Net quantity, per list total below)
      of________________________________________________________________________
                                     (Grade, class, commodity)
      In, ordered to, or to be shipped from_____________________________________
                                         (Warehouse, delivery or shipping point)

      As evidenced by the documents listed below:
      At the established delivery price of _______ per ______            $______
      Premium or discount on grade                                        ______
      Storage and insurance, or premium, for a total of ____ days         ______
      Other charges or credits                                            ______
      TOTAL AMOUNT DUE-THIS INVOICE                                      $______


                                     1015

                           Ch10 Delivery Procedures
                           ------------------------


Whse.Receipt or                              Prem-Disc.                                    Other charges or
certificate                                  on Grade      Adjustment for Stge-lns-Prem.   credits
---------------------------------------------------------------------------------------------------------------
                                                                                                    Amount &
Date             Number     Net Quantity     Rate  Amount  Pd.thru   Days   Rate  Amount   Dr Cr.   Description
---------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------
      1638  (03/01/00)

1049.04 Transfer Obligations - Payment is to be made in same day funds 1) by a check drawn on and certified by a Chicago bank or 2) by a Cashier's check issued by a Chicago bank. The long clearing member may effect payment by wire transfer only if this method of payment is acceptable to the short clearing member. Unless a different time is prescribed by Regulation pertaining to a particular commodity, buyers obligated to accept delivery must take delivery and make payment and sellers obligated to make delivery must make delivery before 1:00 p.m. of the day of delivery, except on banking holidays when delivery must be taken or made and payment made before 9:30 a.m. the next banking business day. Adjustments for differences between contract prices and delivery prices established by the Clearing House shall be made with the Clearing House in according with its By-Laws and Resolutions. 1639 (05/01/97)

1050.00 Duties of Members - Members shall deliver warehouse receipts, bills of lading, shipping certificates or demand certificates tendered for delivery pursuant to the Rules and Regulations of the Association and in accordance with the assignment thereof to eligible buyers by the Clearing House, and shall make no other disposition thereof. A member who alters or makes a false endorsement on a notice of assignment of delivery issued by the Clearing House under Rule 1048.00, for the purpose of avoiding acceptance of the delivery specified, therein, should be deemed guilty of an act detrimental to the Welfare of the Association. 288 (09/01/94)

1051.01 Office Deliveries Prohibited - No office deliveries of warehouse receipts or shipping certificates may be made by members of the Clearing Corporation. Where a commission house as a member of the Clearing Corporation has an interest both long and short for customers on its own books, it must tender to the Clearing Corporation such notices of intention to deliver as it receives from its customers who are short. 1870 (03/01/00)

1052.00 Delivery of Grain in Cars (Chicago only) - Regular deliveries of contract grades of grain on contracts for future delivery may be made in cars on track during the last three business days in the delivery month subject to the following:

(a) Cars must be within the Chicago District, in a railroad yard where samples are taken by an official grain inspection agency approved by the U.S.D.A.

(b)  Cars must be consigned or ordered to a regular warehouse.

(c) Delivery shall not be complete until the grain is unloaded and warehouse receipts or weight certificates are issued therefor unless the buyer elects otherwise. During this time, title to the grain remains in the seller, the purchase price is not payable, and the seller remains liable for any change in grade. The buyer, however, may elect and order the cars unloaded at any other place where they will be weighed provided the buyer makes payment in advance. In making such election and paying in advance the buyer assumes title and all responsibility for any change in grade occuring after the original inspection as provided in subsection (d) of this Rule and for any and all charges occasioned by such election of the buyer.

(d) Grain delivered in cars on track in settlement of futures contracts must be inspected during the last four delivery days of the delivery month by an official grain inspection agency approved by the U.S.D.A. In the event another grade determination is made subsequent to date of tender and the original grade is changed, the delivery will not be disqualified as a result thereof. Price adjustment will be made between the buyer and the seller at the prevailing fair market difference based on the cost of replacement. In the event of a dispute, the Chairman of the Regulatory Compliance Committee will appoint an impartial committee of three to fix a fair and proper differential.

                                     1016

                           Ch10 Delivery Procedures
                           ------------------------

(e) Deliveries of grain in cars shall be made by the tender of delivery notices based on the shippers' certificates of weight (if attached thereto) or railroad weights, or, in the absence of such weights, the marked capacity of the cars.

(f) Where there is an excess or deficit upon delivery, such excess or deficit shall be settled for on the basis of the market price at the time when such excess or deficit becomes known to both parties; provided that the buyer, if he so elects, may cancel the contract as to any deficit.

(g) On all grain tendered under this Rule, the party making the original tender shall keep on file and deliver on request, at tenderer's option, the samples of the official grain inspection agency.

(h) Delivery of wheat, corn, oats or soybeans in cars shall be for quantities of 5,000 bushels or multiples thereof. 283 (03/01/00)

1052.00A  Track Deliveries -

1. Under subparagraph (d) of Rule 1052.00 when notices of intention to deliver are issued on the day prior to the three days during which regular deliveries may be made in carlots, the requirement that the delivery notice be accompanied by certificate showing approval by the Illinois State Grain Inspection Department for storage must be attached to the delivery notice will be satisfied if that certificate is furnished the next day.

2. During the last three delivery days of the month split notices of delivery may be tendered, that is to say, part of the notice may cover grain in store and part of the notice may cover grain in cars on track. 14R (03/01/00)

1052.00B Track Deliveries - The matter of the origin of grain which may be delivered in satisfaction of futures contracts under Rule 1052.00 (Delivery of Grain in Cars), was brought before the Directors. After a discussion upon motion duly made, seconded, and unanimously carried, it was

Resolved, only grain arriving in cars from points outside of the Chicago Switching District and which has not previously been unloaded at a warehouse in the Chicago Switching District may be delivered in satisfaction of futures contracts under Rule 1052.00; and

Further Resolved, that grain loaded in cars from warehouses in the Chicago Switching District shall not be deliverable in satisfaction of futures contracts under said Rule 1052.00. 23R (09/01/94)

1052.00C  Track Deliveries -

1. The question was submitted to the Directors as to whether or not under Rule 1052.00 (Delivery of Grain in Cars) out-of-town weights can be used on carlot deliveries provided there is an agreement between the buyer and seller. It was the ruling of the Directors and the Rules Committee that under the provisions of this Rule out-of-town weights may not be used even where mutual agreement might exist.

2. The question was submitted to the Directors as to whether deliveries of grain in cars might be settled on the aggregate or on the basis of individual contracts under Rule 1052.00.

     The Directors and the Rules Committee held that the settlement must be made on the individual contracts of 5,000, 2,000, 1,000 bushels or multiples thereof, and may not be settled on the aggregate.

3. The Directors and the Rules Committee have made the following interpretation of Regulation 1047.01 (Delivery Notice). A person issuing a skeleton notice on the last notice day in a delivery month must by 10:00 a.m. on the next day furnish all information which is required on the usual delivery notice. A person re-issuing a skeleton notice on the first position day of a successive delivery month (i.e. -the next calendar month) must furnish all information which is required on the usual delivery notice by 1:00 p.m. on first notice day. 23R (05/01/95)

1054.00  Failure to Accept Delivery   - Where a buyer to whom a delivery has
been assigned by the Clearing House under Regulation 1048.01 fails to take such delivery and make payment when payment is due, the seller tendering such delivery shall promptly sell the commodity on the open market for the account of the delinquent. He shall then immediately notify the Clearing House of the default, the contract price, and the re-sale price, and the Clearing House shall immediately serve a like



                                     1017

                           Ch10 Delivery Procedures
                           ------------------------

notice upon the delinquent. Thereupon the delinquent shall be obligated to pay to the seller, through the Clearing House, the difference between the contract price and the re-sale price. 289 (05/01/95)

1054.00A Failure to Accept Delivery - Rule 1054.00 provides that when a buyer fails to take delivery and make payment at the prescribed time, the issuer of the delivery 'shall promptly sell the commodity on the open market for the account of the delinquent'.

Does this mean that the seller is to sell the warehouse receipts in the cash market or sell futures in the pit and make a new tender? Also, what is the meaning of the term 'promptly'? If the deliverer, thinking to accommodate the delinquent, waits until 1:10, at which time the market is 5 lower than at 1:00 has he assumed any liability because of the delay? If it is the warehouse receipts which are to be sold out, what determines the market price? Frequently an elevator operator will pay more for his own receipts than for another's; or a processor may pay a higher basis for one grade than another, grade differential to the contrary. If futures are to be sold in the pit, who then is responsible for the mechanics of tender and the assumption of interest?

The Board approved the opinion of the Rules Committee that the seller must have the right to act in either the cash or futures market at his discretion without recourse on the part of the defaulting buyer so long as action is taken prior to 9:45 A.M. the next business day. 38R (09/01/94)

1056.01 Storage Rates, Grain - To be valid for delivery on futures contracts, all warehouse receipts and shipping certificates covering grain in regular store or under obligation for shipment must indicate the applicable storage rate or premium charge. No warehouse receipts or shipping certificates shall be valid for delivery on futures contracts unless the storage rates or premium charges on such grain shall have been paid up to and including the 18th calendar day of the preceding month, and such payment endorsed on the warehouse receipt or shipping certificate. Unpaid accumulated storage rates and premium charges at the posted rate applicable to the warehouse or shipping station where the grain is stored or under obligation for shipment shall be allowed and credited to the buyer by the seller to and including date of delivery. Further, no warehouse receipt or shipping certificate shall be valid for delivery if the receipt or shipping certificate has expired prior to delivery or has an expiration date in the month in which delivered. 1641

If storage rates are not paid on-time up to and including the 18th calendar day preceding the delivery months of March, July and September and by the first calendar day of each of these delivery months, a late charge will apply. The late charge will be an amount equal to the total unpaid accumulated storage rates multiplied by the "prime interest rate" in effect on the day that the accrued storage rates are paid plus a penalty of 5 percentage points, all multiplied by the number of calendar days that storage is overdue, divided by 360 days. The term "prime interest rate" shall mean the lowest of the rates announced by each of the following four banks at Chicago, Illinois, as its "prime rate": Bank of America-Illinois. The First National Bank of Chicago, Harris Trust & Savings Bank, and the Northern Trust Company.

The storage rates on Corn, Wheat and Soybeans for delivery shall not exceed 15/100 of one cent per bushel per day.

The storage rates on Oats for delivery shall not exceed 13/100 of one cent per bushel per day.

See Regulation 10C56.01-Payment of Premium Charges for March 2000 and subsequent Corn futures contracts.

See Regulation 10S56.01-Payment of Premium Charges for January 2000 and subsequent Soybean futures contracts. (03/01/00)



                                     1018

Ch10 Regularity of Warehouses

*1081.01 Regularity of Warehouses and Issuers of Shipping Certificates - Persons operating grain warehouses or shippers who desire to have such warehouses or shipping stations made regular for the delivery of grain under the Rules and Regulations shall make application for an initial Declaration of Regularity on a form prescribed by the Exchange prior to May 1, 1994, and every even year thereafter, for a two-year term beginning July 1, 1994, and every even year thereafter, and at any time during a current term for the balance of that term. Regular grain warehouses or shippers who desire to increase their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and increases in regularity shall be effective either thirty days after a notice that a bona fide application has been received is posted on the floor of the exchange, or the day after the application is approved by the Exchange, whichever is later. Applications for a renewal of regularity shall be made prior to May 1, 1994, and every even year thereafter, for the respective years beginning July 1, 1994, and every even year thereafter, and shall be on the same form.

The following shall constitute the requirements and conditions for regularity:

(1) The warehouse or shipping station making application shall be inspected by the Registrar or the United States Department of Agriculture. Where application is made to list as regular a warehouse which is not regular at the time of such application, the applicant may be required to remove all grain from the warehouse and to permit the warehouse to be inspected and the grain graded, after which such grain may be returned to the warehouse and receipts issued therefor.


See Regulation 10C81.01(1)-Regularity of Warehouses and Issuers of Shipping Certificates for March 2000 and subsequent Corn futures contracts.


See Regulation 10S81.01(1)-Regularity of Warehouses and Issuers of Shipping Certificates for January 2000 and subsequent Soybean futures contracts.

(2) Such warehouse shall be connected by railroad tracks with one or more railway lines.

See Regulation 10C81.01(2)-Regularity of Warehouses and Issuers of Shipping Certificates for March 2000 and subsequent Corn futures contracts

See Regulation 10S81.01(2)-Regularity of Warehouses and Issuers of Shipping Certificates for January 2000 and subsequent Soybean futures contracts.

(3) The proprietor or manager of such warehouse or shipping station shall be in good financial standing and credit, and shall meet the minimum financial requirements and financial reporting requirements set forth in Appendix 4E. No warehouse or shipping station shall be declared regular until the person operating the same files a bond and/or designated letter of credit with sufficient sureties in such sum and subject to such conditions as the Exchange may require.

(4) Such warehouse or shipping station shall be provided with modern improvements and appliances for the convenient and expeditious receiving, handling and shipping of grain in bulk.

(5) The proprietor or manager of such warehouse or shipping station shall honestly and cordially cooperate with the system of registration of warehouse receipts or shipping certificates as established by law, and furnish to the Registrar all needed information to enable him to keep a correct record and account of all grain, together with the grades thereof, received and delivered by them daily and of that remaining in store at close of each week.

*Additions underlined; deletions bracketed for November 2001 and subsequent contracts.

                                     1019

                         Ch10 Regularity of Warehouses
                         -----------------------------

(6) Safeguarding Condition of Grain in Warehouses.

    (a) The Board of Trade shall designate an agency for registration of public warehouse receipts, and only public warehouse receipts registered with such agency shall be within the provisions of paragraph (b) following.

    (b) Whenever in the opinion of the operator of the warehouse any grain stored in a public warehouse under his jurisdiction should be loaded out in order to protect the best interests of the parties concerned, such operator shall notify the agency giving the location and grades of such grain. The agency shall immediately notify an appropriate grain inspection service who shall at once proceed to the warehouse in which the grain is stored and examine it in conjunction with the Superintendent of such warehouse. If the grain inspection service agrees with the Superintendent that the grain should be moved, it shall so notify the Registrar of the Chicago Board of Trade. If the grain inspection service does not agree with the Superintendent that the grain should be moved, the operator of the warehouse shall have a right to appeal to the Business Conduct Committee of the Board of Trade. If on such appeal the Business Conduct Committee shall agree with the Superintendent that the grain should be moved, the Business Conduct Committee shall so notify the Registrar of the Board of Trade, and the warehouse receipts covering the above specified lot or lots of grain shall no longer be regular for delivery on Board of Trade future contracts. Upon receiving such notice, either from the grain inspection service, or from the Business Conduct Committee, the Registrar shall notify the holder, or holders, or their agents, together with the Chairman of the Business Conduct Committee, of the total quantity of the grade of grain in question (selecting the oldest registered warehouse receipt for such grain first, then such additional registered warehouse receipts in the order of their issuance as may be necessary to equal such total quantity of grain). When this information reaches the Chairman of the Business Conduct Committee he shall appoint a Committee consisting of five disinterested handlers of cash grain, which Committee shall meet at once and after taking into consideration various factors that establish the value of the grade of the receipts held by such owner or owners, shall determine the fair value of the grain, which price shall be that to be paid by the operator. If the price offered is not satisfactory, a Committee appointed by the Chairman of the Business Conduct Committee (at the request of such owner), shall procure other offers for such grain, and such offers shall be immediately reported to the owner or his agent. If the owner refuses to accept any such offers, he shall have the two following business days to order and furnish facilities for loading such grain out of store, and during this period the warehouseman shall be obliged to deliver the grain called for by the warehouse receipts, but not more than three (3) days may elapse after notification by the Registrar to the holder of the receipt before satisfactory disposition shall have been made of the grain, either by sale to the operator or by the ordering out and furnishing facilities to load the same, provided the amount of such grain does not exceed 100,000 bushels in any one elevator. If the amount of grain in question exceeds 100,000 bushels, the owner, or owners, of the warehouse receipts shall be allowed forty-eight hours of grace over and above the before mentioned three days for each 100,000 bushels in excess of the first 100,000 bushels.

    (c) In the event that the holder of the warehouse receipt, or his agent, fails to move the grain or make other satisfactory disposition of same within the prescribed time, it shall be held for his account, and any loss in grade sustained shall likewise be for his account.

    (d) Nothing in the foregoing provisions shall be construed as prohibiting the warehouseman from fulfilling contracts from other stocks under his control.

(7) The proprietor or manager of such warehouse shall promptly, by the proper publication, advise the trade and the public of any damage to grain held in store by it, whenever such damage shall occur to an extent that will render it unwilling to purchase and withdraw from store, at its own cost, all such damaged grain.

(8) The Board shall be assured that the operator or manager of the warehouse or shipping station will agree to conform to Regulation 1049.03.



                                     1020

                         Ch10 Regularity of Warehouses
                         -----------------------------

(9) The proprietor or manager of such warehouse shall accord every facility to any duly authorized committee, for the examination of its books and records, for the purpose of ascertaining the stocks of all kinds of grain which may be on hand at any time. Such examination and verification may be made at any time by the Business Conduct Committee or its approved inspection agents or, any other duly authorized committee to be appointed by the Chairman of the Board, which committee shall have the authority to employ experts to determine the quantity of grain in the elevators and to compare the books and records of the said regular warehouses with the records of the State or Federal Grain Warehouse Registrar.

(10) The proprietor or manager of a regular warehouse or shipping station shall give assurance that all grain received in and shipped out of such warehouse shall be weighed under the supervision of an agency approved by the Exchange.

(11) No warehouse or shipping station shall be deemed suitable to be declared regular if its location, accessibility, tariffs, insurance rates, or other qualifications shall depart from uniformity to the extent that its receipts or shipping certificates, if tendered in satisfaction of futures contracts, will unduly depress the values of futures contracts or impair the efficacy of futures trading in this market, or if the warehouseman or shipper operating such warehouses or shipping stations engaged in unethical or inequitable practices, or if, being a federally licensed warehouse, fails to comply with the federal statute, rules or regulations, or, being a state licensed Warehouse, fails to comply with the state statutes, rules and regulations.

     All warehousemen and shippers are and shall be and remain subject to the Rules, Regulations and Rulings of the Board of Trade of the City of Chicago on all subjects and in all areas with respect to which the U.S. Department of Agriculture does not assert jurisdiction pursuant to the U.S. Warehouse Act, as amended.

     A regular warehouseman or an owner of warehouse receipts can make delivery in a strike bound elevator. The taker of delivery is liable for all storage charges. However, where the owner of warehouse receipts in a strike bound elevator delivered against futures contracts has a bona fide bid for like receipts in a strike free elevator and decides to load the grain out or sell his receipts, the strike bound warehouseman has the option:

     (a) to provide that same quantity and like quality of grain in store in another regular warehouse, not on strike, in the same delivery market, or

     (b) to provide that same quantity and like quality of grain in store at another location on mutually acceptable terms, or

     (c) if no initial agreement can be reached as provided above, the strike bound warehouseman must buy his warehouse receipts back at the bid price in store for that same quantity and like quality of grain in a strike free elevator in the same delivery market or he has the alternative of proceeding as in (a) above. The bid (which must be a basis bid versus futures) referred to in this paragraph must be good for a minimum period of one hour and must be tendered in writing to the strike bound warehouseman between 1:30 p.m. and 4:30 p.m. on a business day and prior to 8:30 a.m., but not before 7:30 a.m., on the following business day.

         The warehouseman must respond to the bid as outlined above within the time period during which the bid is alive.

         Should the warehouseman question the validity of the bid, the question shall be referred to a Standing Committee which shall have been appointed on an annual basis by the Chairman of the Board, with the approval of the Board. The Committee shall consist of three members including one regular warehouseman with suitable alternates. In case the strike bound elevator involved is in a market other than that directly represented by the warehouseman appointed, the Chairman may designate a member in said alternate market who is familiar with cash grain values in that market. The sole duty of the Committee shall be to determine that the bid is bona fide. The Committee shall not express any opinion with respect to the economics of the bid.

         Within the context of this Regulation, a strike bound elevator is defined as the facility itself



                                     1021

                         Ch10 Regularity of Warehouses
                         -----------------------------

      being on strike.

      The maximum load-out charge on wheat and oats which has been tendered in satisfaction of the Board of Trade futures contracts shall be 6 cents per bushel.

      The maximum premium for FOB conveyance on Corn and Soybean Shipping Certificates which have been tendered in satisfaction of Board of Trade futures contracts shall be 4 cents per bushel.

      All fees for stevedoring services to load Corn and Soybeans into barges are to be paid by the issuer of the Corn or Soybean Shipping Certificate.

      The premium for FOB conveyance is payable at the time of invoice.

(12)  Load-Out Procedures.

      A.  Load-Out Procedures Grains -

      1. Corn and Soybeans; Wheat from Chicago, Burns Harbor and St. Louis; and Oats from Chicago and Burns Harbor. An operator of a regular facility has the obligation of loading grain represented by warehouse receipts or shipping certificates giving preference to takers of delivery. When an operator of a facility regular for the delivery of grain receives one or more written loading orders for loading of grain against canceled warehouse receipts or shipping certificates, the operator shall begin loading against them within 3 business days following their receipt. When loadings against written loading orders cannot be completed on the fourth business day following their receipt, the operator shall continue loading against such loading orders on each business day thereafter. All warehousemen and shippers shall outload grain against canceled delivery instruments consecutively without giving preference of the type of delivery instrument, kind of grain or mode of transportation. He shall outload all such products in the order in which suitable transportation, clean and ready to load is constructively placed at his facility by the holder of the warehouse receipt or shipping certificate, pursuant to bona fide loading orders previously received, and at the loading rates provided in part B of this Regulation.

      2. Wheat from Toledo and Oats from Minneapolis-St. Paul - All warehousmen shall inload and outload all agricultural products consecutively without giving preference to the products owned by him over the products of others, and without giving preference to one depositor over another. He shall inload all such products consecutively in the order in which they arrive at his warehouse, pursuant to the inloading orders previously received so far as the warehouse capacity for grain and grade permits. He shall outload all such product s in the order in which suitable transportation, clean and ready to load is constructively placed at his warehouse by the holder of the warehouse receipt, pursuant to bona fide outloading orders previously received, except as provided in part B of this Regulation.

         It shall be the responsibility of the warehouse receipt or shipping certificate holder to supply suitable transportation. Hopper cars shall be considered suitable transportation if they can be sampled by pelican in a manner approved by the appropriate grain sampling agency. Trucks and non-suitable hopper cars may be loaded only with the express agreement of the warehouseman.

         Constructive placement at a warehouse or shipping station shall be defined as follows:

         (1) Rail cars-as defined in the appropriate Railroad Freight Tariff on file with the Interstate Commerce Commission;

         (2) Barges-Positioned at an appropriate fleeting service serving the designated delivery point;

         (3) Vessels-In possession of the appropriate Federal Grain Inspection Service and/or National Cargo Bureau documents certifying readiness to accept load-out at the designated delivery point.

         It shall be the responsibility of the warehouse receipt or shipping certificate holder to request the warehouseman to arrange for all necessary Federal Grain Inspection Service and stevedoring service. The warehouse receipt or shipping certificate holder may specify the stevedoring service to be called. The warehouseman shall not be held responsible for non-availability of these


                                     1022

                         Ch10 Regularity of Warehouses
                         -----------------------------

        services.

    B. Load-Out Rates for Grain - In the event a regular grain warehouse or shipping station receives written loading orders for load-out of grain against canceled warehouse receipts or shipping certificates, the warehouseman or shipper shall be required to load out grain beginning on the third business day following receipt of such loading orders or on the day after a conveyance of the type identified in the loading orders is constructively placed, whichever occurs later. The rate of load-out for warehouses in Toledo and Minneapolis-St. Paul shall be at the normal rate of load-out for the facility and the load-out rate for all grain warehouses and shipping stations shall depend on the conveyance and type of grain being loaded and shall not be less than the following per business day:


                                           Rail Conveyance or Water Conveyance
--------------------------------------------------------------------------------------------------------------------
                       (When receipt holder requests in    (When receipt holder requests   Vessel or        Barge
                       writing individual weights and      in writing batch weights and
                       grades per car load)                grades)/1/
--------------------------------------------------------------------------------------------------------------------
Wheat, Corn,           25 Hopper Cars                      35 Hopper Cars                  300,000 Bushels  3 Barges
 Soybeans
--------------------------------------------------------------------------------------------------------------------
Oats                   15 Hopper Cars                      20 Hopper Cars                  180,000 Bushels  2 Barges
--------------------------------------------------------------------------------------------------------------------

/1/ A batch weight and grade shall refer to a buyer's request in writing for 1 weight and 1 grade per 5 rail cars.

        Barge load-out rates for corn and soybeans will be at the shipping station's registered daily rate of loading. When wheat and corn or soybeans or when oats and corn or soybeans are in the lineup for loading, the higher loading rate will apply for total barge loadings on that day. However, a warehouseman or shipper is not obligated to load barges of one type of grain that exceeds the daily barge loading rate for that type of grain. Corn and soybeans are considered one type of grain for this regulation pertaining to barge loading rates.

        Regular grain warehouses and shipping stations shall not be required to meet these minimum load-out rates when transportation has not been actually placed at the warehouse, transportation equipment is not clean and load ready, inspection services are not available, a condition of force majeure exists, inclement weather prevents loading, or stevedoring services are not available in the case of water conveyance. However, the exceptions to load-out requirements shall not include grains or soybeans which have not made grade.

        In addition, regular warehouses in Toledo and Minneapolis-St. Paul shall not be required to meet the minimum load-out rate for a conveyance when a "like" conveyance has been constructively placed for load-in prior to the "like" conveyance for load-out. However, when a conveyance for load-out is constructively placed after a "like" conveyance for load-in, the warehouse will load-in grain from the "like" conveyance at the normal rate of load-in for the facility. This rate of load-in shall depend on the conveyance(s) being unloaded and shall not be less than the following minimums per business day:


                                Rail Conveyance or Water Conveyance
---------------------------------------------------------------------------------------------------------
                                                                Vessel or                   Barge
---------------------------------------------------------------------------------------------------------
Wheat, Corn, Soybeans             35 Hopper Cars                50,000 Bushels              1 Barge
---------------------------------------------------------------------------------------------------------
Oats                              20 Hopper Cars                50,000 Bushels              1 Barge
---------------------------------------------------------------------------------------------------------

                                     1023

                         Ch10 Regularity of Warehouses
                         -----------------------------

        Regular warehouses shall not be required to meet these minimum load-in rates when a condition of force majeure exists, inspection services are not available, inclement weather prevents unloading, or stevedoring services are not available in the case of water conveyance.

        Any increased overtime costs and charges for trimming and FGIS to meet minimum load-out requirements shall be borne by warehouseman.

        Vessel loading shall require 3 days pre-advice to warehouseman prior to the date of arrival of the vessel. Failure to provide pre advice may delay loading by the same number of days pre-advice is delayed prior to date of arrival of the vessel.

        Inability of a warehouse receipt holder to provide conveyance at an elevator in a timely manner will affect load-out of barges accordingly.

        For purposes of this regulation, vessel and barge are "like" conveyances.

    C. Notification to Warehouse - The warehouse operator or shipping station shall load-in and load-out grains in the order and manner provided in parts A and B of this Regulation, except that his obligation to load-out grain to a given party shall commence no sooner than three business days after he receives cancelled warehouse receipts and written loading orders from such party, even if such party may have a conveyance positioned to accept load-out of grain before that time. If the party taking delivery presents transportation equipment of a different type (rail, barge, or vessel) than that specified in the loading orders, he is required to provide the warehouse operator with new loading orders, and the warehouse operator shall be obligated to load-out grain to such party no sooner than three business days after he receives the new loading orders. Written loading orders received after 2:00 p.m. (Chicago time) on a given business day shall be deemed to be received on the following business day.

    D. Storage and Premium Charges - Storage payments [and Premium Charges] on [grain] wheat and oats to be shipped pursuant to loading orders shall cease on the tenth business day after suitable transportation is constructively placed for load-out or loading is complete, whichever is earlier. Premium charges for corn and soybeans to be shipped pursuant to loading orders shall cease on the business day loading is complete.

    E. Records - All warehousemen and shippers shall keep adequate permanent records showing compliance with the requirements of this Regulation. Such records shall at all times be open for inspection by the designated official or officials of the contract market.

    F. Certification of Corn, Soybeans and Wheat - Effective September 1, 1992 and upon written request by a taker of delivery at the time loading orders are submitted for the delivery of corn, soybeans or wheat against canceled warehouse receipts, the delivery warehouseman shall certify in writing to the taker of delivery on the day that the transportation conveyance is loaded that the grain is of U.S. origin only. Warehouse receipts issued prior to September 1, 1992 will be deliverable against futures contracts beginning September 1992 only if the regular warehouseman provides certification on the warehouse receipt that the U.S. origin-only option is available to the taker of delivery of corn, soybeans and wheat.

    G. Barge Load-Out Procedures for Corn and Soybeans - When corn or soybeans represented by shipping certificates are ordered out for shipment by water conveyance, the regular shipper has the obligation to load-out grain at his registered daily rate of loading. The shipper's obligation shall begin to a party no sooner than 3 business days after he receives canceled certificates and written loading orders from the party or 1 business day after the constructive placement of the water conveyance, whichever is later.

        (1) All loading orders and shipping instructions received prior to 2:00 p.m. on a given business day shall be considered dated that day and shall be entitled to equal treatment. Orders received after 2:00 p.m. on a business day shall be considered dated the following business day. Loading against all loading orders dated on a given business day shall be completed before loading begins on any loading orders dated on a subsequent business day.



                                     1024

                         Ch10 Regularity of Warehouses
                         -----------------------------

        (2) When loading orders and shipping instructions are received by 2:00 p.m. of any given business day, the shipper will advise the owner by 10:00 a.m. the following business day of loading dates and tonnage due. Notification will be by telephone, telex or telefax.

        (3) Official grades as loaded into the water conveyance shall govern for delivery purposes.

        (4) Official weights as loaded into the barge shall govern for delivery purposes when available, otherwise, it is the responsibility of the taker to obtain official weights at the destination. Any other governing weights and methods of obtaining weights and any such other information on the weighing process must be mutually accepted by the maker and taker of delivery before the barge is loaded. When the official weight becomes known for a barge, overfills and underfills will be settled on the market value, expressed as a basis, for grain FOB barge at the barge loading station on the day that the grain is loaded. Before the barge is loaded, the taker and maker of delivery will agree on a basis over or under the nearby futures that overfills and underfills will be settled on. On the day that the weight tolerance becomes known to both parties, the flat price settlement will be established by applying the basis to the nearby futures month settlement price on the day of unloading or the day of loading if origin weights are used. If the day of unloading is the last trading day in the nearby futures month, the next following futures month will be used for settlement. If the day of unload is not a business day, the next following business day will be used to establish the flat price. In order to convert the agreed upon basis on the day that the grain was loaded to a basis relative to the current nearby futures month, the futures spread on the day of loading will be used, provided that, the nearby futures did not close outside of the price limits set for all other futures months. In this case, the spread on the first following business day that the nearby futures closed within the price limits applicable for all other futures months would be used.

        (5) The shipper shall not be required to meet his minimum daily barge load-out rate when transportation has not been actually placed at the shipping station, transportation equipment is not clean and load ready, inspection services are not available, a condition of force majeure exists, or inclement weather prevents loading. However, the exceptions to load-out requirements shall not include corn or soybeans that have not made grade.

        (6) For Illinois Waterway barge loading at Burns Harbor, Regulation 1081.01(13)(A.)(a) pertaining to the protection of the Chicago barge rate and inclement weather will apply.

        (7) Any expense for making the grain available for loading on the Illinois Waterway will be borne by the party making delivery, provided that the taker of delivery presents barge equipment clean and ready to load within 10 calendar days following the scheduled loading date of the barge on the Illinois Waterway. If the taker's barges are not made available within 10 calendar days following the scheduled loading date of the barge on the Illinois Waterway or the taker cancels loading instructions and requests that shipping certificates be re-issued, the taker shall reimburse the shipper for any expenses for making the grain available. Taker and maker of delivery have three days to agree to these expenses.

        (8) The shipper shall load water conveyance at the shipping station designated in the Shipping Certificate. If it becomes impossible to load at the designated shipping station because of an Act of God, fire, flood, wind, explosion, war, embargo, civil commotion, sabotage, law, act of government, labor difficulties or unavoidable mechanical breakdown, the shipper will arrange for water conveyance to be loaded at another regular shipping station in conformance with the Shipping Certificate and will compensate the owner for any transportation loss resulting from the change in the location of the shipping station. If the aforementioned condition of impossibility prevails at a majority of regular shipping stations, then shipment may be delayed for

                                     1025

                         Ch10 Regularity of Warehouses
                         -----------------------------

             the number of days that such impossibility prevails at a majority of regular shipping stations.

        (9) See Regulation 10C81.01(12)G(9)-Regularity of Warehouses and Issuers of Shipping Certificates for March 2000 and subsequent Corn futures contracts.

             See Regulation 10S81.01(12)G(9)-Regularity of Warehouses and Issuers of Shipping Certificates for January 2000 and subsequent Soybean futures contracts.

        (10) In the event less than eleven shipping certificates of a like grade/quality are outstanding at a shipping station the owner of all such outstanding shipping certificates may cancel the shipping certificates and obligate the shipper to provide a market value at which the shipper will either buy back all the canceled shipping certificates or sell the balance of Corn or Soybeans of a like grade/quality to complete a barge loading of at least 55,000 bushels, the choice being at the discretion of the taker of delivery.

(13)  Location.

    A. Corn. For the delivery of corn, regular warehouses or shipping stations may be located within the Chicago Switching District or within the Burns Harbor, Indiana Switching District or within the Toledo, Ohio Switching District or the St. Louis-East St. Louis or Alton Switching District. See Regulation 10C81.01(13)-Location for March 2000 and subsequent Corn futures contracts.

        No such warehouse or shipping station within the Chicago Switching District shall be declared regular unless it is conveniently approachable by vessels of ordinary draft and has customary shipping facilities. Ordinary draft shall be defined as the lesser of (1) channel draft as recorded in the Lake Calumet Harbor Draft Gauge, as maintained by the Corps of Engineers, U.S. Army, minus one (1) foot, or (2) 20 feet.

        Delivery in Burns Harbor must be made "in store" in regular elevators or by shipping certificate at regular shipping stations providing water loading facilities and maintaining water depth equal to normal seaway draft of 27 feet.

        In addition, deliveries of grain may be made in regular elevators or shipping stations within the Burns Harbor Switching District PROVIDED that:

        (a) When grain represented by warehouse receipts or shipping certificates is ordered out for shipment by a barge, it will be the obligation of the party making delivery to protect the barge freight rate from the Chicago Switching District (i.e. the party making delivery and located in the Burns Harbor Switching District will pay the party taking delivery an amount equal to all expenses for the movement of the barge from the Chicago Switching District, to the Burns Harbor Switching District and the return movement back to the Chicago Switching District).

            If inclement weather conditions make the warehouse or shipping station located in the Burns Harbor Switching District unavailable for barge loadings for a period of five or more calendar days, the party making delivery will make grain available on the day following this five calendar day period to load into a barge at one mutually agreeable water warehouse or shipping station located in the Chicago Switching District; PROVIDED that the party making delivery is notified on the first day of that five-day period of inclement weather that the barge is available for movement but cannot be moved from the Chicago Switching District to the Burns Harbor Switching District, and is requested on the last day of this five day calendar period in which the barge cannot be moved.

       (b) When grain represented by warehouse receipts or shipping certificates is ordered out for shipment by vessel, and the party taking delivery is a recipient of a split delivery of grain between a warehouse or shipping station located in Burns Harbor and a warehouse or shipping station in Chicago, and the grain in the Chicago warehouse or


                                     1026

                         Ch10 Regularity of Warehouses
                         -----------------------------

            shipping station will be loaded onto this vessel; it will be the obligation of the party making delivery at the request of the party taking delivery to protect the holder of the warehouse receipts or shipping certificates against any additional charges resulting from loading at one berth in the Burns Harbor Switching District and at one berth in the Chicago Switching District as compared to a single berth loading at one location. The party making delivery, at his option, will either make the grain available at one water warehouse or shipping station operated by the party making delivery and located in the Chicago Switching District for loading onto the vessel, make grain available at the warehouse in Burns Harbor upon the surrender of warehouse receipts or shipping certificates issued by other regular elevators or shipping stations located in the Chicago Switching District at the time vessel loading orders are issued, or compensate the party taking delivery in an amount equal to all applicable expenses, including demurrage charges, if any, for the movement of the vessel between a berth in the other switching district. On the day that the grain is ordered out for shipment by vessel, the party making delivery will declare the regular warehouse or shipping station in which the grain will be available for loading.

        Delivery in Toledo must be made "in store" in regular elevators providing water loading facilities and maintaining water depth equal to normal seaway draft of 27 feet.

        However, deliveries of corn may be made in off-water elevators within the Toledo, Ohio Switching District PROVIDED that the party making delivery makes the corn available upon call within five calendar days to load into water equipment at one water location within the Toledo, Ohio Switching District. The party making delivery must declare within one business day after receiving warehouse receipts and loading orders the water location at which corn will be made available. Any additional expense incurred to move delivery corn from an off-water elevator into water facilities shall be borne by the party making delivery; PROVIDED that the party taking delivery presents water equipment clean and ready to load within fifteen calendar days from the time the corn has been made available. See Regulation 10C81.01(13)-Location for March 2000 and subsequent Corn futures contracts.

        Delivery in the St. Louis-East St. Louis or Alton Switching Districts must be "in store" in regular elevators providing barge-loading facilities and maintaining water depth equal to the average draft of the current barge loadings in the St. Louis-East St. Louis and Alton barge-
        loading districts.   See Regulation 10C81.01(13)-Location for March 2000
        and subsequent Corn futures contracts.

    B. Oats. For the delivery of oats, regular warehouses may be located within the Chicago Switching District or within the Burns Harbor, Indiana Switching District (subject to the provisions of paragraph A above) or within the Minneapolis, Minnesota or St. Paul, Minnesota Switching Districts.

        Delivery in the Minneapolis or St. Paul Switching District must be made "in store" in regular elevators providing barge-loading facilities and maintaining water depth equal to the average draft of the current barge loadings in the Minneapolis and St. Paul barge-loading districts.

        However, deliveries of oats may be made in interior off-water elevators within the Minneapolis or St. Paul Switching District, PROVIDED that the party making delivery makes the oats available upon call within seven calendar days to load into a barge at one river location in the Minneapolis or St. Paul barge-loading district. The party making delivery must declare, within one business day after receiving warehouse receipts and loading orders, the river location at which the oats will be made available. Any additional expense incurred to move delivery oats from an off-water elevator into barges shall be borne by the party making delivery; PROVIDED that the party taking delivery presents barge equipment clean and ready to load within fifteen calendar days from the time warehouse receipts and loading orders are tendered to the delivering party.

        Official weights and official grades as loaded into the barge shall govern for delivery



                                     1027

                         Ch10 Regularity of Warehouses
                         -----------------------------

        purposes.

    C. Wheat. For the delivery of wheat, regular warehouses may be located within the Chicago Switching District or within the Burns Harbor, Indiana Switching District (subject to the provisions of Paragraph A above), within the Toledo, Ohio Switching District, or with respect to only No. 1 Soft Red Winter and No. 2 Soft Red Winter Wheat, within the St. Louis-East St. Louis or Alton Switching Districts.

        Delivery in Toldeo must be made "in store" in regular elevators providing water loading facilities and maintaining water depth equal to normal seaway draft of 27 feet.

        However, deliveries of wheat may be made in off-water elevators within the Toledo, Ohio Switching District PROVIDED that the party making delivery makes the grain available upon call within five calendar days to load into water equipment at one water location within the Toledo, Ohio Switching District. The party making delivery must declare within one business day after receiving warehouse receipts and loading orders the water location at which wheat will be made available.

        Any additional expense incurred to move delivery grain from an off-water elevator into water facilities shall be borne by the party making delivery; PROVIDED that the party taking delivery presents water equipment clean and ready to load within fifteen calendar days from the time the grain has been made available.

        Official weights and official grades as loaded into the water equipment shall govern for delivery purposes.

        Delivery in the St. Louis-East St. Louis or Alton Switching Districts must be "in store" in regular elevators providing barge loading facilities and maintaining water depth equal to the average draft of the current barge loadings in the St. Louis-East St. Louis and Alton barge loading districts.

    D. Soybeans. For the delivery of soybeans, regular warehouses may be located within the Chicago Switching District or within the Burns Harbor, Indiana Switching District (subject to the provisions of Paragraph A above), within the Toledo, Ohio Switching District, or within the St. Louis-East St. Louis or Alton Switching Districts
            See Regulation 10S81.01(13)-Location for January 2000 and subsequent Soybean futures contracts.

            Delivery in Toledo must be made "in store" in regular elevators providing water loading facilities and maintaining water depth equal to normal seaway draft of 27 feet. However, deliveries of soybeans may be made in off-water elevators within the Toledo, Ohio Switching District PROVIDED that the party making delivery makes the soybeans available upon call within five calendar days to load into water equipment at one water location within the Toledo, Ohio Switching District. The party making delivery must declare within one business day after receiving warehouse receipts and loading orders the water location at which soybeans will be made available. Any additional expense incurred to move delivery soybeans from an off-water elevator into water facilities shall be borne by the party making delivery; PROVIDED that the party taking delivery presents water equipment clean and ready to load within fifteen calendar days from the time the soybeans have been made available. Official weights and official grades as loaded into the water equipment shall govern for delivery purposes. See Regulation 10S81.01(13)-Location for January 2000 and subsequent Soybean futures contracts.

            Delivery in the St. Louis-East St. Louis or Alton Switching Districts must be "in store" in regular elevators providing barge loading facilities and maintaining water depth equal to the average draft of the current barge loadings in the St. Louis-East St. Louis and Alton barge loading districts. See Regulation 10S81.01(13)- Location for January 2000 and subsequent Soybean futures contracts.

(14)  Billing



                                     1028

                         Ch10 Regularity of Warehouses
                         -----------------------------

    A. Wheat, Corn, Soybeans and Oats (Chicago delivery). The Chicago warehouseman is not required to furnish transit billing on grain represented by warehouse receipt deliveries in Chicago, Illinois. Delivery shall be flat.

    B.  Oats (Minneapolis, St. Paul delivery).

        (1) When oats represented by warehouse receipts delivered in Minneapolis or St. Paul are ordered out for shipment by rail, it shall be the obligation of seller to furnish, no later than when cars are placed or constructively placed at the elevator, to the party taking delivery, inbound Freight Bills (rail tonnage or order equivalent truck or barge tonnage) protecting the applicable proportional rate applicable to Chicago from the warehouse in which the grain is located. The Freight Bills shall be for the kind and quantity of the commodity designated by the warehouse receipt and must permit such commodity to be shipped at the minimum proportional rate applicable to Chicago effective as of the date of shipment from point of origin shown by the Freight Bill.

            (a) Delivery at Minneapolis. When delivery is made at an elevator within the Minneapolis Switching District, such Freight Bills must permit one further free transit stop at interior transit points or be accompanied by a check to cover one such transit stop.

            (b) Delivery at St. Paul. When delivery is made at an elevator within the St. Paul Switching District, such Freight Bills must permit one further free transit stop at interior transit points, or be accompanied by a check to cover such transit stop, and in addition must also permit movement to industries within the switching limits of Minneapolis at no greater cost than the maximum switching charges between industries located with the switching limits of Minneapolis.

        (2) In lieu of the Freight Bills or order equivalent tonnage specified above, seller may furnish to the party taking delivery "short-rate" Freight Bills or make compensation as specified in Section (b).

            (a) "Short-rate" Freight Bills (which otherwise conform to the requirements of this Regulation). "Short-rate" Freight Bills shall be accompanied by a certified check, or other acceptable payment, in an amount equal to the difference between the freight charges which would be incurred in shipping the quantity of the commodity from Minneapolis to Chicago (based on the proportional rate applicable in connection with such "short-rate" Freight Bills) and the freight charges for such shipment based on the minimum proportional tariff rate applicable in connection with Freight Bills other than "short-rate" Freight Bills showing shipment from points of origin as of the same date as the "short-rate" Freight Bills furnished.

            (b) Compensation in Lieu of Freight Bills or order equivalent tonnage. A certified check or other acceptable payment may be substituted for Freight Bills provided it is in an amount equal to the difference between the freight charges which would be incurred in shipping the commodity from Minneapolis to Chicago based on the flat tariff rate effective as of the date of loading for rail shipment and the charges for such shipment based on the minimum proportional tariff rate effective as of the same date.

        (3) Due Bills issued by the Western Weighing and Inspection Bureau may be used when necessary in lieu of Freight Bills that conform to the provisions of this Regulation. Such Due Bills may be surrendered by the seller to the party loading out delivery grain by rail when such Freight Bills are not yet available because of the unloading of the commodity into an elevator during the last few days of the delivery month or on the delivery of "Track" grain. Such Due Bills shall specify the date, origin and rate of the Freight Bills in lieu of which they are issued and shall be completely filled out except for the signature.



                                     1029

        (4) The term Freight Bills as used in this Regulation means the recorded inbound paid Freight Bills, authorized duplicates thereof, or tonnage credit slips, conforming to the rules and regulations of Western Trunk Line Tariff No. 331-Z, Fred Ofcky, Agent, ICC No. A-4774, amendments thereto or reissues thereof.

    C. Wheat (Toledo and St. Louis delivery). The warehouseman is not required to furnish transit billing on wheat represented by warehouse receipts delivery in Toledo, Ohio, St. Louis, Missouri, East St. Louis, Illinois, or Alton, Illinois. Delivery shall be flat.

    D. Corn (Toledo and St. Louis delivery). The warehouseman is not required to furnish transit billing on corn represented by warehouse receipts delivery in Toledo, Ohio, St. Louis, Missouri, East St. Louis, Illinois or Alton, Illinois. Delivery shall be flat. See Regulation 10C81.01(14)-Billing for March 2000 and subsequent Corn futures contracts.

    E. Soybeans (Toledo and St. Louis delivery). The warehouseman is not required to furnish transit billing on soybeans represented by warehouse receipts delivery in Toledo, Ohio, St. Louis, Missouri, East St. Louis, Illinois, or Alton, Illinois. Delivery shall be flat. See Regulation 10S81.01(14)-Billing for January 2000 and subsequent Soybean futures contracts.

    F. Wheat, Corn, Soybeans and Oats (Burns Harbor Delivery). When grain represented by warehouse receipts delivered in Burns Harbor is ordered out for shipment by rail, it will be the obligation of the party making delivery to protect the Chicago rail rate, if lower, which would apply to the owner's destination had a like kind and quantity of grain designated on warehouse receipts been loaded out and shipped from a regular warehouse located in the Chicago Switching District. If grain is loaded out and shipped to an industry in the Chicago Switching District, the party making delivery will protect the minimum, crosstown switch charge in the Chicago Switching District.

        When rail loading orders are submitted, the party taking delivery shall state in writing if he elects to receive the applicable rail rates from Burns Harbor or Chicago. If the party taking delivery specifies Burns Harbor, the party making delivery will load rail cars at the Burns Harbor warehouse and will not be required to protect the Chicago rates.

        If the party taking delivery specifies Chicago rates, the party making delivery will declare on the day that the grain is ordered out for shipment by rail, the warehouse at which the grain will be made available, which is operated by the party making delivery and is located either in the Burns Harbor or the Chicago Switching Districts. If the declared warehouse is located in the Chicago Switching District, the party making delivery will provide only that billing specified in Regulation 1081.01(14)A.

        However, if the declared warehouse is located in Burns Harbor and the rail rate from Chicago or the minimum Chicago crosstown switch charge requires protection, the party making delivery will compensate the party taking delivery. The compensation shall be in an amount equivalent to the difference of the freight charges from Burns Harbor and the freight charges which would be applicable had the grain been loaded at and shipped from a warehouse located in the Chicago Switching District to the owner's destination.

(15) All applications for a declaration of regularity or for renewal of regularity, in an amount in excess of previously approved regularity will be subject to a diligent and prudent analysis by the Exchange to insure that the warehouseman or shipper meets all rules and regulations prescribed by the Board of Trade and that the grant of regularity for the requested storage capacity or maximum number of certificates allowed to be issued, or any part thereof, will not unduly distort the values of grain futures contracts or impair the efficacy of futures trading in these markets.

(16) Persons operating regular warehouses or shipping stations shall be subject to the Association's Rules and Regulations pertaining to arbitration procedures, as set forth in Chapter 6, and, with respect to compliance with Rules and Regulations pertaining to a warehouse's or shipper's regularity, shall be subject to the Association's Rules and Regulations pertaining to disciplinary procedures, as set forth in Chapter 5.

(17) Persons operating regular warehouses or shipping stations shall consent to the disciplinary



                                     1030
     jurisdiction of the Exchange for five years after such regularity lapses, for conduct pertaining to regularity which occurred while the warehouse or shipping station was regular. (12/01/00)

1081.01A  Inspection   - Chicago Elevators - Any Grain Warehouses in Chicago,
regular for the delivery of grain under the Rules and Regulations of the Association, shall require inbound and outbound inspections as mandated by the U.S. Grain Standards Act and/or the U.S. Warehouse Act.


Nothing herein shall negate the rights of persons shipping grain into or out of such Warehouses to request and obtain on such grain official sample lot inspections as defined in the U.S. Grain Standards Act, and such inspections or any appeal therefrom, shall be the settlement grade.


When grain is delivered in satisfaction of warehouse or shipping certificate, receipts, the holder of the warehouse receipts or shipping certificates shall be entitled to an official sample lot inspection as defined in the U.S. Grain Standards Act unless otherwise agreed. 3R (03/01/00)

1081.01B Billing When Grain is Loaded Out - The Board makes the following interpretations:

1. Is it then the obligation of the operator of the elevator to have such billing on hand backing all deliveries -or only (as the Regulation seems to state) when such grain is loaded out?

    The Regulations are explicit in stating that billing need be available when such grain is loaded out. The warehouseman makes the decision and takes the risk at the time of delivery and any time until the grain is ordered loaded if he does not have billing.

2.  What is meant by equities?

    Equities are defined in the Regulation and do not include values occasioned by changes in freight rates as they would apply to the outboard movement. 43R (09/01/94)

1081.01C Car of Specified Capacity - Where a seller of an 80,000 Ib. capacity car shows conclusively that an 80,000 Ib. capacity car was ordered, and the railroad for its own convenience provided a 100,000 Ib. capacity car, the basis for settlement should be the same as though an 80,000 Ib. capacity car had been
supplied. 14R   (09/01/94)

1082.00   Insurance - Grain covered by warehouse receipts tendered for delivery must be insured against the contingencies provided for in a standard "All Risks" policy (including earthquake) to such an extent and in such amounts as required by the Board of Directors. It shall be the duty of the operators of all regular warehouses to furnish the Exchange with either a copy of the current insurance policy or policies, or a written confirmation from the insurance company that such insurance has been effected. 292 (08/01/96)

1082.00A Insurance - The warehouseman shall insure grain and soybeans covered by warehouse receipts tendered for delivery against the contingencies provided for in the standard "All Risks" policy (including earthquakes). (09/01/94)

1083.00   Variation Allowed - Deliveries of grain in store may vary not more than one percent from the quantity contracted for: provided, however, that no lot in any one warehouse shall contain less than 5,000 bushels of any one grade. 291 (09/01/94)

1083.01   Excess or Deficiency in Quantity - In the load-out of grain from an elevator or warehouse, the quantity of gross grain covered by the warehouse receipt shall be loaded out, and any excess or deficiency between the quantity of net grain loaded out and the quantity of net grain covered by the warehouse receipt shall be paid for to or by (as the case may be) the elevator or warehouse proprietor or manager at the average market price on the day of load-out: the buyer to pay storage on the net weight covered by the warehouse receipt. In the event that in the final out-turn there is a shortage in the gross quantity called for in the receipt, the net quantity of grain required by the receipt shall be the factor in settlement, and any variation therefrom in the net amount of grain loaded out against the receipt shall be paid for by the elevator or warehouse proprietor or manager to the owner of the receipt at the average market price on the day of load-out. In the load-out of grain the gross quantity of grain, which includes dockage shall not exceed the net quantity by more than one percent.



                                     1031

                         Ch10 Regularity of Warehouses
                         -----------------------------

1640  (09/01/94)

1084.01  Revocation, Expiration or Withdrawal of Regularity   - Any regular
warehouse or shipper may be declared by the Business Conduct Committee, or pursuant to Regulation 540.10, the Hearing Committee to be irregular at any time if it does not comply with the conditions above set forth. If the designation of a warehouse or shipper as regular shall be revoked, a notice shall be posted on the bulletin board announcing such revocation and also the period of time, if any, during which the receipts or certificates issued by such house or shipper shall thereafter be deliverable in satisfaction of futures contracts under the Rules and Regulations.


In the event of revocation, expiration or withdrawal of regularity, or in the event of sale or abandonment of the properties where regularity is not reissued, holders of outstanding warehouse or shipping certificates receipts shall be given thirty days to take load-out of the commodity from the facility. If a holder of an outstanding warehouse receipt or shipping certificate chooses not to take load-out during this period, the facility must provide him with another warehouse receipt or shipping certificate at another, mutually acceptable regular warehouse or shipping station, with adjustments for differences in
                                     -
contract differentials. Alternatively, if such warehouse receipt or shipping certificate is unavailable, the facility must provide the holder with 0an equivalent quantity and quality of the grain designated in the warehouse receipt or shipping certificate at a mutually acceptable location. 1621 (03/01/00)

1085.01  Application for Declaration of Regularity   - All applications by
operators of warehouses for a declaration of regularity under Regulation 1081.01 shall be on the following form:



     WAREHOUSEMAN'S/SHIPPER'S APPLICATION FOR A DECLARATION OF REGULARITY
             UPON CONTRACTS FOR FUTURE DELIVERY UNDER THE CHARTER,
            RULES AND REGULATIONS OF THE BOARD OF TRADE OF THE CITY
            OF CHICAGO FOR THE DELIVERY OF________________________

                                               ________________, 20________
Board of Trade of the
City of Chicago
Chicago, Illinois
Gentlemen:
We, the_____________________________________________ (hereinafter called the Warehouseman/Shipper) owner or lessee of the warehouse _________________________________________________________________
located at________________________________________________________________
and/or shipping station located at mile marker _______________________________. having a storage capacity of__________________________ bushels of grain and/or applying for _______________ bushels as a registered total daily rate of loading barges and having a bond under the United States Warehouse Act ___________________________________________________ in the sum of
__________________________ Dollarsand/or a designated letter of credit, do hereby make application to the Board of Trade of the City of Chicago (hereinafter called Exchange) for a declaration of regularity to handle, and to receive and store or issue Shipping Certificates for ______________________ for delivery upon contracts for future delivery for a period beginning________________ and ending Midnight June 30,_______________.

                            Conditions of Regularity

Such declaration of regularity, if granted, shall be cancellable by the Exchange whenever the following conditions shall not be observed.
1.  The Warehouseman/Shipper must:

    (1) give such bonds and/or designated letter of credit to the Exchange as it may require.
    (2) submit to the Exchange with such application for a declaration of regularity, a tariff listing in detail the rates for the handling and storage of grain; submit promptly to the Exchange all changes in said tariff, publish and display such tariff.
    (3) remove no grain from the warehouse/shipping station save at the request of the owner or owners thereof upon surrender of the warehouse receipts/shipping certificates.
    (4) notify the Exchange immediately of any change in capital ownership and of any reduction in total capital of 20 percent or more from the level reported in the last financial statement filed with the Exchange.
    (5) make such reports, keep such records, and permit such warehouse visitation as the Secretary of Agriculture may prescribe; comply with all applicable Rules and Regulations and orders promulgated by the Secretary of Agriculture or the Government agency administering the Commodity Exchange Act; and comply with all requirements of the Exchange permitted or required by such Rules and Regulations or orders.
    (6) maintain and furnish to all holders of warehouse receipts/shipping/certificates on grain tendered in satisfaction of futures contracts insurance as provided in Rule 1004.00.
    (7) make application for renewal of a declaration of regularity in writing on or before May 1, 1994, and every even year thereafter.

2.  The Warehouse/Shipper must be:

    (1)  subject to the prescribed examination and approval of the Exchange.
    (2)  properly safeguarded and patrolled.



                                     1032

       (3) equipped to handle grain expeditiously.

3. The Warehouse/Shipping Station and Warehouseman/Shipper must conform to the uniform requirements of the Exchange as to location, accessibility and suitability as may be prescribed in the Rules and Regulations of the Exchange.

                          AGREEMENTS OF WAREHOUSEMAN

The Warehouseman/Shipper expressly agrees:

(1) that all grain tendered in satisfaction of futures contracts shall be weighed by an Official Weigher. An Official Weigher shall be a person or agency approved by the Exchange.
(2) that all warehouse receipts/shipping certificates shall be registered with the Registrar of the Exchange.
(3) to abide by all of the Rules and Regulations of the Exchange relating to the warehousing or shipping of commodities deliverable in satisfaction of futures contracts and the delivery thereof in satisfaction of futures contracts.
(4) that the Exchange may cancel said declaration of regularity, if granted, for any breach of said agreements.
(5) that the signing of this application constitutes a representation that the conditions of regularity are complied with and will be observed during the life of the declaration of regularity and, if found to be untrue, the Exchange shall have the right to cancel said declaration of regularity immediately.
(6) to be subject to the Association's Rules and Regulations pertaining to arbitration procedures, as set forth in Chapter 6, and with respect to compliance with Rules and Regulations pertaining to regularity, to be subject to the Association's Rules and Regulations pertaining to disciplinary procedures, as set forth in Chapter 5; and to abide by and perform any disciplinary decision imposed upon it or any arbitration award issued against it pursuant to such Rules and Regulations.
(7) to consent to the disciplinary jurisdiction of the exchange for five years after regularity lapses for conduct pertaining to regularity which occurred while the warehouse/shipper was regular.



                                                         _______________________
                                                                  Company
                                                       By_______________________
                                                                   Title
Bond in the amount of________________ duly filed         _______________________
                                                                   Date
                                                         _______________________
                                                                 Secretary

This application is approved and a declaration of regularity is granted by the Board of Trade of the City of Chicago.
_________________________________
Date
                                                         _______________________
                                                                 Secretary
                                                             1622  (03/01/00)

1086.01 Federal Warehouses - In compliance with Section 5a, subparagraph (7) of Commodity Exchange Act, receipts for grain stored in elevators (listed as Federally licensed in Appendices 10A, 10B, 10C, 10D and 10E) licensed under the United States Warehouse Act of August 11, 1916, as amended will be deliverable in satisfaction of futures contracts. 1829 (09/01/94)



                                     1033

================================================================================
Chapter 10C
Corn Futures
================================================================================

Ch10C  Trading Conditions

C1001.01 Application of Regulations - Transactions in Corn futures shall be subject to the General Rules of the Association as far as applicable and shall also be subject to Regulations contained in this chapter which are exclusively applicable to trading in Corn. (08/01/98)

C1004.01 Unit of Trading - (see 1004.00) (08/01/98)

C1005.01 Months Traded in - (see 1005.01A) (08/01/98)

C1006.01 Price Basis - (see 1006.00 and 1006.01) (08/01/98)

C1007.01 Hours of Trading - (see 1007.00 and 1007.02) (08/01/98)

C1008.01 Trading Limits - (see 1008.01 and 1008.02) (08/01/98)

C1009.01 Last Day of Trading - (see 1009.02) (08/01/98)

C1010.01 Margin Requirements - (see 431.03) (08/01/98)

C1012.01 Position Limits and Reportable Positions - (see 425.01) (08/01/98)

Ch10C  Delivery Procedures

C1036.00  Grade Differentials - (see 1036.00) (08/01/98)

C1036.01 Location Differentials - Corn for shipment from regular shipping stations located within the Chicago Switching District or the Burns Harbor, Indiana Switching District may be delivered in satisfaction of Corn futures contracts at contract price, subject to the differentials for class and grade outlined above. Corn for shipment from regular shipping stations located within the Lockport-Seneca Shipping District may be delivered in satisfaction of Corn futures contracts at a premium of 2 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Corn for shipment from regular shipping stations located within the Ottawa-Chillicothe Shipping District may be delivered in satisfaction of Corn futures contracts at a premium of 2 1/2 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Corn for shipment from regular shipping stations located within the Peoria-Pekin Shipping District may be delivered in satisfaction of Corn futures contracts at a premium of 3 cents per bushel over contract price, subject to the differentials for class and grade outlined above. (08/01/98)

C1038.01  Grades- (see 1038.00 and 1038.01) (08/01/98)

*C1041.01 Delivery Points - Corn Shipping Certificates shall specify shipment from one of the warehouses or shipping stations currently regular for delivery and located in one of the following territories:

     A. Chicago and Burns Harbor, Indiana Switching District - When used in these Rules and Regulations, the Chicago Switching District will be that area geographically defined by Tariff ICC WTL 8020-Series and that portion of the Illinois Waterway at or above river mile 304 which includes the Calumet Sag Channel and the Chicago Sanitary & Ship Canal. When used in these Rules and Regulations, Burns Harbor, Indiana Switching District will be that area geographically defined by the boundaries of Burns Waterway Harbor at Burns Harbor, Indiana which is owned and operated by the Indiana Port Commission.

     B. Lockport-Seneca Shipping District - When used in these Rules and Regulations, the Lockport-Seneca Shipping District will be that portion of the Illinois Waterway below river mile 304 at the junction of the Calumet Sag Channel and the Chicago Sanitary & Ship Canal and above river mile 244.6 at the Marseilles Lock and Dam. [Shipping stations within the Lockport-Seneca District must deliver 5,000 bushel shipping certificates of a like kind and quality of grain in multiples of 55,000 bushels against the futures contracts.]

     C. Ottawa-Chillicothe Shipping District - When used in these Rules and Regulations, the Ottawa-Chillicothe Shipping District will be that portion of the Illinois Waterway below river mile 244.6 at the Marseilles Lock and Dam and at or above river mile 170 between Chillicothe and Peoria, IL. [Shipping stations within the Ottawa-Chillicothe Shipping District must deliver 5,000 bushel shipping certificates of a like kind and quality of grain in multiples of 55,000 bushels against the futures contracts.]

     D. Peoria-Pekin Shipping District - When used in these Rules and Regulations, the Peoria-Pekin Shipping District will be that portion of the Illinois Waterway below river mile 170 between Chillicothe and Peoria, IL and at or above river mile 151 at Pekin, IL. [Shipping stations within the Peoria-Pekin Shipping District must deliver 5,000 bushel shipping certificates of a like kind and quality of grain in multiples of 55,000 bushels against the futures contracts.] (12/01/00)

*Deletions bracketed for November 2001 and subsequent contracts.

C1043.01  Deliveries by Corn Shipping Certificate - (see 1043.01) (08/01/98)

C1043.02  Registration of Corn Shipping Certificates - (see 1043.02) (08/01/98)

C1043.03  Reissuance of Shipping Certificates - (see 1043.03) (08/01/98)

C1044.01 Certificate Format - The following form of Corn Shipping Certificates shall be used with proper designation, indicating shipping station.

                     BOARD OF TRADE OF THE CITY OF CHICAGO
  CORN SHIPPING CERTIFICATE FOR DELIVERY IN SATISFACTION OF CONTRACT FOR 5,000
                                BUSHELS OF CORN

The certificate not valid unless registered by the Registrar of the Board of Trade of the City of Chicago.
________________________________________________________________________________
____________________________________________Corn
                              (grade)
Shipping Station
of______________________________________________________________________________
__________________________
Located at
________________________________________________________________________________
_____________________________________
Registered total daily rate of loading of ___________________________________ bushels.

Total rate of loading per day shall be in accordance with Regulation 1081.01
(12). A premium charge of $ ________ cents per bushel per calendar day for each day is to be assessed starting the day after registration by the Registrar of this Certificate through the business day loading is complete.
For value received and receipt of this document properly endorsed and lien for payment of premium charges the undersigned shipper, regular for delivery under the Rules and Regulations of the Board of Trade of the City of Chicago, hereby agrees to deliver 5,000 bushels of Corn in bulk conforming the standards of the Board of Trade of the City of Chicago and ship said Corn in accordance with orders of the lawful owner of this document and in accordance with Rules and Regulations of the Board of Trade of the City of Chicago. Delivery shall be by water or rail conveyance according to the registered loading capability of the shipper.

        Signed at ____________________________________________________     this
_________________________________________________________
        day of    ________________________________, 20 ______________
        --  Chicago, IL or Burns Harbor, IN Switching District
        --  Lockport-Seneca Shipping District
        --  Ottawa-Chillicothe Shipping District
        --  Peoria-Pekin Shipping District
By ______________________________________________________
             Authorized Signature of Issuer
        Registration date _________________________________
        Registration's Number _______________________________________

                 Registrar for Corn
              Board of Trade of the City of Chicago
Registration canceled for purpose of shipment of Corn by owner of certificate or by issuer of certificate for purpose of withdrawal of certificate.
        Cancellation                                                        Date
__________________________________________________________________
                       (Registrar)
All premium charges have been paid on Corn covered by this certificate from date of registration, not counting date of registration but counting date of payment.
        Date ______________________ by ______________________________
        Date ______________________ by ______________________________
        Date ______________________ by ______________________________
        Date ______________________ by ______________________________
Delivery of this Corn Shipping Certificate to issuer is conditioned upon loading of Corn in accordance with Rules and Regulations of the Board of Trade of the City of Chicago and a lien is claimed until all loadings are complete and proper shipping documents presented accompanying demand draft for freight and premium charges due which I (we) agree to honor upon presentation.
______________________________________________________________

          Owner of this Corn Shipping
     Certificate or his duly authorized agent
           Date _________________, 20____________ (03/01/00)

C1046.01 Location for Buying or Selling Delivery - (see 1046.00A) (08/01/98) Instruments

C1047.01  Delivery Notices - (see 1047.01) (08//01/98)

C1048.01  Method of Delivery - (see 1048.01) (08/01/98)

C1049.01 Time of Delivery, Payment, Form of Delivery - (see 1049.00) (08/01/98) Notice

C1049.02  Time of Issuance of Delivery Notice - (see 1049.01) (08/01/98)

C1049.03 Buyer's Report of Eligibility to Receive Delivery' - (see 1049.02) (08/01/98)

C1049.04  Seller's Invoice to Buyers' - (see 1049.03) (08/01/98)

C1049.05  Payment - (see 1049.04) (08/01/98)

C1050.01  Duties of Members - (see 1050.00) (08/01/98)

C1051.01  Office Deliveries Prohibited - (see 1051.01)

C1054.01  Failure to Accept Delivery - (see 1054.00 and 1054.00A) (08/01/98)

*C1056.01 Payment of Premium Charges - To be valid for delivery on futures contracts, all shipping certificates covering Corn under obligation for shipment must indicate the applicable premium charge. No shipping certificates shall be valid for delivery on futures contracts unless the premium charges on such Corn shall have been paid up to and including the 18th calendar day of the preceding month, and such payment endorsed on the shipping certificate. Unpaid accumulated premium charges at the posted rate applicable to the warehouse or shipping station where the grain under obligation for shipment shall be allowed and credited to the buyer by the seller to and including day of delivery. Further, no shipping certificate shall be valid for delivery if the shipping certificate has expired prior to delivery or has an expiration date in the month in which delivered.
If premium charges are not paid on-time up to and including the 18th calendar day preceding the delivery months of March, July and September and by the first calendar day of each of these delivery months, a late charge will apply. The late charge will be an amount equal to the total unpaid accumulated premium charges rate multiplied by the "prime interest rate" in effect on the day that the accrued premium charges are paid plus a penalty of 5 percentage points, all multiplied by the number of calendar days that premium is overdue, divided by 360 days. The terms "prime interest rate" shall mean the lowest of the rates announced by each of the following four banks at Chicago, Illinois, as its "prime rate": Bank of America-Illinois. The First National Bank of Chicago, Harris Trust & Savings Bank, and the Northern Trust Company.

[The premium charges on Corn for delivery from regular shippers within the Chicago switching district or the Burns Harbor, Indiana Switching District shall not exceed 12/100 of one cent per bushel per day.]

[The premium charges on Corn for delivery from regular shippers within the Lockport-Seneca Shipping District shall not exceed 10/100 of one cent per bushel per day.]

[The premium charges on Corn for delivery from regular shippers within the Ottawa-Chillicothe Shipping District shall not exceed 10/100 of one cent per bushel per day.]

[The premium charges on Corn for delivery from regular shippers within the Ottawa-Chillicothe Shipping District shall not exceed 10/100 of one cent per bushel per day.]

[The premium charges on Corn for delivery from regular shippers within the Peoria-Pekin Shipping District shall not exceed 10/100 of one cent per bushel per day.]

The premium charges on Corn for delivery from regular shippers shall not exceed
-------------------------------------------------------------------------------
15/100 of one cent per bushel per day.  (12/01/00)
--------------------------------------

*Additions underlined; deletions bracketed for November 2001 and subsequent contracts.

Ch10C  Regularity of Issuers of Shipping Certificates

*C1081.01 Regularity of Warehouses and Issuers of Shipping Certificates -Persons operating grain warehouses or shippers who desire to have such warehouses or shipping stations made regular for the delivery of grain under the Rules and Regulations shall make application for an initial Declaration of Regularity on a form prescribed by the Exchange prior to May 1, 1994, and every even year thereafter, for a two-year term beginning July 1, 1994, and every even year thereafter, and at any time during a current term for the balance of that term. Regular grain warehouses or shippers who desire to increase their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and increases in regularity shall be effective either thirty days after a notice that a bona fide application has been received is posted on the floor or the exchange, or the day after the application is approved by the Exchange, whichever is later. Applications for a renewal of regularity shall be made prior to May 1, 1994, and every even year thereafter, for the respective years beginning July 1, 1994, and every even year thereafter, and shall be on the same form.

     The following shall constitute the requirements and conditions for regularity:

     (1) The warehouse or shipping station making application shall be inspected by the Registrar or the United States Department of Agriculture. Where application is made to list as regular a warehouse which is not regular at the time of such application, the applicant may be required to remove all grain from the warehouse and to permit the warehouse to be inspected and the grain graded, after which such grain may be returned to the warehouse and receipts issued therefor.

     The operator of a shipping station issuing Corn Shipping Certificates shall limit the number of Shipping Certificates issued to an amount not to exceed:

          (a)  [30] 20 times his registered total daily rate of loading barges,
                    --
               or in the case of Chicago, Illinois and Burns Harbor, Indiana
               -------------------------------------------------------------
               Switching Districts, his registered storage capacity,
               -----------------------------------------------------

          (b)  and a value greater than 25 percent of the operator's net
               ---
               worth[,] .
                        -

          [(c) and in the case of Chicago, Illinois and Burns Harbor, Indiana
               Switching Districts only, his registered storage capacity.]

The shipper issuing Corn Shipping Certificates shall register his total daily rate of loading barges at his maximum 8 hour loadout capacity in amount not less than:

     (a) one barge per day at each shipping station within the Lockport-Seneca Shipping District, within the Ottawa-Chillicothe Shipping District, within the Peoria-Pekin Shipping District, within the Havana-Grafton Shipping District, and within the St. Louis-East St. Louis and Alton Switching Districts, and

     (b) three barges per day at each shipping station in the Chicago, Illinois and Burns Harbor, Indiana Switching District.

     (2) Shippers located in the Chicago, Illinois and Burns Harbor, Indiana Switching District shall be connected by railroad tracks with one or more railway lines.

10C81.01(3) through 10C81.01(12)G(8) - (see 1081.01(3) through 1081.01(12)G(8))


*Additions underlined; deletions bracketed for November 2001 and subsequent contracts.

10C81.01(12)G(9) In the event that it has been announced that river traffic will be obstructed for a period of fifteen days or longer as a result of one of the conditions of impossibility listed in regulation 1081.01(12)(G)(8) and in the event that the obstruction will affect a majority of regular shipping stations, then the following barge load-out procedures for Corn shall apply to shipping stations upriver from the obstruction:


          (a) The maker and taker of delivery may negotiate mutually agreeable terms of performance.

          (b) If the maker and/or the taker elect not to negotiate mutually agreeable terms of performance, then the maker is obligated to provide the same quantity and like quality of grain pursuant to the terms of the shipping certificate(s) with the following exceptions and additional requirements:

               (i) The maker must provide loaded barge(s) to the taker on the Illinois River between the lowest closed lock and St. Louis, inclusive, or on the Mid-Mississippi River between Lock 11 at Dubuque, Iowa and St. Louis, inclusive.

               (ii) The loaded barge(s) provided to the taker must have a value equivalent to C.I.F. NOLA, with the maker of delivery responsible for the equivalent cost, insurance and freight.

               (iii) The taker of delivery shall pay the maker 18 cents per bushel for Chicago and Burns Harbor Switching District shipping certificates, 16 cents per bushel for Lockport-Seneca District shipping certificates, 15 1/2 cents per bushel for Ottawa-Chillicothe District shipping certificates, and 15 cents per bushel for Peoria-Pekin District shipping certificates, as a reimbursement for the cost of barge freight.

               (c) In the event that the obstruction or condition of impossibility listed in regulation 1081.01(12)(G)(8) will affect a majority of regular shipping stations, but no announcement of the anticipated period of obstruction is made, then shipment may be delayed for the number of days that such impossibility prevails.

10C81.01(13) Location - For the delivery of Corn, regular warehouses or shipping stations may be located within the Chicago Switching District or within the Burns Harbor, Indiana Switching District or within the Lockport-Seneca Shipping District or within the Ottawa-Chillicothe Shipping District or within the Peoria-Pekin Shipping District.

          No such warehouse or shipping station within the Chicago Switching District shall be declared regular unless it is conveniently approachable by vessels of ordinary draft and has customary shipping facilities. Ordinary draft shall be defined as the lesser of (1) channel draft as recorded in the Lake Calumet Harbor Draft Gauge, as maintained by the Corps of Engineers, U.S. Army, minus one (1) foot, or (2) 20 feet.

Delivery in Burns Harbor must be made "in store" in regular elevators or by shipping certificate at regular shipping stations providing water loading facilities and maintaining water depth equal to normal seaway draft of 27 feet.

In addition, deliveries of grain may be made in regular elevators or shipping stations within the Burns Harbor Switching District PROVIDED that:

          (a) When grain represented by shipping certificates is ordered out for shipment by a barge, it will be the obligation of the party making delivery to protect the barge freight rate from the Chicago Switching District (i.e. the party making delivery and located in the Burns Harbor Switching District will pay the party taking delivery an amount equal to all expenses for the movement of the barge from the Chicago Switching District, to the Burns Harbor Switching District and the return movement back to the Chicago Switching District).

           If inclement weather conditions make the warehouse or shipping station located in the Burns Harbor Switching District unavailable for barge loadings for a period of five or more calendar days, the party making delivery will make grain available on the day following this five calendar day period to load into a barge at one mutually agreeable water warehouse or shipping station located in the Chicago Switching District; PROVIDED that the party making delivery is notified on the first day of that five-day period of inclement weather that the barge is available for movement but cannot be moved from the Chicago Switching District to the Burns Harbor Switching District, and is requested on the last day of this five day calendar period in which the barge cannot be moved.

      (b) When grain represented by shipping certificates is ordered out for shipment by vessel, and the party taking delivery is a recipient of a split delivery of grain between a warehouse or shipping station located in Burns Harbor and a warehouse or shipping station in Chicago, and the grain in the Chicago warehouse or shipping station will be loaded onto this vessel; it will be the obligation of the party making delivery at the request of the party taking delivery to protect the holder of the shipping certificates against any additional charges resulting from loading at one berth in the Burns Harbor Switching District and at one berth in the Chicago Switching District as compared to a single berth loading at one location. The party making delivery, at his option, will either make the grain available at one water warehouse or shipping station operated by the party making delivery and located in the Chicago Switching District for loading onto the vessel, make grain available at the warehouse or shipping station in Burns Harbor upon the surrender of shipping certificates issued by other regular elevators or shipping stations located in the Chicago Switching District at the time vessel loading orders are issued, or compensate the party taking delivery in an amount equal to all applicable expenses, including demurrage charges, if any, for the movement of the vessel between a berth in the other switching district. On the day that the grain is ordered out for shipment by vessel, the party making delivery will declare the regular warehouse or shipping station in which the grain will be available for loading.

           Delivery within the Lockport-Seneca Shipping District or within the Ottawa-Chillicothe Shipping District or within the Peoria-Pekin Shipping District or within the Havana-Grafton Shipping District must be made at regular shipping stations providing water loading facilities and maintaining water depth equal to the draft of the Illinois River maintained by the Corp of Engineers.

10C81.01(14) Billing - (see 1081.01(14)A and 1081.01(14)F)

10C81.01(15) through 10C81.01(17) - (see 1081.01(15) through 1081.01(17))
(12/01/00)

C1081.01A Inspection - (see 1081.01A) (08/01/98)

C1081.01B Billing When Grain is Loaded Out - (see 1081.01B) (08/01/98)

C1081.01C Car of Specified Capacity - (see 1081.01C) (08/01/98)

C1082.01  Insurance - (see 1082.00) (08/01/98)

C1083.01  Variation Allowed - (see 1083.00) (08/01/98)

C1083.02  Excess or Deficiency in Quantity - (see 1083.01) (08/01/98)

C1084.01 Revocation, Expiration or Withdrawal of Regularity - (see 1084.01) (08/01/98)

C1085.01  Application for Declaration of Regularity - (see 1085.01) (08/01/98)

C1086.01  Federal Warehouses - (see 1086.01) (08/01/98)

=============================================================================================
Chapter 10S
Soybean Futures
=============================================================================================
     Ch10S Trading Conditions..........................................................
         S1001.01   Application of Regulations.........................................
         S1004.01   Unit of Trading....................................................
         S1005.01   Months Traded in...................................................
         S1006.01   Price Basis........................................................
         S1007.01   Hours of Trading...................................................
         S1008.01   Trading Limits.....................................................
         S1009.01   Last Day of Trading................................................
         S1010.01   Margin Requirements................................................
         S1012.01   Position Limits and Reportable Positions...........................

     Ch10S Delivery Procedures.........................................................
         S1036.00   Grade Differentials................................................
         S1036.01   Location Differentials.............................................
         S1038.01   Grades.............................................................
         S1041.01   Delivery Points....................................................
         S1043.01   Deliveries.........................................................
         S1043.02   Registration of Soybean Shipping Certificates......................
         S1043.03   Reissuance of Shipping Certificates................................
         S1044.01   Certificate Format.................................................
         S1046.01   Location for Buying or Selling Delivery Instruments................
         S1047.01   Delivery Notices...................................................
         S1048.01   Method of Delivery.................................................
         S1049.01   Time of Delivery, Payment, Form of Delivery Notice.................
         S1049.02   Time of Issuance of Delivery Notice................................
         S1049.03   Buyer's Report of Eligibility to Receive
                    Delivery...........................................................
         S1049.04   Seller's Invoice to Buyers.........................................
         S1049.05   Payment............................................................
         S1050.01   Duties of Members..................................................
         S1051.01   Office Deliveries Prohibited.......................................
         S1054.01   Failure to Accept Delivery.........................................
         S1056.01   Payment of Premium Charges.........................................

     Ch10S Regularity of Issuers of Shipping...........................................
         S1081.01   Regularity of Warehouses and Issuers of Shipping Certificates......
         S1081.01A  Inspection.........................................................
         S1081.01B  Billing When Grain is Loaded Out...................................
         S1081.01C  Car of Specified Capacity..........................................
         S1082.01   Insurance..........................................................
         S1083.01   Variation Allowed..................................................
         S1083.02   Excess or Deficiency in Quantity...................................
         S1084.01   Revocation, expiration or Withdrawal of Regularity.................
         S1085.01   Application for Declaration of Regularity..........................
         S1086.01   Federal Warehouses.................................................

================================================================================
Chapter 10S
Soybean Futures
================================================================================

Ch10S Trading Conditions

S1001.01 Application of Regulations - Transactions in Soybean futures shall be subject to the General Rules of the Association as far as applicable and shall also be subject to Regulations contained in this chapter which are exclusively applicable to trading in Soybeans.

S1004.01  Unit of Trading - (see 1004.00) (08/01/98)

S1005.01  Months Traded in - (see 1005.01A) (08/01/98)

S1006.01  Price Basis - (see 1006.00 and 1006.01) (08/01/98)

S1007.01  Hours of Trading - (see 1007.00 and 1007.02) (08/01/98)

S1008.01  Trading Limits - (see 1008.01 and 1008.02) (08/01/98)

S1009.01  Last Day of Trading - (see 1009.02) (08/01/98)

S1010.01  Margin Requirements - (see 431.03) (08/01/98)

S1012.01  Position Limits and Reportable Positions - (see 425.01) (08/01/98)

                           Ch10S Delivery Procedures
                          -------------------------

S1036.00    Grade Differentials - (see 1036.00) (08/01/98)

S1036.01    Location Differentials - Soybeans for shipment from regular shipping stations located within the Chicago Switching District or the Burns Harbor, Indiana Switching District may be delivered in satisfaction of Soybean futures contracts at contract price, subject to the differentials for class and grade outlined above. Soybeans for shipment from regular shipping stations located within the Lockport-Seneca Shipping District may be delivered in satisfaction of soybean futures contracts at a premium of 2 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Soybeans for shipment from regular shipping stations located within the Ottawa-Chillicothe Shipping District may be delivered in satisfaction of Soybean futures contracts at a premium of 2 1/2 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Soybeans for shipment from regular shipping stations located within the Peoria-Pekin Shipping District may be delivered in satisfaction of Soybean futures contracts at a premium of 3 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Soybeans for shipment from regular shipping stations located within the Havana-Grafton Shipping District may be delivered in satisfaction of soybean futures contracts at a premium of 3 1/2 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Soybeans for shipment from regular shipping stations located in the St. Louis-East St. Louis and Alton Switching Districts may be delivered in satisfaction of Soybean futures contracts at a premium of 6 cents per bushel over contract price, subject to the differentials for class and grade outlined above. (08/01/98)


S1038.01  Grades - (see 1038.00 and 1038.01) (08/01/98)

*S1041.01 Delivery Points - Soybean Shipping Certificates shall specify shipment from one of the warehouses or shipping stations currently regular for delivery and located in one of the following territories:

     A. Chicago and Burns Harbor, Indiana Switching District - When used in these Rules and Regulations, the Chicago Switching District will be that area geographically defined by Tariff ICC WTL 8020-Series and that portion of the Illinois Waterway at or above river mile 304 which includes the Calumet Sag Channel and the Chicago Sanitary & Ship Canal. When used in these Rules and Regulations, Burns Harbor, Indiana Switching District will be that area geographically defined by the boundaries of Burns Waterway Harbor at Burns Harbor, Indiana which is owned and operated by the Indiana Port Commission.

     B. Lockport-Seneca Shipping District - When used in these Rules and Regulations, the Lockport-Seneca Shipping District will be that portion of the Illinois Waterway below river mile 304 at the junction of the Calumet Sag Channel and the Chicago Sanitary & Ship Canal and above river mile 244.6 at the Marseilles Lock and Dam. [Shipping stations within the Lockport-Seneca District must deliver 5,000 bushel shipping certificates of a like kind and quality of grain in multiples of 55,000 bushels against the futures contracts.]


C. Ottawa-Chillicothe Shipping District - When used in these Rules and Regulations, the Ottawa-Chillicothe Shipping District will be that portion of the Illinois Waterway below river mile 244.6 at the Marseilles Lock and Dam and at or above river mile 170 between Chillicothe and Peoria, IL. [Shipping stations within the Ottawa-Chillicothe Shipping District must deliver 5,000 bushel shipping certificates of a like kind and quality of grain in multiples of 55,000 bushels against the futures contracts.]

*Deletions bracketed for November 2001 and subsequent contracts.

                           Ch10S Delivery Procedures
                          -------------------------


     D. Peoria-Pekin Shipping District - When used in these Rules and Regulations, the Peoria-Pekin Shipping District will be that portion of the Illinois Waterway below river mile 170 between Chillicothe and Peoria, IL and at or above river mile 151 at Pekin, IL. [Shipping stations within the Peoria-Pekin Shipping District must deliver 5,000 bushel shipping certificates of a like kind and quality of grain in multiples of 55,000 bushels against the futures contracts.]

     E. Havana-Grafton Shipping District - When used in these Rules and Regulations, the Havana-Grafton Shipping District will be that portion of the Illinois Waterway below river mile 151 at Pekin, IL to river mile 0 at Grafton, IL. [Shipping stations within the Havana-Grafton Shipping District must deliver 5,000 bushel shipping certificates of a like kind and quality of grain in multiples of 55,000 bushels against the futures contracts.]

     F. St. Louis-East St. Louis and Alton Switching Districts - When used in these Rules and Regulations, St. Louis-East St. Louis and Alton Switching Districts will be that portion of the upper Mississippi River below river mile 218 at Grafton, IL and above river mile 170 at Jefferson Barracks Bridge in south St. Louis, MO. [Shipping stations on the St. Louis-East St. Louis and Alton Switching Districts must deliver 5,000 bushel shipping certificates of a like kind and quality of grain in multiples of 55,000 bushels against the futures contracts.] (12/01/00)

S1043.01  Deliveries by Soybean Shipping Certificate - (see 1043.01)  (08/01/98)

S1043.02  Registration of Soybean Shipping Certificates - (see 1043.02)
(08/01/98)

S1043.03  Reissuance of Shipping Certificates - (see 1043.03) (08/01/98)

S1044.01 Certificate Format - The following form of Soybean Shipping Certificates shall be used with proper designation, indicating shipping station.

                     BOARD OF TRADE OF THE CITY OF CHICAGO
SOYBEAN SHIPPING CERTIFICATE FOR DELIVERY IN SATISFACTION OF CONTRACT FOR 5,000
                              BUSHELS OF SOYBEANS
The certificate not valid unless registered by the Registrar of the Board of Trade of the City of Chicago.
________________________________________________________________________________
____________________________________________Soybeans
                             (grade)
Shipping Station
of______________________________________________________________________________
__________________________
Located at
________________________________________________________________________________
_________________________________
Registered total daily rate of loading of ___________________________________ bushels.
Total rate of loading per day shall be in accordance with Regulation 1081.01
(12) G and H. A premium charge of $ ________cents per bushel per calendar day for each day is to be assessed starting the day after registration by the Registrar of this Certificate through the business day loading is complete.

For value received and receipt of this document properly endorsed and lien for payment of premium charges the undersigned shipper, regular for delivery under the Rules and Regulations of the Board of Trade of the City of Chicago, hereby agrees to deliver 5,000 bushels of Soybeans in bulk conforming the standards of the Board of Trade of the City of Chicago and ship said Soybeans in accordance with accordance with orders of the lawful owner of this document and in accordance with Rules and Regulations of the Board of Trade of the City of Chicago. Delivery shall be by water or rail conveyance according to the registered loading capability of the shipper.

        Signed at ____________________________________________________ this
_________________________________________________________
        day of    ________________________________, 20 ______________

                           Ch10S Delivery Procedures
                          -------------------------

        --  Chicago, IL or Burns Harbor, IN Switching District
        --  Lockport-Seneca Shipping District
        --  Ottawa-Chillicothe Shipping District
        --  Peoria-Pekin Shipping District
        --  Havana-Grafton Shipping District
        --  St. Louis-East St. Louis and Alton Switching Districts
        By ________________________________________________________
             Authorized Signature of Issuer
        Registration date _________________________________
        Registration's Number ______________________________________
                 Registrar for Soybeans
              Board of Trade of the City of Chicago
Registration canceled for purpose of shipment of Soybeans by owner of certificate or by issuer of certificate for purpose of withdrawal of certificate.
        Cancellation Date
__________________________________________________________________
                       (Registrar)
All premium charges have been paid on Soybeans covered by this certificate from date of registration, not counting date of registration but counting date of payment.
        Date ______________________ by ______________________________
        Date ______________________ by ______________________________
        Date ______________________ by ______________________________
        Date ______________________ by ______________________________

Delivery of this Soybean Shipping Certificate to issuer is conditioned upon loading of Soybeans in accordance with Rules and Regulations of the Board of Trade of the City of Chicago and a lien is claimed until all loadings are complete and proper shipping documents presented accompanying demand draft for freight and premium charges due which I (we) agree to honor upon presentation.

----------------------------------------------------------------------------
               Owner of this Soybean Shipping
               Certificate or his duly authorized agent
               Date _________________, 20____________ (03/01/00)

S1046.01 Location for Buying or Selling Delivery Instruments - (see 1046.00A) (08/01/98)

S1047.01  Delivery Notices - (see 1047.01) (08//01/98)

S1048.01  Method of Delivery - (see 1048.01) (08/01/98)

S1049.01 Time of Delivery, Payment, Form of Delivery Notice - (see 1049.00) (08/01/98)

S1049.02  Time of Issuance of Delivery Notice - (see 1049.01) (08/01/98)

S1049.03 Buyer's Report of Eligibility to Receive Delivery - (see 1049.02) (08/01/98)

S1049.04  Seller's Invoice to Buyers - (see 1049.03) (08/01/98)

S1049.05  Payment - (see 1049.04) (08/01/98)

S1050.01  Duties of Members - (see 1050.00) (08/01/98)

S1051.01  Office Deliveries Prohibited - (see 1051.01)

S1054.01  Failure to Accept Delivery - (see 1054.00 and 1054.00A) (08/01/98)

*S1056.01 Payment of Premium Charges - To be valid for delivery on futures contracts, all shipping certificates covering Soybeans under obligation for shipment must indicate the applicable premium charge. No shipping certificates shall be valid for delivery on futures contracts unless the premium charges on such Soybeans shall have been paid up to and including the 18th calendar day of the preceding month, and such payment endorsed on the shipping certificate. Unpaid accumulated

                           Ch10S Delivery Procedures
                           -------------------------

premium charges at the posted rate applicable to the warehouse or shipping station where the grain under obligation for shipment shall be allowed and credited to the buyer by the seller to and including day of delivery. Further, no shipping certificate shall be valid for delivery if the shipping certificate has expired prior to delivery or has an expiration date in the month in which delivered.


If premium charges are not paid on-time up to and including the 18th calendar day preceding the delivery months of March, July and September and by the first calendar day of each of these delivery months, a late charge will apply. The late charge will be an amount equal to the total unpaid accumulated premium charges rate multiplied by the "prime interest rate" in effect on the day that the accrued premium charges are paid plus a penalty of 5 percentage points, all multiplied by the number of calendar days that premium is overdue, divided by 360 days. The terms "prime interest rate" shall mean the lowest of the rates announced by each of the following four banks at Chicago, Illinois, as its "prime rate": Bank of America-Illinois. The First National Bank of Chicago, Harris Trust & Savings Bank, and the Northern Trust Company.

[The premium charges on Soybeans for delivery from regular shippers within the Chicago switching district or the Burns Harbor, Indiana Switching District shall not exceed 12/100 of one cent per bushel per day.]

[The premium charges on Soybeans for delivery from regular shippers within the Lockport-Seneca Shipping District shall not exceed 10/100 of one cent per bushel per day.]

[The premium charges on Soybeans for delivery from regular shippers within the Ottawa-Chillicothe Shipping District shall not exceed 10/100 on one cent per bushel per day.]

[The premium charges on Soybeans for delivery from regular shippers within the Peoria-Pekin Shipping District shall not exceed 10/100 of one cent per bushel per day.]

[The premium charges on Soybeans for delivery from regular shippers within the Havana-Grafton Shipping District shall not exceed 10/100 of one cent per bushel.]

[The premium charges on Soybeans for delivery from regular shippers in the St. Louis-East St. Louis and Alton Switching Districts shall not exceed 10/100 of one cent per bushel per day.]

The premium charges on Soybeans for delivery from regular shippers shall not
----------------------------------------------------------------------------
exceed 15/100 of one cent per bushel per day.
---------------------------------------------

*Additions underlined; deletions bracketed for November 2001 subsequent contracts.

                           Ch10S Delivery Procedures
                           -------------------------

Ch10S  Regularity of Issuers of Shipping

*S1081.01 Regularity of Warehouses and Issuers of Shipping Certificates - Persons operating grain warehouses or shippers who desire to have such warehouses or shipping stations made regular for the delivery of grain under the Rules and Regulations shall make application for an initial Declaration of Regularity on a form prescribed by the Exchange prior to May 1, 1994, and every even year thereafter, for a two-year term beginning July 1, 1994, and every even year thereafter, and at any time during a current term for the balance of that term. Regular grain warehouses or shippers who desire to increase their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and increases in regularity shall be effective either thirty days after a notice that a bona fide application has been received is posted on the floor or the exchange, or the day after the application is approved by the Exchange, whichever is later. Applications for a renewal of regularity shall be made prior to May 1, 1994, and every even year thereafter, for the respective years beginning July 1, 1994, and every even year thereafter, and shall be on the same form.

     The following shall constitute the requirements and conditions for regularity:

     (1) The warehouse or shipping station making application shall be inspected by the Registrar or the United States Department of Agriculture. Where application is made to list as regular a warehouse which is not regular at the time of such application, the applicant may be required to remove all grain from the warehouse and to permit the warehouse to be inspected and the grain graded, after which such grain may be returned to the warehouse and receipts issued therefor.

     The operator of a shipping station issuing Soybean Shipping Certificates shall limit the number of Shipping Certificates issued to an amount not to exceed:

          (a)  [30] 20 times his registered total daily rate of loading barges,
                    --
               or in the case of Chicago, Illinois and Burns Harbor, Indiana
               -------------------------------------------------------------
               Switching Districts, his registered storage capacity,
               -----------------------------------------------------

          (b)  and a value greater than 25 percent of the operator's net worth
               ---
               [,] .
                   -

          [(c) and in the case of Chicago, Illinois and Burns Harbor, Indiana
               Switching Districts only, his registered storage capacity.]

     The shipper issuing Soybean Shipping Certificates shall register his total daily rate of loading barges at his maximum 8 hour loadout capacity in amount not less than:

     (a) one barge per day at each shipping station within the Lockport-Seneca Shipping District, within the Ottawa-Chillicothe Shipping District, within the Peoria-Pekin Shipping District, within the Havana-Grafton Shipping District, and within the St. Louis-East St. Louis and Alton Switching Districts, and

     (b) three barges per day at each shipping station in the Chicago, Illinois and Burns Harbor, Indiana Switching District.

     (2) Shippers located in the Chicago, Illinois and Burns Harbor, Indiana Switching District shall be connected by railroad tracks with one or more railway lines.

10S81.01(3) through 10S81.01(12)G(8) - (see 1081.01(3) through 1081.01(12)G(8))


*Additions underlined; deletions bracketed for November 2001 and subsequent contracts.

                           Ch10S Delivery Procedures
                          -------------------------

10S81.01(12)G(9)    In the event that it has been announced that river traffic will be obstructed for a period of fifteen days or longer as a result of one of the conditions of impossibility listed in regulation 1081.01(12)(G)(8) and in the event that the obstruction will affect a majority of regular shipping stations, then the following barge load-out procedures for soybeans shall apply to shipping stations upriver from the obstruction:

                    (a) The maker and taker of delivery may negotiate mutually agreeable terms of performance.

                    (b) If the maker and/or the taker elect not to negotiate mutually agreeable terms of performance, then the maker is obligated to provide the same quantity and like quality of grain pursuant to the terms of the shipping certificate(s) with the following exceptions and additional requirements:

                         (i) The maker must provide loaded barge(s) to the taker on the Illinois River between the lowest closed lock and St. Louis, inclusive, or on the Mid-Mississippi River between Lock 11 at Dubuque, Iowa and St. Louis, inclusive.

                         (ii) The loaded barge(s) provided to the taker must have a value equivalent to C.I.F. NOLA, with the maker of delivery responsible for the equivalent cost, insurance and freight.

                         (iii) The taker of delivery shall pay the maker 18 cents per bushel for Chicago and Burns Harbor Switching District shipping certificates, 16 cents per bushel for Lockport-Seneca District shipping certificates, 15 1/2 cents per bushel for Ottawa-Chillicothe District shipping certificates, 15 cents per bushel for Peoria-Pekin District shipping certificates, and 14 1/2 cents per bushel for Havana-Grafton District shipping certificates as a reimbursement for the cost of barge freight.

                    (c) In the event that the obstruction or condition of impossibility listed in regulation 1081.01(12)(G)(8) will affect a majority of regular shipping stations, but no announcement of the anticipated period of obstruction is made, then shipment may be delayed for the number of days that such impossibility prevails.

10S81.01(13)   Location - For the delivery of Soybeans, regular warehouses or shipping stations may be located within the Chicago Switching District or within the Burns Harbor, Indiana Switching District or within the Lockport-Seneca Shipping District or within the Ottawa-Chillicothe Shipping District or within the Peoria-Pekin Shipping District or within the Havana-Grafton Shipping District or in the St. Louis-East St. Louis and Alton Switching Districts.

        No such warehouse or shipping station within the Chicago Switching District shall be declared regular unless it is conveniently approachable by vessels of ordinary draft and has customary shipping facilities. Ordinary draft shall be defined as the lesser of (1) channel draft as recorded in the Lake Calumet Harbor Draft Gauge, as maintained by the Corps of Engineers, U.S. Army, minus one (1) foot, or
        (2) 20 feet.

        Delivery in Burns Harbor must be made "in store" in regular elevators or by shipping certificate at regular shipping stations providing water loading facilities and maintaining water depth equal to normal seaway draft of 27 feet.

        In addition, deliveries of grain may be made in regular elevators or shipping stations within the Burns Harbor Switching District PROVIDED that:

        (a) When grain represented by shipping certificates is ordered out for shipment by a barge, it will be the obligation of the party making delivery to protect the barge freight rate from the Chicago Switching District (i.e. the party making delivery and located in the Burns Harbor Switching District will pay the party taking delivery an amount equal to all expenses for the movement of the barge from the Chicago Switching District, to the Burns Harbor Switching District and the return movement back to the

S1086.01 Federal Warehouses - (see 1086.01) (08/01/98)

                                     1009S

================================================================================
Chapter 11
Soybean Oil
================================================================================

   Ch11 Trading Conditions......................................................  1103
        1101.00  Authority......................................................  1103
        1102.01  Application of Regulations.....................................  1103
        1104.01  Unit of Trading................................................  1103
        1105.01  Months Traded In...............................................  1103
        1106.01  Price Basis....................................................  1103
        1107.01  Hours of Trading...............................................  1103
        1108.01  Trading Limits.................................................  1103
        1108.01A Trading Limits.................................................  1103
        1109.01  Last Day of Trading............................................  1103
        1109.02  Trading in the Last Seven Business Days of the Delivery Month..  1103
        1110.01  Margin Requirements............................................  1103
        1111.01  Disputes.......................................................  1103
        1112.01  Position Limits and Reportable Positions.......................  1103

   Ch11 Delivery Procedures.....................................................  1104
        1136.01  Standards......................................................  1104
        1136.02  United States Origin Only......................................  1104
        1137.01  Official Chemist's Certificates................................  1104
        1138.01  Sampling.......................................................  1104
        1139.01  Weighing.......................................................  1105
        1140.01  Grading........................................................  1105
        1141.01  Delivery Points................................................  1105
        1142.01  Deliveries By Warehouse Receipts...............................  1106
        1143.01  Registration of Warehouse Receipts.............................  1106
        1143.02  Reissuance of Warehouse Receipts...............................  1107
        1144.01  Receipt Format.................................................  1107
        1145.01  Lost or Destroyed Negotiable Warehouse Receipts................  1108
        1146.01  Date of Delivery...............................................  1108
        1147.00  Delivery Notice................................................  1108
        1147.01  Delivery Notices...............................................  1108
        1148.00  Method of Delivery.............................................  1108
        1149.00  Time of Delivery, Payment, Form of Delivery Notice.............  1108
        1149.02  Buyers' Report of Eligibility to Receive Delivery..............  1108
        1149.03  Sellers' Invoice to Buyers.....................................  1108
        1149.04  Payment........................................................  1108
        1150.00  Duties of Members..............................................  1108
        1151.01  Office Deliveries Prohibited...................................  1108
        1154.00  Failure to Accept Delivery.....................................  1108
        1156.01  Storage Charges................................................  1108
        1156.02  Storage, Car Rental, Etc.......................................  1108
        1156.03  Fees...........................................................  1109

   Ch11 Regularity of Warehouses................................................  1110
        1180.01  Duties of Warehouse Operators..................................  1110
        1180.01A Responsibility for Furnishing Tank Cars........................  1111
        1180.01B Car Ready for Loading..........................................  1111
        1180.01C Transit vs. Flat Rate Billing..................................  1112
        1180.01D Freight Differentials..........................................  1112
        1180.02  Transit Billing................................................  1112
        1180.03  Freight Charges................................................  1112
        1181.01  Conditions of Regularity.......................................  1112
        1181.02  Leasing and Service Arrangements...............................  1113
        1184.01  Revocation, Expiration or Withdrawal of Regularity.............  1113

                                      1101


        1185.01  Application for Declaration of Regularity......................  1114
        1186.01  Regular Shippers...............................................  1115

                                      1102

================================================================================
Chapter 11
Soybean Oil
================================================================================

Ch11 Trading Conditions

1101.00 Authority - On or after January 30, 1950, trading in Crude Soybean Oil futures may be conducted under such terms and conditions as may be prescribed by Regulation. 801 (09/01/94)

1102.01 Application of Regulations - Transactions in Crude Soybean Oil futures shall be subject to the general rules of the association as far as applicable and shall also be subject to the Regulations contained in this Chapter which are exclusively applicable to trading in Crude Soybean Oil. 2000 (09/01/94)

1104.01 Unit of Trading - The unit of trading for Crude Soybean Oil shall be 60,000 pounds. Bids and offers may be accepted in lots of 60,000 pounds or multiples thereof. For trading purposes, one tank car shall be equivalent to 60,000 pounds. 2003 (09/01/94)

1105.01 Months Traded In - Trading in Crude Soybean Oil may be conducted in the current month and any subsequent months. 2004 (09/01/94)

1106.01 Price Basis - All prices of Crude Soybean Oil shall be basis Decatur, Illinois in multiples of 1/100th of one cent per pound. Contracts shall not be made on any other price basis. 2005 (09/01/94)

1107.01 Hours of Trading - The hours of trading for future delivery in Crude Soybean Oil shall be from 9:30 a.m. to 1:15 p.m. except that on the last day of trading in an expiring future the hours with respect to such future shall be from 9:30 a.m. to 12 o'clock noon subject to the provisions of the second paragraph of Rule 1007.00. Market shall be opened and closed with a public call made month by month, conducted by such persons as the Regulatory Compliance Committee shall direct. 2007 (09/01/94)

1108.01  Trading Limits - (See 1008.01)  (09/01/94)

1108.01A Trading Limits - (See 1008.01A)  (09/01/94)

1109.01 Last Day of Trading - No trades in Crude Soybean Oil futures deliverable in the current month shall be made after the business day preceding the 15th calendar day of that month and any contracts remaining open may be settled by delivery after trading in such contracts has ceased; and, if not previously delivered, delivery must be made on the last business day of the month. 2008 (01/01/00)

1109.02 Trading in the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 1109.01 of this Chapter, outstanding contracts for such delivery may be liquidated by means of (a bona fide) exchange of such current futures for the (actual) cash commodity. 2009 (08/01/98)

1110.01  Margin Requirements - (See Regulation 431.03)  (09/01/94)

1111.01 Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations. 2011 (09/01/94)

1112.01  Position Limits and Reportable Positions - (See 425.01)  (09/01/94)

                                      1103

Ch11 Delivery Procedures

1136.01  Standards   - The contract grade for delivery on futures contracts made under these Regulations shall be Crude Soybean Oil which conforms to the following specifications:

(a) It shall be one of the following types: Expeller pressed, expeller pressed degummed, solvent extracted, or solvent extracted degummed. Mixtures of one type with any other type shall not be deliverable;

(b)  It shall contain not more than 0.3% moisture and volatile content;

(c) It shall be lighter in green color than Standard "A" and when refined and bleached shall produce a refined and bleached oil of not deeper color than
     3.5 red on the Lovibond scale;

(d) It shall refine with a loss not exceeding 5% as determined by the "neutral oil" method;

(e) It shall have a flash point not below 250 degrees Fahrenheit, closed cup method;

(f) It shall contain no more than 1.5% unsaponifiable matter (exclusive of moisture and volatile matter).

No lower grade shall be delivered in satisfaction of contracts for future delivery. A higher grade may be delivered at contract price except that where the refining loss is less than 5% as determined by the "neutral oil" method, a premium of one percent of the cash market price at the time of loading shall be paid for each one percent under the 5% loss (fractions figured throughout) with a maximum credit of 41-2%.

American Oil Chemists' Society methods shall be followed for sampling and analysis for all tests, except for determining green color, which test shall be the National Soybean Processors Association tentative method.

A tolerance of 150 lbs. of sludge shall be allowed for each trading unit of 60,000 lbs. If the car contains more than 150 lbs. of sludge or if a truck contains more than 125 lbs. of sludge, an allowance shall be made to the Buyer for a total amount of sludge up to 1,000 lbs. at 50% of the price at time of unloading car. Sludge in excess of 1,000 lbs. shall be allowed for at the price at time of unloading car.

Sludge shall be considered to be solid residue which cannot be pumped and squeegeed from the car for the net out-turn weight. 2002 (09/01/94)

1136.02  United States Origin Only   - Effective September 1, 1992, a futures
contract for the sale of soybean oil shall be performed on the basis of United States origin only upon written request by a taker of delivery at the time loading orders are submitted. (09/01/94)

1137.01  Official Chemist's Certificates   - Certificates for quality analysis
by any Official Chemists shall be acceptable and binding on all parties except as otherwise provided.

The official chemists are Woodson-Tenent Laboratories with laboratories located at Memphis, Tenn.; Chicago, Ill.; Des Moines, la.; Wadlington's Referee & Testing Laboratory in Chicago, Ill.; Chas. V. Bacon Laboratories, Inc., New York, New York and Barrow-Agee Laboratories, Memphis, Tenn. 2029 (09/01/94)

1138.01  Sampling   -  Samples shall be drawn at time of loading by Official
Samplers licensed by the Exchange. The Official Sample shall be 2 one-quart and 1 half-gallon samples. These portions should be packaged in clean, dry and new containers. Either tinned metal containers or high density polyethylene bottles fitted with metal caps having oil resistant cap liners are acceptable. Polythylene containers must be enclosed for shipping in custom-made, close fitting cardboard containers. The sample must be drawn at the time of loading in accordance with A.O.C.S. Official Method for sampling crude oils (C1-47-Continuous Flow and Trier methods) and shall be so indicated on invoice. If the Shipper neglects to provide such a sample at the time of loading or fails to show on invoice than an Official Sample has been taken, a sample drawn at destination shall be official when taken in accordance with the A.O.C.S. Official Methods as noted above. Shipper shall forward to Consignee one of the one-quart portions at no expense to Consignee within one working day of completion of loading and label of sample must designate type of oil and plant destination. The one-half gallon portion (third portion) is to be retained by Shipper as the referee sample for a minimum of thirty days

                                      1104

                           Ch11 Delivery Procedures

after loading.

Each sample must be accompanied by a certificate in the following form:

Board of Trade of the City of Chicago

                         OFFICIAL SAMPLERS CERTIFICATE

I hereby certificate that sample marked______________________________was drawn by me on this_________day of_________________, 20________, within 24 hours after loading tank car or truck in accordance with the requirements of Regulation 1138.01 of the Board of Trade of the City of Chicago, and that it is a fair and true sample of the contents of:

Car/Truck No. (and initial)__________________, located at__________________
containing approximately_______________________pounds, of__________________

_________________________________________________________________________
(Expeller pressed. Expeller pressed degummed, Solvent Extracted,___________ ____________type Crude Soybean Oil. Solvent Extracted Degummed)

______________________________________________________________Solvent used.
That sample was taken in a manner prescribed by the American Oil Chemists
Society.
                                                ____________________________
                                                        OFFICIAL SAMPLER

                                                                            2023
                                                                      (01/01/00)

1139.01  Weighing   - On all deliveries, the weight as determined by an Official
Weigher shall be binding on all interested parties. Due allowance shall be made to cover the loss of weight due to sampling, if sample is drawn from weighing. An official weigher is a person or agency approved by the Exchange. 2024 (09/01/94)

1140.01  Grading   - Shipper shall have option, and advise warehouse receipt
holder of his selection at time of receipt of loading instructions, of having grade determined by one of the following methods:

A.   Official Chemist Analysis, shipper to pay the cost.

B.   Comparison between consignee's and shipper's analyses.

     1. Each party must mail to other party his analysis within 15 days after bill of lading date.

     2. If parties do not agree as to quality (refining loss excepted) either one may request analysis by Official Chemist. The findings of the Official Chemist shall be binding on both parties and the cost of such analysis shall be charged to the party against whom the decision results.

     3. In case of refining loss, based on the "neutral oil" method, if the difference is not over three tenths of one percent the settlement shall be made on the average of the two, otherwise the retained sample shall be sent to Official Chemist for analysis. If the Official Chemist's results are the mean of the shippers' and consignees' analyses, then the cost shall be shared equally; otherwise, the cost shall be charged to the party against whom the decision results. 2025 (09/01/94)

1141.01  Delivery Points   - Crude Soybean Oil may be delivered in satisfaction
of Soybean Oil futures contracts from regular warehouses located in Illinois Territory, Eastern Territory, Eastern Iowa Territory, Southwest Territory or Northwest Territory as defined in this regulation and at the following price differentials:

(a)  Illinois Territory (That portion of the state of Illinois north of latitude
     38(degrees)00' N.) .... at contract price.

(b) Eastern Territory (Those portions of the states of Indiana and Kentucky west of the Ohio-Indiana border and its extension and north of latitude 38(degrees)00'N.) . . . at 20/100ths of one cent per pound under contract price.

(c) Eastern Iowa Territory (That portion of the state of Iowa east of longitude 93(degrees)50'W.) . . . at 20/100ths of one cent per pound under contract price.

(d) Southwest Territory (Those portions of the states of Missouri and Kansas north of latitude 38(degrees)00'N. and east of longitude 97(degrees)00'W.) . . . at 5/100ths of one cent per pound under contract price.

(e) Northwest Territory (Those portions of the states of Minnesota south of latitude 45(degrees)10'N., South

                                      1105

                           Ch11 Delivery Procedures

     Dakota south of latitude 45(degrees)10'N., and east of 979(degrees)00'W., Iowa west of longitude 93(degrees)50'W., and Nebraska east of longitude 97(degrees)00'W.) . . . at 55/100ths of one cent per pound under contract price.

(f) For a given soybean crop year ending August 31 and for a given Soybean Oil futures delivery territory except the "Illinois Territory:" when the weekly (as of Friday) cumulative average ratio of outstanding Soybean Oil Warehouse Receipts to CBOT maximum 24 hour soybean crushing capacity within that Soybean Oil futures delivery territory, relative to that ratio for the combined remaining Soybean Oil territories, is less than or equal to 0.5, payment for Warehouse Receipts issued from that Soybean Oil territory will be at a premium of 10 cents per hundredweight over contract price in addition to the delivery territorial differential adjustment.

(g) For a given soybean crop year ending August 31, when the "Illinois Territory's" weekly (as of Friday) cumulative average ratio of outstanding Soybean Oil Warehouse Receipts to maximum CBOT 24 hour soybean crushing capacity within the Illinois Soybean Oil futures delivery territory, relative to that ratio for the combined remaining Soybean Oil territories, is less than or equal to 0.5, payment for Warehouse Receipts issued from all other Soybean Oil territories will be at a discount of 10 cents per hundredweight under contract price in addition to the delivery territorial differential adjustments.

(h) For a given soybean crop year ending August 31 and for a given Soybean Oil futures delivery territory except the "Illinois Territory," when the weekly (as of Friday) cumulative average ratio of outstanding Soybean Oil Warehouse Receipts to CBOT maximum 24 hour soybean crushing capacity within that Soybean Oil futures delivery territory, relative to that ratio for the combined remaining Soybean Oil territories, is greater than or equal to 2.0, payment for Warehouse Receipts issued from that Soybean Oil territory will be at a discount of 10 cents per hundredweight under contract price in addition to the delivery territorial differential adjustment.

(i) For a given soybean crop year ending August 31, when the "Illinois Territory's" weekly (as of Friday) cumulative average ratio of outstanding Soybean Oil Warehouse Receipts to CBOT maximum 24 hour soybean crushing capacity within the Illinois Soybean Oil futures delivery territory, relative to that ratio for the combined remaining Soybean Oil territories, is greater than or equal to 2.0, payment for Warehouse Receipts issued from all other Soybean Oil territories will be at a premium of 10 cents per hundredweight over contract price in addition to the delivery territorial differential adjustments.

(j) Items (f) through (i) of Regulation 1141.01 shall apply to all CBOT Soybean Oil futures contracts delivered during a one calendar year period beginning with January following the soybean crop year ending August 31, provided that there are on a weekly average at least 150 outstanding Soybean Oil Warehouse Receipts in all Soybean Oil delivery territories combined during that previous soybean crop year.

(k) Based on the adjustments made to territorial delivery differentials during a given calendar year as outlined in items (f) through (j) of Regulation 1141.01, the CBOT shall announce and publish by September 15 of that given calendar year new territorial delivery differentials applicable to all Soybean Oil futures contracts delivered during the next calendar year. 2015 (01/01/01)

1142.01  Deliveries By Warehouse Receipts   - Except as otherwise provided,
deliveries on Crude Soybean Oil shall be made by delivery of warehouse receipts issued by warehouses which have been approved and designated as regular warehouses by the Exchange for the storage of Crude Soybean Oil. The warehouse receipt shall be accompanied by insurance certificates or the warehouse receipt marked '"insured'' and shall evidence that storage charges have been paid up to and including the 18th day of the preceding month. Unpaid accumulated storage charges at the posted tariff applicable to the warehouse where the soybean oil is stored shall be allowed and credited to the buyer by the seller to and including date of delivery. In order to effect a valid delivery each warehouse receipt must be endorsed by the holder making the delivery. 2012 (09/01/94)

1143.01  Registration of Warehouse Receipts   - Warehouse receipts, in order to
be eligible for delivery, must be registered with the Official Registrar, must not be more than one year old, and must not have an expiration date in the month in which they are delivered. Registration of warehouse receipts shall also be subject to the following requirements:

                                      1106

                           Ch11 Delivery Procedures

(a) Warehousemen who are regular for delivery may register warehouse receipts at any time. The holder of a registered warehouse receipt may cancel its registration at any time. A warehouse receipt which has been canceled may not be registered again.

(b) No notice of intention to deliver a warehouse receipt shall be tendered to the Clearing House unless said warehouse receipt is registered and in the possession of the Clearing House member tendering the notice or unless a warehouse receipt is registered and outstanding.

(c) When a notice of intention to deliver a warehouse receipt has been tendered to the Clearing House, said warehouse receipt shall be considered to be "outstanding". The member issuing such notice shall transmit to the Registrar, at the same time the notice is tendered to the Clearing House, the warehouse receipt number and the name and location of the regular warehouse. Said warehouse receipt shall remain outstanding until either its registration is canceled or the issuing warehouseman declares the receipt is not outstanding.

(d) When a regular warehouseman regains control of an outstanding warehouse receipt issued against stocks in one of his regular warehouses, which in any manner relieves him of the obligation to loadout crude soybean oil upon demand of a party other than himself, the warehouseman shall by noon of the next business day either cancel the registration of said warehouse receipt or declare that said warehouse receipt is not outstanding but is to remain registered by transmitting to the Registrar the warehouse receipt number and the name and location of the regular warehouse, except in the case where a notice of intention to redeliver said warehouse receipt for the warehouseman has been tendered to the Clearing House by 4:00 p.m. of the day that the warehouseman regained control of said warehouse receipt. 2013 (09/01/94)

1143.02  Reissuance of Warehouse Receipts   - On or before July 1,1964, all
outstanding warehouse receipts that are over one year old must be returned to the warehouseman for reissuance and thereafter every crude soybean oil receipt must be returned to the warehouseman or his agent for reissuance prior to its becoming one year old. At such time accrued storage charges shall be paid and the warehouseman shall be obligated to provide the owner with a new and duly registered receipt.

Every Soybean Oil Warehouse Receipt which is not returned to the warehouse, or his agent, for reissuance prior to its becoming one year old, will be subject to the late charge which will be paid to the warehouse by the owner on the day that the accrued storage charges are paid. The late charge will be an amount equal to the total unpaid accumulated storage charges multiplied by the "prime interest rate" in effect on the day that the accrued storage charges are paid multiplied by the number of calendar days that the receipt is past due, divided by 360 days. The term "prime interest rate" shall mean the lowest of the rates announced by each of the following four banks at Chicago, Illinois as its "prime rate": Continental Illinois National Bank and Trust Company of Chicago, The First National Bank of Chicago, Harris Trust and Savings Bank and The Northern Trust Company. The number of calendar days that the receipt is past due shall be the number of days beginning with the day that the receipt is one year old and continuing through the business day that the receipt is returned to the shipper
or his agent.   2012A  (09/01/94)

1144.01  Receipt Format   - The following form of warehouse receipt shall be
used:

                                                                 Date___________
No.______________
Received in store__________________,20___________, in______________________
Warehouse, located at______________________________________________________
in the Illinois    ___________ Territory,____________________________pounds
Eastern              ___________
Eastern Iowa         ___________
Southwest            ___________
Northwest            ___________

of Crude Soybean Oil under standards of the Board of Trade of the City of Chicago, which will be delivered, subject to and in conformity with the Rules and Regulations of the Board of Trade of the City of Chicago, to the order of

___________________________________________________________________________

upon surrender of this receipt and payment of all charges.

This oil is stored subject to the provisions of the laws of the State in relation to warehousemen, any applicable Federal Laws, and subject to the Rules and Regulations of the Board of Trade of the City of Chicago, as filed with the Commodity Exchange Authority.

The warehouseman acknowledges that the oil so received into store complies with the requirements of said Rules and Regulations of the Board of Trade of the City of Chicago and that said oil is tenderable on contracts for future delivery made

                                      1107

                           Ch11 Delivery Procedures

under said Rules and Regulations.

The warehouseman states that at the warehouseman's own expense said oil is insured and will be kept insured for the current market value against loss or damage from fire, lightning and/or any of the contingencies covered in the standard extended coverage form for the benefit of the holder of this receipt.

Storage rates of____________per hundred pounds, per day shall include the cost
of insurance. The cost of loading into tank cars shall be ____________   of
1(cent) per pound. The cost of loading into trucks shall be _________________ of 1(cent) per pound.

The warehouseman claims a lien for the following:

All storage charges have been paid on Crude Soybean Oil covered by this receipt up to and including the last date endorsed below.

Storage Payments

______________________     By________________________     ______________________
                                                                  Company
______________________     By________________________     By____________________
                                                          Registration of this
                                                          Receipt must be
                                                          canceled before
______________________     By________________________     property can be
                                                          released
                                                                            2034
(01/01/00)

1145.01   Lost or Destroyed Negotiable Warehouse Receipts  - (See Regulation
1045.01) (04/01/00)

1146.01   Date of Delivery  - Where Crude Soybean Oil is sold for delivery in a specified month, delivery of such Crude Soybean Oil may be made by the Seller upon such day of the specified month as the Seller may select. If not previously delivered, delivery must be made upon the last business day of the month. 2017 (09/01/94)

1147.00   Delivery Notice  - (See 1047.00)  (09/01/94)

1147.01   Delivery Notices  - (See 1047.01)  (09/01/94)

1148.00   Method of Delivery  - (See 1048.00)  (09/01/94)

1149.00   Time of Delivery, Payment, Form of Delivery Notice  - (See 1049.00)
(09/01/94)

1149.02   Buyers' Report of Eligibility to Receive Delivery  - (See 1049.02)
(09/01/94)

1149.03   Sellers' Invoice to Buyers  - (See 1049.03)  (09/01/94)

1149.04   Payment  - (See 1049.04)  (09/01/94)

1150.00   Duties of Members - (See 1050.00)  (09/01/94)

1151.01   Office Deliveries Prohibited   - No office deliveries of warehouse
receipts may be made by members of the Clearing Corporation. Where a commission house as a member of the Clearing Corporation has an interest both long and short for customers on its own books, it must tender to the Clearing Corporation such notices of intention to deliver as it receives from its customers who are short. 2009 (09/01/94)

1154.00   Failure to Accept Delivery  - (See 1054.00)  (09/01/94)

1156.01   Storage Charges  - The storage rates on Crude Soybean Oil shall not exceed 3/10th of one cent per day per 100 pounds. When shipper schedules tank car loading, storage shall continue through the date of surrender of a properly cancelled warehouse receipt and shall begin again on the sixth day after surrender date if loading has not been completed and continue until the oil has been loaded. When shipper schedules truck loading storage, charges shall continue through the date of loading. The maximum charge for loading tank cars at delivery point shall not exceed 1 /40th of one cent per pound and the combined charge for unloading and loading tank cars at delivery point shall not exceed 1/10th of one cent per pound including heating. The maximum charge for loading tank trucks at delivery point shall not exceed 1/25th of one cent per pound. Regular Soybean Oil warehousemen shall maintain in the immediate vicinity of the Exchange either an office, or duly authorized representative or agent approved by the Exchange, to whom Soybean Oil Storage charges may be paid. 2033 (09/01/94)

1156.02   Storage, Car Rental, Etc.  - Except as otherwise provided, all charges for storage, car

                                      1108

                           Ch11 Delivery Procedures

rental, etc., shall remain the responsibility of the Seller until payment is made. Payment is to be made by a check drawn on and certified by a Chicago bank or by a Cashier's check issued by a Chicago bank. 2020 (09/01/94)

1156.03   Fees  - Sampling: The charge for drawing Official samples shall be
$5.00 for each tank car or truck on inbound shipments to a warehouse.

If sampling is ordered at a location where an Official Sampler is not regularly located, all extra costs must be paid by the party ordering the sample.

These charges shall include the cost of delivering the samples to the Official Chemists. 2028 (09/01/94)

                                      1109

Ch11 Regularity of Warehouses

*1180.01  Duties of Warehouse Operators   - It shall be the duty of the
operators of all regular warehouses:

(a) To accept Crude Soybean Oil for delivery on Chicago Board of Trade contracts, provided such Crude Soybean Oil is of contract grade when received at such warehouses, and all space in such warehouses is not already filled or contracted for, to pay no premium on refining loss but to receive allowance for sludge. All inbound freight (including the transit charge necessary to obtain the transit balance rate) shall be prepaid by the depositor of the oil. Upon surrender of the inbound billing to the warehouseman the depositor of the oil shall be furnished with a regular Board of Trade Warehouse Receipt endorsed thereon with the transit balance freight to New York.

(b)  To notify the Exchange of any change in the condition of their warehouses.

(c) To insure soybean oil covered by warehouse receipts tendered for delivery against the contingencies provided for in a standard "All Risks" policy (including earthquake) to such an extent and in such amounts as required by the Exchange.

     Any loss or damage to oil caused by leakage or discharge from the storage facilities resulting from the cracking, rupture, bursting, collapse, subsidence or disruption of the containing system, or the negligence of the warehouse operator shall be for the account of the warehouse operator, unless such loss or damage by leakage or discharge from the storage facilities is due to causes required to be insured against under this Regulation.

(d) To furnish the Exchange with either a copy of the current insurance policy or policies, or a written confirmation from the insurance company that such insurance has been effected.

(e) To advise the holder of the warehouse receipts when oil is tendered on a futures contract. the freight rate on the oil upon request to New York, N.Y., or to any other specific destinations; and to forward the oil on the basis of these rates whenever shipping instructions are received if orders are received within three days.

(f) To register their daily load-out rate [for} in jumbo rail tank car[s] equivalents (minimum of 4) [and their daily load out rate for trucks (minimum of 2 times the daily registered load out rate of jumbo tank cars] with the Exchange. Warehouse Operators shall limit warehouse receipts issued to an amount of soybean oil equal to the lesser of their approved regular space or 30 times the registered daily loading rate for jumbo tank cars times 152,500 pounds.

(g) To ship oil ordered out of the warehouses in Buyer's tank cars, if so arranged and to begin loading out soybean oil on or before the third business day following the date the car is ready for loading or the receipt is cancelled, whichever occurs later, at a daily rate per business day equal to [the greater of the equivalent of four jumbo rail tank cars or at] the equivalent of shipper's registered daily rate of loading jumbo rail tank cars.

     All rail loading orders received prior to 2:00 p.m. on a given business day shall be considered dated that day and shall be entitled to equal treatment. Rail loading orders received after 2:00 p.m. on a business day shall be considered dated the following business day. When loading against rail loading orders and shipping instructions received by a shipper prior to 2:00 p.m. on a given business day, as determined hereunder, cannot be completed on the third following business day, the shipper shall allocate daily loading against such loading orders as equitably as possible on a pro-rata basis on subsequent business days. Loading against all rail [truck] orders scheduled for a given business day shall be completed before loading of any orders scheduled for a subsequent business day.

(h) To load each tank car to its stenciled capacity upon surrender of sufficient warehouse receipts tendered on futures contracts. Any excess or deficiency from amount of warehouse receipt shall be settled at market price as of date of loading. Warehouse to make sight draft on shipper with Bill of Lading attached for any amounts due them in connection with loading oil, including premium for refining loss, unless otherwise mutually agreed.

(i) To hold tank car after loading free of expense to shipper (except for car rental) until grade is

                                     1110

                         Ch11 Regularity of Warehouses

     ascertained, and if grade is not of contract grade to unload car and reload oil of contract quality free of expense to shipper, and at all times to keep oil fully insured until car is released to railroad.

(j) To ship oil ordered out of the warehouse in Buyer's tank truck, if so arranged, and to load the oil at a daily rate per business day equal to [the greater of eight trucks or at] the equivalent of shipper's registered daily rate of loading for [trucks] jumbo rail tank cars.

     All truck loading orders received prior to 2:00 p.m. on a given business day shall be considered dated that day and shall be entitled to equal treatment. Truck orders received after 2:00 p.m. on a business day shall be considered dated the following business day.

     When loading orders are received by 2:00 p.m. of any given business day, the shipper will advise the owner by 4:00 p.m. the same day of loading dates and tonnage due. Notification will be by telephone, telegraph or teletype.

     When a shipper has received one or more truck loading orders he shall begin loading against them not later than the third business day following their receipt. When loading against loading orders and shipping instructions received by a shipper prior to 2:00 p.m. on a given business day cannot be completed on the third following business day shipper shall allocate daily loadings against such loading orders as equitably as possible on a pro rata basis on subsequent business days.

     Loading against all truck orders scheduled for a given business day shall be completed before loading begins on any orders scheduled for a subsequent business day. Warehouseman will load tank trucks as promptly as possible on the day scheduled. Under no conditions will warehouseman be responsible for truck demurrage as long as it is loaded on day scheduled. Additional loadings may be arranged for by mutual agreement.

(k) Notwithstanding any other provisions of this Regulation, on days when both rail cars and trucks are loaded, the warehouseman shall be required to load at a minimum daily rate equal to the equivalent of shipper's registered daily rate of loading rail tank cars.

     All rail and truck loading orders received prior to 2:00 p.m. on a given business day shall be considered dated that day and shall be entitled to equal treatment. Loading orders received after 2:00 p.m. on a business day shall be considered dated the following business day. When loading against loading orders and shipping instructions received by a shipper prior to 2:00 p.m. on a given business day, as determined hereunder, cannot be completed on the third following business day, the shipper shall allocate daily loading against such loading orders as equitably possible on a pro-rata basis on subsequent business days. Loading against orders scheduled for a given business day shall be completed before loading of any orders for a subsequent business day.

(l) To keep stock of Crude Soybean Oil in storage in balance with oil represented by outstanding warehouse receipts.

     It shall be the privilege of all regular warehouses to mingle or store together oil which is tenderable on contracts for future delivery under these Regulations, with other oil of like type and to deliver on loading orders oil of any contract type. 2031

(m) Certification of Soybean Oil - Effective September 1, 1992 and upon written request by a taker of delivery at the time loading orders are submitted for the delivery of soybean oil against canceled warehouse receipts, the delivery warehouseman shall certify in writing to the taker of delivery on the day that the transportation conveyance is loaded that the soybean oil is produced from soybeans of U.S. origin only. Warehouse receipts issued prior to September 1, 1992 will be deliverable against futures contracts beginning September 1992 only if the regular warehouseman provides certification on the warehouse receipt that the U.S. origin-only option is available to the taker of delivery of soybean oil. (01/01/00)

* Additions underlined; deletions bracketed for contracts from March 2001 forward.

1180.01A  Responsibility for Furnishing Tank Cars   - It shall be the
responsibility of the buyer of Crude Soybean Oil on a futures contract to furnish tank cars when ordering Soybean Oil shipped from a warehouse. 26R (09/01/94)

1180.01B  Car Ready for Loading   - Regulation 1180.01(f) A car is ready for
loading when it has

                                     1111

                         Ch11 Regularity of Warehouses

been constructively placed and when the shipper has used due diligence in preparing and placing the car on his property for loading. 30R1180.01C Transit vs. Flat Rate (09/01/94)

1180.01C Transit vs. Flat Rate Billing   - If warehouseman furnishes transit
billing on crude soybean oil applicable to warehouse receipts holder's destination, the warehouse receipt holder shall pay to warehouseman the difference between the transit balance rate and the flat rate. 27R (09/01/94)

1180.01D Freight Differentials   - Jumbo Tank Cars - The Board of Directors at
its regular meeting held on Tuesday, March 10, 1964, approved the following Ruling recommended by the Crude Soybean Oil and Soybean Meal Committee in light of the reduced rate on jumbo tank cars which became effective on February 9, 1964:

"Effective on March 1964 contracts the freight differentials in Regulations 1141.02 and 1180.02 shall be calculated on the basis of the jumbo tank car rate since it is the lowest lawful carload rate and will be applicable to warehouse receipts bearing no billing and any other warehouse receipts carrying billing that will protect the jumbo tank car rate." 36R (09/01/94)

1180.02  Transit Billing   - Transit billing may be applied to shipments at
warehouseman's option with warehouseman to get any advantage of such transit application; however, warehouseman must protect the lowest lawful local carload rate from point of loading stated in warehouse receipt to destination indicated in shipping instructions, and such transit billing must allow at least one additional transit beyond delivery points. 2016 (09/01/94)

1180.03  Freight Charges   - A warehouseman that is not served by a Class I
railroad must compensate the taker of delivery for the switching charge and/or the rail rate to the nearest Class I railroad interchange point for the movement of soybean oil beyond the interchange point by the Class I railroad, if requested by the owner of the soybean oil. The request must be in writing when loading orders and canceled warehouse receipts are presented to the warehouse. (01/01/00)

1181.01  Conditions of Regularity   - Persons operating bulk oil warehouses who
desire to have such warehouses made regular for delivery of Crude Soybean Oil under the Rules and Regulations shall make application for an initial Declaration of Regularity on a form prescribed by the Exchange prior to May 1, 1994, and every even year thereafter, for a two year term beginning July 1, 1994, and every even year thereafter, and at any time during a current term for the balance of that term. Regular Soybean Oil Warehouses who desire to increase their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and increases in regularity shall be effective either thirty days after a notice that a bona fide application has been received is posted on the floor of the exchange, or the day after the application is approved, whichever is later. Applications for renewal of regularity must be made prior to May 1, 1994, and every even year thereafter, for the respective years beginning July 1, 1994, and every even year thereafter, and shall be on the same form.

The following shall constitute the requirements and conditions for regularity:

1)  The warehouse making application shall be inspected.

2) Such warehouse shall be within the limitation of an area not east of the Indiana-Ohio boundary; nor south of Louisville, KY.

3) Such warehouse shall be connected by railroad tracks with one or more railway lines.

4) The proprietor or manager of such warehouse shall be in good financial standing and credit, and shall meet the minimum financial requirements and financial reporting requirements set forth in Appendix 4E. No warehouse shall be declared regular until the person operating the same files a bond with sufficient sureties in such sum and subject to such conditions as the Exchange may require.

5) Such warehouse shall maintain on-site standard equipment and appliances for the receiving, handling, and shipping of Crude Soybean Oil in bulk, including equipment to issue official origin weight. Official origin weight may be obtained by using one of the following which is recognized by the Soybean Oil Committee of the Board of Trade of the City of Chicago: (1) platform scale (either rail or truck); (2) tank scale; or, (3) batch scale.

                                     1112

6) The proprietor or manager of such warehouse shall honestly and cordially cooperate with the system of registration of warehouse receipts and other than oil owned by warehouseman furnish to the Registrar of such receipts all needed information to enable him to keep a correct record and account of all Crude Soybean Oil received and delivered by them daily and of that remaining in store at the close of each week.

7) The proprietor or manager of such warehouse shall accord every facility to any duly authorized committee for the examination of its books or records for the purpose of ascertaining the stocks of Crude Soybean Oil which may be on hand at any time. Such examination and verification may be made at any time by the Business Conduct Committee, which committee shall have the authority to employ experts to determine the quantity of Crude Soybean Oil in said warehouse and to compare the books and records of said regular warehouse with the records of the Official Registrar of Crude Soybean Oil warehouse receipts.

8) No warehouse shall be deemed suitable to be declared regular if its location, accessibility, tariffs, insurance rates or other qualifications shall depart from uniformity to the extent that its receipts as tendered in satisfaction of futures contracts will unduly depress the value of futures contracts or impair the efficacy of futures trading in this market, or if the warehouseman operating such warehouses engages in unethical or inequitable practices, or if the warehouseman fails to comply with any laws, Federal or State, or Rules or Regulations promulgated under those laws.

9) The warehouseman shall make such reports, keep such records, and permit such warehouse visitation as the Secretary of Agriculture may prescribe, and shall comply with all applicable Rules and Regulations and orders promulgated by the Secretary of Agriculture or the government agency administering the Commodity Exchange Act, and shall comply with all requirements made by the Exchange because of such Rules and Regulations or orders.

10) The operator or manager of such warehouse shall be subject to the Association's Rules and Regulations pertaining to arbitration procedures, as set forth in Chapter 6, and, with respect to compliance with Rules and Regulations pertaining to a warehouse's regularity, shall be subject to the Association's Rules and Regulations pertaining to disciplinary procedures, as set forth in Chapter 5.

11) The operator or manager of such warehouse shall consent to the disciplinary jurisdiction of the Exchange for five years after such regularity lapses, for conduct pertaining to regularity which occurred while the warehouse was regular.

12) If the warehouseman leases the warehouse or has entered into some form of service arrangement pursuant to which an agent or contractor performs the daily operations of the warehouse, the warehouseman shall submit an indemnification as prescribed by the Exchange. 2030 (10/01/96)

1181.02  Leasing and Service Arrangements   - The warehouseman of a regular
warehouse is not required to own the warehouse and may lease the facility from the owner. The warehouseman may also enter into a service arrangement pursuant to which an agent or contractor performs the daily operations of the warehouse. The warehouseman shall be responsible for the conduct of its agents or contractors.

In the event that the warehouseman is unable properly to store or load out oil for receipt holders because of another party's ownership of or control over the warehouse, the warehouseman shall, at its own expense, provide each holder of an outstanding receipt with either (a) a replacement warehouse receipt at another, mutually acceptable regular warehouse, with adjustments for differences in contract differentials or, if such replacement receipt is unavailable, (b) an equivalent quantity and quality of the soybean oil designated in the warehouse receipt at a mutually acceptable location. (09/01/94)

1184.01  Revocation, Expiration or Withdrawal of Regularity   - Any regular
warehouse may be declared irregular at any time if it does not comply with the conditions above set forth, or fails to carry out the prescribed duties of the warehouseman. If the designation of a warehouse as regular shall be revoked a notice of such revocation and the period of time, if any, during which the receipts issued by such house shall thereafter be deliverable in satisfaction of futures contracts in Crude Soybean Oil under the Rules and Regulations, shall be posted on the bulletin board.

In the event of revocation, expiration or withdrawal of regularity, or in the event of sale or abandonment

                                     1113

                         Ch11 Regularity of Warehouses

of the properties where regularity is not reissued, holders of outstanding warehouse receipts shall be given thirty days to take load-out of the commodity from the facility. If a holder of an outstanding warehouse receipt chooses not to take load-out during this period, the facility must provide him with another warehouse receipt at another, mutually acceptable regular warehouse, with adjustments for differences in contract differentials. Alternatively, if such warehouse receipt is unavailable, the facility must provide the holder with an equivalent quantity and quality of the soybean oil designated in the warehouse receipt at a mutually acceptable location. 2032 (09/01/94)

1185.01  Application for Declaration of Regularity   - All applications by
operators of warehouses for a Declaration of Regularity under Regulation 1181.01 shall be on the following form:

WAREHOUSEMAN'S APPLICATION FOR A DECLARATION OF REGULARITY FOR THE DELIVERY OF CRUDE SOYBEAN OIL UPON CONTRACTS FOR FUTURE DELIVERY UNDER THE CHARTER, RULES AND REGULATIONS OF THE BOARD OF TRADE OF THE CITY OF CHICAGO

                                                        ____________, 20________
BOARD OF TRADE OF THE CITY OF CHICAGO
Chicago, Illinois
Gentlemen:
We, the_________________________________________________(Hereinafter called
Warehousemen) owner or lessee of The_______________________________________
located at_________________________________________________________________
in the Illinois   ____________ Territory,
Eastern           ____________
Eastern Iowa      ____________
Southwest         ____________
Northwest         ____________

having a storage capacity of_______________________ pounds of Crude Soybean Oil, licensed/not licensed under the Warehouse Act of the State of ______________________ having a bond in the sum of____________________ Dollars, and having/not having a soybean processing plant attached with a maximum 24 hour crushing capacity of___________bushels of Soybeans per day, do hereby make application to the Board of the Trade of the City of Chicago (hereinafter called Exchange) for a declaration of regularity to handle, receive, and store Crude Soybean Oil for delivery upon contracts for future delivery, for a period beginning____________________________ and ending midnight June 30 ____.

                            Conditions of Regularity

Such declaration of regularity, if granted, shall be cancellable by the Exchange whenever the following conditions shall not be observed:

1.  The Warehouseman must:
(1) give such bonds to the Exchange as it may require.
(2) submit to the Exchange for approval with such application for a declaration of regularity, a tariff listing in detail the maximum rates for the handling and storage of Crude Soybean Oil; submit promptly to the Exchange all changes in said tariff, publish and display such tariff.
    (The maximum charge for loading tank cars at delivery point shall not exceed 1/40th of one cent per pound on any loading during the term of this application. The maximum charge for loading trucks at delivery point shall not exceed 1/25th of one cent per pound on any loading during the term of this application.)
(3) remove no Crude Soybean Oil from the warehouse other than oil owned by the warehouseman save at the request of the owner or owners thereof upon surrender of the warehouse receipts.
(4) notify the Exchange immediately of any change in capital ownership, or any reduction in total capital of 20 percent or more from the level reported in the last financial statement filed with the Exchange, or of any change of conditions of its warehouse.
(5) make such reports, keep such records, and permit such warehouse visitation as the Secretary of Agriculture may prescribe; comply with all applicable Rules and Regulations and orders promulgated by the Secretary of Agriculture or the Government Agency administering the Commodity Exchange Act; and comply with all requirements of the Exchange permitted or required by such Rules and Regulations or orders.
(6) make application for renewal of a declaration of regularity in writing on or before May 1, 1994, and every even year thereafter.
(7) submit an indemnification as prescribed by the Exchange if the Warehouseman leases the warehouse or has entered into some form of service arrangement pursuant to which an agent or contractor performs the daily operations of the warehouse.
(8) notify the Exchange immediately of any change in the maximum 24 hour crushing capacity of soybeans for a soybean processing plant attached to its warehouse.
2.  The Warehouse must be:
    (1) subject to the prescribed examination and approval of the Exchange.
    (2) properly safeguarded and patrolled.
    (3) connected to a railroad.
    (4) equipped with standard equipment and appliances for the convenient and expeditious handling of Crude Soybean Oil in bulk.
3. The Warehouse and Warehouseman must conform to the uniform requirements of the Exchange as to location, accessibility, and suitability as may be prescribed by the Rules and Regulations of the Exchange.

                                     1114

                         Ch11 Regularity of Warehouses

                          Agreements of Warehouseman

The Warehouseman expressly agrees:
(1) that all Crude Soybean Oil tendered in satisfaction of futures contracts will be weighed by an Official Weigher of the Exchange.
(2) that all Crude Soybean Oil tendered in satisfaction of futures contracts will, when shipped from warehouse, be sampled by an Official Sampler and tested in accordance with Regulation 1140.01 of the Exchange.
(3) that all warehouse receipts shall be registered with the Registrar of the Exchange.
(4)  to fulfill the duties set forth in Regulation 1180.01 of the Exchange.
(5) to abide by the Rules and Regulations of the Exchange relating to the warehousing of Crude Soybean Oil deliverable in satisfaction of futures contracts and the delivery thereof in satisfaction of futures contracts.
(6) that the Exchange may cancel said declaration of regularity, if granted, for any breach of such agreements.
(7) that the signing of this application constitutes a representation that the conditions of regularity are complied with and will be observed during the life of the declaration of regularity and, if found to be untrue, the Exchange shall have the right to cancel said declaration of regularity immediately.
(8) to have a representative in Chicago authorized and known to the Exchange to act in matters pertaining to warehouse receipts.
(9) to be subject to the Association's Rules and Regulations pertaining to arbitration procedures, as set forth in Chapter 6, and with respect to compliance with Rules and Regulations pertaining to regularity, to be subject to the Association's Rules and Regulations pertaining to disciplinary procedures, as set forth in Chapter 5; and to abide by and perform any disciplinary decision imposed upon it or any arbitration award issued against it pursuant to such Rules and Regulations.
(10) to consent to the disciplinary jurisdiction of the Exchange for five years after regularity lapses for conduct pertaining to regularity which occurred while the firm was regular.

                                         _________________________________
                                                       Company

                                        By _________________________________
                                                         Title
Bond in the amount of________________  duly filed__________________________
                                    Date

                                         _________________________________
                                                       Secretary
This application is approved and a Declaration of Regularity is granted by the Board of Trade of the City of Chicago.
____________________________
          Date

                                            ______________________________
                                                        Secretary
                                                                            2-35
(01/01/00)

1186.01  Regular Shippers   - (See Appendix 11A)  (09/01/94)

                                     1115

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Chapter 12
Soybean Meal
================================================================================

    Ch12 Trading Conditions............................................................
           1201.00      Authority......................................................
           1202.01      Application of Regulations.....................................
           1204.01      Unit of Trading................................................
           1205.01      Months Traded In...............................................
           1206.01      Price Basis....................................................
           1207.01      Hours of Trading...............................................
           1208.01      Trading Limits.................................................
           1208.01A     Trading Limits.................................................
           1209.01      Last Day of Trading............................................
           1210.01      Margin Requirements............................................
           1211.01      Disputes.......................................................
           1212.01      Position Limits and Reportable Positions.......................

    Ch12 Delivery Procedures...........................................................
           1236.01      Standards......................................................
           1236.02      United States Origin Only......................................
           1237.01      Official Chemists..............................................
           1238.01      Sampling.......................................................
           1239.01      Weighing.......................................................
           1241.01      Shipping Plants................................................
           1242.01      Deliveries by Soybean Meal Shipping Certificates...............
           1243.01      Registration of Soybean Meal Shipping Certificates.............
           1243.02      Reissuance of Shipping Certificates............................
           1244.01      Certificate Format.............................................
           1245.01      Lost or Destroyed Negotiable Warehouse Receipts................
           1246.01      Date of Delivery...............................................
           1247.00      Delivery Notice................................................
           1247.01      Delivery Notices...............................................
           1248.00      Method of Delivery.............................................
           1249.00      Time of Delivery, Payment, Form of Delivery Notice.............
           1249.01      Billing........................................................
           1249.02      Buyers' Report of Eligibility to Receive Delivery..............
           1249.03      Sellers' Invoice to Buyers.....................................
           1249.04      Payment........................................................
           1250.00      Duties of Members..............................................
           1251.01      Office Deliveries Prohibited...................................
           1254.00      Failure to Accept Delivery.....................................
           1256.01      Payment of Premium Charges.....................................
           1256.03      Payment of Fees................................................

    Ch12 Regularity of Issuers of Shipping Certificates................................
           1290.01      Loading and Shipment of Meal Against Soybean Meal
                        Shipping Certificates..........................................
           1291.01      Conditions of Regularity.......................................
           1294.01      Revocation, Expiration or Withdrawal of Regularity.............
           1295.01      Application for Declaration of Regularity......................
           1296.01      Regular Shippers...............................................

================================================================================
Chapter 12
Soybean Meal
================================================================================

Ch12 Trading Conditions

1201.00   Authority - On and after August 1,1951, trading in Soybean Meal futures may be conducted under such terms and conditions as may be prescribed by Regulation. 802 (09/01/94)

1202.01   Application of Regulations - Transactions in Soybean Meal futures shall be subject to the general Rules of the Association as far as applicable and shall also be subject to the Regulations contained in this Chapter which are exclusively applicable to trading in Soybean Meal. 2051 (09/01/94)

1204.01   Unit of Trading - The unit of trading for Soybean Meal shall be 100 tons (2,000 pounds per ton). Bids and offers may be accepted in lots of 100 tons of multiples thereof. 2056 (09/01/94)

1205.01   Months Traded In - Trading in Soybean Meal may be conducted in the current month and any subsequent months. 2057 (09/01/94)

1206.01   Price Basis - All prices of soybean meal shall be basis free on board cars, bulk; Decatur, Illinois, in multiples of 10 cents per ton. Contracts shall not be made on any other price basis. 2058 (09/01/94)

1207.01   Hours of Trading - The hours of trading for future delivery in Soybean
Meal shall be from 9:30 A.M. to 1:15 P.M. except on the last day of trading in an expiring future the hours with respect to such future shall be from 9:30 A.M. to 12 o'clock noon subject to the provisions of the second paragraph of Rule 1007.00. Market shall be opened and closed with a public call made month by month, conducted by such persons as the Regulatory Compliance Committee shall direct. 2061 (09/01/94)

1208.01   Trading Limits - (See 1008.01)  (09/01/94)

1208.01A  Trading Limits - (See 1008.01A)  (09/01/94)

1209.01   Last Day of Trading - No trades in Soybean Meal futures deliverable in the current month shall be made after the business day preceding the 15th calendar day of that month. Any contracts remaining open after the last day of trading must be either:

(a) Settled by delivery no later than the second business day following the last trading day (tender on business day prior to delivery).

(b) Liquidated by means of a bona fide exchange of futures for the actual cash commodity, no later than the business day following the last trading day. 2063 (01/01/00)

1210.01   Margin Requirements - (See Regulation 431.03) 2065  (09/01/94)

1211.01   Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations. 2066 (09/01/94)

1212.01   Position Limits and Reportable Positions - (See 425.01)  (09/01/94)

Ch12 Delivery Procedures

1236.01   Standards - The contract grade for delivery on futures contracts made under these Regulations shall be Soybean Meal in bulk which conforms to the following specifications:

48% Protein Soybean Meal, produced by conditioning ground soybeans and reducing the oil content of the conditioned product by the use of hexane or homologous hydrocarbon solvents. Standard specifications are:

     ----------------------------------------------------------------
       Protein                                    minimum 48.0%
     ----------------------------------------------------------------
       Fat                                        minimum 0.5%
     ----------------------------------------------------------------
       Fiber                                      maximum 3.5%
     ----------------------------------------------------------------
       Moisture (when shipped by Processor)       maximum 12.0%
     ----------------------------------------------------------------

It may contain a non-nutritive inert, non-toxic conditioning agent to reduce caking and improve flowability. In an amount not to exceed that necessary to accomplish its intended effect, but in no case exceed 0.5%. The name of the conditioning agent must be shown as an added ingredient.

Testing methods shall be those approved by the Association of Official Analytical Chemists and American Oil Chemists Society. 2053 (09/01/94)

1236.02   United States Origin Only - Effective September 1, 1992, a futures contract for the sale of soybean meal shall be performed on the basis of United States origin only upon written request by a taker of delivery at the time loading orders are submitted. (09/01/94)

1237.01   Official Chemists - An official Chemist shall be any chemist who is currently designated as an Official Referee Chemist for Meal by the National Soybean Processors Association. Certificates of quality analysis by an Official Chemist shall be binding on all parties. (09/01/94)

1238.01   Sampling - The official sample will be taken at origin by Automatic
Mechanical Sampler (A.O.C.S. Official Method BA 1-38, Rev. 1966) or Pneumatic Probe Sampler (A.O.C.S. Official Method BA 1-38, Rev. 1966). Shipper shall, on the next business day after loading, mail a portion of the official sample in an air tight container properly identified to the owner at an address specified by the owner when he submits loading orders.

Any shipment testing 12.5% moisture or less based on official sample shall not be subject to rejection or penalty on account of moisture content. Penalty for excess moisture:

        Excess moisture two times delivered market price on date of shipment for excess moisture from 12% to 13% and 21-2 times delivered market price on date of shipment for excess moisture above 13%.

        Any shipment testing no more than 0.3% of fiber above the fiber specification (based on official sample adjusted to 12% moisture) shall not be subject to rejection or penalty on account of fiber content. When the amount of fiber exceeds 3.8% (based on official sample adjusted to 12% moisture), the shipment shall be discounted 1.0% of the delivered market price on date of shipment for each 0.1% fiber in excess of 3.5%.

        Any shipment of soybean meal testing within 0.5% of protein below 48% protein (basis official sample moisture 12.0% or less; protein to be calculated on 12.0% moisture basis if official sample moisture exceeds 12.0%) shall not be subject to rejection or penalty on account of protein content. Protein deficiency claims shall be settled between the parties on the basis of two times the delivered market price per unit of protein on date of shipment and shall be calculated on the same moisture basis as for protein rejection.

If the owner's analysis of the official sample indicates quality deficiency, the owner shall submit his analysis and claim in writing to the shipper within 30 days after arrival of car. The shipper shall, within five (5) business days, after receipt of the owner's analysis and claim, report his analysis of the official sample to the owner. In the event that the owner and the shipper do not reach agreement on analysis and/or settlement, the third portion of the official sample shall be sent to an Official Chemist and his analysis will be binding upon both parties for final settlement. The expense of the analysis will be borne

                           Ch12 Delivery Procedures
                           ------------------------

by the party in error.

If the owner and the shipper cannot agree that the official sample is representative of the shipment, a representative sample shall be obtained at destination by a disinterested qualified person mutually agreed upon by the owner and shipper. Such destination sample must be obtained within 24 hours of arrival and prior to unloading. "Constructive placement" shall be considered arrival at destination. The official procedure for sampling at destination shall be the Pneumatic Probe Sampler. (A.O.C.S. Method BA 1-38, Rev. 1966) and the sample shall be submitted to an official chemist. The results of his analysis of the destination sample shall be binding on both parties for final settlement. The expense of such sampling and analysis, shall be borne by the owner if the owner insists on destination sampling and analysis unless the shipper has failed to take an official sample at origin, in which event, the expense of taking and analyzing the destination sample shall be borne by the shipper. (09/01/94)

1239.01   Weighing - Weighing and official weights, as defined in the National
Soybean Processors Association Trading Rules for the Purchase and Sale of Soybean Meal, shall be binding on all interested parties. (09/01/94)

1241.01   Shipping Plants - Soybean Meal Shipping Certificates shall specify shipment from one of the plants currently regular for delivery and located in Central Territory, Northeast Territory, Mid South Territory, Missouri Territory, Eastern lowa Territory, or Northern Territory as defined in this Regulation.

The Exchange may declare additional shipping plants regular for delivery which shall apply on all contracts outstanding or made thereafter.

                                 SHIPPING PLANTS

(a) All loadings of soybean meal against Soybean Meal Shipping Certificates shall be in bulk free on board railroad cars at shipping plants.

(b) Payment for Shipping Certificates issued in "Central Territory" (viz.: shipping plants located in Illinois and Kentucky) will be at contract price.

(c) Payment for Shipping Certificates issued in "Northeast Territory" (viz.: shipping plants located in Indiana and Ohio) will be at a premium of $1.50 per ton over contract price.

(d) Payment for Shipping Certificates issued in "Mid South Territory" (viz.: shipping plants located in all of Tennessee and Arkansas and that part of Mississippi and Alabama north of a line extending eastward from the Arkansas and Louisiana border) will be at a premium of $6.50 per ton over contract price.

(e) Payment for Shipping Certificates issued in "Missouri Territory" (viz.: shipping plants located in Missouri) will be at a premium of $1.00 per ton over contract price.

(f) Payment for Shipping Certificates issued in "Eastern lowa Territory" (viz.: shipping plants located in lowa on and South of the main line of the Illinois Central Gulf RR from Dubuque, lowa to lowa Falls, lowa; and on and East of the main line of the Chicago Rock Island RR from lowa Falls to the Chicago & Northwestern RR from Des Moines through Blockton, lowa) will be made at a discount of $4.50 per ton under contract price.

(g) Payment for Shipping Certificates issued in "Northern Territory" (viz.: shipping plants located in that portion of lowa not included in "Eastern lowa Territory") will be at a discount of $4.00 per ton under contract price.

(h) For a given soybean crop year ending August 31 and a given Soybean Meal futures delivery territory except the "Central Territory," when the weekly (as of Friday) cumulative average ratio of outstanding Soybean Meal Shipping Certificates to CBOT maximum 24 hour soybean meal production capacity within that Soybean Meal futures delivery territory, relative to that ratio for the combined remaining Soybean Meal territories, is less than or equal to 0.5, payment for Shipping Certificates issued from that territory will be at a premium of $.50 per ton over contract price in addition to the territorial delivery differential adjustment.

(i) For a given soybean crop year ending August 31, when the "Central Territory's" weekly (as of Friday) cumulative average ratio of outstanding Soybean Meal Shipping Certificates to maximum

                           Ch12 Delivery Procedures
                           ------------------------


     CBOT 24 hour soybean meal production capacity within the Central Soybean Meal futures delivery territory, relative to that ratio for the combined remaining Soybean Meal territories, is less than or equal to 0.5, payment for Shipping Certificates issued from all other territories will be at a discount of $.50 per ton under contract price in addition to the territorial delivery differential adjustments.

(j) For a given soybean crop year ending August 31 and a given Soybean Meal futures delivery territory except the "Central Territory," when the weekly (as of Friday) cumulative average ratio of outstanding Soybean Meal Shipping Certificates to CBOT maximum 24 hour soybean meal production capacity within that Soybean Meal futures delivery territory, relative to that ratio for the combined remaining Soybean Meal territories, is greater than or equal to 2.0, payment for Shipping Certificates issued from that territory will be at a discount of $.50 per ton under contract price in addition to the territorial delivery differential adjustment.

(k) For a given soybean crop year ending August 31, when the "Central Territory's" weekly (as of Friday) cumulative average ratio of outstanding Soybean Meal Shipping Certificates to CBOT maximum 24 hour soybean meal production capacity within the Central Soybean Meal futures delivery terriory, relative to that ratio for the combined remaining Soybean Meal territories, is greater than or equal to 2.0, payment for Shipping Certificates issued from all other territories will be at a premium of $.50 per ton over contract price in addition to the territorial delivery differential adjustments.

*(l) Items (h) through (k) of Regulation 1241.01 shall apply to all CBOT Soybean
     Meal futures contracts delivered during a one calendar year period beginning with January following the soybean crop year ending August 31, provided that there are on a weekly average at least 150 CBOT outstanding Soybean Meal Shipping Certificates in all Soybean Meal delivery territories combined during that previous soybean crop year.

(m) Based on the adjustments made to territorial delivery differentials during a given calendar year as outlined in items (h) through (I) of Regulation 1241.01, the CBOT shall announce and publish by September 15 of that given calendar year new territorial delivery differentials applicable to all Soybean Meal futures contracts delivered during the next calendar year. (01/01/00)

1242.01   Deliveries by Soybean Meal Shipping Certificates - Deliveries of
Soybean Meal shall be made by delivery of Soybean Meal Shipping Certificates issued by Shippers designated by the Exchange as regular to issue Soybean Meal Shipping Certificates for Soybean Meal. In order to effect a valid delivery each Soybean Meal Shipping Certificate must be endorsed by the holder making the delivery. Such endorsement shall constitute a warranty of the genuineness of the Certificate and of good title thereto, but shall not constitute a guaranty, by any endorser, of performance by the issuer of the Certificate. 2067 (09/01/94)

1243.01   Registration of Soybean Meal Shipping Certificates - Soybean Meal
Shipping Certificates in order to be eligible for delivery must be registered with the Official Registrar and in accordance with the requirements issued by the Registrar, must not be more than six months old and must not have an expiration date in the month in which they are delivered. Registration of Soybean Meal Shipping Certificates shall also be subject to the following requirements:

(a) Shippers who are regular for delivery may register certificates at any time. The holder of a registered certificate may cancel its registration at any time. A certificate which has been cancelled may not be registered again.

(b) No notice of intention to deliver a certificate shall be tendered to the Clearing House unless said certificate is registered and in the possession of the Clearing House member tendering the notice or unless a shipping certificate is registered and outstanding.

(c) When a notice of intention to deliver a certificate has been tendered to the Clearing House, said certificate shall be considered to be "outstanding" until its registration is cancelled. The member issuing such notice shall transmit to the Registrar, at the same time the notice is tendered to the Clearing House, the certificate number and the name of the registered shipper. From this information and his own records of registration and of cancellations of outstanding certificates, the Registrar shall maintain a current record of the number of Central certificates, Northeast certificates, Mid South certificates, Missouri certificates, Eastern lowa certificates and Northern

                           Ch12 Delivery Procedures
                           ------------------------

     certificates that are outstanding and shall be responsible for posting this record on the Exchange Floor. (See Regulation 1241.01 for a definition of the territories.)

(d) When a registered shipper regains control of an outstanding certificate calling for shipment from one of his plants, which in any manner relieves him of the obligation to ship meal upon demand of a party other than himself, the shipper shall cancel the registration of said certificate by noon of the next business day except in the case where a notice of intention to redeliver said certificate for the shipper has been tendered to the Clearing House by 4:00 p.m. of the day that the shipper regained control of said certificate.

(e) The Registrar shall not divulge any information concerning the registration, delivery or cancellation of certificates other than the record posted on the Exchange Floor, except that he shall issue a weekly report showing the total number of certificates outstanding as of 4:00 P.M. on the last trading day of each week. In addition to the information posted on the Exchange Floor, this weekly report will show the names of shippers whose certificates are outstanding and the location of the shipping plants involved. 2069 (09/01/94)

1243.02   Reissuance of Shipping Certificates - Every Soybean Meal Shipping
Certificate must be returned to the shipper, or his agent, for reissuance prior to its becoming six months old. At such time accrued premium charges shall be paid and the Shipper shall be obligated to provide the owner with a new and duly registered Soybean Meal Shipping Certificate. 2070

Every Soybean Meal Shipping Certificate which is not returned to the shipper, or his agent, for reissuance prior to its becoming six months old, will be subject to the late charge which will be paid to the shipper by the owner on the day that the accrued premium charges are paid. The late charge will be an amount equal to the total unpaid accumulated premium charges multiplied by the "prime interest rate" in effect on the day that the accrued premium charges are paid multiplied by the number of calendar days that the certificate is past due, divided by 360 days. The term "prime interest rate" shall mean the lowest of the rates announced by each of the following four banks at Chicago, Illinois as its "prime rate": Continental Illinois National Bank and Trust Company of Chicago, The First National Bank of Chicago, Harris Trust and Savings Bank and the Northern Trust Company. The number of calendar days that the certificate is past due shall be the number of days beginning with the day that the shipping certificate is six months old and continuing through the business day that the certificate is returned to the shipper or his agent. 2070 (09/01/94)

1244.01   Certificate Format - The following form of Soybean Meal Shipping
Certificate shall be used with proper designation, indicating Central Territory, Northeast Territory, Mid South Territory, Missouri Territory, Eastern lowa Territory or Northern Territory.

                     BOARD OF TRADE OF THE CITY OF CHICAGO
                SOYBEAN MEAL SHIPPING CERTIFICATE FOR DELIVERY
                   IN SATISFACTION OF CONTRACT FOR 100 TONS
                      (2,000 POUNDS EACH) OF SOYBEAN MEAL

           This certificate not valid unless registered by the Registrar of the Board of Trade of the City of Chicago.

           ____________________________________________________________

           48% Protein Soybean Meal

           Shipping Plant of___________________________________________

           Located at__________________________________________________

           Registered total daily rate of loading of_________ tons.

           Total rate of loading per day shall be in accordance with Regulation 1290.01 (c) and (d). A premium charge of 7 cents per ton per calendar day for each day is to be assessed starting the day after registration by the Registrar of this Certificate. When loading orders specify rail shipment within four days, the premium charge shall continue through the business day following receipt of loading orders; otherwise, the premium charge shall continue through the day of loading. In the case of shipment by truck, the premium charge shall continue through the day of loading.

           For value received and receipt of this document properly endorsed and lien for payment of premium charges the undersigned shipper, regular for delivery under the Rules and Regulations of the Board of Trade of the City of Chicago, hereby agrees to deliver 100 tons (2,000 pounds each) of Soybean Meal in bulk conforming to the standards of the Board of Trade of the City of Chicago and ship said Soybean Meal in accordance with orders of the lawful owner of this document and in accordance with Rules and Regulations of the Board of Trade of the City of Chicago. Delivery shall be by covered hopper car or truck according to the registered loading capability of the

                           Ch12 Delivery Procedures
                           ------------------------

      shipper.

             Signed at___________________________ this________________________

             day of____________________________________, 20___________________

             __       Central Territory

             __       Northeast Territory

             __       Mid South Territory

             __       Missouri Territory

             __       Eastern lowa Territory

             __       Northern Territory     _________________________________

                                           By________________________________
                                             Authorized Signature of Issuer

             Registration date____________________

             Registrar's Number___________________ ___________________________

                                                    Registrar for Soybean Meal
                                         Board of Trade of the City of Chicago

      Registration cancelled for purpose of shipment of Soybean Meal by owner of certificate or by issuer of certificate for purpose of withdrawal of certificate.

             Cancellation Date_________________________  _____________________

                                                                 Registrar

      All premium charges have been paid on Soybean Meal covered by this certificate from date of registration, not counting date of registration but counting date of payment.

                                  Date_________________  by___________________

                                  Date__________________ by___________________

                                  Date__________________ by___________________

                                  Date__________________ by___________________

      Delivery of this Soybean Meal Shipping Certificate to issuer is conditioned upon loading of Soybean Meal in accordance with Rules and Regulations of the Board of Trade of the City of Chicago and a lien is claimed until all loadings are complete and proper shipping documents presented accompanying demand draft for freight and premium charges due which I (we) agree to honor upon presentation.

                                      ________________________________________
                                         Owner of this Soybean Meal Shipping
                                      Certificate or his duly authorized agent

                  Date___________________, 20________                     2080


(01/01/00)

1245.01   Lost or Destroyed Negotiable Warehouse Receipts - (See Regulation
1045.01) (04/01/00)

1246.01   Date of Delivery - Delivery of Soybean Meal Shipping Certificates may
be made by the Seller upon any permissible delivery day of the delivery month but no later than the second business day following the last day of trading in a delivery month. 2072 (09/01/94)

1247.00   Delivery Notice - (See 1047.00)  (09/01/94)

1247.01   Delivery Notices - (See 1047.01)  (09/01/94)

1248.00   Method of Delivery - (See 1048.00)  (09/01/94)

1249.00   Time of Delivery, Payment, Form of Delivery Notice - (See 1049.00)
(09/01/94)

1249.01   Billing - (See 1241.01)  (09/01/94)

1249.02   Buyers' Report of Eligibility to Receive Delivery - (See 1049.02)
(09/01/94)

1249.03   Sellers' Invoice to Buyers - (See 1049.03)  (09/01/94)

1249.04   Payment - Payment is to be made by a check drawn on and certified by a
Chicago bank or by a Cashier's check issued by a Chicago Bank. 2073 (09/01/94)

                           Ch12 Delivery Procedures
                           ------------------------

1250.00   Duties of Members - (See 1050.00)  (09/01/94)

1251.01   Office Deliveries Prohibited - No office deliveries of soybean meal shipping certificates may be made by Members of the Clearing Corporation. Where a commission house as a Member of the Clearing Corporation has an interest in both long and short for customers on its own books, it must tender to the Clearing Corporation such notices of intention to deliver as it receives from its customers who are short. 2064 (09/01/94)

1254.00   Failure to Accept Delivery - (See 1054.00)  (09/01/94)

1256.01   Payment of Premium Charges - No Soybean Meal Shipping Certificates
shall be valid for delivery on future contracts unless the premium charges shall have been paid up to and including the 18th day of the preceding month and such payment endorsed on the Soybean Meal Shipping Certificate unless registration is at a later date. Unpaid accumulated premium charges shall be allowed and credited to the Buyer by the Seller to and including the date of delivery. 2068 (09/01/94)

1256.03   Payment of Fees - All outloading fees, including weighing, to load
Soybean Meal into railroad car, are to be paid by issuer of Soybean Meal Shipping Certificate. 2075 (09/01/94)

Ch12 Regularity of Issuers of Shipping Certificates
1290.01  Loading and Shipment of Meal Against Soybean Meal Shipping
Certificates -

(a) The operator of a shipping plant issuing Soybean Meal Shipping Certificates shall limit the number of Shipping Certificates issued to an amount not in excess of 15 times its registered total daily rate of loading plus the amount of meal or flakes in store (not limited to meal meeting minimum contract standards). All such meal or flakes in store must be stored in facilities for which the capacity has been registered with the Board of Trade and which have been inspected by the Registrar. The shipper shall register his total daily rate of loading covered hopper cars at not less than 40% nor more than 100% of his maximum 24 hour soybean meal production capacity. Each plant must be regular for a minimum total daily rate of loading of 200 tons per day.

(b) Each regular plant must also register a daily rate of loading for truck. The daily rate of loading for truck must be registered at not less than 40% of the registered total daily rate of loading for the plant.

(c) Each regular plant shall be required to load-out soybean meal against cancelled Shipping Certificates at a daily rate equivalent to the greater of either its registered total daily rate of loading, or 1/21st of the total amount of soybean meal represented by Shipping Certificates issued by the plant but not yet loaded.

(d) Each regular plant shall be required to load covered hopper cars against Shipping Certificates at a rate not greater than that established in paragraph (c), and trucks at a rate not greater than that determined by multiplying the rate established in paragraph (c) by the share of the registered total daily rate of loading registered by the plant as its daily rate of loading for truck. However, on days when rail and truck loading against Shipping Certificates takes place concurrently, the required daily rate of loading into each conveyance shall be determined by prorating the rate established in paragraph (c).

(e) The shipper shall assess a premium charge of 7 cents per ton per calendar day for each day a Soybean Meal Shipping Certificate is outstanding starting the day after the date of registration by the Registrar. When rail loading orders specify shipment within four business days the premium charge shall continue through the business day following the receipt of loading orders. Otherwise, the premium charge shall continue through the day of rail loading. "Business days" are those on which the Exchange is open for trading Soybean Meal. In the case of shipment by truck, the premium charge shall continue through the day of loading.

(f) The shipper shall maintain, in the immediate vicinity of the Exchange, either an office, or a duly authorized representative or agent approved by the Exchange, where owners of Shipping Certificates may pay premium charges, surrender properly endorsed Shipping Certificates for cancellation and file loading orders and shipping instructions.

(g) Rail Loading Procedures

    (1) The owner requesting rail load-out will furnish written rail loading orders and shipping instructions to the shipper by the close of business on the first business day following the date of cancellation of the Shipping Certificates in the Registrar's office. The loading orders shall specify if rail equipment will be the owner's (including leased cars) or shall specify the owner's election as to the type and size of covered hopper car to be ordered by the shipper. The shipper will load covered hopper cars with a capacity of 75 tons or larger. Loadings will be in bulk, and shipments will be subject to the existing freight tariff Rules and Regulations of the railroads on file with the Interstate Commerce Commission at the time of loading. The shipper is responsible for loading suitable railroad owned or leased cars or owner's cars (including leased cars) which are available for loading at the facility. Owner and shipper will cooperate to ensure timely placement and loading of rail equipment or alternate shipping modes.

    (2) All loading orders and shipping instructions received prior to 2:00 p.m. on a given business day shall be considered dated that day and shall be entitled to equal treatment. Orders received after 2:00 p.m. on a business day shall be considered dated the following business day. Loading against all rail loading orders dated on a given business day shall be

              Ch12 Regularity of Issuers of Shipping Certificates
              ---------------------------------------------------

        completed before loading begins on any rail loading orders dated on a subsequent business day subject to the provisions of subparagraph 4 of this paragraph.

    (3) When rail loading orders and shipping instructions are received by 2:00 p.m. of any given business day, the shipper will advise the owner by 10:00 a.m. the following business day of loading dates and tonnage due. Notification will be by telephone, telex or telefax.

    (4) When a shipper has received one or more rail loading orders and shipping instructions, he shall begin loading against them within 4 business days following their receipt, unless the owner requests a deferred loading date in his loading orders. When loadings against rail loading orders cannot be completed on the fourth following business day of their receipt, the shipper shall continue loading against such loading orders on each calendar day thereafter. Shipping instructions are to be provided to the Shipper by the owner 2 business days before loading is to begin. The shipper shall load at the rate specified in paragraph (d) of this Regulation.

    (5) When loading against rail loading orders and shipping instructions received by a shipper prior to 2:00 p.m. on a given business day cannot be completed by the fourth following business day, the shipper shall allocate daily loadings against such loading orders as equitably as possible on a pro-rata basis. Starting of loading against small orders may be delayed until the first day when pro-ration entitles such an order to an allocation of a full car, but in such a case loading of the last car against the order shall be accelerated by the same number of days as loading of the first car was delayed.

    (6) The shipper shall load cars at the shipping plant designated in the Shipping Certificate. If it becomes impossible to load at the designated shipping plant because of an Act of God, fire, flood, wind, explosion, war, embargo, civil commotion, sabotage, law, act of government, labor difficulties or unavoidable mechanical breakdown, the shipper will arrange for covered hopper cars to be loaded at another regular shipping plant in conformance with the Shipping Certificate and will compensate the owner for any transportation loss resulting from the change in the location of the shipping plant. If the aforementioned condition of impossibility prevails at a majority of regular shipping plants, then shipment may be delayed for the number of days that such impossibility prevails at a majority of regular shipping plants.

    (7) Rail loading orders involving one or more Shipping Certificates shall be considered as one lot. The minimum amount shipped against each loading order shall be the number of Shipping Certificates specified therein times 100 tons. A tolerance of 5 tons over the total may be shipped to be settled at the market price at the time of shipment of the last car of the order.

    (8) Rail cars must be loaded to "full visible capacity" unless tonnage on cancelled shipping certificates does not cover rail car capacity.

    (9) The owner will be responsible for whatever demurrage costs that are involved in loading multiple car or trainload shipments. All demurrage charges must be substantiated with a citation of car numbers loaded against cancelled Shipping Certificates either by proper notations on the shipper's average demurrage agreement with the carrier or actual demurrage bills rendered against cars shipped. 2078

(h)  Truck Loading Procedures

    (1) The owner requesting truck load-out shall furnish written loading orders and shipping instructions to the shipper by the close of business on the first business day following the date of cancellation of Shipping Certificates in the Registrar's Office. The owner shall supply the trucks. Open-top trucks with a minimum capacity of 20 tons must be provided. No vans or trucks with porthole loading shall be acceptable. Owner and shipper shall cooperate to ensure timely placement and loading of truck equipment.

    (2) All truck loading orders and shipping instructions received prior to 2:00 p.m on any given business day shall be considered dated that day and shall be entitled to equal treatment. Orders received after 2:00 p.m. on a business day shall be considered dated the following business day.

              Ch12 Regularity of Issues of Shipping Certificates
              --------------------------------------------------

    (3) When truck loading orders and shipping instructions are received by 2:00 p.m. on any given business day, the shipper will advise the owner of loading dates and tonnage due by 10:00 a.m. the next business day. Notification will be by telephone, telex or telefax.

    (4) The shipper shall begin loading against truck loading orders and shipping instructions on the fourth business day after their receipt. The shipper shall load at the rate specified in paragraph (d) of this Regulation.

    (5) Truck loading shall occur during normal truck loading hours, as declared in the plant's application for regularity, and on normal business days. "Normal business days" shall be those on which the Exchange is open for trading Soybean Meal futures.

    (6) A premium of $3.50/ton shall be applied to all shipments of meal loaded out by truck and shall be payable when shipping orders are filed.

    (7) The owner shall present his trucks for loading at the shipping plant designated in the Shipping Certificate by 12:00 noon on the scheduled loading day. If trucks arrive by 12:00 noon, the shipper shall load the same day or be subject to the penalties and procedures specified in subparagraphs (10) and (11) of this paragraph (Truck Loading Procedures). If trucks arrive after 12:00 noon, the shipper shall be under no obligation to load and the owner shall be subject to the penalties and procedures specified in subparagraphs (8) and (9) of this paragraph.

    (8) If the owner fails to present his trucks on time on the scheduled loading day, he shall be subject to a grace period until 12:00 noon the next business day and shall not be liable for a penalty up to that time. If the owner fails to present his trucks by 12:00 noon of the business day following the scheduled loading day, he shall be liable for a penalty of $4/ton/day for all meal not loaded out as scheduled.

    (9) If, for any reason, the owner is unable to present his trucks for three consecutive normal business days, beginning with the originally scheduled loading day, the shipper may at his election:

          i) Load the meal into rail cars for the owner and inform him of rail car numbers, or

          ii) Reissue a Shipping Certificate to the owner. If a Shipping Certificate is reissued, the premium charge specified in paragraph
              (e) of this Regulation shall be assessed retroactively, beginning the day after the business day following the receipt of loading orders.

          In these cases the owner is liable for the penalty specified in subparagraph (8) of this paragraph, if any, for two business days. The truck loading premium specified in subparagraph (6) of this paragraph shall be credited against any penalties due or refunded in full if there are no penalties due. If shipper elects either of these options he must promptly notify the owner.

    (10) If the shipper fails to load the owner's trucks by 12:00 midnight on the scheduled loading day he shall be subject to a grace period until the next business day and shall not be subject to a penalty up to that time. If the shipper fails to load the owner's truck by 12:00 midnight of the business day following the scheduled loading day, he shall be liable for a penalty of $4/ton/day for all meal not loaded out as scheduled.

    (11) If, for any reason, the shipper is unable to load the owner's trucks for three consecutive normal business days, beginning with the originally scheduled loading day, the shipper shall, with the owner's consent, make the meal available for truck load-out on the third day at another regular plant, in conformance with the Shipping Certificate, and will compensate the owner for any transportation loss resulting from the change in the location of the shipping plant.

    (12) A tolerance of five tons over the total truck shipment may be loaded and settled at the market price at the time the last truck is loaded.

(i) Change of Election for Mode of Load-Out Due to Unavailability of Rail Cars

              Ch12 Regularity of Issuers of Shipping Certificates
              ---------------------------------------------------

    The owner may elect to amend rail loading orders to load-out by truck in the event of rail car unavailability. Rail loading orders amended in this manner shall be entitled to equal treatment. A premium of $3.50/ton shall be applied to all shipments of meal loaded-out by truck and shall be payable on the day loading orders were amended to specify the owner's election for load-out by truck.

(j) Certification of Soybean Meal - Effective September 1, 1992 and upon written request by a taker of delivery at the time loading orders are submitted for the delivery of soybean meal against canceled shipping certificates, the shipper shall certify in writing to the taker of delivery on the day that the transportation conveyance is loaded that the soybean meal is produced from soybeans of U.S. origin only. Shipping certificates issued prior to September 1, 1992 will be deliverable against futures contracts beginning September 1992 only if the regular shipper provides certification on the shipping certificate that the U.S. origin-only option is available to the taker of delivery of soybean meal. (05/01/95)

1291.01 Conditions of Regularity - Persons operating Soybean Meal Shipping Plants who desire to have such plants made regular for delivery of Soybean Meal under the Rules and Regulations shall make application for an initial Declaration of Regularity on a form prescribed by the Board prior to May 1, 1994, and every even year thereafter, for a two year term beginning the following July 1, 1994, and every even year thereafter, and at any time during a current term for the balance of that term. Regular Soybean Meal Shipping Plants who desire to increase their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and increases in regularity shall be effective either thirty days after a notice that a bona fide application has been received is posted on the floor of the exchange, or the day after the application is approved by the Exchange, whichever is later. Applications for renewal of regularity must be made prior to May 1, 1994, and every even year thereafter, for the respective years beginning July 1, 1994, and every even year thereafter and shall be on the same form.

The following shall constitute the requirements and conditions of regularity:

1. The plant of the shipper making application shall be inspected by the Exchange.

2. Such shipping plant shall be connected by railroad tracks with one or more railway lines.

3. The operator or manager of such shipping plant shall be in good financial standing and credit, and shall meet the minimum financial requirements and financial reporting requirements set forth in Appendix 4E. No shipping plant shall be declared regular until the person operating the same files a bond with sufficient sureties in such sum and subject to such conditions as the Exchange may require.

4. Such shipping plant shall be provided with standard equipment and appliances for the convenient and expeditious shipping of Soybean Meal in bulk in the conveyances for which the plant is registered with the Exchange according to Regulation 1290.01 (a) and (b).

5. The operator or manager of such shipping plant shall honestly and cordially cooperate with the system of registration of Soybean Meal Shipping Certificates for Soybean Meal to be shipped in satisfaction of deliveries on futures contracts.

6. No shipper shall engage in any unethical or inequitable practice or fail to comply with any law, Federal or State, or any rule or regulation promulgated thereunder.

7. The shipper shall make such reports, keep such records, and permit such processing plant visitations as the Secretary of Agriculture may prescribe, and shall comply with all applicable Rules and Regulations and orders promulgated by the Secretary of Agriculture or the government agency administering the Commodity Exchange Act, and shall comply with all requirements made by the Exchange because of such Rules and Regulations or orders.

8. The plant must not have been continuously out of operation for the two consecutive years prior to application for regularity or renewal thereof.

9. The operator or manager of such shipping plant shall accord every facility to the Exchange for the examination of the facility and the stocks of soybean meal which may be on hand at any time. Such examination may be made at any time.

              Ch12 Regularity of Issuers of Shipping Certificates
              ---------------------------------------------------

10. Soybean Meal inventory which is covered by shipping certificates tendered for delivery shall be insured against the contingencies provided for in a standard "All Risks" policy (including earthquake) to such an extent and in such amounts as required by the Exchange. The shipper shall furnish the Exchange with either a copy of the current insurance policy or policies, or a written confirmation from the insurance company that such insurance has been effected.

11. The operator or manager of such shipping plant shall be subject to the Association's Rules and Regulations pertaining to arbitration procedures, as set forth in Chapter 6, and, with respect to compliance with Rules and Regulations pertaining to a shipping plant's regularity, shall be subject to the Association's Rules and Regulations pertaining to disciplinary procedures, as set forth in Chapter 5. 2077

12. The operator or manager of such shipping plant shall consent to the disciplinary jurisdiction of the Exchange for five years after such regularity lapses, for conduct pertaining to regularity which occurred while the shipping plant was regular. (09/01/94)

1294.01 Revocation, Expiration or Withdrawal of Regularity - Any regular shipper may be declared irregular at any time if he fails to carry out the duties of delivery by Soybean Meal Shipping Certificate as prescribed by these Regulations or violate any conditions of regularity. If designation of a shipper as regular shall be revoked, the Exchange shall announce such revocation on the bulletin board of the Exchange and also the period of time, if any, during which the Soybean Meal Shipping Certificates issued by such shipper shall thereafter be deliverable in satisfaction of futures contracts in Soybean Meal under the Rules and Regulations.

In the event of revocation, expiration or withdrawal of regularity, or in the event of sale or abandonment of the properties where regularity is not reissued, holders of outstanding shipping certificates shall be given thirty days to take load-out of the commodity from the facility. If a holder of an outstanding shipping certificate chooses not to take load-out during this period, the facility must provide him with another shipping certificate at another, mutually acceptable regular shipping plant, with adjustments for differences in contract differentials. Alternatively, if such shipping certificate is unavailable, the facility must provide the holder with an equivalent quantity and quality of the soybean meal designated in the shipping certificate at a mutually acceptable location. 2079 (09/01/94)

1295.01 Application for Declaration of Regularity - All applications by operators of shipping plants for a Declaration of Regularity under Regulation 1291.01 shall be on the following form:

             SHIPPER'S APPLICATION FOR A DECLARATION OF REGULARITY
              FOR THE DELIVERY OF SOYBEAN MEAL UPON CONTRACTS FOR
           FUTURE DELIVERY UNDER THE CHARTER RULES AND REGULATIONS OF
                   THE BOARD OF TRADE OF THE CITY OF CHICAGO
                                                      _______________,20________

                     BOARD OF TRADE OF THE CITY OF CHICAGO
                               Chicago, Illinois
      Gentlemen:
      We, the______________________________________ (hereinafter called Shipper), owner or lessee of the__________________ located at________________________ having a maximum 24 hour crushing capacity of____________ bushels of soybeans per day multiplied by the factor 0.022 for a maximum 24 hour production capacity of_______________ tons of Soybean Meal per day, having storage capacity for_________ tons of Soybean Meal, and applying_____________ tons as a registered total daily rate of loading (not less than 40% nor more than 100% of his maximum 24 hour production capacity of soybean meal and a minimum of 200 tons of regularity per day), (______ % of which shall be the registered daily rate of loading for truck. *Minimum 40%), as the basis of calculation for the purpose of Regulations 1290.01
      (a) 1290.01 (c) and 1290.01 (d), do hereby make application to the Board of Trade of the City of Chicago (herein after called Exchange), for a Declaration of Regularity to issue Soybean Meal Shipping Certificates for the Delivery of Soybean Meal upon contracts for future delivery for a period beginning July 1,_________ and ending Midnight, June 30,___________. __ Central
      Territory __ Mid South Territory __ Eastern Iowa Territory __ Northeast Territory __ Missouri Territory __ Northern Terrritory
      * As applicable, normal truck loading hours are______ a.m. to______ p.m., Central Daylight Saving Time.

                            Conditions of Regularity

      Such declaration of regularity, if granted, shall be cancellable by the Exchange whenever the following conditions shall not be observed:

      1.  The Shipper must:

              Ch12 Regularity of Issuers of Shipping Certificates
              ---------------------------------------------------

          (1)  give such bonds to the Exchange as it may require.

          (2) notify the Exchange immediately of any change in its capital ownership, of any reduction in total capital of 20 percent or more from the level reported in the last financial statement filed with the Exchange, or of any change in the condition of its shipping facilities.

          (3) make such reports, keep such records, and permit such shipping plant visitation as the Secretary of Agriculture may prescribe; comply with all applicable Rules and Regulations and orders promulgated by the Secretary of Agriculture or the Government agency administering the Commodity Exchange Act; and comply with all requirements of the Exchange permitted or required by such Rules and Regulations or orders.

          (4) make application for renewal of the declaration of regularity in writing on or before May 1, 1994, and every even year thereafter.

          (5) notify the Exchange immediately of any change in the maximum 24 hour crushing capacity of soybeans at the soybean meal shipping plant.

      2.  The Shipping Plant must be:

          (1) subject to the prescribed examination and approval of the Exchange.

          (2)  connected by railroad tracks to one or more railway lines.

          (3) equipped with standard equipment and appliances for the convenient and expeditious shipping of Soybean Meal in bulk.

      3. The Shipping Plant and the Shipper must conform to the requirements of the Exchange as to location, accessibility and suitability as may be prescribed in the Rules and Regulations of the Exchange.

      Agreements of the Shipper

      The Shipper expressly agrees:

      (1) that all Soybean Meal tendered in satisfaction of futures contracts shall be weighed by an Official Weigher of the Exchange.

      (2) that all Soybean Meal Shipping Certificates will be registered with the Registrar of the Exchange.

      (3) to fulfill the duties of a shipper issuing Soybean Meal Shipping Certificates as set forth in the Regulations in the Chapter of the Rules and Regulations of the Board of Trade of the City of Chicago pertaining to Soybean Meal.

      (4) to abide by the Rules and Regulations of the Exchange applicable to the issuance of Soybean Meal Shipping Certificates, shipping, application of billing, standards, and inspection of Soybean Meal.

      (5) that the Exchange may cancel said declaration of regularity, if granted, for any breach of said agreements.

      (6) that the signing of this application constitutes a representation that the conditions of regularity are complied with and will be observed during the life of the declaration of regularity and, if found to be untrue, the Exchange shall have the right to cancel said declaration of regularity immediately.

      (7) to be subject to the Association's Rules and Regulations pertaining to arbitration procedures, as set forth in Chapter 6, and with respect to compliance with Rules and Regulations pertaining to regularity, to be subject to the Association's Rules and Regulations pertaining to disciplinary procedures, as set forth in Chapter 5; and to abide by and perform any disciplinary decision imposed upon it or any arbitration award issued against it pursuant to such Rules and Regulations.

      (8) to consent to the disciplinary jurisdiction of the Exchange for five years after regularity lapses for conduct pertaining to regularity which occurred while the firm was regular.


                                    ____________________________________________
                                                          Company
                                  By____________________________________________
                                                          Title
      Bond in the amount of___________________ duly filed_______________________
                                                                   Date
                                      __________________________________________
                                                                 Secretary
      This application is approved and a Declaration of Regularity is granted by the Board of Trade of the City of Chicago.

                                      __________________________________________
                                                        Secretary
      _____________________________
                  Date
                                                                            2081
(01/01/00)

              Ch12 Regularity of Issuers of Shipping Certificates
              ---------------------------------------------------


1296.01  Regular Shippers  - (See Appendix 12A)  (09/01/94)

===================================================================================================================
Chapter 13
Oats Futures Options
===================================================================================================================
         Ch13 Trading Conditions............................................................................
                1301.00      Authority......................................................................
                1301.01      Application of Regulations.....................................................
                1302.01      Nature of Oats Futures Put Options.............................................
                1302.02      Nature of Oats Futures Call Options............................................
                1303.01      Trading Unit...................................................................
                1304.01      Striking Prices................................................................
                1305.01      Payment of Option Premium......................................................
                1306.01      Option Premium Basis...........................................................
                1307.01      Exercise of Option.............................................................
                1307.02      Automatic Exercise.............................................................
                1308.01      Expiration of Option...........................................................
                1309.01      Months Traded In...............................................................
                1310.01      Trading Hours..................................................................
                1311.01      Position Limits and Reportable Positions.......................................
                1312.01      Margin Requirements............................................................
                1313.01      Last Day of Trading............................................................
                1314.01      Option Premium Fluctuation Limits..............................................

================================================================================
Chapter 13
Oats Futures Options
================================================================================

Ch13 Trading Conditions

1301.00     Authority - (See Rule 2801.00.)  (09/01/94)

1301.01     Application of Regulations - Transactions in put and call options on
Oats futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this Chapter which are exclusively applicable to trading in put and call options on Oats futures contracts. (See Rule 490.00) (09/01/94)

1302.01     Nature of Oats Futures Put Options - The buyer of one (1) Oats futures put option may exercise his option at any time prior to expiration (subject to Regulation 1307.01), to assume a short position in one (1) Oats futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Oats futures put option incurs the obligation of assuming a long position in one (1) Oats futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (09/01/94)

1302.02     Nature of Oats Futures Call Options - The buyer of one (1) Oats futures call option may exercise his option at any time prior to expiration (subject to Regulation 1307.01), to assume a long position in one (1) Oats futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Oats futures call option incurs the obligation of assuming a short position in one (1) Oats futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (09/01/94)

1303.01     Trading Unit - One (1) Oats futures contract of a specified contract month on the Chicago Board of Trade 09/01/94)

1304.01     Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of ten (10) cents per bushel per Oat futures contract (i.e., 2.50, 2.60, 2.70, etc.) and in integral multiples of twenty (20) cents per bushel per Oat futures contract (i.e., 2.80, 3.00, 3.20, etc.) as follows:

1. a. In integral multiples of ten cents, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Oat futures contract, the next five consecutive higher and the next five consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

     b. In integral multiples of twenty cents, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

     c. In integral multiples of ten cents, over time, strikes shall be added as necessary to insure that all strikes within 55 cents of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

     d. In integral multiples of twenty cents, over time, strikes shall be added as necessary to insure that the next four consecutive strikes above the minimum band are listed.

     e. No new strikes may be added by these procedures in the month in which an option expires.

2. a. In integral multiples of twenty cents, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are 0.10 or greater for two consecutive business days will be listed for trading. However, no new strikes may be added by this procedure to an option month unless open positions exist in that contract month.

     b. In integral multiples of ten cents, during the month in which an option expires, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put

                            Ch13 Trading Conditions
                            -----------------------

           and call options are 0.10 or greater for two consecutive business days will be listed for trading.

3. All strikes will be listed prior to the opening of trading on the following business day. The Board, or a Committee designated by the Board, may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (09/01/94)

1305.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (09/01/94)

1306.01 Option Premium Basis - The premium for Oats futures options shall be in multiples of one-eighth (1-8) of one cent per bushel of a 5,000 bushel Oats futures contract which shall equal $6.25 per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $6.00 in $1.00 increments per option contract. (09/01/94)

1307.01 Exercise of Option - The buyer of an Oats futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. on the expiration date:

        i)     to correct errors or mistakes made in good faith;

        ii) to take appropriate action as the result of unreconciled Exchange option transactions;

        iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

1307.02 Automatic Exercise - Notwithstanding the provisions of Regulation 1307.01 after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. on the expiration date:

        i)     to correct errors or mistakes made in good faith;

        ii) to take appropriate action as the result of unreconciled Exchange option transactions;

        iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

1308.01 Expiration of Option - Unexercised Oats futures options shall expire at 10:00 a.m. on the first Saturday following the last day of trading. (09/01/94)

1309.01 Months Traded In - Trading may be conducted in the nearby Oats futures options contract month plus any succeeding months, provided however, that the Board or a Committee authorized by the Board may determine not to list a contract month. For options that are traded in months in which Oats futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

1310.01 Trading Hours - The hours of trading of options on Oats futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Oats futures contract, subject to the provisions of the second paragraph in Rule 1007.00. On the last day of trading in an expiring option, the expiring Oats futures options shall be closed with a public call, made strike price by strike price, conducted by such persons as the Regulatory Compliance Committee shall direct. Oats futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Committee shall direct. (03/01/00)

                            Ch13 Trading Conditions
                            -----------------------

1311.01 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/00)

1312.01        Margin Requirements - (See Regulation 431.05)  (09/01/94)

*1313.01 Last Day of Trading - No trades in Oats futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Oats futures contract on the last Friday which precedes by at least two [five} business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (03/01/00)

*Additions underlined; Deletions bracketed for contracts from May 2001 forward.

1314.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in an Oats futures option at a premium of more than the trading limit for the Oats futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Corporation. On the first day of trading, limits shall be set from the lowest premium of the opening range. (09/01/94)

===============================================================================
Chapter 14A
1,000 Ounce Silver Futures
===============================================================================

   Ch14A Trading Conditions.............................................
       A1401.00   Authority.............................................
       A1402.01   Application of Regulations............................
       A1404.01   Unit of Trading.......................................
       A1405.01   Months Traded In......................................
       A1406.01   Price Basis...........................................
       A1407.01   Hours of Trading......................................
       A1408.01A  Trading Limits........................................
       A1409.01   Last Day of Trading...................................
       A1409.02   Trading in the Last Three Days of the Delivery Month..
       A1410.01   Margin Requirements...................................
       A1411.01   Disputes..............................................
       A1412.01   Position Limits and Reportable Positions..............

   Ch14A Delivery Procedures............................................
       A1436.01   Standards.............................................
       A1440.01   Brands or Markings of Silver Bars.....................
       A1440.02   Withdrawal of Approval of Silver Brand or Marking.....
       A1440.03   Approved Brands.......................................
       A1440.04   Assaying..............................................
       A1441.01   Delivery Points.......................................
       A1442.01   Deliveries by Vault Receipts..........................
       A1442.02   Approved New York Contract Vaults.....................
       A1443.01   Issuance of Vault Receipts............................
       A1443.02   Deposit of Silver with Vaults.........................
       A1444.01   Receipt Format........................................
       A1446.01   Date of Delivery......................................
       A1447.01   Delivery Notices......................................
       A1448.01   Method of Delivery....................................
       A1449.00   Time of Delivery, Payment, Form of Delivery Notice....
       A1449.02   Buyers' Report of Eligibility to Receive Delivery.....
       A1449.03   Sellers' Invoice to Buyers............................
       A1449.04   Payment...............................................
       A1450.00   Duties of Members.....................................
       A1451.01   Office Deliveries Prohibited..........................
       A1454.00   Failure to Accept Delivery............................
       A1456.01   Storage and Transfer Fees.............................

   Ch14A Regularity of Vaults...........................................
       A1480.01   Duties of Vault Operators.............................
       A1481.01   Conditions of Regularity..............................
       A1484.01   Revocation of Regularity..............................
       A1485.01   Application for Declaration of Regularity.............
       A1486.01   Regular Vaults Chicago................................

===============================================================================
Chapter 14A
1,000 Ounce Silver Futures
===============================================================================

Ch14A Trading Conditions

A1401.00 Authority - On or after August 1,1969 trading in Silver may be conducted under such terms and conditions as may be prescribed by regulation. (09/01/94)

A1402.01 Application of Regulations - Transactions in Silver futures shall be subject to the general rules of the Association as far as applicable to trading in Silver. (09/01/94)

A1404.01 Unit of Trading - Silver shall be traded in units of 1,000 troy ounces after the effective date of this regulation. Bids and offers may be accepted in lots of 1,000 troy ounces or multiples thereof. (09/01/94)

A1405.01 Months Traded In - Trading in Silver may be conducted in the current month and any subsequent months. (09/01/94)

A1406.01 Price Basis - All prices of Silver shall be basis Chicago, Illinois, in multiples of 10/100 of one cent per troy ounce. Contracts shall not be made on any other price basis. (09/01/94)

A1407.01 Hours of Trading - The hours of trading for future delivery in Silver shall be from 7:25 a.m. to 1:25 p.m. On the last day of trading in an expiring future the closing time with respect to such future shall be 1:25 p.m. subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. Market shall be opened and closed with a public call made month by month, conducted by such persons as the Exchange shall direct. (09/01/94)

A1408.01A Trading Limits - (See 1008.01) (09/01/94)

A1409.01 Last Day of Trading - No trades in Silver futures deliverable in the current month shall be made during the last three business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation 1409.02 after trading in such contracts has ceased; and if not previously delivered, delivery must be made no later than the last business day of the month. Tender shall be one business day prior to delivery. (09/01/94)

A1409.02 Trading in the Last Three Days of the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 1409.01 of this chapter, outstanding contracts for such delivery may be liquidated by means of a bona fide exchange of such current futures for the actual cash commodity. Such exchange must, in any event, be made no later than the last business day of the delivery month. (09/01/94)

A1410.01  Margin Requirements - (See Regulation 431.03) (09/01/94) (See 431.03)

A1411.01 Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations. 7060 (09/01/94)

A1412.01  Position Limits and Reportable Positions - (See 425.01) (09/01/94)

Ch14A Delivery Procedures

A1436.01 Standards - The contract grade for delivery on futures contracts made under these regulations shall be refined Silver in bars cast in basic weights of 1,000 troy ounces (each bar may vary no more than 12% more or less); assaying not less than 999 fineness and must be a brand and marking officially listed by the Exchange. 7051 (09/01/94)

A1440.01 Brands or Markings of Silver Bars - Brands or markings may be listed with the Board of Trade to be deliverable in satisfaction of futures contracts upon application and approval by the Exchange. The Exchange may require such sureties as it deems necessary to accompany said applications. The Secretary's Office shall keep on file descriptions and/or replicas of the brands or markings of silver bars which are deliverable. The addition of brands or markings shall be binding upon all such contracts outstanding as well as those entered into after approval. 7073 (09/01/94)

A1440.02 Withdrawal of Approval of Silver Brand or Marking - If at any time the metallurgical assay of any silver bars bearing a brand or marking on the official list depreciates below 999 fineness, the Exchange may exclude said brand or marking from the official list unless deliveries of bars bearing said brand or markings are accompanied by certificates of analysis of an official assayer showing a silver fineness of not less than 999. Notice of such action shall be posted upon the bulletin board of the Association and the official list shall indicate the limitation upon deliveries of said brand or marking. 7074 (09/01/94)

A1440.03  Approved Brands - (See Appendix 14A) (09/01/94)

A1440.04 Assaying - The Board of Trade at its sole discretion shall have the authority at anytime to have assayed any silver bars covered by vault receipts delivered against futures contracts. Costs to be borne by the Board of Trade. 7072 (09/01/94)

A1441.01 Delivery Points - Silver located at regular vaults at points approved by the Exchange may be delivered in satisfaction of futures contracts. 7064 (09/01/94)

A1442.01 Deliveries by Vault Receipts - Deliveries on Silver futures contracts shall be made by the delivery of depository vault receipts issued by vaults which have been approved and designated as regular vaults by the Exchange for the storage of Silver. Silver in bars must come to the regular vault directly from an approved refiner or from another regular vault either on the Chicago or New York contract by insured or bonded carrier. Vaults may issue receipts for silver based on receipts for one bar each issued by said vault when the five receipts originated from silver that was deliverable and registered on the Board of Trade contract and subsequently broken into small lots and that said silver bars were never removed from the vault in which it was originally deposited.

The vault receipts shall evidence that storage charges have been paid up to and including December 31st of the current calendar year. Prepaid storage charges shall be charged to the buyer by the seller from the date of the delivery to the expiration of the storage charge period. Penalty charges for late storage payments shall not be charged to the buyer by the seller. In order to effect a valid delivery, each vault receipt must be endorsed by the clearing member making delivery.

By the tender of a warehouse or vault receipt for silver duly endorsed for delivery of the lot on an Exchange contract, the endorser shall be deemed to warrant, to his transferee and each subsequent transferee of the receipt for delivery on Exchange contracts, and their respective immediate principals, the genuineness, validity, and worth of such receipt, the rightfulness and effectiveness of his transfer thereof, and the quantity and quality of the silver shown on the receipt.

In the event such Exchange member or principal shall claim a breach of such warranty, and such claim relates to the quantity or quality of the silver, the lot shall be immediately submitted for sampling and assaying to an assayer approved by the Exchange. The expense of sampling and assaying shall, in the first instance, be borne by the claimant. If a deficiency in quantity or quality shall be determined by the assayer, the claimant shall have the right to recover the difference in the market value and expenses incurred in connection with the sampling and assaying and any cost of replacement of the silver. The claimant may, at his option, proceed directly against the original endorser of the warehouse or vault receipt upon Exchange delivery, or against any endorser prior to claimant without seeking recovery from his immediate deliverer on the Exchange contract and if the claim is satisfied by the original

                           Ch14A Delivery Procedures
                           -------------------------

endorser of the warehouse or vault receipt, or any other endorser, all the endorsers will be thereby discharged from liability to the claimant. If the claimant seeks recovery from any endorser prior to him and his claim is satisfied by such endorser, the party thus satisfying the claim will have a similar option to claim recovery directly from any endorser prior to him.

Such claims as are in dispute between members of the Exchange may in each case be submitted to arbitration under the Rules of the Exchange.

The liability of an endorser of a warehouse or vault receipt as provided herein shall not be deemed to limit the rights of such endorser against any person or party for whose account the endorser acted in making delivery on an Exchange contract. If it shall be determined in such arbitration proceeding that any endorser of a warehouse or vault receipt or the person or party for whom such endorser acted was aware of the breach of warranty or was involved in a plan or arrangement with the original endorser (or his principal) to place such inferior silver in licensed store for use in deliveries upon Exchange contracts, such endorsers shall not be entitled to recover from any prior endorser for the breach of warranty. 7061 (09/01/94)

A1442.02  Approved New York Contract Vaults - (See Appendix 14C) (09/01/94)

A1443.01 Issuance of Vault Receipts - Vault receipts, in order to be eligible for delivery, must be issued by a regular vault according to the following procedures and with the following documentation retained by the regular vault:

(1)  For all vault receipts:

     (a)  Receipts shall be issued in numerical order.

     (b)  Copies shall be kept of any cancelled or voided receipts.

     (c) A record shall be kept of the bar number and the corresponding receipt number.

(2) For silver delivered into the vault directly from a refiner or an approved source:

     (a) Copy of the bar listing which depicts the date of smelting, serial numbers, brand marking and troy ounces.

     (b) Copy of the bonded carrier receipt for the transport of the silver from the approved source directly into the regular vault.

(3)  For silver converted from a receipt issued by another exchange:

     (a)  A copy of such other exchange's receipt which has been cancelled.

Regular vaults shall also notify the Board of Trade each day that there is a change in the number of its outstanding vault receipts. (09/01/94)

A1443.02 Deposit of Silver with Vaults - Silver in bars must be ordered into a regular vault by a clearing member of the Association who shall furnish the vault with the following information:

     1.   Authorization to receive silver.

     2.   Brand or markings.

     3.   Number of bars.

     4.   Identification (serial number) of each bar.

     5.   Weight of each bar.

     6.   Source (assay report when required-Regulation 1442.01).

     7.   Clearing member.

     8.   Carrier.

     9.   Date of arrival.

Shipments must be prepaid unless otherwise arranged with the regular vault. 7063 (09/01/94)

A1444.01  Receipt Format - The following form of vault receipt shall be used:

                           Ch14A Delivery Procedures
                           -------------------------

          __________________________________________________________
                               (Name of Issuer)

          __________________________________________________________
                                   Address)

         Bearer Receipt No.______________

                              Chicago, Illinois,___________, 20_____

         Bearer Receipt No.______________

                              Chicago, Illinois,___________, 20_____

         RECEIVED from______________________________________________

         and stored at the above address in the safety deposit vaults of the undersigned, as a Bailee, subject to the provisions of
         Article 7 of the Illinois Uniform Commercial Code and the terms and conditions stated hereon, one (1) bar said to contain the total amount shown herein of Silver 999 fine.

         Said bar is deliverable only at said vault to the BEARER of this receipt upon surrender hereof, and upon payment of storage charges and other proper charges and expenses relating to said bars, for which charges and expenses the undersigned claims a lien.

         Payment of handling charges for deposit of said bars and of storage charges to the end of the current calendar year is hereby acknowledged. Storage charges for each subsequent calendar year are to be paid to the undersigned, in advance, at or before the expiration of the preceding calendar year.

         Bar identification markings of the bars covered by this receipt, as shown hereon, have been recorded by the undersigned on the basis of markings appearing on said bars. THE UNDERSIGNED HAS NOT ASCERTAINED, AND IS NOT RESPONSIBLE FOR, THE AUTHENTICITY OR CORRECTNESS OF MARKINGS ON, OR THE CONTENT, WEIGHT OR FINENESS OF, SAID BAR.

                        ----------------------------------------------
                                            (Issuer)

                                        By----------------------------
                                               Authorized Signature


                                                 BAR IDENTIFICATION MARKINGS

----------------------------------------------------------------------------
                                      WEIGHT

       SERIAL NUMBER               (Troy Ounces)            MARK OR BRAND
----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------
     Total___________               ___________
----------------------------------------------------------------------------


         STORAGE AND HANDLING CHARGES: Storage charges of___________ per day per contract, minimum___________ per contract; plus _________ handling charge per contract tor each deposit and
         _________ for each withdrawal.

                               Storage Payments



-------------------------------------------------------------------------------
                                REC.
                              DEL.CHG.        STORAGE CHARGE
                           --------------------------------------
   RECEIVED FROM    DATE       AMOUNT      AMOUNT       PAID TO    SIGNATURE
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                  ENDORSEMENTS

           Date------------------- by-------------------------------------
           Date------------------- by-------------------------------------
           Date------------------- by-------------------------------------
                                                                      7078

                           Ch14A Delivery Procedures
                           -------------------------

           (01/01/00)

A1446.01 Date of Delivery - Where Silver is sold for delivery in a specified month, delivery of such Silver may be made by the Seller upon such day of the specified month as the Seller may select. If not previously delivered, delivery must be made upon the last business day of the month. 7066 (09/01/94)

A1447.01  Delivery Notices - (See 1047.01) (09/01/94)

A1448.01  Method of Delivery - (See 1048.01) (09/01/94)

A1449.00 Time of Delivery, Payment, Form of Delivery Notice - (See 1049.00) (09/01/94)

A1449.02 Buyers' Report of Eligibility to Receive Delivery - (See 1049.02) (09/01/94)

A1449.03 Sellers' Invoice to Buyers - In addition to the requirements of 1049.03, the seller shall mail a copy of the invoice to the vault or vaults who issued the vault receipts being delivered. The seller will thereby notify the vault of the transfer of ownership of the indicated vault receipts from the seller to the buyer. The seller will be responsible for the payment of storage charges unless the vault has been notified thereby. (09/01/94)

A1449.04 Payment - Payment is to be made by a check drawn on and certified by a Chicago bank or by a Cashier's check issued by a Chicago bank. 7071 (09/01/94)

A1450.00  Duties of Members - (See 1050.00) (09/01/94)

A1451.01  Office Deliveries Prohibited - (See 1051.01) (09/01/94)

A1454.00  Failure to Accept Delivery - (See 1054.00) (09/01/94)

A1456.01 Storage and Transfer Fees - Storage charges, transfer fees and in-and-out charges shall be set by each depository vault and the schedule of such rates shall be posted with the Association, which should be notified at least 60 days in advance of any changes in the rate schedule. Except as otherwise provided, all charges for storage, etc., shall remain the responsibility of the Seller until payment is made. 7065 (09/01/94)

Ch14A Regularity of Vaults

A1480.01 Duties of Vault Operators - It shall be the duty of the operators of all regular vaults:

(a) To accept Silver for delivery on Chicago Board of Trade contracts, provided such Silver is ordered into the Vault by a Clearing Member of the Association, and all space in such vaults is not already filled or contracted for.

(b) To notify the Board of Trade of any change in the condition of their vaults.

(c) To release to the bearer of the receipt the bars covered by said receipt upon presentation of the receipt and payment of all storage and outloading charges no later than the business day following compliance with these provisions.

(d) To keep stocks of Silver in storage in balance with Silver represented by its outstanding vault receipts. 7076 (09/01/94)

A1481.01 Conditions of Regularity - Persons operating depository vaults who desire to have such vaults made regular for delivery of silver under the Rules and Regulations shall make application for a Declaration of Regularity on a form prescribed by the Exchange for a two year term expiring June 30, 1994, and every even year thereafter. Regularity shall be effective 30 days after all terms and conditions have been met and notice to that effect has been posted on the bulletin board of the Association. Applications for renewal of regularity must be made prior to May 1, 1994, and every even year thereafter, in each year for the respective years beginning July 1, 1994, and every even year thereafter and shall be on the same form. The following shall constitute the requirements and conditions for regularity:

(1)   The vault making application shall be inspected by the Exchange.

(2) The operator of such vault must be a U.S. Bank (either federal or state charter) or a corporation that acts in a fiduciary capacity with capital (capital, surplus and undivided earnings) in excess of $250,000,000. The Exchange may require the operator of the vault to file a bond with sufficient sureties in such sum and subject to such conditions as the Exchange sees fit.

(3) Such vault shall be provided with standard equipment and appliances for the convenient and safe storage of Silver and provide for proper security.

(4) The operator of such vault shall furnish to the Registrar all needed information to enable him to keep a correct record and account of all Silver received and delivered by them daily and of that remaining in store at the close of each week.

(5) The operator of such vault shall accord every facility to any duly authorized committee for the examination of its books or records for the purpose of ascertaining the stocks of Silver. The Exchange shall have the authority to employ experts to determine the quantity and quality of Silver in said vault.

(6) No vault shall be deemed suitable to be declared regular if its location, accessibility, tariffs, or other qualifications shall depart from uniformity to the extent that its receipts as tendered in satisfaction of futures contracts impair the efficacy of futures trading in this market, or if the operator of such vault engages in unethical or inequitable practices, or if the operator fails to comply with any laws, Federal or State, or Rules or Regulations promulgated under those laws.

(7) The operator shall make such reports, keep such records, and permit such vault visitation as the Board of Trade may prescribe, and shall comply with all applicable Rules and Regulations.

(8)   Depository vaults must be within the City limits of Chicago.

(9) Vault operator shall maintain, in the immediate vicinity of the Exchange, either an office, or a duly authorized representative or agent (who must be a clearing member of the Exchange) approved by the Exchange, where owners of Vault Receipts may pay charges and surrender receipts for loading and shipment. 7075 (09/01/94)

A1484.01 Revocation of Regularity - Any regular vault may be declared by the Business Conduct Committee or, pursuant to Regulation 540.10, the Hearing Committee, to be irregular at any time if it

                          Ch14A Regularity of Vaults
                          --------------------------

does not comply with the conditions above set forth, or fails to carry out its prescribed duties. If the designation of a vault as regular shall be revoked a notice shall be posted on the bulletin board announcing such revocation and also the period of time, if any, during which the receipts issued by such vault shall thereafter be deliverable in satisfaction of futures contracts in Silver under the Rules and Regulations. 7077 (09/01/94)

A1485.01 Application for Declaration of Regularity - All applications by operators of vaults for a Declaration of Regularity under Regulation 1481.01 shall be on the following form:

               APPLICATION FOR A DECLARATION OF REGULARITY FOR
               THE STORAGE OF SILVER UPON CONTRACTS FOR FUTURE
              DELIVERY UNDER THE CHARTER, RULES AND REGULATIONS
                 OF THE BOARD OF TRADE OF THE CITY OF CHICAGO.

Board of Trade of the City of Chicago
141 West Jackson Boulevard
Chicago, Illinois 60604

           Gentlemen:
           ________________________________________________(hereinafter called
           Vault), located at_____________________________, Chicago, Illinois
           606_________ and licensed/Incorporated under the laws of____________________________, having allocated storage capacity of____________ Troy ounces (hereinafter called Regular Capacity) for the storage of silver for delivery in satisfaction of futures contracts on the Board of Trade of the City of Chicago (hereinafter called Exchange), does hereby make application to the Exchange for a Declaration of Regularity to handle, receive and store such silver (hereinafter called Silver) for a period beginning__________________ and ending midnight June 30, 20______.

                           Conditions of Regularity

           Such Declaration of Regularity, if granted, shall be cancellable by the Exchange whenever the following conditions shall not be observed:

           1.  The Vault must:

               (1) give such bonds to the Exchange as may be reasonably require.

               (2) notify the Exchange promptly of any material change in ownership or condition of its premises.

               (3) make such reports, keep such records, and permit such inspections as the Exchange may reasonably prescribe.

               (4) comply with all applicable Rules and Regulations of the Exchange; and comply with all requirements of the Exchange permitted or required by such Rules and Regulations.

           2.  The Vault must be:

               (1)   continuously located within the City limits of Chicago.

               (2) properly safeguarded and equipped to provide safe and convenient storage of Silver.

                              Agreements of Vault

           The Vault expressly agrees:

           (1) in the event of revocation or expiration of regularity, to bear the expenses of the transfer of Silver to another regular vault satisfactory to the holders of its vault receipts.

           (2) neither to withdraw as a regular vault nor withdraw any Regular Capacity during the life of this Declaration of Regularity except after sixty (60) days notice to the Exchange or having obtained the consent of the Exchange.

           (3) to notify the Exchange at least sixty (60) days in advance of any changes in its maximum storage, penalty for late storage payment and handling charges as shown in the attached schedule.

           Submitted herewith is a specimen of the Vault's proposed vault receipt.
                                               ____________________________

           ________________________            By__________________________
                     Date                                 Title

           This application is approved and a Declaration of Regularity is hereby granted.

                     Board of Trade of the City of Chicago

                                               By__________________________


           ________________________
                     Date

                                               By__________________________

                          Ch14A Regularity of Vaults
                          --------------------------

                                                         Secretary

                                                                        7079

           (01/01/00)

A1486.01  Regular Vaults Chicago - (See Appendix 14B)  (09/01/94)

================================================================================================================
Chapter 14B
5,000 Ounce Silver Futures
================================================================================================================
         Ch14B Trading Conditions........................................................................
                B1401.00     Authority...................................................................
                B1402.01     Application of Regulations..................................................
                B1404.01     Unit of Trading.............................................................
                B1405.01     Months Traded In............................................................
                B1406.01     Price Basis.................................................................
                B1407.01     Hours of Trading............................................................
                B1408.01A    Trading Limits..............................................................
                B1409.01     Last Day of Trading.........................................................
                B1409.02     Trading in the Last Three Days of the Delivery Month........................
                B1410.01     Margin Requirements.........................................................
                B1411.01     Disputes....................................................................
                B1412.01     Position Limits and Reportable Positions....................................

         Ch14B Delivery Procedures.......................................................................
                B1436.01     Standards...................................................................
                B1440.01     Brands or Markings of Silver Bars...........................................
                B1440.02     Withdrawal of Approval of Silver Brand or Marking...........................
                B1440.03     Approved Brands.............................................................
                B1440.04     Assaying....................................................................
                B1441.01     Delivery Points.............................................................
                B1442.01     Deliveries by Vault Receipts................................................
                B1442.02     Approved New York Contract Vaults...........................................
                B1443.01     Issuance of Vault Receipts..................................................
                B1443.02     Deposit of Silver with Vaults...............................................
                B1444.01     Receipt Format..............................................................
                B1446.01     Date of Delivery............................................................
                B1447.01     Delivery Notices............................................................
                B1448.01     Method of Delivery..........................................................
                B1449.00     Time of Delivery, Payment, Form of Delivery Notice..........................
                B1449.02     Buyers' Report of Eligibility to Receive Delivery...........................
                B1449.03     Sellers' Invoice to Buyers..................................................
                B1449.04     Payment.....................................................................
                B1450.00     Duties of Members...........................................................
                B1451.01     Office Deliveries Prohibited................................................
                B1454.00     Failure to Accept Delivery..................................................
                B1456.01     Storage and Transfer Fees...................................................

         Ch14B Regularity of Vaults......................................................................
                B1480.01     Duties of Vault Operators...................................................
                B1481.01     Conditions of Regularity....................................................
                B1484.01     Revocation of Regularity....................................................
                B1485.01     Application for Declaration of Regularity...................................
                B1486.01     Regular Vaults..............................................................

================================================================================
Chapter 14B
5,000 Ounce Silver Futures
================================================================================

Ch14B Trading Conditions

B1401.00 Authority - On or after August 1, 1969, trading in Silver may be conducted under such terms and conditions as may be prescribed by regulation. (09/01/94)

B1402.01 Application of Regulations - Transactions in Silver futures shall be subject to the general rules of the Association as far as applicable to trading in Silver.

For the purposes of this chapter, the trading day begins with the commencement of trading in each evening session and ends with the close of trading in the next afternoon session. (09/01/94)

B1404.01 Unit of Trading - Silver shall be traded in units of 5,000 troy ounces after the effective date of this regulation. Bids and offers may be accepted in lots of 5,000 troy ounces or multiples thereof. (09/01/94)

B1405.01 Months Traded In - Trading in Silver may be conducted in the current month and any subsequent months. (09/01/94)

B1406.01 Price Basis - All prices of Silver shall be basis Chicago, Illinois or New York, New York, in multiples of 10/100 of one cent per troy ounce. Contracts shall not be made on any other price basis. (09/01/94)

B1407.01 Hours of Trading - The evening hours of trading for future delivery in Silver shall be determined by the Board. The daytime hours of trading for future delivery in Silver shall be from 7:25 a.m. to 1:25 p.m. On the last day of trading in an expiring future the closing time with respect to such future shall be 1:25 p.m. subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. Market shall be opened and closed with a public call made month by month, conducted by such persons as the Exchange shall direct. (09/01/94)

B1408.01A Trading Limits - (See 1008.01) (09/01/94)

B1409.01 Last Day of Trading - No trades in Silver futures deliverable in the current month shall be made during the last three business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation 1409.02 after trading in such contracts has ceased; and if not previously delivered, delivery must be made no later than the last business day of the month. Tender shall be one business day prior to delivery. (09/01/94)

B1409.02 Trading in the Last Three Days of the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 1409.01 of this chapter, outstanding contracts for such delivery may be liquidated by means of a bona fide exchange of such current futures for the actual cash commodity. Such exchange must, in any event, be made no later than the last business day of the delivery month. (09/01/94)

B1410.01  Margin Requirements - (See Regulation 431.03) (09/01/94)

B1411.01 Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations. (09/01/94)

B1412.01  Position Limits and Reportable Positions - (See 425.01) (09/01/94)

Ch14B Delivery Procedures

B1436.01 Standards - The contract grade for delivery on futures contracts made under these regulations shall be refined Silver in bars cast in basic weights of 1,000 or 1,100 troy ounces (each bar may vary no more than 10% more or less); assaying not less than 999 fineness and made up of one or more brands and markings officially listed by the Exchange. Delivery against contracts shall be in units of 5,000 troy ounces (6% more or less) comprised of 4 or 5 individual bars. (09/01/94)

B1440.01 Brands or Markings of Silver Bars - Brands or markings may be listed with the Board of Trade to be deliverable in satisfaction of futures contracts upon application and approval by the Exchange. The Exchange may require such sureties as it deems necessary to accompany said applications. The Secretary's Office shall keep on file descriptions and/or replicas of the brands or markings of silver bars which are deliverable. The addition of brands or markings shall be binding upon all such contracts outstanding as well as those entered into after approval. (09/01/94)

B1440.02 Withdrawal of Approval of Silver Brand or Marking - If at any time the metallurgical assay of any silver bars bearing a brand or marking on the official list depreciates below 999 fineness, the Exchange may exclude said brand or marking from the official list unless deliveries of bars bearing said brand or markings are accompanied by certificates of analysis of an official assayer showing a silver fineness of not less than 999. Notice of such action shall be posted upon the bulletin board of the Association and the official list shall indicate the limitation upon deliveries of said brand or marking. (09/01/94)

B1440.03  Approved Brands - (See Appendix 14A) (09/01/94)

B1440.04 Assaying - The Board of Trade at its sole discretion shall have the authority at anytime to have assayed any silver bars covered by vault receipts delivered against futures contracts. Costs to be borne by the Board of Trade. (09/01/94)

B1441.01 Delivery Points - Silver located at regular vaults at points approved by the Exchange may be delivered in satisfaction of futures contracts. (09/01/94)

B1442.01 Deliveries by Vault Receipts - Deliveries on Silver futures contracts shall be made by the delivery of depository vault receipts issued by vaults which have been approved and designated as regular vaults by the Exchange for the storage of Silver. Silver in bars must come to the regular vault directly from an approved refiner or from another regular vault for delivery either on the Chicago or New York contract by insured or bonded carrier. Vaults may issue receipts for silver based on receipts for one bar each issued by said vault when the four or five receipts originated from silver that was deliverable and registered on the Board of Trade contract and subsequently broken into small lots and that said silver bars were never removed from the vault in which it was originally deposited.

The vault receipts issued by Chicago vaults shall evidence that storage charges have been paid up to and including December 31 of the current calendar year. A clearing member delivering a New York vault receipt must also tender an attachment that storage charges have been paid up to and including the calendar year. Prepaid storage charges shall be charged to the buyer by the seller from the date of the delivery to the expiration of the storage charge period. Penalty charges for late storage payments shall not be charged to the buyer by the seller. In order to effect a valid delivery, each vault receipt must be endorsed by the clearing member making delivery.

By the tender of a warehouse or vault receipt for silver duly endorsed for delivery of the lot on an Exchange contract, the endorser shall be deemed to warrant, to his transferee and each subsequent transferee of the receipt for delivery on Exchange contracts, and their respective immediate principals, the genuineness, validity, and worth of such receipt, the rightfulness and effectiveness of his transfer thereof, and the quantity and quality of the silver shown on the receipt.

In the event such Exchange member or principal shall claim a breach of such warranty, and such claim relates to the quantity or quality of the silver, the lot shall be immediately submitted for sampling and assaying to an assayer approved by the Exchange. The expense of sampling and assaying shall, in the first instance, be borne by the claimant. If a deficiency in quantity or quality shall be determined by the assayer, the claimant shall have the right to recover the difference in the market value and expenses incurred in connection with the sampling and assaying and any cost of replacement of the silver. The

                           Ch14B Delivery Procedures
                           -------------------------

claimant may, at his option, proceed directly against the original endorser of the warehouse or vault receipt upon Exchange delivery, or against any endorser prior to claimant without seeking recovery from his immediate deliverer on the Exchange contract and if the claim is satisfied by the original endorser of the warehouse or vault receipt, or any other endorser, all the endorsers will be thereby discharged from liability to the claimant. If the claimant seeks recovery from any endorser prior to him and his claim is satisfied by such endorser, the party thus satisfying the claim will have a similar option to claim recovery directly from any endorser prior to him.

Such claims as are in dispute between members of the Exchange may in each case be submitted to arbitration under the Rules of the Exchange.

The liability of an endorser of a warehouse or vault receipt as provided herein shall not be deemed to limit the rights of such endorser against any person or party for whose account the endorser acted in making delivery on an Exchange contract. If it shall be determined in such arbitration proceeding that any endorser of a warehouse or vault receipt or the person or party for whom such endorser acted was aware of the breach of warranty or was involved in a plan or arrangement with the original endorser (or his principal) to place such inferior silver in licensed store for use in deliveries upon Exchange contracts, such endorsers shall not be entitled to recover from any prior endorser for the breach of warranty. (09/01/94)

B1442.02  Approved New York Contract Vaults - (See Appendix 14C) (09/01/94)

B1443.01 Issuance of Vault Receipts - Vault receipts, in order to be eligible for delivery, must be issued by a regular vault according to the following procedures and with the following documentation retained by the regular vault:

(1)  For all vault receipts:

     (a)  Receipts shall be issued in numerical order.

     (b)  Copies shall be kept of any cancelled or voided receipts.

     (c) A record shall be kept of the bar number and the corresponding receipt number.

(2) For silver delivered into the vault directly from a refiner or an approved source:

     (a) Copy of the bar listing which depicts the date of smelting, serial numbers, brand marking and troy ounces.

     (b) Copy of the bonded carrier receipt for the transport of the silver from the approved source directly into the regular vault.

(3)  For silver converted from a receipt issued by another exchange:

     (a)  A copy of such other exchange's receipt which has been cancelled.

Regular vaults shall also notify the Board of Trade each day that there is a change in the number of its outstanding vault receipts. (09/01/94)

B1443.02 Deposit of Silver with Vaults - Silver in bars must be ordered into a regular vault by a clearing member of the Association who shall furnish the vault with the following information:

     1.   Authorization to receive silver.

     2.   Brand or markings.

     3.   Number of bars.

     4.   Identification (serial number) of each bar.

     5.   Weight of each bar.

     6.   Source (assay report when required-Regulation 1442.01).

     7.   Clearing member.

     8.   Carrier.

     9.   Date of arrival.

                           Ch14B Delivery Procedures
                           -------------------------

Shipments must be prepaid unless otherwise arranged with the regular vault. (09/01/94)

B1444.01  Receipt Format - The following form of vault receipt shall be used:

        ________________________________________________________________________
                                (Name of Issuer)

        ________________________________________________________________________
                                    (Address)

        Bearer Receipt No.______________

                            Chicago, Illinois,_________________, 20________

        RECEIVED from___________________________________________________________

        and stored at the above address in the safety deposit vaults of the undersigned, as a Bailee, subject to the provisions of Article 7 of the Illinois Uniform Commercial Code and the terms and conditions stated hereon, four (4) or five (5) bars said to contain the total amount shown hereon of Silver 999 fine.

        Said bars are deliverable only at said vault to the BEARER of this receipt upon surrender hereof, and upon payment of storage charges and other proper charges and expenses relating to said bars, for which charges and expenses the undersigned claims a lien.

        Payment of handling charges for deposit of said bars and of storage charges to the end of the current calendar year is hereby acknowledged. Storage charges for each subsequent calendar year are to be paid to the undersigned, in advance, at or before the expiration of the preceding calendar year.

        Bar identification markings of the bars covered by this receipt, as shown hereon, have been recorded by the undersigned on the basis of markings appearing on said bars. THE UNDERSIGNED HAS NOT ASCERTAINED, AND IS NOT RESPONSIBLE FOR, THE AUTHENTICITY OR CORRECTNESS OF MARKINGS ON, OR THE CONTENT, WEIGHT OR FINENESS OF, SAID BAR.

               ______________________________________________________________
                                    (Issuer)

                                           By___________________________________
                                                      Authorized Signature

                           BAR IDENTIFICATION MARKINGS

------------------------------------------------------------------------------
                                       WEIGHT

       SERIAL NUMBER               (Troy Ounces)            MARK OR BRAND
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
     Total___________               ___________
------------------------------------------------------------------------------


           STORAGE AND HANDLING CHARGES: Storage charges of________________

           per day per contract, minimum________________ per contract; plus

           _______________handling charge per contract tor each deposit and

           _______________for each withdrawal.


                                Storage Payments

---------------------------------------------------------------------------------------------------------------
                                       REC. DEL.CHG.             STORAGE CHARGE
                                     --------------------------------------------------
    RECEIVED FROM          DATE           AMOUNT               AMOUNT        PAID TO           SIGNATURE
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

                                  ENDORSEMENTS

           Date_______________________ by_______________________________________
           Date_______________________ by_______________________________________
           Date_______________________ by_______________________________________
           (01/01/00)

                           Ch14B Delivery Procedures
                           -------------------------

B1446.01 Date of Delivery - Where Silver is sold for delivery in a specified month, delivery of such Silver may be made by the Seller upon such day of the specified month as the Seller may select. If not previously delivered, delivery must be made upon the last business day of the month. (09/01/94)

B1447.01  Delivery Notices - (See 1047.01)  (09/01/94)

B1448.01  Method of Delivery - (See 1048.01)  (09/01/94)

B1449.00 Time of Delivery, Payment, Form of Delivery Notice - (See 1049.00) (09/01/94)

B1449.02 Buyers' Report of Eligibility to Receive Delivery - (See 1049.02) (09/01/94)

B1449.03 Sellers' Invoice to Buyers - In addition to the requirements of 1049.03, the seller shall mail a copy of the invoice to the vault or vaults who issued the vault receipts being delivered. The seller will thereby notify the vault of the transfer of ownership of the indicated vault receipts from the seller to the buyer. The seller will be responsible for the payment of storage charges unless the vault has been notified thereby. (09/01/94)

B1449.04 Payment - Payment is to be made by a check drawn on and certified by a Chicago bank or by a Cashier's check issued by a Chicago bank. (09/01/94)

B1450.00  Duties of Members - (See 1050.00) (09/01/94)

B1451.01  Office Deliveries Prohibited - (See 1051.01) (09/01/94)

B1454.00  Failure to Accept Delivery - (See 1054.00) (09/01/94)

B1456.01 Storage and Transfer Fees - Storage charges, transfer fees and in-and-out charges shall be set by each depository vault and the schedule of such rates shall be posted with the Association, which should be notified at least 60 days in advance of any changes in the rate schedule. Except as otherwise provided, all charges for storage, etc., shall remain the responsibility of the Seller until payment is made. (09/01/94)

Ch14B Regularity of Vaults

B1480.01 Duties of Vault Operators - It shall be the duty of the operators of all regular vaults:

(a) To accept Silver for delivery on Chicago Board of Trade contracts, provided such Silver is ordered into the Vault by a Clearing Member of the Association, and all space in such vaults is not already filled or contracted for.

(b) To notify the Board of Trade of any change in the condition of their vaults.

(c) To release to the bearer of the receipt the bars covered by said receipt upon presentation of the receipt and payment of all storage and outloading charges no later than the business day following compliance with these provisions.

(d) To keep stocks of Silver in storage in balance with Silver represented by its outstanding vault receipts. (09/01/94)

B1481.01 Conditions of Regularity - Persons operating depository vaults who desire to have such vaults made regular for delivery of silver under the Rules and Regulations shall make application for a Declaration of Regularity on a form prescribed by the Exchange for a two year term expiring June 30, 1994, and every even year thereafter. Regularity shall be effective 30 days after all terms and conditions have been met and notice to that effect has been posted on the bulletin board of the Association. Applications for renewal of regularity must be made prior to May 1, 1994, and every even year thereafter, for the respective years beginning July 1, 1994, and every even year thereafter and shall be on the same form. The following shall constitute the requirements and conditions for regularity:

(1)  The vault making application shall be inspected by the Exchange.

(2) The operator of such vault must be a U.S. Bank (either federal or state charter) or a corporation that acts in a fiduciary capacity with capital (capital, surplus and undivided earnings) in excess of $250,000,000. The Exchange may require the operator of the vault to file a bond with sufficient sureties in such sum and subject to such conditions as the Exchange sees fit.

(3) Such vault shall be provided with standard equipment and appliances for the convenient and safe storage of Silver and provide for proper security.

(4) The operator of such vault shall furnish to the Registrar all needed information to enable him to keep a correct record and account of all Silver received and delivered by them daily and of that remaining in store at the close of each week.

(5) The operator of such vault shall accord every facility to any duly authorized committee for the examination of its books or records for the purpose of ascertaining the stocks of Silver. The Exchange shall have the authority to employ experts to determine the quantity and quality of Silver in said vault.

(6) No vault shall be deemed suitable to be declared regular if its location, accessibility, tariffs, or other qualifications shall depart from uniformity to the extent that its receipts as tendered in satisfaction of futures contracts impair the efficacy of futures trading in this market, or if the operator of such vault engages in unethical or inequitable practices, or if the operator fails to comply with any laws, Federal or State, or Rules or Regulations promulgated under those laws.

(7) The operator shall make such reports, keep such records, and permit such vault visitations as the Board of Trade may prescribe, and shall comply with all applicable Rules and Regulations.

(8) Depository vaults must be within the City limits of Chicago, Illinois or in New York, New York. (09/01/94)

B1484.01 Revocation of Regularity - Any regular vault may be declared by the Business Conduct Committee or, pursuant to Regulation 540.10, the Hearing Committee, to be irregular at any time if it does not comply with the conditions above set forth, or fails to carry out its prescribed duties. If the designation of a vault as regular shall be revoked, notice of such revocation shall be posted on the Association bulletin board and also the period of time, if any, during which the receipts issued by such vault shall thereafter be deliverable in satisfaction of futures contracts in Silver under the Rules and Regulations. (09/01/94)

                          Ch14B Regularity of Vaults
                          --------------------------

B1485.01 Application for Declaration of Regularity - All applications by operators of vaults for a Declaration of Regularity under Regulation 1481.01 shall be on the following form:

                APPLICATION FOR A DECLARATION OF REGULARITY FOR
                THE STORAGE OF SILVER UPON CONTRACTS FOR FUTURE
               DELIVERY UNDER THE CHARTER, RULES AND REGULATIONS
                 OF THE BOARD OF TRADE OF THE CITY OF CHICAGO.

     Board of Trade of the City of Chicago
     141 West Jackson Boulevard
     Chicago, Illinois 60604
     Gentlemen:
     ________________________________________________(hereinafter called Vault), located at_____________________________, Chicago, Illinois 606_________ and
     licensed/Incorporated under the laws of____________________________, having allocated storage capacity of____________ Troy ounces (hereinafter called Regular Capacity) for the storage of silver for delivery in satisfaction of futures contracts on the Board of Trade of the City of Chicago (hereinafter called Exchange), does hereby make application to the Exchange for a Declaration of Regularity to handle, receive and store such silver (hereinafter called Silver) for a period beginning__________________ and ending midnight June 30, 20______.

                           Conditions of Regularity

     Such Declaration of Regularity, if granted, shall be cancellable by the Exchange whenever the following conditions shall not be observed:

     1.   The Vault must:

          (1)  give such bonds to the Exchange as it may reasonably require.

          (2) notify the Exchange promptly of any material change in ownership or condition of its premises.

          (3) make such reports, keep such records, and permit such inspections as the Exchange may reasonably prescribe.

          (4) comply with all applicable Rules and Regulations of the Exchange; and comply with all requirements of the Exchange permitted or required by such Rules and Regulations.

     2.   The Vault must be:

          (1) continuously located within the City limits of Chicago, Illinois or within the city limits of New York, New York.

          (2) properly safeguarded and equipped to provide safe and convenient storage of Silver.


                              Agreements of Vault

     The Vault expressly agrees:

     (1) in the event of revocation or expiration of regularity, to bear the expenses of the transfer of Silver to another regular vault satisfactory to the holders of its vault receipts.

     (2) neither to withdraw as a regular vault nor withdraw any Regular Capacity during the life of this Declaration of Regularity except after sixty (60) days notice to the Exchange or having obtained the consent of the Exchange.

     (3) to notify the Exchange at least sixty (60) days in advance of any changes in its maximum storage, penalty for late storage payment and handling charges as shown in the attached schedule.

     Submitted herewith is a specimen of the Vault's proposed vault receipt.

                                             ___________________________________
     ________________________________        By_________________________________
                       Date                                   Title

     This application is approved and a Declaration of Regularity is hereby granted.

                     Board of Trade of the City of Chicago

     ________________________________

                       Date

                                             By_________________________________
                                                             Secretary


(01/01/00)                                                                 7079

B1486.01  Regular Vaults - (See Appendix 14B) (09/01/94)

===============================================================================================================
Chapter 15A
One Kilo Gold Futures
===============================================================================================================
         Ch15A Trading Conditions.......................................................................
                A1501.00     Authority..................................................................
                A1502.01     Application of Regulations.................................................
                A1504.01     Unit of Trading............................................................
                A1505.01     Months Traded In...........................................................
                A1506.01     Price Basis................................................................
                A1507.01     Hours in Trading...........................................................
                A1508.01A    Trading Limits.............................................................
                A1509.01     Last Day of Trading........................................................
                A1509.02     Trading in the Last Three Days of the Delivery Month.......................
                A1510.01     Margin Requirements........................................................
                A1511.01     Disputes...................................................................
                A1512.01     Position Limits and Reportable Positions...................................

         Ch15A Delivery Procedures......................................................................
                A1536.01     Standards..................................................................
                A1540.01     Brands and Markings of Gold................................................
                A1540.02     Withdrawal of Approval of Gold Brands and Markings.........................
                A1540.03     Approved Brands............................................................
                A1540.04     Assaying...................................................................
                A1541.01     Delivery Points............................................................
                A1542.01     Deliveries by Vault Receipts...............................................
                A1543.01     Issuance of Vault Receipts.................................................
                A1543.02     Deposit of Gold with Vaults................................................
                A1544.01     Receipt Format.............................................................
                A1546.01     Date of Delivery...........................................................
                A1547.01     Delivery Notices...........................................................
                A1548.01     Method of Delivery.........................................................
                A1549.00     Time of Delivery, Payment, Form of Delivery Notice.........................
                A1549.02     Buyers' Report of Eligibility to Receive Delivery..........................
                A1549.03     Sellers' Invoice to Buyers.................................................
                A1549.04     Payment....................................................................
                A1550.00     Duties of Members..........................................................
                A1551.01     Office Deliveries Prohibited...............................................
                A1554.00     Failure to Accept Delivery.................................................
                A1556.01     Storage and Transfer Fees..................................................

         Ch15A Regularity of Vaults.....................................................................
                A1580.01     Duties of Vault Operators..................................................
                A1581.01     Conditions of Regularity...................................................
                A1584.01     Revocation of Regularity...................................................
                A1585.01     Application for Declaration of Regularity..................................
                A1586.01     Regular Vault..............................................................

================================================================================
Chapter 15A
One Kilo Gold Futures
================================================================================

Ch15A Trading Conditions

A1501.00       Authority - Whenever it shall be permitted by the U.S. Government trading in Gold may be conducted under such terms and conditions as may be prescribed by regulation. (09/01/94)

A1502.01       Application of Regulations - Transactions in Gold futures shall be subject to the general rules of the Association as far as applicable to trading in Gold. (09/01/94)

A1504.01       Unit of Trading - The unit of trading shall be 1 (one) gross kilogram of gold. Bids and offers may be accepted in lots of 1 (one) gross kilogram or multiples thereof. (09/01/94)

A1505.01       Months Traded In - Trading in Gold may be conducted in the current month and any subsequent months. (09/01/94)

A1506.01       Price Basis - All prices of gold shall be basis in store in approved vaults in Chicago, Illinois or New York, New York, in multiples of ten cents per fine troy ounce. Contracts shall not be made on any other price basis. (09/01/94)

A1507.01       Hours in Trading - The hours of trading for future delivery in
Gold shall be from 7:20 a.m. to 1:40 p.m. On the last day of trading in an expiring future, the closing time with respect to such future shall be 1:40 p.m. subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. (09/01/94)

A1508.01A      Trading Limits - (See 1008.01)  (09/01/94)

A1509.01       Last Day of Trading - No trades in Gold futures deliverable in the current month shall be made during the last three business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation 1509.02 after trading in such contracts has ceased; and if not previously delivered, delivery must be made no later than the last business day of the month. Tender shall be one business day prior to delivery. As is the case with other contracts, delivery notices and supporting data processing (Delivery) cards must be made delivered to the Clearing House by 4:00 p.m. on position day except that, on the last notice day of the delivery month, delivery notices and supporting data processing cards may be delivered to the Clearing House until 2:00 p.m. on intention day. (09/01/94)

A1509.02       Trading in the Last Three Days of the Delivery Month - After
trading contracts for future delivery in the current delivery month has ceased in accordance with Regulation 1509.01 of this chapter, outstanding contracts for such delivery may be liquidated by means of bona fide exchange of such current futures for the actual cash commodity. Such exchange must, in any event, be made no later than the last business day of the delivery month. (09/01/94)

A1510.01       Margin Requirements - (See Regulation 431.03)  (09/01/94)

A1511.01       Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations. (09/01/94)

A1512.01       Position Limits and Reportable Positions - (See 425.01)
(09/01/94)

Ch15A Delivery Procedures

A1536.01       Standards - The contract grade for delivery on futures contracts made under these Regulations shall be 1 (one) bar of refined gold cast in a gross weight of 1 kilogram minimum, (for the purpose of this contract a kilogram is a weight equal to 32.150 troy ounces), assaying not less than 995 fineness and bearing brands and markings officially approved by the Exchange.

Settlement shall be the basis of the fine troy ounces of gold delivered. (09/01/94)

A1540.01       Brands and Markings of Gold - Brands and markings deliverable in satisfaction of futures contracts shall be listed with the Board of Trade upon approval by the Exchange. The Exchange may require such sureties as it deems necessary. The Secretary's Office shall keep on file the brands and markings of gold bars which are deliverable. The addition of brands and markings shall be binding upon all contracts outstanding as well as those entered into after approval. (09/01/94)

A1540.02       Withdrawal of Approval of Gold Brands and Markings - If at
anytime a brand and marking fails to meet the requirements adopted by the Exchange or the metallurgical assay of any gold bars bearing a brand and marking on the official list depreciates below 995 fineness, the Exchange may exclude said brand and marking from the official list unless deliveries of bars bearing said brand and marking are accompanied by certificates of analysis of an official assayer showing a gold fineness of not less than 995, and such additional bond as the Exchange may deem necessary. Notice of such action shall be given promptly in writing to each regular vault and shall be posted upon the bulletin board of the Association and the official list shall indicate the limitation upon deliveries of said brand and marking. (09/01/94)

A1540.03       Approved Brands - (See Appendix 15A)  (09/01/94)

A1540.04       Assaying - The Board of Trade at its sole discretion shall have the authority at any time to have assayed any Gold bars covered by vault receipts delivered against futures contracts. Cost to be borne by the Board of Trade. (09/01/94)

A1541.01       Delivery Points - Gold located at regular vaults at points approved by the Exchange (Regulation 1581.01) may be delivered in satisfaction of futures contracts. (09/01/94)

A1542.01       Deliveries by Vault Receipts - Deliveries on Gold futures
contracts shall be made by the delivery of depository vault receipts issued by vaults which have been approved and designated by the Board as regular vaults for the storage of Gold. Gold bars must be good delivery bars as defined by Board regulations and shipped under bond directly to the regular vault from an approved vault; or must be bars purchased from an approved source and shipped directly from that source under bond to the regular vault. Gold bars entering a regular vault for delivery must be weighed at the vault by a weigher approved by the Association.

The gross weight of the bars shall be recorded by the approved weigher on the vault receipt (Regulation 1544.01) to the nearest one thousand (0.001) of a troy ounce.

The vault receipt issued by Chicago vaults shall evidence that storage charges have been paid up to and including the end of the Calendar quarter. A clearing member delivering a New York vault receipt must also tender an attachment stating that storage charges have been paid up to and including the end of the calendar quarter. Prepaid Storage Charges shall be charged to the buyer by the seller from the date of delivery to the expiration of the storage charge period. In order to effect a valid delivery, each vault receipt must be endorsed by the clearing member making delivery. If the owner removes gold from a vault, any prepaid storage charges shall be refunded by the vault to the owner from the date of removal of the gold to the expiration of the storage charge period. By the tender of a vault receipt for Gold duly endorsed by delivery on an Exchange contract, the endorser shall be deemed to warrant, to his transferee and each subsequent transferee of the receipt for delivery on Exchange contracts, and their respective immediate principals, the genuineness and worth of such receipt, the rightfulness and effectiveness of the transfer thereof, and the quantity and quality of the Gold shown on the receipt.

In the event that such Exchange member or principal shall claim a breach of such warranty, and such claim relates to the quantity or quality of the Gold, the lot shall be immediately submitted for sampling and assaying to any assayer approved by the Exchange; the gold must be shipped under bond, and at

                           Ch15A Delivery Procedures
                           -------------------------

the owner's expense, to the assayer. The expense of sampling and assaying shall in the first instance, be borne by the claimant. If a deficiency in quantity or quality shall be determined by the assayer, the claimant shall have the right to recover the difference in the market value and expenses incurred in connection with the sampling and assaying and any cost of replacement of Gold. The claimant may, at his option, proceed directly against the original endorser of the warehouse or vault receipt upon Exchange delivery, or against any endorser prior to claimant without seeking recovery from his immediate deliverer on the Exchange contract and if the claim is satisfied by the original endorser of the warehouse or vault receipt, or any other endorser, all the endorsers will be thereby discharged from liability to the claimant. If the claimant seeks recovery from any endorser and his claim is satisfied by such endorser, the party thus satisfying the claim will have a similar option to claim recovery directly from any endorser prior to him. Such claims as are in dispute between members of the Exchange may in each case be submitted to arbitration under the Rules of the Exchange. The liability of an endorser of a vault receipt as provided herein shall not be deemed to limit the rights of such endorser against any person or party for whose account the endorser acted in making delivery on an Exchange contract. If it shall be determined in such arbitration proceeding that any endorser of a vault receipt or the person or party for whom such endorser acted was aware of the breach of warranty or was involved in a plan or agreement with the original endorser (or his principal) to place such inferior Gold in licensed store for use in deliveries upon Exchange contracts, such endorsers shall not be entitled to recover from any prior endorser for the breach of warranty. (09/01/94)


A1543.01       Issuance of Vault Receipts - Vault receipts, in order to be eligible for delivery, must be issued by a regular vault according to the following procedures and with the following documentation retained by the regular vault:

(1)     For all vault receipts:

        (a)    Receipts shall be issued in numerical order.

        (b)    Copies shall be kept of any cancelled or voided receipts.

        (c) A record shall be kept of the bar number and the corresponding receipt number.

(2) For gold delivered into the vault directly from a refiner or an approved source:

        (a) Copy of the bar listing which depicts the date of smelting, serial numbers, brand marking and troy ounces.

        (b) Copy of the bonded carrier receipt for the transport of the gold from the refiner or the approved source directly into the regular vault.

(3)     For gold converted from a receipt issued by another exchange:

        (a)    A copy of such other exchange's receipt which has been cancelled.

Regular vaults shall also notify the Board of Trade each day that there is a change in the number of its outstanding vault receipts. (09/01/94)

A1543.02       Deposit of Gold with Vaults - Gold in bars must be ordered into a regular vault by a clearing member of the Association who shall furnish the vault with the following written notice:

        1.     Request to receive gold.

        2.     Brands and markings.

        3.     Number of bars.

        4.     Identification (serial number) of each bar.

        5.     Weight of each bar.

        6.     Source.

        7.     Clearing member.

        8.     Carrier.

        9.     Date of arrival.

                           Ch15A Delivery Procedures
                           -------------------------

Shipment must be prepaid unless otherwise arranged with the regular vault. (09/01/94)

A1544.01  Receipt Format - The following form of vault receipt shall be used:

          __________________________________________________________________
                                (Name of Issuer)

          __________________________________________________________________

                                    (Address)

          Bearer Receipt No.________________________________________________

                                   Chicago, Illinois________________, 20____

          RECEIVED from_____________________________________________________

          and stored at the above address in the safety deposit vaults of the undersigned, as a Bailee, subject to the provisions of Article 7 of the____________________________ Uniform Commercial Code and the terms and conditions stated hereon, a gold bar SAID TO CONTAIN the amount shown hereon of Gold of the fineness indicated.

          Said bar is deliverable only at said vaults to the BEARER of this receipt upon surrender hereof and upon payment of storage charges and other proper charges and expenses relating to said bar, for which charges and expenses the undersigned claims a lien.

          Payment of handling charges for deposit of said bar and of storage charges to the end of the current calendar quarter is hereby acknowledged. Storage charges for each subsequent calendar quarter are to be paid to the undersigned, in advance, at or before the expiration of the preceding calendar quarter.

          Bar identification markings of bar covered by this receipt, as shown hereon, have been recorded by the undersigned on the basis of markings appearing on said bar. THE UNDERSIGNED HAS NOT ASCERTAINED, AND IS NOT RESPONSIBLE FOR, THE AUTHENTICITY OR CORRECTNESS OF MARKINGS ON, OR THE CONTENT, WEIGHT OR FINENESS OF, SAID BAR.
          ______________________________________________________________________
                                        (Issuer)

                                             By_________________________________
                                                      (Authorized Signature)

          Gross Weight as determined by a weigher approved by the Board of Trade of the City of Chicago________________troy ounces.

                                             ___________________________________
                                               Approved weigher of the Board of
                                                  Trade of the City of Chicago

                           BAR IDENTIFICATION MARKINGS

------------------------ -------------------------------------------- ---------------------- ----------------------
                                         Gross Weigh
                         --------------------------------------------
      Serial Number            Troy Ounces            Kilograms           Mark or Brand            Fineness
------------------------ ---------------------- --------------------- ---------------------- ----------------------
------------------------ ---------------------- --------------------- ---------------------- ----------------------
------------------------ ---------------------- --------------------- ---------------------- ----------------------
                         ---------------------- --------------------- ----------------------
                         ---------------------- --------------------- ----------------------
        TOTALS           ---------------------- --------------------- ----------------------


           STORAGE AND HANDLING CHARGES: Storage charges of____________________________________________
           per calendar day per contract, minimum______________________________________________________ per
           contract, plus_________________________________________________ handling charge per contract for each deposit and withdrawal.


                                               Endorsements

           Date______________________________                 By___________________________________

           Date______________________________                 By___________________________________

           Date______________________________                 By___________________________________
                                                                                 9025A

           (01/01/00)

A1546.01       Date of Delivery - Where Gold is sold for delivery in specified month, delivery of such Gold may be made by the Seller upon such day of the specified month as the Seller may select. If not previously delivered, delivery must be made upon the last business day of the month. (09/01/94)

A1547.01       Delivery Notices - (See 1047.01)  (09/01/94)

                           Ch15A Delivery Procedures
                           -------------------------

A1548.01       Method of Delivery - (See 1048.01)  (09/01/94)

A1549.00       Time of Delivery, Payment, Form of Delivery Notice - (See
1049.00) (09/01/94)

A1549.02       Buyers' Report of Eligibility to Receive Delivery - (See 1049.02)
(09/01/94)

A1549.03       Sellers' Invoice to Buyers - In addition to the requirements of
1049.03, the seller shall mail a copy of the invoice to the vault or vaults who issued the vault receipts being delivered. The seller will thereby notify the vault of the transfer of ownership of the indicated vault receipts from the seller to the buyer. The seller will be responsible for the payment of storage charges unless the vault has been notified thereby. (09/01/94)

A1549.04       Payment - Payment is to be made by a check drawn on and certified by a Chicago bank or by a Cashier's check issued by a Chicago bank. (09/01/94)

A1550.00       Duties of Members - (See 1050.00)  (09/01/94)

A1551.01       Office Deliveries Prohibited - (See 1051.01)  (09/01/94)

A1554.00       Failure to Accept Delivery - (See 1054.00)  (09/01/94)

A1556.01       Storage and Transfer Fees - Storage charges, transfer fees and in-and-out charges shall be set by each depository vault and the schedule of such charges shall be posted with the Association, which shall be notified at least 60 days in advance of any changes in the rate schedule. Except as otherwise provided, all charges for storage, etc., shall remain the responsibility of the Seller until payment is made. (09/01/94)

Ch15A Regularity of Vaults

A1580.01       Duties of Vault Operators - It shall be the duty of the operators of all regular vaults:

(a) to accept Gold for delivery on Chicago Board of Trade contracts provided such Gold is ordered into the Vault by a Clearing Member of the Association, and all space in such vaults allotted for such purposes is not already filled or contracted for.

(b) to ascertain that Gold bars are weighed by a weigher approved by the Association.

(c) to notify the Board of Trade of any change in the condition of their vaults.

(d) to release to the bearer of a receipt the bar covered by said receipt upon presentation of the receipt and payment of all storage and other charges no later than three business days following compliance with these provisions.

(e) to keep Gold in storage in balance with Gold represented by its outstanding vault receipts. (09/01/94)

A1581.01       Conditions of Regularity - Companies operating depository vaults as owners or lessees (hereinafter called "operators") who desire to have such depository vaults made regular for delivery of Gold under the Rules and Regulations shall make application for a Declaration of Regularity on a Form prescribed by the Exchange for a two year term expiring June 30, 1994 and every even year thereafter. Application for renewal of regularity must be made prior to May 1, 1994, and every even year thereafter, in each year for the respective years beginning July 1, 1994, and every even year thereafter, and shall be on the same form. If the Exchange approves such application, the Declaration of Regularity shall be posted on the bulletin board and thereafter the vault receipts for Gold stored in such vaults shall be deliverable in satisfaction of futures contracts under the Rules and Regulations. The following shall constitute the requirements and conditions for regularity:

(1)     The vault making application shall be inspected.

(2) The operator of such vault must be a Bank (either federal or state charter), or an entity owned and controlled by any such bank with capital (Capital, surplus and undivided earnings) in excess of $250,000,000 or be a depository corporation with first loss insurance of $250,000,000 issued by an insurer satisfactory to the Chicago Board of Trade. The Exchange may also require whatever sureties it deems necessary.

(3) Such vault shall be provided with standard equipment and appliances for the convenient and safe storage of Gold, the weighing of Gold, and provide for proper security.

(4) The operator of such vault shall furnish to the Registrar all needed information to enable him to keep a correct record and account of all Gold received and delivered by them daily and of that remaining in store at the close of each week.

(5) The operator of such vault shall accord every facility to any duly authorized committee for the examination of its books or records for the purpose of ascertaining the stocks of Gold. The Exchange shall have the authority to employ experts to determine the quantity and quality of Gold in said vault.

(6) No vault shall be deemed suitable to be declared regular if its location, accessibility, tariffs, or other qualifications shall depart from uniformity to the extent that its receipts as tendered in satisfaction of futures contracts will unduly depress the values of futures contracts or impair the efficacy of futures trading in this market, or if the operator of such vault engages in unethical or inequitable practices, or if the operator fails to comply with any laws, Federal or State, or Rules or Regulations promulgated under those laws.

(7) The operator shall make such reports, keep such records, and permit such vault visitation as the Board of Trade may prescribe, and shall comply with all applicable Rules and Regulations.

(8) Depository vaults must be in the City of Chicago, Illinois or in New York, New York. (09/01/94)

A1584.01       Revocation of Regularity - Any regular vault may be declared by the Business Conduct Committee or, pursuant to Regulation 540.10, the Hearing Committee, to be irregular at any time if it

                          Ch15A Regularity of Vaults
                          --------------------------

does not comply with the conditions above set forth, or fails to carry out its prescribed duties. If the designation of a vault as regular shall be revoked, a notice of such revocation shall be posted on the Bulletin board. Such notice shall state the period of time, if any, during which the receipts issued by such vault shall thereafter be deliverable in satisfaction of futures contracts in Gold under the Rules and Regulations. (09/01/94)

A1585.01       Application for Declaration of Regularity - All applications by operators of vaults for a Declaration of Regularity under Regulation 1581.01 shall be on the following form:

                 APPLICATION FOR A DECLARATION OF REGULARITY FOR
                 THE STORAGE OF GOLD UPON CONTRACTS FOR FUTURE
                DELIVERY UNDER THE CHARTER, RULES AND REGULATIONS
                 OF THE BOARD OF TRADE OF THE CITY OF CHICAGO.

           Board of Trade of the City of Chicago
           141 West Jackson Boulevard
           Chicago, Illinois 60604

           Gentlemen:

           _________________________________________(hereinafter called Vault),

           located at________________________ and licensed____________________

           and incorporated under the laws of_________________________, having allocated storage capacity of____________ Troy ounces (hereinafter called Regular Capacity) for the storage of Gold for delivery in satisfaction of futures contracts on the Board of Trade of the City of Chicago (hereinafter called Exchange), does hereby make application to the Exchange for a Declaration of Regularity to handle, receive and store Gold (hereinafter called Gold) for a period beginning__________________ and ending midnight June 30, 20______.

                            Conditions of Regularity

           Such Declaration of Regularity, if granted, shall be cancellable by the Exchange whenever the following conditions shall not be observed:

           1.     The Vault must:

                  (1) give such bonds to the Exchange as it may reasonably require.

                  (2) notify the Exchange promptly of any material change in ownership or condition of its premises.

                  (3) make such reports, keep such records, and permit such inspections as the Exchange may reasonably prescribe.

                  (4) comply with all applicable Rules and Regulations of the Exchange; and comply with all requirements of the Exchange permitted or required by such Rules and Regulations.

           2.     The Vault must be:

                  (1)      in the City of Chicago, Illinois or in New York, New
                           York

                  (2) properly safeguarded and equipped to weigh and to provide safe and convenient storage of Gold.

                               Agreements of Vault

           The Vault expressly agrees:

           (1) in the event of revocation or expiration of regularity, to bear the expenses of the transfer of Gold under bond to another regular vault satisfactory to the holders of its vault receipts.

           (2) neither to withdraw as a regular vault nor withdraw any Regular Capacity during the life of this Declaration of Regularity except after sixty (60) days notice to the Exchange or having obtained the consent of the Exchange.

           (3) to notify the Exchange at least sixty (60) days in advance of any changes in its maximum storage and handling charges as shown in the attached schedule.

           Submitted herewith is a specimen of the Vault's proposed vault receipt.

                                            _________________________________

           ______________________________   By_______________________________
                       Date                               Title

           This application is approved and a Declaration of Regularity is hereby granted.

                     Board of Trade of the City of Chicago

           _________________________________

                          Ch15A Regularity of Vaults
                          --------------------------

             Date

                                     By_____________________________________
                                                     Secretary

                                                                      7079

      (01/01/00)

A1586.01       Regular Vault - (See Appendix 15B)  (09/01/94)

================================================================================
Chapter 15B
100 Ounce Gold Futures
================================================================================
     Ch15B Trading Conditions.....................................................................
            B1501.00  Authority...................................................................
            B1502.01  Application of Regulations..................................................
            B1504.01  Unit of Trading.............................................................
            B1505.01  Months Traded In............................................................
            B1506.01  Price Basis.................................................................
            B1507.01  Hours in Trading............................................................
            B1508.01  Trading Limits..............................................................
            B1508.01A Trading Limits..............................................................
            B1509.01  Last Day of Trading.........................................................
            B1509.02  Trading in the Last Three Days of the Delivery Month........................
            B1510.01  Margin Requirements.........................................................
            B1511.01  Disputes....................................................................
            B1512.01  Position Limits and Reportable Positions....................................

     Ch15B Delivery Procedures....................................................................
            B1536.01  Standards...................................................................
            B1540.01  Brands and Markings of Gold.................................................
            B1540.02  Withdrawal of Approval of Gold Brands and Markings..........................
            B1540.03  Approved Brands.............................................................
            B1540.04  Assaying....................................................................
            B1541.01  Delivery Points.............................................................
            B1542.01  Deliveries by Vault Receipts................................................
            B1543.01  Issuance of Vault Receipts..................................................
            B1543.02  Deposit of Gold with Vaults.................................................
            B1544.01  Receipt Format..............................................................
            B1546.01  Date of Delivery............................................................
            B1547.01  Delivery Notices............................................................
            B1548.01  Method of Delivery..........................................................
            B1549.00  Time of Delivery, Payment, Form of Delivery Notice..........................
            B1549.02  Buyers' Report of Eligibility to Receive Delivery...........................
            B1549.03  Sellers' Invoice to Buyers..................................................
            B1549.04  Payment.....................................................................
            B1550.00  Duties of Members...........................................................
            B1551.01  Office Deliveries Prohibited................................................
            B1554.00  Failure to Accept Delivery..................................................
            B1556.01  Storage and Transfer Fees...................................................

     Ch15B Regularity of Vaults...................................................................
            B1580.01  Duties of Vault Operators...................................................
            B1581.01  Conditions of Regularity....................................................
            B1584.01  Revocation of Regularity....................................................
            B1585.01  Application for Declaration of Regularity...................................
            B1586.01  Regular Vault...............................................................

===============================================================================
Chapter 15B
100 Ounce Gold Futures
===============================================================================

Ch15B Trading Conditions

B1501.00   Authority - Whenever it shall be permitted by the U.S. Government trading in Gold may be conducted under such terms and conditions as may be prescribed by regulation. (09/01/94)

B1502.01   Application of Regulations - Transactions in Gold futures shall be subject to the general rules of the Association as far as applicable to trading in Gold.

For the purposes of this chapter, the trading day begins with the commencement of trading in each evening session and ends with the close of trading in the next afternoon session. (09/01/94)

B1504.01   Unit of Trading - The unit of trading shall be 100 fine troy ounces of gold. Bids and offers may be accepted in lots of 100 fine troy ounces or multiples thereof. (09/01/94)

B1505.01   Months Traded In - Trading in Gold may be conducted in the current month and any subsequent months. (09/01/94)

B1506.01   Price Basis - All prices of gold shall be basis in store in approved vaults in Chicago, Illinois, or New York, New York, in multiples of ten cents per fine troy ounce. Contracts shall not be made on any other price basis. (09/01/94)

B1507.01   Hours in Trading - The evening hours of trading for future delivery in Gold shall be determined by the Board. The daytime hours of trading for future delivery in Gold shall be from 7:20 a.m. to 1:40 p.m. On the last day of trading in an expiring future, the closing time with respect to such future shall be 1:40 p.m. subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. (09/01/94)

B1508.01   Trading Limits - (See 1008.01) (09/01/94)

B1508.01A  Trading Limits - (See 1008.01A) (09/01/94)

B1509.01   Last Day of Trading - No trades in Gold futures deliverable in the current month shall be made during the last three business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation 1509.02 after trading in such contracts has ceased; and if not previously delivered, delivery must be made no later than the last business day of the month. Tender shall be one business day prior to delivery. As is the case with other contracts, delivery notices and supporting data processing (Delivery) cards must be made delivered to the Clearing Corporation by 4:00 p.m. on position day except that, on the last notice day of the delivery month, delivery notices and supporting data processing cards may be delivered to the Clearing Corporation until 2:00 p.m. on intention day. (09/01/94)

B1509.02   Trading in the Last Three Days of the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 1509.01 of this chapter, outstanding contracts for such delivery may be liquidated by means of a bona fide exchange of such current futures for the actual cash commodity. Such exchange must, in any event, be made no later than the last business day of the delivery month. (09/01/94)

B1510.01   Margin Requirements - (See Regulation 431.03) (09/01/94)

B1511.01   Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations. (09/01/94)

B1512.01   Position Limits and Reportable Positions - (See 425.01) (09/01/94)

Ch15B Delivery Procedures

B1536.01   Standards - Each futures contract made under these regulations shall be for 100 fine troy ounces of gold, although variation in the quantity of the delivery unit not in excess of five percent of 100 fine troy ounces shall be permitted. Delivery shall be by no more than three cast bars of refined gold, no less than 995 fine and bearing brands and markings officially approved by the Exchange; and no bar which contains less than 31 fine troy ounces of gold may be delivered in fulfillment of a contract.

Settlement shall be the basis of the fine ounces of gold delivered. Refined gold of fineness above 999.9 shall be considered to be 999.9 pure for the purpose of calculating the fine gold content. (09/01/94)

B1540.01   Brands and Markings of Gold - Brands and markings deliverable in satisfaction of futures contracts shall be listed with the Board of Trade upon approval by the Exchange. The Exchange may require such sureties as it deems necessary. The Secretary's Office shall keep on file the brands and markings of Gold bars which are deliverable. The addition of brands and markings shall be binding upon all contracts outstanding as well as those entered into after approval. (09/01/94)

B1540.02   Withdrawal of Approval of Gold Brands and Markings - If at anytime a brand and marking fails to meet the requirements adopted by the Exchange or the metallurgical assay of any gold bars bearing a brand and marking on the official list depreciates below 995 fineness, the Exchange may exclude said brand and marking from the official list unless deliveries of bars bearing said brand and marking are accompanied by certificates of analysis of an official assayer showing a gold fineness of not less than 995, and such additional bond as the Exchange may deem necessary. Notice of such action shall be given promptly in writing to each regular vault and shall be posted upon the bulletin board of the Association and the official list shall indicate the limitation upon deliveries of said brand and marking. (09/01/94)

B1540.03 Approved Brands - (See Appendix 15A) (09/01/94)

B1540.04   Assaying - The Board of Trade at its sole discretion shall have the authority at any time to have assayed any Gold bars covered by vault receipts delivered against futures contracts. Costs to be borne by the Board of Trade. (09/01/94)

B1541.01   Delivery Points - Gold located at regular vaults at points approved by the Exchange (Regulation 1581.01) may be delivered in satisfaction of futures contracts. (09/01/94)

B1542.01   Deliveries by Vault Receipts - Deliveries on Gold futures contracts shall be made by the delivery of depository vault receipts issued by vaults which have been approved and designated by the Board as regular vaults for the storage of Gold. Gold bars must be good delivery bars as defined by Board regulations and shipped under bond directly to the regular vault from an approved vault; or must be bars purchased from an approved source and shipped directly from that source under bond to the regular vault. Gold bars entering a regular vault for delivery must be weighed at the vault by a weigher approved by the Association.

The gross weight of bars shall be recorded by the approved weigher on the vault receipt (Regulation 1544.01) to the nearest one thousandth (0.001) of a troy ounce. The vault receipts issued by Chicago vaults shall evidence that storage charges have been paid up to and including the end of the calendar quarter. A clearing member delivering a New York vault receipt must also tender an attachment stating that storage charges have been paid up to and including the end of the calendar quarter. Prepaid Storage Charges shall be charged to the buyer by the seller from the date of delivery to the expiration of the storage charge period. In order to effect a valid delivery, each vault receipt must be endorsed by the clearing member making delivery. If the owner removes gold from a vault, any prepaid storage charges shall be refunded by the vault to the owner from the date of removal of the gold to the expiration of the storage charge period.

By the tender of a vault receipt for Gold duly endorsed for delivery on an Exchange contract, the endorser shall be deemed to warrant, to his transferee and each subsequent transferee of the receipt for delivery on Exchange contracts, and their respective immediate principals, the genuineness and worth of such receipt, the rightfulness and effectiveness of the transfer thereof, and the quantity and quality of the Gold shown on the receipt.

                          Ch15B Delivery Procedures
                          --------------------------

In the event that such Exchange member or principal shall claim a breach of such warranty, and such claim relates to the quantity or quality of the Gold, the lot shall be immediately submitted for sampling and assaying to any assayer approved by the Exchange; the gold must be shipped under bond, and at the owner's expense, to the assayer. The expense of sampling and assaying shall in the first instance, be borne by the claimant. If a deficiency in quantity or quality shall be determined by the assayer, the claimant shall have the right to recover the difference in the market value and expenses incurred in connection with the sampling and assaying and any cost of replacement of Gold. The claimant may, at his option, proceed directly against the original endorser of the warehouse or vault receipt upon Exchange delivery, or against any endorser prior to claimant without seeking recovery from his immediate deliverer on the Exchange contract and if the claim is satisfied by the original endorser of the warehouse or vault receipt, or any other endorser, all the endorsers will be thereby discharged from liability to the claimant. If the claimant seeks recovery from any endorser and his claim is satisfied by such endorser, the party thus satisfying the claim will have a similar option to claim recovery directly from any endorser prior to him. Such claims as are in dispute between members of the Exchange may in each case be submitted to arbitration under the Rules of the Exchange.

The liability of an endorser of a vault receipt as provided herein shall not be deemed to limit the rights of such endorser against any person or party for whose account the endorser acted in making delivery on an Exchange contract. If it shall be determined in such arbitration proceeding that any endorser of a vault receipt or the person or party for whom such endorser acted was aware of the breach of warranty or was involved in a plan or agreement with the original endorser (or his principal) to place such inferior Gold in licensed store for use in deliveries upon Exchange contracts, such endorsers shall not be entitled to recover from any prior endorser for the breach of warranty. (09/01/94)

B1543.01 Issuance of Vault Receipts - Vault receipts, in order to be eligible for delivery, must be issued by a regular vault according to the following procedures and with the following documentation retained by the regular vault:

(1)  For all vault receipts:

     (a)  Receipts shall be issued in numerical order.

     (b)  Copies shall be kept of any cancelled or voided receipts.

     (c) A record shall be kept of the bar number and the corresponding receipt number.

(2) For gold delivered into the vault directly from a refiner or an approved source:

     (a) Copy of the bar listing which depicts the date of smelting, serial numbers, brand marking and troy ounces.

     (b) Copy of the bonded carrier receipt for the transport of the gold from the refiner or the approved source directly into the regular vault.

(3)  For gold converted from a receipt issued by another exchange:

     (a)  A copy of such other exchange's receipt which has been cancelled.

Regular vaults shall also notify the Board of Trade each day that there is a change in the number of its outstanding vault receipts. (09/01/94)

B1543.02 Deposit of Gold with Vaults - Gold in bars must be ordered into a regular vault by a clearing member of the Association who shall furnish the vault with the following written notice:

     1.   Request to receive gold.

     2.   Brands and markings.

     3.   Number of bars.

     4.   Identification (serial number) of each bar.

     5.   Weight of each bar.

     6.   Source.

     7.   Clearing member.

                           Ch15B Delivery Procedures
                           -------------------------

     8.   Carrier.

     9.   Date of arrival.

Shipment must be prepaid unless otherwise arranged with the regular vault. (09/01/94)

B1544.01 Receipt Format - The following form of vault receipt shall be used:

         ______________________________________________________________________
                                (Name of Issuer)

         ______________________________________________________________________
                                    (Address)

         Bearer Receipt No.____________________________________________________

                                  Chicago, Illinois________________, 20________

         RECEIVED from_________________________________________________________

           and stored at the above address in the safety deposit vaults of the undersigned, as a Bailee, subject to the provisions of Article 7 of the____________________________ Uniform Commercial Code and the terms and conditions stated hereon, a gold bar SAID TO CONTAIN the amount shown hereon of Gold of the fineness indicated.

           Said bar is deliverable only at said vaults to the BEARER of this receipt upon surrender hereof and upon payment of storage charges and other proper charges and expenses relating to said bar, for which charges and expenses the undersigned claims a lien.

           Payment of handling charges for deposit of said bar and of storage charges to the end of the current calendar quarter is hereby acknowledged. Storage charges for each subsequent calendar quarter are to be paid to the undersigned, in advance, at or before the expiration of the preceding calendar quarter.

           Bar identification markings of bar covered by this receipt, as shown hereon, have been recorded by the undersigned on the basis of markings appearing on said bar. THE UNDERSIGNED HAS NOT ASCERTAINED, AND IS NOT RESPONSIBLE FOR, THE AUTHENTICITY OR CORRECTNESS OF MARKINGS ON, OR THE CONTENT, WEIGHT OR FINENESS OF, SAID BAR.

           ____________________________________________________________________
                                    (Issuer)

                                             By________________________________
                                                    (Authorized Signature)

           Gross Weight as determined by a weigher approved by the Board of Trade of the City of Chicago________________troy ounces.

                                              _________________________________
                                               Approved weigher of the Board of
                                               Trade of the City of Chicago

                           BAR IDENTIFICATION MARKINGS

--------------------------------------------------------------------------------
                                  Gross Weigh
                ---------------------------------------
Serial Number     Troy Ounces      Kilograms      Mark or Brand      Fineness
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    TOTALS      -----------------------------------------------


         STORAGE AND HANDLING CHARGES: Storage charges of_____________________

         per calendar day per contract, minimum___________________________ per contract, plus_____________________________ handling charge per contract for each deposit and withdrawal.

                                 Endorsements

           Date______________________________   By____________________________

           Date______________________________   By____________________________

           Date______________________________   By____________________________

(01/01/00)

                           Ch15B Delivery Procedures
                           -------------------------

B1546.01   Date of Delivery - Where Gold is sold for delivery in specified month, delivery of such Gold may be made by the seller upon such day of the specified month as the seller may select. If not previously delivered, delivery must be made upon the last business day of the month. (09/01/94)

B1547.01   Delivery Notices - (See 1047.01)  (09/01/94)

B1548.01   Method of Delivery - (See 1048.01)  (09/01/94)

B1549.00   Time of Delivery, Payment, Form of Delivery Notice - (See 1049.00)
(09/01/94)

B1549.02   Buyers' Report of Eligibility to Receive Delivery - (See 1049.02)
(09/01/94)

B1549.03   Sellers' Invoice to Buyers - In addition to the requirements of
Regulation 1049.03, the seller shall mail a copy of the invoice to the vault or vaults who issued the vault receipts being delivered. The seller will thereby notify the vault of the transfer of ownership of the indicated vault receipts from the seller to the buyer. The seller will be responsible for the payment of storage charges unless the vault has been notified thereby. (09/01/94)

B1549.04   Payment - Payment is to be made by a check drawn on and certified by a Chicago bank or by a Cashier's check issued by a Chicago bank. (09/01/94)

B1550.00   Duties of Members - (See 1050.00)  (09/01/94)

B1551.01   Office Deliveries Prohibited - (See 1051.01)  (09/01/94)

B1554.00   Failure to Accept Delivery - (See 1054.00)  (09/01/94)

B1556.01 Storage and Transfer Fees - Storage charges, transfer fees and in-and-out charges shallbe set by each depository vault and the schedule of such charges shall be posted with the Association, which shall be notified at least 60 days in advance of any changes in the rate schedule. Except as otherwise provided, all charges for storage, etc., shall remain the responsibility of the Seller until payment is made. (09/01/94)

Ch15B Regularity of Vaults

B1580.01   Duties of Vault Operators - It shall be the duty of the operators of all regular vaults:

(a) to accept Gold for delivery on Chicago Board of Trade contracts provided such Gold is ordered into the Vault by a Clearing Member of the Association, and all space in such vaults allotted for such purposes is not already filled or contracted for.

(b) to ascertain that Gold bars are weighed by a weigher approved by the Association.

(c) to notify the Board of Trade of any change in the condition of their vaults.

(d) to release to the bearer of a receipt the bars covered by said receipt upon presentation of the receipt and payment of all storage and other charges no later than three business days following compliance with these provisions.

(e) to keep Gold in storage in balance with Gold represented by its outstanding vault receipts. (09/01/94)

B1581.01   Conditions of Regularity - Companies operating depository vaults as owners or lessees (hereinafter called "operators") who desire to have such depository vaults made regular for delivery of Gold under the Rules and Regulations shall make application for a Declaration of Regularity on a form prescribed by the Exchange. Application for renewal of regularity must be made prior to May 1 in each year for the year beginning July 1 and shall be on the same form. If the Exchange approved such application, the Declaration of Regularity shall be posted on the bulletin board and thereafter the vault receipts for Gold stored in such vaults shall be deliverable in satisfaction of futures contracts under the Rules and Regulations. The following shall constitute the requirements and conditions for regularity:

(1)   The vault making application shall be inspected.

(2) The operator of such vault must be a Bank (either federal or state charter), or an entity owned and controlled by any such bank with capital (Capital, surplus and undivided earnings) in excess of $250,000,000 or be a depository corporation with first loss insurance of $250,000,000 issued by an insurer satisfactory to the Chicago Board of Trade. The Exchange may also require whatever sureties it deems necessary.

(3) Such vault shall be provided with standard equipment and appliances for the convenient and safe storage of Gold, the weighing of Gold, and provide for proper security.

(4) The operator of such vault shall furnish to the Registrar all needed information to enable him to keep a correct record and account of all Gold received and delivered by them daily and of that remaining in store at the close of each week.

(5) The operator of such vault shall accord every facility to any duly authorized committee for the examination of its books or records for the purpose of ascertaining the stocks of Gold. The Exchange shall have the authority to employ experts to determine the quantity and quality of Gold in said vault.

(6) No vault shall be deemed suitable to be declared regular if its location, accessibility, tariffs, or other qualifications shall depart from uniformity to the extent that its receipts as tendered in satisfaction of futures contracts will unduly depress the values of futures contracts or impair the efficacy of futures trading in this market, or if the operator of such vault engages in unethical or inequitable practices, or if the operator fails to comply with any laws, Federal or State, or Rules or Regulations promulgated under those laws.

(7) The operator shall make such reports, keep such records, and permit such vault visitation as the Board of Trade may prescribe, and shall comply with all applicable Rules and Regulations.

(8) Depository vaults must be in the City of Chicago, Illinois or in New York, New York. (09/01/94)

B1584.01   Revocation of Regularity - Any regular vault may be declared by the
Business Conduct Committee or, pursuant to Regulation 540.10, the Hearing Committee to be irregular at any time if it does not comply with the conditions above set forth, or fails to carry out its prescribed duties. If the designation of a vault as regular shall be revoked, notice of such revocation shall be posted on the

                          Ch15B Regularity of Vaults
                          ---------------------------

bulletin board. Such notice shall state the period of time, if any, during which the receipts issued by such vault shall thereafter be deliverable in satisfaction of futures contracts in Gold under the Rules and Regulations. (09/01/94)

B1585.01   Application for Declaration of Regularity - All applications by operators of vaults for a Declaration of Regularity under Regulation 1581.01 shall be on the following form:

                APPLICATION FOR A DECLARATION OF REGULARITY FOR
                 THE STORAGE OF GOLD UPON CONTRACTS FOR FUTURE
               DELIVERY UNDER THE CHARTER, RULES AND REGULATIONS
                 OF THE BOARD OF TRADE OF THE CITY OF CHICAGO.


      Board of Trade of the City of Chicago
      141 West Jackson Boulevard
      Chicago, Illinois 60604

      Gentlemen:

      ________________________________________________(hereinafter called
      Vault), located at___________________________ and
      licensed_________________________ and incorporated under the laws of____________________________, having allocated storage capacity of____________ Troy ounces (hereinafter called Regular Capacity) for the storage of Gold for delivery in satisfaction of futures contracts on the Board of Trade of the City of Chicago (hereinafter called Exchange), does hereby make application to the Exchange for a Declaration of Regularity to handle, receive and store Gold (hereinafter called Gold) for a period beginning__________________ and ending midnight June 30, 20______.

                           Conditions of Regularity

      Such Declaration of Regularity, if granted, shall be cancellable by the Exchange whenever the following conditions shall not be observed:

      1.     The Vault must:

             (1) give such bonds to the Exchange as may be reasonably required by the Exchange.

             (2) notify the Exchange promptly of any material change in ownership or condition of its premises.

             (3) make such reports, keep such records, and permit such inspections as the Exchange may reasonably prescribe.

             (4) comply with all applicable Rules and Regulations of the Exchange; and comply with all requirements of the Exchange permitted or required by such Rules and Regulations.

      2.     The Vault must be:

             (1)    in the City of Chicago, Illinois or in New York, New York

             (2) properly safeguarded and equipped to weigh and to provide safe and convenient storage of Gold.



                              Agreements of Vault

      The Vault expressly agrees:

      (1) in the event of revocation or expiration of regularity, to bear the expenses of the transfer of Gold under bond to another regular vault satisfactory to the holders of its vault receipts.

      (2) neither to withdraw as a regular vault nor withdraw any Regular Capacity during the life of this Declaration of Regularity except after sixty (60) days notice to the Exchange or having obtained the consent of the Exchange.

      (3) to notify the Exchange at least sixty (60) days in advance of any changes in its maximum storage and handling charges as shown in the attached schedule.

      Submitted herewith is a specimen of the Vault's proposed vault receipt.

                                              ______________________________

             _______________________          By____________________________
                       Date                                  Title

             This application is approved and a Declaration of Regularity is hereby granted.

             Board of Trade of the City of Chicago

                ________________________________

                          Ch15B Regularity of Vaults
                          --------------------------

                  Date

                                             By_______________________________
                                                          Secretary

                                                                          7079

           (01/01/00)

B1586.01 Regular Vault - (See Appendix 15B)  (09/01/94)

================================================================================
Chapter 16
Silver Futures Options
================================================================================

     Ch16 Trading Conditions..............................................
            1601.00  Authority............................................
            1601.01  Application of Regulations...........................
            1602.01  Nature of Silver Futures Put Options.................
            1602.02  Nature of Silver Futures Call Options................
            1603.01  Trading Unit.........................................
            1604.01  Striking Prices......................................
            1605.01  Payment of Option Premium............................
            1606.01  Option Premium Basis.................................
            1607.01  Exercise of Option...................................
            1607.02  Automatic Exercise...................................
            1608.01  Expiration of Option.................................
            1609.01  Months Traded........................................
            1610.01  Trading Hours........................................
            1611.01  Position Limits......................................
            1612.01  Margin Requirements..................................
            1613.01  Last Day of Trading..................................
            1614.01  Option Premium Fluctuation Limits....................

================================================================================
Chapter 16
Silver Futures Options
================================================================================

Ch16 Trading Conditions

1601.00   Authority - (See Rule 2801.00).  (10/01/94)

1601.01   Application of Regulations - Transactions in put and call options on
Silver futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Silver futures contracts. (See Rule 490.00). (10/01/94)

1602.01   Nature of Silver Futures Put Options - The buyer of one (1) Silver futures put option may exercise his option at any time prior to expiration, (subject to Regulation 1607.01), to assume a short position in one (1) Silver futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Silver futures put option incurs the obligation of assuming a long position in one (1) Silver futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

1602.02   Nature of Silver Futures Call Options - The buyer of one (1) Silver futures call option may exercise his option at any time prior to expiration, (subject to Regulation 1607.01), to assume a long position in one (1) Silver futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Silver futures call option incurs the obligation of assuming a short position in one (1) Silver futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

1603.01   Trading Unit - One (1)1,000 ounce Silver futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

1604.01   Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of:

(i) twenty-five (25) cents per troy ounce for strike prices less than eight dollars;

(ii) fifty (50) cents per troy ounce for strike prices greater than or equal to eight dollars but less than twenty dollars;

(iii) one (1) dollar per troy ounce for strike prices equal to or greater than twenty dollars.

At the commencement of trading the following options striking prices shall be listed for each listed month: one with a striking price closest to the previous day's settlement price on the underlying Silver futures contract month and the next three consecutive higher and next three consecutive lower striking prices closest to the previous day's settlement price. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two.When a sale in the underlying Silver futures contract occurs at a price greater than or equal to the price which is midway between the third largest and fourth largest striking prices, a new striking price one increment higher than the existing striking prices will be added. When a sale in the underlying futures contract occurs at a price which is greater than or equal to the price which is midway between the second and third highest striking prices, two new striking prices one increment and two increments higher than the existing striking prices will be added. When a sale in the underlying Silver futures contract occurs at a price less than or equal to the price which is midway between the third smallest and fourth smallest striking prices, a new striking price one increment lower than the existing striking prices will be added. When a sale in the underlying futures contract occurs at a price which is less than or equal to the price which is midway between the second and third lowest striking prices, two new striking prices one increment and two increments lower than the existing striking prices will be added. All new striking prices will be added prior to the opening of trading on the following business day.

No new striking prices may be added to an option during the month in which it expires. The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to

                            Ch16 Trading Conditions
                            -----------------------

respond to market conditions. (10/01/94)

1605.01   Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (10/01/94)

1606.01   Option Premium Basis - The premium for Silver futures options shall be in multiples of ten one-hundredths (10/100) of one cent per troy ounce (one dollar ($1.00) per option contract) of a 1,000 ounce Silver futures contact.

However, when both sides of the trade are closing transactions, the option premium may be equal to $1.00 (one dollar) per option contract. (10/01/94)

1607.01   Exercise of Option - The buyer of a Silver futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. on expiration date:

(i)   to correct errors or mistakes made in good faith;

(ii) to take appropriate action as the result of unreconciled Exchange option transactions;

(iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

1607.02   Automatic Exercise - Notwithstanding the provisions of Regulation
1607.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. on the expiration date:

(i)   to correct errors or mistakes made in good faith;

(ii) to take appropriate action as the result of unreconciled Exchange option transactions;

(iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

1608.01   Expiration of Option - Unexercised Silver futures options shall expire at 10:00 a.m. on the first Saturday following the last day of trading.
(10/01/94)

1609.01   Months Traded - Trading may be conducted in Silver futures options in the following months: February, April, June, August, October, December for any fourteen month period which begins with the current nearby option month, provided however, that the Board or a Committee authorized by the Board may determine not to list a contract month. There shall be no trading in Silver futures put options for months in which Silver futures are not traded on the Chicago Board of Trade. (10/01/94)

1610.01   Trading Hours - The hours of trading of options on Silver futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be 1:25 p.m., subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring Silver futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Silver futures options shall be opened and closed with a public call made month by month for all striking prices simultaneously for all options which share a common expiration date. Each month for silver futures options shall be opened and closed simultaneously with the opening and closing of the same month for silver futures. The public call for opening and closing Silver futures options shall be conducted by such persons as the Regulatory Compliance Committee shall direct. (03/01/00)

1611.01   Position Limits - (See Regulation 425.01)  (10/01/00)

                            Ch16 Trading Conditions
                            -----------------------

1612.01   Margin Requirements -  (See Regulation 431.05)  (10/01/94)

*1613.01 Last Day of Trading - No trades in Silver futures options expiring in the current month shall be made after 1:25 p.m. on the last Friday which precedes by at least two [five] business days, the first notice day for the corresponding Silver futures contract. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (03/01/00)

*Additions underlined, deletions bracketed for contracts from December 2000 forward.

1614.01   Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in a Silver futures option at a premium of more than the trading limit for the Silver futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Corporation. On the first day of trading, limits shall be set from the lowest premium of the opening range. (10/01/94)

================================================================================
Chapter 18
U.S. Treasury Bonds
================================================================================

   Ch18 Trading Conditions................................................. 1802
        1801.00  Authority................................................. 1802
        1802.01  Application of Regulation................................. 1802
        1804.01  Unit of Trading........................................... 1802
        1805.01  Months Traded In.......................................... 1802
        1806.01  Price Basis............................................... 1802
        1806.01  Price Basis............................................... 1802
        1807.01  Hours of Trading.......................................... 1802
        1809.01  Last Day of Trading....................................... 1802
        1809.02  Liquidation in the Last Seven Days of the Delivery Month.. 1802
        1810.01  Margin Requirements....................................... 1802
        1812.01  Position Limits and Reportable Positions.................. 1802

   Ch18 Delivery Procedures................................................ 1803
        1836.01  Standards................................................. 1803
        1842.01  Deliveries on Futures Contracts........................... 1803
        1842.02  Wire Failure.............................................. 1803
        1846.01  Date of Delivery.......................................... 1803
        1847.01  Delivery Notices.......................................... 1804
        1848.01  Method of Delivery........................................ 1804
        1849.00  Time of Delivery, Payment, Form of Delivery Notice........ 1804
        1849.02  Buyer's Report of Eligibility to Receive Delivery......... 1804
        1849.03  Seller's Invoice to Buyers................................ 1804
        1849.04  Payment................................................... 1804
        1849.05  Buyers Banking Notification............................... 1804
        1850.00  Duties of Members......................................... 1804
        1851.01  Office Deliveries Prohibited.............................. 1804
        1854.00  Failure to Accept Delivery................................ 1804

     Ch18 Regularity of Banks.............................................. 1805
        1880.01  Banks..................................................... 1805



                                      1801

================================================================================
Chapter 18
U.S. Treasury Bonds
================================================================================
Ch18 Trading Conditions

1801.00  Authority  - (See Rule 1701.00)  (10/01/94)

1802.01 Application of Regulations - Futures transactions in long term U.S. Treasury bonds shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in long term U.S. Treasury bonds. 3000 (09/01/00)

1804.01 Unit of Trading - The unit of trading shall be United States Treasury bonds having a face value at maturity of one hundred thousand dollars ($100,000) or multiples thereof. 3002 (10/01/94)

1805.01 Months Traded In - Trading in long-term U.S. Treasury bonds may be scheduled in such months as determined by the Exchange. (03/01/00)

1806.01 Price Basis - Minimum price fluctuations shall be in multiples of one thirty-second (1/32) point per 100 points ($31.25 per contract) except for intermonth spreads, where minimum price fluctuations shall be in multiples of one-fourth of one-thirty-second point per 100 points ($7.8125 per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. 3004 (02/01/01)

1807.01 Hours of Trading - The hours of trading for future delivery in U.S. Treasury Bonds shall be determined by the Board. On the last day of the trading in an expiring future, the closing time for such future shall be 12:00 noon, subject to the provisions of the second paragraph of Rule 1007.00. The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. 3007 (10/01/94)

1809.01 Last Day of Trading - No trades in long term U.S. Treasury bond futures deliverable in the current month shall be made during the last seven business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation 1809.02 after trading in such contracts has ceased. 3008 (10/01/94)

1809.02 Liquidation in the Last Seven Days of the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 1809.01 of this chapter, outstanding contracts may be liquidated by the delivery of book-entry U.S. Treasury bonds (Regulation 1842.01) or by mutual agreement by means of a bona fide exchange of such current futures for the actual long term U.S. Treasury bonds or comparable instruments. Such exchange must, in any event, be made no later than the fifth business day immediately preceding the last business day of the delivery month. 3009 (10/01/94)

1810.01  Margin Requirements  -  (See Regulation 431.03)  (10/01/94)

1812.01 Position Limits and Reportable Positions - (See 425.01) (10/01/94) Ch18 Delivery Procedures

                                      1802

                           Ch18 Delivery Procedures

1836.01  Standards   - The contract grade for delivery on futures contracts made under these regulations shall be long term U.S. Treasury bonds which if callable are not callable for at least 15 years or if not callable have a maturity of at least 15 years. All bonds delivered against a contract must be of the same issue. For settlement, the time to maturity (time to call if callable) of a given issue is calculated in complete three month increments (i.e. 15 years and 5 months = 15 years and 1 quarter) from the first day of the delivery month. The price at which a bond with this time to maturity (time to call if callable) and with the same coupon rate as this issue will yield 6% according to bond tables prepared by the Financial Publishing Co. of Boston, Mass., is multiplied times the settlement price to arrive at the amount which the short invoices the long.

U.S. Treasury Bonds deliverable against futures contracts under these regulations must have semi-annual coupon payments.

Interest accrued on the bonds shall be charged to the long by the short in accordance with Department of the Treasury Circular 300, Subpart P.

New issues of long term U.S. Treasury bonds which satisfy the standards in this regulation shall be added to the deliverable grade as they are issued. The [Financial Instruments Committee or the] Board shall have the right to exclude any new issue from deliverable status or to further limit outstanding issues from deliverable status. 3001 (03/01/00)

1842.01  Deliveries on Futures Contracts   - Deliveries against long term U.S.
Treasury bond futures contracts shall be by book-entry transfer between accounts of Clearing Members at qualified banks (Regulation 1880.01) in accordance with Department of the Treasury Circular 300, Subpart O: Book-Entry Procedure. Delivery must be made no later than the last business day of the month. Notice of intention to deliver shall be given to the Board of Trade Clearing Corporation by 8:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on the second business day preceding delivery day. In the event the long Clearing Member does not agree with the terms of the invoice received from the short Clearing Member, the long Clearing Member must notify the short Clearing Member, and the dispute must be settled by 9:30 a.m. (Chicago time) on delivery day. The short Clearing Member must have contract grade U.S. Treasury bonds in place at his bank in acceptable (to his bank) delivery form no later than 10:00 a.m. (Chicago time) on delivery day. The short Clearing Member must notify his bank (Regulation 1880.01) to transfer contract grade U.S. Treasury bonds by book-entry to the long Clearing Member's account at the long Clearing Member's bank on a delivery versus payment basis. That is, payment shall not be made until the bonds are delivered. On delivery day, the long Clearing Member must make funds available by 7:30 a.m. (Chicago time) and notify his bank (Regulation 1880.01) to accept contract grade U.S. Treasury bonds and to remit federal funds to the short Clearing Member's account at the short Clearing Member's bank (Regulation 1880.01) in payment for delivery of the bonds. Contract grade U.S. Treasury bonds must be transferred and payment must be made before 1:00 p.m. (Chicago time) on delivery day. All deliveries must be assigned by the Clearing Corporation. Where a commission house as a member of the Clearing Corporation has an interest both long and short for customers on its own books, it must tender to the Clearing Corporation such notices of intention to deliver as it received from its customers who are short. 3011 (12/01/99)

1842.02  Wire Failure   - In the event that delivery cannot be accomplished
because of a failure of the Federal Reserve wire or because of a failure of either the long Clearing Member's bank or the short Clearing Member's bank access to the Federal Reserve wire, delivery shall be made before 9:30 a.m. on the next business day on which the Federal Reserve wire or bank access to it is operable. Interest shall accrue to the long paid by the short beginning on the day on which the bonds were to be originally delivered.

In the event of such failure, both the long and short must provide documented evidence that the instructions were given to their respective banks in accordance with Regulations 1842.01 and 1849.04 and that all other provisions of
Regulations 1842.01 and 1849.04 have been complied with. 3014   (10/01/94)

1846.01  Date of Delivery   - Delivery of U.S. Treasury bonds may be made by the
short upon any

                                      1803

                           Ch18 Delivery Procedures

permissible delivery day of the delivery month the short may select. Delivery of U.S. Treasury bonds must be made no later th an the last business day of that month. 3012 (10/01/94)

1847.01  Delivery Notices   - (See Regulation 1047.01)  (10/01/94)

1848.01  Method of Delivery   - (See Regulation 1048.01)  (10/01/94)

1849.00  Time of Delivery, Payment, Form of Delivery Notice   - (See Rule
1049.00) (10/01/94)

1849.02 Buyer's Report of Eligibility to Receive Delivery - (See Regulation 1049.02) (10/01/94)

1849.03  Seller's Invoice to Buyers   - Upon determining the buyers obligated to
accept deliveries tendered by issuers of delivery notices, the Clearing House shall promptly furnish each issuer the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing House to each such buyer. Thereupon, sellers (issuers of delivery notices) shall prepare invoices addressed to their assigned buyers, describing the documents to be delivered to each such buyer. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing House, and adjusted for applicable interest payments. Such invoices shall be delivered to the Clearing House by 2:00 p.m., or by such other time designated by the Board of Directors, on the day of intention except on the last intention day of the month, where such invoices shall be delivered to the Clearing House by 3:00 p.m., or by such other time designated by the Board of Directors. Upon receipt of such invoices, the Clearing House shall promptly make them available to buyers to whom they are addressed, by placing them in buyer's mail boxes provided for that purpose in the Clearing House. (12/01/99)

1849.04  Payment   - Payment shall be made in federal funds. The long obligated to take delivery must take delivery and make payment before 1:00 p.m. on the day of delivery except on banking holidays when delivery must be taken and payment made before 9:30 a.m. the next banking business day. Adjustments for differences between contract prices and delivery prices established by the Clearing House shall be made with the Clearing House in accordance with its By-laws and Resolutions. 3013 (10/01/94)

1849.05  Buyers Banking Notification   - The long Clearing Member shall provide
the short Clearing Member by 4:00 p.m. (5:00 p.m. EST) on the day of intention, one business day prior to delivery day, with a Banking Notification. The Banking Notification form will include the following information: the identification number and name of the long Clearing Member; the delivery date; the notification number of the delivery assignment; the identification number and name of the short Clearing Member making delivery; the quantity of the contract being delivered; the long Clearing Member's bank, account number and specific Federal Wire instructions for the transfer of U.S. securities. (10/01/94)

1850.00  Duties of Members   - (See Rule 1050.00)  (10/01/94)

1851.01  Office Deliveries Prohibited   - (See Regulation 1051.01)  (10/01/94)

1854.00  Failure to Accept Delivery   - (See Rule 1054.00)  (10/01/94)

                                      1804

Ch18 Regularity of Banks

1880.01  Banks   - For purposes of these regulations relating to trading in long term U.S. Treasury bonds, the word "Bank" (Regulation 1842.01) shall mean a U.S. commercial bank (either Federal or State charter) that is a member of the Federal Reserve System and with capital (capital, surplus and undivided earnings) in excess of one hundred million dollars ($100,000,000). 3015 (10/01/94)

                                      1805

================================================================================
Chapter 19
Long-Term Municipal Bond Index Futures
================================================================================

    Ch19 Trading Conditions................................................ 1902
      1901.00  Authority................................................... 1902
      1902.01  Application of Regulation................................... 1902
      1904.01  Unit of Trading............................................. 1902
      1905.01  Months Traded In............................................ 1902
      1906.01  Price Basis................................................. 1902
      1907.01  Hours of Trading............................................ 1902
      1909.01  Last Day of Trading......................................... 1902
      1909.02  Liquidation During the Delivery Month....................... 1902
      1910.01  Margin Requirements......................................... 1902
      1912.01  Position Limits and Reportable Positions.................... 1902
      1913.01  All-Or-None Orders.......................................... 1902

    Ch19 Delivery Procedures............................................... 1903
      1936.01  Standards................................................... 1903
      1942.01  Delivery on Futures Contracts............................... 1903
      1947.01  Payment..................................................... 1903
      1950.01  Index Composition........................................... 1903
      1950.02  Disclaimer.................................................. 1906





                                      1901

================================================================================
Chapter 19
Long-Term Municipal Bond Index Futures
================================================================================

Ch19 Trading Conditions
1901.00  Authority - (See Rule 1701.00)  (10/01/94)

1902.01 Application of Regulation - Futures transactions in Long-Term Municipal Bond Index contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in Long-Term Municipal Bond Index futures contracts. (10/01/94)

1904.01 Unit of Trading - The unit of trading shall be $1,000.00 times The Bond Buyer Municipal Bond Index*. (10/01/94)

1905.01 Months Traded In - Trading in Long-Term Municipal Bond Index futures may be scheduled in such months as determined by the Exchange. (09/01/99)

1906.01 Price Basis - The price of Long-Term Municipal Bond Index futures shall be quoted in points. One point equals $1,000.00. The minimum price fluctuation shall be 1/32 of one point or thirty-one dollars and twenty-five cents ($31.25) per contract. Contracts shall not be made on any other price basis. (10/01/94)

1907.01 Hours of Trading - The hours of trading for future delivery in Long-Term Municipal Bond Index futures shall be determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 2:00 p.m. Chicago time (3:00 p.m. New York time) subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. The market shall be opened and closed for all months simultaneously or in such other manner as the Regulatory Compliance Committee shall direct. (10/01/94)

1909.01 Last Day of Trading - No trades in Long-Term Municipal Bond Index futures contracts deliverable in the current delivery month shall be made during the last seven business days of that month. If on the last day of trading The Bond Buyer does not publish a closing Bond Buyer Municipal Bond Index* value, the last day of trading shall be the next business day for which a closing Bond Buyer Municipal Bond Index* value is published. (10/01/94)

1909.02 Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 1909.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 1942.01. (10/01/94)

1910.01  Margin Requirements - (See Regulation 431.03).  (10/01/94)

1912.01 Position Limits and Reportable Positions - (See Regulation 425.01). (10/01/94)

1913.01 All-Or-None Orders - The minimum threshold established for All-Or-None orders in Long-Term Municipal Bond Index futures is one hundred contracts. Such orders must be executed in accordance with Regulation 331.03. (07/01/00)


                                      1902

Ch19 Delivery Procedures

1936.01 Standards - The contract grade shall be $1,000.00 times the closing value of The Bond Buyer Municipal Bond Index* on the last day of trading. The Bond Buyer Municipal Bond Index* shall be that index which shall be composed and determined by The Bond Buyer in accordance with the criteria set forth in Regulation 1950.01 and which shall be known as The Bond Buyer Municipal Bond Index*. The closing value of The Bond Buyer Municipal Bond Index* shall be determined by The Bond Buyer. (10/01/94)

1942.01 Delivery on Futures Contracts - Delivery against Long-Term Municipal Bond Index futures contracts shall be made through the Clearing House. Delivery under these regulations shall be accomplished by cash settlement as hereinafter provided.

After trading ceases on the last day of trading the Clearing House shall advise clearing members holding open positions in current month Long-Term Municipal Bond Index futures contracts of the closing value of The Bond Buyer Municipal Bond Index* on the last day of trading. Clearing members shall make and receive payment through the Clearing House in accordance with normal variation settlement procedures. The settlement price on the last day of trading is equal to $1,000.00 times the closing value of The Bond Buyer Municipal Bond Index* on the last day of trading. (10/01/94)

1947.01  Payment - (See Regulation 1049.04)  (10/01/94)

1950.01  Index Composition - The Bond Buyer Municipal Bond Index* (the
"Index") shall be constructed by The Bond Buyer in accordance with the following criteria:

(a) General Index Composition-The Index, at all times, shall be composed of 40 term municipal bonds that are generally exempt from federal income taxation including those generally exempt issues whose interest payments may be subject to an alternative minimum tax. The term bonds selected shall be the most current issues which meet each of the following criteria:

    1. Size-Each term bond (term component only) shall have a principal value of at least $50 million except for term housing bonds which shall have a principal value of at least $75 million to be eligible for inclusion in the Index.

    2. Rating-Each term bond shall be rated by either Standard and Poor's (S&P) or Moody's Investors Service (MIS) or both. Each term bond shall be rated either A- or higher by S&P, or A or higher by MIS (A3 or higher for bonds rated by MIS using the 1-3 suffix) upon initial inclusion in the Index.

    3. Maturity-Each term bond shall have a remaining maturity of 19 years or longer on the date of a bond's initial inclusion in the Index.

    4. Call Provisions-Each term bond may or may not be callable. If callable, the first call shall be between 7 and 16 years upon a bond's initial inclusion in the Index. In addition, each callable term bond must have at least one call-at-par date prior to maturity.

    5. Par Issue-Each term bond must have been reoffered at a price between 85 and 105 to be eligible for inclusion in the Index.

    6. Trading Eligibility-Each term bond shall be reoffered, out of syndicate, and eligible for dealer-to-dealer broker trading at least one business day prior to inclusion in the Index, provided that The Bond Buyer can gather the information necessary to make a determination to include such bond by such time.

    7. Private Placements-A term bond issued as a private placement is not eligible for inclusion in the Index.

    8. Coupon-Each term bond shall pay semiannual interest at a fixed coupon rate.

    9. Term Bond Limit-No more than two term bonds from the same issuer shall be included in the Index. If more than two term bonds from the same issuer are available for inclusion in the Index, the two largest term bonds in terms of principal value shall be added. If two or more term bonds are the same size, the term bonds with the longest maturity shall be added to the Index.



                                      1903

                           Ch19 Delivery Procedures
                           ------------------------

        A bond shall be deemed to have been issued by the same issuer if such bond has the same nominal and generic security, that is, the same ultimate source of payment for debt service, of another bond in the Index. A first or second lien bond of the same generic security shall be defined as having been issued by the same issuer.

        The Bond Buyer shall determine which bonds meet the above listed inclusion criteria. The Bond Buyer, in its discretion, may exclude term bonds which meet the above listed criteria but which have other unusual characteristics. Such characteristics may include, but shall not be limited to, bonds with unusual tender provisions, early redemption options, or contingent takedown options.

(b) Index Computation-The Bond Buyer shall compute the closing value of the Index each day the municipal bond cash market is open using the following procedures:

    1. Price Evaluation-At least four major municipal bond dealer-to-dealer brokers, who broker the type and variety of bonds fully representative of this Index shall evaluate the price of each bond in the Index daily. An evaluation shall be defined as the broker's assessment of the price at which a minimum $100,000 or higher face value of each of such bonds could be sold in the cash market between 1:45 p.m. and 2:00 p.m. Chicago time (2:45 p.m. and 3:00 p.m. New York time). Beginning on the first business day of the delivery month and continuing through the day the current contract expires, the brokers shall also evaluate the price of each bond between 10:45 a.m. and 11:00 a.m. Chicago time (11:45 a.m. and 12:00 noon New York time), in order that The Bond Buyer may compute the Index twice daily. If the Secretary of the Exchange determines in advance that circumstances in the cash market will occasion either an early halt to cash market trading or an otherwise unscheduled holiday which would impede a price evaluation, the Secretary may suspend or reschedule the price evaluation(s) for that day provided that such determination is published before the start of trading on the day in question and provided that such day is not the last day of trading in a contract month. In the event that circumstances prevent at least four major municipal bond dealer-to-dealer brokers from pricing each of the bonds in the index, the Secretary of the Exchange may allow, without prior notice, the price evaluation for that day to be calculated with less than four major municipal bond dealer-to-dealer brokers or may suspend or revise the day's calculation, provided that the day in question is not the last day of trading in a contract month.

    2. Computation-The Bond Buyer shall compute the median value for each bond. The median value is defined as the price arrived at by dropping the one highest and the one lowest price evaluations and calculating the simple average (mean) of the remaining price evaluations. Each median value shall be divided by a conversion factor to arrive at a converted price. The 40 converted prices shall be summed and divided by 40 to arrive at the average converted price. The average converted price shall be divided by a divisor or multiplied by a coefficient (see subsection (d) below) and rounded to the nearest 1/32 (rounded up if the Index value is exactly at the midpoint between two 1/32s) to arrive at the daily Index value.

    3. Conversion Factor-The conversion factor for any bond shall be the price at which it will yield 6% (rounded to 4 decimal places) based on the formula found in Standard Securities Calculation Methods published by the Securities Industry Association. The coupon is the actual bond coupon rounded to the nearest 1/8% (rounded up in the case of ties). The time to maturity is calculated in complete three month increments from the first business day of the quarter following the bond's reoffer date to the first call-at-par date for callable bonds and to the maturity date for non-callable bonds. The conversion factor for each bond shall be published in The Bond Buyer.

    (c) Composition Changes-After 2:00 p.m. Chicago time (3:00 p.m. New York time) on the 15th calendar day and on the last business day of each month (the "revision days") the Index shall be revised by adding bonds to and deleting bonds from the Index as provided below. If the 15th calendar day of any month is not an Association business day, the Index revision shall occur after 2:00 p.m. Chicago time (3:00 p.m. New York time) on the immediately preceding Association business day.



                                      1904

                           Ch19 Delivery Procedures
                           ------------------------

    Bonds shall be added to and deleted from the Index in the following manner:

    1. (i) Any bond that includes a provision for extraordinary redemption in the Official Statement, and that is priced at 102 or higher on both of the two business days immediately preceding the revision day shall be deleted. An extraordinary redemption shall be defined as a provision which permits the issuer to call (redeem) the bond, in whole or in part, at a price of par (100) as a result of: (a) prepayments; (b) uncommitted or unexpended bond proceeds; or (c) other funds available in excess of the amounts required for the payment of debt service and expenses.

        (ii) Any bond which no longer meets the minimum rating criterion listed in 1950.01(a)(2) shall be deleted. Any bond in default shall be deleted from the Index.

    2. Newly issued bonds meeting the criteria listed in subsection (a) above shall be added.

        (i) In order to be included in the revised Index, bonds must be reoffered, out of syndicate, and eligible for dealer-to-dealer broker trading at least one business day prior to inclusion in the Index.

        (ii) In the event that a newly issued term bond meets the criteria, but would cause the total number of term bonds from a single issuer to exceed two, the term bond of that issuer previously in the Index which has the lowest trading volume since the previous revision day shall be deleted from the Index until the total number of term bonds does not exceed two. Trading volume shall be based on the dealer-to-dealer trades matched by the National Securities Clearing Corporation. Volume data supplied by the National Securities Clearing Corporation will be cumulative data covering the last revision period. Only bonds for which trading data can be collected for the entire previous revision period will be eligible for deletion under the foregoing trading volume criterion. If bonds of that issuer have equal trading volume, or are bonds for which trading data cannot be collected for the entire previous revision period, and are eligible for deletion, the bond which has been in the Index for the longest period of time shall be deleted first. If the bonds of that issuer have equal trading volume, or are bonds for which trading data cannot be collected for the entire previous revision period, and are of equal age and are eligible for deletion, the smallest bonds of that issuer in terms of principal value shall be deleted first. If bonds of that issuer have equal trading volume, or are bonds for which trading data cannot be collected for the entire previous revision period, and are of equal age and the same size in terms of principal value, and are also eligible for deletion, the bonds with the shortest maturity shall be deleted first.

    3. (i) If the Index contains more than 40 bonds, bonds that have been in the Index for 18 months or longer shall be deleted until the number of bonds in the Index equals 40. If bonds are of equal age, the smallest bonds in terms of principal value shall be deleted first. If bonds are of equal age and are the same size in terms of principal value, the bonds with the shortest maturity shall be deleted first. If the Index still contains more than 40 bonds, the bonds previously in the Index with the lowest trading volume since the previous revision day shall be deleted until the number of bonds in the Index equals 40. Trading volume shall be based on the dealer-to-dealer trades matched by the National Securities Clearing Corporation. Volume data supplied by the National Securities Clearing corporation will be cumulative data covering the last revision period. Only bonds for which trading data can be collected for the entire previous revision period will be eligible for deletion under the foregoing trading volume criterion. If bonds have equal trading volume, the bonds that have been in the Index for the longest period of time shall be deleted first.

             If bonds have equal trading volume and are of equal age the smallest bonds in terms of principal value shall be deleted first. For bonds which are equivalent on all three criteria the bonds with the shortest maturity shall be deleted first.

             Under extraordinary circumstances The Bond Buyer, in its discretion, may choose to delete bonds other than the bonds with the lowest trading volume. Such


                                      1905
             circumstances may include, but shall not be limited to, extraordinary redemptions and prerefundings.

        (ii) If the Index contains less than 40 bonds, previously deleted bonds shall be added beginning with the most recently deleted bond until the number of bonds in the Index equals 40. If bonds are of equal age, the largest bonds in terms of principal value shall be added first. If bonds are of equal age and are the same size in terms of principal value, the bonds with the longest maturity shall be added first. Bonds priced at 102 or above and which are subject to an extraordinary redemption provision (see subsection (c)(1) above) shall not be added to the Index.

            On the business day preceding the revision day, the bonds to be added to the Index and the bonds to be deleted from the Index shall be announced by The Bond Buyer.

(d) Divisor (Coefficient) Computation and Changes-As of December 12, 1983, the Index divisor (coefficient) shall equal one. The Index divisor (coefficient) shall be changed each time the Index is revised. On each revision day, a new divisor (coefficient) shall be chosen such that the closing level of the revised Index shall equal the closing level of the Index had it not been revised. The divisor is defined as the number arrived at by dividing the average converted price (see 1950.01(b)(2)) for the bonds in the revised ("new") Index by the value of unrevised ("old") Index on revision day. The coefficient is defined as the reciprocal of the divisor. The divisor (coefficient) is rounded to four decimal places. The Index divisor (coefficient) shall be reset to one, on March 1, 1995. The index divisor (coefficient) applicable to Municipal Bond Index futures contracts based on 6 percent conversion factors shall be reset when the 6 percent contract(s) is (are) first listed.

    *Copyright 1985, The Bond Buyer and The Board of Trade of the City of Chicago. (03/01/00)

1950.02 Disclaimer - The Bond Buyer Municipal Bond Index futures and futures options are not sponsored, endorsed, sold or promoted by Thomson Holdings, Inc., its subsidiaries, The CBBB Partnership, or the various brokers who evaluate bonds for purposes of the Index ("Entities"). These Entities make no representation or warranty, express or implied, to the owners of Bond Buyer Municipal Bond Index futures or futures options or any member of the public regarding the advisability of trading in Bond Buyer Municipal Bond Index futures and futures options. These Entities have no obligation to take the needs of the Chicago Board of Trade or the owners of the Bond Buyer Municipal Bond Index futures and futures options into consideration in determining, composing or calculating the Index. These Entities are not responsible for and have not participated in the determination of when the Bond Buyer Municipal Bond Index futures and futures options are listed for trading and (in the case of futures options) at what strike prices or in the determination or calculation of how such Index futures and futures options may be converted into cash. These Entities have no obligation or liability in connection with the administration, marketing or trading of the Bond Buyer Municipal Bond Index futures and futures options.

THESE ENTITIES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE BOND BUYER MUNICIPAL BOND INDEX OR ANY DATA INCLUDED THEREIN AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THESE ENTITIES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CHICAGO BOARD OF TRADE, OWNERS OF THE BOND BUYER MUNICIPAL BOND INDEX FUTURES AND FUTURES OPTIONS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF SUCH INDEX OR ANY DATA INCLUDED THEREIN. THESE ENTITIES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BOND BUYER MUNICIPAL BOND INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THESE ENTITIES HAVE ANY LIABILITY FOR LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN THESE ENTITIES AND BETWEEN THESE ENTITIES AND THE CHICAGO BOARD OF TRADE OR THE CBBB PARTNERSHIP. (04/01/98)



                                      1906

===============================================================================================================
Chapter 20
Futures Commission Merchant
===============================================================================================================
    Ch20 General.....................................................................................
           2000.00      Commission Merchant..........................................................
           2001.00      Corporations and Partnerships................................................
           2001.01      Partnerships and Corporations................................................
           2001.02      Registration of Membership for Corporation...................................
           2001.03      Registration of Membership for Partnership...................................
           2002.00      Business Conduct Committee...................................................
           2003.00      Testimony and Production of Books and Papers.................................
           2003.01      Approval of Customer Accounts................................................
           2003.02      Financial Questionnaire......................................................
           2003.03      Audits.......................................................................
           2003.04      Reduction of Capital.........................................................
           2003.05      Restrictions on Operations...................................................
           2003.07      Financial Requirements.......................................................
           2003.08      Expulsion from a Designated Contract Market..................................
           2004.00      Advertising..................................................................
           2005.00      Trade Checking Penalties.....................................................

    Ch4 Customer Accounts............................................................................
           414.00       Trades of Non-Clearing Members...............................................
           415.00       Trades of Non-Clearing Members...............................................
           416.01       Correspondent Accounts.......................................................
           416.02       Members Responsible for Correspondents.......................................
           416.02A      Correspondents...............................................................
           416.04       Correspondent Accounts.......................................................
           416.05       Limitations On Acceptance of Agent Business..................................
           417.01       Notice and Processing of Transfer of Accounts................................
           418.01       Non-Members' Accounts........................................................
           419.00       Trading for Employees........................................................
           420.00       Trading by Employees.........................................................
           420.01       Gratuities...................................................................
           420.01A      Elective Officers and Non-Member Directors...................................
           421.00       Confirmation to Customers....................................................
           421.01       Confirmations................................................................
           421.02       Options Confirmations........................................................
           421.03       Average Price Orders.........................................................
           421.05       Allocation of Exercise Notices...............................................
           422.00       Investment Company Accounts..................................................
           423.00       Discretionary Orders.........................................................
           423.01       Discretionary Accounts.......................................................
           423.01B      Discretionary Trading........................................................
           423.02       Presumption That Trades Are Pursuant to Discretionary Authority..............
           423.03       Supervision of Discretionary Trading by Employees............................
           423.04       Customer Orders During Concurrent Sessions...................................

    Ch4 Position Limits and Reportable Positions in Futures..........................................
           425.01       Position Limits In Futures...................................................
           425.02       Bona Fide Hedging Positions in Futures.......................................
           425.03       Reporting Requirements For Bona Fide Hedging Positions in Futures in

                         Excess of Limits...............................................................
                425.04   Exemptions From Position Limits in Futures.....................................
                425.05   Exemption from Aggregation for Position Limit Purposes in Futures..............
                425.06   Position Accountability for U.S. Treasury Bond Futures.........................
                425.07   Position Accountability for Long-Term and Medium-Term Treasury Note
                         Futures........................................................................
                425.08   Position Accountability for 30-Day Fed Funds Futures...........................
                430.00   Deposits by Customers..........................................................
                431.00   Margins........................................................................
                431.00A  Permit Holder Interpretation...................................................
                431.01   Margins - Non-Clearing Members.................................................
                431.02   Margin Requirements............................................................
                431.02A  Hedging Transactions...........................................................
                431.03   Margin on Futures..............................................................
                431.03A  Margins........................................................................
                431.03B  Margins........................................................................
                431.04   Notice of Undermargined Omnibus Accounts.......................................
                431.05   Margin on Options..............................................................
                431.06   Margin on Options - Non-Clearing Members.......................................
                432.00   Customers' Securities..........................................................
                433.00   Agreement for Use of Securities................................................
                433.01   Construction of Rules 432.00 and 433.00........................................

         Ch4 Transfer Trades/Exchange Service Fees......................................................
                443.00   Exempt Transactions............................................................
                444.01   Transfer Trades; Exchange of Futures for Physicals and Give-up
                         Transactions...................................................................
                444.01A  Transfer Trades and Inter-Market Spreads.......................................
                444.01B  Prohibition on Exchange of Futures for Cash Commodities Involving
                         Multi-Parties..................................................................
                444.02   Clearance of Exchanges of Futures for Physicals Transactions...................
                444.03   Transfer Trades in a Delivery Month............................................
                450.00   Exchange Service Fees..........................................................
                450.01   Exchange Service Fees..........................................................
                450.01A  Exchange Service Fees..........................................................
                450.01B  Options Transactions...........................................................
                450.01C  Exchange Service Fees..........................................................
                450.02   Member's Own Account and Member Firm's Account.................................
                450.03   Exchange Service Fees for Professional Trading Firms...........................
                450.04   Exchange Service Fees - Adjustments............................................

         Ch4 Adjustments................................................................................
                460.01   Errors and Mishandling of Orders...............................................
                460.02   Checking and Reporting Trades..................................................
                460.03   Failure to Check Trades........................................................
                460.04   Price of Execution Binding.....................................................

         Ch4 Customer Orders............................................................................
                465.01   Records of Customers' Orders...................................................
                465.02   Application and Closing Out of Offsetting Long and Short Positions.............
                465.02A  Exchange's No Position Stance on FCM's Internal Bookkeeping Procedures.........
                465.03   Orders and Cancellations Accepted On A 'Not Held' Basis........................
                465.04   Records of Floor Order Forms...................................................
                465.05   Floor Order Forms..............................................................
                465.06   Broker's Copy of Floor Orders..................................................

                465.07   Designation of Order Number Sequences..........................................
                465.08   Post-Execution Allocation......................................................
                466.00   Orders Must be Executed in the Public Market...................................

         Ch4 Offices and Branch Offices.................................................................
                475.00   Offices and Branch Offices.....................................................

         Ch4 APs and Other Employees....................................................................
                480.01   APs............................................................................
                480.02   Employers Responsible for APs..................................................
                480.09   Other Employees................................................................
                480.10   Supervision....................................................................

         Ch4 Options Transactions.......................................................................
                490.00   Application of Rules and Regulations...........................................
                490.02   Option Customer Complaints.....................................................
                490.03   Supervision Procedures.........................................................
                490.03A  Introducing Brokers Guaranteed by Member FCMs/Supervision Procedures...........
                490.05   Disclosure.....................................................................
                490.06   Promotional Material...........................................................
                490.07   Sales Communication............................................................
                490.09   Reports by Commission Merchants................................................
                495.01   Position Limits in Options.....................................................
                495.02   Economically Appropriate Hedging Positions in Options..........................
                495.03   Reporting Requirements for Economically Appropriate Hedging Positions in
                         Options in Excess of Limits....................................................
                495.04   Exemptions From Position Limits in Options.....................................
                495.06   Position Accountability for U.S. Treasury Bond Futures Options.................
                495.07   Position Accountability for Long-Term and Medium Term Treasury  Note
                         Futures Options................................................................

================================================================================
Chapter 20
Futures Commission Merchant
================================================================================

Ch4 General

2000.00   Commission Merchant - A member who makes a trade, either for another member or for a non-member, but who makes the trade in his own name and becomes liable as principal as between himself and the other party to the trade. 13 (08/01/94)

2001.00   Corporations and Partnerships - (See 230.00)  (08/01/94)

2001.01   Partnerships and Corporations - Trading Authority-(See 230.01)
          (08/01/94)

2001.02   Registration of Membership for Corporation - (See 230.02)  (08/01/94)

2001.03   Registration of Membership for Partnership - (See 230.06)  (08/01/94)

2002.00   Business Conduct Committee - (See 542.00)  (08/01/94)

2003.00   Testimony and Production of Books and Papers - (See 545.00)
          (08/01/94)

2003.01   Approval of Customer Accounts - No firm or any of its wholly-owned affiliates shall carry customer accounts without prior approval obtained either at the time of registration under Regulation 230.02 or 230.06 or prior to change in the nature of business previously authorized. In order to originate and carry on a business with public customers, a firm is subject to the minimum capital requirements established by the Financial Compliance Committee.

No member sole proprietorship shall carry customer accounts without prior approval . A member requesting approval to carry customer accounts shall submit a certified financial report of the sole proprietorship, prepared by an independent Certified Public Accountant as of a date which is no more than 90 days prior to the date of submission. In order to originate and carry on a business with public customers, a sole proprietorship is subject to the minimum capital requirements established by the Financial Compliance Committee. 1780 (08/01/94)

2003.02   Financial Questionnaire - (See 285.01)  (08/01/94)

2003.03   Audits - (See 285.02)  (08/01/94)

2003.04   Reduction of Capital - (See 285.03)  (08/01/94)

2003.05   Restrictions on Operations - (See 285.04)  (08/01/94)

2003.07   Financial Requirements - (See 285.05)  (04/01/97)

2003.08   Expulsion from a Designated Contract Market - Upon review of the decision or record which resulted in a person or a firm's expulsion from membership in, or the privileges of membership on, any recognized domestic or foreign board of trade or securities exchange, should the Board of Directors find that there exists a demonstrable connection between the type of conduct which resulted in the expulsion and the protection afforded the Exchange, its members and customers through a trading prohibition against the expelled individual or firm, the Board may direct that no member or member firm may carry any account, accept an order, or handle a transaction, relating to futures contracts or options on futures contracts traded on the Exchange, for or on behalf of such expelled person or firm. Such an order may by modified or revoked by a vote of two-thirds of the Directors. (08/01/94)

2004.00   Advertising - (See 287.00)  (08/01/94)

2005.00   Trade Checking Penalties - (See 563.00)  (08/01/94)

Ch4 Customer Accounts

414.00    Trades of Non-Clearing Members - (See 286.00) and (See 431.00)
(08/01/94)

415.00    Trades of Non-Clearing Members - (See 333.00)  (08/01/94)

416.01 Correspondent Accounts - Each registered eligible business organization must maintain a complete listing of all correspondent accounts carried on its books. Such list shall be promptly provided to authorized representatives of the Association. Information for each correspondent account must include name and address, classification of the account as customer or house, regulated or non-regulated. 1780A (04/01/98)

416.02 Members Responsible for Correspondents - Members doing business with correspondents must keep themselves well informed regarding their financial standing and shall immediately report to the Secretary any information that does in any way indicate that a correspondent is insolvent, or threatened with insolvency, or guilty of any irregularities or practices affecting the good name of the Association. 1043 (08/01/94)

416.02A   Correspondents - In May, 1935, the Rules Committee ruled that the word
"correspondents" as it is used in Regulation 416.02 means the following:

1. A correspondent, under the provisions of Regulation 170.07 is a person, firm or corporation (member or non-member) transacting a banking or a brokerage business connected by telephone or telegraphic wire or wireless connection with the office of a member.

2. A non-clearing member who solicits and turns over security or future delivery orders to a clearing member for execution, is a correspondent of the clearing member whether or not his office is connected by telephonic, telegraphic wire connections to that of the clearing member.

3. Under the provisions of Regulation 416.02, any member doing business with correspondents has the responsibilities therein outlined. 17R (08/01/94)

416.04 Correspondent Accounts - Consistent with its duties under Rule 542.00, the Business Conduct Committee may require that the identities and positions of the beneficial owners of any correspondent account be immediately disclosed to the Business Conduct Committee or to authorized representatives of the Association. If disclosure is not provided and the Business Conduct Committee determines that such failure to provide information is an impediment to the Committee in the discharge of its duties under Rule 542.00, appropriate summary action may be ordered up to and including immediate liquidation of all or a portion of the positions in the correspondent account. Any such summary action shall be taken in accordance with the procedures set forth in Regulation 5200.06. (08/01/94)

416.05 Limitations On Acceptance of Agent Business - No member FCM shall solicit or accept any options order for execution on the Exchange which has been solicited, accepted or serviced by any person who is not registered as an associated person of such member FCM. Provided, however, that at such time as any futures association registered under Section 17 of the Commodity Exchange Act has determined to provide for the regulation of the options-related activity of its members in a manner equivalent to that required of contract markets by the Commission, any FCM member of such futures association may solicit or accept options orders for execution on the Exchange in the same manner as FCMs which are members of the Exchange.

Further, no member FCM may solicit or accept options orders from any person whom it has reason to believe may be soliciting options orders in contravention of this Regulation or Regulation 33.3 or the Commission. (08/01/94)

417.01 Notice and Processing of Transfer of Accounts - When a commission merchant goes out of business, or closes one or more offices, or withdraws ordinary facilities for transacting business from one or more offices, the following shall apply:

Upon the transfer of customer accounts in commodity futures contracts by a member or registered eligible

                             Ch4 Customer Accounts
                             ---------------------

business organization, to any other futures commission merchant (member or non-member), the transferor shall immediately give written notice of the transfer to the Secretary of the Association. Such written shall notice shall contain: (1) the name and address of the transferee; (2) the date of the transfer; (3) the number of customer accounts; (4) the net equity of customer funds, and (5) a statement certified by the member, or by a general partner or executive officer whose membership is registered for the transferor, that (a) the transferor has provided prior notice of the transfer to each customer whose account is thus transferred and (b) the transfer has been preceded by reasonable investigation of the transferee by the transferor and that the transferee is a suitable recipient of the transferred accounts.

Upon the transfer of customer accounts by a non-member of the Association, to any member or registered eligible business organization, the transferee shall immediately notify the Secretary in writing that such transfer has occurred and such written notice shall identify the transferor, the date of transfer, the number of customer accounts, and the net equity of customer funds being transferred to such member or registered eligible business organization.

A member or registered eligible business organization, acting as a transferor or transferee, must be able to facilitate a bulk transfer of accounts by use of an automated system as prescribed by the Association.

This regulation applies to all transfers of customer accounts involving members or registered eligible business organizations, who or which are closing facilities unless they are initiated at the unsolicited request of the customers. 1809C (04/01/98)

418.01 Non-Members' Accounts - When a non-clearing member has trading authority over a non-members account carried on a disclosed basis he shall so inform the clearing member carrying the account.

Non-clearing members may be permitted to carry both omnibus and disclosed accounts with clearing members provided that when the non-clearing member used both types of accounts, he shall guarantee the clearing member carrying any disclosed accounts against any loss in such accounts.

The non-clearing member must notify the carrying member that he is carrying both omnibus and disclosed accounts. 1819 (08/01/94)

419.00 Trading for Employees - No member shall accept orders or clear trades for a non-member who is employed by another member nor shall another member accept orders or clear trades for a member who is employed by another member when the name of the employer appears in the transaction. 205 (08/01/94)

420.00 Trading by Employees - No member shall accept marginal accounts of any employee, whether member or non-member, of the Association or of the Clearing House or of another member unless written consent of the employer be first obtained. 206 (08/01/94)

420.01    Gratuities - (See 206.02)  (08/01/94)

420.01A   Elective Officers and Non-Member Directors - For purposes of Rule
420.00, Elective Officers and non-member Directors of the Association shall not be considered employees of the Association. (08/01/94)

421.00 Confirmation to Customers - A commission merchant who makes a trade for a member or non-member customer shall confirm the trade to the customer no later than the business day following the day upon which the transaction was consummated. Such confirmation shall be in writing and shall show the commodity or security bought or sold, the amount, the price, and the name of the other party to the contract, and, in the case of a commodity, the delivery month. A non-resident member may give to his customer the name of his resident commission merchant in lieu of the name of the other party to the contract, subject to the right of the customer to receive the name of the other party to the contract upon request.

Where a trade is made by a branch office of a resident member, such branch office being outside of Illinois, the branch office may confirm the trade to the customer without giving the name of the other party to the contract, provided the confirmation has prominently printed or stamped thereon the words, "Name

                             Ch4 Customer Accounts
                             ---------------------

of other party to contract furnished on request." 207 (08/01/94)

421.01 Confirmations - A confirmation of a commission merchant to the customer need not contain the name of the other party to the contract, provided the confirmation has prominently printed or stamped thereon the words, "name of other party to contract furnished on request." 1845 (08/01/94)

421.02    Options Confirmations -

(a) A commission merchant who makes an options trade for a member or non-member customer shall confirm the trade to the customer no later than the business day following the day upon which the transaction was consummated. Such confirmation shall be in writing and shall indicate the customer's account identification number; a separate listing of the amount of the premium and all other commissions, costs and fees; the option series; the expiration date; and the date of the transaction.

(b) In addition, upon the expiration or exercise of any commodity option, each commission merchant must furnish to each customer holding any such option which has expired or been exercised, not later than the next business day, a written confirmation statement which shall include the date of such occurrence, a description of the option involved, and in the case of exercise, the details of the futures position which resulted therefrom.

(c) Notwithstanding paragraphs (a) and (b) of this Regulation, a commodity options transaction that is executed for a commodity pool (investment company) need be confirmed only to the operator of the commodity pool.

(d) With respect to any account controlled by any person other than the customer for whom the account is carried, each commission merchant shall promptly furnish in writing to such other person the information set forth in paragraphs (a) and (b) of this Regulation. (08/01/94)

421.03 Average Price Orders - Member firms may confirm to customers an average price when multiple execution prices are received on an order or series of orders for futures, options or combination transactions. An order or series of orders executed during a trading session at more than one price may only be averaged pursuant to this regulation if each order is for the same account or group of accounts and for the same commodity and month for futures, or for the same commodity, month, put/call and strike for options.

Any member or member firm that accepts an order pursuant to this regulation must comply with requirements of this regulation and all order recordation requirements.

Upon receipt of an execution at multiple prices for the order subject to this regulation, an average price will be computed by multiplying the execution prices by the quantities at those prices divided by the total quantities. An average price for a series of orders will be computed based on the average prices of each order in that series.

Each Clearing firm that confirms to a customer an average price, must indicate on the confirmation and monthly statement that the price is not an execution price. (04/01/00)

421.05 Allocation of Exercise Notices - The Clearing House, in an equitable, random manner, shall assign exercise notices tendered by options purchasers to clearing members holding open short options positions; and each clearing member and commission merchant, in an equitable, random or proportional manner, shall assign exercise notices it receives on behalf of customer accounts to such customer accounts holding open short options positions. (08/01/94)

422.00    Investment Company Accounts - (See 507.00)  (08/01/94)

423.00 Discretionary Orders - No member or registered eligible business organization shall permit any employee, whether member or non-member, to exercise discretion in the handling of any transaction for a customer for execution on this Exchange, unless prior written authorization for the exercise of such discretion has been received. A discretionary order is defined as an order that lacks any of the following elements: the commodity, year and delivery month of the contract, number of contracts, and whether the order is to buy or sell.

                             Ch4 Customer Accounts
                             ---------------------

All partners of a registered partnership, all managers and members of a registered limited liability company and all officers of a registered corporation, shall be considered employees of their firm or corporation for purposes of these discretionary rules and regulations. 151 (04/01/98)

423.01 Discretionary Accounts - It shall be a violation of this regulation for any member or registered eligible business organization
1. To accept or carry an account over which the member or employee thereof exercises trading authority or control for another person in whose name the account is carried, without-

     a. obtaining a signed copy of the Power of Attorney, trading authorization, or other document by which such trading authority or control is given;

     b. sending direct to the person in whose name the account is carried a written confirmation of each trade as provided in Rule 421.00 and a monthly statement showing the exact position of the account, including all open trades figured to the market; and

     c. reflecting the discretionary nature of the account on all statements sent to the account owner.

2. To accept or carry an account over which any third party individual or organization other than the person in whose name the account is carried exercises trading authority or control, without-

     a. obtaining a signed copy of the Power of Attorney, trading authorization, or other document by which such trading authority or control is given; and

     b. obtaining a written acknowledgment from the person in whose name the account is carried that he has received a copy of the account controller's disclosure document, prepared pursuant to CFTC Regulation 4.31, or a written statement explaining why the account controller is not required to provide a disclosure document to the customer.

     (The above acknowledgement of paragraph b. need not be obtained (i) when the person in whose name the account is carried and the individual given trading authority or control are of the same family; or (ii) when the person given trading authority or control is (A) a member, (B) an officer, partner, member, manager or managerial employee of the eligible business organization carrying the account; (C) a bank or trust company organized under federal or state laws or (D) an insurance company regulated under the laws of any state; or (iii) when the account is carried in the name of (A) an employee benefit plan subject to ERISA or organized under the laws of any state (B) an investment company registered under the Investment Company Act of 19200, (C) a bank or trust company organized under federal or state law, (D) an insurance company regulated under the laws of any state; or (E) an exempt organization, as defined in section 501 (c) (3) of the Internal Revenue Code, with net assets of more than $100 million.)

3. To accept or carry the account of a non-member who has given trading authority to a member unless the member carrying the account requires that all orders entered for the account be executed by an individual or individuals other than the member to whom such trading authority is given. This requirement shall not apply where the non-member customer and the member having such trading authority are of the same family. This Regulation shall only apply to open outcry Regular and open outcry Night Trading Hours.

4. For purposes of this Regulation, a person does not exercise trading authority or control if the person in whose name the account is carried or the account controller specifies (1) the precise commodity interest to be purchased or sold, and (2) the exact amount of the commodity interest to be purchased or sold. Provided the foregoing provisions are met, the provisions of this Regulation shall not apply to discretion as to the price at which or the time when an order shall be executed.

The provisions of this Regulation relate only to transactions executed on this Exchange. 1990 (04/01/98)

423.01B   Discretionary Trading - The increasing utilization of trading by programmed recommendations, whether by computer, charts or by any means, has brought several questions to the Rules Committee regarding discretion. These methods tend to create situations requiring the use of discretion and the Rules Committee recommends that member firms treat all such accounts as discretionary accounts unless the member can be certain that the customer(s) has given specific

                             Ch4 Customer Accounts
                             ---------------------

instructions, including price limits and any subsequent price changes relative to orders placed in connection with such trading.

In connection with the above, your attention is called to Rule 423.00 and Regulations 423.01 through 423.03 all having to do with the handling of discretionary accounts. 41R (08/01/94)

423.02 Presumption That Trades Are Pursuant to Discretionary Authority -Every trade in an account over which any individual or organization other than the person in whose name the account is carried exercises trading authority or control shall be rebuttably presumed to have been made pursuant to such trading authority or control. The Power of Attorney, trading authorization or other document by which any individual or organization other than the person in whose name an account is carried exercises trading authority or control over such account can be terminated only by a written revocation signed by the person in whose name the account is carried; by the death of the person in whose name the account is carried; or, where the individual or organization that exercises authority or control over the account is the member carrying the account or an employee thereof, by written notification from the member to the person in whose name the account is held that such member will no longer act pursuant to such trading authorization as of the date provided in the notice. 1991 (08/01/94)

423.03 Supervision of Discretionary Trading by Employees - A Power of Attorney or trading authorization signed by the customer and naming the employee to whom trading authority is given will be considered written authorization of the customer with respect to any discretionary transaction handled by such employee pursuant to such Power of Attorney or trading authorization.

Each account with respect to which an employee has discretionary authority must be given daily supervision by the employer, or by a partner or officer or such other person designated as a compliance officer if the employer is an eligible business organization, to see that trading in such account is not excessive in size or frequency in relation to financial resources in that account. The provisions of this paragraph shall not apply where only one employee of an eligible business organization member firm has discretionary authority if that individual is also the only principal who supervises futures trading activity.

No employee who has not been registered for a minimum of two continuous years as an Associated Person (AP) under CFTC Regulations may exercise the discretion permitted by Rule 423.00. The foregoing requirement may be waived in particular cases by the Business Conduct Committee upon a showing by the applicant of experience equivalent to such a two-year registration. 1992 (04/01/98)

423.04 Customer Orders During Concurrent Sessions - For orders involving concurrently traded contracts, the customer will designate whether the order is to be executed in the open outcry market or on Project A. In the absence of such customer designation, the order will be directed to the open outcry market. (10/01/98)

Ch4 Position Limits and Reportable Positions in Futures
425.01    Position Limits In Futures -

(a) Except as provided in Regulations 425.03 and 425.04, the maximum net long or net short positions which any person may own, control, except as provided in Regulation 425.05, or carry are as follows: (Note: Position limits and reportable positions are in number of contracts.)

-----------------------------------------------------------------------------------------------------------------------------
                                                                       Position Limit
                                     Spot Month Limit Effective at       Net Long or     Position Limit
                                       Start of Trading on First        Net Short In    Net Long or Net       Reportable
            Contract                Business Day Prior to the First     Any One Month     Short in All     Position in Any
                                     Trading Day of the Spot Month     Other than the   Months Combined       One Month
                                                                         Spot Month
-----------------------------------------------------------------------------------------------------------------------------
   CBOT. Dow Jones Industrial                     None                      None             50,000               25
         Average(SM) Index
 CBOT. Dow Jones Transportation                   None                      None             2,800                25
         Average(SM) Index
     CBOT. Dow Jones Utility                      None                      None             4,000                25
         Average(SM) Index
    CBOT. Dow Jones Composite                     None                      None             70,000               25
         Average(SM) Index
        1,000 oz. Silver                         5,000                      None             20,000              500
                                                (see #1)                                    (see #1)
        5,000 oz. Silver                         1,000                      None             4,000               100
                                                (see #1)                                    (see #1)
            Kilo Gold                            6,000                      None             12,000              200
                                                (see #2)                                    (see #2)
          100 oz. Gold                           2,000                      None             4,000               200
                                                (see #2)                                    (see #2)
       U.S. Treasury Bonds                        None                      None              None               500
   U.S. Treasury Notes (5 Yr.)                    None                      None              None               300
  U.S. Treasury Notes (6 1/2-10                   None                      None              None               500
              Yr.)
   U.S. Treasury Notes (2 Yr.)                   5,000                      None             5,000               200
     Long Term Agency Notes                      5,000                      None             5,000               100
         30-Day Fed Fund                          None                      None              None               100
 Long Term Municipal Bond Index                   None                      None             5,000               100
                                                (see #7)
              Corn                                600                       5,500            9,000               150
                                                                          (see #3)          (see #3)
            Soybeans                              600                       3,500            5,500               100
                                                                          (see #3)          (see #3)
              Wheat                               600                       3,000            4,000               100
                                                (see #6)                  (see #3)          (see #3)
              Oats                                600                       1,000            1,500                60
                                                                          (see #3)          (see #3)
           Rough Rice                             250                        500              750                 50
                                                (see #4)
           Soybean Oil                            5200                      3,000            4,000               175
                                                                          (see #3)          (see #3)
          Soybean Meal                            720                       3,000            4,000               175
                                                                          (see #3)          (see #3)
      Corn Yield Insurance                       1,000                      1,000            1,000                25
            (see #5)
-----------------------------------------------------------------------------------------------------------------------------

            Ch4 Position Limits and Reportable Positions in Futures
            -------------------------------------------------------

------------------------------------------------------------------------------
Rough Rice                 250             500              750             50
                         (see #4)
Soybean Oil                5200           3,000            4,000           175
                                         (see #3)         (see #3)
Soybean Meal                720           3,000            4,000           175
                                         (see #3)         (see #3)
Corn Yield Insurance       1,000          1,000            1,000            25
(see #5)
------------------------------------------------------------------------------

#1 See subsection (g) for an explanation of adjusted limits for persons owning or controlling joint positions in 1,000 oz. Silver and 5,000 oz. Silver contracts.

#2 See subsection (h) for an explanation of adjusted limits for persons owning or controlling joint positions in Kilo Gold and 100 oz. Gold contracts.

#3 Additional futures contracts may be held outside of the spot month as part of futures/futures spreads within a crop year provided that the total of such positions, when combined with outright positions, do not exceed the all months combined limit. In addition, Regulation 495.01 allows for additional futures contracts to be held as part of futures/options spreads provided that such positions are held outside of the spot month.

#4 On and after the first notice day of the expiring futures month of July, the limit for the July futures month will be reduced to 200 contracts, for both hedging and speculative positions.

#5 Specifications apply separately to each of the following Corn Yield Insurance contracts: Iowa, Illinois, Indiana, Nebraska, Ohio, U.S.

#6 In the last five trading days of the expiring future month, the speculative position limit for the March futures month will be 350 contracts and for the May futures month the limit will be 220 contracts.

#7 In the last three trading days of the expiring futures month, the speculative position limit for that spot month futures contract will be 20000 contracts. No exemptions will be applicable during the last three days of trading of the expiring spot month contracts.

Except for the interest of a limited partner or shareholder (other than the commodity pool operator) in a commodity pool, ownership, including a 10% or more financial ownership interest, shall constitute control over an account except as provided in Regulation 425.05.

The maximum positions which any person, as defined in Regulation 425.01 (b), may own or control shall be as set forth herein. However, with respect to the maximum positions which a member firm may carry for its customers, it shall not be a violation of the limits set forth herein to carry customer positions in excess of such limits for such reasonable period of time as the firm may require to discover and liquidate the excess positions or file the appropriate hedge or exemption statements for the customer accounts in question in accordance with Regulations 425.03 and 425.04. For the purposes of this regulation, a "reasonable period of time" shall generally not exceed one business day for those positions that are not subject to the provisions of Regulations 425.03 and 425.04.

Note: The Commodity Futures Trading Commission has imposed speculative position limits on Corn, Oats, Soybean, Wheat, Soybean Oil and Soybean Meal futures contracts as provided in Part 150 of CFTC Regulations.
(b) The term "net" shall mean the long or short position held after offsetting long futures positions against short futures positions. The word "person" shall include individuals, associations, partnerships, limited liability companies, corporations and trusts.

            Ch4 Position Limits and Reportable Positions in Futures
            -------------------------------------------------------

(c) The foregoing limit on positions shall not apply to bona fide hedging positions which meet the requirements of Regulations 425.02 and 425.03, nor to positions subject to particular limits granted pursuant to Regulation 425.04.

(d) The Board, or a Committee authorized by the Board may direct any member or registered eligible business organization owning, controlling or carrying a position for a person whose total position as defined in subsection (e) below exceeds the position limits as set forth in subsection (a) above or as specifically determined pursuant to Regulations 425.03 or 425.04 to liquidate or otherwise reduce the position.

(e) In determining whether any person has exceeded the position limits specified in subsection (a) of this Regulation or those limits determined pursuant to Regulations 425.03 or 425.04, or whether a position is a reportable position as set forth in subsections (a) and (f) herein, all positions in accounts for which such person by power of attorney or otherwise directly or indirectly controls trading, except as provided in Regulation 425.05, shall be included with the positions held by such person. Such limits upon positions shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

(f) If a person owns, controls or carries a position equal to or greater than the number of contracts specified in subsection (a) above long or short in any one month, then all such futures and options on such futures contract owned, controlled or carried by that person, whether above the given level or not, shall necessarily be deemed reportable positions. Every member or registered eligible business organization shall report each and every reportable position to the Office of Investigations and Audits at such times and in such form and manner as shall be prescribed by the Business Conduct Committee.

     (1) On or before the first day on which any position must be reported as provided above, the member or registered eligible business organization carrying the position must furnish to the Office of Investigations and Audits a report, in the form, manner and content prescribed by the Business Conduct Committee, identifying the owner of the account for which the position must be reported and all persons associated with the account as described in subsection (e) above.

     (2) Every member or registered eligible business organization must report each and every reportable position and provide the report required in subsection (1) above for each person within any account carried on an omnibus basis, unless, upon application of the member or registered eligible business organization to the Business Conduct Committee, the nonmember omnibus account specifically is approved to report directly to the Office of Investigations and Audits.

(g) In the event that a person owns or controls joint positions in 1,000 oz. Silver futures and 5,000 oz. Silver futures, position limits will be subject to the following:

     (1) For 1,000 oz. Silver futures, the spot month maximum position limit of 5,000 contracts net long (net short) shall be reduced by five for every one net long (net short) 5,000 oz. Silver futures position that is owned or controlled in the spot month. In all months combined, the maximum position limit of 20,000 contracts, net long (net short) shall be reduced by five for every one net long (net short), 5,000 oz. Silver futures position that is owned or controlled. Alternatively, the maximum position limit of 20,000 contracts, net long (net short) in all months combined, shall be increased by five for every one net short (net long) 5,000 oz. Silver futures position that is owned or controlled. For example, in all months combined, a person could own or control 15,000 contracts, net long (net short), provided that the person does not also own or control more than 1,000 net long (net short) 5,000 oz. Silver futures positions.

     (2) For 5,000 oz. Silver futures, the spot month maximum position limit of 1,000 contracts net long (net short) shall be reduced by one for every five net long (net short) 1,000 oz. Silver futures positions that are owned or controlled in the spot month. In all months combined, the maximum position limit of 4,000 contracts, net long (net short) shall be reduced by one for every five net long (net short) 1,000 oz. Silver futures positions that are owned or controlled. Alternatively, the maximum position limit of 4,000 contracts, net long (net short) in all months combined, shall be

            Ch4 Position Limits and Reportable Positions in Futures
            -------------------------------------------------------

        increased by one for every five net short (net long) 1,000 oz. Silver futures positions that are owned or controlled. For example, in all months combined, a person could own or control 3,000 contracts, net long (net short), provided that the person does not also own or control more than 5,000 net long (net short) 1,000 oz. Silver futures positions.

(h) In the event that a person owns or controls joint positions in Kilo Gold futures and 100 oz. Gold futures, position limits will be subject to the following:

    (1) For Kilo Gold futures, the spot month maximum position limit of 6,000 contracts net long (net short) shall be reduced by three for every one net long (net short) 100 oz. Gold futures position that is owned or controlled in the spot month. In all months combined, the maximum position limit of 12,000 contracts, net long (net short) shall be reduced by three for every one net long (net short) 100 oz. Gold futures position that is owned or controlled. Alternatively, the maximum position limit of 12,000 contracts, net long (net short) in all months combined, shall be increased by three for every one net short (net long) 100 oz. Gold futures position that is owned or controlled. For example, in all months combined, a person could own or control 9,000 contracts, net long (net short), provided that the person does not also own or control more than 1,000 net long (net short) 100 oz. Gold futures positions.

    (2) For 100 oz. Gold futures, the spot month maximum position limit of 2,000 contracts net long (net short) shall be reduced by one for every three net long (net short) Kilo Gold futures position that are owned or controlled in the spot month. In all months combined, the maximum position limit of 4,000 contracts, net long (net short) shall be reduced by one for every three net long (net short) Kilo Gold futures positions that are owned or controlled. Alternatively, the maximum position limit of 4,000 contracts, net long (net short) in all months combined, shall be increased by one for every three net short (net long) Kilo Gold futures positions that are owned or controlled. For example, in all months combined, a person could own or control 3,000 contracts, net long (net short), provided that the person does not also own or control more than 3,000 net long (net short) Kilo Gold futures positions. (08/01/00)


425.02  Bona Fide Hedging Positions in Futures-

(a) General Definition. Bona fide hedging positions in futures shall mean positions in a contract for future delivery on this Exchange, where such positions normally represent a substitute for positions to be taken at a later time in a physical marketing channel, and where they are economically appropriate to the reduction of risks in the conduct and management of a commercial enterprise, and where they arise from:

    (1) The potential change in the value of assets which a person owns, refines or merchandises or anticipates owning, refining or merchandising,

    (2) The potential change in the value of liabilities which a person owes or anticipates incurring, or

    (3) The potential change in the value of services which a person provides, purchases or anticipates providing or purchasing.

    Notwithstanding the foregoing, no positions of a person shall be classified as bona fide hedging unless their purpose is to offset price risks incidental to that person's commercial cash or spot operations and such positions are established and liquidated in an orderly manner in accordance with sound commercial practices and unless the provisions of Regulation
    425.03 have been satisfied.

(b) Enumerated Hedging Positions. For purposes of Regulation 425.03, the definition of bona fide hedging positions in subsection (a) above includes, but is not limited to, the following specific positions:

    (1) Sales of any commodity for future delivery, which do not exceed in quantity:

        (i) Ownership of the same cash commodity by the same person, and

        (ii) Fixed-price purchases of the same cash commodity by the same person.

            Ch4 Position Limits and Reportable Positions in Futures
            -------------------------------------------------------

    (2) Purchases of any commodity for future delivery, which do not exceed in quantity:

        (i)  Fixed-price sales of the same cash commodity by the same person;
             and

        (ii) The quantity equivalent of fixed-price sales of the cash products and derivative products of such commodity by the same person.

    (3) Sales and purchases for future delivery described in subsections (b)(1) and (b)(2) may also be offset by the same or other quantities of a different cash commodity, provided that the fluctuations in the value of the position for future delivery are substantially related to the fluctuations in the value of the actual cash position.

(c) Non-Enumerated Hedging Positions. The Board, or a Committee authorized by the Board, may recognize positions other than those enumerated in subsection
    (b) as bona fide hedging positions, in accordance with the general definition of hedging in Regulation 425.02(a), upon the filing of a satisfactory initial statement in accordance with Regulation 425.03. Such positions may include:

    (1) Short-hedging positions of unsold anticipated positions in the same cash commodity by the same person;

    (2) Long-hedging positions of unfilled anticipated requirements of the same cash commodity by the same person;

    (3) Short or long cross-hedging positions, provided that the fluctuations in the value of the positions for future delivery are substantially related to the fluctuations in the value of the anticipated cash positions; or

    (4) Any other positions in commodities for future delivery under such terms and conditions as the Board, or a Committee authorized by the Board, may specify.

(d) Cash positions described in subsections (b) and (c) above shall not include those positions or portions of positions which are economically appropriate hedging positions in options pursuant to Regulations 495.02 and 495.03.

    Note: Corn, Oats, Soybean, Soybean Oil, Soybean Meal and Wheat futures contracts are subject to Commodity Futures Trading Commission Regulation 1.3(z), which defines bona fide hedging transactions and positions. (08/01/94)

425.03 Reporting Requirements For Bona Fide Hedging Positions in Futures in Excess of Limits-
(a) Initial Statement. Every member or registered eligible business organization which owns, controls, or carries positions on behalf of a person who seeks classification of such positions as bona fide hedging positions must file a statement satisfactory to designated staff or a Committee authorized by the Board in order to classify such positions as bona fide hedging positions within the meaning of Regulation 425.02. The initial statement of the member or registered eligible business organization filed on behalf of a person shall be filed no later than 10 business days after the day on which the person's position exceeds the speculative limit for each contract specified in Regulation 425.01 (a), and shall include:

    (1) A description of the kinds of intended positions and their potential size;

    (2) A statement affirming that the kinds of intended positions are bona fide hedging positions; and

    (3) With respect to the kinds of intended positions that are described as non-enumerated hedging positions under Regulation 425.02(c), a justification that the kinds of intended positions are consistent with the definition of bona fide hedging positions within the meaning of Regulation 425.02(a).

(b) Supplemental Statements. Whenever there is a material change in the information provided in the person's most recent statement pursuant to this Regulation, a supplemental statement which updates and confirms previous information shall be filed with designated staff or a Committee authorized by the Board by every member or registered eligible business organization owning, controlling or carrying such person's position. The supplemental statement shall be filed no later than 10 business days after

            Ch4 Position Limits and Reportable Positions in Futures
            -------------------------------------------------------

    the day on which the person's position exceeds the level specified in the most recent statement.

(c) A Committee or designated staff authorized by the Board will monitor bona fide hedging positions. The initial and supplemental statements prescribed in subsections (a) and (b) above must be submitted to the Office of Investigations and Audits and shall be maintained on a confidential basis. The Board, or a Committee or designated staff authorized by the Board may request additional relevant information necessary to ensure compliance with this Regulation 425.03. (09/01/99)

425.04  Exemptions From Position Limits in Futures-
(a) The Board, or a Committee authorized by the Board, may establish particular position limits on those positions of a person normally known as "spreads, straddles or arbitrage," including:

    (1)  intramarket spreads;

    (2)  intermarket spreads; or

    (3) cash-futures arbitrage, where "cash" is defined as spot or forward positions.

    In addition, the Board or a Committee authorized by the Board, may establish, on a case by case basis, particular maximum position limits on certain risk management positions in interest rate, stock index and currency futures, including:

    (1) Long positions in futures whose underlying commodity value does not exceed the sum of:

         (i) Cash set aside in an identifiable manner, or any of the following unencumbered instruments so set aside, with maturities of less than 1 year: U.S. Treasury obligations; U.S. agency discount notes; commercial paper rated A2 or better by Standard & Poors and P2 or better by Moody's; banker's acceptances; or certificates of deposit, plus any funds deposited as margin on such positions; and

         (ii) Accrued profits on such positions held at the futures commission merchant.

    (2) Long positions in futures whose underlying commodity value does not exceed the sum of:

         (i) The value of equity securities, debt securities, or currencies owned and being hedged by the trader holding such futures or option position, provided that the fluctuations in value of the position used to hedge such securities are substantially related to the fluctuations in value of the securities themselves; and

         (ii) Accrued profits on such positions held at the futures commission merchant.

    Risk management positions eligible for particular position limits under this Regulation do not include those considered as bona fide hedging positions as defined in Regulation 425.02.

(b) Requirements for Exemptions from Position Limits in Futures. Every member or registered eligible business organization which owns, controls or carries positions on behalf of a person who wishes to make purchases or sales of any commodity for future delivery in excess of the position limits then in effect, shall file statements on behalf of the person with the Exchange, in such form and manner as shall be prescribed by the Board, or by a Committee authorized by the Board, in conformity with the requirements of this subsection.

    (1) Initial Statement. Initial statements concerning the classification of positions normally known in the trade as "spreads, straddles or arbitrage, or risk management positions," for the purpose of subjecting such positions to particular position limits above those specified in Regulation 425.01 (a), shall be filed with designated staff or Committee authorized by the Board no later than 10 business days after the day on which such positions exceed the position limits then in effect. Such statements shall include information necessary to enable the Board, or a Committee authorized by the Board, to make a determination that the particular kinds of intended positions should be eligible for a higher position limit, including, but not limited to:

         (i) A description of the specific nature and size of positions for future delivery and offsetting cash, forward or futures positions, where applicable, and affirmation that intended positions to be maintained in excess of the limits set forth in Regulation 425.01
              (a) will

            Ch4 Position Limits and Reportable Positions in Futures
            -------------------------------------------------------

               be positions as set forth in subsection (a) above; and

          (ii) In the case of risk management positions, information on the cash portfolio being managed and/or any cash or cash market instruments held in connection with the intended risk management position, as well as other information relevant to the conditions specified in subsection (a) above. Of particular interest are whether the cash market underlying the futures market has a high degree of demonstrated liquidity relative to the size of positions, and whether there exist opportunities for arbitrage which provide a close linkage between the cash market and the futures market in question; and whether the positions are on behalf of a commercial entity, including parents, subsidiaries or other related entities, which typically buys, sells or holds the underlying or a related cash market instrument.

     (2) Supplemental Statements. Whenever there is a material change in the information provided in the person's most recent statement pursuant to this Regulation, a supplemental statement which updates and confirms previous information shall be filed with designated staff or a Committee authorized by the Board by every member or registered eligible business organization owning, controlling or carrying such person's position. The supplemental statement shall be filed no later than 10 business days after the day on which the person's position exceeds the level specified in the most recent statement.

(c) A Committee or designated staff authorized by the Board will monitor the positions maintained by persons who have obtained particular position limits under the provisions of this Regulation. The initial and supplemental statements prescribed in subsections (b)(1) and (b)(2) above must be submitted to the Office of Investigations and Audits and shall be maintained on a confidential basis. The Board, or a Committee or designated staff authorized by the Board, may request additional relevant information necessary to ensure compliance with this Regulation 425.04, and may, for any good reason, amend, revoke or otherwise limit the particular position limits established.

(d) The provisions of this Regulation 425.04 shall not apply to Corn, Oats, Soybean, Wheat, Soybean Oil and Soybean Meal futures contracts traded on the Exchange. (09/01/99)

425.05  Exemption from Aggregation for Position Limit Purposes in Futures-

A. Positions carried for an eligible entity as defined in Commodity Futures Trading Commission Regulation 150.01(d), in a separate account or accounts of an independent account controller, as defined in Commodity Futures Trading Commission Regulation 150.01(e) may exceed the position limits set forth in Regulations 425.01 and/or 495.01 to the extent such positions are positions not for the spot month and which are carried for an eligible entity as defined by Commodity Futures Trading Commission Regulation 150.01 or such other persons as the Commission deems exempt pursuant to Regulation 150.3, in the separate account or accounts of an independent account controller provided however, that the overall positions held or controlled by each such independent account controller may not exceed the limits specified in Regulations 425.01 or 495.01.

B. Additional Requirements for Exemption of Affiliated Entities - If the independent account controller is affiliated with the eligible entity or another independent account controller, each of the affiliated entities must:

     1) Have and enforce, written procedures in place to preclude such account controllers from having knowledge of, gaining access to, or receiving data about, trades of other account controllers. Such procedures must include document routing, and other procedures or security arrangements, including separate physical locations, which would maintain the independence of their activities provided, however, that such procedures may provide for the disclosure of information which is reasonably necessary for an eligible entity to maintain the level of control consistent with the fiduciary responsibilities and necessary to fulfill its duty to supervise diligently the trading done on its behalf;

    2) Trade such accounts pursuant to separately developed and independent trading systems and market such trading systems separately; and

            Ch4 Position Limits and Reportable Positions in Futures
            -------------------------------------------------------

    3) Solicit funds for such trading by separate Disclosure Documents that meet the standards of Commodity Futures Trading Commission Regulation 4.21.

C. Upon request by the Board or a Committee authorized by th````````or such person responsible for the supervision of the Office of Investigations and Audits, any person claiming an exemption from speculative position limits under this Regulation must provide to the Exchange such information as specified in the request relating to the positions owned or controlled by that person; trading done pursuant to the claimed exemption; the futures, options, or cash market positions which support the claim of the exemption; and the relevant business relationships supporting a claim of exemption. (08/01/94)

425.06 Position Accountability for U.S. Treasury Bond Futures - A person as defined in Regulation 425.01(b), who owns or controls more than 10,000 U.S. Treasury Bond futures contracts net long or net short in all months combined, or net long or net short in the spot month, shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable. In addition, such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Association. (08/01/94)

425.07 Position Accountability for Long-Term and Medium-Term Treasury Note Futures - A person as defined in Regulation 425.01(b), who owns or controls more than 7,500 Long-Term Treasury Note futures contracts or more than 7,500 Medium-Term Treasury Note futures contracts, net long or net short in all months combined, or net long or net short in the spot month, shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable.

- Such person automatically shall consent, when so ordered by the Association acting in its discretion, not to increase further the position in Long-Term Treasury Note futures or Medium-Term Treasury Note futures which exceeds the above-referenced 7,500 contract level.

-  Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Association. (08/01/94)

425.08 Position Accountability for 30-Day Fed Funds Futures - A person as defined in Regulation 425.01(b), who owns or controls more than 3,000 30-Day Fed Fund futures contracts, net long or net short in all months combined, or net long or net short in the spot month, shall thereby be subject to the following provisions:

    - Such person shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable.

    - Such person automatically shall consent, when so ordered by the Association acting in its discretion, not to increase further the position in 30-Day Fed Fund futures contracts which exceeds the above-referenced 3,000 contract level.

            Ch4 Position Limits and Reportable Positions in Futures
            -------------------------------------------------------

    -   Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney of otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Association. (04/01/96)

Ch4 Margins and Deposits

430.00 Deposits by Customers - A member acting as commission merchant for a customer (member or non-member) may require from such customer a deposit, as indemnity against liability, and subsequent deposits to the extent of any adverse fluctuations in the market price. Such deposits must be made with the commission merchant within a reasonable time after demand, and, in the absence of unusual circumstances, one hour shall be deemed a reasonable time. The failure of the customer to make such deposit within such time, shall entitle, but shall not obligate, the commission merchant to close out the trades of the defaulting customer. If the commission merchant is unable to effect personal contact with the customer, a written demand left at the office of the customer, during business hours, shall be deemed sufficient. 209 (08/01/94)

431.00 Margins - No member may accept or carry an account for a customer, whether a member or non-member, without proper and adequate margin. The Exchange shall fix minimum margin requirements.

The provisions of the foregoing paragraph do not apply to a non-clearing member who makes his own trades or who on the Floor gives his orders for trades which are exclusively for his own account and pays the brokerage thereon. 210 (08/01/94)

431.00A Permit Holder Interpretation - The term 'non-clearing member' in paragraph 2 of Rule 431.00 should be interpreted to include Permit Holders. (08/01/94)

431.01 Margins - Non-Clearing Members - A non-clearing member who makes his own futures trades or who on the Floor gives his orders for futures trades which are exclusively for his account shall be subject solely to the provisions of this Regulation. All futures transactions in such account shall be margined to the market. 1822B (08/01/94)

431.02 Margin Requirements - Margin requirements shall at all times be those requirements currently in effect. Changes in margin requirements shall be effective on all transactions.

1.  Transferred to Regulations 431.03 and 431.05.

2. Clearing members may carry contracts for future delivery for foreign and domestic correspondents on a gross margin basis as provided in Paragraph 3 of Regulation 431.03, but only to the extent that such contracts are those of customers and non-customers of the foreign and domestic correspondents.

3. If stocks, bonds or similar collateral, which must be free from liens and from any impediments to negotiability, are deposited with a member specifically to secure transactions which are executed on this Exchange, the current market value less the applicable haircut as specified in SEC Rule 15c3-1(c)(2)(vi) may be considered as margin value to such transactions.

    A registered futures commission merchant shall not accept as margin, pledge, hypothecate, assign or factor any customer owned warehouse receipt other than a warehouse receipt that is eligible for delivery in satisfaction of futures contracts at a contract market.

4. Foreign currencies or foreign government securities which are deposited with a member for margin purposes must be reported at the current rate of exchange to the dollar equivalent. The margin value will be determined by Regulation 431.02 paragraph 3.

5. In computing minimum margin requirements for any customer equities or impairment resulting from change in market prices shall be regarded as money equivalents.

6. No member shall extend any credit or give any rebate or gratuity of any kind to any person for the purpose of circumventing or evading minimum margin requirements.

7. It shall be incumbent upon each member to require satisfactory evidence that all hedging trades are bona fide hedging trades. A letter from a customer so stating will be considered "satisfactory evidence" under this paragraph unless there is reason to suspect otherwise.

8. An account shall be entitled to spread margins, whenever said account is in a spread position. The

                           Ch4 Margins and Deposits
                           ------------------------

    carrying member shall designate spread position on his margin records.

9. When a correspondent member's account with the Clearing House member consists of trades which are spreading trades, such account may be carried as a spreading account by the clearing member.

10. It shall be incumbent upon each member financing purchases of cash grain for country elevator customers to require satisfactory evidence that funds so loaned are not used to margin future contracts other than for the purpose of hedging cash grain.

    When a customer states that funds required to fully margin his account are being transmitted at once, the member may consider this assurance in lieu of cash for a reasonable period. Members are required to keep written records of all margin calls, whether made in writing or by telephone.

11. Members shall not accept orders for new trades from a customer, unless the minimum initial margin on the new trades is deposited and unless the margin on old commitments in the account equals or exceeds the initial requirements on hedging and spreading trades and/or the maintenance requirements specified in Regulations 431.03 and 431.05 on all other trades. If the customer has a credit in excess of the initial margin requirements on all old commitments in his account, this may be used as part or all of the initial margins required on new commitments. However, credits in excess of maintenance margins and less than initial margin requirements may not be used.

12. No customer shall be permitted to make withdrawals from an account when the margin therein is less than the minimum initial margin specified in Regulations 431.03 and 431.05 or when the withdrawals would impair such minimum requirements.

13. No member may carry for a customer spreading transactions when the customer's account, figured to the market, would result in a deficit. Minimum maintenance margins required on other transactions are specified in Regulations 431.03 and 431.05. When a customer's account drops below the maintenance margin level, the account must be brought back to initial margin requirements. The failure of a member to close the customer's account before it results in such deficit or undermargined condition shall not relieve the customer of any liability to the member, nor shall such failure on the part of a member amount to an extension of credit to the customer if the member in the exercise of reasonable care has been unable to close the account without incurring such deficit or undermargined condition.

14. A member may use his discretion in permitting a customer having an established account to trade during any day without margining each transaction, provided the net position resulting from the day's trading is margined as required by Rules 286.00, 431.00 and Regulations 431.02, 431.03 and 431.05.

15. When a customer switches an open interest in the same grain from one future to another and the orders for the purchase and sale are placed simultaneously, no additional margins need be required by his commission merchant because of such switch. However, if such orders are not placed simultaneously, the new position should be margined on the basis of minimum initial margin requirements.

16. A bona fide hedger, in financial instruments, reporting positions on a gross basis pursuant to Regulation 705.01, must pay appropriate margins on the gross positions reported during the delivery month. 1822 (08/01/94)

431.02A Hedging Transactions - WHEREAS, Regulation 431.02(7) makes it incumbent "upon each member to require satisfactory evidence that all hedging trades are bona fide hedging trades," and

WHEREAS, Regulation 431.02(7) further states that "a letter from a customer so stating will be considered 'satisfactory evidence' unless there is reason to suspect otherwise;"

NOW THEREFORE, BE IT RESOLVED that whenever a non-member customer of a member or member firm carries in its hedging account an open position in any Board of Trade futures contract exceeding speculative position limits established by the Association, it shall be incumbent upon the member or member firm to satisfy itself, and to be able to confirm to the Business Conduct Committee that the open position of such non-member customer, to the extent that it exceeds such speculative position limits,

                           Ch4 Margins and Doposits
                           ------------------------

represents bona fide hedging transactions.

BE IT FURTHER RESOLVED that this resolution be published as a Ruling of the Association. 42R (08/01/94)

431.03    Margin on Futures  - (08/01/00)

(1) MAINTENANCE AND INITIAL MARGINS.   Other than Hedging or Spreading. Under
    the provisions of Rule 431.00, the Exchange hereby fixes the following minimum maintenance* and initial* margins for futures transactions, other than hedging and spreading transactions:

-------------------------------------------------------------------------------------------------------------
                                                                                   Initial
                                                                                   Margin            Initial
                                                   Maintenance Margin              Mark-Up           Margin
                                                                                   Percentage
-------------------------------------------------------------------------------------------------------------
Agricultural Group
-------------------------------------------------------------------------------------------------------------
Corn                                               $  500 per contract             135%              $   675
-------------------------------------------------------------------------------------------------------------
Iowa Corn Yield Insurance                          $  200 per contract             135%              $   270
-------------------------------------------------------------------------------------------------------------
Illinois Corn Yield Insurance                      $  200 per contract             135%              $   270
-------------------------------------------------------------------------------------------------------------
Indiana Corn Yield Insurance                       $  200 per contract             135%              $   270
-------------------------------------------------------------------------------------------------------------
Nebraska Corn Yield Insurance                      $  200 per contract             135%              $   270
-------------------------------------------------------------------------------------------------------------
Ohio Corn Yield Insurance                          $  200 per contract             135%              $   270
-------------------------------------------------------------------------------------------------------------
U.S. Corn Yield Insurance                          $  200 per contract             135%              $   270
-------------------------------------------------------------------------------------------------------------
Oats                                               $  300 per contract             135%              $  2005
-------------------------------------------------------------------------------------------------------------
Rough Rice                                         $  500 per contract             135%              $   675
-------------------------------------------------------------------------------------------------------------
Soybeans                                           $  1,000 per contract           135%              $ 1,350
-------------------------------------------------------------------------------------------------------------
Soybean Meal                                       $  700 per contract             135%              $   810
-------------------------------------------------------------------------------------------------------------
Soybean Oil                                        $  2000 per contract            135%              $  5200
-------------------------------------------------------------------------------------------------------------
Wheat                                              $  550 per contract             135%              $   743
-------------------------------------------------------------------------------------------------------------
Metals Group
-------------------------------------------------------------------------------------------------------------
Gold - One Kilo                                    $  675 per contract             135%              $   473
-------------------------------------------------------------------------------------------------------------
Gold - 100 Ounce                                   $ 1,050 per contract            135%              $ 1,418
-------------------------------------------------------------------------------------------------------------
Silver - 1000 Ounce                                $  200 per contract             135%              $   270
-------------------------------------------------------------------------------------------------------------
Silver - 5000 Ounce                                $1,688 per contract             135%              $ 1,350
-------------------------------------------------------------------------------------------------------------
Financial Instrument Group
-------------------------------------------------------------------------------------------------------------
Treasury Bonds                                     $1,500 per contract             135%              $ 2,025
-------------------------------------------------------------------------------------------------------------
Treasury Note (6 1/2-10 year)                      $1,000 per contract             135%              $ 1,350
-------------------------------------------------------------------------------------------------------------
Treasury Note (5 year)                             $  600 per contract             135%              $   810
-------------------------------------------------------------------------------------------------------------
Treasury Note (2 year)                             $  500 per contract             135%              $   675
-------------------------------------------------------------------------------------------------------------
Agency Notes (10 year)                             $  900 per contract             135%              $ 1,215
-------------------------------------------------------------------------------------------------------------
30-Day Fed Fund                                    $  200 per contract             135%              $   270
-------------------------------------------------------------------------------------------------------------
Municipal Bond Index                               $1,000 per contract             135%              $ 1,350
-------------------------------------------------------------------------------------------------------------
Stock Index Group
-------------------------------------------------------------------------------------------------------------
DJIA(SM) Index                                     $4,000 per contract             135%              $5,2000
-------------------------------------------------------------------------------------------------------------

                           Ch4 Margins and Doposits
                           ------------------------

---------------------------------------------------------------------------------------------------------------
DJIA(SM) Index                                     $2,000 per contract             135%              $ 2,700
---------------------------------------------------------------------------------------------------------------
DJIA(SM) Index                                     $1,500 per contract             135%              $ 2,025
---------------------------------------------------------------------------------------------------------------
DJIA(SM) Index                                     $1,500 per contract             135%              $ 2,025
---------------------------------------------------------------------------------------------------------------
*Variable margin requirements, which go into effect when variable limits are imposed in accordance with Regulation 1008.01, are 150% of the stated margin requirement.
---------------------------------------------------------------------------------------------------------------
PCS Insurance Group
(Margins on theoretical futures for options on
 the following)
---------------------------------------------------------------------------------------------------------------
National Catastrophe                               $  200 per contract             135%              $   270
---------------------------------------------------------------------------------------------------------------
National Catastrophe (loss period and beyond)**    $2,000 per contract             135%              $ 2,700
---------------------------------------------------------------------------------------------------------------
Eastern Catastrophe                                $  200 per contract             135%              $   270
---------------------------------------------------------------------------------------------------------------
Eastern Catastrophe (loss period and beyond)**     $2,000 per contract             135%              $ 2,700
---------------------------------------------------------------------------------------------------------------
Southeastern Catastrophe                           $  200 per contract             135%              $   270
---------------------------------------------------------------------------------------------------------------
Southeastern Catastrophe (loss period and          $2,000 per contract             135%              $ 2,700
 beyond)**
---------------------------------------------------------------------------------------------------------------
Western Catastrophe                                $  200 per contract             135%              $   270
---------------------------------------------------------------------------------------------------------------
Western Catastrophe (loss period and beyond)**     $2,000 per contract             135%              $ 2,700
---------------------------------------------------------------------------------------------------------------
California Catastrophe                             $  200 per contract             135%              $   270
---------------------------------------------------------------------------------------------------------------
California Catastrophe (loss period and beyond)**  $2,000 per contract             135%              $ 2,700
---------------------------------------------------------------------------------------------------------------
Midwestern Catastrophe                             $  200 per contract             135%              $   270
---------------------------------------------------------------------------------------------------------------
Midwestern Catastrophe (loss period and beyond)**  $  200 per contract             135%              $   270
---------------------------------------------------------------------------------------------------------------
Northeastern Catastrophe                           $  100 per contract             135%              $   135
---------------------------------------------------------------------------------------------------------------
Northeastern Catastrophe (loss period and          $  100 per contract             135%              $   135
 beyond)**
---------------------------------------------------------------------------------------------------------------
Third Quarter '99 National, Eastern,               $ 200 per contract              135%              $   270
 Southeastern, and Florida
 and Florida
---------------------------------------------------------------------------------------------------------------
1999 Annual National and Western                   $200 per contract               135%              $   270
---------------------------------------------------------------------------------------------------------------

**Loss period margins are effective as of the first trading day of the loss period or sooner if designated by the Board.

(2) HEDGING MARGINS.   Subject to the provisions of Paragraphs 8, 9,10 and 11 of
    Regulation 431.02, minimum initial* and maintenance* hedging margins on all commitments in futures shall be as follows:

--------------------------------------------------------------------------------------------------------------------------
                                                                                         Initial
                                                                                         Margin             Initial
                                                           Maintenance Margin            Mark-Up            Margin
                                                                                         Percentage
--------------------------------------------------------------------------------------------------------------------------
Agricultural Group
--------------------------------------------------------------------------------------------------------------------------

                           Ch4 Margins and Doposits
                           ------------------------

---------------------------------------------------------------------------------------------------------------------
Corn                                                       $  500 per contract           100%               $  500
---------------------------------------------------------------------------------------------------------------------
Iowa Corn Yield Insurance                                  $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
Illinois Corn Yield Insurance                              $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
Indiana Corn Yield Insurance                               $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
Nebraska Corn Yield Insurance                              $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
Ohio Corn Yield Insurance                                  $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
U.S. Corn Yield Insurance                                  $  300 per contract           100%               $  300
---------------------------------------------------------------------------------------------------------------------
Oats                                                       $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
Rough Rice                                                 $  500 per contract           100%               $  500
---------------------------------------------------------------------------------------------------------------------
Soybeans                                                   $ 1000 per contract           135%               $ 1000
---------------------------------------------------------------------------------------------------------------------
Soybean Meal                                               $  700 per contract           135%               $  700
---------------------------------------------------------------------------------------------------------------------
Soybean Oil                                                $  2000 per contract          100%               $ 2000
---------------------------------------------------------------------------------------------------------------------
Wheat                                                      $  550 per contract           100%               $  550
---------------------------------------------------------------------------------------------------------------------
Metals Group
---------------------------------------------------------------------------------------------------------------------
Gold - One Kilo                                            $  350 per contract           100%               $  350
---------------------------------------------------------------------------------------------------------------------
Gold - 100 Ounce                                           $1,050 per contract           100%               $1,050
---------------------------------------------------------------------------------------------------------------------
Silver - 1000 Ounce                                        $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
Silver - 5000 Ounce                                        $1,000 per contract           100%               $1,000
---------------------------------------------------------------------------------------------------------------------
Financial Instrument Group
---------------------------------------------------------------------------------------------------------------------
Treasury Bonds                                             $1,500 per contract           100%               $1,500
---------------------------------------------------------------------------------------------------------------------
Treasury Note (6 1/2-10 year)                              $1,000 per contract           100%               $1,000
---------------------------------------------------------------------------------------------------------------------
Treasury Note (5 year)                                     $  600 per contract           100%               $  600
---------------------------------------------------------------------------------------------------------------------
Treasury Note (2 year)                                     $  500 per contract           100%               $  500
---------------------------------------------------------------------------------------------------------------------
Agency Notes (10 year)                                     $  700 per contract           135%               $  700
---------------------------------------------------------------------------------------------------------------------
30 Day Fed Funds                                           $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
Municipal Bond Index                                       $1,000 per contract           100%               $1,000
---------------------------------------------------------------------------------------------------------------------
Stock Index Group
---------------------------------------------------------------------------------------------------------------------
DJIA(SM) Index                                             $4,000 per contract           100%               $4,000
---------------------------------------------------------------------------------------------------------------------
DJIA(SM) Index                                             $2,000 per contract           100%               $2,000
---------------------------------------------------------------------------------------------------------------------
DJIA(SM) Index                                             $1,500 per contract           100%               $1,500
---------------------------------------------------------------------------------------------------------------------
DJIA(SM) Index                                             $1,500 per contract           100%               $1,500
---------------------------------------------------------------------------------------------------------------------
PCS Insurance Group
(Margins on theoretical futures for options on the
 following)
---------------------------------------------------------------------------------------------------------------------
National Catastrophe                                       $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------

                           Ch4 Margins and Doposits
                           ------------------------

---------------------------------------------------------------------------------------------------------------------
National Catastrophe (loss period and beyond)**            $2,000 per contract           100%               $2,000
---------------------------------------------------------------------------------------------------------------------
Eastern Catastrophe                                        $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
Eastern Catastrophe (loss period and beyond)**             $2,000 per contract           100%               $2,000
---------------------------------------------------------------------------------------------------------------------
Southeastern Catastrophe                                   $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------

*Variable margin requirements, which go into effect when variable limits are imposed in accordance with Regulation 1008.01, are 150% of the stated margin requirement.
---------------------------------------------------------------------------------------------------------------------
Southeastern Catastrophe (loss period and beyond)**        $2,000 per contract           100%               $2,000
---------------------------------------------------------------------------------------------------------------------
Western Catastrophe                                        $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
Western Catastrophe (loss period and beyond)**             $2,000 per contract           100%               $2,000
---------------------------------------------------------------------------------------------------------------------
California Catastrophe                                     $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
California Catastrophe (loss period and beyond)**          $2,000 per contract           100%               $2,000
---------------------------------------------------------------------------------------------------------------------
Midwestern Catastrophe                                     $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
Midwestern Catastrophe (loss period and beyond)**          $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------
Northeastern Catastrophe                                   $  100 per contract           100%               $  100
---------------------------------------------------------------------------------------------------------------------
Northeastern Catastrophe (loss period and beyond)**        $  100 per contract           100%               $  100
---------------------------------------------------------------------------------------------------------------------
Third Quarter '99 National, Eastern, Southeastern, and     $  200 per contract           100%               $  200
 Florida
---------------------------------------------------------------------------------------------------------------------
Fourth Qtr. '99 National, Eastern, Southeastern, and       $  200 per contract           100%               $  200
 Florida
---------------------------------------------------------------------------------------------------------------------
1999 Annual National and Western                           $  200 per contract           100%               $  200
---------------------------------------------------------------------------------------------------------------------

**Loss period margins are effective as of the first trading day of the loss period or sooner if designated by the Board.

(3) SPREADING MARGINS. The minimum maintenance margin of spreading transactions shall be as follows:

     Intra-market spreads (involving the same commodity) where both sides of the transaction are carried on the books of one member firm shall be margined to the market, except for the following commodities which will be margined as indicated:

          ---------------------------------------------------------
               Old crop/New crop:          Initial/Maintenance
          ---------------------------------------------------------
               Corn                        $ 135  / $ 100
          ---------------------------------------------------------
               Soybeans                    $ 473  / $ 350
          ---------------------------------------------------------
               Soybean Meal                $ 338  / $ 250
          ---------------------------------------------------------

                           Ch4 Margins and Deposits
                           ------------------------

          -----------------------------------------------------
               Soybean Oil                 $ 135  / $ 100
          -----------------------------------------------------
               Wheat                       $ 135  / $ 100
          -----------------------------------------------------
               Oats                        $ 135  / $ 100
          -----------------------------------------------------













Inter-market spreads where both sides of the transaction are carried on the books of one member firm shall be as follows (See paragraph (1) for initial margin mark-up percentage):

------------------------------------------------------------------------------------------------------------
Spread                                                                                     Spread  Credit %
------------------------------------------------------------------------------------------------------------
 Soybeans vs. Soybean Oil                                                                  50%
------------------------------------------------------------------------------------------------------------
 Soybeans vs. Soybean Meal                                                                 65%
------------------------------------------------------------------------------------------------------------
 *Corn vs. Illinois Corn Yield Insurance                                                   30%
------------------------------------------------------------------------------------------------------------
 *Corn vs. Indiana Corn Yield Insurance                                                    30%
------------------------------------------------------------------------------------------------------------
 *Corn vs. Iowa Corn Yield Insurance                                                       30%
------------------------------------------------------------------------------------------------------------
 *Corn vs. Ohio Corn Yield Insurance                                                       30%
------------------------------------------------------------------------------------------------------------
 *Corn vs. U.S. Corn Yield Insurance                                                       30%
------------------------------------------------------------------------------------------------------------
 *Corn vs. Nebraska Corn Yield Insurance                                                   30%
------------------------------------------------------------------------------------------------------------
 Treasury Notes (6-1/2-10 year) vs. Treasury Bonds                                         75%
------------------------------------------------------------------------------------------------------------
 (2) Treasury Notes (6-1/2-10 year) vs. Treasury Bonds                                     75%
------------------------------------------------------------------------------------------------------------
 (3) Treasury Notes (5 year) vs. (2) Treasury Notes (6-1/2-10 year)                        85%
------------------------------------------------------------------------------------------------------------
 Treasury Notes (6-1/2-10 year) vs. Municipal Bond Index                                   70%
------------------------------------------------------------------------------------------------------------
 Treasury Notes (2 year) vs. Municipal Bond Index                                          200%
------------------------------------------------------------------------------------------------------------
 Treasury Bonds vs. Municipal Bond Index                                                   70%
------------------------------------------------------------------------------------------------------------
 Treasury Notes (5 year) vs. Treasury Notes (6-1/2-10 year)                                75%
------------------------------------------------------------------------------------------------------------
 Treasury Notes (5 year) vs. Treasury Bonds                                                55%
------------------------------------------------------------------------------------------------------------
 (5) Treasury Notes (5 year) vs. (2) Treasury Bonds                                        70%
------------------------------------------------------------------------------------------------------------
 Treasury Notes (5 year) vs. Municipal Bond Index                                          50%
------------------------------------------------------------------------------------------------------------
 (5) Treasury Notes (2 year) vs. (2) Treasury Bonds                                        60%
------------------------------------------------------------------------------------------------------------
 Treasury Notes (2 year) vs. Treasury Notes (6-1/2-10 year)                                65%
------------------------------------------------------------------------------------------------------------

                           Ch4 Margins and Doposits
                           ------------------------

--------------------------------------------------------------------------------------------------------
Treasury Notes (2 year) vs. Treasury Notes (5 year)                                        75%
--------------------------------------------------------------------------------------------------------
 (3) Treasury Notes (2 year) vs. (2) Treasury Notes (6-1/2-10 year)                        75%
--------------------------------------------------------------------------------------------------------
 Treasury Bonds vs. (2) 10 Yr. Agency                                                      60%
--------------------------------------------------------------------------------------------------------
 10 Yr. Agency Notes vs. 10 Yr. T-Notes                                                    80%
--------------------------------------------------------------------------------------------------------
 (2) 10 Yr. Agency Notes vs. (3) 5 Yr. T-Notes                                             75%
--------------------------------------------------------------------------------------------------------
 (2) 10 Yr. Agency Notes vs. (3) 2 Yr. T-Notes                                             65%
--------------------------------------------------------------------------------------------------------
 Iowa Corn Yield vs. Illinois Corn Yield                                                   50%
--------------------------------------------------------------------------------------------------------
 Iowa Corn Yield vs. Indiana Corn Yield                                                    50%
--------------------------------------------------------------------------------------------------------
 Iowa Corn Yield vs. Nebraska Corn Yield                                                   50%
--------------------------------------------------------------------------------------------------------
 Iowa Corn Yield vs. Ohio Corn Yield                                                       50%
--------------------------------------------------------------------------------------------------------
 Iowa Corn Yield vs. U.S. Corn Yield                                                       70%
--------------------------------------------------------------------------------------------------------
 Illinois Corn Yield vs. Indiana Corn Yield                                                70%
--------------------------------------------------------------------------------------------------------
 Illinois Corn Yield vs. Nebraska Corn Yield                                               50%
--------------------------------------------------------------------------------------------------------
 Illinois Corn Yield vs. Ohio Corn Yield                                                   50%
--------------------------------------------------------------------------------------------------------
 Illinois Corn Yield vs. U.S. Corn Yield                                                   70%
--------------------------------------------------------------------------------------------------------
 Indiana Corn Yield vs. Nebraska Corn Yield                                                50%
--------------------------------------------------------------------------------------------------------
 Indiana Corn Yield vs. Ohio Corn Yield                                                    70%
--------------------------------------------------------------------------------------------------------
 Indiana Corn  Yield vs. U.S. Corn Yield                                                   70%
--------------------------------------------------------------------------------------------------------
 Nebraska Corn Yield vs. Ohio Corn Yield                                                   50%
--------------------------------------------------------------------------------------------------------
 Nebraska Corn Yield vs. U.S. Corn Yield                                                   70%
--------------------------------------------------------------------------------------------------------
 Ohio Corn Yield vs. U.S. Corn Yield                                                       70%
--------------------------------------------------------------------------------------------------------
 * Both positions must be on the same side of the market (long or short).
--------------------------------------------------------------------------------------------------------
 Crush Spread (Same Crop Year) Soybeans (September Forward) vs.
--------------------------------------------------------------------------------------------------------
 Soybean Meal (October Forward) vs.
--------------------------------------------------------------------------------------------------------
 Soybean Oil (October Forward)                                                             85%
--------------------------------------------------------------------------------------------------------
 Crush Spread
--------------------------------------------------------------------------------------------------------
     (10) Soybeans
--------------------------------------------------------------------------------------------------------
     vs. (11) Soybean Meal
--------------------------------------------------------------------------------------------------------
     vs. (9) Soybean Oil                                                                   85%
--------------------------------------------------------------------------------------------------------
 For the purpose of this paragraph, a crush spread is a position of 5,000 bushels of soybeans against one contract of soybean meal and one contract of soybean oil or a ratio of contracts that conforms to generally accepted soybean processor crush relationships. The number of crush spreads is limited to the net positions within any of the commodities.
-------------------------------------------------------------------------------------------------------------

       -----------------------------------------------------------------
          Spread                                        Spread  Credit %
       -----------------------------------------------------------------
           1:1:1:4 DJTA(SM), DJUA(SM), DJIA(SM) vs.      85%
                        DJCA(SM)
       -----------------------------------------------------------------
           1:2 DJIA(SM) vs. DJCA(SM)                     85%
       -----------------------------------------------------------------

                           Ch4 Margins and Doposits
                           ------------------------

(4) INTER-MARKET SPREADS. Inter-market spreads (involving the same commodity) where both sides of the transaction are carried on the books of one member firm shall be margined on the Chicago Board of Trade side as follows (SPAN-does not currently recognize inter-market spreads):

------------------------------------------------------------------------------------------------------------
Spread                                                                                     Spread Credit %
------------------------------------------------------------------------------------------------------------
 CBOT Wheat vs.Kansas City Board of Trade Wheat                                            80%
------------------------------------------------------------------------------------------------------------
 CBOT Wheat vs. Minneapolis Grain Exchange Spring Wheat                                    70%
------------------------------------------------------------------------------------------------------------
 Gold (100 oz.) vs. Comex Gold                                                             50%
------------------------------------------------------------------------------------------------------------
 (3) Kilo Gold vs. (1) Comex Gold                                                          50%
------------------------------------------------------------------------------------------------------------
 Silver (5000 oz.) vs. Comex Silver                                                        50%
------------------------------------------------------------------------------------------------------------
 (5) CBOT 1,000 Silver vs. (1) Comex 5,000 Silver                                          50%
------------------------------------------------------------------------------------------------------------
 Other inter-market spreads:
------------------------------------------------------------------------------------------------------------
 (2) CBOT T-Note (2 year) vs. 3 CME Eurodollar                                             70%
------------------------------------------------------------------------------------------------------------
 (5) CBOT T-Note (2 year) vs. 2 FINEX T-Note (5 year)                                      80%
------------------------------------------------------------------------------------------------------------
 (5) CBOT T-Note (5 year) vs. 2 FINEX T-Note (5 year)                                      80%
------------------------------------------------------------------------------------------------------------
 (5) CBOT T-Note (5 year) vs. 2 FINEX T-Note (2 year)                                      80%
------------------------------------------------------------------------------------------------------------
 (1) CBOT DJIA(SM) vs. (1) KCBOT Mini-Value Line                                           70%
------------------------------------------------------------------------------------------------------------
 (5) CBOT DJIA(SM) vs. (2) Value Line                                                      70%
------------------------------------------------------------------------------------------------------------
 (1) CBOT DJIA(SM) vs. (10) Amex Diamonds                                                $800
                                                                                         (per CBOT side)
------------------------------------------------------------------------------------------------------------

(5)  INTER-MARKET SPREADS FOR CBOT AND MIDAM CONTRACTS

(a)  Customers
---  ---------
For purposes of Regulations 431.03 and 431.05, any spread or other recognized strategy specified therein may consist of a combination of positions in Chicago Board of Trade and MidAmerica Commodity Exchange (MidAm) contracts, provided that each MidAm position in such a combination is equivalent in size, and is in the same commodity, as is specified with respect to a Chicago Board of Trade position.

(b)  Non-Clearing Members
---  --------------------
For purposes of Regulations 431.01, 431.03 and 431.06, any spread or other recognized strategy specified therein may consist of a combination of positions in Chicago Board of Trade and MidAmerica Commodity Exchange (MidAm) contracts, provided that each MidAm position in such a combination:

    - is equivalent in size, and is in the same commodity, as is specified with respect to a Chicago Board of Trade position;

          and

    - is in a contract in which the non-clearing member has MidAm membership privileges.

431.03A   Margins - Spreads involving soybeans versus only crude soybean oil or only soybean meal

or spreads involving crude soybean oil versus soybean meal do not meet the requirements of Paragraph 4(a) of Regulation 431.03 and, therefore, do not qualify for margins on one side only. 34R (08/01/94)

431.03B   Margins - The Rules Committee was asked the following questions:

(1) Is it permissible for a carrying broker to maintain an account with a bank where it is specified that the deposits therein are made at the request of a particular client - such funds not necessarily being those of the client.

(2) Is it permissible to maintain such an account, limiting it to the amounts deposited by such client.

     The Committee is unanimously of the opinion that these practices are a violation of the Association's

                           Ch4 Margins and Doposits
                           ------------------------

     minimum margin Rules and Regulations. They constitute the extending of credit for margins. 200R (08/01/94)

431.04  Notice of Undermargined Omnibus Accounts   - (See 285.05)  (08/01/94)

431.05 Margin on Options - Under the provisions of Rule 431.00, the Board hereby establishes that minimum margins for option transactions will be determined by the *Standard Portfolio Analysis of Risk- (SPAN-) margin calculations.

     Maintenance margin will equal the maximum of:

     (a)  Market Risk Margin calculation

     (b)  Extreme Market Risk calculation

     (c)  Gross Short Option calculation

     (d) Initial margins for each commodity are identified in Regulations 431.03(1), (2) and (3).

     For all long option positions premium must be paid in full when the position is initiated. See Regulations 1305.01, 1605.01, 2205.01, 2705.01, 2805.01, 2905.01, 3005.01, 3105.01, 3205.01, 3305.01, 3505.01, 3605.01,
     3805.01, 42005.01, 4605.01, 4805.01 and 5205.01.

     The values of the following policy variables will be determined by the Board of Directors:

     1.   Normal range of futures price changes.

     2.   Normal range of implied volatility changes.

     3.   Intermonth spread margin for determining intermonth spread risk.

     4.   Extreme range of futures price changes.

     5.   Backup margin collection ratio for the Extreme calculation.

     6.   Gross short option assessment level.  (07/01/00)

431.06 Margin on Options - Non-Clearing Members - - A non-clearing member who makes his own option trades or who on the Floor gives his orders for option trades which are exclusively for his account shall be subject solely to the provisions of the *Standard Portfolio Analysis of Risk- margin (SPAN-).

     Maintenance margin will equal the maximum of:

     (a) Market Risk Margin calculation.

     (b) Extreme Market Risk calculation.

     (c) Gross Short option calculation.

For all long option positions premium must be paid in full when the position is initiated. See Regulations 1305.01, 1605.01, 2205.01, 2705.01, 2805.01, 2905.01,
3005.01, 3105.01, 3205.01, 3305.01, 3505.01, 3605.01, 3805.01, 42005.01,
4605.01, 4805.01 and 5205.01. (07/01/00)

*"SPAN-" and "Standard Portfolio Analysis of Risk-" are trademarks of the Chicago Mercantile Exchange. The Chicago Mercantile Exchange assumes no liability in connection with the use of SPAN by any person or entity.

B.  Inter-Market Option Spreads - (See 431.03) section 5  (04/01/00)

432.00  Customers' Securities   - The improper use of a customer's securities is
inconsistent with just and equitable principles of trade. 211  (08/01/94)

433.00 Agreement for Use of Securities - An agreement between a member and a customer, authorizing the member to pledge securities, either alone or with other securities carried for the account of the customer, either for the amount due thereon or for a greater amount, or to lend such securities, does not justify the member in pledging or loaning more of such securities than is fair and reasonable in view of the indebtedness of said customer to said member.

                           Ch4 Margins and Doposits
                           ------------------------

No form of general agreement between a member and a customer shall warrant the member in using securities carried for the customer for delivery on sales made by the member for his own account, or for any account in which the firm or corporation of said member or of any general or special partner therein is directly or indirectly interested. 212 (08/01/94)

433.01 Construction of Rules 432.00 and 433.00 - A customer's wholly owned securities and/or excess collateral (securities in excess of the approximate amount required to enable the member carrying the account to finance it) must be segregated in a manner which clearly identifies their ownership. The member carrying the account shall keep a record of the location of such segregated securities and the means by which their ownership may be identified. When such securities are in the custody of another broker, the member carrying the account shall keep such other broker fully informed at all times as to the specific securities to be segregated. This Regulation applies to both odd lots and round lots. (08/01/94)

Ch4 Transfer Trades/Exchange Service Fees

443.00  Exempt Transactions   - The provisions of the Rules and Regulations
respecting member rates of commission and brokerage rates shall be superseded not later than March 4, 1978. 219A (08/01/94)

444.01 Transfer Trades; Exchange of Futures for Physicals and Give-up Transactions - - Transfer trades, or office trades, are defined and limited to trades made upon the books of a commission merchant for the purpose of: (a) transferring existing trades from one account to another within the same office where no change in ownership is involved; or, (b) transferring existing trade s from the office of one commission merchant to the office of another commission merchant where no change in ownership is involved, provided that no such transfer may be made for the purpose of evading and avoiding delivery on such trades and provided further that if such transfer is made after receipt from the Clearing House of a notice of intention to deliver applicable to such trades, then the notice of intention to deliver must be passed through the Clearing House along with the trades so transferred and the Clearing House shall thereupon pass the notice of intention to deliver to the commission merchant to whom such transfer has been made and delivery shall be taken by such commission merchant; or, (c) exchanging futures for cash commodities or in connection with cash commodities transactions; or, (d) to establish the prices of cash commodities; or, (e) correcting errors on cleared trades, provided the original trade documentation confirms the error and the special clearing code or screen designated by the Board of Directors has been used to identify these transfers; or (f) transferring trades executed on behalf of another commission merchant from the account of the executing commission merchant to the account of the other commission merchant customer where no change of ownership is involved, provided that the special clearing code or screen designated by the Board of Directors has been used to identify these transfers. The Business Conduct Committee ("BCC") may, in its discretion, upon written request, exempt a transfer trade from the requirements of this provision providing that the transfer trade is made for the purpose of combining the positions held by two or more commodity pools which are operated by the same commodity pool operator and traded by the same commodity trading advisor, pursuant to the same strategy, into a single account so long as the transfer does not result in the liquidation of any open positions, and the pro rata allocation of interests in the consolidating account does not result in more than a de minimize change in the value of the interest of any pool participant and such other transfers as the BCC, in its discretion, shall exempt in connection with or as a result of, a merger, asset purchase, consolidation or similar non-recurring transaction between two or more entities where one or more entities become the successor in interest to one or more other entities.

Give-up transactions must be transferred in accordance with the procedure provided in subparagraph (f) above. In the case of give-up transactions, the commission merchant ("executing commission merchant") executing a trade on behalf of another commission merchant (the "carrying commission merchant") (including such carrying commission merchant's customers) must submit the trade to the Clearing House for clearing, and remains responsible for the clearing and settlement of such trade as prescribed by the Clearing House. Executing commission merchants and carrying commission merchants must utilize an automated invoicing system for commission payments resulting from give-up transactions, as determined by the Board of Directors. Notwithstanding the foregoing, the executing commission merchant, carrying commission merchant and, as applicable, the customer on the account at the carrying commission merchant for which the trade is executed, may by agreement set out their respective obligations and financial responsibility to one another relating to the transfer of the trade.

Exchange of futures in connection with cash commodity transactions or of futures for cash commodities may be made at such prices as are mutually agreed upon by the two parties to the transaction. All transactions involving exchanges of futures in connection with cash commodity transactions or of futures for cash commodities transactions involving CBOE 50 and CBOE 250 Stock Index futures shall be priced within the day's trading range.

All transfer trades made between the offices of two commission merchants and all office trades made in connection with cash commodity transactions or the exchange of futures for cash commodities shall be

                   Ch4 Transfer Trades/Exchange Service Fees
                   -----------------------------------------

designated by proper symbol as transfer or office trades and must be cleared through the Clearing House in the regular manner.

Transfer trades must be made at the same price or prices which appear on the books of the transferring commission merchant, and the transfer must also show the date when such trade or trades were originally made; provided, however, that those transfers involving a debtor as defined by and in accordance with Regulation 272.02 shall retain the original trade date for purposes of delivery but shall be entered on the books of the transferee at the settlement price on the day of the transfer. In addition, each party to transfer trade transactions shall file with the Clearing House a memorandum stating the nature of the transaction, whether the transaction has resulted in a change of ownership, the kind and quantity of cash commodity, if any is involved, the kind, quantity and price of the commodity future, the name of the opposite Clearing member, if any, and such other information as the Clearing House may require. 1809A (09/01/98)

444.01A Transfer Trades and Inter-Market Spreads - - Owing to the fact that some questions have arisen as to what may properly be handled in the way of give-ups, as office trades or transfer trades, particularly in connection with the new Commodity Exchange Act, the Directors have found it necessary to clarify this situation with certain interpretations which will be mailed to all members shortly. In the meantime, there is one point which seems important because of the past custom of the trade, and we wish to call attention to it. In case a house has spread orders between markets at a guaranteed difference, such as buying Winnipeg or Minneapolis or Kansas City and selling Chicago at a fixed difference, it has been customary in the past in the event they found some other house going the other way at the same difference to exchange futures in the two markets in order to consummate the spread. In other words, this was done by give-ups rather than by pit executions. Under the new interpretation, such a give-up is not permissible, inasmuch as it involves a change of ownership and is not a give-up against a cash transaction, as interpreted by the Commodity Exchange Act or the Board of Trade Rules. Accordingly, it will not be permissible to exchange futures in the form of give-ups under such circumstances, which will compel the actual filling of these limited spreads by means of pit executions.

While this appears to work a certain amount of hardship, it seems to be required in order to conform to the law and to the Rules of the Association; and, accordingly, attention is directed to it in order to avoid possible confusion where spreads are being worked between two markets. (08/01/94)

444.01B Prohibition on Exchange of Futures for Cash Commodities Involving Multi-Parties - The exchange of futures for cash commodities or in connection with cash commodity transactions may only occur when the buyer of the futures contracts is the seller of the cash commodity and the seller of the futures contracts is the buyer of the cash commodity. The transaction must be submitted to the clearing house by a clearing firm acting on its own behalf or for the beneficial account of a customer who is a party to the transaction. (08/01/94)

444.02 Clearance of Exchanges of Futures for Physicals Transactions - With respect to the futures portion of an exchange of future for physical transaction, clearing firm on opposite sides of the transaction must subsequently approve the terms of the transaction, including the clearing firm (division), price, quantity, commodity, contract month and date prior to submitting the transaction to the Clearing House. (08/01/94)

444.03 Transfer Trades in a Delivery Month - During the delivery month and 2 business days prior to the first delivery day, (or in the case of crude petroleum during position month) transfer trades for the purpose of offsetting existing positions where no change of ownership is involved are prohibited when the date of execution of the position being transferred is not the same as the transfer date. Positions carried at different houses for the same owner 2 business days prior and to a delivery month and thereafter (or in the case of crude petroleum during position month) are required to be offset in the pit or through the normal delivery process. The receiving firm has the responsibility to assure compliance with this regulation. (08/01/94)

450.00  Exchange Service Fees -
(a) members, membership interest holders and member firms. Each Full and Associate Member, Membership Interest Holder and member firm shall be obligated to pay to the Association, at such times and in such manner as the Board may prescribe, a transaction fee of 1.5 cents (applicable to

                   Ch4 Transfer Trades/Exchange Service Fees
                  -----------------------------------------

     Members and member firms) or 2 cents (applicable to Membership Interest Holders) for each contract (1) for such Member's or Membership Interest Holders's own account; (2) for such member firm's account; and (3) executed by such Member or Membership Interest Holder on the Floor of the Association as a floor broker for the account of others. The maximum of fees paid hereunder per year by any Full or Associate Member in respect to contracts described in categories (1) and (3) above, shall be $10,000.

(b) non-member. Effective on the date set by Regulation adopted by the Board, each member or registered eligible business organization handling the funds of non-member customers shall include, in the statements to each customer, an Exchange Service Fee of 50 cents for each Board of Trade futures contract bought, sold or delivered for the account of the non-member customer. All Exchange Service Fees collected from non-member customers shall be remitted by the member or registered eligible business organization to the Association at such times and in such manner as the Board may prescribe. The Exchange Service Fees remitted to the Association in respect to nonmember transactions shall be expended only for purposes determined by the Board to be of benefit to non-member customers and other market participants.

(c) revenue. The Board shall have the authority in its discretion to suspend member transaction fees, fees on the execution of trades and non-member Exchange Service Fees at any time during a fiscal year upon making a determination that year-to-date Exchange revenues have attained a sufficient level to render the further collection of such fees unwarranted.

(d) reports. Each member or registered eligible business organization subject to the provisions of this Rule shall submit to the Association such reports as the Board may deem necessary for the administration of this Rule.

(e) enforcement. No member or registered eligible business organization shall be obligated to the Association for the payment of Exchange Service Fees attributable to non-member transactions except to the extent that such fees are collected from non-member customers; provided, however, that each member or registered eligible business organization responsible for the collection of Exchange Service Fees shall make a bona fide and diligent effort to collect such amounts and shall not have the right, without prior approval of the Association, to release or forgive any indebtedness of a non-member to the Association for Exchange Service Fees. In the event of delinquencies in the payment of Exchange Service Fees by a non-member, the Board in its discretion may order that further trading in the accounts of such non-member shall be for liquidation only until the indebtedness is paid.

(f) special assessments. This Rule shall not be construed to supersede Rule 2200.00 in any way nor to abrogate the responsibility and right of the Board to levy such additional assessments, charges or fees pon the membership as may be necessary to meet the obligations of the Association. 136 (04/01/98)

450.01 Exchange Service Fees - Payment of the Exchange Service Fee in respect to transactions executed by a Member, Membership Interest Holder, or Delegate on the Floor as a floor broker for the account of others, under Rule 450.00, must be remitted to the Exchange's Accounting Department within thirty days commencing from the date of the Exchange's invoice to the member. Failure to pay the invoiced transaction fees within the prescribed thirty days may result in the suspension (pursuant to the provisions of Exchange Regulation 5200.06) of the defaulting member's membership privileges, including floor access and the benefit of member transaction fees.

Payment of the Exchange Service Fee in respect to transactions for Members' Membership Interest Holders' or Delegates' own accounts or Member firms' accounts, under Rule 450.00, must be remitted to the Exchange's Accounting Department by the member firm clearing such transactions within twenty-one days commencing from the date of the Exchange's invoice to such clearing member firm.

Payment of the Exchange Service Fee in respect to non-member transactions under Rule 450.00 executed on or after May 1, 1974 shall be as follows:


(1) Not later than the last business day of each month, each member or registered eligible business

                   Ch4 Transfer Trades/Exchange Service Fees
                   -----------------------------------------

     organization handling the funds of non-member customers shall submit to the Treasurer of the Association a report, in a form prescribed by the Association showing the number of non-member transactions (whether purchases, sales or deliveries) executed on change during the preceding month, and the identity of non-members more than 60 days in arrears in the payment of Exchange Service Fees.

     Such report should be accompanied by the remittance of all Exchange Service Fees collected since the last remittance date.

(2) As soon as practicable following the end of each fiscal year, the Association shall compute the total amount of Exchange Service Fees received by it in respect to non-member transactions. If such total exceeds all assessments paid by members under Rule 2200.00 and all Exchange Service Fees upon memberships under Rule 450.00 in the same fiscal year, the excess shall be accumulated in a segregated contingency reserve fund. The reserve fund may only be dispursed by separate action of the Board and then only for those purposes identified in Rule 450.00.

(3) No member or registered eligible business organization shall identify on its statements to nonmember customers any charge as an "Exchange Service Fee" unless the amount shown is actually due and payable to the Association under Rule 450.00. (08/01/00)

450.01A   Exchange Service Fees - BE IT RESOLVED, that Regulation 450.01 be adopted with effective date of April 1, 1974 for Exchange Service Fees on member transactions and May 1, 1974 for Exchange Service Fees on non-member transactions. (08/01/94)

450.01B   Options Transactions - BE IT RESOLVED, that pursuant to the Board's authority set forth in Rule 450.00 (a) and (b), the collection and payment of all member and non-member transaction fees that otherwise would be applicable to transactions in options on Treasury Bond futures shall be waived for any such transactions made prior to March 31, 1983. (08/01/94)

450.01C   Exchange Service Fees - BE IT RESOLVED, that pursuant to the Board's authority set forth in Rule 450.00 (a) ane (b) the collection and payment of all non-member transaction fees that otherwise would be applicable to transactions in Major Market Index or AMEX Market Value Index futures contracts shall be waived to the extent of forty eight cents per contract for the account of a member or member firm of the American Stock Exchange. (08/01/94)

450.02 Member's Own Account and Member Firm's Account - For the purpose of implementing Rule 450.00, the terms "member's own account" in subsection (a)(1) and "member firm's account" in subsection (a)(2) shall refer only to those commodity futures or commodity options trading accounts that are wholly owned by and held in the name of one or more members, member firms, or entities which are wholly-owned by one or more members or member firms or which wholly own a member firm. No other direct or indirect affiliate of a member firm shall be entitled to member transaction fees. The term "member firm" shall refer only to a firm registered with the Exchange pursuant to Regulation 230.02. An account owned by and held in the name of a non-member individual who is a shareholder, partner, employee, director or officer of a member firm shall not be considered a member firm's account. An account owned by and held in the name of a non-member spouse or other relative of a member shall not be considered a member's account. In addition, for the purpose of Rule 450.00, a commodity futures or commodity options trading account placed in trust shall be deemed a "member's own account" if the following are true: (1) the member is the sole settlor of the trust; (2) the member is one of the trustees of the trust and as such trustee, has sole control over the investment-making decision of the trust; (3) the beneficiaries of the trust include only the member, the member's spouse and/or the member's descendants; (4) the trust declaration expressly incorporates the Rules and Regulations of the Exchange, as may be amended; (5) the interest in the trust that inures to the beneficiaries of the trust shall be subject to all Rules and Regulations of the Exchange, as may be amended; and (6) the non-member trustee, if any, expressly agrees in the trust declaration, to be subject to all Rules and Regulations of the Exchange, as amended. The member must provide to the Exchange, via the Member Services Department, a copy of the trust declaration creating the trust described in the preceding sentence as well as any amendments thereto along with a letter from an attorney stating that in the attorney's opinion, the trust created is designed to achieve the estate planning objectives of the member. Upon the member's death or if the

                   Ch4 Transfer Trades/Exchange Service Fees
                  -----------------------------------------

member is adjudged incompetent, any commodity futures or commodity options trading account placed in trust pursuant to this section by such member will be treated as a non-member trading account and will be subject to Exchange Service Fee set forth in Rule 450.00(b). (07/01/99)


450.03 Exchange Service Fees for Professional Trading Firms -- (a) In addition to the Exchange Service Fee assessed pursuant to Rule 450.00(a), any member firm that is or should be registered under Regulation 230.02(6) and that is not wholly-owned by members or member firms shall also be obligated to pay to the Association, at such times and in such manner as the Board may prescribe, an additional transaction fee of 3.5 cents for each contract for such member firm's account. For the purpose of the previous sentence, "members" shall mean those individuals who own or have delegated to them any of the following memberships or membership interests: Full, Associate, COM or IDEM.

(b) This Regulation 450.03 shall not apply to those member firms whose employee-members(s) personally execute(s), on the trading floor and/or on the Project A electronic trading system for the eligible business organization's proprietary account, at least five hundred thousand (500,000) contracts in its first year as a member firm of the Exchange and at least 1 million (1,000,000) contracts for each calendar year thereafter. (10/01/99)

450.04 Exchange Service Fees - Adjustments - Exchange Service Fee adjustments may be granted to or required of member firms which have made overpayments or underpayments to the Exchange as a result of the incorrect identification of member or non-member accounts. However, such adjustments will not be made or required for any time period which is earlier than five years before the month-end preceding the date when a rebate request is made by the firm or which is earlier than five years before the end of the audit period selected by the Exchange. Interest and/or costs may be assessed in accordance with policies established by the Regulatory Compliance Committee. (01/01/99)

Ch4 Adjustments

460.01  Errors and Mishandling of Orders - (See 350.04)  (08/01/94)

460.02  Checking and Reporting Trades - (See 350.02)  (08/01/94)

460.03  Failure to Check Trades - (See 350.01)  (08/01/94)

460.04  Price of Execution Binding - (See 331.01)  (08/01/94)

Ch4 Customer Orders

465.01 Records of Customers' Orders - Immediately upon receipt in the sales office of a customer order each member or registered eligible business organization shall prepare a written record of the order. It shall be dated and time-stamped when the order is received and shall show the account designation, except that in the case of a bunched order the account designation does not need to be recorded at that time if the order qualifies for and is executed pursuant to and in accordance with CFTC Regulation 1.35(a-1)(5). The order shall also be time-stamped when it is transmitted to the Floor of the Exchange and when its execution, or the fact that it is unable to be executed, is reported from the Floor of the Exchange to the sales office. All time-stamps required by this paragraph shall show the time to the nearest minute.

Immediately upon receipt on the Floor of the Exchange of a customer order, each member or registered eligible business organization shall prepare a written record of the order. It shall be dated and time-stamped when the order is received on the Floor and shall show the account designation, except that in the case of a bunched order the account designation does not need to be recorded at that time if the order qualifies for and is executed pursuant to and in accordance with CFTC Regulation 1.35(a-1)(5). The order shall also be time-stamped:
(a) when it is transmitted to the floor broker if it is not transmitted immediately after it is received on the Floor, and

(b) if the written order is transmitted to the floor broker, when the order is received back from the floor broker, or

(c) if the order is transmitted to the floor broker verbally or by hand signals, when a report of its execution, or the fact that it is unable to be executed, is received from the floor broker.

Only time-stamps which are specified by the Exchange and synchronized with the Exchange Floor master clock may be used on the Exchange Floor.

It shall be an offense against the Association to manipulate or tamper with any time-stamp on the Exchange Floor, so as to put it out of synchronization with the master clock. Records of customer orders executed through the Exchange's Project A system facility shall be governed by 9B.20.

Any errors on written records of customer orders prepared on the Floor of the Exchange may be corrected by crossing out the erroneous information without obliterating or otherwise making illegible any of the originally recorded information. (07/01/99)

465.02    Application and Closing Out of Offsetting Long and Short Positions -

(a) APPLICATION OF PURCHASES AND SALES. Any commission merchant, subject to the Rules of the Association, who

     (1) Shall purchase any commodity for future delivery for the account of any customer (other than the "Customers' Account" of another commission merchant) when the account of such customer at the time of such purchase has a short position in the same future of the same commodity on the same market, or

     (2) Shall sell any commodity for future delivery for the account of any customer (other than the "Customers' Account" of another commission merchant) when the account of such customer at the time of such sale has a long position in the same future of the same commodity on the same market, or

     (3) Shall purchase a put or call option for the account of a customer when the account of such customer at the time of such purchase has a short put or call option position in the same option series as that purchased, or

     (4) Shall sell a put or call option for the account of a customer when the account of such customer at the time of such sale has a long put or call option position in the same option series as that sold

                              Ch4 Customer Orders
                              -------------------

     shall on the same day apply such purchase or sale against such previously held short or long futures or options position, as the case may be, and shall promptly furnish such customer a purchase and sale statement showing the financial result of the transactions involved.

(b) CUSTOMERS'S INSTRUCTIONS. In all instances wherein the short or long futures or options position in such customer's account immediately prior to such offsetting purchase or sale is greater than the quantity purchased or sold, the commission merchant shall apply such offsetting purchase or sale to such portion of the previously held short position as may be specified by the customer. In the absence of specific instructions from the customer, the commission merchant shall apply such offsetting purchase or sale to the oldest portion of the previously held long or short position, as the case may be. Such instructions also may be accepted from any person who, by power of attorney or otherwise, actually directs trading in the customer's account unless the person directing the trading is the commission merchant (including any partner thereof), or is an officer, employee, or agent of the commission merchant. With respect to every such offsetting transaction that, in accordance with such specific instructions, is not applied to the oldest portion of the previously held futures or options position, the commission merchant shall clearly show on the purchase and sale statement issued to the customer in connection with the futures or options transaction, that as a result of the specific instructions given by or on behalf of the customer the transaction was not applied in the usual manner i.e., against the oldest portion of the previously held futures or option position. However, no such showing need be made if the commission merchant has received such specific instructions in writing from the customer for whom such an account is carried.

(c)  IN-AND-OUT TRADES; DAY TRADES. Notwithstanding the provisions of paragraphs
     (a) and (b) above, this Regulation shall not be deemed to require the application of purchases or sales closed out during the same day (commonly known as "in-and-out trades" or "day trades") against short or long positions carried forward from a prior date.

(d)  EXCEPTIONS. The provisions of this Regulation shall not apply to:

     (1) purchases or sales of futures contracts for the purpose of covering the granting of options on a contract market, if such purchases or sales are accompanied by instructions and other evidence that such futures contracts are cover for granted options.

     (2) Purchases or sales constituting "bona fide hedging transactions" as defined in C.F.T.C. Regulation 1.3(z).

     (3) sales during a delivery period for the purpose of making delivery during such delivery period if such sales are accompanied by instructions to make delivery thereon, together with warehouse receipts or other documents necessary to effectuate such delivery.

     (4) Purchases or sales made in separate account of a commodity pool, provided that:

          (i) The trading for such pool is directed by two or more unaffiliated commodity trading advisors acting independently, each of which is directing the trading of a separate account;

          (ii) The commodity pool operator maintains only such minimum control over the trading for such pool as is necessary to fulfill its duty to supervise diligently the trading for such pool;

          (iii) Each trading decision made by a commodity trading advisor for such pool is determined independently of all trading decisions made by any other commodity trading advisor for such pool;

          (iv) The purchases and sales for such pool directed by different commodity trading advisors acting independently are executed by open and competitive means on or subject to the rules of a contract market; and

          (v) No position held for or on behalf of separate pool accounts traded in accordance with paragraphs (d) (4) (i), (d) (4) (ii),
                 (d) (4) (iii) and (d) (4) (iv) of this section may be closed out by transferring such an open position from one of the separate accounts to another

                              Ch4 Customer Orders
                              -------------------

                account of the pool.

     (5) Purchases or sales made in separate accounts owned by a customer or option customer, provided that:

          (i) Each person directing trading for one of the separate accounts is unaffiliated with and acts independently from each other person directing trading for a separate account;

          (ii) Each person directing trading for one of the separate accounts, unless he is the account owner himself, does so pursuant to a power of attorney signed and dated by the customer, and which includes, at a minimum, the name, address and telephone number of the person directing trading and the account number over which such power is granted;

          (iii) Each trading decision made for each separate account is determined independently of all trading decisions made for the other separate account or accounts;

          (iv) The purchases and sales for such accounts are executed by open and competitive means on or subject to the rules of a contract market;

          (v) No position held for or on behalf of separate accounts traded in accordance with paragraphs (d) (5) (i), (d) (5) (ii), (d) (5)
                (iii) and (d) (5) (iv) of this section may be closed out by transferring such an open position from one of the separate accounts to another of such accounts; and

          (vi) The customer or option customer and each person directing trading for the customer or option customer provides the futures commission merchant with written confirmation that the trading and the operation of the customer's or option customer's accounts will be in accordance with paragraphs (d) (5) (i), (d)
                (5) (ii), (d) (5) (iii), (d) (5) (iv) and (d) (5) (v) of this section. The written confirmation must be signed and dated, and received by the futures commission merchant before it can avail itself of this exception provided by this paragraph.

     (6) Purchases or sales made in separate accounts of a p'|)''})' anted an exemption in accordance with 425.05 and 495.05 of this chapter, provided that:

          (i) The purchases and sales for such accounts are executed in open and competitive means on or subject to the rules of a contract market; and

          (ii) No position held for or on behalf of separate accounts traded in accordance with this paragraph may be closed out by transferring such an open position from one of the separate accounts to another of such accounts.

     (7) Purchases or sales held in error accounts, including but not limited to floor broker error accounts, and purchases or sales identified as errors at the time they are assigned to an account that contains other purchases or sales not identified as errors and held in that account ("error trades"), provided that:

          (i) Each error trade does not offset another error trade held in the same account;

          (ii) Each error trade is offset by open and competitive means on or subject to the rules of a contract market by not later that the close of business on the business day following the day the error trade is discovered and assigned to an error account or identified as error trade, unless at the close of business on the business day following the discovery of the error trade, the relevant market has reached a daily price fluctuation limit and the trader is unable to offset the error trade, in which case the error trade must be offset as soon as practicable thereafter; and

          (iii) No error trade is closed out by transferring such an open position to another account also controlled by that same trader.

                              Ch4 Customer Orders
                              -------------------

     (8) Purchases or sales held in the separate accounts of a customer who has granted discretionary authority to a futures commission merchant, an associated person of a futures commission merchant, or a commodity trading advisor trading separate trading programs which have been marketed separately, provided that:

          (i) The purchases or sales for such accounts are executed in open and competitive means on or subject to the rules of a contract market; and

          (ii) No position held for or on behalf of separate accounts traded in accordance with this paragraph (d)(8) may be closed out by transferring such an open position from one of the separate accounts to another of such accounts.

(e) With respect to the exception from the provisions of this section set forth in paragraph (d) (5) of this section, if a futures commission merchant that carries the separate accounts of a customer or option customer, or if an associated person of such futures commission merchant, directs trading for one of the separate accounts:

     (1) the futures commission merchant must first furnish the customer or option customer with a written statement disclosing that, if held open, offsetting long and short positions in the separate accounts may result in the charging of additional fees and commissions and the payment of additional margin, although offsetting positions will result in no additional market gain or loss. Such written statement shall be attached to the risk disclosure statement required to be provided to a customer or option customer under CFTC Regulation 1.55. (07/01/94)

465.02A   Exchange's No Position Stance on FCM's Internal Bookkeeping Procedures
- The Exchange takes no position regarding the internal bookkeeping procedures of a commission merchant who, for the convenience of a customer, may hold concurrent long and short position in the same commodity, month (and strike price). This does not relieve the commission merchant of its responsibilities under Regulation 465.02 of offsetting the position for Exchange reporting purposes (i.e., Large Trader, Open Interest and Long Positions Eligible for Delivery) and promptly furnishing the customer a purchase and sale statement showing the financial result of the transactions involved. (08/01/94)

465.03 Orders and Cancellations Accepted On A 'Not Held' Basis - (See 337.01) (08/01/94)

465.04 Records of Floor Order Forms - Clearing Members shall establish and maintain procedures that will assure the complete accountability of all floor order forms used on the Exchange Floor. Machine and handwritten orders are required to be machine sequentially prenumbered and maintained by the firm in sequential order. (08/01/94)

465.05 Floor Order Forms - All floor orders must be in a form approved by the Floor Governors Committee or an employee of the Office of Investigations and Audits designated by the Floor Governors Committee.

Floor order forms must be machine sequentially prenumbered and contain the following machine preprinted information:

(1)  the name of the Clearing Member;

(2)  bracket designations,

(3)  a space designated for the customer account number; and

(4)  a space designated for the executing broker identification.  (08/01/94)

465.06 Broker's Copy of Floor Orders - Upon request, a clearing firm must provide its broker, in an expeditious and reasonable manner, with a copy of every floor order he is asked to execute. (08/01/94)

465.07 Designation of Order Number Sequences - To facilitate Exchange monitoring of order flow volume, the Exchange may prescribe particular sequences of order form numbers for member firms to use in specified areas of the Exchange Floor. (07/01/94)

                              Ch4 Customer Orders
                              -------------------


465.08  Post-Execution Allocation   - All trades entered and executed in
accordance with CFTC Regulation 1.35(a-1)(5) regarding orders eligible for post-execution allocation, must be allocated in sufficient time to meet the requirements of the Board of Trade Clearing Corporation trade submission for the trade date of the order. (07/01/99)

466.00  Orders Must be Executed in the Public Market   - (See 332.00)
(08/01/94)

Ch4 Offices and Branch Offices

475.00 Offices and Branch Offices - Member firms and member sole proprietors may establish offices other than main offices. All offices of member firms and member sole proprietors and employees thereof shall be subject to the Rules and Regulations of the Association, and shall be subject to the jurisdiction of the Business Conduct Committee in connection therewith; provided, however, that the Business Conduct Committee may exempt such offices and employees from any such Rule or Regulation which is incompatible with, in conflict with or unrelated to the functions performed by them. The term "branch office" shall include each branch office or wholly-owned subsidiary of the member firm that solicits, accepts, or services Commodity Futures Contracts or Options and/or is listed by the member firm as a branch office with the National Futures Association.

A branch office must conduct business under the same name as the parent firm or corporation. 129 (01/01/99)

Ch4 APs and Other Employees

480.01 APs - An Associated Person ("AP") is an employee of a member sole proprietor or member firm who solicits, accepts or services business other than in a clerical capacity in commodity futures and commodity options, and who has been granted registration as an Associated Person ("AP") by the Commodity Futures Trading Commission (CFTC) or the National Futures Association (NFA) pursuant to the Commodity Exchange Act. (08/01/94)

480.02 Employers Responsible for APs - Employers, in all instances, shall be responsible for the acts and omissions of their APs and branch office managers. (08/01/94)

480.09 Other Employees - The Business Conduct Committee may require that the name, remuneration, term of employment and actual duties of any employee of a member or of a member firm shall be stated to the Committee, together with such other information with respect to the employee as the Committee may deem requisite. The Committee may, in its discretion, disapprove of said employment, remuneration or term of employment. (08/01/94)

480.10 Supervision - Any willful act or omission by which a member fails to ensure compliance with the rules, regulations and bylaws of the Association by such member's partners, employees, agents or persons subject to his supervision shall constitute an offense against the Association by the member.

Any willful act or omission by which a member firm fails to ensure compliance with the rules, regulations and bylaws of the Association by such member firm's partners, directors, officers, employees or agents shall constitute an offense against the Association by the member firm. (07/01/95)

Ch4 Options Transactions

490.00 Application of Rules and Regulations - Unless specifically negated or unless superseded, each Rule or Regulation of the Association pertaining to transactions in future delivery contracts shall apply with equal force and effect to transactions in options. (08/01/94)

490.02 Option Customer Complaints - Each commission merchant engaging in the offer or sale of options pursuant to these Rules and Regulations shall, with respect to all written option customer complaints and oral option customer complaints which result in, or which would result in an adjustment to the option customer's account in an amount in excess of one thousand dollars:

     (1) Retain all such written complaints and make and retain written records of all such oral complaints; and

     (2) Make and retain a record of the date the complaint was received, the employee who serviced the account, a general description of the matter complained of, and what, if any, action was taken by the commission merchant in regard to the complaint. (08/01/94)

490.03 Supervision Procedures - Each commission merchant engaging in the offer or sale of options pursuant to these Rules and Regulations shall adopt and enforce written procedures pursuant to which it will be able to supervise adequately each option customer's account, including but not limited to, the solicitation of such account; provided that, as used in this Regulation, the term "option customer" does not include another commission merchant. (08/01/94)

490.03A   Introducing Brokers Guaranteed by Member FCMs/Supervision Procedures-
The Board of Directors in a special polling held on Friday, February 3, 1984 approved the following Resolution of the Member Services Committee pursuant to Regulation 490.03 of the Association.

    WHEREAS, The Commodity Futures Trading Commission has provided by regulation that introducing brokers operating pursuant to a guarantee agreement with an FCM be permitted to solicit and/or accept orders for exchange-traded options if the Exchange of which the guarantor FCM is a member has adopted rules which govern the commodity option related activity of the guaranteed introducing broker; and

    WHEREAS, it is the desire of certain members to permit the solicitation and/or acceptance of Chicago Board of Trade options by introducing brokers guaranteed by a member FCM;

    NOW THEREFORE, be it -

RESOLVED, that each Rule or Regulation of the Association pertaining to the options sales practices of members or their employees shall apply with equal force and effect to the options sales practices of introducing brokers who are operating pursuant to a guarantee agreement with a member FCM and such member FCM shall be fully responsible therefor, and that this Resolution shall remain in effect until rescinded by a vote of the members or until such time as the National Futures Association or other registered futures association adopts rules which are approved by the Commodity Futures Trading Commission to govern the commodity option related activity of such guaranteed introducing brokers. (08/01/94)

490.05 Disclosure - Each commission merchant engaging in the offer or sale of options pursuant to these Rules and Regulations shall enforce the following requirements pertaining to disclosure statements:

     (1) Prior to opening an options account for an options customer, each commission merchant must furnish the options customer with a separate written risk disclosure statement, as set forth and described in Commodity Futures Trading Commission Regulation 33.7, and receive from the options customer an acknowledgement, signed and dated by the options customer, that he received and understood the disclosure statement.

     (2) Each disclosure statement and acknowledgement must be retained by the commission merchant in accordance with applicable Regulations of the Commodity Futures Trading Commission.

                           Ch4 Options Transactions
                           ------------------------

     (3) Prior to the entry into an options transaction pursuant to these Rules and Regulations, each commission merchant or the person soliciting or accepting the order therefor must provide each options customer with all of the information required under the disclosure statement; Provided, further, that the commission merchant must provide current information to an options customer if the information provided previously has become inaccurate.

     (4) Prior to the entry into an options transaction pursuant to these Rules and Regulations, each options customer or prospective options customer shall, to the extent the following amounts are known or can reasonably be approximated, be informed by the person soliciting or accepting the order therefore of the amount of the premium, commissions, costs, fees and other charges to be incurred in connection with the options transaction, as well as the strike price and all costs to be incurred by the options customer if the option is exercised; in addition, the limitations, if any, on the transfer of an options customer's account to a commission merchant other than the one through whom the options transaction is to be executed shall also be provided in writing.

     (5) For the purposes of this Regulation, a commission merchant shall not be deemed to be an options customer. (08/01/94)

490.06 Promotional Material - Each commission merchant engaging in the offer or sale of futures and options pursuant to these Rules and Regulations shall promptly make available upon request to the Office of Investigations and Audits all promotional material pertaining to trading in such futures and options.

For the purposes of this Regulation, the term "promotional material" includes:

     (1) any text of a standardized oral presentation, or any communication for publication in any newspaper, magazine or similar medium, or for broadcast over television, radio, or other electronic medium, which is disseminated or directed to a customer or prospective customer concerning a commodity futures or option transaction;

     (2) any standardized form of report, letter, circular, memorandum or publication which is disseminated or directed to a customer or prospective customer; and

     (3) any other written material disseminated or directed to a customer or prospective options customer for the purpose of soliciting a futures or options order, including any disclosure statement. (08/01/94)


490.07 Sales Communication - Each commission merchant engaging in the offer or sale of futures and options pursuant to these Rules and Regulations is prohibited from making fraudulent or high-pressure sales communications relating to the offer or sale of such futures and options. (08/01/94)

490.09 Reports by Commission Merchants - Each commission merchant shall make and submit such reports showing options positions held by any of its customers, in such form as may be required from time to time by the Office of Investigations and Audits or the Business Conduct Committee. Specifically, and without limiting the authority of the Office of Investigations and Audits or the Business Conduct Committee under this Regulation, all information needed to comply with Part 16 of the Commission's Regulations (17 CFR Part 16) may be collected from any member. (08/01/94)

495.01    Position Limits in Options -

For the purpose of this regulation:

     (i) An option contract's futures-equivalency shall be based on the prior day's delta factor for the option series, as published by the Board of Trade Clearing Corporation. For example, 8 long put contracts, each with a delta factor of 0.5, would equal 4 futures-equivalent short contracts.

     (ii) Long futures contracts shall have a delta factor of +1, and short futures contracts shall have a delta factor of -1.

     (iii) Long call options and short put options shall have positive delta factors.

     (iv) Short call options and long put options shall have negative delta factors.

     (v) An eligible option/option or option/futures spread is defined as an intra-month or inter-month position in the same Chicago Board of Trade commodity in which the sum of the delta factors is zero.

(a) Except as provided in Regulations 425.03, 425.04, 425.05, 495.03 and 495.04, the maximum positions which any person may own, control or carry are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                              Futures-equivalent Position Limits   Position Limit on the Number of
                              Net On the Same Side of the Market   Option Contracts for All Months and   Reportable Option
                              in All Months and All Strike Prices  All Strike Prices Combined in Each    Position in Any One Month
         Option Contract                    Combined1                          Option Category2          In Each Option Category2
------------------------------------------------------------------------------------------------------------------------------------
CBOT. Dow Jones Industrial                 50,000                                    None                             25
 AverageTM Index
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Bonds                         None                                     None                            100
------------------------------------------------------------------------------------------------------------------------------------
1,000 oz.                                  20,000                                    None                             50
 Silver
------------------------------------------------------------------------------------------------------------------------------------
Long-Term Treasury Notes                    None                                     None                             50
------------------------------------------------------------------------------------------------------------------------------------
Medium Term U.S. Treasury Notes             None                                     None                             50
------------------------------------------------------------------------------------------------------------------------------------
Long-Term Agency Notes                      5,000                                    None                             50
------------------------------------------------------------------------------------------------------------------------------------
Long-Term Municipal Bonds                   5,000                                    None                             50
------------------------------------------------------------------------------------------------------------------------------------
Short-Term Treasury Notes                   5,000                                    None                             50
------------------------------------------------------------------------------------------------------------------------------------
PCS Catastrophe Insurance/11                None                                     10,000                           25
------------------------------------------------------------------------------------------------------------------------------------
Corn                                     9,000 3/4                                   None                             50
------------------------------------------------------------------------------------------------------------------------------------
Soybeans                                5,500 3/,5/                                  None                             50
------------------------------------------------------------------------------------------------------------------------------------
Corn Yield Insurance/12                    1,000                                     None                             25
------------------------------------------------------------------------------------------------------------------------------------
Wheat                                   4,000 3/,6/                                  None                             50
------------------------------------------------------------------------------------------------------------------------------------
Oats                                    1,500 3/,7/                                  None                             50
------------------------------------------------------------------------------------------------------------------------------------
Rough Rice                                 750/8                                     None                             50
------------------------------------------------------------------------------------------------------------------------------------
Soybean Oil                             4,000 3/,9/                                  None                             50
------------------------------------------------------------------------------------------------------------------------------------
Soybean Meal                           4,000 3/,10/                                  None                             50
------------------------------------------------------------------------------------------------------------------------------------

1/ Long futures contracts, long, call options, and short put options are considered to be on the long side of the market while short futures contracts, long put options, and short call options are considered to be on the short side of the market. For each of the above commodities, the futures-equivalents for both the options and futures contracts are aggregated to determine compliance with the net same side position limits.

2/   Option categories are long call, long put, short call, and short put.

3/ A person may own or control additional options in excess of the futures-equivalent limits provided that those option contracts in excess of the futures-equivalent limits are part of an eligible option/futures spread.

4/ No more than 5,500 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined.

     Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all-months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

5/ No more than 3,500 futures equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

6/ No more than 3,000 futures equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all-months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

7/ No more than 1,000 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined.

                           Ch4 Options Transactions
                           ------------------------

     Additional options contracts may be held as part of the option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all-months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

8/ No more than 500 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all-months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

9/ No more than 3,000 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all-months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

10/ No more than 3,000 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all-months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

11/ Specifications apply separately to Small Cap and Large Cap contracts in each of the following PCS Catastrophe Insurance categories: National, Eastern, Northeastern, Southeastern, Western, Midwestern, California.

12/ Specifications apply separately to each of the following Corn Yield Insurance contracts: Iowa, Illinois, Indiana, Nebraska, Ohio, U.S.

Except for the interest of a limited partner or shareholder (other than the commodity pool operator) in a commodity pool, ownership, including a 10% or more financial ownership interest, shall constitute control over an account, except as provided in Regulation 495.05.

The maximum positions which any person, as defined in Regulation 495.01 (b), may own or control shall be as set forth herein. However, with respect to the maximum positions which a member firm may carry for its customers, it shall not be a violation of the limits set forth herein to carry customer positions in excess of such limits for such reasonable period of time as the firm may require to discover and liquidate the excess positions or file the appropriate hedge or exemption statements for the customer accounts in question in accordance with Regulations 425.03, 425.04, 495.03 and 495.04. For the purposes of this regulation, a "reasonable period of time" shall generally not exceed one business day for those positions that are not subject to the provisions of Regulations 425.03, 425.04, 495.03 and 495.04.

However, for any option position that exceeds position limits for passive reasons such as a market move or exercise assignment, the person shall be allowed one business day to liquidate the excess position without being considered in violation of the limits. In addition, if at the close of trading, an option position exceeds position limits when evaluated using the previous day's delta factors, but does not exceed the limits when evaluated using the delta factors for that day's close of trading, then the position shall not constitute a position limit violation.

(b) The word "Person" shall include individuals, associations, partnerships, limited liability companies, corporations and trusts.

(c) The foregoing limits on positions shall not apply to bona fide hedging positions which meet the requirements of Regulations 425.02, 425.03, 495.02 and 495.03, nor to positions subject to particular limits granted pursuant to Regulations 425.04 and 495.04.

(d) The Board, or a Committee authorized by the Board, may direct any member or registered eligible business organization owning, controlling or carrying a position for a person whose total position as defined in subsection (e) below exceeds the position limits as set forth in subsection (a) above or as specifically determined pursuant to Regulations 425.03, 425.04, 495.03 or 495.04, to liquidate or otherwise reduce the position.

                           Ch4 Options Transactions
                           ------------------------

(e) In determining whether any person has exceeded the position limits specified in subsection (a) of this Regulation or those limits determined pursuant to Regulations 425.03, 425.04, 495.03 or 495.04, or whether a position is a reportable position as set forth in subsections (a) and (f) herein, all positions in accounts for which such person by power of attorney or otherwise directly or indirectly controls trading, except as provided in Regulation 425.05, shall be included with the positions held by such person. Such limits upon positions shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

(f) If a person owns, controls or carries an option position equal to or greater than the number of contracts specified in subsection (a) above long or short in any one month, then all such options and futures underlying such options owned, controlled or carried by that person, whether above the given level or not, shall be deemed reportable positions. Every member or registered eligible business organization shall report each and every reportable position to the Office of Investigations and Audits at such times and in such form and manner as shall be prescribed by the Business Conduct Committee.

     (1) On or before the first day on which any position must be reported as provided above, the member or registered eligible business organization carrying the position must furnish to the Office of Investigations and Audits a report, in the form, manner and content prescribed by the Business Conduct Committee, identifying the owner of the account for which the position must be reported and all persons associated with the account as described in subsection (e) above.

     (2) Every member or registered or registered eligible business organization must report each and every reportable position and provide the report required in subsection (1) above for each person within any account carried on an omnibus basis, unless, upon application of the member or registered eligible business organization to the Business Conduct Committee, the nonmember omnibus account specifically is approved to report directly to the Office of Investigations and Audits. (07/01/00)

495.02  Economically Appropriate Hedging Positions in Options -

(a) General Definition. Economically appropriate hedging positions in options shall mean positions in options on contracts for future delivery on this Exchange, where such positions normally represent a substitute for positions to be taken at a later time in a physical marketing channel, and where they are economically appropriate to the reduction of risks in the conduct and management of a commercial enterprise, and where they arise from:

     (1) The potential change in the value of assets which a person owns, refines or merchandises or anticipates owning, refining or merchandising.

     (2) The potential change in the value of liabilities which a person owes or anticipates incurring, or

     (3) The potential change in the value of services which a person provides, purchases or anticipates providing or purchasing.

     Notwithstanding the foregoing, no positions of a person shall be classified as economically appropriate unless their purpose is to offset price risks incidental to that person's commercial cash or spot operations and such positions are established and liquidated in an orderly manner in accordance with sound commercial practices and unless the provisions of Regulation
     495.03 have been satisfied.

(b) Enumerated Hedging Positions. For purposes of Regulation 495.03, the definition of economically appropriate hedging positions in subsection (a) above includes, but is not limited to, the following specific positions:

    (1) Purchases of put options on futures contracts and sales of call options on futures contracts, which do not exceed in quantity:

         (i)   Ownership of the same cash commodity by the same person; and

         (ii) Fixed-price purchases of the same cash commodity by the same person.

                           Ch4 Options Transactions
                           ------------------------

     (2) Sales of put options on futures contracts and purchases of call options on futures contracts, which do not exceed in quantity:

         (i)   Fixed-price sales of the same cash commodity by the same person;
               and

         (ii) The quantity equivalent of fixed-price sales of the cash products and derivative products of such commodity by the same person.

     (3) Sales and purchases of options on contracts for future delivery described in subsections (b)(1) and (b)(2) may also provide substitutes for the same or other quantities of a different cash commodity, provided that the fluctuations in the value of the commodity underlying the option contract are substantially related to the fluctuations in the value of the actual cash position.

(c) Non-Enumerated Hedging Positions. The Board, or a Committee authorized by the Board, may recognize positions other than those enumerated in subsection (b) as economically appropriate hedging positions, in accordance with the general definition of economically appropriate hedging in Regulation 495.02(a), upon the filing of a satisfactory initial statement in accordance with Regulation 495.03. Such positions may include:

     (1) Short-hedging positions (long put options or short call options) of unsold anticipated positions in the same cash commodity by the same person;

     (2) Long-hedging positions (long call options or short put options) of unfilled anticipated requirements of the same cash commodity by the same person;

     (3) Short or long cross-hedging positions, provided that the fluctuations in the value of the commodity underlying the option positions are substantially related to the fluctuations in the value of the anticipated cash positions; or

     (4) Any other positions in options on futures contracts, including those established under the concept of "delta-ratio hedging," under such terms and conditions as the Board, or a Committee authorized by the Board, may specify.

(d) Cash positions described in subsections (b) and (c) above shall not include those positions or portions of positions which are bona fide hedging positions in futures pursuant to Regulations 425.02 and 425.03. (07/01/94)

495.03 Reporting Requirements for Economically Appropriate Hedging Positions in Options in Excess of Limits -

(a) Initial Statement. Every member or registered eligible business organization which owns, controls, or carries positions on behalf of a person who seeks classification of such positions as economically appropriate hedging positions must file a statement satisfactory to designated staff or a Committee authorized by the Board in order to classify such positions as economically appropriate hedging positions within the meaning of Regulation 495.02. The initial statement of the member or registered eligible business organization filed on behalf of a person shall be filed no later than 10 business days after the day on which the person's position exceeds the speculative limit for each contract specified in Regulation 495.01, and shall include:

     (1) A description of the kinds of intended positions and their potential size;

     (2) A statement affirming that the kinds of intended positions are economically appropriate hedging positions;

     (3) With respect to the kinds of intended positions that are described as non-enumerated hedging positions under Regulation 495.02(c), a justification that the kinds of intended positions are consistent with the definition of economically appropriate hedging positions within the meaning of Regulation 495.02(a).

(b) Supplemental Statements. Whenever there is a material change in the information provided in the person's most recent statement pursuant to this Regulation, a supplemental statement which updates

                           Ch4 Options Transactions
                           ------------------------


       and confirms previous information shall be filed with designated staff or a Committee authorized by the Board by every member or registered eligible business organization owning, controlling or carrying such person's positions. The supplemental statement shall be filed no later than 10 business days after the day on which the person's position exceeds the level specified in the most recent statement.

(c) A Committee or designated staff authorized by the Board will monitor economically appropriate hedging positions. The initial and supplemental statements prescribed in subsections (a) and (b) above must be submitted to the Office of investigations and Audits and shall be maintained on a confidential basis. The Board, or a Committee or designated staff authorized by the Board, may request additional relevant information necessary to ensure compliance with this Regulation 495.03. (09/01/99)

495.04  Exemptions From Position Limits in Options -

(a) The Board, or a Committee authorized by the Board, may establish particular position limits on those positions of a person defined in Regulation 495.01 as eligible option/option or option/futures spreads in excess of the established limits.

       In addition, the Board or a Committee authorized by the Board, may establish, on a case by case basis, particular maximum position limits on certain risk management positions in interest rate, stock index and currency options, including:

       (1) Long calls, or short puts whose underlying commodity value does not exceed the sum of:

           (i) Cash set aside in an identifiable manner, or any of the following unencumbered instruments so set aside, with maturities of less than 1 year: U.S. Treasury obligations; U.S. agency discount notes; commercial paper rated A2 or better by Standard & Poors and P2 or better by Moody's; banker's acceptances; or certificates of deposit, plus any funds deposited as margin on such positions; and

           (ii) Accrued profits on such positions held at the futures commission merchant.

     (2) Short calls whose underlying commodity value does not exceed the sum of:

           (i) The value of securities or currencies underlying the futures contract upon which the option is based or underlying the option itself and which securities or currencies are owned by the trader holding such option position; and

           (ii) The value of securities or currencies whose price fluctuations are substantially related to the price fluctuations of the securities or currencies underlying the futures contract upon which the option is based or underlying the option itself and which securities or currencies are owned by the trader holding such option position.

     (3) Long calls whose underlying commodity value does not exceed the sum of:

           (i) The value of equity securities, debt securities, or currencies owned and being hedged by the trader holding such option position, provided that the fluctuations in value of the position used to hedge such securities are substantially related to the fluctuations in value of the securities themselves; and

           (ii) Accrued profits on such positions held at the futures commission merchant.

     Such risk management positions do not include those considered as economically appropriate hedging positions as defined in Regulation 495.02.

(b) Requirements for Exemptions from Position Limits in Options. Every member or registered eligible business organization which owns, controls or carries positions on behalf of a person who wishes to make purchases or sales of options on contracts for future delivery in excess of the position limits then in effect, shall file statements on behalf of the person with the Exchange, in such form and manner as shall be prescribed by the Board, or by a Committee authorized by the Board, in conformity with the requirements of this subsection.

     (1) Initial Statement. Initial statements concerning the classification of positions defined as eligible spreads or risk management positions, for the purpose of subjecting such positions to particular

                           Ch4 Options Transactions
                           ------------------------

          position limits above those specified in Regulation 495.01(a). shall be filed with designated staff or a Committee authorized by the Board no later than 10 business days after the day on which such positions exceed the position limits then in effect. Such statements shall include information necessary to enable the Board, or a Committee authorized by the Board, to make a determination that the particular kinds of intended positions should be eligible for a higher position limit, including, but not limited to:

          (i) A description of the specific nature and size of positions in options on contracts for future delivery and offsetting futures positions, and affirmation that intended positions to be maintained in excess of the limits set forth in Regulation 495.01(a) will be positions as set forth in Subsection (a) above.

          (ii) In the case of risk management positions, information on the cash portfolio being managed and/or any cash or cash market instruments held in connection with the intended risk management position, as well as other information relevant to the conditions specified in subsection (a) above. Of particular interest are whether the cash market underlying the option market has a high degree of demonstrated liquidity relative to the size of positions, and whether there exist opportunities for arbitrage which provide a close linkage between the cash market and the option market in question; and whether the positions are on behalf of a commercial entity, including parents, subsidiaries or other related entities, which typically buys, sells or holds the underlying or a related cash market instrument.

     (2) Supplemental Statements. Whenever there is a material change in the information provided in the person's most recent statement pursuant to this Regulation, a supplemental statement which updates and confirms previous information shall be filed with designated staff or a Committee authorized by the Board by every member or registered eligible business organization owning, controlling or carrying such person's position. The supplemental statement shall be filed no later than 10 business days after the day on which the person's position exceeds the level specified in the most recent statement.

(c) A Committee or designated staff authorized by the Board will monitor the positions maintained by persons who have obtained particular position limits under the provisions of this Regulation. The initial and supplemental statements prescribed in subsections (b)(1) and (b)(2) above must be submitted to the Office of Investigations and Audits and shall be maintained on a confidential basis. The Board, or a committee or designated staff authorized by the Board, may request additional relevant information necessary to ensure compliance with this Regulation 495.04, and may, for any good reason, amend, revoke or otherwise limit the particular position limits established.

(d) The provisions of this Regulation 495.04 shall not apply to Soybean Futures Options, Corn Futures Options, Wheat Futures Options, Soybean Oil Futures Options, or Soybean Meal Futures Options traded on the Exchange. (09/01/99)

495.06 Position Accountability for U.S. Treasury Bond Futures Options - A person as defined in Regulation 495.01(b), who owns or controls a combination of options and underlying futures contracts that exceed 10,000 futures-equivalent contracts net on the same side of the market in all months and strike prices combined or 25,000 option contracts for all months and all strike prices combined in each option category as defined in Regulation 495.01(a) shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable. In addition, such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Association. (08/01/94)

                           Ch4 Options Transactions
                           ------------------------

495.07 Position Accountability for Long-Term and Medium Term Treasury Note Futures Options - - A person as defined in Regulation 495.01(b), who owns or controls a combination of options and underlying futures contracts that exceed 7,500 futures-equivalent contracts net on the same side of the market in all months and strike prices combined or 20,000 option contracts for all months and all strike prices combined in each option category as defined in Regulation 495.01(a) shall thereby be subject to the following provisions:

    - Such person shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable.

    - Such person automatically shall consent, when so ordered by the Association acting in its discretion, not to increase further the position in Long-Term Treasury Note contracts or Medium-Term Treasury Note contracts which exceeds the above-referenced 7,500 or 20,000 contract level.

    -     Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Association. (08/01/94)

================================================================================
Chapter 21
30-Day Fed Fund Futures
================================================================================
   Ch21 Trading Conditions................................................. 2102
        2101.01  Authority................................................. 2102
        2102.01  Application of Regulation................................. 2102
        2104.01  Unit of Trading........................................... 2102
        2105.01  Months Traded In.......................................... 2102
        2106.01  Price Basis............................................... 2102
        2107.01  Hours of Trading.......................................... 2102
        2109.01  Last Day of Trading....................................... 2102
        2109.02  Liquidation During the Delivery Month..................... 2102
        2110.01  Margin Requirements....................................... 2102
        2112.01  Position Limits and Reportable Positions.................. 2102
        2113.01  Strip Transactions........................................ 2102

   Ch21 Delivery Procedures................................................ 2104
        2136.01  Standards................................................. 2104
        2142.01  Delivery on Futures Contracts............................. 2104
        2147.02  Payment................................................... 2104




                                      2101

================================================================================
Chapter 21
30-Day Fed Fund Futures
================================================================================
Ch21 Trading Conditions

2101.01  Authority - (See Rule 1701.00)  (10/01/94)

2102.01 Application of Regulation - Futures transactions in 30-Day Fed Fund futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in 30-Day Fed Fund futures. (10/01/94)

2104.01 Unit of Trading - The unit of trading shall be interest on Fed funds having face value of $5,000,000 or multiples thereof for one month calculated on a 30-day basis at a rate equal to the average overnight Fed funds rate for the contract month. (10/01/94)

2105.01 Months Traded In - Trading shall be for delivery in the current calendar month, and in the following twenty-four calendar months, and in the March, June, September, and December cycle months for a forty-two month period beginning with the first such cycle month following the last spot month, provided however that the Exchange may determine not to list a contract month. (10/01/94)

2106.01 Price Basis - Prices will be quoted on an index basis, i.e., 100 minus the monthly average overnight Fed funds rate (e.g., a rate of 6.50% is quoted at 93.50). Minimum price fluctuations shall be in increments of one-half of one-hundredth of one percent of five million dollars on a 30 day basis ($20.835 per one-half basis point), rounded up to the nearest cent. (07/01/99)

2107.01 Hours of Trading - The hours of trading for future delivery in 30-Day Fed Fund futures shall be as determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 2:00 p.m. Chicago time subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. The market shall be opened and closed for all months simultaneously or in such other manner as the Regulatory Compliance Committee shall direct. (10/01/94)

2109.01 Last Day of Trading - The last day of trading shall be the last business day of the delivery month. (10/01/94)

2109.02 Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 2109.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 2142.01. (10/01/94)

2110.01  Margin Requirements - (See Regulation 431.03). (10/01/94)

2112.01 Position Limits and Reportable Positions - (See Regulation 425.01). (10/01/94)

2113.01 Strip Transactions - A 30-Day Fed Fund futures strip transaction involving the simultaneous purchase or sale of an equal amount of futures contract months at a differential to the previous settlement prices is permitted on this Exchange provided:

     1. that each month of the strip is for the same account. Provided that, when an order has been executed in the wrong month, and the erroneous transaction has been placed in the broker's or firm's error account, the error may be corrected by a spread transaction in which one leg of the spread offsets the position in the error account and the other leg is the correct execution of the order. Provided further that the liability of the floor broker or FCM shall be determined in accordance with Regulation 350.04.

     2. that all months of the strip are priced at prices within the daily trading limits specified in Regulation 1008.01.

     3. that the strip is offered by public outcry in the pit assigned to 30-Day Fed Fund futures.

                                      2102

                            Ch21 Trading Procedures

    4. that the transaction shall be reported, recorded and publicized as a strip.

    5. that when such transactions are executed simultaneously, the executing member on each side of the transaction shall designate each part of the trade as a strip on his cards or order by an appropriate word or symbol clearly identifying each part of such transactions.

Brokers may not couple separate orders and execute them as a strip, nor may a broker take one part of a strip for his own account and give the other part to a customer on an order. (10/01/94)

                                      2103

Ch21 Delivery Procedures

2136.01 Standards - The contract grade shall be 100 minus the average daily Fed funds overnight rate for the delivery month. The average daily Fed funds overnight rate is a simple average of the daily Fed funds overnight rates as determined by the Federal Reserve Bank of New York. This simple average will be rounded to the nearest tenth of a basis point and rounded up on the case of a tie. Subsequently, the simple average will be rounded to the full or one-half basis point.

The following is an example of the rounding methodology;

    The tenth of a basis point value will be rounded as follows:

a.  The following values will round down to the nearest basis point:

        .00001
        .00002

b.  The following values will round up to one-half of one basis point:

        .00003
        .00004

c.  A value of .00005 will settle as is.

d.  The following values will round down to one-half of one basis point:

        .00006
        .00007

e.  The following values will round up the nearest basis point:

        .00008
        .00009

For days for which the Federal Reserve Bank of New York does not compute a rate (e.g. weekends and holidays), the rate shall be the rate determined on the last business day for which a rate was determined. (12/01/95)

2142.01 Delivery on Futures Contracts - Delivery against 30-Day Fed Fund futures contracts shall be made by cash settlement through the Clearing House following normal variation margin procedures. The final settlement price will be calculated on the business day that the Federal Reserve Bank of New York releases the overnight Fed funds rate for the last day of trading. The final settlement price shall be 100 minus the average daily Fed funds overnight rate for the delivery month. On the last day of trading open contracts will be marked to market based on the closing futures price. A final mark to market will be made on the day the final settlement price is determined. (10/01/94)

2147.02  Payment - (See 1049.04) (10/01/94)

                                      2104

================================================================================
Chapter 22
Long-Term Municipal Bond Index Futures Options
================================================================================

    Ch22 Trading Conditions................................................ 2202
      2201.00  Authority................................................... 2202
      2201.01  Application of Regulations.................................. 2202
      2202.01  Nature of Long-Term Municipal Bond Index Futures Put
               Options..................................................... 2202
      2202.02  Nature of Long-Term Municipal Bond Index Futures Call
               Options..................................................... 2202
      2203.01  Trading Unit................................................ 2202
      2204.01  Striking Prices............................................. 2202
      2205.01  Payment of Option Premium................................... 2202
      2206.01  Option Premium Basis........................................ 2202
      2207.01  Exercise of Option.......................................... 2203
      2208.01  Expiration of Option........................................ 2203
      2209.01  Months Traded In............................................ 2203
      2210.01  Trading Hours............................................... 2203
      2211.01  Position Limits and Reportable Positions.................... 2203
      2212.01  Margin Requirements......................................... 2203
      2213.01  Last Day of Trading......................................... 2203
      2215.01  Disclaimer.................................................. 2203



                                      2201

================================================================================
Chapter 22
Long-Term Municipal Bond Index Futures Options
================================================================================

Ch22 Trading Conditions

2201.00  Authority - (See Rule 2801.00)  (10/01/94)

2201.01 Application of Regulations - Transactions in put and call options on Long-Term Municipal Bond Index futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this Chapter which are exclusively applicable to trading in put and call options on Long-Term Municipal Bond Index futures contracts. (See Rule 490.00.) (10/01/94)

2202.01 Nature of Long-Term Municipal Bond Index Futures Put Options - The buyer of one (1) Long-Term Municipal Bond Index futures put option may exercise his option at any time prior to expiration (subject to Regulation 2207.01), to assume a short position in one (1) Long-Term Municipal Bond Index futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Long-Term Municipal Bond Index futures put option incurs the obligation of assuming a long position in one (1) Long-Term Municipal Bond Index futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

2202.02 Nature of Long-Term Municipal Bond Index Futures Call Options - The buyer of one (1) Long-Term Municipal Bond Index futures call option may exercise his option at any time prior to expiration (subject to Regulation 2207.01), to assume a long position in one (1) Long-Term Municipal Bond Index futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Long-Term Municipal Bond Index futures call option incurs the obligation of assuming a short position in one
(1) Long-Term Municipal Bond Index futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

2203.01 Trading Unit - One (1) Long-Term Municipal Bond Index futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

2204.01 Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one (1) point per Long-Term Municipal Bond Index futures contract. At the commencement of trading for such option contracts, the following strike prices shall be listed: one with a striking price closest to the previous day's settlement price on the underlying Long-Term Municipal Bond Index futures contract, the next six consecutive higher and the next six consecutive lower striking prices closest to the previous day's settlement price; and all strike prices listed for all other option contract months listed at the time. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. When a sale in the underlying Long-Term Municipal Bond Index futures contract occurs at a price greater than or equal to the sixth largest striking price, a new striking price one increment higher than the existing striking prices will be added. When a sale in the underlying Long-Term Municipal Bond Index futures contract occurs at a price less than or equal to the sixth smallest striking price, a new striking price one increment lower than the existing striking prices will be added. When a new strike price is added for an option contract month, the same strike price will be added to all option contract months for which that strike price is not already listed. All new strike prices will be added prior to the opening of trading on the following business day.

The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (10/01/94)

2205.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (10/01/94)

2206.01 Option Premium Basis - The premium for Long-Term Municipal Bond Index futures options shall be in multiples of one sixty-fourth (1/64) of one point ($1,000) of a Long-Term Municipal



                                      2202

                            Ch22 Trading Conditions
                            -----------------------


Bond Index futures contract which shall equal $15.63 per 1/64 and $1,000 per full point. However, for box spreads* the option premium shall be in multiples of one-half of one sixty-fourth of one point ($1000) which shall equal $7.81 per one-half of one sixty-fourth and $1,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract.

* A box spread is defined as a position long one call option, short one call option, long one put option, and short one put option, in split dhe long call option and the short put option have the same exercise price, the short call option and the long put option have the same exercise price, and all options are in the same contract month. (10/01/94)

**2207.01 Exercise of Option - The buyer of a Long-Term Municipal Bond Index futures option may exercise the option on any business day up to and including the day such option expires by giving notice of exercise to the Clearing House by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. In-the-money options** that have not been liquidated or exercised on the last day of trading in such option shall be automatically exercised in the absence of contrary instructions delivered to the Clearing House by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading by the clearing member representing the option buyer. (12/01/99)

**An option is in-the-money if the settlement price of the underlying futures contract is less in the case of a put, or greater in the case of a call, than the exercise price of the option.

2208.01    Expiration of Option - Unexercised Long-Term Municipal Bond Index
futures options shall expire at 6:00 p.m. on the day of termination of trading. (See Regulation 2213.01.) (10/01/94)

2209.01    Months Traded In - Trading may be conducted in Long-Term Municipal
Bond Index futures options for a thirty-six month period extending from the nearby contract month, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which the futures are not traded, the underlying futures is the next futures that is nearest to the expiration of the option. For options that are traded in the same months in which the futures are traded and expire on the same day in which the futures expires, the underlying futures is the expiring futures. For options that are traded in the same months in which the futures are traded but expire on a different day than the futures, the underlying futures is the next futures following that delivery month. (10/01/94)

2210.01    Trading Hours  - The hours of trading of options on Long-Term
Municipal Bond Index futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Long-Term Municipal Bond Index futures contract, subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. Long-Term Municipal Bond Index futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (04/01/00)

2211.01    Position Limits and Reportable Positions   - (See Regulation 425.01)
(10/01/00)

2212.01    Margin Requirements   - (See Regulation 431.03)  (10/01/94)

** An option is in-the-money if the settlement price of the underlying futures contract is less in the case of a put, or greater in the case of a call than the exercise price for the option.

*2213.01   Last Day of Trading - For options that do not expire on the same day of the underlying futures contract, the last day of trading shall be the last Friday which precedes by at least two [five] business days, the last business day of the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday.

For options that expire on the same day of the underlying futures contract, the last day of trading will be the same as the last day of trading of the underlying futures contract. (03/01/00)

*Additions underlined, deletions bracketed for contracts from May 2001 forward.

2215.01    Disclaimer  -  The Bond Buyer Municipal Bond Index futures and futures options are not sponsored, endorsed, sold or promoted by Thomson Holdings, Inc., its subsidiaries, The


                                      2203

                            Ch22 Trading Conditions
                            -----------------------

CBBB Partnership, or the various brokers who evaluate bonds for purposes of the Index ("Entities"). These Entities make no representation or warranty, express or implied, to the owners of Bond Buyer Municipal Bond Index futures or futures options or any member of the public regarding the advisability of trading in Bond Buyer Municipal Bond Index futures and futures options. These Entities have no obligation to take the needs of the Chicago Board of Trade or the owners of the Bond Buyer Municipal Bond Index futures and futures options into consideration in determining, composing or calculating the Index. These Entities are not responsible for and have not participated in the determination of when the Bond Buyer Municipal Bond Index futures and futures options are listed for trading and (in the case of 71F2B options) at what strike prices or in the determination or calculation of how such Index futures and futures options may be converted into cash. These Entities have no obligation or liability in connection with the administration, marketing or trading of the Bond Buyer Municipal Bond Index futures and futures options.

THESE ENTITIES DO NO GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE BOND BUYER MUNICIPAL BOND INDEX OR ANY DATA INCLUDED THEREIN AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THESE ENTITIES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CHICAGO BOARD OF TRADE, OWNERS OF THE BOND BUYER MUNICIPAL BOND INDEX FUTURES AND FUTURES OPTIONS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF SUCH INDEX OR ANY DATA INCLUDED THEREIN. THESE ENTITIES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BOND BUYER MUNICIPAL BOND INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THESE ENTITIES HAVE ANY LIABILITY FOR LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN THESE ENTITIES AND BETWEEN THESE ENTITIES AND THE CHICAGO BOARD OF TRADE OR THE CBBB PARTNERSHIP. (04/01/98)



                                      2204

================================================================================
Chapter 23
Short Term U.S. T-Notes (2-Year)
================================================================================
   Ch23 Trading Conditions................................................. 2302
        2301.00  Authority................................................. 2302
        2302.01  Application of Regulation................................. 2302
        2303.01  Emergencies, Acts of God, Acts of Government.............. 2302
        2304.01  Unit of Trading........................................... 2302
        2305.01  Months Traded In.......................................... 2302
        2306.01  Price Basis............................................... 2302
        2307.01  Hours of Trading.......................................... 2302
        2309.01  Last Day of Trading....................................... 2303
        2309.02  Liquidation after Trading has Ceased...................... 2303
        2313.01  All-Or-None Orders........................................ 2303

   Ch23 Delivery Procedures................................................ 2304
        2336.01  Standards................................................. 2304
        2346.01  Date of Delivery.......................................... 2304
        2347.01  Delivery Notices.......................................... 2305
        2348.01  Method of Delivery........................................ 2305
        2349.01  Time of Delivery, Payment, Form of Delivery Notice........ 2305
        2349.02  Buyer's Report of Eligibility to Receive Delivery......... 2305
        2349.03  Seller's Invoice to Buyers................................ 2305
        2349.04  Payment................................................... 2305
        2349.05  Buyers Banking Notification............................... 2305
        2350.00  Duties of Members......................................... 2305
        2350.01  Office Deliveries Prohibited.............................. 2305
        2354.00  Failure to Accept Delivery................................ 2305
        2380.01  Banks..................................................... 2305



                                      2301

                           Ch 23 Trading Conditions
================================================================================
Chapter 23
Short Term U.S. T-Notes (2-Year)
================================================================================
Ch23 Trading Conditions

2301.00  Authority - (See Rule 1701.00)  (10/01/94)

2302.01 Application of Regulation - Futures transactions in short term U.S. Treasury Notes shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in short term U.S. Treasury Notes.

For the purpose of this chapter, the trading day begins with the commencement of trading on Project A at 2:15 p.m. and ends with the close of trading of regular daytime trading. (10/01/98)

2303.01 Emergencies, Acts of God, Acts of Government - If the delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. For example, and without limiting the Board's power, it may extend delivery dates and designate alternative delivery points in the event of conditions interfering with the normal operations of approved facilities.

In the event the Board determines that there exists a shortage of deliverable U.S. Treasury Notes, it may, upon a two-thirds vote under Rule 180.00, take such action as may in the Board's sole discretion appear necessary to prevent, correct or alleviate the condition. Without limiting the foregoing or the authority of the Board under Rule 180.00, the Board may:

(1) designate as deliverable, U.S. Treasury Bonds or U.S. Treasury Notes otherwise meeting the specifications and requirements stated in this chapter;

(2) designate as deliverable one or more issues of U.S. Treasury Notes and/or U.S. Treasury Bonds having maturities shorter than one year, nine months or longer than two years and otherwise meeting the specifications and requirements stated in this chapter; and/or

(3) determine a cash settlement based on the current cash value of a 6% coupon rate, one year nine months to two years U.S. Treasury Note, as determined by using the current market yield curve for U.S. Treasury securities on the last day of trading. (03/01/00)

2304.01 Unit of Trading - The unit of trading shall be United States Treasury Notes having a face value at maturity of two hundred thousand dollars ($200,000) or multiples thereof. (10/01/94)

2305.01 Months Traded In - Trading in Short-Term U.S. Treasury Notes futures may be scheduled in such months as determined by the Exchange. (03/01/00)

2306.01 Price Basis - Minimum price fluctuations shall be in multiples of one-quarter of one thirty-second (1/32) point per 100 points ($15.625 rounded up to the nearest 1 cent per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. (10/01/94)

                                      2302

                           Ch 23 Trading Conditions

2307.01 Hours of Trading - The hours of trading for future delivery in short term U.S. Treasury Notes shall be determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 12:00 noon, subject to the provisions of the second paragraph of Rule 1007.00. The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. (10/01/94)

2309.01 Last Day of Trading - No trades in short term U.S. Treasury Note futures deliverable in the current month shall be made following the last business day of the calendar month or two business days prior to issuance of two year notes by the U.S. Treasury auctioned in the current month, whichever occurs first, and any contracts remaining open must be settled by delivery or as provided in Regulation 2309.02 after trading in such contract has ceased. (10/01/94)

2309.02 Liquidation after Trading has Ceased - After trading in contacts for future delivery in the current delivery month has ceased in accordance with Regulation 2309.01 of this chapter, outstanding contracts may be liquidated by the delivery of book-entry U.S. Treasury Notes (Regulation 2342.01) or by mutual agreement by means of a bona fide exchange of such current futures for actual U.S. Treasury Notes or comparable instruments. Such exchange must, in any event be made no later than 12:00 p.m. (Chicago time) on the second business day immediately preceding the last business day of the delivery month as defined in Regulation 2346.01. (10/01/94)

2313.01 All-Or-None Orders -The minimum threshold established for All-Or-None orders in short term U.S. Treasury Note futures is one hundred contracts. Such orders must be executed in accordance with Regulation 331.03. (07/01/00)

                                      2303

                           Ch23 Delivery Procedures

Ch23 Delivery Procedures

2336.01   Standards - The contract grade for delivery on futures contracts made under these regulations shall be U.S. Treasury Notes which have an original maturity no greater than five years three months and remaining maturity not less than one year, nine months and not more than two years as defined below. All notes delivered against a contract must be of the same issue. For settlement or for determining remaining maturity for delivery eligibility, the time to maturity of a given issue is calculated in complete one month increments (i.e. 1 year, 10 months, 17 days is taken to be 1 year, 10 months) from the first day of the delivery month. The price at which a note with this time to maturity and with the same coupon rate as this issue will yield 6%, according to bond tables prepared by the Financial Publishing Co. of Boston, Mass., is multiplied by the settlement price to arrive at the amount at which the short invoices the long.

Interest accrued on the notes shall be charged to the long by the short in accordance with Department of the Treasury Circular 300, Subpart P.

New issues of U.S. Treasury Notes which satisfy the standards in this regulation shall be added to the deliverable grade as they are issued. If during the auction of a note which will meet the standards of this chapter the Treasury re-opens an existing issue, thus rendering the existing issue indistinguishable from the newly auctioned one, the older issue is deemed to meet the standards of this chapter and would be deliverable. The Exchange shall have the right to exclude any new issue from deliverable status or to further limit outstanding issues from deliverable status. (03/01/00)

2342.01   Deliveries on Futures Contracts - Deliveries against short-term U.S.
Treasury Notes futures contracts shall be by book-entry transfer between accounts of Clearing Members at qualified banks (Regulation 2380.01) in accordance with Department of Treasury Circular 300, Subpart 0: Book-Entry Procedure. Delivery must be made no later than the last business day of the month. Notice of intention to deliver shall be given to the Board of Trade Clearing Corporation by 8:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on the second business day preceding delivery day. In the event the long Clearing Member does not agree with the terms of the invoice received from the short Clearing Member, the long Clearing Member must notify the short Clearing Member, and the dispute must be settled by 9:30 a.m. (Chicago time) on delivery day. The short Clearing Member must have contract grade U.S. Treasury notes at his bank in acceptable (to his bank) delivery form by 10:00 a.m. (Chicago time) on delivery day. The short Clearing Member must notify his bank (Regulation 2380.01) to transfer contract grade U.S. Treasury notes by book-entry to the long Clearing Member's account on a delivery versus payment basis. That is, payment shall not be made until the notes are delivered. On delivery day, the long Clearing Member must make funds available by 7:30 a.m. (Chicago time) and notify his bank (Regulation 2380.01) to accept contract grade U.S. Treasury notes and to remit federal funds to the short Clearing Members' account at the short Clearing Member's bank (Regulation 2380.01) in payment for delivery of the notes. Contract grade U.S. Treasury notes must be transferred and payment must be made before 1:00 p.m. (Chicago time) on delivery day. All deliveries must be assigned by the Clearing Corporation. Where a commission house as a member of the Clearing Corporation has an interest both long and short for customers on its own books, it must tender to the Clearing Corporation such notices of intention to deliver as it received from its customers who are short. (12/01/99)

2342.02   Wire Failure - In the event that delivery cannot be accomplished because of a failure of the Federal Reserve wire or because of a failure of either the long Clearing Member's bank or the short Clearing Member's bank access to the Federal Reserve wire, delivery shall be made before 9:30 a.m. on the next business day on which the Federal Reserve wire is operable. Interest shall accrue to the long paid by the short beginning on the day at which the notes were to be originally delivered.

In the event of such failure, both the long and short must provide documented evidence that the instructions were given to their respective banks in accordance with Regulations 2342.01 and 2349.04 and that all provisions of Regulations of 2342.01 and 2349.04 have been complied with. (10/01/94)

2346.01   Date of Delivery - Delivery of short term U.S. Treasury Notes may be made by the short upon any permissible delivery day of the delivery month the short may select. The delivery month extends to and includes the third business day following the last trading day in the current month. Delivery of short term U.S. Treasury Notes must be made no later than the last business day

                                      2304

                           Ch23 Delivery Procedures

of that month. (11/01/94)

2347.01   Delivery Notices - (See Regulation 1047.01)  (10/01/94)

2348.01   Method of Delivery - (See Regulation 1048.01)  (10/01/94)

2349.01   Time of Delivery, Payment, Form of Delivery Notice - (See Rule
1049.00) (10/01/94)

2349.02   Buyer's Report of Eligibility to Receive Delivery - (See Regulation
1049.02) (10/01/94)

2349.03   Seller's Invoice to Buyers - Upon determining the buyers obligated to accept deliveries tendered by issuers of delivery notices, the Clearing House shall promptly furnish each issuer the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing House to each such buyer. Thereupon, sellers (issuers of delivery notices) shall prepare invoices addressed to their assigned buyers, describing the documents to be delivered to each such buyer. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing House, and adjusted for applicable interest payments. Such invoices shall be delivered to the Clearing House by 2:00 p.m., or by such other time designated by the Board of Directors, on the day of intention except on the last intention day of the month, where such invoices shall be delivered to the Clearing House by 3:00 p.m., or by such other time designated by the Board of Directors. Upon receipt of such invoices, the Clearing House shall promptly make them available to buyers to whom they are addressed, by placing them in buyers' mail boxes provided for that purpose in the Clearing House. (12/01/99)

2349.04   Payment - Payment shall be made in federal funds. The long obligated to take delivery must take delivery and make payments before 1:00 p.m. on the day of delivery, except on banking holidays when delivery must be taken and payment made before 9:30 a.m. the next banking business day. Adjustments for differences between contract prices and delivery prices established by the Clearing House shall be made with the Clearing House in accordance with its by-laws and resolutions. (10/01/94)

2349.05   Buyers Banking Notification - The long Clearing Member shall provide the short Clearing member by 4:00 p.m. (5:00 p.m. EST) on the day of intention, one business day prior to delivery day, with a Banking Notification. The Banking Notification form will include the following information: the identification number and name of the long Clearing Member; the delivery date; the notification number of the delivery assignment; the identification number and name of the short Clearing Member making delivery; the quantity of the contract being delivered; the long Clearing Member's bank, account number and specific Federal Wire instructions for the transfer of U.S. securities. (10/01/94)

2350.00   Duties of Members - (See Rule 1050.00) (10/01/94)

2350.01   Office Deliveries Prohibited - (See Regulation 1051.01) (10/01/94)

2354.00   Failure to Accept Delivery - (See Rule 1054.00) (10/01/94)

2380.01   Banks - For purposes of these regulations relating to trading in short term U.S. Treasury Notes, the word "Bank" (Regulation 2342.01) shall mean a U.S. commercial bank (either Federal or State charter) that is a member of the Federal Reserve System and with capital (capital, surplus, and undivided earnings) in excess of one hundred million dollars ($100,000,000). (10/01/94)


                                      2305

================================================================================
Chapter 24
Long Term T-Notes (6 1/2 -10 Year)
================================================================================

    Ch24 Trading Conditions................................................ 2402
      2401.00  Authority................................................... 2402
      2402.01  Application of Regulation................................... 2402
      2403.01  Emergencies, Acts of God, Acts of Government................ 2402
      2404.01  Unit of Trading............................................. 2402
      2405.01  Months Traded In............................................ 2402
      2406.01  Price Basis................................................. 2402
      2407.01  Hours of Trading............................................ 2402
      2409.01  Last Day of Trading......................................... 2402
      2409.02  Liquidation in the Last Seven Days of Delivery Months....... 2403
      2412.12  Position Limits and Reportable Positions.................... 2403

    Ch24 Delivery Procedures............................................... 2404
      2436.01  Standards................................................... 2404
      2442.01  Deliveries of Futures Contracts............................. 2404
      2442.02  Wire Failure................................................ 2404
      2446.01  Date of Delivery............................................ 2405
      2447.01  Delivery Notices............................................ 2405
      2448.01  Method of Delivery.......................................... 2405
      2449.00  Time of Delivery, Payment, Form of Delivery Notice.......... 2405
      2449.02  Buyer's Report of Eligibility to Receive Delivery........... 2405
      2449.03  Sellers Invoice to Buyers................................... 2405
      2449.04  Payment..................................................... 2405
      2449.05  Buyers Banking Notification................................. 2405

    Ch24 Regularity of Banks............................................... 2406
      2480.01  Banks....................................................... 2406


                                      2401

================================================================================
Chapter 24
Long Term T-Notes (6 1/2 -10 Year)
================================================================================

Ch24 Trading Conditions

2401.00  Authority - (See Rule 1701.00)  (10/01/94)

2402.01 Application of Regulations - Futures transactions in long term U.S. Treasury Notes shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in long term U.S. Treasury Notes. (09/01/00)

2403.01 Emergencies, Acts of God, Acts of Government - If the delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. For example, and without limiting the Board's power, it may extend delivery dates and designate alternative delivery points in the event of conditions interfering with the normal operations of approved facilities.

In the event the Board determines that there exists a shortage of deliverable U.S. Treasury Notes, it may, upon a two-thirds vote under Rule 180.00, take such action as may be in the Board's sole discretion appear necessary to prevent, correct or alleviate the condition. Without limiting the foregoing or the authority of the Board under Rule 180.00, the Board may:

(1) designate as deliverable, callable U.S. Treasury Bonds otherwise meeting the specifications and requirements stated in this chapter;

(2) designate as deliverable one or more issues of U.S. Treasury Notes and/or U.S. Treasury Bonds having maturities shorter than six and one-half years, or longer than ten years and otherwise meeting the specifications and requirements stated in this chapter; and/or

(3) determine a cash settlement based on the current cash value of a 6% coupon rate, six and one-half years to ten years U.S. Treasury Note, as determined by using the current market yield curve for U.S. Treasury securities on the last day of trading. (03/01/00)

2404.01 Unit of Trading - The unit of trading shall be United States Treasury Notes having a face value at maturity of one hundred thousand dollars ($100,000) or multiples thereof. (10/01/94)

2405.01 Months Traded In - Trading in Long-Term U.S. Treasury notes futures may be scheduled in such months as determined by the Exchange. (03/01/00)

2406.01 Price Basis - Minimum price fluctuations shall be in multiples of one-half of one thirty-second (1/32) point per 100 points ($15.625 per contract) except for intermonth spreads, where minimum price fluctuations shall be in multiples of one-fourth of one thirty-second point per 100 points ($7.8125 per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. (02/01/01)

2407.01 Hours of Trading - The hours of trading for future delivery in long term U.S. Treasury Notes shall be determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 12:00 noon subject to the provisions of the second paragraph of Rule 1007.00.

The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. (10/01/94)

2409.01 Last Day of Trading - No trades in long term U.S. Treasury Note futures deliverable in the current month shall be made during the last seven business days of that month and any contracts



                                      2402

                            Ch24 Trading Conditions
                            -----------------------

remaining open must be settled by delivery or as provided in Regulation 2409.02 after trading in such contracts has ceased. (10/01/94)

2409.02 Liquidation in the Last Seven Days of Delivery Months - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 2409.01 of this chapter, outstanding contracts may be liquidated by the delivery of book-entry U.S. Treasury Notes or Bonds (Regulation 2442.01) or by mutual agreement by means of a bona fide exchange of such current futures for actual U.S. Treasury Notes or Bonds or comparable instruments. Such exchange must, in any event, be made no later than the fifth business day immediately preceding the last business day of the delivery month. (10/01/94)

2412.12 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/94)



                                      2403

Ch24 Delivery Procedures

2436.01 Standards - The contract grade for delivery on futures contracts made under these regulations shall be U.S. Treasury Notes which have an actual maturity of not less than six and one-half years and not more than ten years. All notes delivered against a contract must be of the same issue. For settlement, the time to maturity of a given issue is calculated in complete quarter year increments (i.e. 8 years, 10 months, 17 days is taken to be 8 years, 9 months) from the first day of the delivery month. The price at which a note with this time to maturity and with the same coupon rate as this issue will yield 6%, according to bond tables prepared by the Financial Publishing Co. of Boston, Mass., is multiplied by the settlement price to arrive at the amount at which the short invoices the long.

U.S. Treasury Notes deliverable against futures contracts under these regulations must have semi-annual coupon payments.

Interest accrued on the notes shall be charged to the long by the short in accordance with Department of the Treasury Circular 300, Subpart P.

New issues of U.S. Treasury Notes which satisfy the standards in this regulation shall be added to the deliverable grade as they are issued. If during the auction of a note which will meet the standards of this chapter the Treasury re-opens an existing issue, thus rendering the existing issue indistinguishable from the newly auctioned one, the older issue is deemed to meet the standards of this chapter and would be deliverable. The Exchange shall have the right to exclude any new issue from deliverable status or to further limit outstanding issues from deliverable status. (03/01/00)

2442.01 Deliveries of Futures Contracts - Deliveries against long term U.S. Treasury Note futures contracts shall be by book-entry transfer between accounts of Clearing Members at qualified banks (Regulation 2480.01) in accordance with Department of Treasury Circular 300, Subpart O: Book-Entry Procedure. Delivery must be made no later than the last business day of the month. Notice of intention to deliver shall be given to the Board of Trade Clearing Corporation by 8:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on the second business day preceding delivery day. In the event the long Clearing Member does not agree with the terms of the invoice received from the short Clearing Member, the long Clearing Member must notify the short Clearing Member, and the dispute must be settled by 9:30 a.m. (Chicago time) on delivery day. The short Clearing Member must have contract grade U.S. Treasury notes in place at his bank in acceptable (to his bank) delivery form no later than 10:00 a.m. (Chicago time) on delivery day. The short Clearing Member must notify his bank (Regulation 2480.01) to transfer contract grade U.S. Treasury notes by book-entry to the long Clearing Member's account at the long Clearing Member's bank on a delivery versus payment basis. That is, payment shall not be made until the notes are delivered. On delivery day, the long Clearing Member must make funds available by 7:30 a.m. (Chicago time) and notify his bank (Regulation 2480.01) to accept contract grade U.S. Treasury notes and to remit federal funds to the short Clearing Member's account at the short Clearing Member's bank (Regulation 2480.01) in payment for delivery of the notes. Contract grade U.S. Treasury notes must be transferred and payment must be made before 1:00 p.m. (Chicago time) on delivery day. All deliveries must be assigned by the Clearing Corporation. Where a commission house as a member of the Clearing Corporation has an interest both long and short for customers on its own books, it must tender to the Clearing Corporation such notices of intention to deliver as it received from its customers who are short. (12/01/99)

2442.02 Wire Failure - In the event that delivery cannot be accomplished because of a failure of the Federal Reserve wire or because of a failure of either the long Clearing Member's bank or thbulletinClearing Member's bank access to the Federal Reserve wire, delivery shall be made before 9:30 a.m. on the next business day on which the Federal Reserve wire is operable. Interest shall accrue to the long paid by the short beginning on the day at which the notes were to be originally delivered.

In the event of such failure, both the long and short must provide documented evidence that the instructions were given to their respective banks in accordance with Regulations 2442.01 and 2449.04 and that all other provisions of Regulations of 2442.01 and 2449.04 have been complied with. (10/01/94)



                                      2404

                           Ch24 Delivery Procedures
                           ------------------------

2446.01 Date of Delivery - Delivery of long term U.S. Treasury Notes may be made by the short upon any permissible delivery day of the delivery month the short may select. Delivery of long term U.S. Treasury Notes must be made no later than the last business day of that month. (10/01/94)

2447.01  Delivery Notices - (See Regulation 1047.01) (10/01/94)

2448.01  Method of Delivery - (See Regulation 1048.01) (10/01/94)

2449.00 Time of Delivery, Payment, Form of Delivery Notice - (See Rule 1049.00) (10/01/94)

2449.02 Buyer's Report of Eligibility to Receive Delivery - (See Regulation 1049.02) (10/01/94)

2449.03 Sellers Invoice to Buyers - Upon determining the buyers obligated to accept deliveries tendered by issuers of delivery notices, the Clearing House shall promptly furnish each issuer the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing House to each such buyer. Thereupon, sellers (issuers of delivery notices) shall prepare invoices addressed to their assigned buyers describing the documents to be delivered to each such buyer. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing House, and adjusted for applicable interest payments. Such invoices shall be delivered to the Clearing House by 2:00 p.m., or by such other time designated by the Board of Directors, on the day of intention except on the last intention day of the month, where such invoices shall be delivered to the Clearing House by 3:00 p.m., or by such other time designated by the Board of Directors. Upon receipt of such invoices, the Clearing House shall promptly make them available to buyers to whom they are addressed, by placing them in buyer's mail boxes provided for that purpose in the Clearing House. (12/01/99)

2449.04 Payment - Payment shall be made in federal funds. The long obligated to take delivery must take delivery and make payment before 1:00 p.m. on the day of delivery, except on banking holidays when delivery must be taken and payment made before 9:30 a.m. the next business day. Adjustments for differences between contract prices and delivery prices established by the Clearing House shall be made with the Clearing House in accordance with its by-laws and resolutions. (10/01/94)

2449.05 Buyers Banking Notification - The long Clearing Member shall provide the short Clearing member by 4:00 p.m. (5:00 p.m. EST) on the day of intention, one business day prior to delivery day, with a Banking Notification. The Banking Notification form will include the following information: the identification number and name of the long Clearing Member; the delivery date; the notification number of the delivery assignment; the identification number and name of the short Clearing Member making delivery; the quantity of the contract being delivered; the long Clearing Member's bank, account number and specific Federal Wire instructions for the transfer of U.S. securities. (10/01/94)



                                      2405

Ch24 Regularity of Banks

2480.01 Banks - For purposes of these regulations relating to trading in long term U.S. Treasury Notes, the word "Bank" (Regulation 2442.01) shall mean a U.S. commercial bank (either Federal or State charter) that is a member of the Federal Reserve System and with capital (capital, surplus and undivided earnings) in excess of one hundred million dollars ($100,000,000). (10/01/94)



                                      2406

================================================================================
Chapter 25
Medium Term U.S. Treasury Notes (5 Year)
================================================================================

    Ch25 Trading Conditions................................................ 2502
      2501.00  Authority................................................... 2502
      2502.01  Application of Regulation................................... 2502
      2503.01  Emergencies, Acts of God, Acts of Government................ 2502
      2504.01  Unit of Trading............................................. 2502
      2505.01  Months Traded In............................................ 2502
      2506.01  Price Basis................................................. 2502
      2509.01  Last Day of Trading......................................... 2502
      2509.02  Liquidation in the Last Seven Days of the Delivery Month.... 2503
      2510.01  Margin Requirements......................................... 2503

    Ch25 Delivery Procedures............................................... 2504
      2536.01  Standards................................................... 2504
      2542.01  Deliveries on Futures Contracts............................. 2504
      2542.02  Wire Failure................................................ 2504
      2546.01  Date of Delivery............................................ 2504
      2547.01  Delivery Notices............................................ 2505
      2548.01  Method of Delivery.......................................... 2505
      2549.00  Time of Delivery, Payment, Form of Delivery Notice.......... 2505
      2549.02  Buyer's Report of Eligibility to Receive Delivery........... 2505
      2549.03  Seller's Invoice to Buyers.................................. 2505
      2549.04  Payment..................................................... 2505
      2549.05  Buyers Banking Notification................................. 2505
      2550.00  Duties of Members........................................... 2505
      2551.01  Office Deliveries Prohibited................................ 2505
      2554.00  Failure to Accept Delivery.................................. 2505

    Ch25 Regularity of Banks............................................... 2506
      2580.01  Banks....................................................... 2506




                                      2501

================================================================================
Chapter 25
Medium Term U.S. Treasury Notes (5 Year)
================================================================================
Ch25 Trading Conditions

2501.00  Authority - (See Rule 1701.00) (10/01/94)

2502.01 Application of Regulations - Futures transactions in medium term U.S. Treasury Notes shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in medium term U.S. Treasury Notes. (09/01/00)

2503.01 Emergencies, Acts of God, Acts of Government - If the delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. For example, and without limiting the Board's power, it may extend delivery dates and designate alternative delivery points in the event of conditions interfering with the normal operations of approved facilities.

In the event the Board determines that there exists a shortage of deliverable U.S. Treasury Notes, it may, upon a two-thirds vote under Rule 180.00, take such action as may in the Board's sole discretion appear necessary to prevent, correct or alleviate the condition. Without limiting the foregoing or the authority of the Board under Rule 180.00, the Board may:

(1) designate as deliverable, U.S. Treasury Bonds otherwise meeting the specifications and requirements stated in this chapter;

(2) designate as deliverable one or more issues of U.S. Treasury Notes and/or U.S. Treasury Bonds having maturities shorter than four years and two months, or longer than five years and two months and otherwise meeting the specifications and requirements stated in this chapter.

(3) determine a cash settlement based on the current cash value of a 6% coupon rate, five year U.S. Treasury Note, as determined by using the current cash market yield curve for U.S. Treasury securities on the last day of trading. (03/01/00)

2504.01 Unit of Trading - The unit of trading shall be United States Treasury Notes having a face value at maturity of one hundred thousand dollars ($100,000) or multiples thereof. (10/01/94)

2505.01 Months Traded In - Trading in Medium-Term U.S. Treasury notes futures may be scheduled in such months as determined by the Exchange. (03/01/00)

2506.01 Price Basis - Minimum price fluctuations shall be in multiples of one-half of one thirty-second (1/32) point per 100 points ($15.625 rounded up to the nearest 1c per contract) except for intermonth spreads, where minimum price fluctuations shall be in multiples of one-fourth of one thirty-second point per 100 points ($7.8125 per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. (02/01/01)

2507.01 Hours of Trading - The hours of trading for future delivery in U.S. Treasury Notes shall be determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 12:00 noon subject to the provisions of the second paragraph of Rule 1007.00. The market shall be opened and closed for all months simultaneously or in such other manner as the Regulatory Compliance Committee shall direct. (10/01/94)

2509.01 Last Day of Trading - No trades in medium term U.S. Treasury Note futures deliverable in the current month shall be made during the last seven business days of that month and any contracts remaining open must be settled by delivery as provided in Regulation 2509.02 after trading in such contracts has ceased. (10/01/94)

                                      2502

                            Ch25 Trading Conditions

2509.02 Liquidation in the Last Seven Days of the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 2509.01 of this chapter, outstanding contracts may be liquidated by the delivery of book-entry U.S. Treasury Notes (Regulation 2542.01) or by mutual agreement by means of bona fide exchange of such current futures for actual U.S. Treasury Notes or comparable instruments. Such exchange must, in any event, be made no later than the fifth business day immediately preceding the last business day of the delivery month. (10/01/94)

2510.01  Margin Requirements - (See Regulation 431.03) (10/01/94)


                                      2503

Ch25 Delivery Procedures

2536.01 Standards - The contract grade for delivery on futures contracts made under these regulations shall be U.S. notes which have an original maturity of not more than 5 years three months and which have a remaining maturity of not less than four years and two months as defined below. To be delivered in the current month, the note must have been issued by the Treasury before the last day of trading in the current month. All notes or bonds delivered against a contract must be of the same issue. For settlement, the time to maturity of a given issue is calculated in complete one month increments (i.e. 4 years, 5 months and 14 days is taken to be 4 years and 5 months) from the first day of the delivery month. The price at which a note with this time to maturity and with the same coupon rate as this issue will yield 6%, according to bond tables prepared by the Financial Publishing Co. of Boston, Mass., is multiplied by the settlement price to arrive at the amount which the short invoices the long.

Interest accrued on the notes shall be charged to the long by the short in accordance with Department of the Treasury Circular 300, Subpart P.

New issues of U.S. Treasury Notes which satisfy the standards in this regulation shall be added to the deliverable grade as they are issued. If during the auction of a note which will meet the standards of this chapter the Treasury re-opens an existing issue, thus rendering the existing issue indistinguishable from the newly auctioned one, the older issue is deemed to meet the standards of this chapter and would be deliverable. The Exchange shall have the right to exclude any new issue from deliverable status or to further limit outstanding issues from deliverable status. (03/01/00)

2542.01 Deliveries on Futures Contracts - Deliveries against medium term U.S. Treasury Note futures contracts shall be by book-entry transfer between accounts of Clearing Members at qualified banks (Regulation 2580.01) in accordance with Department of Treasury Circular 300, Subpart O: Book-Entry Procedure. Delivery must be made no later than the last business day of the month. Notice of intention to deliver shall be given to the Board of Trade Clearing Corporation by 8:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on the second business day preceding delivery day. In the event the long Clearing Member does not agree with the terms of the invoice received from the short Clearing Member, the long Clearing Member must notify the short Clearing Member, and the dispute must be settled by 9:30 a.m. (Chicago time) on delivery day. The short Clearing Member must have contract grade U.S. Treasury notes at his bank in acceptable (to his bank) delivery form by 10:00 a.m. (Chicago time) on delivery day. The short Clearing Member must notify his bank (Regulation 2580.01) to transfer contract grade U.S. Treasury notes by book-entry to the long Clearing Member's account on a delivery versus payment basis. That is, payment shall not be made until the notes are delivered. On delivery day, the long Clearing Member must make funds available by 7:30 a.m. (Chicago time) and notify his bank (Regulation 2580.01) to accept contract grade U.S. Treasury notes and to remit federal funds to the short Clearing Member's account at the short Clearing Member's bank (Regulation 2580.01) in payment for delivery of the notes. Contract grade U.S. Treasury notes must be transferred and payment must be made before 1:00 p.m. (Chicago time) on delivery day. All deliveries must be assigned by the Clearing Corporation. Where a commission house as a member of the Clearing Corporation has an interest both long and short for customers on its own books, it must tender to the Clearing Corporation such notices of intention to deliver as it received from its customers who are short. (12/01/99)

2542.02 Wire Failure - In the event that delivery cannot be accomplished because of a failure of the Federal Reserve wire or because of a failure of either the long Clearing Member's bank or the short Clearing Member's bank access to the Federal Reserve wire, delivery shall be made before 9:30 a.m. on the next business day on which the Federal Reserve wire is operable. Interest shall accrue to the long paid by the short beginning on the day at which the notes were to be originally delivered.

In the event of such failure, both the long and short must provide documented evidence that the instructions were given to their respective banks in accordance with Regulations 2542.01 and 2549.04 and that all other provisions of Regulations of 2542.01 and 2549.04 have been complied with. (10/01/94)

2546.01 Date of Delivery - Delivery of medium term U.S. Treasury Notes may be made by the short upon any permissible delivery day of the delivery month the short may select. Delivery of


                                      2504

                           Ch25 Delivery Procedures

medium term U.S. Treasury Notes must be made no later than the last business day of that month. (10/01/94)

2547.01  Delivery Notices - (See Regulation 1047.01) (10/01/94)

2548.01  Method of Delivery - (See Regulation 1048.01) (10/01/94)

2549.00 Time of Delivery, Payment, Form of Delivery Notice - (See Rule 1049.00) (10/01/94)

2549.02 Buyer's Report of Eligibility to Receive Delivery - (See Regulation 1049.02) (10/01/94)

2549.03 Seller's Invoice to Buyers - Upon determining the buyers obligated to accept deliveries tendered by issuers of delivery notices, the Clearing House shall promptly furnish each issuer the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing House to each such buyer. Thereupon, sellers (issuers of delivery notices) shall prepare invoices addressed to their assigned buyers, describing the documents to be delivered to each such buyer. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing House, and adjusted for applicable interest payments. Such invoices shall be delivered to the Clearing House by 2:00 p.m., or by such other time designated by the Board of Directors, on the day of intention except on the last intention day of the month, where such invoices shall be delivered to the Clearing House by 3:00 p.m., or by such other time designated by the Board of Directors. Upon receipt of such invoices, the Clearing House shall promptly make them available to buyers to whom they are addressed, by placing them in buyer's mail boxes provided for that purpose in the Clearing House. (12/01/99)

2549.04 Payment - Payment shall be made in federal funds. The long obligated to take delivery must take delivery and make payment before 1:00 p.m. on the day of delivery, except on banking holidays when delivery must be taken and payment made before 9:30 a.m. the next banking business day. Adjustments for differences between contract prices and delivery prices established by the Clearing House shall be made with the Clearing House in accordance with its by-laws and resolutions. (10/01/94)

2549.05 Buyers Banking Notification - The long Clearing Member shall provide the short Clearing member by 4:00 p.m. (5:00 p.m. EST) on the day of intention, one business day prior to delivery day, with a Banking Notification. The Banking Notification form will include the following information: the identification number and name of the long Clearing Member; the delivery date; the notification number of the delivery assignment; the identification number and name of the short Clearing Member making delivery; the quantity of the contract being delivered; the long Clearing Member's bank, account number and specific Federal Wire instructions for the transfer of U.S. securities. (10/01/94)

2550.00  Duties of Members - (See Rule 1050.00) (10/01/94)

2551.01  Office Deliveries Prohibited - (See Regulation 1051.01) (10/01/94)

2554.00  Failure to Accept Delivery - (See Rule 1054.00) (10/01/94)


                                      2505

Ch25 Regularity of Banks

2580.01 Banks - For purposes of these regulations relating to trading in U.S. Treasury notes, the word "Bank" (Regulation 2542.01) shall mean a U.S. commercial bank (either Federal or State charter) that is a member of the Federal Reserve System and with capital (capital, surplus, and undivided earnings) in excess of one hundred million dollars ($100,000,000). (10/01/94)


                                      2506

================================================================================
Chapter 27A (Standard Options)
Long Term Treasury Note Futures Options
================================================================================

     Ch27A Trading Conditions.............................................. 2702
          A2701.00  Authority.............................................. 2702
          A2701.01  Application of Regulations............................. 2702
          A2702.01 Nature of Long Term Treasury Note Futures Put Options.. 2702 A2702.02 Nature of Long Term Treasury Note Futures Call Options. 2702
          A2703.01  Trading Unit........................................... 2702
          A2704.01  Striking Prices........................................ 2702
          A2705.01  Payment of Option Premium.............................. 2702
          A2706.01  Option Premium Basis................................... 2702
          A2707.01  Exercise of Option..................................... 2703
          A2707.02  Automatic Exercise..................................... 2703
          A2708.01  Expiration of Option................................... 2703
          A2709.01  Months Traded In....................................... 2703
          A2710.01  Trading Hours.......................................... 2703
          A2711.01  Position Limits and Reportable Positions............... 2703
          A2712.01  Margin Requirements.................................... 2703
          A2713.01  Last Day of Trading.................................... 2703

                                     2701A

================================================================================
Chapter 27A (Standard Options)
Long Term Treasury Note Futures Options
================================================================================

Ch27A Trading Conditions

A2701.00  Authority - (See Rule 2801.00)  (10/01/94)

A2701.01 Application of Regulations - Transactions in put and call options on Long Term Treasury Note futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Long Term Treasury Note futures contracts. (See Rule 490.00) (09/01/00)

A2702.01 Nature of Long Term Treasury Note Futures Put Options - The buyer of one (1) Long Term Treasury Note futures put option may exercise his option at any time prior to expiration (subject to Regulation 2707.01), to assume a short position in one (1) Long Term Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Long Term Treasury Note futures put option incurs the obligation of assuming a long position in one (1) Long Term Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

A2702.02 Nature of Long Term Treasury Note Futures Call Options - The buyer of one (1) Long Term Treasury Note futures call option may exercise his option at any time prior to expiration (subject to Regulation 2707.01), to assume a long position in one (1) Long Term Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Long Term Treasury Note futures call option incurs the obligation of assuming a short position in one (1) Long Term Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

A2703.01 Trading Unit - One (1) $100,000 face value Long Term Treasury Note futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

A2704.01 Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one (1) point per Long Term Treasury Note futures contract. At the commencement of trading for such option contracts, the following strike prices shall be listed: one with a striking price closest to the previous day's settlement price on the underlying Long Term Treasury Note futures contract, and the next fifteen consecutive higher and the next fifteen consecutive lower striking prices closest to the previous day's settlement price; and all strike prices listed for all other option contract months listed at the time. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. When a sale in the underlying Long Term Treasury Note futures contract occurs at a price greater than or equal to the fifteenth largest striking price, a new striking price one increment higher than the existing striking prices will be added. When a sale in the underlying Long Term Treasury Note futures contract occurs at a price less than or equal to the fifteenth smallest striking price, a new striking price one increment lower than the existing striking prices will be added. When a new strike price is added for an option contract month, the same strike price will be added to all option contract months for which that strike price is not already listed. All new strike prices will be added prior to the opening of trading on the following business day.

The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (01/01/99)

A2705.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (10/01/94)

A2706.01 Option Premium Basis - The Premium for Long Term Treasury Note futures options

                                     2702A

                           Ch27A Trading Conditions
                           ------------------------

shall be in multiples of one sixty-fourth (1/64) of one percent (1%) of a $100,000 Long Term Treasury Note futures contract which shall equal $15.63 per 1/64 and $1,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract.

If options are quoted in volatility terms, the minimum fluctuation shall be .10 percent (i.e.-10.0%, 10.1%, 10.2%, etc.) (10/01/94)

A2707.01 Exercise of Option - The buyer of a Long Term Treasury Note futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. on the expiration date:

  i) to correct errors or mistakes made in good faith;

 ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

A2707.02 Automatic Exercise - Notwithstanding the provisions of Regulation 2707.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. on the expiration date:

  i) to correct errors or mistakes made in good faith;

 ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

A2708.01 Expiration of Option - Unexercised Long Term Treasury Note futures options shall expire at 10:00 a.m. on the first Saturday following the last day of trading. (10/01/94)

A2709.01 Months Traded In - Trading may be conducted in Long Term Treasury Note futures options for a thirty six month period extending from the nearby contract month, provided however, that the Exchange may determine not to list a contract month. Both serial and quarterly options may be listed to expire into either front-month or deferred futures as determined by the Board. (06/01/99)

A2710.01 Trading Hours - The hours of trading of options on Long Term Treasury Note futures contracts shall be determined by the Board. On the last day of trading in an expiring option the closing time for such option shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Long Term Treasury Note futures contract, subject to the provisions of the second paragraph of Rule 1007.00. Long Term Treasury Note futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (04/01/00)

A2711.01 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/00)

A2712.01 Margin Requirements - (See Regulation 431.05) (10/01/94)

*A2713.01 Last Day of Trading - No trades in Long Term Treasury Note futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Long Term Treasury Note futures contract, on the last Friday which precedes by at least two [five] business days, the last business day of the month preceding the
      ---
option month. If such Friday is not a business day, or there is a Friday which is not a business day which precedes by one [four] business day[s] the last
                                        ---
business day of the month preceding the option month, the last day of trading shall be the business day prior to such Friday. (03/01/00)

                                     2703A

                           Ch27A Trading Conditions
                           ------------------------

* Additions underlined; deletions bracketed for contracts from June 2001 forward.

                                     2704A

================================================================================
Chapter 27B (Flexible Options)
Long Term Treasury Note Flexible Options
================================================================================

     Ch27B Trading Conditions............................................. 2706B
          B2702.03  Nature of Flexible Options............................ 2706B
          B2703.01  Trading Unit.......................................... 2706B
          B2704.01  Strike Prices......................................... 2706B
          B2707.01  Exercise of Flexible Options.......................... 2706B
          B2707.02  Automatic Exercise.................................... 2706B
          B2708.01  Expiration Date....................................... 2707B
          B2709.01  Months Traded In...................................... 2707B
          B2713.01  Last Day of Trading................................... 2707B
          B2715.01  Exercise Style........................................ 2707B
          B2716.01  Underlying Futures Contract for Flexible Options...... 2707B
          B2717.01  Initiating a Flexible Option Contract Series.......... 2707B
          B2719.01  RFQ Trading Interval.................................. 2707B
          B2720.01  Expiration of an RFQ.................................. 2707B
          B2721.01  Reporting of Flexible Option Trades................... 2707B

                                     2705B

===============================================================================
Chapter 27B (Flexible Options)
Long Term Treasury Note Flexible Options
===============================================================================

     Note: The following Flexible option regulations with the exception noted in the second paragraph of Regulation 2702.03 supersede the corresponding standard regulations presented in Part A of this chapter. Regulations 2701.00, 2701.01, 2702.01, 2702.02, 2705.01,
           2706.01, 2710.01, 2711.01, 2712.01, and 2714.01 remain in effect for both standard and Flexible options.

Ch27B Trading Conditions

B2702.03 Nature of Flexible Options - Flexible options on Long Term Treasury Note futures shall be permitted in puts and calls which do not have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options.

However, Flexible Options on Long Term Treasury Note futures shall also be permitted in puts and calls which have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options that are not at the time listed for trading in the standard options pit or on e-cbot. All Flexible Option regulations except 2707.01, 2707.02, 2708.01, and 2713.01 will pertain for these options.*

Trading shall be permitted in any CBOT recognized option/option or option/futures spread involving puts, calls or futures. (09/01/00)

B2703.01 Trading Unit - The minimum size for requesting a quote and/or trading in a flexible option series is 50 contracts, where each contract represents one of the underlying futures contracts at the Chicago Board of Trade. Parties may request a quote and/or trade for less than 50 contracts in order to entirely close out a position in a flexible series.

For a flexible options series, respondents to a request for quote, must be willing to trade at least 50 contracts, with the exception that a respondent may trade less than 50 contracts if the respondent is entirely closing out a position in the series. (07/01/99)

B2704.01 Strike Prices - Strike prices for flexible options must be specified in points and 32nd's of points per Long Term Treasury Note futures contract. However, for a Request for Quote (RFQ), strike prices may be specified in one 32nd point increments relative to the underlying futures contract. Strike prices cannot be outside the range of the currently listed strike prices for standard options. (06/01/95)

B2707.01 Exercise of Flexible Options - Notification of the intent to exercise a flexible option must be received by the Clearing Corporation by 4:10 p.m. Chicago time, or by such other time designated by the Board of Directors. No exceptions to the 4:10 p.m. exercise deadline, or such other deadline designated by the Board of Directors, shall be permitted.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2702.03 will follow expiration and exercise procedures as specified in the standard option regulations. (12/01/99)

B2707.02 Automatic Exercise - After the close on the last day of trading, all in-the-money flexible options will be automatically exercised unless notice to cancel automatic exercise is given to the Clearing Corporation by 4:10 p.m., or by such other time designated by the Board of Directors, on that day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2702.03 will follow expiration and exercise procedures as specified in the standard option regulations. (12/01/99)

*B2708.01 Expiration Date - Flexible option expiration may be specified for any Monday through Friday that is not an Exchange holiday except that expiration may not occur following the last Friday that precedes by at least [five] two
                                                                     ---
business days the last business day of the calendar month preceding the underlying future contract month. Flexible options expire at 4:30 p.m. on the last trading

                                     2706B

                           Ch27B Trading Conditions
                           ------------------------

day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2702.03 will follow expiration and exercise procedures as specified in the standard option regulations. (04/01/00)

*Addition underlined; deletion bracketed for contracts from June 2001 forward.

B2709.01 Months Traded In - Trading my be conducted in flexible options in any month up through the most distant underlying futures contract in which a trade has occurred. (05/01/94)

B2713.01 Last Day of Trading - The last day of trading in a flexible option shall be the expiration day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2702.03 will follow expiration and exercise procedures as specified in the standard option regulations. (05/01/94)

B2715.01 Exercise Style - Flexible options may be American or European exercise style. (10/01/94)

B2716.01 Underlying Futures Contract for Flexible Options - The underlying futures contract for a flexible option shall be the same as the underlying futures contract month of the nearest March quarterly cycle standard futures option expiring on or after the expiration of the flexible option. (10/01/94)

B2717.01 Initiating a Flexible Option Contract Series - The opening of trading in any flexible option series shall occur through the submission of an RFQ or at such time that a trade takes place in the particular flexible option series. If so desired, participants can submit additional RFQ's for any open series. However, in this situation no priority period (Regulation 2719.01) will exist. (02/01/01)

B2719.01 RFQ Trading Interval - If the submitter of the first RFQ of the day in a flexible series requests either a bid or an offer but not both, then they shall have up to a one minute priority period during which they shall have the sole right to either buy or sell as specified in their RFQ. The exact length of the priority period shall be determined by the Exchange.

If more than one RFQ is the first RFQ of the day in a flexible series, all the RFQ's individually ask for either a bid or an offer but not both, and all the RFQ's collectively are for the same side of the market (all bids or all offers) then the submitters shall jointly share priority during the priority period.

Priority for RFQ's is determined by submission to the RFQ official, except that all RFQ's submitted before the open shall be treated equally. (02/01/01)

B2720.01 Expiration of an RFQ - Trading in a given flexible option series following an RFQ shall remain open for the remainder of the trading session. Trading in a given flexible option series following a transaction in that series shall remain open through the remainder of the trading session in which the transaction was executed and through each subsequent session in which there is open interest in the flexible option series. (02/01/01)

B2721.01 Reporting of Flexible Option Trades - It shall be the responsibility of the participants in a flexible option trade to report the quantities and prices to the flexible pit reporter in a timely manner, including any later trades in open flexible contract term series. (10/01/94)

* The effect of the second paragraph of Regulation 2702.03 is to permit trading in standard options under certain Flexible trading procedures prior to the listing of such options in the standard options pit or on e-cbot. Once and if these options are listed for trading in the standard options pit or on e-cbot, they will be traded only in the standard options pit or on e-cbot subject to standard options trading requirements. Upon such listing, all existing open positions established under Flexible trading procedures shall be fully fungible with transactions in the respective standard option series for all purposes under these regulations.

                                     2707B

================================================================================
Chapter 28A (Standard Options)
T-Bond Futures Options
================================================================================
      Ch28A Trading Conditions..........................................  2802A
         A2801.00    Authority..........................................  2802A
         A2801.01    Application of Regulations.........................  2802A
         A2802.01    Nature of U.S. Treasury Bond Futures Put Options...  2802A
         A2802.02    Nature of U.S. Treasury Bond Futures Call Options..  2802A
         A2803.01    Trading Unit.......................................  2802A
         A2804.01    Striking Prices....................................  2802A
         A2805.01    Payment of Option Premium..........................  2803A
         A2806.01    Option Premium Basis...............................  2803A
         A2807.01    Exercise of Option.................................  2803A
         A2807.02    Automatic Exercise.................................  2803A
         A2808.01    Expiration of Option...............................  2803A
         A2809.01    Months Traded In...................................  2803A
         A2810.01    Trading Hours......................................  2803A
         A2811.01    Position Limits and Reportable Positions...........  2804A
         A2812.01    Margin Requirements................................  2804A
         A2813.01    Last Day of Trading................................  2804A

                                     2801A

================================================================================
Chapter 28A (Standard Options)
T-Bond Futures Options
================================================================================

Ch28A Trading Conditions

A2801.00 Authority - Trading in put and call options on futures contracts and on commodities may be conducted under such terms and conditions as may be prescribed by regulation. (10/01/94).

A2801.01 Application of Regulations - Transactions in put and call options on U.S. Treasury Bond futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on U.S. Treasury Bond futures contracts. (See Rule 490.00) (09/01/00)

A2802.01  Nature of U.S. Treasury Bond Futures Put Options - The buyer of one
(1) U.S. Treasury Bond futures put option may exercise his option at any time prior to expiration (subject to Regulation 2807.01), to assume a short position in one (1) U.S. Treasury Bond futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) U.S. Treasury Bond futures put option incurs the obligation of assuming a long position in one (1) U.S. Treasury Bond futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

A2802.02  Nature of U.S. Treasury Bond Futures Call Options - The buyer of one
(1) U.S. Treasury Bond futures call option may exercise his option at any time prior to expiration (subject to Regulation 2807.01), to assume a long position in one (1) U.S. Treasury Bond futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) U.S. Treasury Bond futures call option incurs the obligation of assuming a short position in one (1) U.S. Treasury Bond futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

A2803.01 Trading Unit - One (1) $100,000 face value U.S. Treasury Bond futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

A2804.01 Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of two (2) points and one (1) point per U.S. Treasury Bond futures contract as follows: At the commencement of trading for quarterly expirations the following strike prices in two point intervals shall be listed: one with a striking price closest to the previous day's settlement price on the underlying U.S. Treasury Bond futures contract, the next fifteen consecutive higher and the next fifteen consecutive lower striking prices closest to the previous day's settlement price; and all two point strike prices listed for all other option contract months listed at the time. If the previous day's settlement price is midway between two striking prices, the closest striking price shall be the larger of the two. Over time new two point striking prices will be added to ensure that at least fifteen two point striking prices always exist above and below the previous day's trading range in the underlying futures. When a new two point strike price is added for an option contract month, the same strike price will be added to all option contract months for which that strike price is not already listed. At the commencement of trading for a non-quarterly expiration and for a quarterly expiration on the day they become the second deferred month, the following striking prices in one point intervals shall be listed: one with a striking price closest to the U.S. Treasury Bond futures contract's previous day's settlement price, the next thirty consecutive higher and lower striking prices in one point intervals and all other striking prices in two point intervals that exist for other option contract months. Over time, new one point striking prices will be added to ensure that at least thirty one point striking prices always exist above and below the previous day's trading range in the underlying futures. All new strike prices will be added prior to the opening of trading on the following business day.

The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (09/01/00)

A2805.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time

                                     2802A

                           Ch28A Trading Conditions
                           ------------------------

that the option is purchased, or within a reasonable time after the option is purchased. (10/01/94)

A2806.01 Option Premium Basis - The Premium for U.S. Treasury Bond futures options shall be in multiples of one sixty-fourth (1/64) of one percent (1%) of a $100,000 U.S. Treasury Bond futures contract which shall equal $15.63 per 1/64 and $1,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract.

If options are quoted in volatility terms, the minimum fluctuation shall be .10 percent (i.e.-10.0%, 10.1%, 10.2%, etc.) (10/01/94)

A2807.01  Exercise of Option   - The buyer of a U.S. Treasury Bond futures
option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. on the expiration date:

i)        to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

A2807.02 Automatic Exercise - Notwithstanding the provisions of Regulation 2807.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. on the expiration date:

i)        to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

A2808.01 Expiration of Option- Unexercised U.S. Treasury Bond futures options shall expire at 10:00 a.m. on the first Saturday following the last day of trading. (10/01/94)

A2809.01 Months Traded In - Trading may be conducted in U.S. Treasury Bond futures options for a thirty-six month period extending from the nearby contract month, provided however, that the Exchange may determine not to list a contract month. Both serial and quarterly options may be listed to expire into either front-month or deferred futures as determined by the Board (06/01/99)

A2801.01 Trading Hours - The hours of trading of options in U.S. Treasury Bond futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding U.S. Treasury Bond futures contracts, subject to the provisions of the second paragraph of Rule 1007.00. U.S. Treasury Bond futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regular Compliance Committee shall direct. (04/01/00) A28011.01 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/00)

A2812.01  Margin Requirements - (See Regulation 431.05) (10/01/94)

*A2813.01 Last Day of Trading - No trades in U.S. Treasury Bond futures options expiring in the current month shall be made after the close of the Regular Daytime open outcry trading session for the corresponding U.S. Trading Bond futures contract on the last Friday which precedes by at least two [five]
                                                               ---
business days, the last business day of the month preceding the option month. If

                                     2803A

                           Ch28A Trading Conditions
                           ------------------------

such Friday is not a business day, or there is a Friday which is not a business day which precedes by one [four] business day[s] the last business day of the month preceding the option month, the last day of trading shall be the business day prior to such Friday. (03/01/00)

*Additions underlined; deletions bracketed for contracts from June 2001 forward.

                                     2804A

===============================================================================
Chapter 28B (Flexible Options)
Treasury Bond Flexible Options
===============================================================================

     Ch28B Trading Conditions...                                          2806B
         B2802.03   Nature of Flexible Options.........................   2806B
         B2803.01   Trading Unit.......................................   2806B
         B2804.01   Strike Prices......................................   2806B
         B2807.01   Exercise of Flexible Options.......................   2806B
         B2807.02   Automatic Exercise.................................   2806B
         B2808.01   Expiration Date....................................   2807B
         B2809.01   Months Traded In...................................   2807B
         B2813.01   Last Day of Trading................................   2807B
         B2815.01   Exercise Style.....................................   2807B
         B2816.01   Underlying Futures Contract for Flexible Options...   2807B
         B2817.01   Initiating a Flexible Option Contract Series.......   2807B
         B2819.01   RFQ Trading Interval...............................   2807B
         B2820.01   Expiration of an RFQ...............................   2807B
         B2821.01   Reporting of Flexible Option Trades................   2807B

                                     2805B

================================================================================
Chapter 28B (Flexible Options)
Treasury Bond Flexible Options
================================================================================

    Note: The following Flexible option regulations with the exception noted in the second paragraph of Regulation 2802.03 supersede the corresponding standard regulations presented in Part A of this chapter. Regulations 2801.00, 2801.01, 2802.01, 2802.02, 2805.01,
           2806.01, 2810.01, 2811.01, 2812.01, and 2814.01 remain in effect for both standard and Flexible options.

Ch28B Trading Conditions

B2802.03 Nature of Flexible Options - Flexible options on U.S. Treasury Bond futures shall be permitted in puts and calls which do not have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options.

However, Flexible Options on U.S. Treasury Bond futures shall also be permitted in puts and calls which have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options that are not at the time listed for trading in the standard options pit or on e-cbot. All Flexible Option regulations except 2807.01, 2807.02, 2808.01, and 2813.01 will pertain for these options.*

Trading shall be permitted in any CBOT recognized option/option or option/ futures spread involving puts, calls or futures. (09/01/00)

B2803.01 Trading Unit - The minimum size for requesting a quote and/or trading in a flexible option series is 50 contracts, where each contract represents one of the underlying futures contracts at the Chicago Board of Trade. Parties may request a quote and/or trade for less than 50 contracts in order to entirely close out a position in a flexible series.

For a flexible options series, respondents to a request for quote, must be willing to trade at least 50 contracts, with the exception that a respondent may trade less than 50 contracts if the respondent is entirely closing out a position in the series. (07/01/99)

B2804.01 Strike Prices - Strike prices for flexible options must be specified in points and 32nd's of points per U.S. Treasury Bond futures contract. However, for a Request for Quote (RFQ), strike prices may be specified in one 32nd point increments relative to the underlying futures contract. Strike prices cannot be outside the range of the currently listed strike prices for standard options. (06/01/95)

B2807.01 Exercise of Flexible Options - Notification of the intent to exercise a flexible option must be received by the Clearing Corporation by 4:10 p.m. Chicago time, or by such other time designated by the Board of Directors. No exceptions to the 4:10 p.m. exercise deadline, or such other deadline designated by the Board of Directors, shall be permitted.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2802.03 will follow expiration and exercise procedures as specified in the standard option regulations. (12/01/99)

B2807.02 Automatic Exercise - After the close on the last day of trading, all in-the-money flexible options will be automatically exercised unless notice to cancel automatic exercise is given to the Clearing Corporation by 4:10 p.m., or by such other time designated by the Board of Directors, on that day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2802.03 will follow expiration and exercise procedures as specified in the standard option regulations. (12/01/99)

*B2808.01 Expiration Date - Flexible option expiration may be specified for any Monday through Friday that is not an Exchange holiday except that expiration may not occur following the last Friday that precedes by at least [five] two
                                                                     ---
business days the last business day of the calendar month preceding the underlying future contract month. Flexible options expire at 4:30 p.m. on the last trading

                                     2806B

                           Ch28B Trading Conditions
                           ------------------------

day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2902.03 will follow expiration and exercise procedures as specified in the standard option regulations. (04/01/00)

*Addition underlined; deletion bracketed for contracts from June 2001 forward.

B2809.01 Months Traded In - Trading may be conducted in flexible options in any month up through the most distant underlying futures contract in which a trade has occurred. (10/01/94)

B2813.01 Last Day of Trading - The last day of trading in a flexible option shall be the expiration day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2802.03 will follow expiration and exercise procedures as specified in the standard option regulations. (05/01/94)

B2815.01 Exercise Style - Flexible options may be American or European exercise style. (10/01/94)

B2816.01 Underlying Futures Contract for Flexible Options - The underlying futures contract for a flexible option shall be the same as the underlying futures contract month of the nearest March quarterly cycle standard futures option expiring on or after the expiration of the flexible option. (10/01/94)

B2817.01 Initiating a Flexible Option Contract Series - The opening of trading in any flexible option series shall occur through the submission of an RFQ or at such time that a trade takes place in the particular flexible option series.

If so desired, participants can submit additional RFQ's for any open series. However, in this situation no priority period (Regulation 2819.01) will exist. (02/01/01)

B2819.01 RFQ Trading Interval - If the submitter of the first RFQ of the day in a flexible series requests either a bid or an offer but not both, then they shall have up to a one minute priority period during which they shall have the sole right to either buy or sell as specified in their RFQ. The exact length of the priority period shall be determined by the Exchange.

If more than one RFQ is the first RFQ of the day in a flexible series, all the RFQ's individually ask for either a bid or an offer but not both, and all the RFQ's collectively are for the same side of the market (all bids or all offers) then the submitters shall jointly share priority during the period.

Priority for RFQ's is determined by submission to the RFQ official, except that all RFQ's submitted before the open shall be treated equally. (02/01/01)

B2820.01 Expiration of an RFQ - Trading in a given flexible option series following an RFQ shall remain open for the remainder of the trading session. Trading in a given flexible option series following a transaction in that series shall remain open through the remainder of the trading session in which the transaction was executed and through each subsequent session in which there is open interest in the flexible option series. (02/01/01)

B2821.01 Reporting of Flexible Option Trades - It shall be the responsibility of the participants in a flexible option trade to report the quantities and prices to the flexible pit reporter in a timely manner, including any later trades in open flexible contract term series. (10/01/94)

* The effect of the second paragraph of Regulation 2802.03 is to permit trading in standard options under certain Flexible trading procedures prior to the listing of such options in the standard options pit or e-cbot. Once and if these options are listed for trading in the standard options pit or on e-cbot, they will be traded only in the standard options pit or on e-cbot subject to standard options trading requirements. Upon such listing, all existing open positions established under Flexible trading procedures shall be fully fungible with transactions in the respective standard option series for all purposes under these regulations.

                                     2807B

================================================================================
Chapter 29
Soybean Futures Options
================================================================================
     Ch29 Trading Conditions.............................................. 2902
          2901.00  Authority.............................................. 2902
          2901.01  Application of Regulations............................. 2902
          2902.01  Nature of Soybean Futures Put Options.................. 2902
          2902.02  Nature of Soybean Futures Call Options................. 2902
          2903.01  Trading Unit........................................... 2902
          2904.01  Striking Prices........................................ 2902
          2905.01  Payment of Option Premium.............................. 2903
          2906.01  Option Premium Basis................................... 2903
          2907.01  Exercise of Option..................................... 2903
          2907.02  Automatic Exercise..................................... 2903
          2908.01  Expiration of Option................................... 2903
          2909.01  Months Traded.......................................... 2903
          2910.01  Trading Hours.......................................... 2904
          2911.01  Position Limits and Reportable Positions............... 2904
          2912.01  Margin Requirements.................................... 2904
          2913.01  Last Day of Trading.................................... 2904
          2914.01  Option Premium Fluctuation Limits...................... 2904

================================================================================
Chapter 29
Soybean Futures Options
================================================================================

Ch29 Trading Conditions

2901.00  Authority - (See Rule 2801.00).  (10/01/94)

2901.01 Application of Regulations - Transactions in put and call options on Soybean futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Soybean futures contracts. (See Rule 490.00). (10/01/94)

2902.01 Nature of Soybean Futures Put Options - The buyer of one (1) Soybean futures put option may exercise his option at any time prior to expiration, (subject to Regulation 2907.01), to assume a short position in one (1) Soybean futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean futures put option incurs the obligation of assuming a long position in one (1) Soybean futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

2902.02 Nature of Soybean Futures Call Options - The buyer of one (1) Soybean futures call option may exercise his option at any time prior to expiration, (subject to Regulation 2907.01), to assume a long position in one (1) Soybean futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean futures call option incurs the obligation of assuming a short position in one (1) Soybean futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

2903.01 Trading Unit - One (1) 5,000 bushel Soybean futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

2904.01 Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of ten (10) cents per bushel per Soybean futures contract (i.e., 6.10, 6.20, 6.30, etc) in integral multiples of twenty (20) cents per bushel per Soybean futures contract (i.e., 6.20, 6.40, 6.60, etc.) and in integral multiples of forty (40) cents per bushel per Soybean futures contract (i.e., 6.00, 6.40, 6.80, etc.) as follows:

1. a. In integral multiples of twenty cents, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Soybean futures contract, the next five consecutive higher and the next five consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

     b. In integral multiples of forty cents, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

     c. In integral multiples of twenty cents, over time, strikes shall be added as necessary to ensure that all strikes within $1.10 of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

     d. In integral multiples of forty cents, over time, strikes shall be added as necessary to ensure that the next four consecutive strikes above the minimum band are listed.

     e. No new strikes may be added by these procedures in the month in which an option expires.

2. a. In integral multiples of ten cents, at the commencement of trading for options that are traded in months in which Soybean futures are not traded, and for standard option months, the business day they become the second deferred month, the following strike prices shall be listed: one with a strike closest to the previous day's settlement price of the underlying Soybean futures contract and the next five consecutive higher and the next five consecutive

                            Ch29 Trading Conditions
                            -----------------------

         lower strikes. For example, ten-cent strike price intervals for the September 2000 contract month would be added on June 26, which is the business day after the expiration of the July contract month.

     b. Over time, new ten-cent strike prices will be added to ensure that at least five strike prices exist above and below the previous day's trading range in the underlying futures.

3. a. In integral multiples of forty cents, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are 0.10 or greater for two consecutive business days will be listed for trading. However, no new strikes may be added by this procedure to an option month unless open positions exist in that contract month.

     b. In integral multiples of twenty cents, during the month in which an option expires, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are 0.10 or greater for two consecutive business days will be listed for trading.

4. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (09/01/00)

2905.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (10/01/94)

2906.01 Option Premium Basis - The premium for Soybean futures options shall be in multiples of one-eighth (1/8) of one cent per bushel of a 5,000 bushel Soybean futures contract which shall equal $6.25 per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $6.00 in $1.00 increments per option contract. (10/01/94)

2907.01 Exercise of Option - The buyer of a Soybean futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. on expiration date:

i)       to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

2907.02 Automatic Exercise - Notwithstanding the provisions of Regulation 2907.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. on the expiration date:

i)       to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

2908.01 Expiration of Option - Unexercised Soybean futures options shall expire at 10:00 a.m. on the first Saturday following the last day of trading. (10/01/94)

2909.01 Months Traded - Trading may be conducted in the nearby Soybean futures options

                            Ch29 Trading Conditions
                            -----------------------

contract month plus any succeeding months, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which Soybean futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

2910.01    Trading Hours - The hours of trading of options on Soybean futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean futures contract, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring Soybean futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Soybean futures options shall be opened and closed for all months and striking prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (03/01/00)

2911.01    Position Limits and Reportable Positions - (See Regulation 425.01)
(10/01/00)

2912.01    Margin Requirements - (See Regulation 431.05) (10/01/94)

*2913.01   Last Day of Trading - No trades in Soybean futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean futures contract on the last Friday which precedes by at least two [five] business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (03/01/00)

* Additions underlined; deletions bracketed for contracts from May 2001 forward.

2914.01    Option Premium Fluctuation Limits   -Trading is prohibited during any
day except for the last day of trading in a Soybean futures option at a premium of more than the trading limit for the Soybean futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Corporation. On the first day of trading, limits shall be set from the lowest premium of the opening range. (10/01/94)

================================================================================
Chapter 30
Corn Futures Options
================================================================================

     Ch30 Trading Conditions..................................
          3001.00  Authority..................................
          3001.01  Application of Regulations.................
          3002.01  Nature of Corn Futures Put Options.........
          3002.02  Nature of Corn Futures Call Options........
          3003.01  Trading Unit...............................
          3004.01  Striking Prices............................
          3005.01  Payment of Option Premium..................
          3006.01  Option Premium Basis.......................
          3007.01  Exercise of Option.........................
          3007.02  Automatic Exercise.........................
          3008.01  Expiration of Option.......................
          3009.01  Months Traded..............................
          3010.01  Trading Hours..............................
          3011.01  Position Limits............................
          3012.01  Margin Requirements........................
          3013.01  Last Day of Trading........................
          3014.01  Option Premium Fluctuation Limits..........

================================================================================
Chapter 30
Corn Futures Options
================================================================================

Ch30 Trading Conditions

3001.00  Authority   - (See Rule 2801.00).  (10/01/94)

3001.01 Application of Regulations - Transactions in put and call options on Corn futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Corn futures contracts. (See Rule 490.00). (10/01/94)

3002.01 Nature of Corn Futures Put Options - The buyer of one (1) Corn futures put option may exercise his option at any time prior to expiration, (subject to Regulation 3007.01), to assume a short position in one (1) Corn futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Corn futures put option incurs the obligation of assuming a long position in one (1) Corn futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

3002.02 Nature of Corn Futures Call Options - The buyer of one (1) Corn futures call option may exercise his option at any time prior to expiration, (subject to Regulation 3007.01), to assume a long position in one (1) Corn futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Corn futures call option incurs the obligation of assuming a short position in one (1) Corn futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

3003.01 Trading Unit - One (1) 5,000 bushel Corn futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

3004.01 Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of five (5) cents per bushel per Corn futures contract (i.e., 2.55, 2.60, 2.65, etc.), in integral multiples of ten (10) cents per bushel per Corn futures contract (i.e., 2.50, 2.60, 2.70, etc.) and in integral multiples of twenty (20) cents per bushel per Corn futures contract (i.e., 2.80, 3.00, 3.20, etc.) as follows:

1. a. In integral multiples of ten cents, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Corn futures contract, the next five consecutive higher and the next five consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

    b. In integral multiples of twenty cents, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

    c. In integral multiples of ten cents, over time, strikes shall be added as necessary to ensure that all strikes within 55 cents of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

    d. In integral multiples of twenty cents, over time, strikes shall be added as necessary to ensure that the next four consecutive strikes above the minimum band are listed.

    e. No new strikes may be added by these procedures in the month in which an option expires.

2. a. In integral multiples of five cents, at the commencement of trading for options that are traded in months in which Corn futures are not traded, and for standard option months, the business day they become the second deferred month, the following strike prices shall be listed: one with a strike closest to the previous day's settlement price of the underlying Corn futures contract and the next five consecutive higher and the next five consecutive lower strikes. For example, five-cent strike price intervals for the September 2000 contract month would be added on June 26, which is the business day after the expiration of the July

                            Ch30 Trading Conditions
                            -----------------------


        contract month.


    b. Over time, new-five cent strike prices will be added to ensure that at least five strike prices exist above and below the previous day's trading range in the underlying futures.

3. a. In integral multiples of twenty cents, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are 0.10 or greater for two consecutive business days will be listed for trading. However, no new strikes may be added by this procedure to an option month unless open positions exist in that contract month.

    b. In integral multiples of ten cents, during the month in which an option expires, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are
        0.10 or greater for two consecutive business days will be listed for trading.

4. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (09/01/00)

3005.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (10/01/94)

3006.01 Option Premium Basis - The premium for Corn futures options shall be in multiples of one-eighth (1/8) of one cent per bushel of a 5,000 bushel Corn futures contract which shall equal $6.25 per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $6.00 in $1.00 increments per option contract. (10/01/94)

3007.01 Exercise of Option - The buyer of a Corn futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. on expiration date:

i)       to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

3007.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3007.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. on the expiration date:


i)       to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

3008.01 Expiration of Option - Unexercised Corn futures options shall expire at 10:00 a.m. on the first Saturday following the last day of trading. (10/01/94)

3009.01 Months Traded - Trading may be conducted in the nearby Corn futures options contract

                            Ch30 Trading Conditions
                            -----------------------


month plus any succeeding months, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which Corn futures are not trading underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

3010.01 Trading Hours - The hours of trading of options on Corn futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as close of trading of the Regular Daytime open outcry trading session for the corresponding Corn futures contract, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring Corn futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Corn futures options shall be opened and closed for all months and striking prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (03/01/00)

3011.01  Position Limits - (See Regulation 425.01) (10/01/00)

3012.01  Margin Requirements - (See Regulation 431.05) (10/01/94)

*3013.01 Last Day of Trading - No trades in Corn futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Corn futures contract on the last Friday which precedes by at least two [five] business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (03/01/00)

* Additions underlined; deletions bracketed for contracts from May 2001 forward

3014.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in a Corn futures option at a premium of more than the trading limit for the Corn futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Corporation. On the first day of trading, limits shall be set from the lowest premium of the opening range. (10/01/94)

================================================================================
Chapter 31
Wheat Futures Options
================================================================================

     Ch31 Trading Conditions.................................
          3101.00  Authority.................................
          3101.01  Application of Regulations................
          3102.01  Nature of Wheat Futures Put Options.......
          3102.02  Nature of Wheat Futures Call Options......
          3103.01  Trading Unit..............................
          3104.01  Striking Prices...........................
          3105.01  Payment of Option Premium.................
          3106.01  Option Premium Basis......................
          3107.01  Exercise of Option........................
          3107.02  Automatic Exercise........................
          3108.01  Expiration of Option......................
          3109.01  Months Traded.............................
          3110.01  Trading Hours.............................
          3111.01  Position Limits...........................
          3112.01  Margin Requirements.......................
          3113.01  Last Day of Trading.......................
          3114.01  Option Premium Fluctuation Limits.........

================================================================================
Chapter 31
Wheat Futures Options
================================================================================

Ch31 Trading Conditions

3101.00  Authority   - (See Rule 2801.00).  (10/01/94)

3101.01 Application of Regulations - Transactions in put and call options on Wheat futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Wheat futures contracts. (See Rule 490.00). (10/01/94)

3102.01 Nature of Wheat Futures Put Options - The buyer of one (1) Wheat futures put option may exercise his option at any time prior to expiration, (subject to Regulation 3107.01), to assume a short position in one (1) Wheat futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Wheat futures put option incurs the obligation of assuming a long position in one (1) Wheat futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

3102.02 Nature of Wheat Futures Call Options - The buyer of one (1) Wheat futures call option may exercise his option at any time prior to expiration, (subject to Regulation 3107.01), to assume a long position in one (1) Wheat futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Wheat futures call option incurs the obligation of assuming a short position in one (1) Wheat futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

3103.01 Trading Unit - One (1) 5,000 bushel Wheat futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

3104.01 Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of five (5) cents per bushel per Wheat futures contract (i.e. 3.70, 3.75, 3.80, etc.), in integral multiples of ten (10) cents per bushel per Wheat futures contract (i.e., 3.70, 3.80, 3.90, etc.) and in integral multiples of twenty (20) cents per bushel per Wheat futures contract (i.e., 4.00, 4.20, 4.40, etc.) as follows:

1. a. In integral multiples of ten cents, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Wheat futures contract, the next five consecutive higher and the next five consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

     b. In integral multiples of twenty cents, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

     c. In integral multiples of ten cents, over time, strikes shall be added as necessary to ensure that all strikes within 55 cents of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

     d. In integral multiples of twenty cents, over time, strikes shall be added as necessary to ensure that the next four consecutive strikes above the minimum band are listed.

     e. No new strikes may be added by these procedures in the month in which an option expires.

2. a. In integral multiples of five cents, at the commencement of trading for options that are traded in months in which Wheat futures are not traded, and for standard option months, the business day they become the second deferred month, the following strike prices shall be listed: one with a strike closest to the previous day's settlement price of the underlying Wheat futures contract and the next five consecutive higher and the next five consecutive lower strikes. For example, five-cent strike price intervals for the September 2000 contract month would be added on June 26, which is the business day after the expiration of the July

                            Ch31 Trading Conditions
                            -----------------------


         contract month.


     b. Over time, new five-cent strike prices will be added to ensure that at least five strike prices exist above and below the previous day's trading range in the underlying futures.

3. a. In integral multiples of twenty cents, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are 0.10 or greater for two consecutive business days will be listed for trading. However, no new strikes may be added by this procedure to an option month unless open positions exist in that contract month.

     b. In integral multiples of ten cents, during the month in which an option expires, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are
         0.10 or greater for two consecutive business days will be listed for trading.

4. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (09/01/00)

3105.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (10/01/94)

3106.01 Option Premium Basis - The premium for Wheat futures options shall be in multiples of one-eighth (1/8) of one cent per bushel of a 5,000 bushel Wheat futures contract which shall equal $6.25 per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $6.00 in $1.00 increments per option contract. (10/01/94)

3107.01 Exercise of Option - The buyer of a Wheat futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. on expiration date:

i)   to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

3107.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3107.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. on the expiration date:

i)   to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

3108.01 Expiration of Option - Unexercised Wheat futures options shall expire at 10:00 a.m. on the first Saturday following the last day of trading. (10/01/94)

3109.01 Months Traded - Trading may be conducted in the nearby Wheat futures options

                            Ch31 Trading Conditions
                            -----------------------


contract month plus any succeeding months, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which Wheat futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

3110.01 Trading Hours - The hours of trading of options on Wheat futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Wheat futures contract, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring Wheat futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Wheat futures options shall be opened and closed for all months and striking prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (03/01/00)

3111.01  Position Limits - (See Regulation 425.01) (10/01/00)

3112.01  Margin Requirements - (See Regulation 431.05) (10/01/94)

*3113.01 Last Day of Trading - No trades in Wheat futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Wheat futures contract on the last Friday which precedes by at least two [five] business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (03/01/00)

*Additions underlined, deletions bracketed for contracts from May 2001 forward.

3114.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in a Wheat futures option at a premium of more than the trading limit for the Wheat futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Corporation. On the first day of trading, limits shall be set from the lowest premium of the opening range. (10/01/94)

================================================================================
Chapter 32
Soybean Oil Futures Options
================================================================================

     Ch32 Trading Conditions...................................
          3201.00  Authority...................................
          3201.01  Application of Regulations..................
          3202.01 Nature of Soybean Oil Futures Put Options... 3202.02 Nature of Soybean Oil Futures Call Options..
          3203.01  Trading Unit................................
          3204.01  Striking Prices.............................
          3205.01  Payment of Option Premium...................
          3206.01  Option Premium Basis........................
          3207.01  Exercise of Option..........................
          3207.02  Automatic Exercise..........................
          3208.01  Expiration of Option........................
          3209.01  Months Traded...............................
          3210.01  Trading Hours...............................
          3211.01  Position Limits and Reportable Positions....
          3212.01  Margin Requirements.........................
          3213.01  Last Day of Trading.........................
          3214.01  Option Premium Fluctuation Limits...........

================================================================================
Chapter 32
Soybean Oil Futures Options
================================================================================

Ch32 Trading Conditions

3201.00  Authority - (See Rule 2801.00). (10/01/94)

3201.01 Application of Regulations - Transactions in put and call options on Soybean Oil futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Soybean Oil futures contracts. (See Rule 490.00). (10/01/94)

3202.01 Nature of Soybean Oil Futures Put Options - The buyer of one (1) Soybean Oil futures put option may exercise his option at any time prior to expiration, (subject to Regulation 3207.01), to assume a short position in one
(1) Soybean Oil futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean Oil futures put option incurs the obligation of assuming a long position in one
(1) Soybean Oil futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

3202.02 Nature of Soybean Oil Futures Call Options - The buyer of one (1) Soybean Oil futures call option may exercise his option at any time prior to expiration, (subject to Regulation 3207.01), to assume a long position in one
(1) Soybean Oil futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean Oil futures call option incurs the obligation of assuming a short position in one (1) Soybean Oil futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

3203.01 Trading Unit - One (1) 60,000 pound Soybean Oil futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

3204.01 Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of one-half cent per pound per Soybean Oil futures contract (i.e., .210, .215, .220, etc.) for all strikes less than thirty cents and in integral multiples of one cent per pound per Soybean Oil futures contract (i.e., .300, .310, .320, etc.) for all strikes greater than or equal to thirty cents (the "first tier"); and in integral multiples of one cent per pound per Soybean Oil futures contract (i.e., .210,
 .220, .230, etc.) for all strikes less than thirty cents and in integral multiples of two cents per pound per Soybean Oil futures contract (i.e., .320,
 .340, .360, etc.) for all strikes greater than or equal to thirty cents (the "second tier") as follows:

1. a. Per the first tier, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Soybean Oil futures contract and a consecutive series within 5.5 cents above and below that strike (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

     b. Per the second tier, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

     c. Per the first tier, over time, strikes shall be added as necessary to insure that all strikes within 5.5 cents of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

     d. Per the second tier, over time, strikes shall be added as necessary to insure that the next four consecutive strikes above the minimum band are listed.

     e. No new strikes may be added by these procedures in the month in which an option expires.

2. a. Per the second tier, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are 0.10 or greater for two consecutive

                            Ch32 Trading Conditions
                            -----------------------


         business days will be listed for trading. However, no new strikes may be added by this procedure to an option month unless open positions exist in that contract month.

     b. Per the first tier, during the month in which an option expires, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are 0.10 or greater for two consecutive business days will be listed for trading.

3. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (07/01/95)

3205.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (10/01/94)

3206.01 Option Premium Basis - The premium for Soybean Oil futures options shall be in multiples of five thousandths (5/1000) of one cent per pound of a 60,000 pound Soybean Oil futures contract which shall equal $3.00 per contract.

However, when both sides of the trade are closing transactions, the option premium may be equal to $1.00 or $2.00 per option contract. (10/01/94)

3207.01 Exercise of Option - The buyer of a Soybean Oil futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. on expiration date:

i)   to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

3207.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3207.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. on the expiration date:

i)   to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

3208.01 Expiration of Option - Unexercised Soybean Oil futures options shall expire at 10:00 a.m. on the first Saturday following the last day of trading. (10/01/94)

3209.01 Months Traded - Trading may be conducted in the nearby Soybean Oil futures options contract month plus any succeeding months, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which Soybean Oil futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

3210.01 Trading Hours - The hours of trading of options on Soybean Oil futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean Oil futures contract, subject to the provisions of the second paragraph

                            Ch32 Trading Conditions
                            -----------------------


of Rule 1007.00. On the last day of trading in an expiring option, the expiring Soybean Oil futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Soybean Oil futures options shall be opened and closed for all months and striking prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (03/01/00)

3211.01 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/00)

3212.01  Margin Requirements - (See Regulation 431.05) (10/01/94)

*3213.01 Last Day of Trading - No trades in Soybean Oil futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean Oil futures contract on the last Friday which precedes by at least two [five] business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (03/01/00)

*Additions underlined, deletions bracketed from May 2001 forward.

3214.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in a Soybean Oil futures option at a premium of more than the trading limit for the Soybean Oil futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Corporation. On the first day of trading, limits shall be set from the lowest premium of the opening range. (10/01/94)

================================================================================
Chapter 33
Soybean Meal Futures Options
================================================================================

     Ch33 Trading Conditions......................................
          3301.00  Authority......................................
          3301.01  Application of Regulations.....................
          3302.01  Nature of Soybean Meal Futures Put Options.....
          3302.02  Nature of Soybean Meal Futures Call Options....
          3303.01  Trading Unit...................................
          3304.01  Striking Prices................................
          3305.01  Payment of Option Premium......................
          3306.01  Option Premium Basis...........................
          3307.01  Exercise of Option.............................
          3307.02  Automatic Exercise.............................
          3308.01  Expiration of Option...........................
          3309.01  Months Traded..................................
          3310.01  Trading Hours..................................
          3311.01  Position Limits and Reportable Positions.......
          3312.01  Margin Requirements............................
          3313.01  Last Day of Trading............................
          3314.01  Option Premium Fluctuation Limits..............

================================================================================
Chapter 33
Soybean Meal Futures Options
================================================================================

Ch33 Trading Conditions

3301.00  Authority - (See Rule 2801.00). (10/01/94)

3301.01 Application of Regulations - Transactions in put and call options on Soybean Meal futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Soybean Meal futures contracts. (See Rule 490.00). (10/01/94)

3302.01   Nature of Soybean Meal Futures Put Options - The buyer of one (1)
Soybean Meal futures put option may exercise his option at any time prior to expiration, (subject to Regulation 3307.01), to assume a short position in one
(1) Soybean Meal futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean Meal futures put option incurs the obligation of assuming a long position in one
(1) Soybean Meal futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

3302.02   Nature of Soybean Meal Futures Call Options - The buyer of one (1)
Soybean Meal futures call option may exercise his option at any time prior to expiration, (subject to Regulation 3307.01), to assume a long position in one
(1) Soybean Meal futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean Meal futures call option incurs the obligation of assuming a short position in one (1) Soybean Meal futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

3303.01 Trading Unit - One (1)100 ton Soybean Meal futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

3304.01 Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of five (5) dollars per ton per Soybean Meal futures contract (i.e., 185, 190, 195, etc.) for all strikes less than two hundred dollars and in integral multiples of ten (10) dollars per ton per Soybean Meal futures contract (i.e., 200, 210, 220, etc.) for all strikes greater than or equal to two hundred dollars (the "first tier"); and in integral multiples of ten (10) dollars per ton per Soybean Meal futures contract (i.e., 200, 210, 220, etc.) for all strikes less than two hundred dollars and in integral multiples of twenty (20) dollars per ton per Soybean Meal futures contract (i.e., 200, 220, 240, etc.) for all strikes greater than or equal to two hundred dollars (the "second tier") as follows:

1. a. Per the first tier, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Soybean Meal futures contract, the next ten consecutive higher strikes and the next ten consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

     b. Per the second tier, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

                            Ch33 Trading Conditions
                            -----------------------


     c. Per the first tier, over time, strikes shall be added as necessary to insure that at least ten strikes above and below the previous day's trading range of the underlying futures are listed (the "minimum band").

     d. Per the second tier, over time, strikes shall be added as necessary to insure that the next four consecutive strikes above the minimum band are listed.

     e. No new strikes may be added by these procedures in the month in which an option expires.

2. a. Per the second tier, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are 0.10 or greater for two consecutive business days will be listed for trading. However, no new strikes may be added by this procedure to an option month unless open positions exist in that contract month.

     b. Per the first tier, during the month in which an option expires, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are 0.10 or greater for two consecutive business days will be listed for trading.

3. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (03/01/99)

3305.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (10/01/94)

3306.01 Option Premium Basis - The premium for Soybean Meal futures options shall be in multiples of five (5) cents per ton of a 100 ton Soybean Meal futures contract which shall equal $5.00 per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $4.00 in $1.00 increments per option contract. (10/01/94)

3307.01 Exercise of Option - The buyer of a Soybean Meal futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or at such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. on the expiration date:

i)   to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

3307.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3307.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or at such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. on the expiration date:

i)   to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

3308.01 Expiration of Option - Unexercised Soybean Meal futures options shall expire at 10:00 a.m. on the first Saturday following the last day of trading. (10/01/94)

3309.01 Months Traded - Trading may be conducted in the nearby Soybean Meal futures options contract month plus any succeeding months, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which Soybean Meal futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

3310.01 Trading Hours - The hours of trading of options on Soybean Meal futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean Meal futures contract, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring Soybean Meal futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Soybean Meal futures options shall be opened and closed for all months and striking prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (03/01/00)

3311.01 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/00)

3312.01  Margin Requirements - (See Regulation 431.03) (10/01/94)

*3313.01 Last Day of Trading - No trades in Soybean Meal futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean Meal futures contract on the last Friday which precedes by at least two [five] business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (03/01/00)

* Additions underlined, deletions bracketed for contracts from May 2001 forward.

3314.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in a Soybean Meal futures option at a premium of more than the trading limit for the Soybean Meal futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Corporation. On the first day of trading, limits shall be set from the lowest premium of the opening range. (10/01/94)

===============================================================================================================
Chapter 35A (Standard Options)
Medium Term U.S. Treasury Note Futures Options
===============================================================================================================
         Ch35A Trading Conditions..........................................................................3502A
                A3501.00     Authority.....................................................................3502A
                A3501.01     Application of Regulations....................................................3502A
                A3502.01     Nature of Medium Term U.S. Treasury Note Futures Put Options..................3502A
                A3502.02     Nature of Medium Term U.S. Treasury Note Futures Call Options.................3502A
                A3503.01     Trading Unit..................................................................3502A
                A3504.01     Striking Prices...............................................................3502A
                A3505.01     Payment of Option Premium.....................................................3503A
                A3506.01     Option Premium Basis..........................................................3503A
                A3507.01     Exercise of Option............................................................3503A
                A3507.02     Automatic Exercise............................................................3503A
                A3508.01     Expiration of Option..........................................................3503A
                A3509.01     Months Traded In..............................................................3503A
                A3510.01     Trading Hours.................................................................3503A
                A3511.01     Position Limits and Reportable Positions......................................3504A
                A3512.01     Margin Requirements...........................................................3504A
                A3513.01     Last Day of Trading...........................................................3504A

                                     3501A

================================================================================
Chapter 35A (Standard Options)
Medium Term U.S. Treasury Note Futures Options
================================================================================

Ch35A Trading Conditions

A3501.00  Authority - (See Rule 2801.00.)  (10/01/94)

A3501.01 Application of Regulations - Transactions in put and call options on Medium Term U.S. Treasury Note futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this Chapter which are exclusively applicable to trading in put and call options on Medium Term U.S. Treasury Note futures contracts. (See Rule 490.00.) (09/01/00)

A3502.01 Nature of Medium Term U.S. Treasury Note Futures Put Options - The buyer of one (1) Medium Term U.S. Treasury Note futures put option may exercise his option at any time prior to expiration (subject to Regulation 3507.01), to assume a short position in one (1) Medium Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Medium Term U.S. Treasury Note futures put option incurs the obligation of assuming a long position in one (1) Medium Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

A3502.02 Nature of Medium Term U.S. Treasury Note Futures Call Options - The buyer of one (1) Medium Term U.S. Treasury Note futures call option may exercise his option at any time prior to expiration (subject to Regulation 3507.01), to assume a long position in one (1) Medium Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Medium Term U.S. Treasury Note futures call option incurs the obligation of assuming a short position in one
(1) Medium Term U.S. Treasury Note futures call option incurs the obligation of assuming a short position in one (1) Medium Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

A3503.01 Trading Unit - One (1) Medium Term U.S. Treasury Note futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

A3504.01 Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one-half (1/2) point per Medium Term U.S. Treasury Note futures contract. At the commencement of trading for such option contracts, the following strike prices shall be listed: one with a striking price closest to the previous day's settlement price on the underlying Medium Term U.S. Treasury Note futures contract, the next twelve consecutive higher and the next twelve consecutive lower striking prices closest to the previous day's settlement price; and all strike prices listed for all other option contract months listed at that time. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. When a sale in the underlying Medium Term U.S. Treasury Note futures contract occurs at a price greater than or equal to the twelfth largest striking price, a new striking price one increment higher than the existing striking prices will be added. When a sale in the underlying Medium Term U.S. Treasury Note futures contract occurs at a price less than or equal to the twelfth smallest striking price, a new striking price one increment lower than the existing striking prices will be added. When a new strike price is added for an option contract month, the same strike price will be added to all options contract months for which that strike price is not already listed. All new strike prices will be added prior to the opening of trading on the following business day.

The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (10/01/94)

A3505.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (10/01/94)

                                     3502A

                           Ch35A Trading Conditions
                           ------------------------

A3506.01 Option Premium Basis - The premium for Medium Term U.S. Treasury Note futures options shall be in multiples of one sixty-fourth (1/64) of one point ($1,000) of a Medium Term U. S. Treasury Note futures contract which shall equal $15.63 per 1/64 and $1,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract

If options are quoted in volatility terms, the minimum price fluctuation shall be .10 percent (i.e.-10.0%, 10.1%, 10.2%, etc.) (10/01/94)

A3507.01 Exercise of Option - The buyer of a Medium Term U.S. Treasury Note futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. on the expiration date:

i)        to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

A3507.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3507.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. on the expiration date:

i)        to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

A3508.01 Expiration of Option - Unexercised Medium Term U.S. Treasury Note futures options shall expire at 10:00 a.m. on the first Saturday following the last day of trading. (10/01/94)

A3509.01 Months Traded In - Trading may be conducted in Medium Term U.S. Treasury Note futures options for a thirty-six month period extending from the nearby contract month, provided however, that the Exchange may determine not to list a contract month. Both serial and quarterly options may be listed to expire into either front-month or deferred futures as determined by the Board. (06/01/99)

A3510.01 Trading Hours - The hours of trading of options on Medium Term U.S. Treasury Note futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Medium Term U.S. Treasury Note futures contract, subject to the provisions of the second paragraph of Rule 1007.00. Medium Term U.S. Treasury Note futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (04/01/00)

A3511.01 Position Limits and Reportable Positions - (See Regulation 425.01.) (10/01/00)

A3512.01  Margin Requirements - (See Regulation 431.05.) (10/01/94)

*A3513.01 Last Day of Trading - No trades in Medium Term U.S. Treasury Note futures put and call options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding U.S. Treasury Bond futures contract on the last Friday which precedes by at least two [five] business days, the last business day of the
                     ---
month

                                     3503A

                           Ch35A Trading Conditions
                           ------------------------

preceding the option month. If such Friday is not a business day, or there is a Friday which is not a business day which precedes by one [four] business day[s] the last business day of the month preceding the option month, the last day of trading will be the business day prior to such Friday. (03/01/00)

*Additions underlined, deletions bracketed for contracts from June 2001 forward.

                                     3504A

================================================================================================================
Chapter 35B (Flexible Options)
Medium Term Treasury Note Flexible Options
----------------------------------------------------------------------------------------------------------------
================================================================================================================
         Ch35B Trading Conditions..........................................................................3506B
                B3502.03     Nature of Flexible Options....................................................3506B
                B3503.01     Trading Unit..................................................................3506B
                B3504.01     Strike Prices.................................................................3506B
                B3507.01     Exercise of Flexible Options..................................................3506B
                B3507.02     Automatic Exercise............................................................3506B
                B3508.01     Expiration Date...............................................................3507B
                B3509.01     Months Traded In..............................................................3507B
                B3513.01     Last Day of Trading...........................................................3507B
                B3516.01     Underlying Futures Contract for Flexible Options..............................3507B
                B3517.01     Initiating a Flexible Option Contract Series..................................3507B
                B3519.01     RFQ Trading Interval..........................................................3507B
                B3520.01     Expiration of an RFQ..........................................................3507B
                B3521.01     Reporting of Flexible Option Trades...........................................3507B

                                     3505B

================================================================================
Chapter 35B (Flexible Options)
Medium Term Treasury Note Flexible Options
--------------------------------------------------------------------------------
================================================================================

        Note: The following Flexible option regulations with the exception noted in the second paragraph of Regulation 3502.03 supersede the corresponding standard regulations presented in Part A of this chapter. Regulations 3501.00, 3501.01, 3502.01, 3502.02, 3501.01,
               3506.01, 3510.01, 3511.01, 3512.01, and 3514.01 remain in effect for both standard and Flexible options.

Ch35B Trading Conditions

B3502.03 Nature of Flexible Options - Flexible options on Medium Term Treasury Note futures shall be permitted in puts and calls which do not have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options.

However, Flexible Options on Medium Term Treasury Note futures shall also be permitted in puts and calls which have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options that are not at the time listed for trading in the standard options pit or on e-cbot. All Flexible Option regulations except 3507.01, 3507.02, 3508.01 and 3513.01 will pertain for these options.*

Trading shall be permitted in any CBOT recognized option/option or option/futures spread involving puts, calls or futures. (09/01/00)

B3503.01 Trading Unit - The minimum size for requesting a quote and/or trading in a flexible option series is 50 contracts, where each contract represents one of the underlying futures contracts at the Chicago Board of Trade. Parties may request a quote and/or trade for less than 50 contracts in order to entirely close out a position in a flexible series.

For a flexible options series, respondents to a request for quote, must be willing to trade at least 50 contracts, with the exception that a respondent may trade less than 50 contracts if the respondent is entirely closing out a position in the series. (07/01/99)

B3504.01 Strike Prices - Strike prices for flexible options must be specified in points and 64th's of points per Medium Term Treasury Note futures contract. However, for a Request for Quote (RFQ), strike prices may be specified in one 64th point increments relative to the underlying futures contract. Strike prices cannot be outside the range of the currently listed strike prices for standard options. (06/01/95)

B3507.01 Exercise of Flexible Options - Notification of the intent to exercise a flexible option must be received by the Clearing Corporation by 4:10 p.m. Chicago time, or by such other time designated by the Board of Directors. No exceptions to the 4:10 p.m. exercise deadline, or such other deadline designated by the Board of Directors, shall be permitted.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3502.03 will follow expiration and exercise procedures as specified in the standard option regulations. (12/01/99)

B3507.02 Automatic Exercise - After the close on the last day of trading, all in-the-money flexible options will be automatically exercised unless notice to cancel automatic exercise is given to the Clearing Corporation by 4:10 p.m., or by such other time designated by the Board of Directors, on that day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3502.03 will follow expiration and exercise procedures as specified in the standard option regulations. (12/01/99)

*B3508.01 Expiration Date - Flexible option expiration may be specified for any Monday through Friday that is not an Exchange holiday except that expiration may not occur following the last Friday that precedes by at least [five] two
                                                                     ---
business days the last business day of the calendar month

                                     3506B
preceding the underlying future contract month. Flexible options expire at 4:30 p.m. on the last trading day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3502.03 will follow expiration and exercise procedures as specified in the standard option regulations. (04/01/00)

*Addition underlined; deletion bracketed for contracts from June 2001 forward.

B3509.01 Months Traded In - Trading may be conducted in flexible options in any month through the most distant underlying futures contract in which a trade has occurred. (10/01/94)

B3513.01 Last Day of Trading - The last day of trading in a flexible option shall be the expiration day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3502.03 will follow expiration and exercise procedures as specified in the standard option regulations. (05/01/94)

B3515.01 Exercise Style - Flexible options may be American or European exercise style. (10/01/94)

B3516.01 Underlying Futures Contract for Flexible Options - The underlying futures contract for a flexible option shall be the same as the underlying futures contract month of the nearest March quarterly cycle standard futures option expiring on or after the expiration of the flexible option. (10/01/94)

B3517.01 Initiating a Flexible Option Contract Series - The opening of trading in any flexible option series shall occur through the submission of an RFQ or at such time that a trade takes place in the particular flexible option series.

If so desired, participants can submit additional RFQ's for any open series. However, in this situation no priority period (Regulation 3519.01) will exist. (02/01/01)

B3519.01 RFQ Trading Interval - If the submitter of the first RFQ of the day in a flexible series requests either a bid or an offer but not both, then they shall have up to a one minute priority period during which they shall have the sole right to either buy or sell as specified in their RFQ. The exact length of the priority period shall be determined by the Exchange.

If more than one RFQ is the first RFQ of the day in a flexible series, all the RFQ's individually ask for either a bid or an offer but not both, and all the RFQ's collectively are for the same side of the market (all bids or all offers) then the submitters shall jointly share priority during the priority period.

Priority for RFQ's is determined by submission to the RFQ official, except that all RFQ's submitted before the open shall be treated equally. (02/01/01)

B3520.01 Expiration of an RFQ - Trading in a given flexible option series following an RFQ shall remain open for the remainder of the trading session. Trading in a given flexible option series following a transaction in that series shall remain open through the remainder of the trading session in which the transaction was executed and through each subsequent session in which there is open interest in the flexible option series. (02/01/01)

B3521.01 Reporting of Flexible Option Trades - It shall be the responsibility of the participants in a flexible option trade to report the quantities and prices to the flexible pit reporter in a timely manner, including any later trades in open flexible contract term series. (10/01/94)

* The effect of the second paragraph of Regulation 3502.03 is to permit trading in standard option under certain Flexible trading procedures prior to the listing of such options in the standard options pit or on e-cbot. Once and if these options are listed for trading in the standard options pit or on e-cbot, they will be traded only in the standard options pit or on e-cbot, they will be traded only in the standard options pit or e-cbot subject to standard options trading requirements. Upon such listing, all existing open positions established under Flexible trading procedures shall be fully fungible with transactions in the respective standard option series for all purposes under these regulations.

                                     3507B

================================================================================================================
Chapter 36A (Standard Options)
Short Term U.S. Treasury Note Futures Options
----------------------------------------------------------------------------------------------------------------
================================================================================================================
         Ch36A Trading Conditions..........................................................................3602A
                A3601.00     Authority.....................................................................3602A
                A3601.01     Application of Regulations....................................................3602A
                A3602.01     Nature of Short Term U.S. Treasury Note Futures Put Options...................3602A
                A3602.02     Nature of Short Term U.S. Treasury Note Futures Call Options..................3602A
                A3603.01     Trading Unit..................................................................3602A
                A3604.01     Striking Prices...............................................................3602A
                A3605.01     Payment of Option Premium.....................................................3603A
                A3606.01     Option Premium Basis..........................................................3603A
                A3607.01     Exercise of Option............................................................3603A
                A3607.02     Automatic Exercise............................................................3603A
                A3608.01     Expiration of Option..........................................................3603A
                A3609.01     Months Traded In..............................................................3603A
                A3610.01     Trading Hours.................................................................3603A
                A3611.01     Position Limits and Reportable Positions......................................3604A
                A3612.01     Margin Requirements...........................................................3604A
                A3613.01     Last Day of Trading...........................................................3604A

                                     3601A

===============================================================================
Chapter 36A (Standard Options)
Short Term U.S. Treasury Note Futures Options
-------------------------------------------------------------------------------
===============================================================================

Ch36A Trading Conditions

A3601.00  Authority - (See Rule 2801.00.)  (10/01/94)

A3601.01 Application of Regulations - Transactions in put and call options on Short Term U.S. Treasury Note futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Short Term U.S. Treasury Note futures contracts. (See Rule 490.00.) (09/01/00)

A3602.01 Nature of Short Term U.S. Treasury Note Futures Put Options - The buyer of one (1) Short Term U.S. Treasury Note futures put option may exercise his option at any time prior to expiration (subject to Regulation 3607.01), to assume a short position in one (1) Short Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Short Term U.S. Treasury Note futures put option incurs the obligation of assuming a long position in one (1) Short Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

A3602.02 Nature of Short Term U.S. Treasury Note Futures Call Options - The buyer of one (1) Short Term U.S. Treasury Note futures call option may exercise his option at any time prior to expiration (subject to Regulation 3607.01), to assume a long position in one (1) Short Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Short Term U.S. Treasury Note futures call option incurs the obligation of assuming a short position in one (1) Short Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

A3603.01 Trading Unit - One (1) $200,000 face value Short Term U.S. Treasury Note futures contract at a specified contract month on the Chicago Board of Trade. (10/01/94)

A3604.01 Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one-quarter (1/4) point per Short Term U.S. Treasury Note futures contract. At the commencement of trading for such option contracts, the following strike prices shall be listed: one with a striking price closest to the previous day's settlement price on the underlying Short Term U.S. Treasury Note futures contract, the next six consecutive higher and the next six consecutive lower striking prices closest to the previous day's settlement price; and all strike prices listed for all other option contract months listed at that time. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. When a sale in the underlying Short Term U.S. Treasury Note futures contract occurs at a price greater than or equal to the sixth largest striking price, a new striking price one increment higher than the existing striking prices will be added. When a sale in the underlying Short Term U.S. Treasury Note futures contract occurs at a price less than or equal to the sixth smallest striking price, a new striking price one increment lower than the existing striking prices will be added. When a new strike price is added for an option contract month, the same strike price will be added to all option contract months for which that strike price is not already listed. All new strike prices will be added prior to the opening of trading on the following business day.

The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (10/01/94)

A3605.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (10/01/94)

                                     3602A

A3606.01 Option Premium Basis - The premium for Short Term U.S. Treasury Note futures options shall be in multiples of one half of one sixty-fourth (1/64) of one point ($15.63) of a Short Term U.S. Treasury Note futures contract which shall equal $2,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract.

If options are quoted in volatility terms, the minimum price fluctuation shall be .10 percent (i.e.-10.0%, 10.1%, 10.2%, etc.) (10/01/94)

A3607.01 Exercise of Option - The buyer of a Short Term U.S. Treasury Note futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. on the expiration date:

i)        to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

A3607.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3607.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. on the expiration date:

i)        to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions;

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

A3608.01 Expiration of Option - Unexercised Short Term U.S. Treasury Note futures options shall expire at 10:00 a.m. on the first Saturday following the last day of trading. (10/01/94)

A3609.01 Months Traded In - Trading may be conducted in Short Term U.S. Treasury Note futures options for a forty-two month period extending from the nearby contract month, provided however, that the Exchange may determine not to list a contract month. Both serial and quarterly options may be listed to expire into either front-month or deferred futures as determined by the Board. (06/01/99)

A3610.01 Trading Hours - The hours of trading of options on Short Term U.S. Treasury Note futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Short Term U.S. Treasury Note futures contract, subject to the provisions of the second paragraph of Rule 1007.00. Short Term U.S. Treasury Note futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (04/01/00)

A3611.01 Position Limits and Reportable Positions - (See Regulation 425.01.) (10/01/00)

A3612.01  Margin Requirements - (See Regulation 431.05)  (10/01/94)

*A3613.01 Last Day of Trading - No trades in Short Term U.S. Treasury Note futures put and call options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Short Term U.S. Treasury Note futures contract on the last Friday which precedes by at least two [five] business days, the last business day of
                           ---
the month preceding the option month. If such Friday is not a business day, or there is a Friday which is not a

                                     3603A

                           Ch36A Trading Conditions
                           ------------------------

business day which precedes by one [four] business day[s] the last business day
                               ---
of the month preceding the option month, the last day of trading shall be the first business day prior to such Friday. (03/01/00)

*Additions underlined, deletions bracketed for contracts from June 2001 forward.

                                     3604A

===============================================================================
Chapter 36B (Flexible Options)
Short Term Treasury Note Flexible Options
===============================================================================

         Ch36B Trading Conditions...........................................................................3606
                B3602.03     Nature of Flexible Options.....................................................3606
                B3603.01     Trading Unit...................................................................3606
                B3604.01     Strike Prices..................................................................3606
                B3607.01     Exercise of Flexible Options...................................................3606
                B3607.02     Automatic Exercise.............................................................3606
                B3608.01     Expiration Date................................................................3606
                B3609.01     Months Traded In...............................................................3607
                B3613.01     Last Day of Trading............................................................3607
                B3615.01     Exercise Style.................................................................3607
                B3616.01     Underlying Futures Contract for Flexible Options...............................3607
                B3617.01     Initiating a Flexible Option Contract Series...................................3607
                B3619.01     RFQ Trading Interval...........................................................3607
                B3620.01     Expiration of an RFQ...........................................................3607
                B3621.01     Reporting of Flexible Option Trades............................................3607

                                     3605B

===============================================================================
Chapter 36B (Flexible Options)
Short Term Treasury Note Flexible Options
===============================================================================

     Note: The following Flexible option regulations with the exception noted in the second paragraph of Regulation 3602.03 supersede the corresponding standard regulations presented in Part A of this chapter. Regulations 3601.00, 3601.01, 3602.01, 3602.02, 3605.01,
           3606.01, 3610.01, 3611.01, 3612.01, and 3614.01 remain in effect for both standard and Flexible options.

Ch36B Trading Conditions

B3602.03 Nature of Flexible Options - Flexible options on Short Term Treasury Note futures shall be permitted in puts and calls which do not have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options.

However, Flexible Options on Short Term Treasury Note futures shall also be permitted in puts and calls which have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options that are not at the time listed for trading in the standard options pit or on e-cbot. All Flexible Option regulations except 3607.01, 3607.02, 3608.01 and 3613.01 will pertain for these options.*

Trading shall be permitted in any CBOT recognized option/option or option/futures spread involving puts, calls or futures. (09/01/00)

B3603.01 Trading Unit - The minimum size for requesting a quote and/or trading in a flexible option series is 50 contracts, where each contract represents one of the underlying futures contracts at the Chicago Board of Trade. Parties may request a quote and/or trade for less than 50 contracts in order to entirely close out a position in a flexible series.

For a flexible options series, respondents to a request for quote, must be willing to trade at least 50 contracts, with the exception that a respondent may trade less than 50 contracts if the respondent is entirely closing out a position in the series. (07/01/99)

B3604.01 Strike Prices - Strike prices for flexible options must be specified in points and 64th's of points per Short Term Treasury Note futures contract. However, for a Request for Quote (RFQ), strike prices may be specified in one 64th point increments relative to the underlying futures contract. Strike prices cannot be outside the range of the currently listed strike prices for standard options. (06/01/95)

B3607.01 Exercise of Flexible Options - Notification of the intent to exercise a flexible option must be received by the Clearing Corporation by 4:10 p.m. Chicago time, or by such other time designated by the Board of Directors. No exceptions to the 4:10 p.m. exercise deadline, or such other deadline designated by the Board of Directors, shall be permitted.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3602.03 will follow expiration and exercise procedures as specified in the standard option regulations. (12/01/99)

B3607.02 Automatic Exercise - After the close on the last day of trading, all in-the-money flexible options will be automatically exercised unless notice to cancel automatic exercise is given to the Clearing Corporation by 4:10 p.m., or by such other time designated by the Board of Directors, on that day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3602.03 will follow expiration and exercise procedures as specified in the standard option regulations. (`12/01/99)

*B3608.01 Expiration Date - Flexible option expiration may be specified for any Monday through Friday that is not an Exchange holiday except that expiration may not occur following the last Friday that precedes by at least [five] two
                                                                     ---
business days the last business day of the calendar month preceding the underlying future contract month. Flexible options expire at 4:30 p.m. on the last trading

                                     3606B

                           Ch36B Trading Conditions
                           ------------------------

day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3602.03 will follow expiration and exercise procedures as specified in the standard option regulations. (04/01/00)

*Addition underlined; deletion bracketed for contracts from June 2001 forward.

B3609.01 Months Traded In - Trading may be conducted in flexible options in any month up through the most distant underlying futures contract in which a trade has occurred. (10/01/94)

B3613.01 Last Day of Trading - The last day of trading in a flexible option shall be the expiration day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3602.03 will follow expiration and exercise procedures as specified in the standard option regulations. (05/01/94)

B3615.01 Exercise Style - Flexible options may be American or European exercise style. (10/01/94)

B3616.01 Underlying Futures Contract for Flexible Options - The underlying futures contract for a flexible option shall be the same as the underlying futures contract month of the nearest March quarterly cycle standard futures option expiring on or after the expiration of the flexible option. (10/01/94)

B3617.01 Initiating a Flexible Option Contract Series - The opening of trading in any flexible option series shall occur through the submission of an RFQ or at such time that a trade takes place in the particular flexible option series.

If so desired, participants can submit additional RFQ's for any open series. However, in this situation no priority period (Regulation 3619.01) will exist. (02/01/01)

B3619.01 RFQ Trading Interval - If the submitter of the first RFQ of the day in a flexible series requests either a bid or an offer but not both, then they shall have up to a one minute priority period during which they shall have the sole right to either buy or sell as specified in their RFQ. The exact length of the priority period shall be determined by the Exchange.

If more than one RFQ is the first RFQ of the day in a flexible series, all the RFQ's individually ask for either a bid or an offer but not both, and all the RFQ's collectively are for the same side of the market (all bids or all offers) then the submitters shall jointly share priority during the priority period.

Priority for RFQ's is determined by submission to the RFQ official, except that all RFQ's submitted before the open shall be treated equally. (02/01/01)

B3620.01 Expiration of an RFQ - Trading in a given flexible option series following an RFQ shall remain open for the remainder of the trading session. Trading in a given flexible option series following a transaction in that series shall remain open through the remainder of the trading session in which the transaction was executed and through each subsequent session in which there is open interest in the flexible option series. (002/01/01)

B3621.01 Reporting of Flexible Option Trades - It shall be the responsibility of the participants in a flexible option trade to report the quantities and prices to the flexible pit reporter in a timely manner, including any later trades in open flexible contract term series. (10/01/94)

* The effect of the second paragraph of Regulation 3602.03 is to permit trading in standard options under certain Flexible trading procedures prior to the listing of such options in the standard options pit or on e-cbot. Once and if these options are listed for trading in the standard options pit or on e-cbot, they will be traded only in the standard options pit or on e-cbot subject to standard options trading requirements. Upon such listing, all existing open positions established under Flexible trading procedures shall be fully fungible with transactions in the respective standard option series for all purposes under these regulations.

                                     3607B

================================================================================
Chapter 37
CBOT Rough Rice Futures
================================================================================
     Ch37 Trading Conditions...................................................
          3700.01   Introduction...............................................
          3701.01   Contract Specifications....................................
          3701.02   Trading Months and Hours...................................
          3701.03   Trading Unit...............................................
          3701.04   Price Increments...........................................
          3701.05   Daily Price Limits.........................................
          3701.06   Termination of Trading.....................................
          3701.07   Contract Modifications.....................................
          3701.08   Position Limits and Trading Limits.........................
          3702.01   Delivery by Warehouse Receipts.............................
          3702.02   Registration of Warehouse Receipts.........................
          3702.03   Delivery Dates.............................................
          3702.04   Storage....................................................
          3702.05   Par Delivery Unit..........................................
          3702.06   Par Delivery Point.........................................
          3702.07   Delivery Differentials.....................................
          3702.08   Delivery and Loading Out...................................
          3702.09   Notice of Intention........................................
          3703.01   Weighing...................................................
          3703.02   Storage Charges............................................

     Ch37 Delivery Facilities and Procedures...................................
          3704.01   Conditions of Regularity for Warehouses....................
          3704.02   Application For Declaration of Regularity..................
          3704.03   Duties of Warehousemen.....................................
          3704.04   Safeguarding Condition Of Stored Commodities...............
          3704.05   Damage To Commodity In Store...............................
          3704.06   Revocation of Regularity...................................
          3704.07   Federal Warehouses.........................................
          3704.08   Finality of USDA Or Other Required Inspection Certificate..
          3705.01   Delivery Through Clearing House............................
          3705.02   Payment Upon Delivery......................................
          3705.03   Necessity Of Possession Of Documents.......................
          3705.04   Suspended Member Out Of Line For Delivery..................
          3705.05   Failure to Deliver.........................................
          3705.06   Failure To Accept Delivery.................................
          3705.07   Transfer Of Cash For Futures After Termination Of Contract.
          3705.08   Risk Of Loss And Charges...................................

================================================================================
Chapter 37
CBOT Rough Rice Futures
================================================================================

Ch37 Trading Conditions

3700.01   Introduction - This chapter is limited in application to futures trading in rough rice. The procedures for trading, clearing, inspection, delivery, settlement and any other matters not specifically covered herein shall be governed by the Rules and Regulations of the Exchange. (11/01/94)

3701.01   Contract Specifications - All futures contracts shall be for U.S. No.
2 or better long grain rough rice as the same is established by standards promulgated by the United States Department of Agriculture (U.S.D.A.) at the time of the first day of trading in a particular contract. No other grade is deliverable.

To be deliverable, rough rice shall have a milling yield of not less than 65%, including not less than 48% head rice. Each percent of head rice over or below 55% shall receive a 1.5% premium or discount, respectively, toward the settlement price for long grain rough rice and each percent of broken rice over or below 15% shall receive a .75% premium or discount, respectively. All rough rice shall be of a Southern origin or such other origin as the Exchange may approve. (11/01/94)

3701.02   Trading Months and Hours - Futures contracts shall be traded initially for delivery during the months of September, November, January, March, May and July of each year. The number of months to be open at one time shall be at the discretion of the Exchange. Trading shall be conducted from 9:15 a.m. to 1:30 p.m. Chicago Time, except in the expiring contract on the last day of trading when trading shall cease at 12:00 Noon. (11/01/98)

3701.03   Trading Unit - The unit of trading shall be 2,000 hundredweight
(200,000 pounds). (11/01/94)

3701.04   Price Increments - All bids and offers shall be in multiples of $.005 per hundredweight. (11/01/94)

3701.05   Daily Price Limits - (See 1008.01) (11/01/94)

3701.06   Termination of Trading - No trades shall be made during the last seven business days of the trading month. Any trades remaining open during this period shall be settled by delivery or a bona fide exchange of futures for the cash commodity. (11/01/94)

3701.07   Contract Modifications - Contract specifications shall be fixed as of the first day of trading of the contract and must conform to government grading standards in force at that time. If any federal governmental agency issues an order, ruling, directive or law that conflicts with requirements of these regulations, such order, ruling, directive or law shall be construed to become part of these regulations, and all new contracts shall be subject to such governmental orders. (11/01/94)

3701.08   Position Limits and Trading Limits - (See Regulation 425.01)
(11/01/94)

3702.01   Delivery by Warehouse Receipts - Deliveries of rough rice shall be made only by delivery of rough rice warehouse receipts issued by warehouses located in the Arkansas counties of Craighead, Jackson, Poinsett, Woodruff, Cross, St. Francis, Lonoke, Prairie, Monroe, Jefferson, Arkansas and DeSha and designated by the Exchange as regular. Rough rice warehouse receipts issued by otherwise regular warehouses licensed under the U.S. Warehouse Act shall be eligible for delivery in satisfaction of Exchange contracts regardless of whether such warehouses are or are not also licensed by any state. In order to effect a valid delivery, each receipt shall (a) be endorsed by holder making delivery; (b) be marked "INSURED"; (c) indicate payment for storage charges up to and including the 18th day of the preceding month; (d) be negotiable; (e) be registered with the registrar of the Exchange; (f) specify the warehouse; and
(g) specify the grade, milling yield and quantity of the rough rice stored. Unpaid accumulated storage charges shall be allowed and credited to the buyer by the seller up to and including the date of delivery. No warehouse receipt shall be valid for delivery if the receipt has expired prior to the delivery or has an expiration date in the month in which delivered.

                            Ch37 Trading Conditions
                            -----------------------

Endorsement by the holder shall constitute a warranty of the genuineness of the warehouse receipt and of good title thereto, but shall not constitute a guarantee of performance by the issuer. (11/01/94)

3702.02   Registration of Warehouse Receipts - Registration of rough rice warehouse receipts shall be subject to the following requirements:

     A. Warehouses which are regular for delivery may have their warehouse receipts registered at any time. Warehouse receipts must not be more than one year old, and must not have an expiration date in the month in which they are delivered. The holder of a registered warehouse receipt may cancel its registration at any time. A warehouse receipt which has been canceled may not be registered again.

     B. The clearing house shall issue a weekly report showing the total number of warehouse receipts under registration as of 4:00 p.m. on the last trading day of each week. In addition to the information posted on the Exchange floor, this weekly report shall show the names of warehouses whose receipts are registered. (11/01/94)

3702.03   Delivery Dates - For the trading months of January, March, May, July,
September and November, delivery may be made by the seller upon any business day of the delivery month the seller may select. Delivery must be made no later than the last business day of the delivery month. (11/01/94)

3702.04   Storage - Rough rice shall be stored in a bin or bins in a warehouse declared regular by the Exchange, and may contain rough rice from one or more different lots of the same quality and milling yield. Rough rice may be added to or withdrawn from such lots, provided any rice added shall be of the same quality and milling yield and shall conform to the specifications of this chapter and any withdrawal shall not reduce the amount of rice stored in such lots to an amount less than the total amount required to satisfy all outstanding warehouse receipts issued thereagainst. (11/01/94)

3702.05   Par Delivery Unit - Par delivery is 2,000 hundredweight (200,000 pounds) of U.S. No. 2 or better long-grain rough rice. A weight variation of 1% shall be permitted, such variation to be priced at the previous day's settlement price if the expiring future is still trading and at the expiration price of the nearest previous future if no expiring future is trading. (11/01/94)

3702.06   Par Delivery Point - The par delivery points for rough rice shall be mill site warehouses within the boundaries of the Arkansas counties of Craighead, Jackson, Poinsett, Woodruff, Cross, St. Francis, Lonoke, Prairie, Monroe, Jefferson, Arkansas and DeSha. Designation as a mill site warehouse shall be determined by the Exchange. Rough rice may be delivered in satisfaction of the rough rice futures contract at rice mill warehouses regular for delivery at the contract price. Rough rice may be delivered at regular warehouses within the twelve-county area which are not at mill sites in accordance with a schedule of discounts established and published by the Exchange pursuant to 3702.07. No warehouse regular for delivery of rough rice shall be located outside the twelve Arkansas counties listed above. (11/01/94)

3702.07   Delivery Differentials - Delivery of rough rice in satisfaction of the rough rice futures contract at regular warehouses other than regular mill site warehouses shall be subject to a delivery differential of -15 cents per hundredweight (cwt.) subject to the following:

     1. At the time of filing an initial or renewal application for regularity, a warehouse shall be required to declare whether or not it is a mill site warehouse as defined in Appendix A.

     2. If a regular mill site warehouse (non-mill site warehouse) renews regularity as a non-mill site warehouse (mill site warehouse) for a two-year term beginning July 1, the change in the delivery differential will become effective for the new crop delivery month of September within that two-year term.

     3. Whenever the Exchange receives a bona fide renewal application for regularity which will cause the warehouse's delivery differential to change for the next crop year, a notice of the receipt of the application will be posted on the floor of the Exchange after the close of the market that day.

     4. A warehouse which has been declared regular for delivery as a non-mill site warehouse (mill site warehouse) for a current regularity term ending June 30 may not be declared regular for

                            Ch37 Trading Conditions
                            -----------------------

          delivery as a mill site warehouse (non-mill site warehouse) during the balance of that term.

     Pursuant to the provisions of this regulation, 3702.06 and Appendix A of these rules and regulation, the Exchange shall publish a list of all regular warehouses and the applicable discount.

3702.08   Delivery and Loading Out - Delivery shall be made on the basis of the actual weight of rough rice loaded into rail cars or trucks. A load-out charge not to exceed the tariff as filed with the Exchange in accordance with 3704.01.H shall be paid by the buyer to cover loading and weighing. The maximum load-out charge for the loading-out of rough rice against a rough rice registered warehouse receipt is 22.222 cents per cwt. which will be subject to an evaluation by the Exchange at the time of renewal of regularity of rice warehouses. An increase or decrease in the maximum load-out charge for rough rice may become effective 30 days after a notice has been posted on the Exchange floor. The notice will state the amount of the maximum load-out charge, the applicable warehouse receipts and the date that the charge will become effective.

Load-outs shall begin not later than the third business day following the day on which loading instructions are given to the warehouseman; provided, however, that the withdrawing party has within that period furnished rail cars or trucks to receive the rice. The warehouseman shall be required to load-out rice at the normal rate of load-out for the facility, but not less than 20 trucks or its equivalent weight loaded-out in rail cars per business day and shall be able to load out the warehouse's entire regular capacity in 45 calendar days or less. A party taking delivery shall receive the quantity ordered loaded out as soon as reasonably possible but no more than 45 calendar days after load-out begins. Rough rice regular warehouses shall not be required to meet these minimum load-out rates when transportation equipment is not clean and load ready, inspection services are not available, a condition of force majeure exists, or inclement weather prevents loading.

In addition, rough rice regular warehouses shall not be required to meet the minimum load-out rate for rail cars when rail cars have been constructively placed for load-in prior to constructive placement of rail cars for load-out. However, when rail cars for load-out are constructively placed after rail cars for load in, the warehouse will load-in grain from the rail cars at the normal rate of load-in for the facility. This rate shall not be less than the equivalent weight of 20 trucks loaded-in from rail cars. Rough rice regular warehouses shall not be required to meet these minimum load-in rates when a condition of force majeure exists, inspection services are not available or inclement weather prevents unloading.

The warehouse operator is not obligated to commence load-out of rough rice to a given party sooner than three business days after he receives canceled warehouse receipts and written loading instructions from such party, even if such party may have a conveyance positioned to accept load-out of rough rice before that time. If the party taking delivery presents transportation equipment of a different type (rail or truck) than that specified in the loading instructions, he is required to provide the warehouse operator with new loading orders, and the warehouse operator shall not be obligated to begin load-out of rough rice to such party sooner than three business days after he receives the new loading orders. Written loading orders received after 2:00 p.m. (Chicago time) on a given business day shall be deemed to be received on the following business day.

The warehouseman upon receipt of the canceled receipts by his agent and loading instructions from the owner by 2:00 p.m. on a given day, shall notify the owner by telex or telefax by 4:00 p.m. on that given day the scheduled day for load-out. The daily tariff load-out rate and the amount of tonnage which is scheduled for load-out before owner's load-out shall also be provided in the notification.

The owner upon acceptance of the scheduled load-out date, and if he so requests on a given day prior to load-out, shall receive a telex or telefax from the warehouseman specifying the amount of tonnage remaining before owner's equipment is loaded.

The warehouseman upon cancellation of loading instructions on any business day prior to the day of actual loading of rice, and if requested by the owner, shall reissue and register warehouse receipts for the amount of rough rice which remains unloaded. Storage fees shall begin on the date of re-issuance of the new warehouse receipts.

Storage charges on rough rice to be shipped pursuant to loading instructions shall cease no later than three calendar days following the day on which canceled warehouse receipts are surrendered or

                            Ch37 Trading Conditions
                            -----------------------

loading instructions are given, whichever occurs later; provided, however, that the owner makes transportation available for loading on the scheduled load-out date or has not canceled loading instructions.

The warehouse operator shall be permitted a two percent deviation above or below the yield of head rice shown on the warehouse receipt issued for delivery on the contract. The warehouse operator shall also be permitted a two percent deviation above or below the total milling yield shown on the warehouse receipt issued for delivery on the contract.

The warehouse operator is responsible for maintaining the milling yield of rice specified on said warehouse receipt, within the stated allowable deviations, for the total quantity of rice represented by said warehouse receipt and not for sub-lots (i.e. truckloads) of said warehouse receipt. The warehouse operator is also responsible for maintaining the numerical grade of rice specified on said warehouse receipt for the total quantity of rice represented by said warehouse receipt for the total quantity of rice represented by said warehouse receipt, however, the numerical grade for sub-lots (i.e., truckloads) shall be no more than one numerical grade below the deliverable grade specified in 3701.01. Averaging the grade or milling yield of multiple receipts is not permissible.

When the rough rice is ordered out-of-store, the warehouse operator will be reimbursed by the buyer in cash if the total milling yield or the yield of head rice of the rice loaded out is over the total milling yield or the yield of head rice listed on the warehouse receipt (up to two percent).

Conversely, the warehouse operator will reimburse the buyer in cash if the total milling yield or the yield of head rice of the rice loaded out is under the total milling yield or the yield of head rice listed on the warehouse receipt (up to two percent). Calculations shall be made daily for each receipt loaded out that day and shall be based on the nearby month rough rice future's settlement price on the day of load out. Such payments to or from the warehouse operator for excess or deficit head and broken rice shall be at the premium and discount schedule specified in 3701.01, Contract Specifications. Adjustments on the milling yield of head rice shall be based on an official test.

Both the buyer and the warehouseman will provide for an analysis of the rough rice for grade and milling yield. If there is a disagreement, then a duplicate sample taken at origin shall be analyzed by the Federal Grain Inspection Service
(FGIS), or a mutually agreed-upon third party to resolve the disagreement.

Notwithstanding the above, the buyer retains the right, at his expense, to an official sampling and anaylsis by FGIS, or a mutually agreed-upon third party, at orgin, of rough rice loaded-out at any time. (03/01/97)

3702.09   Notice of Intention - A clearing member intending to deliver shall, not later than 4:00 p.m. on position day, the second business day prior to the intended delivery day, provide to the Clearing House, a notice of intention in the form prescribed by the Exchange. On the last notice day of the delivery month, however, delivery notices may be delivered to the Clearing House until 2:00 p.m. No intra-office delivery may be made. If a clearing member has both long and short interest on its books, it must tender to the Clearing House such notices as it receives from its customers who are short. Prior to the opening of the market of the following business day, the Clearing House shall pass such notice to the clearing member having the oldest long contract as of the close of trading on the day of receipt by the Clearing House of the notice of intent (position day).

Upon receipt of the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing House to each such buyer, the seller shall prepare invoices addressed to its assigned buyers describing the amount which buyers must pay to the seller in settlement of the actual deliveries, based on the delivery prices established by the Clearing House for that purpose adjusted for applicable premiums, discounts, storage charges, quantity variations and other items for which provision is made in these rules and regulations and other items for which provision is made in these rules and regulations relating to contracts. Such invoices shall be delivered to the Clearing House by 4:00 p.m. on notice day. Upon receipt of such invoices, the Clearing House shall promptly made them available to buyers to whom they are addressed. A buyer receiving such an invoice from the Clearing House shall, not later than 1:00 p.m. of the following day, present the invoice at the office of the seller by whom it was issued together with a certified check for the amount due, and thereupon warehouse receipts shall be delivered by the seller to the buyer.

                            Ch37 Trading Conditions
                            -----------------------

(11/01/94)

3703.01   Weighing - Weighing shall be done in accordance with the current custom of the trade. The official shipped weight so obtained shall be final provided, however, that railroad weights shall be acceptable and shall be final if the negotiable warehouse receipt holder and the seller so agree in writing. (11/01/94)

3703.02   Storage Charges - Storage charges on rough rice shall not exceed such charges as have been filed with the Exchange in accordance with 3704.01H. (which shall be designed to cover costs of storage, insurance and taxes). (11/01/94)

Storage charges on rough rice shall not exceed 34/100 of a cent per hundredweight per day. (Amended -effective May 1, 1995.)

Ch37 Delivery Facilities and Procedures

3704.01   Conditions of Regularity for Warehouses - The following shall constitute the requirements and conditions for regularity:

     A. The warehouse shall at all times meet standards of construction, sanitation and dust control, insurability and physical maintenance applicable generally to commercial warehouses.

     B. It shall be situated with respect to transportation facilities deemed adequate by the Exchange.

     C. It shall be located in such states as the Exchange may designate from time to time as delivery locations for particular commodities.

     D. It shall be in good financial standing and credit, and shall meet the minimum financial requirements and financial reporting requirements set forth in Appendix D. It shall file a bond with sufficient sureties in such sum and subject to such conditions as the Exchange may require. The Exchange may, at its option, waive bond requirements.

     E.   It shall maintain all licenses required by state or federal law.

     F. It shall have standard equipment and appliances for the convenient and expeditious receiving, handling and shipping of commodities in bulk, in railroad cars, barges or in trucks, and shall be properly safeguarded and patrolled.

     G. It shall cooperate with the Exchange's system of registration of negotiable warehouse receipts and furnish to the Registrar all needed information to enable him to keep a correct record and account of all commodities remaining in store and receipts issued as of the close of each week.

     H. It shall file its tariffs listing in detail the maximum charges for the handling and storage of all commodities for which regularity is sought, and thereafter it shall file with the Exchange any proposed changes in such tariffs. The effective date of the change will be on the first day of the month that follows a two-month time period after the day a written notice of the change is received by the Exchange.

     I. Its warehouse receipts rendered in satisfaction of futures contracts shall not, because of the warehouse's accessibility, tariffs, insurance rates or other characteristics, adversely affect the value of the commodity delivered or impair the efficiency of futures trading in the particular commodity.

     J. It shall not engage in unethical conduct, or fail to be operated in accordance with accepted commercial practices or fail to comply with governmental statutes, rules and regulations governing warehouses and the commodities stored therein.

     K. It shall make such reports, keep such records, and permit such warehouse visitations and examinations of documents as the Exchange, the Commodity Futures Trading Commission pursuant to Commission Regulation 1.44(a) - (c) and the United States Department of Justice may prescribe or undertake; it shall comply with all applicable rules, regulations and orders promulgated by the Commodity Futures Trading Commission and with all requirements established by the Exchange because of such rules or orders. (11/01/94)

3704.02   Application For Declaration of Regularity - Persons operating warehouses for the storage of Rough Rice traded on the Exchange who desire to have such warehouses made regular for delivery of Rough Rice under the rules and regulations shall make application for an initial declaration of regularity on a form prescribed by the Exchange prior to May 1, 1994, and every even year thereafter, for a two-year term beginning the following July 1, and every even year thereafter, and at any time during a current term for the balance of that term. Regular warehouses who desire to change their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and changes in regularity shall be effective either thirty days after a notice that a bona fide application has been received, is posted on the floor of the exchange, or the day after the application is approved by the Exchange, whichever is later. Applications for a renewal of regularity shall be made prior to May 1, 1994, and every even year

                    Ch37 Delivery Facilities and Procedures
                    ---------------------------------------

thereafter, for the respective years beginning July 1, 1994 and every even year thereafter, and shall be on the same form.

As part of its application for regularity, the warehouseman expressly agrees to consent to the disciplinary jurisdiction of the Exchange for five (5) years after regularity lapses for conduct pertaining to regularity which occurred while the warehouse was regular.

3704.03   Duties of Warehousemen - It shall be the duty of operators of all regular warehouses:

     A.   RESERVED

     B. To notify the Exchange of any change in the condition of their warehouse which might materially affect their physical or financial ability to continue to meet the requirements for regularity under these rules and regulations. Any warehouse must immediately notify the Exchange of any material reduction of its capital, including the incurring of a contingent liability which would materially affect capital should such liability become fixed. Such notice must be in writing and signed by an officer of the warehouse.

          For purposes of this requirement, a reduction amounting to twenty percent (20%) or more from the total capital reported as of the last date for which a financial statement was filed under this requirement shall be deemed material. In determining total capital, there shall be taken into consideration equities and deficits in all proprietary accounts properly included in the determination of net worth.

     C. To insure adequately and fully commodities covered by warehouse receipts tendered for delivery against loss by fire, tornado and the contingencies provided for in the standard form of "extended coverage" endorsements or policies. Commodities shall be deemed so insured when the warehouse shall maintain such insurance for the benefit of all depositories of grain under tariffs, rules or regulations authorized and promulgated under the authority of the United States Warehouse Act. In any warehouse declared regular by the Exchange, the charge for insurance on commodities delivered on futures contracts shall be limited to a maximum of $1.00 per $100.00 evaluation annually. Any charges for insurance in excess of this amount shall be paid by the warehouseman.

     D. To remove no commodity covered by negotiable warehouse receipts registered with the Exchange from the designated warehouse or, if appropriate, from the designated bond save at the request of the negotiable warehouse receipt holder upon surrender of the receipt.

     E. To register with the Exchange all negotiable warehouse receipts relating to commodities for which the warehouse is declared regular and to cancel such registrations before releasing property.

     F. To have a representative in Chicago, Illinois authorized and known to the Exchange to act in matters pertaining to negotiable warehouse receipts including shipping instructions.

     G. To load vehicles furnished by holders of negotiable warehouse receipts of the Exchange within the time specified by these rules and regulations.

     H. To furnish the Exchange with copies of policies or certificates of insurance under which deliverable commodities in the warehouse are insured.

     I. To deliver commodities ordered out of the warehouse in buyer's vehicles within such times as specified by these rules and regulations showing no preference in out-loading, unless conditions such as acts of God, fire, flood, windstorm, explosion or other force majeure interfere therewith; provided, the warehouse shall make no charge for storage after three days following receipt of the load-out order notwithstanding delivery is prevented because of such act of God, etc.

          If no time period for out-loading is set forth in the rules or regulations of a given contract, load-out under such contract shall occur not later than three business days after vehicles are ready for loading, except as provided herein.

     J. To inspect the transportation facilities furnished by the negotiable warehouse receipt holder. If, in the warehouseman's judgement, cleaning is necessary, he shall immediately notify the

                    Ch37 Delivery Facilities and Procedures
                    ---------------------------------------

          receipt holder and thereafter abide by the holder's instructions.

     K. To load each vehicle to its capacity providing sufficient negotiable warehouse receipts are tendered.

     L. To bear the costs of all expenses contingent upon transfer of title of the warehoused commodity to another regulated warehouse satisfactory to the owners of such commodity in the event of expiration or revocation of regularity or in the event of abandonment or sale of the properties where regularity is not reissued. (11/01/94)

3704.04   Safeguarding Condition Of Stored Commodities -

     A. Whenever in the opinion of the operator of the warehouse any commodity stored in a public warehouse under his jurisdiction should be loaded out in order to protect the best interests of the parties concerned, such operator shall notify the Exchange giving the location and grades of such commodity. The Exchange shall immediately notify an appropriate inspection service which shall at once proceed to the warehouse in which the commodity is stored and examine it in conjunction with the operator of such warehouse. If the inspection service agrees with the operator that the commodity should be moved, it shall so notify the Registrar. If the inspection service does not agree with the operator that the commodity should be moved, the operator of the warehouse shall have the right to appeal to the Business Conduct Committee of the Exchange. If on such appeal the Business Conduct Committee shall agree with the operator that the commodity should be moved, the committee shall so notify the Registrar, and the warehouse receipts covering the above specified lot or lots shall no longer be regular for delivery on futures contracts. Upon receiving such notice, either from the inspection service or from the Business Conduct Committee, the Registrar shall notify the holder, or holders, or their agents, together with the Chairman of the Business Conduct Committee, of the total quantity of the grade of commodity in question (selecting the oldest registered warehouse receipt first, then such additional registered warehouse receipts in the order of their issuance as may be necessary to equal such total quantity of the commodity).

          When this information reaches the Chairman of the Business Conduct Committee, he shall appoint a Committee consisting of five disinterested handlers of the cash commodity. This Committee shall meet at once and after taking into consideration various factors that establish the value of the grade of the receipts held by such owner or owners, shall determine the fair value of the commodity, which price shall be that to be paid by the operator. If the price offered is not satisfactory, a Committee appointed by the Chairman of the Business Conduct Committee (at the request of such owner), shall procure other offers for such commodity, and such offers shall be immediately reported to the owner or his agent. If the owner refuses to accept any such offers, he shall have the two following business days to order and furnish facilities for loading the commodity out of store, and during this period the warehouse shall be obliged to deliver the commodity called for by the warehouse receipts, but not more than three (3) days may elapse after notification by the Registrar to the holder of the receipt before satisfactory disposition shall have been made of the commodity, either by sale to the operator or by the ordering out and furnishing facilities to load the same, provided the amount of such commodity does not exceed 20,000 hundredweight of rough rice in any one warehouse. If the amount of commodity in question exceeds such amount, the owner, or owners, of the warehouse receipts shall be allowed forty-eight hours of grace over and above the aforementioned three days for each additional 20,000 hundredweight.

     B. In the event that the holder of the warehouse receipt, or his agent, fails to move the commodity or make other satisfactory disposition of same within the prescribed time, it shall be held for his account, and any loss in grade sustained shall likewise be for his account.

     C. Nothing in the foregoing provisions shall be construed as prohibiting the warehouseman from fulfilling contracts from other stocks under his control. (11/01/94)

3704.05   Damage To Commodity In Store - Notice - The operator of a warehouse shall promptly advise the Exchange of any damage to a commodity held in store by it whenever such damage shall

                    Ch37 Delivery Facilities and Procedures
                    ---------------------------------------

occur to an extent that will render it unwilling to purchase and withdraw from store, at its cost, all such damaged commodity. (11/01/94)

3704.06   Revocation of Regularity - Any declaration of regularity may be withdrawn by the Exchange at any time if the warehouse does not comply with the conditions above set forth or fails to carry out prescribed duties; providing, however, the Exchange has theretofore given notice to the warehouseman of the deficiencies and a reasonable time, under the circumstances, to cure them.

If the designation is revoked, the Exchange shall post such revocation on the bulletin board together with the period of time, if any, during which the negotiable warehouse receipts issued by the warehouse will be deliverable in satisfaction of futures contracts.

Once such period of time, if any, has expired, and the negotiable warehouse receipts issued by the warehouse are no longer deliverable in satisfaction of futures contracts, the warehouse shall bear the cost of the transfer of the warehoused commodity to another regulated warehouse, in accordance with 3704.03, paragraph L. (11/01/94)

3704.07   Federal Warehouses - In compliance with the provisions of Section
5a(7) of the Commodity Exchange Act, providing that the commodity may be delivered from a warehouse subject to the United States Warehouse Act, 7 U.S.C. Sections 241-273, a receipt issued under that Act shall be accepted for delivery on any futures contract provided the commodity represented by the receipt meets contract specifications and the warehouse issuing the receipt meets the requirements imposed by this chapter on all other warehouses. (11/01/94)

3704.08   Finality of USDA Or Other Required Inspection Certificate - The
Exchange assumes no responsibility and disclaims all liability on account of the grade, quantity or specifications of any commodity delivered on the basis of a USDA or other required inspection certificate. Such certificate shall constitute conclusive evidence of the grade, quantity or other specifications of the commodity described therein. (11/01/94)

3705.01   Delivery Through Clearing House - All deliveries on maturing contracts shall be made through the Clearing House. The Clearing House shall prescribe such forms and requirements for initiating and completing delivery as are consistent with this chapter and the various contract specification chapters. (11/01/94)

3705.02 Payment Upon Delivery - The receiver of a Notice of Intention from the Clearing House shall present the delivery invoice at the office of the deliverer not later than 1:00 p.m. on the next business day, i.e., delivery day, together with a certified or cashier's check drawn on a Chicago bank, and shall receive therefore, properly endorsed, warehouse receipts or shipping certificates in accordance with the Notice and any other contract documents required under these rules and regulations.

If said delivery day is a banking holiday, delivery and payment must be made before 9:30 a.m. the next banking business day and the seller shall be responsible for storage charges up to and including that banking holiday. Adjustments for differences between contract prices and delivery prices established by the Clearing House shall be made with the Clearing House in accordance with its Regulations. (11/01/94)

3705.03   Necessity Of Possession Of Documents - The deliverer shall at such time as the Notice of Intent is delivered to the Clearing House have possession of all documents (except a warehouse receipt in the case of a redelivery) necessary to make good delivery. (11/01/94)

3705.04   Suspended Member Out Of Line For Delivery - When a member of the
Clearing House who has open purchases is suspended from the clearing House for default or insolvency, he shall be deemed out of line for delivery and tender shall be made to the buyer obligated upon the next oldest contract. Also, if tender be made to a buyer who is thereafter suspended for default or insolvency before delivery is accepted, the Notice shall be withdrawn and another immediately served upon the buyer obligated upon the next oldest contract. (11/01/94)

3705.05   Failure to Deliver - A clearing member who has not tendered a Notice on or before 8:00 p.m. on the last day in a delivery month on which such notice is permitted shall be in default. Failure to make delivery shall constitute improper conduct. In addition to the penalties provided under Exchange

                    Ch37 Delivery Facilities and Procedures
                    ---------------------------------------

rules and regulations, the Exchange shall determine and assess the damages incurred by the buyer, taking into account the settlement price and such other factors as it may deem just. (11/01/94)

3705.06   Failure To Accept Delivery -

     A. If a clearing member fails to accept delivery, the commodity shall be sold for the account of the buyer by the Exchange. If the proceeds are insufficient to pay the seller the full delivery price, the clearing member failing to accept delivery shall be liable for the difference.

     B. If a clearing member is unable or refuses to make full payment to the seller, the Clearing House shall bear the seller's loss in the first instance.

     C. Failure to accept delivery or make full payment shall also constitute improper conduct. (11/01/94)

3705.07   Transfer Of Cash For Futures After Termination Of Contract - Subject
to the Exchange approval, a transfer of cash merchandise for futures may be permitted during the contract month after termination of the contract.

Such transfer of cash for futures shall be cleared through the Clearing House in accordance with normal procedures and shall be made at the prices as are mutually agreed upon by the two parties to the transaction. Such transfers shall be clearly designated by proper symbol as transfer transactions and shall be recorded by the Exchange and the clearing member to the transactions, and proper notice given to the membership. Each party to such transaction must satisfy the Exchange that the transaction is bona fide and must file with the Clearing House all memoranda necessary to establish the nature of the transaction, the kind and quantity of the cash commodity, the kind, quantity and price of the commodity future, the names of all clearing members to the transaction and such other information as the Clearing House or Exchange may require.

Such transfer of cash for futures shall bear the normal commission charges pursuant to deliveries. (11/01/94)

3705.08   Risk Of Loss And Charges -

     A. Title and the risk of loss or damage pass to the buyer at the time of delivery of the warehouse receipts.

     B. The deliverer shall be responsible for all warehouse charges until the time when title passes and thereafter the receiver shall be responsible.

     C. The receiver shall be responsible for all inspection and weighing charges at load-out. (11/01/94)

================================================================================
Chapter 38
CBOT Rough Rice Options
================================================================================

     Ch38 Trading Conditions...........................................
          3800.01   Scope Of Chapter...................................
          3801.01   Unit Of Trading....................................
          3802.01   Options Call.......................................
          3803.01   Striking Prices....................................
          3804.01   Option Exercise....................................
          3805.01   Daily Price Limits.................................
          3806.01   Automatic Exercise.................................

================================================================================
Chapter 38
CBOT Rough Rice Options
================================================================================

Ch38 Trading Conditions

3800.01   Scope Of Chapter - This chapter is limited in application to the trading of put and call options exercisable for Chicago Board of Trade Rough Rice futures contracts. Procedures for trading, clearing and any other matters not specifically covered herein shall be governed by the rules of the Association. (11/01/94)

3801.01   Unit Of Trading - The unit of trading shall be a put or call option exercisable for (1) 2,000 hundredweight Chicago Board of Trade rough rice futures contract. (11/01/94)

3802.01   Options Call -

     A. Hours Of Trading - The hours of options trading shall be concurrent with the hours of the underlying futures contract.

     B. Contract Months - Trading may be conducted in the nearby rough rice options contract month plus any succeeding months, provided however that the Exchange may determine not to list a contract month. For options that are traded in months in which rough rice futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract.

     *C. Termination Of Trading - No trades in rough rice futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Rough Rice futures contract on the last Friday which precedes, by at least two [five] business days, the last
                                           ---
               business day of the month preceding the option month. If such Friday is not a business day, then trading shall terminate on the preceding business day prior to such Friday.

               On the last day of trading in an expiring option class, the expiring options shall be closed with a public call made striking price by striking price, conducted by such persons as the Exchange shall direct.

     * Additions underlined, deletions bracketed for contracts from May 2001 forward.

     D. Option Expiration - The contractual rights and obligations arising from the unexercised option contract expire at 10:00 a.m. on the first Saturday following the last trading day.

     E. Option Premium Basis - The minimum price fluctuation of the option premium shall be $0.0025 per hundredweight or $5.00 per contract.

               However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $4.00 in $1.00 increments per option contract.

     F. Position Limits And Reportable Positions - (See Regulation 425.01) (10/01/00)

3803.01   Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of twenty (20) cents per hundredweight per rough rice futures contract (i.e., 7.80, 8.00, 8.20, etc.) and in integral multiples of forty (40) cents per hundredweight per rough rice futures contract (i.e. 8.00, 8.40, 8.80, etc.) as follows:

     A.   1.   In integral multiples of twenty cents, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying rough rice futures contract, the next five consecutive higher and the next five consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

          2. In integral multiples of forty cents, at the commencement of trading for an option

                            Ch38 Trading Conditions
                            -----------------------

               contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

          3. In integral multiples of twenty cents, over time, strikes shall be added as necessary to insure that all strikes within $1.10 of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

          4. In integral multiples of forty cents, over time, strikes shall be added as necessary to insure that the next four consecutive strikes above the minimum band are listed.

          5. No new strikes may be added by these procedures in the month in which an option expires.

     B.   1.   In integral multiples of forty cents, all strikes in which the previous day's delta factors (as determined by the Exchange) for both the put and call options are 0.10 or greater for two consecutive business days will be listed for trading. However, no new strikes may be added by this procedure to an option month unless open positions exist in that contract month.

          2. In integral multiples of twenty cents, during the month in which an option expires, all strikes in which the previous day's delta factors (as determined by the Exchange) for both the put and call options are 0.10 or greater for two consecutive business days will be listed for trading.

     C. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (11/01/94)

3804.01   Option Exercise - An option holder intending to exercise shall present to the clearing house, no later than 6:00 p.m., or by such other time designated by the Board of Directors, on any business day through and including the last trading day, on a form prescribed thereby, a notice of exercise.

The clearing house shall assign such a notice promptly and at random to a clearing member carrying a short position in the option series. Said clearing member in turn shall assign such notice to accounts with an open short option position in a fair and non-preferred manner in accordance with written procedures. By the opening of the next trading session, in the case of a call option, the writer shall sell to the holder by book entry the underlying futures contract at the contracted striking price. In the case of a put option, the writer shall buy from the holder by book entry the underlying futures contract at the contracted striking price. Thenceforth, the writer and the holder assume the rights and obligations associated with their respective positions in the underlying futures contract.

Notwithstanding the foregoing, an option holder may exercise an option prior to 10:00 a.m. on the expiration date:

     A.   to correct errors or mistakes made in good faith;

     B. to take appropriate action as the result of unreconciled Exchange option transactions;

     C. in exceptional cases involving a customer's inability to communicate exercise instructions to the member firm or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

3805.01   Daily Price Limits - Trading in a rough rice futures option shall be confined to a premium no greater than the trading limit for the rough rice futures contract above and below the option's previous day settlement premium for all trading days except the last. (11/01/94)

3806.01   Automatic Exercise - Notwithstanding the provisions of Regulation
3804.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the clearing house.

Notice to cancel automatic exercise shall be given to the clearing house by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the clearing house prior to 10:00 a.m. on the expiration date:

                            Ch38 Trading Conditions
                            -----------------------

          A.   to correct errors or mistakes made in good faith;

          B. to take appropriate action as the result of unreconciled Exchange option transactions;

          C. in exceptional cases involving a customer's inability to communicate exercise instructions to the member firm or the member firm's inability to receive such instructions prior to 6:00 p.m. on the last day of trading. (12/01/99)

===============================================================================================================
Chapter 39
CBOT(R) Dow Jones Utility Average(SM) Index Futures
===============================================================================================================
         Ch 39 Trading Conditions........................................................................
                3901.00      Authority...................................................................
                3902.01      Application of Regulation...................................................
                3903.01      Emergencies, Acts of God, Acts of Government................................
                3904.01      Unit of Trading.............................................................
                3905.01      Months Traded In............................................................
                3906.01      Price Basis.................................................................
                3907.01      Hours of Trading............................................................
                3908.01      Price Limits and Trading Halts..............................................
                3909.01      Last Day of Trading.........................................................
                3909.02      Liquidation During the Delivery Month.......................................
                3910.01      Margin Requirements.........................................................
                3912.01      Position Limits and Reportable Positions....................................

         Ch 39 Delivery Procedures.......................................................................
                3936.01      Standards...................................................................
                3942.01      Delivery on Futures Contracts...............................................
                3942.02      Final Settlement Price......................................................
                3942.03      The Final Settlement Day....................................................
                3947.01      Payment.....................................................................
                3948.01      Disclaimer..................................................................

================================================================================
Chapter 39
CBOT(R) Dow Jones Utility Average(SM) Index/1/ Futures
================================================================================
Trading Conditions

3901.00           Authority-- -- (See 1701.00) (08/01/00)

3902.01 Application of Regulations -- Futures transactions in CBOT Dow Jones Utility Average ("DJUA ") Index contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in CBOT Dow Jones Utility Average Index contracts. (08/01/00)

3903.01 Emergencies, Acts of God, Acts of Government -- If the delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. (08/01/00)

3904.01 Unit of Trading -- The unit of trading shall be $250 times the Dow Jones Utility Average . The Dow Jones Utility Average is a price-weighted composite index of 15 utility stocks. (08/01/00)

3905.01 Months Traded In -- The months listed for trading are March, June, September and December, at the discretion of the Exchange. (08/01/00)

3906.01 Price Basis -- The price of the CBOT Dow Jones Utility Average Index futures shall be quoted in one twentieths of a point. One point equals $250.00. The minimum price

_____________________
/1/ /1/ "Dow Jones", "Dow Jones Utility Average" and "DJUA" are service marks of
    Dow Jones & Company, Inc. and have been licensed for use for certain purposes by the Board of Trade of the City of Chicago (CBOT(R)). The CBOT's futures and futures options contracts based on the Dow Jones Utility Average are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of trading in such product(s).

                           Ch 39 Trading Conditions

                  fluctuation shall be one twentieth of a point per contract ($12.50). Contracts shall not be made on any other price basis. (08/01/00)

3907.01 Hours of Trading -- The hours of trading for future delivery in CBOT Dow Jones Utility Average Index futures shall be determined by the Board.

                  The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. (08/01/00)

3908.01           Price Limits and Trading Halts -- (See Regulation 1008.01)
                  (08/01/00)

3909.01 Last Day of Trading -- The last day of trading in CBOT Dow Jones Utility Average Index futures contracts deliverable in the current delivery month shall be the trading day immediately preceding the final settlement day (as described in Regulation 3942.03). (08/01/00)

3909.02 Liquidation During the Delivery Month -- After trading in contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 3909.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 3942.01. (08/01/00)

3910.01 Margin Requirements -- Margin requirements shall be as determined by the Board by regulation. (08/01/00)

3912.01           Position Limits and Reportable Positions -- (See 425.01)
                  (08/01/00)

Delivery Procedures

3936.01 Standards -- The contract grade shall be the final settlement price (as described in Regulation 3942.02) of the Dow Jones Utility Average Index on final settlement day (as described in Regulation 3942.03). (08/01/00)

3942.01 Delivery on Futures Contracts -- Delivery against the CBOT Dow Jones Utility Average Index Futures contract must be made through the Clearing Corporation. Delivery under these regulations shall be on the final settlement day (as described in regulation 3942.03) and shall be accomplished by cash settlement as hereinafter provided. (08/01/00)

                  Clearing members holding open positions in a CBOT Dow Jones Utility Average Index futures contract at the time of termination of trading shall make payment to and receive payment through the Clearing Corporation in accordance with normal variation settlement procedures based on a settlement price equal to the final settlement price (as described in Regulation 3942.02). (08/01/00)

3942.02 Final Settlement Price -- The final settlement price shall be determined on the final settlement day. The final settlement price shall be $250 times a Special Open Quotation (SOQ) of the Dow Jones Utility Average Index based on the opening prices of the component stocks in the index, or on the last sale price of a stock that does not open for trading on the regularly scheduled day of final settlement (as described in Regulation 3942.03). (08/01/00)

                  If the designated primary market for a component stock does not open on the day scheduled for the determination of the final settlement price, then the final settlement price shall be based on the next opening prices for such component stock. (08/01/00)

3942.03 The Final Settlement Day -- The final settlement day shall be defined as the third Friday of the contract month, or if the Dow Jones Utility Average is not published for that day, the first preceding business day for which the Dow Jones Utility Average is scheduled to be published. (08/01/00)

3947.01           Payment --  See Regulation 1049.04. (08/01/00)

3948.01           Disclaimer

                  CBOT Dow Jones Utility Average Index futures and futures options contracts are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of CBOT Dow Jones Utility Average Index futures and futures options contracts or any member of the public regarding the advisability of trading in CBOT Dow Jones Utility Average Index futures and futures options contracts. Dow Jones' only relationship to the Exchange is the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Utility Average which is determined, composed and calculated by Dow Jones without regard to the Chicago Board of Trade or CBOT Dow Jones Utility Average Index futures and futures options contracts, Dow Jones has no obligation to take the needs of the Chicago Board of Trade or the owners of CBOT Dow Jones Utility Average Index futures and futures options contracts into consideration in determining, composing or calculating the Dow Jones Utility Average . Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of CBOT Dow Jones Utility Average Index futures and futures options contracts to be listed or in the determination or calculation of the equation by which CBOT Dow Jones Utility Average Index futures and futures options contracts are to be converted into cash. Dow Jones has no

                              Delivery Procedures

                  obligation or liability in connection with the administration, marketing or trading of the CBOT Dow Jones Utility Average Index futures and futures options contracts.

                  DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES UTILITY AVERAGE OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CHICAGO BOARD OF TRADE, OWNERS OF CBOT DOW JONES UTILITY AVERAGE INDEX FUTURES AND FUTURES OPTIONS CONTRACTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES UTILITY AVERAGE OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES UTILITY AVERAGE OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE CHICAGO BOARD OF TRADE. (08/01/00)

===============================================================================
Chapter 41
CBOT(R) Dow Jones Composite Average(SM) Index Futures
===============================================================================

   Ch 41 Trading Conditions...............................................
          4101.00  Authority..............................................
          4102.01  Application of Regulation..............................
          4103.01  Emergencies, Acts of God, Acts of Government...........
          4104.01  Unit of Trading........................................
          4105.01  Months Traded In.......................................
          4106.01  Price Basis............................................
          4107.01  Hours of Trading.......................................
          4108.01  Price Limits and Trading Halts.........................
          4109.01  Last Day of Trading....................................
          4109.02  Liquidation During the Delivery Month..................
          4110.01  Margin Requirements....................................
          4112.01  Position Limits and Reportable Positions...............

   Ch 41 Delivery Procedures..............................................
          4136.01  Standards..............................................
          4142.01  Delivery on Futures Contracts..........................
          4142.02  Final Settlement Price.................................
          4142.03  The Final Settlement Day...............................
          4147.01  Payment................................................
          4148.01  Disclaimer.............................................

===============================================================================
Chapter 41
CBOT(R) Dow Jones Transportation Average(SM) Index/1/
Futures
===============================================================================
Ch 41 Trading Conditions

4101.00    Authority --  (See 1701.00.) (08/01/00)

4102.01 Application of Regulations -- Futures transactions in CBOT Dow Jones Transportation Average(SM) ("DJTA") Index contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in CBOT Dow Jones Transportation Average(SM) Index contracts. (08/01/00)

4103.01 Emergencies, Acts of God, Acts of Government -- If the delivery or acceptance or any precondition or requirement of either is prevented by strike, fire, accident, act of government, act of God, or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. (08/01/00)

4104.01 Unit of Trading-- The unit of trading shall be $20.00 times the Dow Jones Transportation Average(SM). The Dow Jones Transportation Average(SM) is a price-weighted composite index of twenty (20) U.S. stocks. (08/01/00)

4105.01 Months Traded In -- The months listed for trading are March, June, September, and December, at the discretion of the Exchange. (08/01/00)

4106.01 Price Basis -- The price of the CBOT Dow Jones Transportation Average(SM) Index futures shall be quoted in points. One point equals $20.00. The minimum price fluctuation shall be one-half (1/2) of one point, or $10.00 per contract. Contracts shall not be made on any other price basis. (08/01/00)

4107.01 Hours of Trading -- The hours of trading for future delivery in CBOT Dow Jones Transportation Average(SM) Index futures shall be determined by the Board.

           The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. (08/01/00)

4108.01    Price Limits and Trading Halts (See Regulation 1008.01.) (08/01/00)

4109.01 Last Day of Trading -- The last day of trading in CBOT Dow Jones Transportation Average(SM) Index futures contracts deliverable in the current delivery month shall be the trading day immediately preceding the final settlement day (as described in Regulation
_________________________
/1/   "Dow Jones", "Dow Jones Transportation Average" and "DJTA" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by the Board of Trade of the City of Chicago (CBOT(R)). The CBOT's futures and futures options contracts based on the Dow Jones Transportation Average are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of trading in such product(s).

                           Ch 41 Trading Conditions

           4142.03).(08/01/00)


4109.02 Liquidation During the Delivery Month -- After trading in contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 4109.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 4142.01. (08/01/00)

4110.01 Margin Requirements -- Margin requirements shall be as determined by the Board by regulation. (08/01/00)

4112.01    Position Limits and Reportable Positions --  (See 425.01.) (08/01/00)

Delivery Procedures

4136.01 Standards -- The contract grade shall be the final settlement price (as described in Regulation 4142.02) of the Dow Jones Transportation Average(SM) Index on final settlement day (as described in Regulation 4142.03). 08/01/00)

4142.01 Delivery on Futures Contracts -- Delivery against the CBOT Dow Jones Transportation Average(SM) Index Futures contract must be made through the Clearing Corporation. Delivery under these regulations shall be on the final settlement day (as described in regulation 4142.03) and shall be accomplished by cash settlement as hereinafter provided.

           Clearing members holding open positions in a CBOT Dow Jones Transportation Average(SM) Index futures contract at the time of termination of trading shall make payment to and receive payment through the Clearing Corporation in accordance with normal variation settlement procedures based on a settlement price equal to the final settlement price (as described in Regulation 4142.02). (08/01/00)

4142.02 Final Settlement Price-- The final settlement price shall be determined on the final settlement day. The final settlement price shall be $20.00 times a Special Open Quotation (SOQ) of the Dow Jones Transportation Average(SM) Index based on the opening prices of the component stocks in the index, or on the last sale price of a stock that does not open for trading on the regularly scheduled day of final settlement (as described in Regulation 4142.03).

           If the designated primary market for a component stock in the index does not open on the day scheduled for the determination of the final settlement price, then the final settlement price shall be based on the next opening price for such component stock. (08/01/00)

4142.03 The Final Settlement Day -- The final settlement day shall be defined as the third Friday of the contract month, or if the Dow Jones Transportation Average(SM) is not scheduled to be published for that day, the first preceding business day for which the Dow Jones Transportation Average(SM) is scheduled to be published. (08/01/00)

4147.01    Payment -- (See Regulation 1049.04.) (08/01/00)

4148.01    Disclaimer

           CBOT Dow Jones Transportation Average(SM) Index futures and futures options contracts are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of CBOT Dow Jones Transportation Average(SM) Index futures and futures options contracts or any member of the public regarding the advisability of trading in CBOT Dow Jones Transportation Average(SM) Index futures and futures options contracts. Dow Jones' only relationship to the Exchange is the licensing of certain service marks and trade names of Dow Jones and of the Dow Jones Transportation Average(SM) which is determined, composed and calculated by Dow Jones without regard to the Chicago Board of Trade or CBOT Dow Jones Transportation Average(SM) Index futures and futures options contracts, Dow Jones has no obligation to take the needs of the Chicago Board of Trade or the owners of CBOT Dow Jones Transportation Average(SM) Index futures and futures options contracts into consideration in determining, composing or calculating the Dow Jones Transportation Average(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of CBOT Dow Jones Transportation

                           Ch 41 Delivery Procedures

           Average(SM) Index futures and futures options contracts to be listed or in the determination or calculation of the equation by which CBOT Dow Jones Transportation Average(SM) Index futures and futures options contracts are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the CBOT Dow Jones Transportation Average(SM) Index futures and futures options contracts.

           DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES TRANSPORTATION AVERAGE(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CHICAGO BOARD OF TRADE, OWNERS OF CBOT DOW JONES TRANSPORTATION AVERAGE(SM) INDEX FUTURES AND FUTURES OPTIONS CONTRACTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES TRANSPORTATION AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES TRANSPORTATION AVERAGE(SM) OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE CHICAGO BOARD OF TRADE. (08/01/00)

=========================================================================================================
Chapter 43
CBOT(R) Dow Jones Industrial Average(SM) Index Futures
=========================================================================================================
     Ch 43 Trading Conditions.....................................................................
            4301.00   Authority...................................................................
            4302.01   Application of Regulation...................................................
            4303.01   Emergencies, Acts of God, Acts of Government................................
            4304.01   Unit of Trading.............................................................
            4305.01   Months Traded In............................................................
            4306.01   Price Basis.................................................................
            4307.01   Hours of Trading............................................................
            4308.01   Price Limits and Trading Halts..............................................
            4309.01   Last Day of Trading.........................................................
            4309.02   Liquidation During the Delivery Month.......................................
            4310.01   Margin Requirements.........................................................
            4312.01   Position Limits and Reportable Positions....................................

     Ch 43 Delivery Procedures....................................................................
            4336.01   Standards...................................................................
            4342.01   Delivery on Futures Contracts...............................................
            4342.02   Final Settlement Price......................................................
            4342.03   The Final Settlement Day....................................................
            4347.01   Payment.....................................................................
            4348.01   Disclaimer..................................................................

================================================================================
 Chapter 43
 CBOT(R) Dow Jones Industrial Average(SM) Index/1/ Futures

================================================================================
 Ch 43 Trading Conditions

 4301.00   Authority - (See 1701.00)  (11/01/97)

 4302.01   Application of Regulations - Futures transactions in CBOT Dow Jones
 Industrial Average(SM) ("DJIA") Index contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in CBOT Dow Jones Industrial Average(SM) Index contracts. (09/01/00)

 4303.01   Emergencies, Acts of God, Acts of Government - If delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. (11/01/97)

 4304.01   Unit of Trading - The unit of trading shall be $10.00 times the Dow
 Jones Industrial Average(SM). The Dow Jones Industrial Average(SM) is a price-weighted composite index of 30 stocks. (11/01/97)

 4305.01   Months Traded In - The months listed for trading are March, June,
 September and December, at the discretion of the Exchange. (11/01/97)

 4306.01   Price Basis - The price of the CBOT Dow Jones Industrial Average(SM)
 Index futures shall be quoted in points. One point equals $10.00. The minimum price fluctuation shall be one point per contract. Contracts shall not be made on any other price basis. (11/01/97)

 4307.01   Hours of Trading - The hours of trading for future delivery in CBOT
 Dow Jones Industrial Average(SM) Index futures shall be determined by the Board.

 The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. (11/01/97)

 4308.01   Price Limits and Trading Halts - (See Regulation 1008.01) (11/01/97)

 4309.01   Last Day of Trading - The last day of trading in CBOT Dow Jones
 Industrial Average
_____________________
1 "Dow Jones(SM)", "The Dow(SM)", Dow Jones Industrial Average(SM)" and "DJIA(SM)" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by the Board of Trade of the City of Chicago ("CBOT".). The CBOT's futures and futures option contracts based on the Dow Jones Industrial Average(SM) are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones, and Dow Jones makes no representation regarding the advisability of trading in such product(s).

                           Ch 43 Trading Conditions
                           ------------------------

Index futures contracts deliverable in the current delivery month shall be the trading day immediately preceding the final settlement day (as described in Regulation 4342.03). (11/01/97)

4309.02    Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 4309.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 4342.01. (11/01/97)

4310.01    Margin Requirements - (See Regulation 431.03) (11/01/97)

4312.01    Position Limits and Reportable Positions - (See Regulation 425.01)
(11/01/97)

Ch 43 Delivery Procedures

4336.01    Standards - The contract grade shall be the final settlement price
(as described in Regulation 4342.02) of the Dow Jones Industrial Average(SM) Index on final settlement day (as described in Regulation 4342.03). (11/01/97)

4342.01    Delivery on Futures Contracts - Delivery against the CBOT Dow Jones
Industrial Average(SM) Index Futures contract must be made through the Clearing Corporation. Delivery under these regulations shall be on the final settlement day (as described in regulation 4342.03) and shall be accomplished by cash settlement as hereinafter provided.

Clearing members holding open positions in a CBOT Dow Jones Industrial Average(SM) Index futures contract at the time of termination of trading shall make payment to and receive payment through the Clearing Corporation in accordance with normal variation settlement procedures based on a settlement price equal to the final settlement price (as described in Regulation 4342.02). (11/01/97)

4342.02    Final Settlement Price - The final settlement price shall be determined on the final settlement day. The final settlement price shall be $10 times a Special Open Quotation (SOQ) of the Dow Jones Industrial Average(SM) Index based on the opening prices of the component stocks in the index, or on the last sale price of a stock that does not open for trading on the regularly scheduled day of final settlement (as described in Regulation 4342.03).

If the New York Stock Exchange ("NYSE") does not open on the day scheduled for the determination of the final settlement price, then the NYSE-stock component of the final settlement price shall be based on the next opening prices for NYSE stocks. (11/01/97)

4342.03    The Final Settlement Day - The final settlement day shall be defined as the third Friday of the contract month, or if the Dow Jones Industrial Average(SM) is not published for that day, the first preceding business day for which the Dow Jones Industrial Average(SM) is scheduled to be published. (11/01/97)

4347.01    Payment - (See Regulation 1049.04.) (11/01/97)

4348.01    Disclaimer -

CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts or any member of the public regarding the advisability of trading in CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts. Dow Jones' only relationship to the Exchange is the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Industrial Average(SM) which is determined, composed and calculated by Dow Jones without regard to the Chicago Board of Trade or CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts. Dow Jones has no obligation to take the needs of the Chicago Board of Trade or the owners of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts into consideration in determining, composing or calculating the Dow Jones Industrial Average(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts to be listed or in the determination or calculation of the equation by which CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CHICAGO BOARD OF TRADE, OWNERS OF CBOT DOW JONES INDUSTRIAL AVERAGE(SM) INDEX FUTURES AND FUTURES OPTIONS CONTRACTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED

                           Ch 43 Delivery procedures
                           -------------------------

WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE CHICAGO BOARD OF TRADE. (11/01/97)

=======================================================================================================
Chapter 44
CBOT(R) Dow Jones Industrial Average(SM) Index Futures Options
=======================================================================================================
    Ch 44 Trading Conditions.....................................................................
           4401.00  Authority....................................................................
           4401.01  Application of Regulations...................................................
           4402.01  Nature of CBOT Dow Jones Industrial Average(SM) Index Futures Put Options....
           4402.02  Nature of Dow Jones Industrial Average(SM) Index Futures Call Options........
           4403.01  Trading Unit.................................................................
           4404.01  Striking Prices..............................................................
           4405.01  Payment of Option Premium....................................................
           4406.01  Option Premium Basis.........................................................
           4407.01  Exercise of Option...........................................................
           4407.02  Automatic Exercise...........................................................
           4408.01  Expiration of Option.........................................................
           4409.01  Months Traded In.............................................................
           4410.01  Trading Hours................................................................
           4411.01  Position Limits and Reportable Positions.....................................
           4412.01  Margin Requirements..........................................................
           4413.01  Last Day of Trading..........................................................
           4414.01  Option Premium Fluctuation Limits............................................
           4414.02  Trading Halts on Project A.02................................................
           4415.01  Disclaimer...................................................................

================================================================================
Chapter 44
CBOT(R) Dow Jones Industrial Average(SM) Index/1/
Futures Options
================================================================================

Ch 44 Trading Conditions

4401.00   Authority - (See Rule 2801.00) (11/01/97)

4401.01   Application of Regulations - Transactions in put and call options on
CBOT Dow Jones Industrial Average(SM) ("DJIA") Index futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on CBOT Dow Jones Industrial Average(SM) Index futures contracts. (See Rule 490.00) (09/01/00)

4402.01   Nature of CBOT Dow Jones Industrial Average(SM) Index Futures Put
Options- The buyer of one (1) CBOT Dow Jones Industrial Average(SM) Index futures put option may exercise his option at any time prior to expiration (subject to Regulation 4407.01), to assume a short position in one (1) CBOT Dow Jones Industrial Average(SM) Index futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) CBOT Dow Jones Industrial Average(SM) Index futures put option incurs the obligation of assuming a long position in one (1) CBOT Dow Jones Industrial Average(SM) Index futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (11/01/97)

4402.02   Nature of Dow Jones Industrial Average(SM) Index Futures Call
Options -The buyer of one (1) CBOT Dow Jones Industrial Average(SM) Index futures call option may exercise his option at any time prior to expiration (subject to Regulation 4407.01), to assume a long position in one (1) CBOT Dow Jones Industrial Average(SM) Index futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) CBOT Dow Jones Industrial Average(SM) Index futures call option incurs the obligation of assuming a short position in one (1) CBOT Dow Jones Industrial Average(SM) Index futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (11/01/97)

4403.01   Trading Unit - One (1) CBOT Dow Jones Industrial Average(SM) Index
futures contract of a specified contract month on the Chicago Board of Trade. (11/01/97)

4404.01   Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one hundred (100) index points per CBOT Dow Jones Industrial Average Index futures contract and in integral multiples of two hundred (200) index points per CBOT Dow Jones Industrial Average(SM) Index futures contract as follows:

A. At the commencement of trading for quarterly and non-quarterly expirations, the following strike prices in one hundred point intervals shall be listed: one with a striking price closest to the previous day's settlement price on the underlying CBOT Dow Jones Industrial Average Index futures contract and the next twenty consecutive higher and the next twenty consecutive lower striking prices closest to the previous day's settlement price. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. Over time new striking prices will be added

____________

/1/ "Dow Jones(SM)", "The Dow(SM)", "Dow Jones Industrial Average(SM)", and "DJIA(SM)" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by the Board of Trade of the City of Chicago ("CBOT."). The CBOT's futures and futures options contracts based on the Dow Jones Industrial Average(SM) are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of trading in such product(s).

                           Ch 44 Trading Conditions
                           ------------------------

     to ensure that at least twenty one hundred point striking prices always exist above and below the previous day's settlement price in the underlying futures.

B. At the commencement of trading for quarterly and non-quarterly expirations, the following strike prices in two hundred point intervals shall be listed: the next twenty consecutive higher and the next twenty consecutive lower strike prices above and below the strike price band as stipulated in Regulation 4404.01(A). Over time new striking prices will be added to ensure that at least twenty striking prices in two hundred point intervals always exist above and below the strike price band as stipulated in Regulation 4404.01(A).

C. All new strike prices will be added prior to the opening of trading on the following business day. The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (10/01/99)

4405.01   Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (11/01/97)

4406.01   Option Premium Basis - The premium for CBOT Dow Jones Industrial
Average(SM) Index futures options shall be in multiples of one-half (1/2) of one index point of a CBOT Dow Jones Industrial Average(SM) Index futures contract which shall equal $5.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $5.00 in $1.00 increments per option contract. (11/01/97)

4407.01   Exercise of Option - The buyer of a CBOT Dow Jones Industrial
Average(SM) Index futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. (12/01/99)

4407.02   Automatic Exercise - Notwithstanding the provisions of Regulation
4407.01, for options with quarterly expirations, all in-the-money2 options shall be automatically exercised after 6:00 p.m. on the business day following the last day of trading, unless notice to cancel automatic exercise is given to the Clearing Corporation. Notwithstanding the provisions of Regulation 4407.01, for options with non-quarterly expirations, all in-the-money options shall be automatically exercised after 6:00 p.m. on the last day of trading, unless notice to cancel automatic exercise is given to the Clearing Corporation.

For options with quarterly expirations, notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the business day following the last day of trading. For options with non-quarterly expirations, notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on the last day of trading. (12/01/99)

4408.01   Expiration of Option - Unexercised CBOT Dow Jones Industrial
Average(SM) Index futures options with quarterly expirations shall expire at 7:00 p.m. on the business day following the last day of trading.

Unexercised CBOT Dow Jones Industrial Average(SM) Index futures options with non-quarterly expirations shall expire at 7:00 p.m. on the last day of trading. (11/01/97)

4409.01   Months Traded In - The months listed for trading are January through
December at the discretion of the Exchange; provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which CBOT Dow Jones Industrial Average(SM) Index futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the October or November option contract is the December futures contract. (01/01/98)

4410.01   Trading Hours - The hours of trading of options on CBOT Dow Jones
Industrial

_______________

/2/ An option is in-the-money if the settlement price of the underlying futures contract is less in the case of a put, or greater in the case of a call than the exercise price for the option.

                           Ch 44 Trading Conditions
                           ------------------------

Average(SM) Index futures contracts shall be determined by the Board.
On the last day of trading in an expiring option the closing time for such option shall be the same as the underlying futures contract, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring CBOT Dow Jones Industrial Average(SM) Index futures options shall be closed with a public call, made strike price by strike price, conducted by such persons as the Regulatory Compliance Committee shall direct. CBOT Dow Jones Industrial Average(SM) Index futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (11/01/97)

4411.01   Position Limits and Reportable Positions - (See Regulation 425.01)
(10/01/00)

4412.01   Margin Requirements - (See Regulation 431.05) (11/07/97)

4413.01   Last Day of Trading - For options expiring on the quarterly cycle, trading shall terminate at the same date and time as the underlying futures contract. For options that expire in months other than those in the quarterly cycle, options trading shall terminate on the third Friday of the option contract month, at the end of the regular trading session. If that day is not an Exchange business day, options trading shall terminate on the first preceding business day. (11/01/97)

4414.01   Option Premium Fluctuation Limits - Option premium limits for the CBOT
Dow Jones Industrial Average(SM) Index futures options shall correspond to the daily trading limit in effect at that time for the underlying futures contract as specified in Regulation 1008.01F. There shall be no trading in any option contract during a period in which trading in the underlying future is halted as specified in Regulation 1008.01F. On the first day of trading, limits shall be set from the lowest premium of the opening range. (11/01/97)

4414.02   Trading Halts on e-cbot - There shall be no trading in any option contract during e-cbot trading hours when the CBOT Dow Jones Industrial Average(SM) Index primary futures contract is limit bid or limit offered at the e-cbot price limit. (09/01/00)

4415.01   Disclaimer -

CBOT Dow Jones Industrial Average(SM) Index futures and futures options are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts or any member of the public regarding the advisability of trading in CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts. Dow Jones' only relationship to the Exchange is the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Industrial Average(SM) which is determined, composed and calculated by Dow Jones without regard to the Chicago Board of Trade or CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts. Dow Jones has no obligation to take the needs of the Chicago Board of Trade or the owners of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts into consideration in determining, composing or calculating the Dow Jones Industrial Average(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts to be listed or in the determination or calculation of the equation by which CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CHICAGO BOARD OF TRADE, OWNERS OF CBOT DOW JONES INDUSTRIAL AVERAGE(SM) INDEX FUTURES AND FUTURES OPTIONS CONTRACTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF

                           Ch 44 Trading Conditions
                           ------------------------

THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE CHICAGO BOARD OF TRADE. (11/01/97)

================================================================================
Chapter 45
Long Term Fannie Mae(R)Benchmark Notes(SM) and Freddie Mac Reference Notes(SM) (6 Years 6 Months - 10 Years 3 Months)
================================================================================

         Ch45 Trading Conditions............................................................................4502
                4501.00      Authority......................................................................4502
                4502.01      Application of Regulation......................................................4502
                4503.01      Emergencies, Acts of God, Acts of Government...................................4502
                4504.01      Unit of Trading................................................................4503
                4505.01      Months Traded In...............................................................4503
                4506.01      Price Basis....................................................................4503
                4507.01      Hours of Trading...............................................................4503
                4509.01      Last Day of Trading............................................................4503
                4509.02      Liquidation in the Last Seven Days of Delivery Months..........................4503
                4510.01      Margin Requirements............................................................4503
                4512.02      Position Limits and Reportable Positions.......................................4503
                4513.01      All-Or-None Orders.............................................................4503

         Ch45 Delivery Procedures...........................................................................4504
                4536.01      Standards......................................................................4504
                4542.01      Deliveries of Futures Contracts................................................4504
                4542.02      Wire Failure...................................................................4505
                4546.01      Date of Delivery...............................................................4505
                4547.01      Delivery Notices...............................................................4505
                4548.01      Method of Delivery.............................................................4505
                4549.00      Time of Delivery, Payment, Form of Delivery Notice.............................4505
                4549.02      Buyer's Report of Eligibility to Receive Delivery..............................4505
                4549.03      Seller's Invoice to Buyers.....................................................4505
                4549.04      Payment........................................................................4505
                4549.05      Buyers Banking Notification....................................................4505
                4550.00      Duties of Members..............................................................4506
                4551.01      Office Deliveries Prohibited...................................................4506
                4554.00      Failure to Accept Delivery.....................................................4506

         Ch45 Regularity of Banks....-......................................................................4507
                4580.01      Banks..........................................................................4507

                                     4501

================================================================================
Chapter 45
Long Term Fannie Mae(R)Benchmark Notes(SM) and Freddie Mac Reference Notes(SM) (6 Years 6 Month - 10 Years 3 Months)
================================================================================

*Note:  These contracts are listed for trading by the Chicago Board of Trade
 ----
pursuant to Commodity Futures Trading Commission exchange certification procedures.

Ch45 Trading Conditions

4501.00   Authority - (See Rule 1701.00) (04/01/00)

4502.01   Application of Regulation - Futures transactions in Long Term Fannie
Mae(R) Benchmark Notes(SM) and Freddie Mac Reference Notes(SM) shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in Long Term Fannie Mae Benchmark Notes and Freddie Mac Reference Notes. Long Term Fannie Mae Benchmark Notes and Freddie Mac Reference Notes are listed for trading by the Association pursuant to Commodity Futures Trading Commission exchange certification procedures. (02/01/01)

4503.01   Emergencies, Acts of God, Acts of Government - If the delivery or acceptance or any precondition or requirement of either is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. For example, and without limiting the Board's power, it may extend delivery dates and designate alternative delivery points in the event of conditions interfering with the normal operations of approved facilities.

In the event the Board determines that there exists a shortage of deliverable Fannie Mae Benchmark Notes and/or Freddie Mac Reference Notes, it may, upon a two-thirds vote under Rule 180.00, take such action as may be in the Board's sole discretion appear necessary to prevent, correct or alleviate the condition. Without limiting the foregoing or the authority of the Board under Rule 180.00, the Board may:

     (1) designate as deliverable, callable Fannie Mae Benchmark Notes and Bonds, and/or Freddie Mac Reference Notes and Bonds otherwise meeting the specifications and requirements stated in this chapter;

     (2) designate as deliverable one or more issues of Fannie Mae Benchmark Notes and Freddie Mac Reference Notes and/or Fannie Mae Benchmark Bonds and Freddie Mac Reference Bonds having maturities shorter than six and one-half years, or longer than ten years three months and otherwise meeting the specifications and requirements stated in this chapter; and/or

                                     4502

                              Regularity of Banks
                              -------------------


     (3) determine a cash settlement based on the current cash value of an 6% coupon rate, six and one-half years to ten years three months Fannie Mae Benchmark Note and/or Freddie Mac Reference Note, as determined by using the current market yield curve for Fannie Mae Benchmark Notes and Freddie Mac Reference Notes on the last day of trading. (04/01/00)

4504.01   Unit of Trading - The unit of trading shall be Fannie Mae Benchmark
Notes or Freddie Mac Reference Notes having a face value at maturity of one hundred thousand dollars ($100,000) or multiples thereof. (04/01/00)

4505.01   Months Traded In - Trading in Long Term Fannie Mae Benchmark Note and
Freddie Mac Reference Note futures may be scheduled in such months as determined by the Exchange. (04/01/00)

4506.01 Price Basis - Minimum price fluctuations shall be in multiples of one-half of one thirty-second (1/32) point per 100 points ($15.625 rounded up to the nearest 1(cent) per contract) except for intermonth spreads, where minimum price fluctuations shall be in multiples of one-fourth of one thirty-second point per 100 points ($7.8125 per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. (02/01/01)

4507.01   Hours of Trading - The hours of trading for future delivery in Long
Term Fannie Mae Benchmark Notes and Freddie Mac Reference Notes shall be determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 12:00 noon (Chicago time), subject to the provisions of the second paragraph of Rule 1007.00.

The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. (04/01/00)

4509.01   Last Day of Trading - No trades in Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures deliverable in the current month shall be made during the last seven business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation 4509.02 after trading in such contracts has ceased. (04/01/00)

4509.02   Liquidation in the Last Seven Days of Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 4509.01 of this chapter, outstanding contracts may be liquidated by the delivery of book-entry Fannie Mae Benchmark Notes or Freddie Mac Reference Notes (Regulation 4542.01) or by mutual agreement by means of a bona fide exchange of such current futures for actual Fannie Mae Benchmark Notes or Bonds and/or Freddie Mac Reference Notes or Bonds or comparable instruments. Such exchange must, in any event, be made no later than the fifth business day immediately preceding the last business day of the delivery month. (04/01/00)

4510.01   Margin Requirements - (See Regulation 431.03) (04/01/00)

4512.01   Position Limits and Reportable Positions - (See Regulation 425.01)
(04/01/00)

4513.01   All-Or-None Orders - The minimum threshold established for All-Or-None orders in Long- Term Fannie Mae(R) Benchmark Notes(SM) and Freddie Mac Reference Notes(SM) futures and the Long-Term U.S. Treasury Note Futures/Long-Term Fannie Mae(R) Benchmark Notes(SM) and Freddie Mac Reference Notes(SM) futures spreads is one hundred contracts. Such orders must be executed in accordance with Regulation 331.03. (07/01/00)

                                     4503

                              Delivery Procedures
                              -------------------

Ch45 Delivery Procedures

4536.01   Standards - The contract grade for delivery on futures contracts made under these regulations shall be non-callable Fannie Mae Benchmark Notes or non-callable Freddie Mac Reference Notes which have an original issue size of at least $3 billion and an original maturity of not more than ten years three months and which have a remaining maturity of not less than six years six months as defined below. All notes delivered against a contract must be of the same issue. For settlement, the time to maturity of a given issue is calculated in complete quarter year increments (e.g., 8 years, 10 months, 17 days is taken to be 8 years, 9 months) from the first day of the delivery month. The price at which a note with this time to maturity and with the same coupon rate as this issue will yield 6%, according to bond tables prepared by the Financial Publishing Co. of Boston, Mass., is multiplied by the settlement price to arrive at the amount at which the short invoices the long.

Fannie Mae Benchmark Notes and Freddie Mac Reference Notes deliverable against futures contracts under these regulations must have semi-annual fixed coupon payments.

Interest accrued on the notes shall be charged to the long by the short in accordance with Department of the Treasury Title 31 CFR Part 306, Subpart E and appendix to Subpart E.

New issues of Fannie Mae Benchmark Notes and Freddie Mac Reference Notes which satisfy the standards in this regulation shall be added to the deliverable grade as they are issued. To be eligible for delivery in the current month, the newly issued notes must have been issued and settled at least three business days before the first eligible day for delivery (see 4542.01).

If during the issuance of notes Fannie Mae or Freddie Mac re-opens an existing issue, thus rendering the existing issue indistinguishable from the newly issued one, the older issue would be deliverable if it meets the following standards. The reopening must have an original issue size of at least $3 billion, and meet the maturity standards of this chapter at the time of the reopening.

The Exchange reserves the right to exclude any new issue from deliverable status or to further limit outstanding issues from deliverable status. (04/01/00)

4542.01   Deliveries of Futures Contracts - Deliveries against Long Term Fannie
Mae Benchmark Note and Freddie Mac Reference Note futures contracts shall be by book-entry transfer between accounts of Clearing Members at qualified banks (Regulation 4580.01) in accordance with Department of Housing and Urban Development Title 24 CFR Part 81. Delivery must be made no earlier than the first business day of the month and no later than the last business day of the month. Notice of intention to deliver shall be given to the Board of Trade Clearing Corporation by 8:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on the second business day preceding delivery day. In the event the long Clearing Member does not agree with the terms of the invoice received from the short Clearing Member, the long Clearing Member must notify the short Clearing Member, and the dispute must be settled by 9:30 a.m. (Chicago time) on delivery day. The short Clearing Member must have contract grade Fannie Mae Benchmark Notes or Freddie Mac Reference Notes in place at his bank in acceptable (to his bank) delivery form no later than 10:00 a.m. (Chicago time) on delivery day. The short Clearing Member must notify his bank (Regulation 4580.01) to transfer contract grade Fannie Mae Benchmark Notes or Freddie Mac Reference Notes by book-entry to the long Clearing Member's account at the long Clearing Member's bank on a delivery versus payment basis. That is, payment shall not be made until the notes are delivered. On delivery day, the long Clearing Member must make funds available by 7:30 a.m. (Chicago time) and notify his bank (Regulation 4580.01) to accept contract grade Fannie Mae Benchmark Notes or Freddie Mac Reference Notes and to remit federal funds to the short Clearing Member's account at the short Clearing Member's bank (Regulation 4580.01) in payment for delivery of the notes. Contract grade Fannie Mae Benchmark Notes or Freddie Mac Reference Notes must be transferred and payment must be made before 1:00 p.m. (Chicago time) on delivery day. All deliveries must be assigned by the Clearing Corporation. Where a commission house as a member of the Clearing Corporation has an interest both long and short for customers on its own books, it must tender to the Clearing Corporation such notices of intention to deliver as it received from its customers who are

                                     4504

                              Delivery Procedures
                              -------------------

short. (04/01/00)

4542.02   Wire Failure - In the event that delivery cannot be accomplished because of a failure of the Federal Reserve wire or because of a failure of either the long Clearing Member's bank or the short Clearing Member's bank access to the Federal Reserve wire, delivery shall be made before 9:30 a.m. (Chicago time) on the next business day on which the Federal Reserve wire is operable. Interest shall accrue to the long paid by the short beginning on the day at which the notes were to be originally delivered.

In the event of such failure, both the long and short must provide documented evidence that the instructions were given to their respective banks in accordance with Regulations 4542.01 and 4549.04 and that all other provisions of Regulations 4542.01 and 4549.04 have been complied with. (04/01/00)

4546.01   Date of Delivery - Delivery of Long Term Fannie Mae Benchmark Notes or
Freddie Mac Reference Notes may be made by the short upon any permissible delivery day of the delivery month the short may select. Delivery of Long Term Fannie Mae Benchmark Notes and Freddie Mac Reference Notes must be made no later than the last business day of that month. (04/01/00)

4547.01   Delivery Notices - (See Regulation 1047.01) (04/01/00)

4548.01   Method of Delivery - (See Regulation 1048.01) (04/01/00)

4549.00   Time of Delivery, Payment, Form of Delivery Notice - (See Rule
1049.00) (04/01/00)

4549.02   Buyer's Report of Eligibility to Receive Delivery - (See Regulation
1049.02) (04/01/00)

4549.03   Seller's Invoice to Buyers - Upon determining the buyers obligated to accept deliveries tendered by issuers of delivery notices, the Clearing House shall promptly furnish each issuer the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing House to each such buyer. Thereupon, sellers (issuers of delivery notices) shall prepare invoices addressed to their assigned buyers describing the documents to be delivered to each such buyer. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing House, and adjusted for applicable interest payments. Such invoices shall be delivered to the Clearing House by 2:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on the day of intention except on the last intention day of the month, where such invoices shall be delivered to the Clearing House by 3:00 p.m. (Chicago time), or by such other time designated by the Board of Directors. Upon receipt of such invoices, the Clearing House shall promptly make them available to buyers to whom they are addressed, by placing them in buyers' mail boxes provided for that purpose in the Clearing House. (04/01/00)

4549.04 Payment - Payment shall be made in federal funds. The long obligated to take delivery must take delivery and make payment before 1:00 p.m. (Chicago time) on the day of delivery, except on banking holidays when delivery must be taken and payment made before 9:30 a.m. (Chicago time) the next business day. Adjustments for differences between contract prices and delivery prices established by the Clearing House shall be made with the Clearing House in accordance with its by-laws and resolutions. (04/01/00)

4549.05   Buyers Banking Notification - The long Clearing Member shall provide the short Clearing member by 4:00 p.m. (Chicago time) on the day of intention, one business day prior to delivery day, with a Banking Notification. The Banking Notification form will include the following information: the identification number and name of the long Clearing Member; the delivery date; the notification number of the delivery assignment; the identification number and name of the short Clearing Member making delivery; the quantity of the contract being delivered; the long Clearing Member's bank, account number and specific Federal Wire instructions for the transfer of Fannie Mae Benchmark Notes or Freddie Mac Reference Notes. (04/01/00)

4550.00   Duties of Members - (See Rule 1050.00) (04/01/00)

                                     4505

                              Delivery Procedures
                              -------------------

4551.01   Office Deliveries Prohibited - (See Regulation 1051.01) (04/01/00)

4554.00   Failure to Accept Delivery - (See Rule 1054.00) (04/01/00)

                                     4506

                              Regularity of Banks
                              -------------------

Ch45 Regularity of Banks

4580.01   Banks - For purposes of these regulations relating to trading in Long
Term Fannie Mae Benchmark Notes and Freddie Mac Reference Notes, the word "Bank" (Regulation 4542.01) shall mean a U.S. commercial bank (either Federal or State charter) that is a member of the Federal Reserve System and with capital (capital, surplus and undivided earnings) in excess of one hundred million dollars ($100,000,000). (04/01/00)

                                     4507

===============================================================================
Chapter 46A (Standard Options)
Long Term Fannie Mae(R)Benchmark Note(SM) and Freddie Mac Reference Note(SM) Futures Options
===============================================================================

         Ch 46A Trading Conditions.........................................................................4602A
                A4601.00     Authority.....................................................................4602A
                A4601.01     Application of Regulations....................................................4602A
                A4602.01     Nature of Long Term Fannie Mae  Benchmark  Note and Freddie Mac Reference
                             Note Futures Put Options......................................................4602A
                A4602.02     Nature of Long Term Fannie Mae  Benchmark  Note and Freddie Mac Reference
                             Futures Call Options..........................................................4602A
                A4603.01     Trading Unit..................................................................4602A
                A4604.01     Striking Prices...............................................................4603A
                A4605.01     Payment of Option Premium.....................................................4603A
                A4606.01     Option Premium Basis..........................................................4603A
                A4607.01     Exercise of Option............................................................4603A
                A4607.02     Automatic Exercise............................................................4603A
                A4608.01     Expiration of Option..........................................................4604A
                A4609.01     Months Traded In..............................................................4604A
                A4610.01     Trading Hours.................................................................4604A
                A4611.01     Position Limits and Reportable Positions......................................4604A
                A4612.01     Margin Requirements...........................................................4604A
                A4613.01     Last Day of Trading...........................................................4604A

                                     4601A

================================================================================
Chapter 46A(Standard Options)
Long Term Fannie Mae(R)Benchmark Note(SM) and Freddie Mac Reference Note(SM) Futures Options
================================================================================

*Note: These contacts are listed for trading by the Chicago Board of Trade
 ----
pursuant to Commodity Futures Trading Commission exchange certification procedures.

Ch46A Trading Conditions

A46601.00 Authority - (See Rule 2801.00) (04/01/00)

A4601.01 Application of Regulations - Transactions in put and call options on Long Term Fannie Mae(R) Benchmark Note(SM) and Freddie Mac Reference Note(SM) futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contracts. (See Rule 490.00.) Options on Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures are listed for trading pursuant to Commodity Futures Trading Commission exchange certification procedures. (02/01/01)

A4602.01 Nature of Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note Futures Put Options - - The buyer of one (1) Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures put option may exercise his option at any time prior to expiration (subject to Regulation A4607.01), to assume a short position in one (1) Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures put option incurs the obligation of assuming a long position in one (1) Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (04/01/00)

A4602.02 Nature of Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note Futures Call Options - The buyer of one (1) Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures call option may exercise his option at any time prior to expiration (subject to Regulation A4607.01), to assume a long position in one (1) Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures call option incurs the obligation of assuming a short position in one (1) Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (04/01/00)

A4603.01 Trading Unit - One (1) Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract of a specified contract month on the Chicago Board of Trade. (04/01/00)

A4604.01 Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one (1) point per Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract. At the commencement of trading for such option contracts, the following strike prices shall be listed: one with a striking price closest to the previous day's settlement price on the underlying Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract, the next fifteen consecutive higher and the next fifteen consecutive lower striking prices closest to the previous day's settlement price; and all strike prices listed for all other option

                                     4602A

                           Ch46A Trading Conditions
                           ------------------------

contract months listed at that time. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. When a sale in the underlying Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract occurs at a price greater than or equal to the fifteenth largest striking price, a new striking price one increment higher than the existing striking prices will be added. When a sale in the underlying Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract occurs at a price less than or equal to the fifteenth smallest striking price, a new striking price one increment lower than the existing striking prices will be added. When a new strike price is added for an option contract month, the same strike price will be added to all options contract months or which that strike price is not already listed. All new strike prices will be added prior to the opening of trading on the following business day.

The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (04/01/00)


A4605.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (04/01/00)

A4606.01 Option Premium Basis - The premium for Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures options shall be in multiples of one sixty-fourth (1/64) of one point ($1,000) of a Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract which shall equal $15.63 per 1/64 and $1,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract

If options are quoted in volatility terms, the minimum price fluctuation shall be .10 percent (e.g., 10.0%, 10.1%, 10.2%, etc.). (04/01/00)

A4607.01 Exercise of Option - The buyer of a Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. (Chicago time) on the expiration date:

i)        to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions; and

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. (Chicago time) on the last day of trading. (04/01/00)

A4607.02 Automatic Exercise - Notwithstanding the provisions of Regulation 4607.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. (Chicago time) on the expiration date:

i)        to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions; and

                                     4603A

                           Ch46A Trading Conditions
                           ------------------------

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. (Chicago time) on the last day of trading. (04/01/00)

A4608.01     Expiration of Option - Unexercised Long Term Fannie Mae Benchmark
Note and Freddie Mac Reference Note futures options shall expire at 10:00 a.m. (Chicago time) on the first Saturday following the last day of trading. (04/01/00)

A4609.01     Months Traded In - Trading in Long Term Fannie Mae Benchmark Note
and Freddie Mac Reference Note futures options may be scheduled in such months as determined by the Exchange. For options that are traded in months in which Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the October or November option contract is the December futures contract. (04/01/00)

A4610.01     Trading Hours - The hours of trading of options on Long Term Fannie
Mae Benchmark Note and Freddie Mac Reference Note futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such option shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract, subject to the provisions of the second paragraph of Rule 1007.00. Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (04/01/00)

A4611.01     Position Limits and Reportable Positions - (See Regulation 495.01)
(04/01/00)

A4612.01     Margin Requirements - (See Regulation 431.05) (04/01/00)

A4613.01     Last Day of Trading - No trades in Long Term Fannie Mae Benchmark
Note and Freddie Mac Reference Note futures put and call options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Long Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract on the last Friday which precedes by at least five business days the last business day of the month preceding the option month.1 If such Friday is not a business day, or there is a Friday which is not a business day which precedes by four business days the last business day of the month preceding the option month, the last day of trading will be the business day prior to such Friday./1/ (04/01/00)


------------------
/1/ Starting with the June 2001 listing, the Last Day of Trading will be "the last Friday which precedes by at least two business days the last business day
                                       ---
of the month preceding the option month. If such a Friday is not a business day, or there is a Friday which is not a business day which precedes by one business
                                                                   ---
day the last business day of the month preceding the option month, the last day of trading will be the business day prior to such Friday."

                                     4604A

================================================================================
Chapter 51
Corn Yield Insurance Futures
================================================================================
     Ch51 Trading Conditions..............................................  5103
          *A5102.01  Application of Regulation............................  5103
          *B5102.01  Application of Regulation............................  5103
          *C5102.01  Application of Regulation............................  5103
          *D5102.01  Application of Regulation............................  5103
          *E5102.01  Application of Regulation............................  5103
          *F5102.01  Application of Regulation............................  5103
          *A5104.01  Unit of Trading......................................  5103
          *B5104.01  Unit of Trading......................................  5103
          *C5104.01  Unit of Trading......................................  5103
          *D5104.01  Unit of Trading......................................  5103
          *E5104.01  Unit of Trading......................................  5103
          F5104.01   Unit of Trading......................................  5103
          *A5105.01  Months Traded In.....................................  5103
          *B5105.01  Months Traded In.....................................  5103
          *C5105.01  Months Traded In.....................................  5103
          *D5105.01  Months Traded In.....................................  5103
          *E5105.01  Months Traded In.....................................  5103
          *F5105.01  Months Traded In.....................................  5103
          *A5106.01  Yield Basis..........................................  5103
          *B5106.01  Yield Basis..........................................  5103
          *C5106.01  Yield Basis..........................................  5104
          *D5106.01  Yield Basis..........................................  5104
          *E5106.01  Yield Basis..........................................  5104
          *F5106.01  Yield Basis..........................................  5104
          *A5107.01  Hours of Trading.....................................  5104
          *B5107.01  Hours of Trading.....................................  5104
          *C5107.01  Hours of Trading.....................................  5104
          *D5107.01  Hours of Trading.....................................  5104
          *E5107.01  Hours of Trading.....................................  5104
          *F5107.01  Hours of Trading.....................................  5104
          *A5108.01  Trading Limits.......................................  5104
          *B5108.01  Trading Limits.......................................  5104
          *C5108.01  Trading Limits.......................................  5104
          *D5108.01  Trading Limits.......................................  5104
          *E5108.01  Trading Limits.......................................  5104
          *F5108.01  Trading Limits.......................................  5104
          *A5109.01  Last Day of Trading..................................  5104
          *B5109.01  Last Day of Trading..................................  5104
          *C5109.01  Last Day of Trading..................................  5104
          *D5109.01  Last Day of Trading..................................  5104
          *E5109.01  Last Day of Trading..................................  5104
          F5109.01   Last Day of Trading..................................  5104
          *A5109.02  Liquidation During the Delivery Month................  5104
          *B5109.02  Liquidation During the Delivery Month................  5104
          *C5109.02  Liquidation During the Delivery Month................  5104
          *D5109.02  Liquidation During the Delivery Month................  5104
          *E5109.02  Liquidation During the Delivery Month................  5104
          *F5109.02  Liquidation During the Delivery Month................  5104
          *A5110.01  Margin Requirements..................................  5104
          *B5110.01  Margin Requirements..................................  5105
          *C5110.01  Margin Requirements..................................  5105
          *D5110.01  Margin Requirements..................................  5105

          *E5110.01  Margin Requirements..................................  5105
          *F5110.01  Margin Requirements..................................  5105
          *A5112.01  Position Limits and Reportable Positions.............  5105
          *B5112.01  Position Limits and Reportable Positions.............  5105
          *C5112.01  Position Limits and Reportable Positions.............  5105
          *D5112.01  Position Limits and Reportable Positions.............  5105
          *E5112.01  Position Limits and Reportable Positions.............  5105
          *F5112.01  Position Limits and Reportable Positions.............  5105

     Ch51 Settlement Procedures...........................................  5106
          *A5136.01  Standards............................................  5106
          *B5136.01  Standards............................................  5106
          *C5136.01  Standards............................................  5106
          *D5136.01  Standards............................................  5106
          *E5136.01  Standards............................................  5106
          *F5136.01  Standards............................................  5106
          *A5138.01  Final Cash Settlement Yield and Value Computation....  5106
          *B5138.01  Final Cash Settlement Yield and Value Computation....  5106
          *C5138.01  Final Cash Settlement Yield and Value Computation....  5106
          *D5138.01  Final Cash Settlement Yield and Value Computation....  5106
          *E5138.01  Final Cash Settlement Yield and Value Computation....  5106
          F5138.01   Final Cash Settlement Yield and Value Computation....  5106
          *A5142.01  Delivery on Futures Contracts........................  5107
          *B5142.01  Delivery on Futures Contracts........................  5107
          *C5142.01  Delivery on Futures Contracts........................  5107
          *D5142.01  Delivery on Futures Contracts........................  5107
          *E5142.01  Delivery on Futures Contracts........................  5107
          *F5142.01  Delivery on Futures Contracts........................  5107
          *A5146.01  Date of Delivery.....................................  5107
          *B5146.01  Date of Delivery.....................................  5107
          *C5146.01  Date of Delivery.....................................  5107
          *D5146.01  Date of Delivery.....................................  5107
          *E5146.01  Date of Delivery.....................................  5107
          *F5146.01  Date of Delivery.....................................  5107
          *A5147.01  Payment..............................................  5107
          *B5147.01  Payment..............................................  5107
          *C5147.01  Payment..............................................  5107
          *D5147.01  Payment..............................................  5107
          *E5147.01  Payment..............................................  5107
          *F5147.01  Payment..............................................  5107

================================================================================
Chapter 51
Corn Yield Insurance Futures
================================================================================

Ch51 Trading Conditions

NOTE: *The respective Corn Yield Insurance contract regulations are referenced herein as follows:

                 -----------------------------------
                 A = Iowa          D = Nebraska
                 -----------------------------------
                 B = Illinois      E = Ohio
                 -----------------------------------
                 C = Indiana       F = U.S.
                 -----------------------------------

*A5102.01      Application of Regulation -

*B5102.01      Application of Regulation -

*C5102.01      Application of Regulation -

*D5102.01      Application of Regulation -

*E5102.01      Application of Regulation -

*F5102.01      Application of Regulation - Futures transactions in * Corn Yield
Insurance contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to regulations contained in this chapter which are exclusively applicable to trading in * Corn Yield Insurance contracts. (02/01/96)

*A5104.01      Unit of Trading -

*B5104.01      Unit of Trading -

*C5104.01      Unit of Trading -

*D5104.01      Unit of Trading -

*E5104.01      Unit of Trading - The unit of trading shall be $100.00 times the
United States Department of Agriculture's monthly estimate of corn yield for the state of * as defined in Regulation 5136.01. The * corn yield shall consist of the ratio of * total corn-for-grain production to *'s total corn-for-grain acres harvested. (02/01/96)

F5104.01       Unit of Trading - The unit of trading shall be $100.000 times the
United States Department of Agriculture's monthly estimate of corn yield for the U.S. as defined in Regulation 5136.01. The U.S. corn yield shall consist of the ratio of U.S. total corn-for-grain production to U.S. total corn-for-grain acres harvested. (02/01/96)

*A5105.01      Months Traded In -

*B5105.01      Months Traded In -

*C5105.01      Months Traded In -

*D5105.01      Months Traded In -

*E5105.01      Months Traded In -

*F5105.01      Months Traded In - Trading in * Corn Yield Insurance futures is regularly conducted in September, October, November and January, but may be permitted in the current month plus any succeeding months. The number of months to be open at one time shall be at the discretion of the Exchange. (02/01/96)

*A5106.01      Yield Basis -

*B5106.01      Yield Basis -

                            Ch51 Trading Conditions
                            -----------------------

*C5106.01      Yield Basis -

*D5106.01      Yield Basis -

*E5106.01      Yield Basis -

*F5106.01      Yield Basis - All contract months of the * Corn Yield Insurance futures shall be quoted in bushels per acre harvested and multiples of tenths of a bushel per acre harvested. Each bushel per acre harvested equals $100. The minimum yield fluctuation shall be one-tenth (0.10) of one bushel per acre harvested ($10 per contract). Contracts shall not be made on any other yield basis. (02/01/96)

*A5107.01      Hours of Trading -

*B5107.01      Hours of Trading -

*C5107.01      Hours of Trading -

*D5107.01      Hours of Trading -

*E5107.01      Hours of Trading -

*F5107.01      Hours of Trading - The hours of trading for future delivery in *
Corn Yield Insurance futures shall be determined by the Board. The market shall be opened and closed for all * Corn Yield Insurance futures simultaneously or in such other manner as the Regulatory Compliance Committee may direct. On the last day of trading in an expiring future, a bell shall be rung at 12:00 noon designating the close of the expiring future. (02/01/96)

*A5108.01      Trading Limits -

*B5108.01      Trading Limits -

*C5108.01      Trading Limits -

*D5108.01      Trading Limits -

*E5108.01      Trading Limits -

*F5108.01      Trading Limits - (See Regulation 1008.01).  (02/01/96)

*A5109.01      Last Day of Trading -

*B5109.01      Last Day of Trading -

*C5109.01      Last Day of Trading -

*D5109.01      Last Day of Trading -

*E5109.01      Last Day of Trading - The last day of trading in a particular *
Corn Yield Insurance futures contract month shall be on the last business day of the month prior to the United States Department of Agriculture's (USDA) release of the corn crop production estimate report for the state of *. (02/01/96)

F5109.01       Last Day of Trading - The last day of trading in a particular
U.S. Corn Yield Insurance futures contract month shall be on the last business day of the month prior to the United States Department of Agriculture's (USDA) release of the corn crop production estimate report for the U.S. (02/01/96)

*A5109.02      Liquidation During the Delivery Month -

*B5109.02      Liquidation During the Delivery Month -

*C5109.02      Liquidation During the Delivery Month -

*D5109.02      Liquidation During the Delivery Month -

*E5109.02      Liquidation During the Delivery Month -

*F5109.02      Liquidation During the Delivery Month - After trading in
contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 5109.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 5142.01. (02/01/96)

*A5110.01      Margin Requirements -

                            Ch51 Trading Conditions
                            -----------------------

*B5110.01      Margin Requirements -

*C5110.01      Margin Requirements -

*D5110.01      Margin Requirements -

*E5110.01      Margin Requirements -

*F5110.01      Margin Requirements - (See Regulation 431.03). (02/01/96)

*A5112.01      Position Limits and Reportable Positions -

*B5112.01      Position Limits and Reportable Positions -

*C5112.01      Position Limits and Reportable Positions -

*D5112.01      Position Limits and Reportable Positions -

*E5112.01      Position Limits and Reportable Positions -

*F5112.01      Position Limits and Reportable Positions - (See Regulation
               425.01). (02/01/96)

Ch51 Settlement Procedures

*A5136.01      Standards -

*B5136.01      Standards -

*C5136.01      Standards -

*D5136.01      Standards -

*E5136.01      Standards - The final settlement amount for monthly contracts shall be equal to the USDA's estimate of corn-for-grain yield for the state of * multiplied by $100. The yield for the state of * is expressed by USDA in units rounded to the nearest bushel and is defined as the number of bushels forecast to be produced, divided by the number of acres forecast to be harvested. The January USDA report shall refer to the USDA's final estimate of bushels of corn-for-grain produced for a particular crop year, the USDA's final estimate of corn-for-grain acres harvested for a particular crop year, and the USDA's final estimate of corn-for-grain yield for a particular crop year.

The value of the contract shall be determined by the Chicago Board of Trade. (02/01/96)

*F5136.01      Standards - The final settlement amount for monthly contracts shall be equal to the USDA's estimate of corn-for-grain yield for the U.S. multiplied by $100. The yield for the U.S. is expressed by USDA in units rounded to the nearest one-tenth (0.10) of one bushel per acre and is defined as the number of bushels forecast to be produced, divided by the number of acres forecast to be harvested. The January USDA report shall refer to the USDA's final estimate of bushels of corn-for-grain produced for a particular crop year, the USDA's final estimate of corn-for-grain acres harvested for a particular crop year, and the USDA's final estimate of corn-for-grain yield for a particular crop year.

The value of the contract shall be determined by the Chicago Board of Trade. (02/01/96)

*A5138.01      Final Cash Settlement Yield and Value Computation -

*B5138.01      Final Cash Settlement Yield and Value Computation -

*C5138.01      Final Cash Settlement Yield and Value Computation -

*D5138.01      Final Cash Settlement Yield and Value Computation -

*E5138.01      Final Cash Settlement Yield and Value Computation - The final cash settlement yield and value shall be determined in accordance with the following procedure:

A. On the day the USDA publicized * corn-for-grain yield data for a current crop year during any of the months August through November or January, the Exchange shall post by 5:00 p.m., Central Time, the estimate of * corn-for-grain yield in units of bushels per acre harvested, rounded to the nearest whole bushel.

B. The * corn-for-grain yield released by USDA by 5:00 p.m. on days noted in Regulation 5138.01A., shall be the final quantity reported for determining cash settlement of the most recently expired contract month. Any subsequent * corn-for-grain yield revisions published or disseminated by USDA shall not affect the final cash settlement of the * Corn Yield Insurance futures.

C. The final cash settlement value shall be equal to the final * corn-for-grain yield reported by USDA on days noted in Regulation 5138.01A., multiplied by $100, rounded up or down to the nearest whole dollar. (02/01/96)

F5138.01       Final Cash Settlement Yield and Value Computation - The final cash settlement yield and value shall be determined in accordance with the following procedure:

A. On the day the USDA publicized U.S. corn-for-grain yield data for a current crop year during any of the months August through November or January, the Exchange shall post by 5:00 p.m., Central Time, the estimate of U.S. corn-for-grain yield in units of one-tenth (0.10) of one bushel per acre harvested.

B. The U.S. corn-for-grain yield released by USDA by 5:00 p.m. on days noted in Regulation 5138.01A., shall be the final quantity reported for determining cash settlement of the most recently expired contract month. Any subsequent U.S. corn-for-grain yield revisions published or

                          Ch51 Settlement Procedures
                          --------------------------

        disseminated by USDA shall not affect the final cash settlement of the U.S. Corn Yield Insurance futures.

C. The final cash settlement value shall be equal to the final U.S. corn-for-grain yield reported by USDA on days noted in Regulation 5138.01A., multiplied by $100, rounded up or down to the nearest whole dollar. (02/01/96)

*A5142.01      Delivery on Futures Contracts -

*B5142.01      Delivery on Futures Contracts -

*C5142.01      Delivery on Futures Contracts -

*D5142.01      Delivery on Futures Contracts -

*E5142.01      Delivery on Futures Contracts -

*F5142.01      Delivery on Futures Contracts - Delivery against the * Corn Yield
Insurance futures contacts must be made through the Clearing Corporation. Delivery under these regulations shall be on delivery day and shall be accomplished by cash settlement as hereinafter provided.

The Clearing Corporation shall advise Clearing Members holding open positions in the most recently expired * Corn Yield Insurance futures contract of the final cash settlement yield and value by 7:00 p.m., Central Time, on the same day USDA releases * corn-for-grain yield estimate. Clearing members shall then make payment to and receive payment through the Clearing Corporation in accordance with normal variation settlement procedures as soon as practical thereafter, based on the final cash settlement yield and value.

(02/01/96)

*A5146.01      Date of Delivery -

*B5146.01      Date of Delivery -

*C5146.01      Date of Delivery -

*D5146.01      Date of Delivery -

*E5146.01      Date of Delivery -

*F5146.01      Date of Delivery - Delivery shall be after 7:00 p.m., Central
Time, on the same day USDA releases the * corn-for-grain yield estimate. (02/01/96)

*A5147.01      Payment -

*B5147.01      Payment -

*C5147.01      Payment -

*D5147.01      Payment -

*E5147.01      Payment -

*F5147.01      Payment - (See Regulation 1049.01). (02/01/96)

======================================================================================================================
Chapter 52
Corn Yield Insurance Options
======================================================================================================================
Ch52 Trading Conditions.......................................................................................
     *A5201.00  Authority.....................................................................................
     *B5201.00  Authority.....................................................................................
     *C5201.00  Authority.....................................................................................
     *D5201.00  Authority.....................................................................................
     *E5201.00  Authority.....................................................................................
     *F5201.00  Authority.....................................................................................
     *A5201.01  Application of Regulations....................................................................
     *B5201.01  Application of Regulations....................................................................
     *C5201.01  Application of Regulations....................................................................
     *D5201.01  Application of Regulations....................................................................
     *E5201.01  Application of Regulations....................................................................
     *F5201.01  Application of Regulations....................................................................
     *A5202.01  Nature of * Corn Yield Insurance Futures Put Options..........................................
     *B5202.01  Nature of * Corn Yield Insurance Futures Put Options..........................................
     *C5202.01  Nature of * Corn Yield Insurance Futures Put Options..........................................
     *D5202.01  Nature of * Corn Yield Insurance Futures Put Options..........................................
     *E5202.01  Nature of * Corn Yield Insurance Futures Put Options..........................................
     *F5202.01  Nature of * Corn Yield Insurance Futures Put Options..........................................
     *A5202.02  Nature of * Corn Yield Insurance Futures Call Options.........................................
     *B5202.02  Nature of * Corn Yield Insurance Futures Call Options.........................................
     *C5202.02  Nature of * Corn Yield Insurance Futures Call Options.........................................
     *D5202.02  Nature of * Corn Yield Insurance Futures Call Options.........................................
     *E5202.02  Nature of * Corn Yield Insurance Futures Call Options.........................................
     *F5202.02  Nature of * Corn Yield Insurance Futures Call Options.........................................
     *A5203.01  Trading Unit..................................................................................
     *B5203.01  Trading Unit..................................................................................
     *C5203.01  Trading Unit..................................................................................
     *D5203.01  Trading Unit..................................................................................
     *E5203.01  Trading Unit..................................................................................
     *F5203.01  Trading Unit..................................................................................
     *A5204.01  Striking Yields...............................................................................
     *B5204.01  Striking Yields...............................................................................
     *C5204.01  Striking Yields...............................................................................
     *D5204.01  Striking Yields...............................................................................
     *E5204.01  Striking Yields...............................................................................
     *F5204.01  Striking Yields...............................................................................
     *A5205.01  Payment of Option Premium.....................................................................
     *B5205.01  Payment of Option Premium.....................................................................
     *C5205.01  Payment of Option Premium.....................................................................
     *D5205.01  Payment of Option Premium.....................................................................
     *E5205.01  Payment of Option Premium.....................................................................
     *F5205.01  Payment of Option Premium.....................................................................
     *A5206.01  Option Premium Basis..........................................................................
     *B5206.01  Option Premium Basis..........................................................................
     *C5206.01  Option Premium Basis..........................................................................
     *D5206.01  Option Premium Basis..........................................................................
     *E5206.01  Option Premium Basis..........................................................................
     *F5206.01  Option Premium Basis..........................................................................
     *A5207.01  Exercise of Option............................................................................
     *B5207.01  Exercise of Option............................................................................
     *C5207.01  Exercise of Option............................................................................
     *D5207.01  Exercise of Option............................................................................

     *E5207.01  Exercise of Option.............................................................................
     *F5207.01  Exercise of Option.............................................................................
     *A5208.01  Expiration of Option...........................................................................
     *B5208.01  Expiration of Option...........................................................................
     *C5208.01  Expiration of Option...........................................................................
     *D5208.01  Expiration of Option...........................................................................
     *E5208.01  Expiration of Option...........................................................................
     *F5208.01  Expiration of Option...........................................................................
     *A5209.01  Months Traded In...............................................................................
     *B5209.01  Months Traded In...............................................................................
     *C5209.01  Months Traded In...............................................................................
     *D5209.01  Months Traded In...............................................................................
     *E5209.01  Months Traded In...............................................................................
     *F5209.01  Months Traded In...............................................................................
     *A5210.01  Trading Hours..................................................................................
     *B5210.01  Trading Hours..................................................................................
     *C5210.01  Trading Hours..................................................................................
     *D5210.01  Trading Hours..................................................................................
     *E5210.01  Trading Hours..................................................................................
     *F5210.01  Trading Hours..................................................................................
     *A5211.01  Position Limits................................................................................
     *B5211.01  Position Limits................................................................................
     *C5211.01  Position Limits................................................................................
     *D5211.01  Position Limits................................................................................
     *E5211.01  Position Limits................................................................................
     *F5211.01  Position Limits................................................................................
     *A5212.01  Margin Requirements............................................................................
     *B5212.01  Margin Requirements............................................................................
     *C5212.01  Margin Requirements............................................................................
     *D5212.01  Margin Requirements............................................................................
     *E5212.01  Margin Requirements............................................................................
     *F5212.01  Margin Requirements............................................................................
     *A5213.01  Last Day of Trading............................................................................
     *B5213.01  Last Day of Trading............................................................................
     *C5213.01  Last Day of Trading............................................................................
     *D5213.01  Last Day of Trading............................................................................
     *E5213.01  Last Day of Trading............................................................................
     *F5213.01  Last Day of Trading............................................................................
     *A5214.01  Option Premium Fluctuation Limits..............................................................
     *B5214.01  Option Premium Fluctuation Limits..............................................................
     *C5214.01  Option Premium Fluctuation Limits..............................................................
     *D5214.01  Option Premium Fluctuation Limits..............................................................
     *E5214.01  Option Premium Fluctuation Limits..............................................................
     *F5214.01  Option Premium Fluctuation Limits..............................................................

================================================================================
Chapter 52
Corn Yield Insurance Options
================================================================================

Ch52 Trading Conditions

NOTE: *The respective Corn Yield Insurance Option contract regulations are referenced herein as follows:

     ----------------------------------
     A = Iowa           D = Nebraska
     ----------------------------------
     B = Illinois       E = Ohio
     ----------------------------------
     C = Indiana        F = U.S.
     ----------------------------------

*A5201.00  Authority -

*B5201.00  Authority -

*C5201.00  Authority -

*D5201.00  Authority -

*E5201.00  Authority -

*F5201.00  Authority - (See Rule 2801.00).  (02/01/96)

*A5201.01  Application of Regulations -

*B5201.01  Application of Regulations -

*C5201.01  Application of Regulations -

*D5201.01  Application of Regulations -

*E5201.01  Application of Regulations -

*F5201.01  Application of Regulations - Transactions in put and call options on
* Corn Yield Insurance futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to regulations contained in this chapter which are exclusively applicable to trading in put and call options on * Corn Yield Insurance futures contracts (see Rule 490.00). (02/01/96)

*A5202.01  Nature of * Corn Yield Insurance Futures Put Options -

*B5202.01  Nature of * Corn Yield Insurance Futures Put Options -

*C5202.01  Nature of * Corn Yield Insurance Futures Put Options -

*D5202.01  Nature of * Corn Yield Insurance Futures Put Options -

*E5202.01  Nature of * Corn Yield Insurance Futures Put Options -

*F5202.01 Nature of * Corn Yield Insurance Futures Put Options - The buyer of one (1) * Corn Yield Insurance futures put option may exercise his option at any time prior to expiration (subject to Regulation 5207.01), to assume a short position in one (1) * Corn Yield Insurance futures contract of a specified contract month at a striking yield set at the time the option was purchased. The seller of one (1) * Corn Yield Insurance futures put option incurs the obligation of assuming a long position in one (1) * Corn Yield Insurance futures contract of a specified contract month at a striking yield set at the time the option was sold, upon exercise by a put option buyer. (02/01/96)

*A5202.02  Nature of * Corn Yield Insurance Futures Call Options -

*B5202.02  Nature of * Corn Yield Insurance Futures Call Options -

                            Ch52 Trading Conditions
                            -----------------------

*C5202.02  Nature of * Corn Yield Insurance Futures Call Options -

*D5202.02  Nature of * Corn Yield Insurance Futures Call Options -

*E5202.02  Nature of * Corn Yield Insurance Futures Call Options -

*F5202.02 Nature of * Corn Yield Insurance Futures Call Options - The buyer of one (1) * Corn Yield Insurance futures call option may exercise his option at any time prior to expiration (subject to Regulation 5207.01), to assume a long position in one (1) * Corn Yield Insurance futures contract of a specified contract month at a striking yield set at the time the option was purchased. The seller of one (1) * Corn Yield Insurance futures call option incurs the obligation of assuming a short position in one (1) * Corn Yield Insurance futures contract of a specified contract month at a striking yield set at the time the option was sold, upon exercise by a call option buyer. (02/01/95)

*A5203.01  Trading Unit -

*B5203.01  Trading Unit -

*C5203.01  Trading Unit -

*D5203.01  Trading Unit -

*E5203.01  Trading Unit -

*F5203.01 Trading Unit - One (1) * Corn Yield Insurance futures contract of a specified contract month on the Chicago Board of Trade. (02/01/96)

*A5204.01  Striking Yields -

*B5204.01  Striking Yields -

*C5204.01  Striking Yields -

*D5204.01  Striking Yields -

*E5204.01  Striking Yields -

*F5204.01 Striking Yields - Trading shall be conducted for put and call options with striking yields (the "strikes") in five (5) bushel-per-acre-harvested intervals per * Corn Yield Insurance futures contract (i.e., 120.0, 125.0, 130.0, etc.) and in ten (10) bushel-per-acre-harvested intervals per * Corn Yield Insurance futures contract (i.e. 140.0, 150.0, 160.0, etc.) as follows:

1. a. At the commencement of trading for an option contract, the following strike yields shall be listed: the striking yield closest to the previous day's settlement yield on the underlying * Corn Yield Insurance futures contract, the next twenty consecutive higher and the next twenty consecutive lower striking yields closest to the previous day's settlement yield, all in five bushel-per-acre-harvested intervals (i.e., the initial band). If the previous day's settlement yield is midway between two striking yields, the closest yield shall be the larger of the two.

    b. In addition, strike yields shall be listed from 20.0 to 200.0 in even ten bushel-per-acre-harvested intervals (i.e., 20.0, 30.0,..., 200.0) above and below the range of five bushel-per-acre-harvested strikes.

    c. Over time striking yields shall be added as necessary to ensure that at least forty striking yields above and below the previous day's trading range in the underlying futures contract (i.e., the minimum band) are listed in five bushel-per-acre-harvested intervals.

    d. No new strikes may be added by these procedures in the month in which an option expires.

2. a. In ten bushel-per-acre-harvested intervals, all strikes in which the previous day's delta factors (as determined by the Exchange) for both put and call options are 0.10 or greater for two consecutive business days shall be listed for trading. However, no new strikes may be added by this procedure to an option month unless open positions exist in that contract month.

                            Ch52 Trading Conditions
                            -----------------------

    b. In five bushel-per-acre-harvested intervals, during the month in which an option expires, all strikes in which the previous day's delta factors (as determined by the Exchange) for both put and call options are 0.10 or greater for two consecutive business days shall be listed for trading.

3. The Exchange may modify the procedure for the introduction of striking yields as it seems appropriate in order to respond to market conditions. (02/01/96)

*A5205.01  Payment of Option Premium -

*B5205.01  Payment of Option Premium -

*C5205.01  Payment of Option Premium -

*D5205.01  Payment of Option Premium -

*E5205.01  Payment of Option Premium -

*F5205.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time the option is purchased, or within a reasonable time after the option is purchased. (02/01/96)

*A5206.01  Option Premium Basis -

*B5206.01  Option Premium Basis -

*C5206.01  Option Premium Basis -

*D5206.01  Option Premium Basis -

*E5206.01  Option Premium Basis -

*F5206.01 Option Premium Basis - The premium for * Corn Yield Insurance futures options shall be in multiples of one tenth of a bushel per acre harvested ($10 per contract). Contracts shall not be made on any other basis.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $10.00 in $1.00 increments per option contract. (02/01/96)

*A5207.01  Exercise of Option -

*B5207.01  Exercise of Option -

*C5207.01  Exercise of Option -

*D5207.01  Exercise of Option -

*E5207.01  Exercise of Option -

*F5207.01 Exercise of Option - The buyer of an * Corn Yield Insurance futures option may exercise the option on any business day up to and including the day such option expires by giving notice of exercise to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on such day. In-the-money1 options that have not been liquidated or exercised on expiration date shall be automatically exercised in the absence of contrary instructions delivered to the Clearing Corporation by 6:00 p.m., or by such other time designated by the Board of Directors, on expiration date by the Clearing member representing the option buyer. (12/01/99)

*A5208.01  Expiration of Option -

*B5208.01  Expiration of Option -

*C5208.01  Expiration of Option -


__________________________

/1/        A call option is in-the-money if the final settlement yield of the underlying futures contract is greater than the exercise yield for the call option. A put option is in-the-money if the final settlement yield of the underlying futures contract is less than the exercise yield for the put option.

                            Ch52 Trading Conditions
                            -----------------------

*D5208.01  Expiration of Option -

*E5208.01  Expiration of Option -

*F5208.01 Expiration of Option - Unexercised * Corn Yield Insurance futures options shall expire at 6:00 p.m. (Central time) on the same day in which the final settlement yield for the underlying futures contract is made publicly available. (02/01/96)

*A5209.01  Months Traded In -

*B5209.01  Months Traded In -

*C5209.01  Months Traded In -

*D5209.01  Months Traded In -

*E5209.01  Months Traded In -

*F5209.01 Months Traded In - Trading may be conducted in * Corn Yield Insurance futures options in the same months that are listed for trading in the * Corn Yield Insurance futures contracts, provided however that the Exchange may determine not to list a contract month. There shall be no trading in * Corn Yield Insurance futures options for months in which the * Corn Yield Insurance futures are not traded on the Chicago Board of Trade. (02/01/96)

*A5210.01  Trading Hours -

*B5210.01  Trading Hours -

*C5210.01  Trading Hours -

*D5210.01  Trading Hours -

*E5210.01  Trading Hours -

*F5210.01 Trading Hours - The hours of trading options on * Corn Yield Insurance futures shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be 12:00 noon, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring * Corn Yield Insurance futures options shall be closed with a public call made striking yield by striking yield, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, * Corn Yield Insurance futures options shall be opened and closed for all months and striking yields simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (02/01/96)

*A5211.01  Position Limits -

*B5211.01  Position Limits -

*C5211.01  Position Limits -

*D5211.01  Position Limits -

*E5211.01  Position Limits -

*F5211.01  Position Limits - (See Regulation 425.01).  (10/01/00)

*A5212.01  Margin Requirements -

*B5212.01  Margin Requirements -

*C5212.01  Margin Requirements -

*D5212.01  Margin Requirements -

*E5212.01  Margin Requirements -

*F5212.01  Margin Requirements - (See Regulation 431.05).  (02/01/96)

*A5213.01  Last Day of Trading -

*B5213.01  Last Day of Trading -

                            Ch52 Trading Conditions
                            -----------------------

*C5213.01  Last Day of Trading -

*D5213.01  Last Day of Trading -

*E5213.01 Last Day of Trading - No trades in * Corn Yield Insurance futures options expiring in the current month shall be made after 12:00 noon on the last business day of the month prior to the United States Department of Agriculture's
(USDA) release of the corn crop production estimate report for the state of *. (02/01/96)

*F5213.01 Last Day of Trading - No trades in U.S. Corn Yield Insurance futures options expiring in the current month shall be made after 12:00 noon on the last business day of the month prior to the United States Department of Agriculture's
(USDA) release of the corn crop production estimate report for the U.S.
(02/01/96)

*A5214.01  Option Premium Fluctuation Limits -

*B5214.01  Option Premium Fluctuation Limits -

*C5214.01  Option Premium Fluctuation Limits -

*D5214.01  Option Premium Fluctuation Limits -

*E5214.01  Option Premium Fluctuation Limits -

*F5214.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in a * Corn Yield Insurance futures options at a premium of more than the trading limit for the * Corn Yield Insurance futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Corporation. On the first day of trading, limits shall be set from the lowest premium of the opening range. (02/01/96)

================================================================================
Chapter 53
CBOT(R) Dow Jones Composite Average(SM) Index Futures
================================================================================
     Ch 53 Trading Conditions............................................
          5301.00  Authority.............................................
          5302.01  Application of Regulation.............................
          5303.01  Emergencies, Acts of God, Acts of Government..........
          5304.01  Unit of Trading.......................................
          5305.01  Months Traded In......................................
          5306.01  Price Basis...........................................
          5307.01  Hours of Trading......................................
          5308.01  Price Limits and Trading Halts........................
          5309.01  Last Day of Trading...................................
          5309.02  Liquidation During the Delivery Month.................
          5310.01  Margin Requirements...................................
          5312.01  Position Limits and Reportable Positions..............

     Ch 53 Delivery Procedures...........................................
          5336.01  Standards.............................................
          5342.01  Delivery on Futures Contracts.........................
          5342.02  Final Settlement Price................................
          5342.03  The Final Settlement Day..............................
          5347.01  Payment...............................................
          5348.01  Disclaimer............................................

================================================================================
Chapter 53
CBOT(R) Dow Jones Composite Average(SM) Index/1/
Futures
================================================================================

Ch 53 Trading Conditions

5301.00   Authority -  (See Regulation 1701.00.) (08/01/00)


5302.01 Application of Regulation - Futures transactions in CBOT(R) Dow Jones Composite Average(SM) Index contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in CBOT(R) Dow Jones Composite Average(SM) Index contracts. (08/01/00)

5303.01 Emergencies, Acts of God, Acts of Government If the delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. (08/01/00)

5304.01 Unit of Trading The unit of trading shall be $20.00 times the Dow Jones Composite Average(SM) Index.. The Dow Jones Composite Average(SM) Index is a market capitalization-weighted index consisting of 65 blue-chip stocks. (08/01/00)

________________________
     /1/ "Dow Jones", "Dow Jones Composite Average" and "DJCA" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by the Board of Trade of the City of Chicago (CBOT(R)). The CBOT's futures and futures options contracts based on the Dow Jones Composite Average are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of trading in such product(s).

                           Ch 53 Trading Conditions
                           ------------------------

5305.01 Months Traded In - The months listed for trading are March, June, September and December, at the discretion of the Exchange. (08/01/00)

5306.01 Price Basis - The price of the CBOT(R) Dow Jones Composite Average(SM) Index futures shall be quoted in points and 1/2 points. One point equals $20.00 and one-half of one point equals $10.00. The minimum price fluctuation shall be one-half of one point per contract. Contracts shall not be made on any other price basis. (08/01/00)

5307.01 Hours of Trading - The hours of trading for future delivery in CBOT(R) Dow Jones Composite Average(SM) Index futures shall be determined by the Board. (08/01/00)

          The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. (08/01/00)

5308.01   Price Limits and Trading Halts - (See Regulation 1008.01.) (08/01/00)

5309.01 Last Day of Trading - The last day of trading in CBOT(R) Dow Composite AverageSM Index futures contracts deliverable in the current delivery month shall be the trading day immediately preceding the final settlement day (as described in Regulation 4542.03). (08/01/00)

5309.02 Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 4509.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 4542.01. (08/01/00)

5310.01   Margin Requirements - (See Regulation 431.03.) (08/01/00)

5312.01 Position Limits and Reportable Positions - (See Regulation 425.01.) (08/01/00)

Ch 53 Delivery Procedures

5336.01 Standards - The contract grade shall be the final settlement price (as described in Regulation 4542.02) of the Dow Jones Composite AverageSM Index on final settlement day (as described in Regulation 4542.03). (08/01/00)

5342.01 Delivery on Futures Contracts - Delivery against the CBOT(R) Dow Jones Composite Average(SM) Index futures contract must be made through the Clearing Corporation. Delivery under these regulations shall be on the final settlement day (as described in regulation 4542.03) and shall be accomplished by cash settlement as hereinafter provided.

          Clearing members holding open positions in a CBOT(R) Dow Jones Composite Average(SM) Index futures contract at the time of termination of trading shall make payment to and receive payment through the Clearing Corporation in accordance with normal variation settlement procedures based on a settlement price equal to the final settlement price (as described in Regulation 4542.02). (08/01/00)

5342.02 Final Settlement Price - The final settlement price shall be determined on the final settlement day. The final settlement price shall be $20 times a Special Open Quotation (SOQ) of the Dow Jones Composite Average(SM) Index based on the opening prices of the component stocks in the index, or on the last sale price of a stock that does not open for trading on the regularly scheduled day of final settlement (as described in Regulation 4542.03).

          If the designated primary market for a component stock does not open on the day scheduled for the determination of the final settlement price, then the final settlement price shall be based on the next opening price for the component stock.

          If a component stock does not trade on the day scheduled for determination of the final settlement price while the primary market for the stock is open for trading, the last sale price of the stock will be used to calculate the final settlement price. (08/01/00)

5342.03 The Final Settlement Day - The final settlement day shall be defined as the third Friday of the contract month, or if the Dow Jones Composite Average(SM) is not scheduled to be published for that day, the first preceding business day for which the Dow Jones Composite Average(SM) is scheduled to be published. (08/01/00)

5347.01   Payment - (See Regulation 1049.04.) (08/01/00)

5348.01   Disclaimer

          CBOT(R) Dow Jones Composite Average(SM) Index futures and futures options are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of CBOT(R) Dow Jones Composite Average(SM) Index futures and futures options contracts or any member of the public regarding the advisability of trading in CBOT(R) Dow Jones Composite Average(SM) Index futures and futures options contracts. Dow Jones' only relationship to the Exchange is the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Composite Average(SM) which is determined, composed and calculated by Dow Jones without regard to the Chicago Board of Trade or CBOT(R) Dow Jones Composite Average(SM) Index futures and futures options contracts, Dow Jones has no obligation to take the needs of the Chicago Board of Trade or the owners of CBOT(R) Dow Jones Composite Average(SM) Index futures and futures options contracts into consideration in determining, composing or calculating the Dow Jones

                           CH 53 Delivery Procedures
                           -------------------------

          Composite Average(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of CBOT(R) Dow Jones Composite Average(SM) Index futures and futures options contracts to be listed or in the determination or calculation of the equation by which CBOT(R) Dow Jones Composite Average(SM) Index futures and futures options contracts are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of CBOT(R) Dow Jones Composite Average(SM) Index futures and futures options contracts.

          DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES COMPOSITE AVERAGE(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CHICAGO BOARD OF TRADE, OWNERS OF CBOT(R) DOW JONES COMPOSITE AVERAGE(SM) INDEX FUTURES AND FUTURES OPTIONS CONTRACTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES COMPOSITE AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES COMPOSITE AVERAGE(SM) OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE CHICAGO BOARD OF TRADE. BOARD OF TRADE. (08/01/00)

================================================================================
Chapter 57
Medium Term Fannie Mae(R) Benchmark Notes(SM) and Freddie Mac Reference Notes(SM) (4 Years to 5 Years 3 Months)
================================================================================

         Ch57 Trading Conditions........................................................................... 5702
                5701.00      Authority..................................................................... 5702
                5702.01      Application of Regulation..................................................... 5702
                5703.01      Emergencies, Acts of God, Acts of Government.................................. 5702
                5704.01      Unit of Trading............................................................... 5703
                5705.01      Months Traded In.............................................................. 5703
                5706.01      Price Basis................................................................... 5703
                5707.01      Hours of Trading.............................................................. 5703
                5709.01      Last Day of Trading........................................................... 5703
                5709.02      Liquidation in the Last Seven Days of Delivery Months......................... 5703
                5710.01      Margin Requirements........................................................... 5703
                5712.12      Position Limits and Reportable Positions...................................... 5703
                5713.01      All-Or-None Orders............................................................ 5703

         Ch57 Delivery Procedures.......................................................................... 5704
                5736.01      Standards..................................................................... 5704
                5742.01      Deliveries of Futures Contracts............................................... 5704
                5742.02      Wire Failure.................................................................. 5704
                5746.01      Date of Delivery.............................................................. 5705
                5747.01      Delivery Notices.............................................................. 5705
                5748.01      Method of Delivery............................................................ 5705
                5749.00      Time of Delivery, Payment, Form of Delivery Notice............................ 5705
                5749.02      Buyer's Report of Eligibility to Receive Delivery............................. 5705
                5749.03      Seller's Invoice to Buyers.................................................... 5705
                5749.04      Payment....................................................................... 5705
                5749.05      Buyers Banking Notification................................................... 5705
                5750.00      Duties of Members............................................................. 5705
                5751.01      Office Deliveries Prohibited.................................................. 5705
                5754.00      Failure to Accept Delivery.................................................... 5706

         Ch57 Regularity of Banks.......................................................................... 5707
                5780.01      Banks......................................................................... 5707

                                     5701

================================================================================
Chapter 57
Medium Term Fannie Mae(R)Benchmark Notes(SM) and Freddie Mac Reference Notes(SM) (4 Years to 5 Years 3 Months)
================================================================================
*Note:  These contracts are listed for trading by the Chicago Board of Trade
 ----
pursuant to Commodity Futures Trading Commission exchange certification procedures.

Ch57 Trading Conditions

5701.00   Authority - (See Rule 1701.00) (02/01/01)

5702.01   Application of Regulation - Futures transactions in Medium Term Fannie
Mae(R) Benchmark Notes(SM) and Freddie Mac Reference Notes(SM) shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in Medium Term Fannie Mae Benchmark Notes and Freddie Mac Reference Notes. Medium Term Fannie Mae Benchmark Notes and Freddie Mac Reference Notes are listed for trading by the Association pursuant to Commodity Futures Trading Commission exchange certification procedures. (02/01/01)

5703.01   Emergencies, Acts of God, Acts of Government - If the delivery or acceptance or any precondition or requirement of either is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. For example, and without limiting the Board's power, it may extend delivery dates and designate alternative delivery points in the event of conditions interfering with the normal operations of approved facilities.

In the event the Board determines that there exists a shortage of deliverable Fannie Mae Benchmark Notes and/or Freddie Mac Reference Notes, it may, upon a two-thirds vote under Rule 180.00, take such action as may be in the Board's sole discretion appear necessary to prevent, correct or alleviate the condition. Without limiting the foregoing or the authority of the Board under Rule 180.00, the Board may:

     (1) designate as deliverable, callable Fannie Mae Benchmark Notes and Bonds, and/or Freddie Mac Reference Notes and Bonds otherwise meeting the specifications and requirements stated in this chapter;

     (2) designate as deliverable one or more issues of Fannie Mae Benchmark Notes and Freddie Mac Reference Notes and/or Fannie Mae Benchmark Bonds and Freddie Mac Reference Bonds having maturities shorter than four years, or longer than five year three months and otherwise meeting the specifications and requirements stated in this chapter; and/or

                                     5702

                              Regularity of Banks
                              -------------------

     (3) determine a cash settlement based on the current cash value of an 6% coupon rate, four year to five year three month Fannie Mae Benchmark Note and/or Freddie Mac Reference Note, as determined by using the current cash market yield curve for Fannie Mae Benchmark Notes and Freddie Mac Reference Notes on the last day of trading. (02/01/01)

5704.01   Unit of Trading - The unit of trading shall be Fannie Mae Benchmark
Notes or Freddie Mac Reference Notes having a face value at maturity of one hundred thousand dollars ($100,000) or multiples thereof. (02/01/01)

5705.01   Months Traded In - Trading in Medium Term Fannie Mae Benchmark Note
and Freddie Mac Reference Note futures may be scheduled in such months as determined by the Exchange. (02/01/01)

5706.01   Price Basis - Minimum price fluctuations shall be in multiples of one-half of one thirty-second (1/32) point per 100 points ($15.625 rounded up to the nearest 1(cent) per contract) except for intermonth spreads, where minimum price fluctuations shall be in multiples of one-fourth of one thirty-second point per 100 points ($7.8125 per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. (02/01/01)


5707.01   Hours of Trading - The hours of trading for future delivery in Medium
Term Fannie Mae Benchmark Notes and Freddie Mac Reference Notes shall be determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 12:00 noon (Chicago time), subject to the provisions of the second paragraph of Rule 1007.00.

The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. (02/01/01)

5709.01   Last Day of Trading - No trades in Medium Term Fannie Mae Benchmark
Note and Freddie Mac Reference Note futures deliverable in the current month shall be made during the last seven business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation 5709.02 after trading in such contracts has ceased. (02/01/01)

5709.02   Liquidation in the Last Seven Days of Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 5709.01 of this chapter, outstanding contracts may be liquidated by the delivery of book-entry Fannie Mae Benchmark Notes or Freddie Mac Reference Notes (Regulation 5742.01) or by mutual agreement by means of a bona fide exchange of such current futures for actual Fannie Mae Benchmark Notes or Bonds and/or Freddie Mac Reference Notes or Bonds or comparable instruments. Such exchange must, in any event, be made no later than the fifth business day immediately preceding the last business day of the delivery month. (02/01/01)

5710.01   Margin Requirements - (See Regulation 431.03) (02/01/01)

5712.01   Position Limits and Reportable Positions - (See Regulation 425.01)
(02/01/01)

5713.01   All-Or-None Orders - The minimum threshold established for All-Or-None orders in Medium Term Fannie Mae(R) Benchmark Notes(SM) and Freddie Mac Reference Notes(SM) futures and the Medium Term U.S. Treasury Note Futures/Medium-Term Fannie Mae(R) Benchmark Notes(SM) and Freddie Mac Reference Notes(SM) futures spreads is one hundred contracts. Such orders must be executed in accordance with Regulation 331.03. (02/01/01)

                                     5703

                              Delivery Procedures
                              -------------------

Ch57 Delivery Procedures

5736.01   Standards - The contract grade for delivery on futures contracts made under these regulations shall be non-callable Fannie Mae Benchmark Notes or non-callable Freddie Mac Reference Notes which have an original issue size of at least $3 billion and an original maturity of not more than five years three months and which have a remaining maturity of not less than four years as defined below. All notes delivered against a contract must be of the same issue. For settlement, the time to maturity of a given issue is calculated in complete one month increments (e.g., 4 years, 5 months, and 14 days is taken to be 4 years and 5 months) from the first day of the delivery month. The price at which a note with this time to maturity and with the same coupon rate as this issue will yield 6%, according to bond tables prepared by the Financial Publishing Co. of Boston, Mass., is multiplied by the settlement price to arrive at the amount at which the short invoices the long.
Fannie Mae Benchmark Notes and Freddie Mac Reference Notes deliverable against futures contracts under these regulations must have semi-annual fixed coupon payments.

Interest accrued on the notes shall be charged to the long by the short in accordance with Department of the Treasury Title 31 CFR Part 306, Subpart E and appendix to Subpart E.

New issues of Fannie Mae Benchmark Notes and Freddie Mac Reference Notes which satisfy the standards in this regulation shall be added to the deliverable grade as they are issued. To be eligible for delivery in the current month, the newly issued notes must have been issued and settled at least three business days before the first eligible day for delivery (see 5742.01).

If during the issuance of notes Fannie Mae or Freddie Mac re-opens an existing issue, thus rendering the existing issue indistinguishable from the newly issued one, the older issue would be deliverable if it meets the following standards. The reopening must have an original issue size of at least $3 billion, and meet the maturity standards of this chapter at the time of the reopening.

The Exchange reserves the right to exclude any new issue from deliverable status or to further limit outstanding issues from deliverable status. (02/01/01)

5742.01   Deliveries of Futures Contracts - Deliveries against Medium Term
Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contracts shall be by book-entry transfer between accounts of Clearing Members at qualified banks (Regulation 5780.01) in accordance with Department of Housing and Urban Development Title 24 CFR Part 81. Delivery must be made no earlier than the first business day of the month and no later than the last business day of the month. Notice of intention to deliver shall be given to the Board of Trade Clearing Corporation by 8:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on the second business day preceding delivery day. In the event the long Clearing Member does not agree with the terms of the invoice received from the short Clearing Member, the long Clearing Member must notify the short Clearing Member, and the dispute must be settled by 9:30 a.m. (Chicago time) on delivery day. The short Clearing Member must have contract grade Fannie Mae Benchmark Notes or Freddie Mac Reference Notes in place at his bank in acceptable (to his bank) delivery form no later than 10:00 a.m. (Chicago time) on delivery day. The short Clearing Member must notify his bank (Regulation 5780.01) to transfer contract grade Fannie Mae Benchmark Notes or Freddie Mac Reference Notes by book-entry to the long Clearing Member's account at the long Clearing Member's bank on a delivery versus payment basis. That is, payment shall not be made until the notes are delivered. On delivery day, the long Clearing Member must make funds available by 7:30 a.m. (Chicago time) and notify his bank (Regulation 5780.01) to accept contract grade Fannie Mae Benchmark Notes or Freddie Mac Reference Notes and to remit federal funds to the short Clearing Member's account at the short Clearing Member's bank (Regulation 5780.01) in payment for delivery of the notes. Contract grade Fannie Mae Benchmark Notes or Freddie Mac Reference Notes must be transferred and payment must be made before 1:00 p.m. (Chicago time) on delivery day. All deliveries must be assigned by the Clearing Corporation. Where a commission house as a member of the Clearing Corporation has an interest both long and short for customers on its own books, it must tender to the Clearing Corporation such notices of intention to deliver as it received from its customers who are short. (02/01/01)

5742.02 Wire Failure - In the event that delivery cannot be accomplished because of a failure of the Federal Reserve wire or because of a failure of either the long Clearing Member's bank or the short Clearing Member's bank access to the Federal Reserve wire, delivery shall be made before 9:30 a.m. (Chicago time) on the next business day on which the Federal Reserve wire is operable. Interest shall accrue to the long paid by the short beginning on the day at which the notes were to be originally

                                     5704

                              Delivery Procedures
                              -------------------

delivered.

In the event of such failure, both the long and short must provide documented evidence that the instructions were given to their respective banks in accordance with Regulations 5742.01 and 5749.04 and that all other provisions of Regulations 5742.01 and 5749.04 have been complied with. (02/01/01)
5746.01   Date of Delivery - Delivery of Medium Term Fannie Mae Benchmark Notes
or Freddie Mac Reference Notes may be made by the short upon any permissible delivery day of the delivery month the short may select. Delivery of Medium Term Fannie Mae Benchmark Notes and Freddie Mac Reference Notes must be made no later than the last business day of that month. (02/01/01)

5747.01   Delivery Notices - (See Regulation 1047.01) (02/01/01)

5748.01   Method of Delivery - (See Regulation 1048.01) (02/01/01)

5749.00 Time of Delivery, Payment, Form of Delivery Notice - (See Rule 1049.00) (02/01/01)

5749.02 Buyer's Report of Eligibility to Receive Delivery - (See Regulation 1049.02) (02/01/01)

5749.03   Seller's Invoice to Buyers - Upon determining the buyers obligated to accept deliveries tendered by issuers of delivery notices, the Clearing House shall promptly furnish each issuer the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing House to each such buyer. Thereupon, sellers (issuers of delivery notices) shall prepare invoices addressed to their assigned buyers describing the documents to be delivered to each such buyer. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing House, and adjusted for applicable interest payments. Such invoices shall be delivered to the Clearing House by 2:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on the day of intention except on the last intention day of the month, where such invoices shall be delivered to the Clearing House by 3:00 p.m. (Chicago time), or by such other time designated by the Board of Directors. Upon receipt of such invoices, the Clearing House shall promptly make them available to buyers to whom they are addressed, by placing them in buyers' mail boxes provided for that purpose in the Clearing House. (02/01/01)

5749.04 Payment - Payment shall be made in federal funds. The long obligated to take delivery must take delivery and make payment before 1:00 p.m. (Chicago time) on the day of delivery, except on banking holidays when delivery must be taken and payment made before 9:30 a.m. (Chicago time) the next business day. Adjustments for differences between contract prices and delivery prices established by the Clearing House shall be made with the Clearing House in accordance with its by-laws and resolutions. (02/01/01)

5749.05   Buyers Banking Notification - The long Clearing Member shall provide the short Clearing member by 4:00 p.m. (Chicago time) on the day of intention, one business day prior to delivery day, with a Banking Notification. The Banking Notification form will include the following information: the identification number and name of the long Clearing Member; the delivery date; the notification number of the delivery assignment; the identification number and name of the short Clearing Member making delivery; the quantity of the contract being delivered; the long Clearing Member's bank, account number and specific Federal Wire instructions for the transfer of Fannie Mae Benchmark Notes or Freddie Mac Reference Notes. (02/01/01)

5750.00   Duties of Members - (See Rule 1050.00) (02/01/01)

5751.01   Office Deliveries Prohibited - (See Regulation 1051.01) (02/01/01)

5754.00   Failure to Accept Delivery - (See Rule 1054.00) (02/01/01)

                                     5705

                              Regularity of Banks
                              -------------------

Ch57 Regularity of Banks

5780.01   Banks - For purposes of these regulations relating to trading in
Medium Term Fannie Mae Benchmark Notes and Freddie Mac Reference Notes, the word "Bank" (Regulation 5742.01) shall mean a U.S. commercial bank (either Federal or State charter) that is a member of the Federal Reserve System and with capital (capital, surplus and undivided earnings) in excess of one hundred million dollars ($100,000,000). (02/01/01)

                                     5706

================================================================================================================
Chapter 58A
Medium Term Fannie Mae(R)Benchmark Notes(SM) and Freddie Mac
Reference Notes(SM) Futures Options
================================================================================================================
         Ch 58A Trading Conditions.........................................................................5802A
                A5801.00     Authority.....................................................................5802A
                A5801.01     Application of Regulations....................................................5802A
                A5802.01     Nature  of  Medium  Term  Fannie  Mae  Benchmark  Note  and  Freddie  Mac
                             Reference Note Futures Put Options............................................5802A
                A5802.02     Nature  of  Medium  Term  Fannie  Mae  Benchmark  Note  and  Freddie  Mac
                             Reference Futures Call Options................................................5802A
                A5803.01     Trading Unit..................................................................5802A
                A5804.01     Striking Prices...............................................................5803A
                A5805.01     Payment of Option Premium.....................................................5803A
                A5806.01     Option Premium Basis..........................................................5803A
                A5807.01     Exercise of Option............................................................5803A
                A5807.02     Automatic Exercise............................................................5803A
                A5808.01     Expiration of Option..........................................................5804A
                A5809.01     Months Traded In..............................................................5804A
                A5810.01     Trading Hours.................................................................5804A
                A5811.01     Position Limits and Reportable Positions......................................5804A
                A5812.01     Margin Requirements...........................................................5804A
                A5813.01     Last Day of Trading...........................................................5805A

                                     5801A

================================================================================
Ch58A Trading Conditions
Medium Term Fannie Mae(R)Benchmark Notes(SM) and
Freddie Mac Reference Notes(SM) Futures Options
================================================================================

*Note:  These contacts are listed for trading by the Chicago Board of Trade
 ----
pursuant to Commodity Futures Trading Commission exchange certification procedures.

Ch58A Trading Conditions

A58601.00  Authority - (See Rule 2801.00) (02/01/01)
A5801.01 Application of Regulations - Transactions in put and call options on Medium Term Fannie Mae(R) Benchmark Notes(SM) and Freddie Mac Reference Notes(SM) futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contracts. (See Rule 490.00.) Options on Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures are listed for trading pursuant to Commodity Futures Trading Commission exchange certification procedures. (02/01/01)

A5802.01     Nature of Medium Term Fannie Mae Benchmark Note and Freddie Mac
Reference Note Futures Put Options - The buyer of one (1) Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures put option may exercise his option at any time prior to expiration (subject to Regulation A5807.01), to assume a short position in one (1) Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures put option incurs the obligation of assuming a long position in one (1) Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (02/01/01)

A5802.02     Nature of Medium Term Fannie Mae Benchmark Note and Freddie Mac
Reference Note Futures Call Options - The buyer of one (1) Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures call option may exercise his option at any time prior to expiration (subject to Regulation A5807.01), to assume a long position in one (1) Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures call option incurs the obligation of assuming a short position in one
(1) Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (02/01/01)

A5803.01     Trading Unit - One (1) Medium Term Fannie Mae Benchmark Note and
Freddie Mac Reference Note futures contract of a specified contract month on the Chicago Board of Trade. (02/01/01)

A5804.01   Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one-half (1/2) point per Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract. At the commencement of trading for such option contracts, the following strike prices shall be listed: one with a striking price closest to the previous day's settlement price on the underlying Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract, the next twelve consecutive higher and the next twelve consecutive lower striking prices closest to the previous day's settlement price; and all strike prices listed for all other option contract months listed at that time. If the previous day's settlement price is midway

                                     5802A

                           Ch58A Trading Conditions
                           ------------------------

between two striking prices, the closest price shall be the larger of the two. When a sale in the underlying Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract occurs at a price greater than or equal to the twelfth largest striking price, a new striking price one increment higher than the existing striking prices will be added. When a sale in the underlying Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract occurs at a price less than or equal to the twelfth smallest striking price, a new striking price one increment lower than the existing striking prices will be added. When a new strike price is added for an option contract month, the same strike price will be added to all options contract months for which that strike price is not already listed. All new strike prices will be added prior to the opening of trading on the following business day.

The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (02/01/01)

A5805.01   Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing House and by each option customer to his commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (02/01/01)

A5806.01   Option Premium Basis - The premium for Medium Term Fannie Mae
Benchmark Note and Freddie Mac Reference Note futures options shall be in multiples of one sixty-fourth (1/64) of one point ($1,000) of a Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract which shall equal $15.63 per 1/64 and $1,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract

If options are quoted in volatility terms, the minimum price fluctuation shall be .10 percent (e.g., 10.0%, 10.1%, 10.2%, etc.). (02/01/01)

A5807.01   Exercise of Option - The buyer of a Medium Term Fannie Mae Benchmark
Note and Freddie Mac Reference Note futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Corporation by 6:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on such day. Notwithstanding the foregoing, the buyer may exercise the option prior to 10:00 a.m. (Chicago time) on the expiration date:

i)         to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions; and

iii) in exceptional cases involving a customer's inability to communicate to the member firm exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. (Chicago time) on the last day of trading. (02/01/01)

A5807.02   Automatic Exercise - Notwithstanding the provisions of Regulation
5807.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Corporation.

Notice to cancel automatic exercise shall be given to the Clearing Corporation by 6:00 p.m. (Chicago time), or by such other time designated by the Board of Directors, on the last day of trading, except that such notice may be given to the Clearing Corporation prior to 10:00 a.m. (Chicago time) on the expiration date:

i)         to correct errors or mistakes made in good faith;

ii) to take appropriate action as the result of unreconciled Exchange option transactions; and

iii) in exceptional cases involving a customer's inability to communicate to the member firm

                                     5803A

                           Ch58A Trading Conditions
                           ------------------------

           exercise instructions or the member firm's inability to receive such instructions prior to 6:00 p.m. (Chicago time) on the last day of trading. (02/01/01)

A5808.01   Expiration of Option - Unexercised Medium Term Fannie Mae Benchmark
Note and Freddie Mac Reference Note futures options shall expire at 10:00 a.m. (Chicago time) on the first Saturday following the last day of trading. (02/01/01)

A5809.01   Months Traded In - Trading in Medium Term Fannie Mae Benchmark Note
and Freddie Mac Reference Note futures options may be scheduled in such months as determined by the Exchange. For options that are traded in months in which Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the October or November option contract is the December futures contract. (02/01/01)

A5810.01   Trading Hours - The hours of trading of options on Medium Term Fannie
Mae Benchmark Note and Freddie Mac Reference Note futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such option shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract, subject to the provisions of the second paragraph of Rule 1007.00. Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (02/01/01)

A5811.01   Position Limits and Reportable Positions - (See Regulation 425.01)
(02/01/01)

A5812.01   Margin Requirements - (See Regulation 431.05)  (02/01/01)

                                     5804A

                           Ch58A Trading Conditions
                           ------------------------

A5813.01   Last Day of Trading - No trades in Medium Term Fannie Mae Benchmark
Note and Freddie Mac Reference Note futures put and call options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Medium Term Fannie Mae Benchmark Note and Freddie Mac Reference Note futures contract on the last Friday which precedes by at least five business days the last business day of the month preceding the option month./1/ If such Friday is not a business day, or there is a Friday which is not a business day which precedes by four business days the last business day of the month preceding the option month, the last day of trading will be the business day prior to such Friday./1/ (02/01/01)



__________________________

/1/ Starting with the June 2001 listing, the Last Day of Trading will be "the last Friday which precedes by at least two business days the last business day
                                       ---
of the month preceding the option month. If such a Friday is not a business day, or there is a Friday which is not a business day which precedes by one business
                                                                   ---
day the last business day of the month preceding the option month, the last day of trading will be the business day prior to such Friday."

                                     5805A

Appendix Summary


------------
 APPENDIX

------------

Appendix Summmary

APPENDIX SUMMARY

1.      Reserved
2.      Summary of Membership Privileges
3.      Exchange Floor Operations and Procedures
        A. Guidelines for Guests and Visitors While on the Exchange Floor of the Chicago Board of Trade
        B. Instructions for Floor Clerk Access to the Floor of the Board of Trade of the City of Chicago
        C.  Dress Code
        D.  Pit Openings and Closings
        E.  Contract Month Symbols
        F.  Reserved
        G.  Guidelines - Badge Validation and Return
4.      Futures Commission Merchants
        A.  Reserved
        B.  Reserved
        C.  Minimum Financial Requirements - Non-FCM Member Firms
        D.  Reserved
        E.  Financial Requirements for Agricultural Regularity
5.      Reserved
6.      Arbitration Fees
        A.  Member Claims
        B.  Non-Member Claims
7.      Reserved
8.      Reserved
9.      Reserved
10.     Grains
        A.  Regular Warehousemen - Chicago and Burns Harbor Switching Districts
        B. Regular Warehousemen - St. Louis-East St. Louis and Alton Switching Districts
        C.  Regular Warehousemen - Minneapolis and St. Paul Switching Districts
        D.  Regular Warehousemen - Toledo, Ohio Switching District
        E.  Storage Rates
        F.  Reciprocal Switching Charges within Chicago, IL and Burns Harbor, IN
        G.  Grain Load-Out Procedures
10C(A)  Corn and Soybean Shipping Stations
10S(A)  Soybean Only Shipping Stations
11.     Soybean Oil
        A.  Regular Shippers
        B.  Differentials
12.     Soybean Meal
        A.  Regular Shippers
        B.  Differentials
13. Reserved
14.     Silver
        A.  Approved Brands
        B.  Regular Vaults
        C.  Regular New York Vaults
        D.  Storage Rates
        E.  Official Assayers
15.  Gold
        A.  Approved Brands
        B.  Regular Vaults
        C.  Storage Rates
        D.  Official Assayers
        E.  Approved Sources & Vaults
16. Reserved
17. Government National Mortgage Association (GNMA) Collateralized Depositary Receipt (CDR)

         A.  Approved Depositaries
         B.  Approved Originators
18.     Reserved
19.     Pricing Brokers/Bond Buyer Municipal Bond Index
20-36.       Reserved
37.     Rough Rice
        A.  Mill Site Warehouses
        B.  Rough Rice Regular Warehouses Delivery Differentials
        C.  Definitions
        D. Minimum Financial Requirements for Rough Rice Regularity 39-46. Reserved

                                  Appendix 2

APPENDIX 2

------------------------------------------------------------------------------------------------
                                      COMMITTEE              CBOE TRADING           DISSOLUTION
                     VOTE           APPOINTMENTS              PRIVILEGES               RIGHTS
------------------------------------------------------------------------------------------------
FULL              Yes          Yes                               Yes                    Yes
------------------------------------------------------------------------------------------------
AM                Yes          Yes                                No                1/6 of Full
                  (1/6)                                                            Members Share
------------------------------------------------------------------------------------------------
COM               None         As Advisor                         No                .005 of Full
                                                                                   Members Share
------------------------------------------------------------------------------------------------
GIM               None         As Advisor                         No                .11 of Full
                                                                                   Members Share
------------------------------------------------------------------------------------------------
IDEM              None         As Advisor                         No                .005 of Full
                                                                                   Members Share
------------------------------------------------------------------------------------------------
DELEGATES         None         Member of specified          Only for Full              None
                               committees; Advisor on          Delegate
                               others
------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                              TRADING PRIVILEGES                  COMMUNICATION FROM EXCHANGE FLOOR
-------------------------------------------------------------------------------------------------------
FULL                All CBOT (& CBOE) Contracts             Allowed in all contracts
-------------------------------------------------------------------------------------------------------
AM                  All Existing & Prospective Futures &    Allowed only in contracts for which Trading
                    Option Contracts in Government          Privileges are specified
                    Instruments Mkt., Index, Debt &
                    Energy Mkt., & Comm. Options Mkt.
-------------------------------------------------------------------------------------------------------
COM                 All Options Contracts listed on the     Allowed only in contracts for which Trading
                    Exchange                                Privileges are specified
-------------------------------------------------------------------------------------------------------
GIM                 U.S. T-Bond, U.S. T-Note (6-10 yr.),    Allowed only in contracts for which Trading
                    (5 yr.), (2 yr.), & Agency Note         Privileges are specified
                    (Long-Term and Medium Term) futures
-------------------------------------------------------------------------------------------------------
IDEM                30-Day Fed Funds, CBOT(R) DJIA(SM)      Allowed only in contracts for which Trading
                    Index, DJTA(SM) Index, DJUA(SM) Index,  Privileges are specified
                    DJCA(SM) Index Muni Bond Index & Gold
                    futures
-------------------------------------------------------------------------------------------------------
DELEGATES           Those contracts authorized for the      In those contracts authorized for the
                    specific Membership or Membership       Membership or Interest delegated
                    Interest.
-------------------------------------------------------------------------------------------------------

                                  Appendix 2

                       CBOT(R) TRADING PRIVILEGE SUMMARY
                       ---------------------------------
                                (as of 03-01-00)
FULL MEMBERSHIP
----------------
-  All futures & options.
   ----------------------

ASSOCIATE MEMBERSHIP
--------------------
- Treasury Bond, Long-Term Treasury Note, Medium-Term Treasury Note, Short Term Treasury Note, Long-Term Agency Note, Medium-Term Agency Note, Municipal
   Bond Index and CBOT(R) DJIA(SM) futures and options.
                                   -------------------

-  30-Day Fed Fund, Gold, CBOT(R) DJTA(SM), DJUA(SM) and DJCA(SM) futures;
                                                                  -------

- Corn, Corn Yield Insurance, Oat, Rough Rice, Soybean, Soybean Meal, Soybean Oil, Silver and Wheat options;
                         -------

-  Silver futures (pit trading only) (to 09-28-02).
          -------

GIM MEMBERSHIP INTEREST
-----------------------

- Treasury Bond, Long-Term Treasury Note, Medium-Term Treasury Note, Short Term Treasury Note, Long-Term Agency Note and Medium-Term Agency Note futures;
                                                                    -------

-  CBOT(R) DJIA(SM) futures & options (to 12-31-01);
                    -------   -------
-  CBOT(R) DJTA(SM), DJUA(SM) and DJCA(SM) futures (to 12-31-01).
                                           -------
IDEM MEMBERSHIP INTEREST
------------------------

- 30-Day Fed Fund, Municipal Bond Index, Gold, CBOT(R) DJIA(SM), DJTA(SM), DJUA(SM), and DJCA(SM) futures;
                          -------

-  Short-Term Treasury Note futures and options (pit trading only) (to 12-31-
                            -------------------
   01);

-  Municipal Bond Index options (pit trading only) (to 12-31-01);
                        -------

-  CBOT(R) DJIA(SM) options (to 12-31-01);
                    -------

-  Silver futures & options (pit trading only)  (to 09-28-02).
          -----------------

COM MEMBERSHIP INTEREST
-----------------------

- Treasury Bond, Long-Term Treasury Note, Medium-Term Treasury Note, Short Term Treasury Note, Long-Term Agency Note, Medium-Term Agency Note, Municipal Bond Index, CBOT(R) DJIA(SM), Corn, Corn Yield Insurance, Oat, Rough Rice, Soybean, Soybean Meal, Soybean Oil, Silver and Wheat options;
                                                        -------

-  CBOT(R) DJIA(SM), DJTA(SM), DJUA(SM), and DJCA(SM) futures (to 12-31-01).
                                                      -------

                                  Appendix 3A


APPENDIX 3A - GUIDELINES FOR GUESTS AND VISITORS WHILE ON THE EXCHANGE FLOOR OF THE CHICAGO BOARD OF TRADE

1. Bringing guests on the Exchange Floor is a privilege extended to all members who comply with the Rules pertaining thereto.

2. Guests shall be admitted to the Exchange Floor between 1/2 hour before the opening on each Floor and 1/2 hour after the close on each Floor.

3. No more than 50 guests shall be allowed on the Exchange Floor at any one time during trading hours.

4. A member may reserve a time for five guests, which reservation will be held no longer than ten minutes. Such reservation privileges will be denied if they are abused.

5. Guests must be accompanied by a member at all times. Both the guest and the host member will sign on to and off of the Floor. The guest will wear, on visible display, a guest badge. The member will be responsible for the guest's conduct on the Floor.

     6.  A)   A guest may remain on the Floor for a period of 30 minutes; if he has not signed out, he will be paged. It will be the member's responsibility to see that the guest leaves the Floor within five minutes of being paged and that the guest returns the badge to the Service Desk on the 4th Floor. Failure to return the guest badge immediately will subject the member to a minimum fine of twenty-five dollars.

         B) At the end of the initial 30 minutes, a guest may ask to extend his visit for (a) subsequent period(s) of 30 minutes, although such extension(s) will not be granted if there are more than 50 guests on the Floor at any one time.

         C) If necessary, an All Day Guest Pass may be obtained for a foreign visitor, firm executive, firm branch employee, customer or consultant (and other persons with the approval of the Floor Conduct Committee Chairman) by completing a short application form at the fourth floor Service Desk. Except for the 30-minute time limit, the same guidelines apply to All Day Guests, including the requirement that they be accompanied at all times by a member.

7. No privileges other than admittance to the Floor any be extended to a guest. A guest is specifically prohibited from performing any functions of an employee of a member or of a member firm. Entering a trading pit, using a telephone, using the market display equipment and blocking the area are also prohibited.

8. Guests of management for business purposes only shall be allowed in the Exchange Floor.

9. The President of the Exchange may issue special permits beyond the above limit (five individuals) when he deems it in the interest of the Exchange to do so. On a case-by-case basis, he may schedule admission to the Floor for small groups who have made appropriate arrangements.

     (Tour Groups: can be no larger than 12, can visit between the hours of 10:30 a.m. and 12:15 p.m., must be escorted at all times, are limited to 15 minutes per tour, will be limited to no more than two groups on the Floor at any one time, and all such groups must be coordinated through the Communications Department.)

10.  No other guests of staff members may be allowed on the Exchange Floor.

11.  Members shall accompany guests in the Member's cafeteria.

12. No guests may be allowed on the Exchange Floor more than five times in one month.

13. No guest may be allowed on the Exchange Floor who is under twelve years of age.

14. Members who violate and/or allow their guest(s) to violate any of these guidelines may be denied visitor's privileges for a period of up to six months and/or fined appropriately.

                                  Appendix 3B

APPENDIX 3B - INSTRUCTIONS FOR FLOOR CLERK ACCESS TO
THE FLOOR OF THE BOARD OF TRADE OF THE CITY OF CHICAGO

     Please be advised that access to the Floor of the Board of Trade of the City of Chicago (hereinafter referred to as the Exchange) is a right of membership. Associate Members and GIM, IDEM and COM Membership Interest Holders have floor access rights only with respect to specified contracts (See Rules 211.00, 291.00, 292.00 and 293.00). Any and all access by non-members is solely a privilege extended by the membership for the strictly limited purposes outlined below. Any violation of any of these instructions shall be just cause for the revocation of the privilege.

     Functions and Responsibilities of Floor Clerks on the Exchange Floor:
A. Floor Clerks and Trainee-Floor Clerks may perform only the following duties and no others while on the Floor of the Exchange:

          1. Receive messages (including trading cards and written orders) from their employers or members representing such employers;

          2. Deliver said messages (including trading cards and written orders) and communicate orders to the pit from their position or communication instrument by use of hand signals or verbal communication;

          3. Write broker's cards from endorsed orders, endorse orders from broker's cards and write the brokers' acronym on the broker's order, during trading hours on the Exchange Floor and for a reasonable period of time thereafter;

          4.  Operate order processing terminals;

          5. Receive and write up orders from, and report order status to, their employers and their employers' duly registered Associated Persons, Introducing Brokers, proprietary traders and customers with respect to commodities traded on the Floor;

          6. Communicate information of any nature directly to an individual Member, provided that the information communicated may only concern a contract which is within that individual Member's membership category;

          7. Communicate information of any nature to a trader who is trading for the proprietary account of the clerk's member firm employer or for the proprietary account of a firm which has one of the following relationships to the clerk's member firm employer:

              - 100% parent firm;

              - Wholly owned subsidiary; or

              - Affiliate through a common 100% parent firm;

          8. Provide market information (not the clerk's own personal opinion) regarding activities on the Floor to any of the following:

              - duly registered Associated Persons of the clerk's member firm employer;

              - duly registered Introducing Brokers of the clerk's member firm employer; and

              -     established customers of the clerk's member firm employer;

              For the purposes of this section 8., an "established customer" shall be defined as an individual or entity which has an open and active trading account with the clerk's member firm employer.

              A clerk may initiate contact with any of the foregoing to provide market information provided that the clerk expresses no personal opinion regarding market direction or specific trades.

              A clerk may relay the opinions of a member or of the clerk's member firm employer with the prior approval of such member or member firm employer to any of the following:

                    - duly registered Associated Persons of the clerk's member firm employer;

                    - duly registered Introducing Brokers of the clerk's member firm employer; and

                                  Appendix 3B

               -    established customers of the clerk's member firm employer.

          9. Initiate contact with a customer of the clerk's member firm employer to report the status of that customer's order;

Floor Clerks and Trainee-Floor Clerks may not, while on the Floor of the Exchange, perform any other duties except those explicitly prescribed above. The following Exchange Floor activities are permissible only for members and only with respect to the contracts in which they have membership privileges. The following activities are prohibited for Floor Clerks and Trainee Floor
Clerks:

          1.  Soliciting customer business;

          2. Trading for their own accounts or having any interest in a trading account, except as prescribed in Regulation 301.05;

          3. Being an RCR or an Associated Person, a Commodity Pool Operator or a Commodity Trading Advisor under the Commodity Exchange Act.

          4.  Initiating orders or trades of any sort, including arbitrage;

          5. Exercising discretion of any sort with respect to any order, including arbitrage;

          6.  Loitering by or in the trading pits;

          7.  Being compensated on a commission or per contract basis.

B.   Trade Checkers (only) may perform only the following duty and no others
     --------------
     while on the Floor of the Exchange.

          1. Check and reconcile trades of, for, and on behalf of their member firm employers. Absent extraordinary circumstances, the Floor Governors Committee would expect such Trade Checkers to be off the Floor of the Exchange by 10:30 a.m.

              This 10:30 a.m. limitation does not apply to floor clerks who are employed by individual members.

Trade Checkers may not, while on the Floor of the Exchange, perform any other
                   ----
duties except that explicitly prescribed above. The following is a list of the most common abuses of the Trade Checker privilege:

          1. Loitering by or in the trading pits or congregating in unassigned areas;

          2.  Communicating in any manner with members or member firms;

          3.  Entering verbal orders with members or member firms;

          4.  Trading for their own accounts;

          5. Being or acting in any other capacity, including chartist, with a member or member firm;

          6. Being an RCR or Associated Person under the Commodity Exchange Act, as amended by the Commodity Futures Trading Commission Act of 1974.

C.   Personnel

          1. Emergency Personnel - See Floor Clerks and Trainee-Floor Clerks (Paragraph A above);

          2. Summer Personnel - See Floor Clerks and Trainee-Floor Clerks (Paragraph A above);

D.   Registered Commodity Representatives (RCRs) and Applicant Observers may
     -------------------------------------
     perform only the following duty and no other while on the Floor of the
     Exchange:

          1. Observe the various floor activities of the members and other privileged non-members who have been allowed access to the Floor. Such observation shall be limited to a period of two weeks (ten market days).

RCR Observers and Applicant Observers may not, while on the Floor of the Exchange, perform any other duties except that explicitly prescribed above. The following are the areas most prone to abuse and which the RCR Observer and Applicant Observer must be especially aware of:

          1. Loitering by or in the Trading pits or congregating in unassigned areas;

                                  Appendix 3B

          2.  Answering phones;

          3.  Placing verbal orders with members of member firms;

          4.  Writing orders;

          5.  Trading for their own accounts;

          6. Being or acting in any other capacity, including chartist, with a member or member firm.

E. The Floor Conduct Committee has established a special broker assistant badge, in addition to a regular floor clerk badge, and has set up the following guidelines to be used in issuing this special badge.

              A broker assistant badge will only be issued for the following purposes:

          - a broker having a high volume of orders and who needs an assistant to hold and sort the orders;

          - Consistent with these duties, a broker assistant also may communicate market information by means of hand signals and verbal communication.

              A badge will not be issued if used for the following reasons:

          - card counting - if a floor clerk is a card counter, he/she must quickly enter and take the cards and count them outside of the pit and;

          - Information - a floor clerk who obtains information about other brokers or another commodity.

     Please keep in mind that the abuses of the floor clerk badge will still be upheld for those issued a broker assistant badge, as follows:

          1. Loitering by or in the trading pits or congregating in unassigned areas.

          2.  Not properly displaying their assigned floor badges.

          3.  Trading for their own accounts.

          4. Being or acting in any other capacity, including chartist, with a member or member firm. A limited exception to this provision applies, only with respect to agricultural markets, as follows. Clearing firms may arrange with floor brokers to place clearing firm floor clerks in pits to perform broker assistant responsibilities for such floor brokers when conditions of high volume/high volatility occur. Such arrangements must be registered with the Exchange as prescribed by the Exchange. Under these arrangements, clearing firms will continue to be responsible for these clerks' supervision and compensation. When conditions of high volume/high volatility are not present, such clerks will return to their normal duties on behalf of their clearing firm employers.

          5. Being an Associated Person under the Commodity Exchange Act, as amended by the Commodity Futures Trading Commission Act of 1974.

     The committee advises members that the Board of Directors gave fining authority to the Floor Conduct Committee of up to $500 for conduct violations of Floor Employees of Members. The fining authority begins December 21, 1981.

     Your cooperation in this matter would be greatly appreciated.

F. The Exchange has established guidelines regarding the use of headsets in the Trading Pits:

          1. Brokers' Assistants and Floor Clerks with headset privileges shall be subject to all applicable CBOT Rules and Regulations, including Rule 301.00; Regulations 301.01, 301.05 and 310.01; and this Appendix. In addition, members who either sponsor or employ an individual utilizing a headset are responsible for ensuring that the sponsored or employed individual complies with the Exchange's Headset Policy.

          2. All members and member firms are eligible to receive authorization to utilize headsets. The authority to govern the administration of the use of headsets (including who has authorization and where an authorized individual may utilize the headset apparatus) rests with the Floor Committee. The Floor Committee should establish fair and equitable guidelines for

                                  Appendix 3B

     administering the use of headsets, and when administering its guidelines, the Floor Committee should consult with the relevant Pit Committee. The Floor Committee shall not arbitrarily deny any member or member firm the use of a headset.

          3. Headsets may be worn by Brokers' Assistants, Floor Clerks, and Members who have been authorized by the Floor Committee. "Brokers' Assistants" and "Floor Clerks" as used in preceding sentence may include members and membership interest holders who do not have membership privileges in the contract for which the headset is being utilized.

          4. A Broker's Assistant or Floor Clerk wearing a headset may communicate order information and fill information but may not communicate his or her personal opinion regarding activities in the trading pit including, but not limited to, interpretations of technical or fundamental market factors or perspective with respect to member trading sentiment or trading bias. Any other information may be communicated via a headset if the information has been conveyed to the headset operator directly by a member (providing that the member conveying the information has trading privileges in the relevant underlying market). In addition, Brokers' Assistants and Floor Clerks wearing headsets may communicate via a headset any market information that is clearly within the respective pit's "public domain". In other words, individuals who are wearing headsets may communicate any market information that has been "publicly" exposed to the respective trading pits. The member sponsor or member employer of the individual wearing the headset is responsible for the content and nature of any headset communications.

          Only members on the floor may communicate with non-members located off the floor for the purposes of communicating or receiving market news and personal opinion regarding interpretations of technical or fundamental market factors or perspective with respect to a member's trading sentiment or trading bias. This level of communication is restricted to members with trading privileges in the respective contract who are located on the floor communicating with other members or non-members located either on or off of the trading floor.

          5. Headsets may communicate between trading pits and from pit to Exchange floor booth spaces in any CBOT(R) trading room. This includes COM Membership Interest Holders communicating with a floor broker or the floor broker's broker assistant in a futures pit for the purposes of entering futures orders.

     Direct communication via headsets located in or around the Exchange's trading pits to and from off-site locations is only allowed provided the individual assigned to a headset adheres to the following requirements when communicating with any individual off the Exchange floor:

              - Headset communications shall be permissible between the DowSM pits and the floors of other exchanges which trade equity-related products.

              - An individual member located outside a trading pit (e.g., at a floor booth or in an off-site office) may communicate via headset with a member or clerk in or around a trading pit provided that the individual member has trading privileges in the contract which is traded in the pit which the individual accesses.

              - Members off the floor can enter orders via headsets for their customer, proprietary and personal accounts provided they have trading privileges in the respective contract.

              - Members off the floor utilizing headsets for the purposes of entering customer orders directly into the pit must comply with Exchange audit trail regulations previously mandated by the CFTC which require that customer orders be: recorded on member firm floor order tickets; contain the account identification of the customer; contain an exchange designated time stamp upon receipt and upon confirmation of an execution. The Exchange provides a telephonic link between the booth and the pit to allow for a floor broker to communicate directly with a member who is located off the floor, while simultaneously allowing personnel at the member firm's booth to record the required audit trail information.

                                  Appendix 3B

               - Floor brokers who utilize headsets in conjunction with an electronic order routing/endorsement system are not required to maintain a booth to pit link provided that customer orders are entered electronically and the order entry system provides the requisite audit trail.

               - Floor brokers receiving orders from another member not present on the Exchange Floor may record such trades on their trading cards in lieu of obtaining an order ticket. However, the executing member must record the order instructions, account designation, and time stamp the card upon receipt and execution on the member's order.

               - Only Members located on the floor may communicate with non-members located off the floor for the purpose of placing orders for the member's personal trading account or the member firm's proprietary account in CBOT contracts and non-CBOT markets.

               - Members or members' broker assistants located on the floor may communicate with non-members located off of the trading floor to accept orders or instructions to change orders from the non-member for agricultural and financial futures and options contracts. The requisite audit trail requirements must be met utilizing the booth to pit link unless the FCM authorizes the executing floor broker to accept the non-member's order without the booth to pit link. Under such authorization of the FCM, the executing floor broker is responsible for meeting all audit trail requirements including: recording customer orders on member firm floor order tickets; recording the account identifier of the customer; and time stamping the customer order upon receipt and upon confirmation of an execution.

                  Member firms may also permit member or non-member employees (including APs) located off the floor to communicate orders for its proprietary or customer accounts directly to a floor broker or his broker assistant without requiring the booth to pit link upon the member firm's sole discretion. Under this provision, the floor broker would be responsible for capturing the required audit trail information.


          6. Any and all headset communications must be voice recorded by the member or member firm authorized to use the headset(s). Members and member firms are permitted to utilize their own recording devices, providing that the devices meet reasonable standards with respect to quality and reliability, or members and member firms may utilize an Exchange administered voice recording system for a fee to be paid to the Exchange by the member or member firm utilizing the Exchange's system.

          7. For reasons relating to the general safety and space concerns that arise out of the use of wired headsets, the Floor Committee is encouraged to facilitate, as the development of technology permits, a movement to a wireless headset only environment.

          8. Authorization to use a headset does not entitle the authorized individual to a particular spot or site within a pit. In addition, Floor Clerks utilizing headsets may not loiter in the trading pits and must exit the trading pits when they are not conducting business. (03/01/01)

APPENDIX 3C - DRESS CODE

APPENDIX 3-C - DRESS CODE

Members and member firms must make every effort to ensure that their employees and guests conform to the Chicago Board of Trade's Dress Code, as hereafter defined. The Dress Code is designed to provide a safe and businesslike atmosphere on the trading floor for all members and employees; an individual may be refused access to the trading floor for violating the Dress Code. Members and Member firms are subject to fines and/or other disciplinary measures imposed by the Floor Conduct Committee for individual violations of the dress code and violations of the dress code by their employees.

The Chicago Board of Trade Dress Code requires "Business Dress Attire" to be worn at all times on the trading floor-not only during trading hours. "Business Dress Attire" is defined as conventional and businesslike attire which is neat, clean and presentable; does not pose a safety hazard or distraction to the wearer or others; and that which conforms to the following provisions:

     A) Jackets (Suit Coat, Blazer or a Trading Jacket as prescribed by the Association) must be worn on the trading floor by Members and employees at all times. No trading jackets from other Exchanges are allowed on the floor. Guests may not wear trading jackets on the Exchange floor during trading hours. The display of patches or buttons with crude or offensive slogans is prohibited.

     B) Badges, as prescribed by the Association, designating Member trading and access rights and non-member affiliation and access rights must be worn at all times. Badges must be worn in plain view, on the upper front of the jacket (not inside pockets or attached to lower pockets.) Badges from other Exchanges are prohibited. The wearing of out-dated, unauthorized or lapsed membership badges from the Exchange is prohibited. Badges must not be defaced, altered, or affixed with stickers or pictures not approved by the Association.

     C) Men must wear ties (bow ties or neckties) at all times on the trading floor, with the exception of days when there is an early close for any part of the Exchange. Ties must be in good condition, knotted in a conventional manner, and drawn up to at least the second button from the collar. Collared shirts that can be worn with a tie must be worn at all times on the trading floor and must be neat, presentable and businesslike. Shirts must be clean, neat, presentable, tucked in and buttoned up to at least the second button from the collar. Golf-type shirts are permitted. Turtleneck sweaters for men are not allowed. Crewneck sweaters worn over a collared shirt are permitted if a necktie is visible; a trading jacket must also be worn. Shirts with offensive, crude or distracting slogans or pictures are prohibited. Pants or slacks must be neat, presentable and businesslike. Work pants, athletic pants and blue jeans are prohibited.

     D) Women must wear pants, skirts or dresses that are neat, presentable, and businesslike. Skirts may be no shorter than two inches above the knee and must be significantly longer than the trading coat. Full, generously cut, businesslike split skirts may be worn. Shirts, blouses, sweaters or other tops must be neat, presentable, and businesslike. Shirts with offensive, crude or distracting slogans or pictures are prohibited. Work pants, athletic pants and blue jeans are prohibited. Attire should not expose the body in an inappropriate manner (e.g. bare midriffs, backs or thighs.)

     E) Shoes must be worn at all times. Shoes must neither be of a design nor worn in a manner which presents a safety hazard. Slippers, open-toed shoes and sandals of any kind are prohibited. High platform shoes or high heeled shoes or boots with soles and/or heels greater than three inches are not permitted. Athletic shoes are permitted. Shoes must be in neat condition and must be tied or fastened at all times.

     F) Shirts: T-Shirts, sweatshirts, athletic jerseys, hooded shirts, flannel shirts, hospital scrubs and shirts bearing messages, advertisements, pictures or slogans are prohibited. Attire should not expose the body in a manner inappropriate for business (e.g. bare midriffs, chests, or backs.)

     G) Pants: The following are all prohibited: blue jeans, stone washed jeans, bib overalls, fatigues, tie dyes, shorts of any kind, tightly fitting stretch pants, spandex pants, bicycling pants, painter pants, sweat pants, athletic/exercise pants, pants with elastic at the ankles, tights worn in lieu of pants, pants with slogans, advertisements, or work loops, and any pants shorter than 2 inches above the ankle.

     H) Piercing & Jewelry: Jewelry may not be worn if it presents a safety hazard to the wearer or others.

     I) Miscellaneous: All headgear or head coverings are prohibited, except for religious reasons. Sunglasses are prohibited unless they have prescription lenses.


In Summary: All dirty, frayed, faded, torn, badly wrinkled, revealing or unbusinesslike clothing is prohibited. All clothing intended for athletic activity or appropriate for manual labor is prohibited. Attire, worn by members, employees or their guests, which exposes the body in a manner inappropriate for a business atmosphere is prohibited from the trading floor at all times.

While the foregoing is comprehensive and employers and security staff shall enforce the dress code as defined above, they are not limited to the specific examples given. 10/01/00

                                  Appendix 3D

APPENDIX 3D - CHICAGO BOARD OF TRADE PIT OPENINGS AND
CLOSINGS/ELECTRONIC TRADING HOURS

-----------------------------------------------------------------------------------------------------------
     Commodity
        Code              Commodity            Open        Close        Type         Room        Symbol
-----------------------------------------------------------------------------------------------------------
         W            Wheat                  9:30 am      1:15 pm       Regular      Main           W
-----------------------------------------------------------------------------------------------------------
         W            Wheat Options             "            "
                         (Puts)                                         Regular      Main          WZ
                         (Calls)                                        Regular      Main          WY
-----------------------------------------------------------------------------------------------------------
         C            Corn                   9:30 am      1:15 pm       Regular      Main           C
-----------------------------------------------------------------------------------------------------------
         C            Corn Options              "            "
                         (Puts)                                         Regular      Main          PY
                         (Calls)                                        Regular      Main          CY
-----------------------------------------------------------------------------------------------------------
         O            Oats                   9:30 am      1:15 pm       Call         Main           O
-----------------------------------------------------------------------------------------------------------
         O            Oats Options              "            "
                         (Puts)                                         Call         Main          OV
                         (Calls)                                        Call         Main          OO
-----------------------------------------------------------------------------------------------------------
         S            Soybeans               9:30 am      1:15 pm       Regular      Main           S
-----------------------------------------------------------------------------------------------------------
         S            Soybean Options           "            "
                         (Puts)                                         Regular      Main          PZ
                         (Calls)                                        Regular      Main          CZ
-----------------------------------------------------------------------------------------------------------
         1C           CBOT(R) DJCA(SM)       7:20 am      3:15 pm       Regular      Finc'l        DE
                         Index
-----------------------------------------------------------------------------------------------------------
         1T           CBOT(R) DJTA(SM)       7:20 am      3:15 pm       Regular      Finc'l        DQ
                         Index
-----------------------------------------------------------------------------------------------------------
         1U           CBOT(R) DJUA(SM)       7:20 am      3:15 pm       Regular      Finc'l        DR
                         Index
-----------------------------------------------------------------------------------------------------------
         2F           Agency Notes  (10      7:20 am      2:00 pm       Regular     Finc'l      DN (open
                      Year)                                                                      outcry)
                                                                                               AN (e-cbot)
-----------------------------------------------------------------------------------------------------------
         2F           Agency Notes  (10         "           "
                      Year) Options
                      (Puts)                                            Regular     Finc'l         DNP
                      (Calls)                                           Regular     Finc'l         DNC
-----------------------------------------------------------------------------------------------------------
         2G           Agency Notes  (5       7:20 am      2:00 pm       Regular     Finc'l      DF (open
                      year)                                                                      outcry)
                                                                                               AF (a/c/e)
-----------------------------------------------------------------------------------------------------------
                      Agency Notes  (5       7:20 am      2:00 pm
                      Year) Options
        2GP           (Puts)                                            Regular     Finc'l     DFP (puts)
        2GC           (Calls)                                           Regular     Finc'l     DFC (calls)
                                                                                               OAF (a/c/e)
-----------------------------------------------------------------------------------------------------------
         06           Soybean Meal           9:30 am      1:15 pm       Call         Main          SM
-----------------------------------------------------------------------------------------------------------
         06           Soybean Meal Options      "            "
                         (Puts)                                         Call         Main          MZ
                         (Calls)                                        Call         Main          MY
-----------------------------------------------------------------------------------------------------------
         07           Soybean Oil            9:30 am      1:15 pm       Call         Main          BO
-----------------------------------------------------------------------------------------------------------
         07           Soybean Oil Options       "            "
                         (Puts)                                         Call         Main          OZ
                         (Calls)                                        Call         Main          OY
-----------------------------------------------------------------------------------------------------------
         10           1000 oz. Silver        7:25 am      1:25 pm       Call         Main          AG
-----------------------------------------------------------------------------------------------------------
         10           Silver Options            "            "
                         (Puts)                                         Call         Main          AP
                         (Calls)                                        Call         Main          AC
-----------------------------------------------------------------------------------------------------------
         11           CBOT(R) DJIA(SM) Index 7:20 am      3:15 pm       Regular      Finc'l        DJ
-----------------------------------------------------------------------------------------------------------
         11           CBOT(R) DJIA(SM) Index    "            "
                         (Puts)                                         Regular     Finc'l         DJP
                         (Calls)                                        Regular     Finc'l         DJC
-----------------------------------------------------------------------------------------------------------
         12           5000 oz. Silver        7:25 am      1:15 pm      Call          Main          SV
-----------------------------------------------------------------------------------------------------------

                                  Appendix 3D

----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
      Commodity
         Code                          Commodity                    Open       Close         Type         Room          Symbol
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          14            Rough Rice Futures                         9:15 am    1:30 pm      Regular        Main            RR
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          14            Rough Rice Options                         9:15 am    1:30 pm
                           (Puts)                                                          Regular        Main           RRP
                           (Calls)                                                         Regular        Main           RRC
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          15            Kilo Gold                                  7:20 am    1:40 pm        Call         Main            KI
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          19            100 oz. Gold                               7:20 am    1:40 pm        Call         Main            GH
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          17            T-Bonds                                    7:20 am    2:00 pm      Regular       Finc'l           US
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          17            T-Bonds Options                               "          "
                           (Puts)                                                          Regular       Finc'l           PG
                           (Calls)                                                         Regular       Finc'l           CG
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          21            T-Notes                                    7:20 am    2:00 pm      Regular       Finc'l.          TY
                        (6 1/2- 10 Year)
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          21            Long Term T-Note Options                      "          "
                           (Puts)                                                          Regular       Finc'l.          TP
                           (Calls)                                                         Regular       Finc'l.          TC
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          25            T-Notes (5 Year)                           7:20 am    2:00 pm      Regular       Finc'l.          FV
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          25            Medium Term T-Note Options                    "          "
                           (Puts)                                                          Regular       Finc'l.          FP
                           (Calls)                                                         Regular       Finc'l.          FL
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          26            T-Notes (2 Year)                           7:20 am    2:00 pm      Regular       Finc'l.          TU
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          26            Short Term T-Note Options                     "          "
                           (Puts)                                                          Regular       Finc'l.         TUP
                           (Calls)                                                         Regular       Finc'l.         TUC
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          41            30-Day Fed Fund                            7:20 am    2:00 pm      Regular       Finc'l.          FF
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          42            Long-Term Municipal Bond Index             7:20 am    2:00 pm      Regular       Finc'l.          MB
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          42            Long-Term Municipal Bond Index Options        "          "
                           (Puts)                                                          Regular       Finc'l.          QP
                           (Calls)                                                         Regular       Finc'l.          QC
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          45            Illinois Corn Yield Insurance             10:30 am    12:45 pm     Regular        Main            YG
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          45            Illinois Corn Yield Insurance Options
                           (Puts)                                 10:30 am    12:45 pm     Regular        Main           YGP
                           (Calls)                                                                                       YGC
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          68            Indiana Corn Yield Insurance Futures      10:30 am    12:45 pm     Regular        Main            YH
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          68            Indiana Corn Yield Insurance Options      10:30 am    12:45 pm     Regular        Main
                           (Puts)                                                                                        YHP
                           (Calls)                                                                                       YHC
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          69            Nebraska Corn Yield Insurance Futures     10:30 am    12:45 pm     Regular        Main            YI
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------
          69            Nebraska Corn Yield Insurance Options     10:30 am    12:45 pm     Regular        Main
                           (Puts)                                                                                        YIP
                           (Calls)                                                                                       YIC
----------------------- ----------------------------------------- ---------- ----------- ------------- ------------ ---------------

                                   Appendix 3D

---------------------------------------------------------------------------------------------------------------------------------
      Commodity
         Code                          Commodity                    Open       Close        Type          Room        Symbol
---------------------------------------------------------------------------------------------------------------------------------
          72            Iowa Corn Yield Insurance Futures         10:30 am    12:45 pm     Regular        Main          CA
---------------------------------------------------------------------------------------------------------------------------------
          72            Iowa Corn Yield Insurance Options         10:30 am    12:45 pm     Regular        Main
                           (Puts)                                                                                       CAC
                           (Calls)                                                                                      CAP
---------------------------------------------------------------------------------------------------------------------------------
          73            Ohio Corn Yield Insurance Futures         10:30 am    12:45 pm     Regular        Main          YJ
---------------------------------------------------------------------------------------------------------------------------------
          73            Ohio Corn Yield Insurance Options         10:30 am    12:45 pm     Regular        Main
                           (Puts)                                                                                       YJP
                           (Calls)                                                                                      YJC
---------------------------------------------------------------------------------------------------------------------------------
          74            U.S. Corn Yield Insurance Futures         10:30 am    12:45 pm     Regular        Main          YC
---------------------------------------------------------------------------------------------------------------------------------
          74            U.S. Corn Yield Insurance Options         10:30 am    12:45 pm     Regular        Main
                           (Puts)                                                                                       YCP
                           (Calls)                                                                                      YCC
---------------------------------------------------------------------------------------------------------------------------------

                                                                        02/01/01

     *SUPPLEMENTAL INFORMATION
     -------------------------
     -    Wheat Options open by call.

     - DJIA(SM) Index, Corn, Corn Yield Insurance, Soybean, Rough Rice and Wheat Options will close by call on the last day in an expiring series.



                         Electronic Trading Schedules
                         ----------------------------

        ---------------------------------------------------------------------------------------------------------------------------
                                    T-Bonds & T-Notes (2 Year, 5 Year and 6 1/2 - 10 Year),
                                    Agency Note (10 Year and 5 Year), Municipal Bond Index
                                         Futures & Options & 30 Day Fed Funds Futures
        ---------------------------------------------------------------------------------------------------------------------------
        Trading Day                                 Trading Session
        -----------                                 ---------------
        Monday                                      Sun.   (8:00 p.m.) - Mon. (4:00 p.m.)
        Tuesday                                     Mon.   (8:00 p.m.) - Tue. (4:00 p.m.)
        Wednesday                                   Tue.   (8:00 p.m.) - Wed. (4:00 p.m.)
        Thursday                                    Wed.   (8:00 p.m.) - Thurs. (4:00 p.m.)
        Friday                                      Thurs. (8:00 p.m.) - Fri. (4:00 p.m.)
        ---------------------------------------------------------------------------------------------------------------------------

        ---------------------------------------------------------------------------------------------------------------------------
                                            Grains & Soybean Complex (Futures & Options)
        ---------------------------------------------------------------------------------------------------------------------------
        Trading Day                                 Trading Session
        -----------                                 ---------------
        Monday                                      Sun.   (8:30 p.m.) - Mon. (6:00 a.m.)
        Tuesday                                     Mon.   (8:30 p.m.) - Tue. (6:00 a.m.)
        Wednesday                                   Tue.   (8:30 p.m.) - Wed. (6:00 a.m.)
        Thursday                                    Wed.   (8:30 p.m.) - Thurs. (6:00 a.m.)
        Friday                                      Thurs. (8:30 p.m.) - Fri. (6:00 a.m.)
        ---------------------------------------------------------------------------------------------------------------------------

        ---------------------------------------------------------------------------------------------------------------------------

                             CBOT(R) DJIA(SM) Index (Futures & Options), CBOT(R) DJTA(SM), DJUA(SM), & DJCA(SM) Index
                                             (Futures), 100 oz. Gold & 5000 Silver (Futures)
        ---------------------------------------------------------------------------------------------------------------------------
        Trading Day                                 Trading Sessions
        -----------                                 ----------------
        Monday                                      Sun.   (8:15 p.m.) - Mon. (4:00 p.m.)
        Tuesday                                     Mon    (8:15 p.m.) - Tue. (4:00 p.m.)
        Wednesday                                   Tue.   (8:15 p.m.) - Wed. (4:00 p.m.)
        Thursday                                    Wed.   (8:15 p.m.) - Thurs. (4:00 p.m.)
        Friday                                      Thurs. (8:15 p.m.) - Fri. (4:00 p.m.)
        ---------------------------------------------------------------------------------------------------------------------------

                                                                        02/01/01

                                  Appendix 3E


APPENDIX 3E - CONTRACT MONTH SYMBOLS

First Year Month Symbols
----------------------------------------------------------------------------------------------------
January -            F      April -       J      July -              N     October -            V
----------------------------------------------------------------------------------------------------
February -           G      May -         K      August -            Q     November -           X
----------------------------------------------------------------------------------------------------
March -              H      June -        M      September -         U     December -           Z
----------------------------------------------------------------------------------------------------
Second Year Month Symbols
----------------------------------------------------------------------------------------------------
January -            A      April -       D      July -              L     October -            R
----------------------------------------------------------------------------------------------------
February -           B      May -         E      August -            O     November -           S
----------------------------------------------------------------------------------------------------
March -              C      June -        I      September -         P     December -           T
----------------------------------------------------------------------------------------------------

Third Year Month Symbols
------------------------

Same as first year symbols with the year noted.

                                  Appendix 3G

APPENDIX 3G - GUIDELINES - BADGE VALIDATION AND RETURN

1. In each of the following circumstances, the referenced individual's membership floor access badge must be returned to the Member Services and Member Firm Staff Services ("Member Services") Department as indicated if the transaction involves the individual's only membership or all of his/her memberships:

          a. A membership seller within 30 days the effective date of the membership sale; (Membership sale proceeds will not be released to the seller unless the badge has been returned).

          b. A membership transferor within 30 days after the transfer has occurred.

          c. A membership delegator within 30 days after the effectiveness of the delegation agreement.

2. Each membership delegate must return the applicable delegate badge to the Member Services Department within 30 days after the delegation agreement's termination or expiration.

3. Upon the effective date of any Exchange suspension of membership privileges, the suspended individual must return his/her membership floor access badge to the Member Services Department within 30 days of the effective date of the suspension for the suspension's duration.

4. Upon the termination or expiration of any delegation agreement, the Exchange will delete the terminated delegate's identifying acronym from Exchange computer records after the delegate's 30-day grace period expires.

5. Only Exchange-issued badges will be permissible for floor access. Sewn-on badges will not be permissible.

6. No member, membership interest holder or delegate will be relieved of responsibility for returning the badge, even if lost, without specific approval of the Floor Conduct Committee.

     All cases involving lost membership floor access badges should be referred to the Member Services Department which shall have the authority to issue a replacement badge. Member Services will issue a replacement badge only to individuals with valid membership floor access privileges and who are current in their dues. Any problems or unusual circumstances involving a lost membership floor access badge will be referred to the Floor Conduct Committee.

     All cases involving lost floor clerk badges will be referred to the Co-Chairman or, in his absence, the Vice-Chairman of the Floor Conduct Committee. No floor clerk will be issued a replacement badge or be relieved of responsibility for returning the badge without specific approval of the Co-Chairman or, in his absence, the Vice Chairman of the Floor Conduct Committee.

7. Floor clerk badge applicants must present acceptable identification when filing their applications. Exchange staff will verify member's co-signatures on floor clerk badge applications and will process such applications in no less than 24 hours after receipt.

                                                                        03/01/94

                                  Appendix 4C

APPENDIX 4C - CAPITAL REQUIREMENTS FOR NON-FCM MEMBER FIRMS

The minimum financial requirements for Non-FCM member firms are:
1.   a.   Net Worth in excess of $100,000. For the purpose of this subsection,
Net Worth is defined as total assets (inclusive of CBOT memberships at 70% of their market value) minus all liabilities with the exception of those which qualify as equity capital; or

     b. For firms that are registered as a Professional Trading Firm under Regulation 230.02(6), the net worth shall be the greater of $100,000 per active floor trader who personally executes a significant portion of his or her orders on the trading floor and for the firm's proprietary account or 25% of the *SPAN(R) margin requirement. For the purpose of this subsection, Net Worth is defined as total assets (inclusive of CBOT full and associate memberships at 70% of their market value and COM membership interests at 50% of their market value) minus all liabilities with the exception of those which qualify as equity capital;

2. Any firm which relies on subordinated debt to meet the minimum Net Worth requirement must submit a copy of the subordinated loan to the Office of Investigations and Audits ("OIA") for approval. All loans must generally comply with the rules regarding subordinated loans for FCMs. Subordinated debt may not exceed 70% of total capital. A standard Non-FCM subordinated loan agreement is available from OIA;

3. Each Non-FCM firm is required to file a yearly financial statement within 90 days of the firm's year-end. In addition, the Exchange may request additional financial information as it deems appropriate;

4. A Letter of Attestation must accompany all financial statements. The Letter of Attestation must be signed by the individual designated as the Chief Financial Officer (or as having these responsibilities), in accordance with Chicago Board of Trade Regulation 230.03(a), provided that he is either a member of the Chicago Board of Trade whose membership is registered for the firm or that he has executed, and filed with the Exchange, a Designated Person Consent to Jurisdiction. In the case of a partnership, such individual must also be a general partner. The signature of the Chief Financial Officer, or the person who has these responsibilities, may be waived by the Exchange, at the discretion of the Exchange. In the event of such waiver, the firm will be required, in the case of a partnership, to have a general partner sign the financial statements. In the case of a corporation, the firm will be required to have the Chief Executive Officer sign the financial statements. In either event, the individual must either be a member of the Chicago Board of Trade or must have executed, and filed with the Exchange, a Designated Person Consent to Jurisdiction.

Nothing contained herein shall be construed to prevent the Board of Trade Clearing Corporation from establishing capital requirements, for its members or applicants for membership in the Clearing House, different or greater than those prescribed herein.

* "SPAN" and "Standard Portfolio Analysis of Risk" are trademarks of the Chicago Mercantile Exchange. The Chicago Merchantile Exchange assumes no liability in connection with the use of SPAN by any person or entity.

01/01/99

   APPENDIX 4E - MINIMUM FINANCIAL REQUIREMENTS FOR AGRICULTURAL REGULARITY

The minimum financial requirements for firms which are regular to deliver agricultural products are:

1. Working Capital - (current assets less current liabilities) must be greater than or equal to $2,000,000. Firms which do not have $2,000,000 in Working Capital must deposit with the Exchange $5,000 per contract which it is regular to deliver, up to a maximum of $2,000,000, less SEC haircuts, as specified in SEC Rule 15c3-1(c)(2)(vi), (vii) and (viii) plus 3% in the event of liquidation;

2. New Worth - (Total assets less total liabilities) divided by the firm's allowable capacity (measured in contracts) must be greater than $5,000; The net worth of a firm regular to deliver corn or soybeans must be greater than or equal to $5,000,000. The operator of a shipping station issuing corn or soybean shipping certificates may only issue new shipping certificates when the total value of all outstanding shipping certificates and the new shipping certificates, at the time of issuance of the new shipping certificates, does not exceed 25% of net worth;

3. Each firm which is regular to deliver agricultural products is required to file a yearly certified financial statement within 90 days of the firm's year-end. Each such firm is also required to file within 45 days of the statement date an unaudited semi-annual financial statement. However, each operator of a shipping station issuing corn or soybean shipping certificates is required to file within 45 days of the statement dates unaudited quarterly financial statements for each of the three quarters which do not end on such firm's year-end. In addition, the Exchange may request additional financial information as it deems appropriate;

4. A Letter of Attestation must accompany all unaudited financial statements. The Letter of Attestation must be signed by the Chief Financial Officer or if there is none, a general partner, executive officer, or managerial employee who has the authority to sign financial statements on behalf of the firm and to attest to their correctness and completeness.

5. For the requirements for notification of capital reductions, see Regulation 285.03.

                                                                        01/01/00

                                  Appendix 6A

APPENDIX 6A - FEE SCHEDULE: Member Claims

--------------------------------------------------------------------------------
Amount of Claim
--------------------------------------------------------------------------------
    $2,500 or less........................................   $150.00
    More than $2,500......................................   $250.00
--------------------------------------------------------------------------------
Stenographic Fees*
--------------------------------------------------------------------------------
    For attendance at a meeting:
    2-1/2 hour minimum....................................   $ 50.00
    Per Hour..............................................   $ 20.00
    Per Half Hour.........................................   $ 10.00
    For transcript:
    Original per page.....................................   $  2.00/page
    Carbon per page.......................................   $   .90/page
    Original per page (Daily copy)........................   $  2.60/page
    Carbon per page (Daily copy)..........................   $   .90/page
------------------------------------------------------------ -------------------

*Only for oral hearings.

                                  Appendix 6B

APPENDIX 6B - FEE SCHEDULE: Customer and Non-Member Claims

--------------------------------------------------------------------------------
Amount of Claim
--------------------------------------------------------------------------------
    $2,500 or less........................................   $150.00
    More than $2,500......................................   $350.00
--------------------------------------------------------------------------------

Unassociated Arbitrators*
------------------------
         $50 per unassoicated arbitrator per hearing** for claims heard pursuant to Regulation 630.12 [$2,500 or less] [minimum charge of $150].

         $100 per unassociated arbitrator per hearing date** for claims heard pursuant to Regulation 630.08 [more than $2,500] [minimum charge of $300].***

--------------------------------------------------------------------------------
Stenographic Fees*
--------------------------------------------------------------------------------
    For attendance at a meeting:
    2-1/2 hour minimum....................................   $ 50.00
    Per Hour..............................................   $ 20.00
    Per Half Hour.........................................   $ 10.00
    For transcript:
    Original per page.....................................   $  2.00/page
    Carbon per page.......................................   $   .90/page
    Original per page (Daily copy)........................   $  2.60/page
    Carbon per page (Daily copy)..........................   $   .90/page
--------------------------------------------------------------------------------

  *      Optional

 ** Hearings are normally scheduled for 2:15 p.m. and seldom last more than 2-1/2 hours. If a hearing lasts in excess of 2-1/2 hours, requires an additional hearing date, or is continued on less than 24 hours' notice to the Administrator, fees will be charged for an additional hearing date.

*** These direct incremental costs attendant upon the provision of unassociated arbitrators will be paid by the member in cases involving customer claims regardless of the outcome of the arbitration unless the arbitrators decide that the customer has acted in bad faith in initiating, or participating in, the arbitration proceeding. Such incremental costs shall be allocated between the parties in the arbitrators' discretion in cases involving non-member claims.

APPENDIX 9B - IMPLEMENTATION REGULATIONS OF e-cbot CONCERNING TECHNICAL
EQUIPMENT

1    Definitions

1.1  Network

The Network (the "Network") includes the entirety of all hardware elements combined in each network node as well as all necessary components for the connection of the network nodes (transmission lines for telecommunications, etc.) which form the technical basis for the implementation of trading on e-cbot, Eurex Deutschland and Eurex Zurich (the "Alliance Exchanges"). The Network is constructed in a radial form and contains, as network nodes in particular, the central host node of e-cbot, the central host node of the Eurex Deutschland and Eurex Zurich ("the Eurex Exchanges"), and the access points and all components of Participant Front End Installations.

1.2  Electronic Data Processing System

The Electronic Data Processing System (the "EDP System") includes both the Network and the operation-ready installed application of one or more of the Alliance Exchanges.

1.3  Participant Front End Installation

A Participant Front End Installation consists of one or more computers which enable trading on e-cbot (a Participant Front End System according to subsection
1.4 or a Multi-Member- Front End System according to subsection 1.5) and Network components by which the connection to the Network is made. In addition, the Participant Front End Installation shall include all necessary components for the maintenance of such Exchange Participant's internal network connections (e.g., Gateways, Routers, etc.), provided that they are located in a network area reserved for the Exchange (the 'Logical Network'). Additional hardware elements are not components of the Participant Front End Installation, although they may be connected thereto, to the extent that they satisfy the interfacing demands established by the Exchange and - if required- have been registered at the Exchange.

1.4  Participant Front End System

A Participant Front End System consists of at least one Exchange Participant's computer integrated into the Network, and is equipped with sufficient capacity and data security options in order to secure the technical basis on the part of the Exchange Participant for participation on e-cbot. A Participant Front End System is a component of the Participant Front End Installation (subsection 1.3) and as such is part of the Network.

1.5  Multi-Member-lntegrated System Server

(a) Two or more Exchange Participants may access e-cbot by means of a common Front End System (Multi- Member-Front End System), which is a component of the Front End Installation (subsection 1.3). In such cases, the Exchange Participants should notify the Exchange to adjust the capacity of the telecommunications connection accordingly. A Multi-Member Front End System-should be installed as a 2-LAN configuration and connected as a MISS group with two servers.
(b) CBOT Direct - e-cbot may maintain a MISS group as part of a Front End Installation through which one or more Exchange Participants may access e-cbot with the approval of their primary clearing member.

1.6  Logical Network

The Logical Network includes, in addition to the Network, all components at the Exchange Participant's site which are connected for technical reasons to the Network. Such components must be located in a network area reserved for the Exchange.

1.7  Data Transmission Equipment

Telecommunication within the Network occurs by means of Data Transmission Equipment, consisting of access points, routers and data transmission lines. A Participant Front End System or a Multi-Member Front End System shall always be connected by at least two data transmission lines to an access point.

1.8  Network Parameters

Network Parameters are values, dependent on the network software and its underlying operating system software, which control the communication between computers within a network. Network Parameters are installed with standard settings prescribed by the Exchange upon the initial installation of the software relating to network functions.

1.9  Auto-Quote Machines

Auto-Quote Machines are automatic quotation systems for options and futures. On the basis of pricing information and additional parameters determined by the Exchange Participant, quotes are automatically generated by an Auto-Quote Machine and transmitted into the EDP System.

1.10 Electronic Eyes

Electronic Eyes are computer programs which continuously receive market prices of Exchange products from the EDP System and evaluate such market prices. As soon as the price of an order or quote which is received by the Electronic Eye lies within the range previously set by the Exchange Participant, the Electronic Eye automatically generates an order which is then transmitted through the programmable interfaces made available via the Participant Front End System to the EDP System for execution.

1.11  Third Party Software

Third party software is software which is not provided by or on behalf of e-cbot and which is connected by an Exchange Participant to the programmable interface of the EDP System.

1.12  Location

Subject to Regulation 9X.06, Location within the meaning of this provision means the entirety of all business premises occupied by an Exchange Participant within a building in which Participant Front End Installations have been installed for the purpose of active options and futures trading. Business premises in which Participant Front End Installations are only employed in emergencies or for the purpose of engaging in technical simulated tests are not deemed to constitute a Location within the meaning of this provision.


2     Connection to the EDP System

2.1   Requirements

Upon admission to participate in options and futures trading, the Exchange Participant is connected to the EDP System. This connection is subject to the Exchange Participant's compliance with Exchange Rules, including these Implementation Regulations. By the establishment of such connection, the EDP System shall not be compromised on the basis of Location or any other technical grounds. Each Exchange Participant undertakes to ensure that it is entitled to connect each of its Participant Front End Installations to the EDP System and to execute trading on e-cbot, according to the national laws and regulations effective in the country of each respective Location.

2.2   Installation of Participant Front End Installations

Each of an Exchange Participant's Front End Installations, if not employed in emergencies or for the purpose of participating in technical simulated tests (subsection 1.12) must be installed at a Location of the Exchange Participant and should be configured redundantly.

Upon receipt of prior notification from an Exchange Participant or from an applicant for Exchange admission, the Exchange may permit the installation and the operation of a Participant Front End Installation at the business premises of a third party engaged by the Exchange Participant or applicant for Exchange admission to operate such Participant Front End Installation, if the application of and compliance with the provisions of the rules and regulations of the Exchange and supplemental conditions thereto are ensured, in particular in respect of such third party. By means of appropriate agreements concluded with the third party, the Exchange Participant or applicant for Exchange admission shall secure the granting to the Exchange by the third party of the right to inspect the business premises of such third party at all times for the purpose of determining compliance with the requirements for the installation and operation of a Participant Front End Installation.

2.3  Installation of Several Participant Front End Systems

An Exchange Participant may apply for the connection of several Participant Front End Systems. The Exchange may limit the number of Participant Front End Systems applied for by an Exchange Participant for cause, including reasons relating to system performance.

2.4  Connection of Quote Machines/Electronic Eyes

Upon special application by an Exchange Participant, the Exchange may permit the connection of Auto-Quote Machines and/or Electronic Eyes to the EDP System through the programmable interfaces made available via the Participant Front End System, provided that the Exchange Participant continuously ensures that the Auto-Quote Machines and/or Electronic Eyes

 .   are installed at the Locations of the Exchange Participant and

 .   are given parameters which correspond to at least one member for the
    Exchange Participant and

 .   are controlled by at least one such person during trading hours.


3   Technical Requirements

The technical requirements set forth herein are binding on all Exchange Participants; divergence from such regulations shall require the written consent of the Exchange. The Exchange may at any time examine the configurations and Network Parameters of an Exchange Participant and require the modification of divergent values. In modifying such values, the Exchange Participant is required to effect such technical modifications to its Participant Front End Installation as are required by the Exchange within any timeframe imposed by the Exchange. Upon request from the Exchange , the Exchange Participant is obligated to grant the Exchange access to the technical infrastructure employed by it for establishing a connection with the EDP System to facilitate the carrying out of technical inspections. Such access and/or any right of inspection is subject to applicable local law. If modifications are not completed within the time frame imposed by the Exchange, the Exchange may restrict or bar the Exchange Participant's access to the EDP System.


4   Hardware

4.1 Requirements

EDP equipment which ensures the orderly execution of trading over the EDP System must be made available by Exchange Participants.

4.2  Permitted Trading Platforms

The Alliance Exchanges shall specify permitted trading platforms for installation on the Participant Front End Installation connected to the EDP System.

4.3  Approved Hardware Configurations

All hardware configurations planned by an Exchange Participant must be approved by the Exchange - by submitting the configuration questionnaire supplied by or on behalf of the Exchange and filled in by the Exchange Participant- prior to their installation; the same shall apply to modifications.

4.4  Responsibility for Operation

The operation of the Participant Front End Installation (including integrated Routers) is the sole responsibility of the Exchange Participant. Each Exchange Participant shall guarantee that it will operate its Participant Front End Installation in an orderly manner, and that, by such operation, the operation and functionality of trading and clearing on the Alliance Exchanges shall not be compromised.


5 Software

5.1  Exchange Software

The Exchange shall make available to the Exchange Participants the application software without source code. Subject to the rules and regulations of the Exchange, including these Implementation Regulations, an Exchange Participant is hereby granted a non-exclusive, non-transferable, revocable license to use the current version of the application software as made available by the Exchange solely for trading on e-cbot at an approved Location and may neither alter nor copy such software without the consent of the Exchange. The foregoing shall not apply to the production of copies of the application software if such copies are produced solely for data storage purposes. Each Exchange Participant is responsible for the installation of the application software on the components of his Participant Front-End installation.

5.2  Participant's Operating System Software

The Exchange shall specify each version of the operating system software valid at the time, including all necessary components, used for operation of the current version of the application software on the Participant Front End Installation.


5.3  Registration of Third Party Software

If an Exchange Participant intends to connect Third Party Software to the programmable interface of the EDP System, the Exchange Participant shall assign an electronic identifier to such Third Party Software before connecting it to the programmable interface, observing the Exchange's instructions as to the systematic composition of such identifier, and shall have the Third Party Software registered at the Exchange.

Each Exchange Participant shall ensure that the identifier assigned to Third Party Software used by it will be sent together with each transmission to the EDP System, when the registered Third Party Software communicates with the EDP System via the programmable interface. In case the EDP System is impaired by the Third Party Software connected to the programmable interface, the Exchange may prohibit the connection of such software with immediate effect.

5.4  Responsibility for the Use of Third Party Software

The application software made available by the Exchange includes interfaces for front and back office systems. The Exchange Participant itself is responsible for the software which uses these interfaces.


6    Extent of Use of Data Transmission Equipment

An Exchange Participant may use the Data Transmission Equipment which serves trading on e-cbot solely for trading on e-cbot unless otherwise approved in writing by the Exchange. However, the Exchange reserves the right to use the Data Transmission Equipment also for trading and clearing on other institutions.


7    Transmission Lines for Telecommunication

7.1  Control of Transmission Lines

The Exchange shall control the lines for the entire physical network/Network. Installation and operation of the transmission lines for telecommunications which are necessary for the connection between the Participant Front End Installation and the Exchange shall be carried out by the Exchange or may be contracted out by the Exchange.

7.2  Range of Transmission Lines

e-cbot shall make available a connection to the Location of the Exchange Participant, provided that the transmission paths and types of connection supported by e-cbot are available for such Exchange Participant and, under normal conditions and adequate expense, able to be established and operated while meeting the security and quality standards set forth by e-cbot.

7.3  Connection to Network

A Participant Front End Installation may only be connected to the access point designated by the Exchange, and such connection must be by means of at least two transmission lines.

7.4  Security Against Failure

In order to increase security against failure, Participant Front End Installations may be connected to the Network by means of more than two lines.

7.5  Number of Transmission Lines

Notwithstanding these regulations, the Exchange can set a minimum and maximum number of the transmission lines necessary for an Exchange Participant to connect its Participant Front End Installation to the EDP System, to the extent that such action is necessary for reasons relating to system performance or for other serious reasons.


8    Network Parameters


8.1  Specification of Network Parameters

To ensure the security of the Network and to protect the Participant Front End Installations, each Exchange Participant shall comply with the following Network Parameters.

 .   An Exchange Participant's computers which are not components of the
    Participant Front End Installation may only access the Participant Front End Systems of such Exchange Participant and may not access other computers in the Network;

 .   Only the computers of the Participant Front End Installation may access or be accessed from the Network;

 .   Unauthorized access by a Participant Front End Installation to the computers of the Alliance Exchanges is prohibited,

 .   Communication between Exchange Participants by means of the Network  is prohibited.

8.3 Compliance With Network Parameters

Upon installation of the Participant Front End Installation and Network components, the Exchange Participant shall establish and maintain the Network Parameters selected by the Exchange.

8.4 Reservation of Network Areas

The Exchange reserves network areas for its Logical Network. The network areas selected by the Exchange can only be used for participation on the Exchange. Within its own network, each Exchange Participant may use any network areas that are not reserved for the Exchange.

8.5  Node Numbers/Node Names

The Exchange shall assign node numbers and node names for the entire Logical Network. Within the Network, only the nodes authorized by the Exchange by assignment of node numbers may communicate with the EDP System.

Consequently, no computer that has not received a corresponding node number from the Exchange may be connected by the Exchange Participants in the network areas reserved by the Exchange. The transfer of the assigned node number and the related node name to a computer with a function other than that as applied for is prohibited.


9    Emergency Plan

9.1  Responsibility

Each Exchange Participant is responsible for taking appropriate measures for emergency planning and management.

9.2  Emergency Computer Center

An Exchange Participant may establish an inactive emergency computer center (computer failure center) and, if necessary, may connect this center with an inactive line to an access point. The costs incurred by the Exchange shall in such case be paid by the Exchange Participant.

9.3  Connection Between Two Locations

It an Exchange Participant operates at two or more Locations, he may supply any two Locations with a connection in order to ensure breakdown protection in the event of a disruption of the connection between one Location and an access point.


10   Personnel

Each Exchange Participant is obligated to maintain a sufficient number of qualified personnel at all times during trading hours and to guarantee their availability by telephone in order to ensure the orderly operation of the components of the EDP System which are in the control of the Exchange Participant, particularly in order to take the necessary measures at the instruction of the Exchange in the event of a technical disruption. In addition, each Exchange Participant shall provide the Exchange with the name and telephone number of a person to be contacted in the event of a technical disruption.

11   Costs


11.1 Hardware and Software

The costs for the purchase, installation and maintenance of all hardware and software used by an Exchange Participant shall be borne by the Exchange Participant, and shall not be borne by the Exchange, provided that the application software referred to in subsection 5.1 shall be made available by the Exchange without additional cost.

11.2 Telecommunications Networks

The one-time and the continuing costs for establishing and operating the Network, including the expenses for telecommunications transmission lines, will be levied on Exchange Participants in the form of a fee established by the Exchange.


12   Technical Problems

12.1 Measures

During technical disruptions, the Board may suspend or restrict access to the EDP System for one, several or all Exchange Participants, regardless of whether such problems appear at one or more of the Alliance Exchanges or at one, several or all Exchange Participants. The Exchange may resume trading or re-commence after an interruption, even if one or several Exchange Participants still do not have access to the EDP System for e-cbot if in the opinion of the Board of Directors an orderly market continues to exist or is once again possible.

12.2 Information to Exchange Participants / Exchange Participants' Obligation to Cooperate

Exchange Participants are obligated to inform themselves about technical requirements and changes by means of the media made available by the Exchange. The Exchange shall, to the extent possible, inform the Exchange Participants without undue delay of any technical problems. In case of technical problems of the EDP System, Exchange Participants are obligated to grant the Exchange or its representatives access to their Locations in which Participant Front End Systems are installed for problem resolution.

12.3 Suspension of Options and Futures Trading

In the event of the suspension of trading on the basis of technical problems, the Exchange shall place the EDP System on 'halt status', so that no more inputs can be effected by Exchange Participants.

The resumption of trading after a trading suspension pursuant to the foregoing regulation shall begin with a new Pre-Trading Period pursuant to Regulation 9x.09. Subsequently, trading will proceed consistently with Exchange Rules and Regulations.

The Exchange shall inform Exchange Participants without delay of the reduced time of the trading period.

                                 Appendix 10A


APPENDIX 10A - ELEVATORS IN THE CHICAGO AND BURNS HARBOR SWITCHING DISTRICTS (WHEAT & OATS)

Following is a listing of the elevators in the Chicago and Burns Harbor Switching Districts approved as regular for the delivery of Wheat and Oats through June 30, 2002:

--------------------------------------------------------------------------------
                                                                CAPACITY IN
        WAREHOUSE                     LOCATION                    BUSHELS
--------------------------------------------------------------------------------
  Cargill, Inc.              Cargill     Burns     Harbor       5,473,000
                             Portage, IN

  Chicago & Illinois         Chicago                            9,156,000

  River Marketing LLC
--------------------------------------------------------------------------------

Note:  All elevators are Federally licensed.

                                                                       07/01/00

                                 Appendix 10B



APPENDIX 10B - ELEVATORS IN THE ST. LOUIS AND EAST ST. LOUIS SWITCHING DISTRICTS (WHEAT)

Following is a listing of the elevators in the St. Louis, East St. Louis and Alton Switching districts approved as regular for the delivery of Wheat through June 30, 2002:

-----------------------------------------------------------------------------------------------------------
                                                                                        CAPACITY IN
        WAREHOUSE                            LOCATION                                     BUSHELS
-----------------------------------------------------------------------------------------------------------
Archer-Daniels-Midland                 St. Louis                   Elevator                 2,154,000
                                       St. Louis, MO

Cargill Inc.                                                       Elevator                 2,481,000
                                       East St. Louis, IL

ConAgra Flour Mill                     Alton,                                               3,390,000
                                       IL
-----------------------------------------------------------------------------------------------------------

Note:    All Elevators listed are Federally licensed.

                                                                        07/01/00

                                  Appendix 10C


APPENDIX 10C - ELEVATORS IN THE MINNEAPOLIS AND ST. PAUL SWITCHING DISTRICTS
(OATS)

Following is a listing of the elevators in the Minneapolis and St. Paul, MN Switching Districts which are approved as regular for the delivery of Oats through June 30, 2002:

------------------------------------------------------------------------------------------------
                                                                           CAPACITY IN
     WAREHOUSE                           LOCATION                           BUSHELS
------------------------------------------------------------------------------------------------
Bunge Corporation                      Midway               Elevator        2,643,000
                                       Minneapolis, MN

                                       Port Bunge           Elevator        9,275,000
                                       Savage, MN

Cargill, Inc.                          Port                  Cargill       19,522,038
                                       Elevator                  "C"
                                       Savage, MN

Cenex Harvest States                   HSC Savage           Elevator          641,000
Co-Operatives                          Savage, MN

                                       Elevator #2                          1,400,000
                                       St. Paul, MN

                                       St. Paul         Elevator "M"        1,331,000
                                       St. Paul, MN

                                       Calumet              Elevator        1,323,000
ConAgra, Inc.                          Minneapolis, MN
                                       Electric Steel       Elevator
                                       Minneapolis, MN                      4,579,000

                                       Malt-One             Elevator        2,348,000
                                       Minneapolis, MN

                                       Marquette            Elevator        3,830,000
                                       Minneapolis, MN

                                       Shakopee             Elevator        1,122,000
                                       Shakopee, MN
                                       Delmar #4/Washburn          C

General Mills, Inc.                    Minneapolis, MN                      9,636,000

                                       Washburn             Elevator        2,400,000
                                       Checkerboard     Elevator   B
                                       Minneapolis, MN

                                       Washburn         D-Elevator T        4,047,000
                                       Minneapolis, MN

                                       Fridley              Elevator        4,955,000
                                       Fridley, MN
------------------------------------------------------------------------------------------------

NOTE:  ALL ELEVATORS ARE FEDERALLY LICENSED.

                                                                        11/01/00

                                 APPENDIX 10D

APPENDIX 10D - ELEVATORS IN THE TOLEDO, OHIO SWITCHING DISTRICT (WHEAT)

Following is a listing of the elevators in the Toledo, Ohio Switching District which are approved as regular for the delivery of Wheat through June 30, 2002:

-----------------------------------------------------------------------------------------------------
                                                                                      CAPACITY IN
            WAREHOUSE                             LOCATION                              BUSHELS
-----------------------------------------------------------------------------------------------------
The Andersons Agriculture Group Andersons' Elevator                                   20,559,000
L.P.                               Maumee, Ohio

                                   Reynolds Road                                         983,000
                                   Toledo, Ohio

                                   Riverfront Elevator                                 7,232,000
                                   Toledo, Ohio

                                   Conant Street Elevator                              6,316,000
                                   Maumee, Ohio

                                   Edwin Drive Elevator                                6,732,000
                                   Toledo, Ohio
                                   Elevator
ADM/Countrymark, Inc.              Toledo, Ohio                                        9,795,000

                                   Grain Elevator                                      7,680,000
                                   Ottawa Lake, MI
-----------------------------------------------------------------------------------------------------

NOTE: ALL ELEVATORS ARE FEDERALLY LICENSED.

                                                                        07/01/00

                                 Appendix 10E

APPENDIX 10E - GRAIN

Beginning with new crop 1993 delivery months, the following maximum storage rates, as specified in Regulation 1056.01, will be applicable to Chicago Board of Trade approved elevators regular for the storage of grain:

          Wheat: Effective July 1, 1993, the storage rate shall not exceed 15/100 of one cent per bushel per day.

          Oats: Effective September 1, 1993, the storage rate shall not exceed 13/100 of one cent per bushel per day.

The following is a listing of the storage rates effective prior to the implementation of the maximum rates. Storage rates which are below the maximum rates will remain in effect after implementation of the maximum rates.

-------------------------------------------------------------------------------------------------------------------
 WAREHOUSE & LOCATION                          RATE                            EFFECTIVE DATE
-------------------------------------------------------------------------------------------------------------------
The Andersons

    Maumee Elevator                      15/100 of a cent                       July 1, 1993
    Maumee, OH                           per bushel per day
    Conant Street                        15/100 of a cent                       July 1, 1998
    Toledo, OH                           per bushel per day
    Riverfront Elevator                  15/100 of a cent                       July 1, 1993
    Toledo, OH                           per bushel per day
    Edwin Drive                          15/100 of a cent                       July 1, 1998
    Toledo, Ohio                         per bushel per day
    Reynolds Road                        15/100 of a cent                       July 11, 1996
    Toledo, OH                           per bushel per day
ADM/Countrymark L.L.C., Inc.

    Elevator                             15/100 of a cent per bushel            April 30, 1998
    Toledo, OH                           per day (Wheat, Corn &
                                         Soybeans)
    Ottawa Lake Elevator Ottawa          15/100 of a cent per bushel            April 30, 1998
    Lake, MI                             per day

Archer-Daniels-Midland
    St. Louis Elevator                   10/100 of a cent                       October 1, 1993
    St. Louis, MO                        per bushel per day
Bunge Corporation                        13/100 of a cent                       September 1, 1993
                                         per bushel per day

    Midway Elevator                      13/100 of a cent                       September 1, 1993
    Minneapolis, MN                      per bushel per day
    Port Bunge

    Savage, MN                           13/100 of a cent                       April 3, 1996
                                         per bushel per day
Cargill, Inc.                            15/100 of a cent per bushel per day    August 18, 1999
   East St. Louis, IL
    Cargill Maumee Elevator              15/100 of a cent                       July 1, 1993
    Maumee, OH                           per bushel per day
    Cargill Maumee Elevator              13/100 of a cent                       September 1, 1993
    Toledo, OH                           per bushel per day
    Port Cargill Elevator "C"            15/100 of a cent                       July 1, 1993
    Savage, MN                           per bushel per day
    Cargill Burns Harbor
    Portage, IN                          10/100 of a cent                       October 1, 1993
                                         per bushel per day
Cenex/Harvest States Cooperatives
    St. Paul Elevator #B                 13/100 of a cent                       September 1, 1993
    St. Paul, MN                         per bushel per day
                                         (Oats)
    Harvest States Savage Elevator       13/100 of a cent                       September 1, 1993
    Savage, MN                           per bushel per day
    Elevator M                           13/100 of a cent                       September 1, 1993
    St. Paul, MN                         per bushel per day
                                         (Oats)
-------------------------------------------------------------------------------------------------------------------
Chicago & Illinois River                 15/100 of a cent per bushel per day    November 1, 1999
    Marketing L.L.C.
ConAgra Flour Mill                       15/100 of a cent per bushel per day    July 1, 1993
    Elevator
    Alton, IL
ConAgra, Inc.
-------------------------------------------------------------------------------------------------------------------

                                 Appendix 10E

-------------------------------------------------------------------------------------------------------------------
    Electric Steel     Elevator          13/100 of a cent                       September 1, 1993
    Minneapolis, MN                      per bushel per day
    Calumet            Elevator          13/100 of a cent                       September 1, 1993
    Minneapolis, MN                      per bushel per day
    Malt-one           Elevator          13/100 of a cent                       September 1, 1993
    Minneapolis, MN                      per bushel per day
    Marquette          Elevator          13/100 of a cent                       October 4, 2000
    Minneapolis, MN                      per bushel per day
    Shakopee           Elevator          13/100 of a cent                       September 24,1994
    Shakopee, MN                         per bushel per day
General Mills, Inc.
    Fridley            Elevator          13/100 of a cent                       September 1, 1993
    Minneapolis, MN                      per bushel per day
    Washburn           Elevator          13/100 of a cent                       April 20, 1994
    Minneapolis, MN                      per bushel per day
                                         (Oats)
    Washburn           Elevator          13/100 of a cent                       September 1, 1993
    Checkerboard                         per bushel per day
    Minneapolis, MN                      Oats)
-------------------------------------------------------------------------------------------------------------------

NOTE:    ALL ELEVATORS LISTED ARE FEDERALLY LICENSED.

                                                                        11/01/00

                                 Appendix 10F

APPENDIX 10F - RECIPROCAL AND INTERMEDIATE SWITCHING CHARGES

REFERENCE GUIDE ONLY - EFFECTIVE MAY 1, 1997
THE FOLLOWING RECIPROCAL AND INTERMEDIATE SWITCHING CHARGES APPLY AT ELEVATORS REGULAR FOR DELIVERY WITHIN THE CHICAGO, IL AND BURNS HARBOR, IN SWITCHING DISTRICTS. RATES ARE IN DOLLARS PER CAR UNLESS OTHERWISE INDICATED.

                                 RESULT AND/OR INTERMEDIATE
ELEVATOR:                        RECIPROCAL CARRIER:                               CARRIER AND END RESULT:
---------                        -------------------                               -----------------------
CARGILL                          CR OR IHB LINE HAUL                               DIRECT CONNECTION WITH ALL
                                                                                   OTHER CARRIERS.
BURNS HARBOR, IN                 RATE                                              OTHER CARRIERS.
--------------------------------------------------------------------------------------------------------------------
CHICAGO & ILLINOIS        RIVER  IHB - $242.00 PER CAR
MARKETING, L.L.C.
117/TH/ &                              $166.00 PER CAR (25-CAR)
TORRENCE                               $ 95.00 PER CAR (50-CAR)
CHICAGO, IL                            (PRIVATE CARS, CR, NS)
DIRECT CONECTION WITH ALL OTHER CARRIERS
                                 IHB   $261.00 PER CAR
                                       $184.00 PER CAR (25-CAR)
                                       $110.00 PER CAR (50-CAR)
                                       (ALL OTHER CARRIERS)
                                 CRL - $187.00 PER CAR
--------------------------------------------------------------------------------------------------------------------

THIS APPENDIX IS ONLY A REFERENCE GUIDE AND SHOULD NOT BE CONSTRUED AS A TRADING RECOMMENDATION OF THE CHICAGO BOARD OF TRADE. DUE TO THE RAPID CHANGES IN FREIGHT TARIFFS, WE DO NOT GUARANTEE THIS APPENDIX AS TO ACCURACY OR COMPLETENESS. FOR CURRENT INFORMATION ON SWITCHING CHARGES CONTACT THE RESPECTIVE RAIL CARRIER DIRECTLY.

                                                                        01/01/00

                                 Appendix 10G

APPENDIX 10G - GRAIN LOAD-OUT PROCEDURES

Following is a general outline of procedures for the load-out of grain covered by Chicago Board of Trade ("CBOT") registered warehouse receipts/shipping certificates. The procedures are based upon a combination of CBOT rules and regulations and trade practice. Where applicable, CBOT rules and regulations are cited.

1. Cancellation of the Warehouse Receipt/Shipping Certificate at CBOT Registrar's Office.

          a. To initiate the load-out process, the receipt/certificate holder, or owner, requests his clearing firm to cancel the warehouse receipt/shipping certificate at the CBOT Registrar's Office.

          b. The Registrar bills the owner's clearing firm a cancellation fee of $1 per receipt. (Internal policy of CBOT Registrar's Office.)

2.   Surrender of the Cancelled Warehouse Receipt/Shipping Certificate.

          a. The next step is for the owner to surrender the cancelled receipt/certificate to the regular warehouseman/shipper or his representative agent in Chicago. The agent must be a registered clearing member of the CBOT, be located in the vicinity of the CBOT and be available during business hours (except Exchange holidays). Business hours are 8:00 a.m. - 4:30 p.m., Monday - Thursday and 8:00 a.m. - 3:00 p.m. on Friday.

          b. At this time, the warehouseman/shipper, at his option, may require the owner to pay storage/premium and insurance charges that have accumulated up to and including the date of surrender. (See items 6(a) and (b) below.) The warehouseman's/shipper's agent shall accept these payments during business hours.

          c. At this time, the warehouseman, at his option, may also require the owner to pay the warehouseman or his agent a load-out fee of up to 6 cents per bushel. A fobbing charge of 4 cents per bushel was already paid at the time of delivery of corn and soybean shipping certificates. (The maximum load-out/fobbing fee, subject to change, is 6 cents per bushel for receipts and 4 cents per bushel for certificates. CBOT Regulation 1081.01(11).)

          d. If the owner decides against loading out grain, he may notify the warehouseman's/shipper's agent that warehouse receipts/shipping certificates are to be re-issued. The warehouseman's/shipper agent, if requested by the owner, shall obtain the receipts/certificates from the warehouseman/shipper, and if agent is notified by 12:00 noon, re-issued receipts shall be deliverable by 4:00 p.m. the following business day. (Any reimbursement of expenses for making the grain available for loading must be mutually accepted by the maker and taker. Notification of agents is notification of principal. All fees are a matter between agent and principal.)

3.   Arrangement of Transportation Conveyance.

          a. Next, the owner arranges for proper conveyance of the grain to be loaded out with a carrier; the conveyance may be rail cars, barge, or vessel, and must be clean and ready-to-load.

          b. The owner provides the warehouseman/shipper with written loading orders that identify the vessel, barge, or number of rail cars that will take delivery of the grain, and that specify the grade and estimated number of bushels to be loaded.

          c. An owner requesting vessel load-out, having surrendered canceled receipts/certificates and tendered written loading orders to the warehouseman/shipper, is entitled to the warehouse's/shipper's current scheduled load-in and load-out lineups, provided the owner gives to the warehouseman/shipper the identity of the vessel and the estimated-time-of-arrival no more than 5 calendar days prior to constructive placement of the vessel.

                                 Appendix 10G


               In addition, an owner is entitled to receive updated information, upon request, on the elevator's/shipping station's scheduled load-in and load-out lineups.

          d. The carrier or its agent notifies the warehouseman/shipper of the "constructive placement" of the conveyance. The term "constructive placement" is defined in CBOT Regulations 1081.01(12)A. (1), (2) and (3). Only the warehouseman/shipper can order the conveyance to the elevator/shipping station for actual placement for loading.

          e. The warehouseman/shipper is not responsible for the failure of the carrier to present clean, ready-to-load conveyance to the warehouseman/shipper. (CBOT Regulation 1081.01(12) B.)


4.   Request for Grain Inspection or Stevedoring Service.

          a. The owner may, at his option and expense, request the warehouseman/shipper to arrange inspection and weighing service provided by the Federal Grain Inspection Service ("FGIS").

          b. In case of water load-out (barge or vessel), the owner should request the warehouseman/shipper to arrange stevedoring service. In this regard, the owner may designate to the warehouseman/shipper the stevedoring service he would like to use. The owner is responsible for charges incurred for stevedoring service.

          c. The warehouseman/shipper does not control the availability of the FGIS and the stevedoring services.

5.       Actual Load-Out.

          a. The warehouseman/shipper must load-out all conveyances in the order of their constructive placement. An operator of a regular facility in Chicago, Burns Harbor, along the Illinois Waterway, and St. Louis has the obligation of loading grain represented by warehouse receipts or shipping certificates giving preference to takers of delivery. (CBOT Regulation 1081.01(12) A.)

          b. The warehouseman/shipper informs the owner of the time of loading completion and the release time of the conveyance to the carrier.

          c. The warehouseman/shipper must advise the owner of any load-out difficulties. Inclement weather may delay loading.

          d. The owner should be familiar with the tariff of the warehouse/shipping station where the load-out is to occur.

6.       Final Settlement of All Charges By Invoice

          a. The owner pays the warehouseman/shipper storage/premium charges that have accumulated up to and including the 10th business day after constructive placement of the conveyance or the date of loading completion, whichever is earlier. (CBOT Regulation 1081.01(12).) If the owner paid storage/premium charges when he surrendered the cancelled warehouse receipt/shipping certificate (see item 2(b) above) he now pays storage/premium charges that have accumulated since that time as invoiced.

          b. The owner pays the warehouseman for the FGIS service and the stevedoring company for stevedoring service as invoiced.

          c. With some exceptions for Burns Harbor delivery, the owner pays all transportation costs, including switching charges and demurrage, if any, to the appropriate transportation company.

                                 Appendix  10G

*/ The outline provided above is intended to serve only as a general guide to grain load-out procedures; certain of the discussed obligations of the warehouseman and owners may not apply in a particular situation or may be open to negotiation between the parties. Care has been taken in the preparation of this outline, but there is no warranty or representation expressed or implied by the Chicago Board of Trade or its member firms as to the accuracy or completeness of the material herein. In particular, CBOT rules and regulations may be revised from time accordingly, current rules and regulations, if applicable, should be consulted when there is a question about load-out. Please be advised that the U.S. Warehouse Act, as amended, a state law may also apply to, or govern, a particular situation. If you have legal questions concerning load-out, we recommend that you consult your legal counsel. (08/01/00)

                                Appendix 10C A

APPENDIX 10C A - CORN AND SOYBEAN SHIPPING STATIONS

Following is a listing of the shipping stations approved as regular for the delivery of Corn and Soybeans for the period through June 30, 2002:

-------------------------------------------------------------------------------------------------------------------
BOTCC Code         Firm         Location      Mile        Approved   Daily Loading  Max. Certs      Location
                                             Marker       Capacity   Rate (bu/day)                Differential
                                                            (bu)                                   (cents/bu)
1750       Cargill, Inc.        Burns               340    5,473,000        165,000      1,094         par
                                Harbor,  IN
1705       Chicago & Illinois   Chicago, IL      329.4R    7,680,000        165,000      1,536         par
           River Marketing, LLC
1715       Louis Dreyfus        Lockport, IL     292.8R      204,000         55,000        330          2
1751       Cargill, Inc.        Lockport, IL     292.5R      574,000        110,000        660          2
1758       Cargill, Inc.        Morris, IL       263.3R      124,000        110,000        660          2
1752       Louis Dreyfus        Morris, IL       263.0R      304,000         55,000        330          2
1730       ADM/Growmark River   Morris-E, IL     263.0R      587,000        110,000        660          2
           Systems, Inc.
1731       ADM/Growmark River   Morris-W, IL     262.9R      230,000        110,000        660          2
           Systems, Inc.
1711       CIRM                 Seneca, IL          253      THROUGH         55,000        330          2
                                                                 PUT

1759       Cargill, Inc.        Seneca, IL       252.5R      846,000        110,000        660          2
1732       ADM/Growmark River   Ottawa-N, IL     241.8R      988,000        110,000        660        2 1/2
           Systems, Inc.
1753       Cargill, Inc.        Ottawa, IL       238.5L      880,000        165,000        990        2 1/2
1733       ADM/Growmark River   Ottawa-S, IL     236.9L      107,000        110,000        660        2 1/2
           Systems, Inc.
1765       Maplehurst Farms,    Ottawa, IL       236.4R            0         55,000        330        2 1/2
           Inc.
1701       Consolidated Grain   Utica, IL          229L      681,000         55,000        330        2 1/2
           and Barge Co.
1714       Louis Dreyfus        Utica, IL          229L  THROUGH PUT        110,000        660        2 1/2
1734       ADM/Growmark River   La Salle, IL     223.3R       84,000        110,000        660        2 1/2
           Systems, Inc.
1702       Consolidated Grain   Peru, IL         222.9R            0         55,000        330        2 1/2
           and Barge Co.
1713       Louis Dreyfus        Peru, IL         222.9R  THROUGH PUT         55,000        330        2 1/2
1735       ADM/Growmark River   Spring           218.4R      109,000        110,000        660        2 1/2
           Systems, Inc.        Valley, IL
1754       Cargill, Inc.        Spring           218.3L    1,433,000        165,000        990        2 1/2
                                Valley, IL
1736       ADM/Growmark River   Hennepin, IL     207.7L      500,000        110,000        660        2 1/2
           Systems, Inc.
1760       Cargill, Inc.        Hennepin, IL     207.5L      110,000        110,000        660        2 1/2
1703       Consolidated Grain   Hennepin, IL     207.4R      416,000         55,000        330        2 1/2
           and Barge Co.
1712       Louis Dreyfus        Hennepin, IL     207.4R  THROUGH PUT        110,000        660        2 1/2
1737       ADM/Growmark River   Henry, IL        195.8R      552,000         55,000        330        2 1/2
           Systems, Inc.
1738       ADM/Growmark River   Lacon, IL        189.5L      199,000        110,000        660        2 1/2
           Systems, Inc.
1761       Cargill, Inc.        Lacon, IL        189.3L      487,000        110,000        660        2 1/2
1739       ADM/Growmark River   Chillicothe,     180.5R      172,000         55,000        330        2 1/2
           Systems, Inc.        IL
1740       ADM/Growmark River   Creve  Coeur,    158.1L    1,401,000        110,000        660          3
           Systems, Inc.        IL
1741       ADM/Growmark River   Peoria, IL       161.4R    1,931,000        110,000        660          3
           Systems, Inc.
1700       Cargill, Inc./AGRI   Pekin, IL        152.8R            0        165,000        990          3
           Grain Marketing
1720       Tomen America        Pekin, IL        152.2L      732,000        110,000        660          3
1716       Granite Grain        Pekin, IL        151.2L            0        275,000      1,650          3
-------------------------------------------------------------------------------------------------------------------

                                Appendix 10C A
                                                                     (11/01/00)

                                Appendix 10S A


APPENDIX 10S A - SOYBEAN ONLY SHIPPING STATIONS

See Appendix 10C A - CORN AND SOYBEAN SHIPPING STATIONS for shipping stations approved as regular for the delivery of Soybeans above Illinois River Mile Marker 151.

Following is a listing of additional shipping stations approved as regular for the delivery of Soybeans only for the period through June 30, 2002:

---------------------------------------------------------------------------------------------------------------------------
BOTCC              Firm            Location              Mile          Approved        Daily         Max.       Location
Code                                                    Marker         Capacity       Loading       Certs      Differential
                                                                         (bu)           Rate                    (cents/bu)
                                                                                      (bu/day)
1755        Cargill, Inc.          Havana-N, IL           119.9L          575,000         55,000       330       3 1/2
1766        Prairie Central Co-op  Havana-N, IL           119.9L          THROUGH         55,000       330       3 1/2
            Inc.                                                              PUT
1762        Cargill, Inc.          Havana-S, IL           119.8L          738,000         55,000       330       3 1/2
1742        ADM/Growmark River     Havana-N, IL           119.6L        1,093,000        165,000       990       3 1/2
            Systems, Inc.
1743        ADM/Growmark River     Havana-S, IL           119.3L          178,000        110,000       660       3 1/2
            Systems, Inc.
1763        Cargill, Inc.          Beardstown, IL          88.1L          439,000         55,000       330       3 1/2
1744        ADM/Growmark River     Beardstown, IL          91.0R        2,757,000        110,000       660       3 1/2
            Systems, Inc.
1756        Cargill, Inc.          Merdedosia, IL          71.3L          962,000        110,000       660       3 1/2
1745        ADM/Growmark River     Naples, IL              66.1L          310,000        110,000       660       3 1/2
            Systems, Inc.
1706        Zen-Noh Grain Corp.    Naples, IL                65L          THROUGH         55,000       330       3 1/2
                                                                              PUT
1704        Consolidated Grain     Naples, IL                65L        6,247,000         55,000       330       3 1/2
            and Barge Co.
1746        ADM/Growmark River     Florence, IL            57.2R          143,000         55,000       330       3 1/2
            Systems, Inc.
1757        Cargill, Inc.          Florence, IL            55.3R        1,855,000        165,000       990       3 1/2
1717        Granite Grain          Granite  City, IL   UM 185.5L                0         55,000       330       6
1747        ADM/Growmark River     St. Louis, MO         UM 184R        2,154,000        220,000     1,320       6
            Systems, Inc.
1764        Cargill, Inc.          E. St.  Louis, IL     UM 179L        2,481,000        110,000       660       6
1710        Peavey Co., a          Sauget, IL            UM 177L          288,000        110,000       660       6
            ConAgra Trade
            Group company
1718        Granite Grain          Cahokia, IL         UM 176.5L                0        110,000       660       6
---------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (07/01/00)

                                 Appendix 11A

APPENDIX 11A - CRUDE SOYBEAN OIL

Following is a listing of the firms approved for the delivery of Crude Soybean Oil through June 30, 2002:

-------------------------------------------------------------------------------------------------------
                                                                                 MAXIMUM
                FIRM/FACILITIES                       REGULAR SPACE             RECEIPTS
                                                        (POUNDS)            ALLOWED TO ISSUE
-------------------------------------------------------------------------------------------------------
AG PROCESSING, INCORPORATED
    Dawson, MN                                           26,324,000                      438
    Eagle Grove, IA                                      20,000,000                      333
    Emmetsburg, IA                                       10,000,000                      166
    Fort Dodge, IA                                       13,000,000                      216
    Manning, IA                                           9,000,000                      150
    Mason City, IA                                       36,000,000                      600
    Omaha, NE                                            40,000,000                      666
    Sergeant Bluff, IA                                   31,500,000                      525
    Sheldon, IA                                          19,200,000                      320
    St. Joseph, MO                                       24,000,000                      400
ARCHER DANIELS MIDLAND COMPANY
    Decatur, IL                                         180,000,000                    3,000
    Des Moines, IA                                       40,600,000                      676
    Frankfort, IN                                        39,000,000                      650
    Galesburg, IL                                        11,400,000                      190
    Granite City, IL                                     40,000,000                      666
    Lincoln, NE                                          27,000,000                      450
    Mankato, MN                                          51,000,000                      850
    Mexico, MO                                           43,000,000                      716
    N. Kansas City, MO                                   42,000,000                      700
    Quincy, IL                                           54,500,000                      908
    Taylorville, IL                                      29,900,000                      498
BUNGE CORPORATION
    Emporia, KS                                          36,600,000                      950
    Fort Wayne, IN                                       45,750,000                      762
    Logansport, IN                                       62,000,000                    1,033
CARGILL, INCORPORATED
    Ackley, IA                                          160,000,000                    2,666
    Bloomington, IL                                       3,900,000                       65
    Buffalo, IA                                          36,800,000                      613
    Cedar Rapids, IA                                      1,920,000                       32
    Cedar Rapids, (E), IA                                 9,300,000                      155
    Des Moines, IA                                        8,490,000                      141
    Iowa Falls, IA                                       20,000,000                      333
    Kansas City, MO                                       7,000,000                      116
    Lafayette, IN                                         9,000,000                      150
CENEX HARVEST STATES COOPERTIVES
(Honeymead Products Co. division)
    Mankato, MN                                           6,000,000                      100
CENTRAL SOYA COMPANY, INC.
    Decatur, IN                                          80,000,000                    1,333
    Gibson City, IL                                      50,325,000                      838
INCOBRASA INDUSTRIES, LTD.
    Gilman, IL                                           37,500,000                      625
LAUHOFF GRAIN COMPANY
    Danville, IL                                         91,500,000                    1,525
SOUTH DAKOTA SOYBEAN PROCESSORS, INC.
    Volga, SD                                           138,000,000                    2,300
-------------------------------------------------------------------------------------------------------

                                 Appendix 11A

                                                                        01/01/01

                                 Appendix 11B

APPENDIX 11B - SOYBEAN OIL DELIVERY DIFFERENTIALS IN CENTS
PER 100 LBS.

 DELIVERY TERRITORY/WAREHOUSE LOCATION          DIFFERENTIALS
ILLINOIS TERRITORY
   Bloomington, IL                                   PAR
   Danville, IL                                      PAR
   Decatur, IL                                       PAR
   Galesburg, IL                                     PAR
   Gibson City, IL                                   PAR
   Gilman, IL                                        PAR
   Granite City, IL                                  PAR
   Quincy, IL                                        PAR
   Taylorville, IL                                   PAR
EASTERN TERRITORY
   Decatur, IN                                       (20)
   Fort Wayne, IN                                    (20)
   Frankfort, IN                                     (20)
   Indianapolis, IN                                  (20)
   Lafayette, IN                                     (20)
   Logansport, IN                                    (20)
EASTERN IOWA TERRITORY
   Ackley, IA                                        (20)
   Buffalo, IA                                       (20)
   Cedar Rapids, IA                                  (20)
   Cedar Rapids (E), IA                              (20)
   Des Moines, IA                                    (20)
   Iowa Falls, IA                                    (20)
   Mason City, IA                                    (20)
SOUTHWEST TERRITORY
   Kansas City, MO                                   (5)
   Mexico, MO                                        (5)
   N. Kansas City, MO                                (5)
   St. Joseph, MO                                    (5)
   Emporia, KS                                       (5)
NORTHWEST TERRITORY
   Eagle Grove, IA                                   (55)
   Emmetsburg, IA                                    (55)
   Fort Dodge, IA                                    (55)
   Manning, IA                                       (55)
   Sergeant Bluff, IA                                (55)
   Sheldon, IA                                       (55)
   Dawson, MN                                        (55)
   Mankato, MN                                       (55)
   Lincoln, NE                                       (55)
   Omaha, NE                                         (55)
   Volga, SD                                         (55)


DIFFERENTIALS FOR SOYBEAN OIL DELIVERY MONTHS JANUARY THRU DECEMBER 2001
Illinois          Eastern       Eastern Iowa       Southwest       Northwest
--------          -------       ------------       ---------       ---------
Par               (20)          (20)               (5)             (55)

( ) - Differentials enclosed by parentheses ( ) are discounts.
                                                                        01/01/01

                                 Appendix 12A


APPENDIX 12A - SOYBEAN MEAL

Following is a listing of the firms approved for the delivery of Soybean Meal through June 30, 2002:

-----------------------------------------------------------------------------------------
                                                  DAILY RATE             MAXIMUM
               FIRM/FACILITY                      OF LOADING           CERTIFICATES
                                                    (TONS)           BONDED TO ISSUE
-----------------------------------------------------------------------------------------
Ag Processing Incorporated
    Eagle Grove, IA                                 1,600                  1048*
    Manning, IA                                       600
    Mason City, IA                                    700
    Emmetsburg, IA                                    700
    Sergeant Bluff, IA                              1,000
    Sheldon, IA                                       840
    St. Joseph, MO                                    600
Archer-Daniels-Midland
    Decatur, IL                                     2,000                   345
    Des Moines, IA                                  1,500                   253
    Fostoria, OH                                      600                   103
    Frankfurt, IN                                     800                   128
    Galesburg, IL                                     400                    70
    Helena, AR                                        748                   122
    Little Rock, AR                                   400                    78
    Mexico, MO                                        700                   115
    N. Kansas City, MO                                800                   140
    Quincy, IL                                      2,000                   349
    Taylorville, IL                                   700                   125
Bunge Corporation
    Cairo, IL                                       2,000                   300
    Council Bluffs, IA                              2,500                   575
    Decatur, AL                                       960                   144
    Marks, MS                                        1200                   330
Cargill, Incorporated
    Bloomington, IL                                   600                  1667*
    Cedar Rapids (E), IA                            1,500
    Des Moines, IA                                  1,100
    Guntersville, AL                                  900
    Iowa Falls, IA                                  1,500
    Kansas City, MO                                 1,500
    Lafayette, IN                                     850
    Sioux City, IA                                  1,200
    Sidney, OH                                      1,500
Central Soya Company, Incorporated
    Bellevue, OH                                    1,100                  1630*
    Decatur, IN                                     2,000
    Gibson City, IL                                   800
    Morristown, IN                                   1000
Consolidated Grain & Barge Company
    Mt. Vernon, IN                                  1,000                   210
Lauhoff Grain Company
    Danville, IL                                      960                 1,144
Owensboro Grain Company
    Owensboro, KY                                   1,600                   553
Riceland Foods, Incorporated
    Stuttgart, AR                                     325                    98
-----------------------------------------------------------------------------------------

*total number of certificates allowed to issue for all facilities combined
 -----


                                                                        02/01/01

                                 Appendix 12B

APPENDIX 12B - SOYBEAN MEAL LOCATIONS
APPROVED FOR DELIVERY AND THEIR DISCOUNTS OR PREMIUMS

CENTRAL TERRITORY - AT CONTRACT PRICE
Bloomington,IL
Cairo, IL
Danville, IL
Decatur, IL
Galesburg, IL
Gibson City, IL
Quincy, IL
Taylorville, IL
Owensboro, KY
EASTERN IOWA TERRITORY - $4.50 DISCOUNT
Cedar Rapids, (East), IA
Des Moines, IA
Iowa Falls, IA
MIDSOUTH TERRITORY - $6.50 PREMIUM
Decatur, AL
Guntersville, AL
Helena, AR
Little Rock, AR
Marks, MS
Stuttgart, AR.
MISSOURI TERRITORY - AT $1.00 PREMIUM
Kansas City, MO
Mexico, MO
N. Kansas City, MO
St. Joseph, MO
NORTHERN TERRITORY - $4.00 DISCOUNT
Eagle Grove, IA
Council Bluffs, IA
Emmetsburg, IA
Manning, IA
Mason City, IA
Sergeant Bluff, IA
Sheldon, IA
Sioux City, IA
NORTHEAST TERRITORY -$1.50 PREMIUM
Bellevue, OH
Decatur, IN
Fostoria, OH
Frankfurt, IN

                                 Appendix 12B

Lafayette, IN
Morristown, IN
Mt. Vernon, IN
Sidney, OH

DIFFERENTIALS FOR SOYBEAN MEAL DELIVERY MONTHS JANUARY THRU DECEMBER 2001

Central  Northeast  Mid South  Missouri    Eastern Iowa  Northern
-------  ---------  ---------  --------    ------------  --------

Par      +$1.50     +$6.50     +$1.00      -$4.50        -$4.00

                                                                        02/01/01

APPENDIX 14A - BRANDS APPROVED FOR DELIVERY AGAINST SILVER CONTRACTS

---------------------------------------------------------------------------------------------------------------------------
                  PRODUCER                               REFINERY                               BRAND MARK
---------------------------------------------------------------------------------------------------------------------------
American Metal Climax, Inc.                   Carteret, NJ                          DRW
Anaconda                                      Raritan, NJ                           UMS Co. & or Raritan
ASARCO Incorporated                           Perth Amboy, NJ                       ASARCO-PERTH AMBOY
                                              Baltimore, MD                         ASARCO-BALTIMORE
                                              Selby, CA                             ASARCO-SELBY
                                              Selby, CA                             SELBY GOLD & SILVER REFINERY, SAN
                                                                                    FRANCISCO, CA
                                              Amarillo, TX                          ASARCO SILVER, AMARILLO, TX
Bunker Hill Company                           Kellogg, ID                           BUNKER HILL
CCR Canada/Noranda Inc.                       Quebec, Canada                        CCR Canada
Cerro Corporation                             Oroya, Peru                           C de P
Cobalt Refinery Division                      Cobalt, Ontario, Canada               CRK
   Kam-Kotia Mines Ltd.
Cominco Ltd.                                  Trail B.C.                            Tadanac
Comptoir Lyon-Alemand-Louyot                  Noisy Le Sec, France                  COMPTOIR-LYON-ALEMAND, LOUYOT-PARIS
Degussa                                       Hanau, Federal Republic of Germany    DEGUSSA
Empresa Minera Del Centro Peru                La Oroya - Peru                       C.P. Industria - Peruana
Engelhard Industries, Inc.                    Newark, NJ                            E
Engelhard Industries, Ltd.                    Gloucestershire, England              ENGELHARD, LONDON
Inco Limited                                  Copper Cliff, Ontario, Canada         ORC
Industrial Minera Mexico, S.A.                Monterrey, Nuevo Leon, Mexico         IMM-MONTERREY
Johnson Matthey Limited                       Brampton, Ontario Canada              JM CANADA & JM&M LTD CANADA
Johnson Matthey Chemicals                     Brimsdown, Middlesex, England         JOHNSON MATTHEY LONDON
Johnson Matthey Refining Co.                  Salt Lake City, UT                    JMRI USA ASSAY OFFICE
Kennecott                                     Garfield, UT                          KUE
Metallurgie Hoboken-Overpelt,                 Hoboken, Belgium                      HOBOKEN
    S.A.
Mitsubishi Metal Corporation                  Osaka, Japan                          Mitsubishi
Norddeutsche Affinerie                        Hamburg, W. Germany                   N (number) A
Rosenthal & Company 1/                        New York, New York                    RoCo

Sheffield Smelting Company,                   Sheffield, England                    THE SHEFFIELD SMELTING CO. LTD.
    Ltd., The                                                                       SHEFFIELD, ENGLAND
Spiral Metal Co., Inc. 2/                     South Amboy, NJ                       S-M

Sunshine Mining Company                       Kellogg, ID                           SUNSHINE
U.S. Assay Office                             New York, New York                    Seal of the U.S.
                                              San Francisco, CA
U.S. Mint                                     Philadelphia, PA                      Seal of the U.S.
Valcambi, S.A.                                Balerna, Switzerland                  VALCAMBI SA CHI
---------------------------------------------------------------------------------------------------------------------------

1/     Bars must be accompanied by a certificate of analysis of an official assayer showing a silver fineness of not less than 999.

2/     Bars may be delivered only if there is tendered in addition to the customary documents:

             - An affidavit or other suitable documentary evidence establishing that the silver was produced prior to January 1, 1972, or

             - An assay certificate of an independent assayer in a form acceptable to the Exchange.

           APPENDIX 14B - VAULTS APPROVED FOR THE STORAGE OF SILVER

The following is a listing of vaults approved for the storage of SILVER through June 30, 2002:

---------------------------------------------------------------------------------------------
                  Chicago Vaults Regular for 1,000 and 5,000 Ounce Silver
                                                                     STORAGE CAPACITY
                           VAULT                                       (Troy ounces)
Bank One N.A.                                                                  2,800,000
Chicago, IL
Harris Trust and Savings Bank                                                 15,000,000
Chicago, IL
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
                        New York Vaults Regular for 5,000 Ounce Only
                                                                     STORAGE CAPACITY
                           VAULT                                       (Troy ounces)
HSBC Bank USA                                                                150,000,000
New York, NY
---------------------------------------------------------------------------------------------

                                                                        07/01/00

APPENDIX 14C - COMMODITY EXCHANGE, INC. LICENSED DEPOSITORIES FOR SILVER

------------------------------------------------------------------------------
         DEPOSITORY                                        FACILITIES
------------------------------------------------------------------------------
BANKERS TRUST COMPANY
16 Wall Street                                       16 Wall Street
New York, N.Y.  10005                                New York, N.Y.  10005
(Orders:  (212) 618-3661)
IRON MOUNTAIN DEPOSITORY
26 Broadway                                          26 Broadway
New York, N.Y. 10004                                 New York, N.Y. 10004
(Orders:  (212) 912-8530)
MORGAN GUARANTY TRUST COMPANY
60 Wall Street                                       15 Broad Street
New York, N.Y.  10260                                New York, N.Y.  10006
(Orders:  (212) 648-4160)
                                                     522 Fifth Avenue
                                                     New York, N.Y.  10036
HSBC BANK USA
450 Fifth Avenue                                     450 Fifth Avenue
New York, N.Y.  10018                                New York, N.Y.  10018
(Orders:  (212) 525-6439)
SWISS BANK CORPORATION
4 World Trade Center                                 4 World Trade Center
Box 395, Church Street Station                       New York, N.Y.  10048
New York, N.Y.  10048
(Orders:  (212) 574-3644)
------------------------------------------------------------------------------

                                                                        01/01/00

APPENDIX 14D - SILVER VAULT CHARGES

Withdrawal and storage charges of the approved vaults in connection with the storage of SILVER are as follows:

--------------------------------------------------------------------------------
                                                     1,000 OZ. SILVER
--------------------------------------------------------------------------------
Bank One
--------
 .          storage charge:                   $0.08 per bar per calendar day

 .          withdrawal charge:                1-13 bars, $100.00
                                             13 or more bars, $8.00 per bar
Harris Trust and Savings Bank
-----------------------------
 .          storage charge:                   $0.08 per bar per day

 .          withdrawal charge:                $13.50 per bar
                                             ($100.00 minimum charge)
 .          conversion fee:                   $10.00 per receipt
--------------------------------------------------------------------------------

All storage charges on 1,000 oz. silver contract are to be paid on an annual basis.

--------------------------------------------------------------------------------
                                                     5,000 OZ. SILVER
--------------------------------------------------------------------------------
Bank One
--------
 .          storage charge:                   $0.08 per bar per calendar day

 .          withdrawal charge:                1-13 bars, $100.00
                                             13 or more bars, $8.00 per bar
Harris Trust and Savings Bank
-----------------------------
 .          storage charge:                   $0.40 per bar per day

 .          withdrawal charge:                $67.50 per contract

 .          conversion fee:                   $25.00 per receipt ($100.00 minimum
                                             charge)
HSBC Bank USA
-------------
 .          storage charge:                   $18.50 per contract per month

 .          withdrawal charge:                $65.00 per contract

 .          conversion fee:                   $5.00 per receipt
--------------------------------------------------------------------------------

                                                                        01/01/00

APPENDIX 14E - OFFICIAL ASSAYERS

Ledoux & Company
359 Alfred Avenue
Teaneck, New Jersey 07666
Tel. (201) 837-7160
International Testing Laboratories
580 Market Street
Newark, New Jersey  07105
Tel. (201) 589-4772

                                  Appendix 15A

APPENDIX 15A - BRANDS APPROVED FOR DELIVERY AGAINST
GOLD CONTRACTS

BRAND:            Argor S.A.                                   [LOGO OF ARGOR]
REFINER:          Argor S.A.
                  Via C. Cattaneo
                  Chiasso Switzerland
PARENT:           Union Bank of Switzerland
                  Bahnhofstrasse 45
                  8021 Zurich Switzerland


BRAND:            ASARCO (100 oz. Gold only)                 [LOGO OF ASARCO]
REFINER:          ASARCO INCORPORATED
                  Amarillo TX
PARENT:           ASARCO Incorporated
                  120 Broadway
                  New York NY 10005



BRAND:            Baker                                     [LOGO OF BAKER]
REFINER:          Engelhard Industries Division
                  429 Delancy Street
                  Newark NJ  07105
PARENT:           Engelhard Minerals and Chemicals Corporation
                  299 Park Avenue
                  New York NY 10017

                                 Appendix 15A

BRAND:            Canadian Copper Refiners Ltd.                  [LOGO OF CCR]
REFINER:          Canadian Copper Refiners Ltd.
                  Montreal East
                  Quebec Canada
PARENT:           Noranda
                  P.O. Box 45
                  Commerce Court West
                  Toronto Ontario
                  Canada M5L 1B6


BRAND:            Casa Da Moeda Do Brasil - CMB (Kilo Gold Only) [LOGO OF CMB]
REFINER:          Casa Da Moeda Do Brasil - CMB
                  Rua Rene' Bitencourt, no 371
                  Distrito Industrial de Santa Cruz
                  CEP:  23.500 - Rio de Janeiro - RJ/Brasil
PARENT:           Casa Da Moeda Do Brasil - CMB
                  Rua Rene' Bitencourt, no 371
                  Distrito Industrial de Santa Cruz
                  CEP:  23.500 - Rio de Janeiro - RJ/Brasil



BRAND:            Compagnie des Metaux Precieux (CMP)            [LOGO OF CMP]
REFINER:          Compagnie des Metaux Preciuex S.A.
                  75, Boulevard P.V. Couturier
                  942000 IVRY-France
PARENT:           Swiss Bank Corporation
                  Paradeplatz
                  8001 Zurich Switzerland

                                 Appendix 15A

BRAND:            Comptoir Lyon-Alemand Louyot         [LOGO OF COMPTOIR]
                  Comptoir Lyon-Alemand Louyot
                  41 Rue de Paris
                  93130 NOISY LE SEC
                  France
PARENT:           Comptoir Lyon-Alemand Louyot
                  13 Rue de Montmorency
                  75139 Paris Cedex 03 France


BRAND:            Credit Suisse                        [LOGO OF CREDIT SUISSE]
REFINER:          Valcambi
                  6828 Balerna Switzerland
PARENT:           Swiss Credit Bank
                  8021 Zurich Switzerland


BRAND:            Degussa                              [LOGO OF DEGUSSA]
REFINER:          Degussa
                  Metallwerk Wolfgang
                  6450 Hanau
                  Stadtteil Wolfgang
PARENT:           Degussa
                  6000 Frankfurt (Main) 1
                  Weissfrauenstrasse 9
                  Federal Republic of
                  Germany

                                 Appendix 15A


BRAND:            Degussa Canada Ltd.                      [LOGO OF DEGUSSA]
REFINER:          Degussa Canada Ltd.
                  4261 Mainway Drive
                  Burlington, Ontario
                  L7R 3Y8, Canada
PARENT:           Degussa AG of Frankfurt
                  Federal Republic of Germany



BRAND:            DRW  (100 oz. Gold only)                 [LOGO OF DRW]
REFINER:          United States Metal Refining Company
                  Carteret NJ
PARENT:           AMAX Inc.
                  200 Park Avenue
                  New York NY 10017



BRAND:            Engelhard and Engelhard with Trade Mark  [LOGO OF ENGELHARD]
REFINER:          Engelhard Industries of Canada Ltd.
                  512 King Street East
                  Toronto Ontario M5A 1M2 Canada
PARENT:           Engelhard Industries of Canada Ltd.
                  512 King Street East
                  Toronto Ontario M5A 1M2 Canada

                                 Appendix 15A


BRAND:            Engelhard (logo)
                  Engelhard E (frank)                 [LOGO OF ENGLEHARD]
REFINER:          Engelhard Industries Division
                  429 Delancy Street
                  Newark NJ 07974
PARENT:           Engelhard Minerals and Chemicals
                  Corporation
                  299 Park Avenue
                  New York NY 10017


BRAND:            Engelhard - London              [LOGO OF ENGLEHARD INDUSTRIES]
REFINER:          Engelhard Industries Ltd.
                  Cox Lane Chessington
                  Surrey England
PARENT:           Engelhard Industries Ltd.
                  St. Nicholas House
                  St. Nicholas Road
                  Sutton Surrey England


BRAND:            HH Handy & Harman                [LOGO OF HANDY & HARMAN]
REFINER:          Handy & Harman
                  Frank Mossberg Drive
                  Attleboro MA  02703
PARENT:           Handy & Harman
                  850 Third Avenue
                  New York NY 10022

                                 Appendix 15A

BRAND:            Homestake Mining Company           [LOGO OF HOMESTAKE MINING]
REFINER:          Homestake Mining Company of California
                  215 West Main
                  Lead, SD 57754-1603
PARENT:           Homestake Mining Company
                  of California
                  215 West Main
                  Lead, SD 57754-1603


BRAND:            Johnson Matthey London            [LOGO OF JOHNSON LONDON]
REFINER:          Johnson Matthey Chemicals Ltd.
                  Orchard Road
                  Royston Hertfordshire SG8 5HE
                  England
PARENT:           Johnson Matthey Chemicals Ltd.
                  Stockingswater Lane
                  Brimsdown Enfield
                  Middlesex EN 37PW England


BRAND:            Johnson Matthey Canada             [LOGO OF JOHNSON LTD]
REFINER:          Johnson Matthey Limited
                  130 Glidden Road
                  Brampton Ontario L6W 3M8
PARENT:           Johnson Matthey 7 Co., Ltd.
                  15 King Street
                  London EC2 England

                                 Appendix 15A

BRAND:            Johnson Matthey Inc., Salt Lake City Utah
REFINER:          Johnson Matthey Inc.                   [LOGO OF JOHNSON INC.]
                  4601 West 2100 South
                  Salt Lake City, Utah 84120-1221
PARENT:           Precious Metals Division of Johnson Matthey PLC



BRAND:            Matthey Bishop USA                 [LOGO OF MATHEY BISHOP USA]
REFINER:          Matthey Bishop, Inc.
                  Piney Hollow Road
                  Winslow NJ
PARENT:           Matthey Bishop, Inc.
                  Malvern PA 19355




BRAND:            Metallurgie Hoboken Overpelt     [LOGO OF MHO]
REFINER:          Metallurgie Hoboken Overpelt
                  Hoboken Belgium
PARENT:           Metallurgie Hoboken Overpelt S.A.
                  Adolf Greinerstraat 14
                  B-2710 Hoboken Belgium

                                 Appendix 15A

BRAND:            Metaux Precieux S.A. Neuchatel    [LOGO OF SWISS BANK CO]
REFINER:          Metaux Precieux S.A.
                  Avenue due Vignoble 2
                  CH - 2000 Neuchatel Switzerland
PARENT:           Swiss Bank Corporation
                  Paradeplatz 8001 Zurich, Switzerland


BRAND:            Mitsubishi                       [LOGO OF MITSIBISHI]
REFINER:          Osaka Refinery of Mitsubishi
                  Metal Corporation
                  Kita-ku Osaka Japan
PARENT:           Mitsubishi Metal Corporation
                  #5-2 Ohte-machi 1-Chome
                  Chiyoda-ku Tokyo Japan



BRAND:            Norddeutsche Affinerie (N.A.)      [LOGO OF NA]
REFINER:          Norddeutsche Affinerie
                  Hovestrasse 50
                  2000 Hamburg 28 West Germany
PARENT:           Norddeutsche Affinerie
                  Alsterterrasse 2
                  Postfach 67 2000 Hamburg 36
                  West Germany

                                 Appendix 15A

BRAND:            The Royal Canadian Mint      [LOGO OF ROYAL CANADA MINT]
REFINER:          The Royal Canadian Mint
PARENT:           The Roybal Canadian Mint
                  320 Sussex
                  Drive
                  Ottawa Ontario Canada K1A OG8
BRAND:            Sheffield Smelting Co., Ltd.
REFINERS:         -Sheffield Smelting Co., Ltd.



(1)               Cox Lane Chessington        (1)  [LOGO OF SHEFFIELD SMELTING]
                  Surrey England


(2)               -Engelhard Industries Division   (2) [LOGO OF SHEIFFIELD]
                  Engelhard Minerals & Chemicals Corp.
                  430 Mountain Avenue
                  Murray Hill NJ 07974

                                 Appendix 15A


(3)               -Engelhard Industries of Canada   [LOGO OF ENGLEHARD IN]
                  512 King Street East
                  Toronto 248 Canada
PARENT:           Engelhard Industries Ltd.
                  St. Nicholas House
                  St. Nicholas Road
                  Sutton Surrey SM1 1EH England


BRAND:            Societe de Banque Suisse (SBS)   [LOGO OF SBS]
REFINER:          Metaux Precieux S.A.
                  CH-2000
                  Neuchatel 9 Switzerland
                  (also Le Locle Switzerland)
PARENT:           Swiss Bank Corporation
                  Paradeplatz
                  8001 Zurich Switzerland


BRAND:            Tanaka                            [LOGO OF TANAKA]
REFINER:          Hiratsuka Works No. 2
                  Tanaka Kikinzoku Kogyo K. IK. 2-14
                  Nagatoro Hiratsuka Kanagawa
                  Prefecture 254 Japan
PARENT:           Tanaka Kikinzoku Kogyo K. IK.
                  6-6 Nihonbashi Kayabacho 2-Chome
                  Chuo-ku Tokyo 103 Japan

                                 Appendix 15A

BRAND:            Valcambi                          [LOGO OF VALCAMBI]
REFINER:          Valcambi, S.A.
                  1628 Balerna, Switzerland
PARENT:           Swiss Credit Bank
                  Paradeplatz
                  8000 Zurich Switzerland

Please Note:      Brands are approved on both the one kilo and 100 ounce Gold contract unless otherwise indicated.

APPENDIX 15B - VAULTS APPROVED FOR THE STORAGE OF GOLD

The following is a listing of vaults approved for the storage of GOLD through June 30, 2002:

--------------------------------------------------------------
                                              STORAGE CAPACITY
                VAULT                           (Troy ounces)
--------------------------------------------------------------
Bank One N.A.                                       500,000
Chicago, IL
--------------------------------------------------------------
Harris Trust and Savings Bank                       745,000
Chicago, IL
--------------------------------------------------------------
HSBC Bank USA                                     5,000,000
New York, NY
--------------------------------------------------------------

                                                                        07/01/00

APPENDIX 15C - GOLD VAULT CHARGES

Withdrawal and storage charges of the approved vaults in connection with the storage of GOLD are as follows:

Bank One
--------
 .    storage charge of $.18 per calendar day per contract (Kilo/100 oz.)

 .    withdrawal charge of $10.00 per contract (Kilo/100 oz.)

 .    conversion fee at $8.00 per receipt (Kilo/100 oz.)

Harris Bank and Trust Company
-----------------------------

 .    storage charge of $.10 per day per contract (Kilo)

 .    withdrawal charge of $10.00 per contract (Kilo)

 .    storage charge of $.20 per day per contract (100 ounce)

 .    withdrawal charge of $15.00 per contract (100 oz.)

 .    conversion fee of $8.00 per receipt (Kilo/100 oz.)

HSBC Bank USA
-------------

 .    storage charge of $4.00 per month per contract (Kilo)

 .    withdrawal charge of $8.00 per contract (Kilo)

 .    replacement receipt charge of $5.00 (Kilo)

 .    storage charge of $7.00 per month per contract (100 oz.)

 .    withdrawal charge of $15.00 per contract (100 oz.)

 .    replacement receipt charge of $5.00 (100 oz.)

NOTE: ALL STORAGE CHARGES MUST BE PAID ON QUARTERLY BASIS.

                                                                        01/01/00

APPENDIX 15D - OFFICIAL ASSAYERS

Ledoux & Company
359 Alfred Avenue
Teaneck, New Jersey 07666
Tel. (201) 837-7160
International Testing Laboratories
580 Market Street
Newark, New Jersey 07105
Tel. (201) 589-4772

APPENDIX 15E - CHICAGO BOARD OF TRADE APPROVED SOURCES AND VAULTS

Asarco Incorporated
P.O. Box 4500
Amarillo, Texas 79105
Bank of Nova Scotia
44 Kind Street, West
Toronto, Ontario CANADA

Brink's France Ltd.
64/66 Rue de Khefir
94, LaSenia, France

Canadian Imperial Bank of Commerce
Commerce Court West
Toronto, Ontario CANADA

Compagnie des Metaux Precieux
75, Boulevard P. V. Couturier
94200 Ivry
FRANCE

Engelhard Industries Division
of Engelhard Minerals & Chemicals
Corporation
429 Delancy Street
Newark, New Jersey 07974

Engelhard Industries Ltd.
Cox Lane
Chessington
Surrey
ENGLAND

Engelhard Industries of Canada Ltd.
521 King Street, East
Toronto, Ontario M5A 1M2
CANADA

Handy & Harman
525 Nuber Avenue
Mount Vernon, NY 10550

Harris Bank and Trust Company (Vault)
111 West Monroe Street
Chicago, IL 60690
Iron Mountain Depository Corporation (Vault)
26 Broadway
New York, NY 10004

                                 Appendix 15E

Johnson Matthey Bankers Ltd.
73-84, Hatton Garden
London ECI
ENGLAND

Johnson Matthey Chemicals Ltd.
Orchard Road
Royston Hertfordshire
ENGLAND

Johnson Matthey Limited
130 Glidden Road
Brampton, Ontario L6W 3M8
CANADA

Matthey Bishop, Inc.
Piney Hollow Road
Winslow, New Jersey

Matthey Bishop, Inc.
Malvern, Pennsylvania 91355
Metallurgie Hoboken-Overpelt
Adolf Greinerstraat 14
B-2710 Hoboken, Belgium

Mocatta & Goldsmid Ltd. (Vault)
Park House
16 Finsbury Circus
London, EC2M 7DA
ENGLAND

N.M. Rothschild & Sons Limited
New Court
St. Swithin's Lane
London, EC4P 4DU
ENGLAND

HSBC Bank USA
1 West 39th Street-SC2 Level
New York, NY 10018
Samuel Montagu & Co. Limited
114 Old Broad Street
London, EC2P 2HY
ENGLAND

Sharps Pixley & Co. Ltd.
34 Line Street
London, EC3M 7LX
ENGLAND

Swiss Bank Corporation
120 Broadway
New York, NY 10018

Swiss Bank Corporation
Paradeplatz
800 Zurich
SWITZERLAND

Swiss Credit Bank
Paradeplatz 8
8001 Zurich
SWITZERLAND

                                 Appendix 15E

Credit Suisse
100 Wall Street
New York, NY 10005

Union Bank of Switzerland
Bahnofstrasse 45
8021 Zurich
SWITZERLAND

United States Metals Refining Company
Carteret, New Jersey

Zurich Bonded Warehouse Co., Ltd.
Kloten Airport
Zurich
SWITZERLAND

                                                                        07/01/00

APPENDIX 17A - GNMA CDR DEPOSITARIES

Following is a list of approved depositaries for GNMA CDRs as of April, 1979:

 .    Continental Illinois National Bank and Trust Company of Chicago

 .    First National Bank of Chicago

                                 Appendix 17B


APPENDIX 17B - FIRMS APPROVED AS ORIGINATORS OF COLLATERALIZED DEPOSITARY
RECEIPTS

The following is a listing of firms approved as Originators of Collateralized Depository Receipts under the GNMA-CDR contract as of July 1, 1996:

--------------------------------------------------------------------------------------------
                                                                           NUMBER OF CDRS
           ORIGINATORS                      DEPOSITORY                  ORIGINATOR CAN ISSUE
--------------------------------------------------------------------------------------------
Kaufman and Broad Mortgage Co.     First National Bank of Chicago                         7
Woodland Hills, CA

Windham Futures Corporation        First National Bank of Chicago                        23
New York, New York

TransMarket Group, Inc.            First National Bank of Chicago                         4
Chicago, Illinois
--------------------------------------------------------------------------------------------

                                                                        07/01/96

                                 Appendix 19

APPENDIX 19 - Pricing Brokers for the Bond Buyer Municipal Bond Index

                    Butler, Larsen, Pierce & Company, Inc.
                          Cantor Fitzgerald Partners
                               Chapdelaine & Co.
                             J.F. Hartfield & Co.
                            J.J. Kenney Drake, Inc.
                           Municipal Partners, Inc.
                        R. W. Smith & Associates, Inc.

01/01/01

                                   Page 1of 1

                                 Appendix 37A

[APPENDIX 37A - MILL SITE WAREHOUSES

Definition - A mill site warehouse for purposes of the rough rice futures contract shall be the following:

1) A warehouse which is attached to or directly adjacent to a commercial rice mill such that rough rice is readily conveyed from warehouse to mill by a means consistent with cash market practices (i.e., conveyor belt, loader, etc.);

2)   The warehouse must be owned or leased by the rice mill;

3) The rice mill must be equipped to commercially mill rough rice and produce milled white rice on a regular basis and must have milled rough rice and produced milled white rice within the last twenty-four months; and

4) The rice mill must have a minimum milling capacity of 250 hundredweights per hour of rough rice]

Deletions bracketed for September 2000 and subsequent contracts. 10/01/99

APPENDIX 37B - ROUGH RICE REGULARITY

                             ROUGH RICE REGULARITY
                             ---------------------

The following applications for a declaration of regularity for the delivery of Rough Rice have been approved through June 30, 2002:


------------------------------------------------------------------------------------------------------------------------------
                                                    Total           Maximum              Storage Rate           Load-Out rate
        FIRM/FACILITY                             Capacity          Receipts         (per hundred weight        (per hundred
                                                   (cwt.)         Deliverable              per day)                 weight
------------------------------------------------------------------------------------------------------------------------------
ADM-RICELAND PARTNERSHIP
[1/] Waldenburg, AR                               400,000                200         34.00/100 of a cent        22.22 cents

AC HUMKO CORPORATION/BRINKLEY DRYER & STORAGE CO, INC.
[1/] Brinkley, AR                                 505,800                252         29.22/100 of a cent        20.00 cents

FARMER'S GRANARY, INC.
[2/] Patterson, AR                              1,100,700                550         29.19/100 of a cent        22.22 cents

GULF RICE ARKANSAS LLC
[2/] Harrisburg, AR                               953,000                476         34.00/100 of a cent*       22.22 cents

POINSETT RICE & GRAIN, INC.
[2/] Waldenburg, AR                               307,250                153         29.67/100 of a cent        22.22 cents
Diaz, AR                                          272,500                136         29.67/100 of a cent        22.22 cents

PRODUCER'S RICE MILL, INC.
[2/] Stuttgart, AR                                122,000               500+         28.89/100 of a ct.         20.00 cents
[1/] Stuttgart, AR                                400,000                            28.89/100 of a ct.         20.00 cents
[2/] Wynne, AR                                    387,000                            28.89/100 of a ct.         20.00 cents

RICELAND FOODS, INC.
[2/] Dumas, AR                                    450,000              3,324+        34.00/100 of a ct.         22.22 cents
[2/] Fair Oaks, AR                                450,000                            34.00/100 of a ct.         22.22 cents
[2/] Hickory Ridge, AR                            338,000                            34.00/100 of a ct.         22.22 cents
[1/] Jonesboro, AR                              2,250,000                            34.00/100 of a ct.         22.22 cents
[2/] McGehee, AR                                  300,000                            34.00/100 of a ct.         22.22 cents
[2/] Newport, AR                                  360,000                            34.00/100 of a ct.         22.22 cents
[1/] Stuttgart, AR- Dryer                       1,600,000                            34.00/100 of a ct.         22.22 cents
Mill Site
[2/] Weiner, AR                                   450,000                            34.00/100 of a ct.         22.22 cents
[2/] Wheatly, AR                                  450,000                            34.00/100 of a ct.         22.22 cents
------------------------------------------------------------------------------------------------------------------------------

* Storage rate cap of 34/100 of a cent applies to all receipts issued on and after 05/01/95

+ Maximum number of receipts allowed to issue at all facilities.
[1/Mill Site/deliverable at par]
[2/Non-Mill Site/deliverable at - 15 cents/cwt.]

Deletions bracketed for September 2000 and subsequent contracts.  07/01/00

APPENDIX 37C - DEFINITIONS

FIRST POSITION DAY - Shall be the second business day prior to the first business day of the delivery month.
FIRST NOTICE DAY -    Shall be the business day prior to the first business day
of the delivery month.
FIRST DELIVERY DAY -      Shall be the first business day of the delivery month.
LAST TRADING DAY -    Shall be the business day prior to the last seven business days of the delivery month.
LAST NOTICE DAY -     Shall be the business day prior to the last business day
of the delivery month.
LAST DELIVERY DAY -   Shall be the last business day of the delivery month.

                                                                        11/01/94

APPENDIX 37D - MINIMUM FINANCIAL REQUIREMENTS FOR ROUGH RICE REGULARITY

The minimum financial requirements for firms which are regular to deliver Rough Rice are:
          1. Working Capital - (current assets less current liabilities) must be greater than or equal to $1,000,000. Firms which do not have $1,000,000 in working capital must deposit with the Exchange $5,000 per contract which they are regular to deliver, up to a maximum of $1,000,000 less SEC haircuts, as specified in SEC Rule 15c3-1(c) (2) (vi), (vii) and (viii) plus 3% in the event of liquidation.

          2. Net Worth - (Total assets less total liabilities) divided by the firm's allowable capacity (measured in contracts) must be greater than $5,000.

          3. Each firm which is regular to deliver Rough Rice is required to file a yearly certified financial statement within 90 days of the firm's year-end. Each such firm is also required to file within 90 days of the statement date an unaudited semi-annual financial statement. In addition, the Exchange may request additional financial information as it deems appropriate;

          4. A Letter of Attestation must accompany all financial statements. The Letter of Attestation must be signed by at least two general partners or two active executive officers.

                                                                        11/01/94